Exhibit 99.5

           This draft registration statement has not been filed publicly with the Securities and Exchange Commission and all information contained herein remains confidential.

As confidentially submitted with the Securities and Exchange Commission on August 7, 2012

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

Amendment No. 6 to
FORM F-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

China Mobile Games and Entertainment Group Limited
(Exact name of Registrant as specified in its charter)

Not Applicable
(Translation of Registrant's name into English)

Cayman Islands (State or other jurisdiction of incorporation or organization)	7372 (Primary Standard Industrial Classification Code Number)	Not Applicable (I.R.S. Employer Identification Number)

Block A, 15/F Huajian Building
233 Tianfu Road, Tianhe District
Guangzhou, PRC
(86) 20 8561-3455
(Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

Corporation Service Company
1180 Avenue of the Americas, Suite 210
New York, New York 10036-8401
800-927-9800
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

David T. Zhang, Esq. Benjamin Su, Esq. Kirkland & Ellis International LLP c/o 26th Floor, Gloucester Tower The Landmark 15 Queen's Road Central Hong Kong (852) 3761-3300

           If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐

           If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

           If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

           If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amounts to be registered(2)	Proposed maximum aggregate offering price(3)	Amount of registration fee

Class A Ordinary Shares, par value US$0.001 per share(1)	[ ]	US$[ ]	US$[ ]

(1)
American depositary shares issuable upon deposit of the Class A ordinary shares registered hereby will be registered under a separate registration statement on Form F-6 (Registration No. 333-        ). Each American depositary share represents            Class A ordinary shares.

(2)
This relates to shares of Class A ordinary shares, par value US$0.001 per share, of China Mobile Games and Entertainment Group Limited ("CMGE"), which will be distributed to the holders of ordinary shares, par value HK$0.01 per share, of VODone Limited ("VODone"). The amount of CMGE Class A ordinary shares ("CMGE Class A Ordinary Shares") to be registered represents the maximum number of shares of CMGE Class A Ordinary Shares that will be distributed to the holders of VODone ordinary shares ("VODone Ordinary Shares").                         shares of CMGE Class A Ordinary shares will be distributed for each share of VODone Ordinary Share outstanding on the record date of this distribution.

(3)
Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(f)(2) of the Securities Act.

           The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to such Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not distribute these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting offers to buy these securities.

Subject to Completion
Preliminary Prospectus Dated            , 2012

American Depositary Shares

China Mobile Games and Entertainment Group Limited

Representing            Class A ordinary shares

        This prospectus is being furnished in connection with VODone Limited's, or VODone's, distribution, or this distribution, of            ADSs, representing            Class A ordinary shares, par value US$0.001 per share, of our company, or approximately            % of our total shares outstanding of our company to VODone's shareholders. The shares will be deposited with the custodian, as agent of The Bank of New York Mellon, as depositary. The Bank of New York Mellon, as depositary, will issue the ADSs, which are evidenced by ADRs. Each ADS represents an ownership interest in            Class A ordinary shares deposited with the custodian under the deposit agreement among us, the depositary and owners and beneficial owners of ADSs.

        At the time of this distribution, VODone will distribute the ADSs on a pro rata basis to holders of VODone's ordinary shares. Every VODone ordinary share outstanding as of the close of business on            , 2012, the record date for this distribution, or the record date, will entitle the holder thereof to receive            ADSs, representing             Class A ordinary shares.

        Prior to this distribution, the ordinary shares being distributed by VODone have not been traded on a shares exchange or other regulated trading market. The principal market for trading in the ADSs is expected to be the Nasdaq Global Market. In this regard, we will apply for the ADSs to be listed on the Nasdaq Global Market. It is currently anticipated that trading on the Nasdaq Global Market will commence on            , 2012 under the symbol "CMGE"on the Nasdaq Global Market. No action will be required of VODone shareholders to receive ADSs representing the Class A ordinary shares of our company.

        We are an "emerging growth company" as defined in Section 2(a) of the Securities Act of 1933, as amended, or the Securities Act, and are therefore subject to reduced reporting requirements.

        Investing in the ADSs involves risks. See "Risk Factors" beginning on page 17.

        Neither the United States Securities and Exchange Commission nor any state securities commission or other regulatory body has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

        VODone expects to distribute ADSs representing our Class A Ordinary Shares to VODone's shareholders on or about                        , 2012.

The date of this prospectus is            , 2012

泡泡西游
Paopao Xiyou
CMGE
中国手游娱乐集团
China Mobile Games and Entertainment Group

Doodle Bubble
Tornado Boy
Zombie
装甲
Midnight Bowling 2
盗墓迷城
Mysterious Dungeon
平衡滚球
Abracadaball
Cut Cut Boom
Civilization
创世神曲
Monkey? Monkey!
巅峰
Fruit Ninja
CMGE
中国手游娱乐集团
China Mobile Games and Entertainment Group
http://www.cmge.com

TABLE OF CONTENTS

PROSPECTUS SUMMARY	2
RISK FACTORS	17
FORWARD-LOOKING STATEMENTS	53
THE DISTRIBUTION	54
USE OF PROCEEDS	57
DETERMINATION OF THE LISTING PRICE	57
DIVIDEND POLICY	57
CAPITALIZATION	58
ENFORCEABILITY OF CIVIL LIABILITIES	59
EXCHANGE RATE INFORMATION	61
SELECTED CONSOLIDATED FINANCIAL INFORMATION AND OPERATING DATA	62
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS	66
OUR CORPORATE HISTORY AND STRUCTURE	124
OUR RELATIONSHIP WITH VODONE	132
OUR INDUSTRY	133
OUR BUSINESS	140
REGULATIONS	160
MANAGEMENT	167
PRINCIPAL SHAREHOLDERS	177
RELATED PARTY TRANSACTIONS	180
DESCRIPTION OF SHARE CAPITAL	182
SHARES ELIGIBLE FOR FUTURE SALE	191
DESCRIPTION OF AMERICAN DEPOSITARY SHARES	192
TAXATION	199
EXPENSES RELATING TO THIS DISTRIBUTION	209
LEGAL MATTERS	210
EXPERTS	210
WHERE YOU CAN FIND MORE INFORMATION	211
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS	F-1

        You should rely only on the information contained in this prospectus or in any related free writing prospectus that we have filed with the SEC. We have not authorized anyone to provide you with information that is different. If anyone provides you with different or inconsistent information, you should not rely on it. Unless otherwise indicated, the information in this document may only be accurate as of the date of this document.

PROSPECTUS SUMMARY

        You should read the following summary together with the entire prospectus, including the more detailed information regarding us, the ADSs being distributed in this distribution and our consolidated financial statements and related notes appearing elsewhere in this prospectus. You should consider carefully, among other things, the matters discussed in the section entitled "Risk Factors," in evaluating our company, our Class A ordinary shares and the ADSs. This prospectus contains information from a March 2012 report prepared by Analysys International, an independent market research firm, or the Analysys Report. The Analysys Report was commissioned by us and provides information on the mobile game market in China and our position in such market.

Overview

        We are a leading and profitable mobile game company in China with the largest market share among mobile game developers in terms of revenues in 2010 and 2011, according to the Analysys Report. Our market share reached 18.7% in terms of revenues generated by all mobile game developers in China compared to the 4.9% market share of our nearest competitor in 2011, and was greater than the combined market share of our nearest five competitors, according to the Analysys Report. We have integrated capabilities in the development, operation, sale and distribution of mobile games in China. Our mobile handset design business complements our game development business as we pre-install our mobile games and game platforms in the handsets we design, and enhances our knowledge of user habits and preferences and industry trends. Our total paying user accounts during 2011 and the first three months of 2012 were approximately 29.0 million and 12.1 million, respectively, for feature phone single-player games, 69,000 and 30,000, respectively, for feature phone mobile social games and 741,000 and 134,000, respectively, for smartphone mobile social games. Our total subscriptions for smartphone single-player games during 2011 and the first three months of 2012 were 9.6 million and 2.0 million, respectively. Total paying user accounts are calculated based on the total number of user accounts that paid to download our games or purchase in-game items during the period (adjusted to eliminate double-counting of the same user accounts). Total subscriptions are calculated based on the total number of monthly subscriptions to our game bundles offered through mobile network operators or the number of games downloaded through application stores.

        We have a large and diversified portfolio of games for feature phones and smartphones. We have strong development capabilities, evidenced by the fact that we develop single-player games and mobile social games for both types of handsets. As of March 31, 2012, our portfolio included 450 mobile games, of which 130 of our 136 feature phone games were developed in-house, and we licensed 302 of our 314 smartphone games from third parties. Certain of our internally-developed games are also among the most popular (as measured by downloads) and highest grossing (as measured by revenues) mobile games in China. For example,

  •
  Kangri Yingxiong Zhuan, a single-player smartphone game that we launched in 2011, was the most downloaded single-player game among users of China Mobile, the largest mobile network operator in China, during January 2012.

  •
  Paopao Xiyou, a smartphone mobile social game we developed internally, received the Golden Plume Award as the Best Mobile Platform Online Game in China for 2011. Golden Plume Awards are awarded by 7yx.com.cn annually across a number of categories to recipients chosen by online and mobile game players using their mobile phones to vote for their favorite games. We did not pay any fee for our games to be nominated. Paopao Xiyou was also named as one of the ten most popular national mobile games during the 2011 China Game Industry Annual Conference, an award determined by industry experts and for which we did not pay any fee for our games to be nominated.

  •
  YY Three Kingdoms, Thumb Monopoly and Creation Song, all smartphone mobile social games that we developed in-house, won the Golden Phoenix Award from the General Administration of Press and Publications of China, or GAPP, being among the ten most popular original mobile games in 2008, 2009 and 2010, respectively. Golden Phoenix Awards are issued by GAPP to popular online games in China. The annual award event provides rankings of top ten games across a number of different categories, and voting is held online and any user may nominate his or her favorite games. As such, we do not pay any fee for our games to be nominated. According to the Analysys Report, Creation Song was also the top-grossing mobile social game available through China Mobile in 2010.

  •
  Xiao'ao Jianghu, one of our feature phone mobile social games, was the top-grossing game in the Maopao application store, one of the most popular mobile application stores in China, from January to April of 2011, according to the Analysys Report.

        We have a strong pipeline of games offering a variety of themes, cultural characteristics and features designed to appeal to different users. We plan to launch 33 feature phone single-player games, one feature phone mobile social game, 112 smartphone single-player games and two smartphone mobile social games during the last nine months of 2012.

        We develop mobile games primarily using our proprietary game engines and development platform, which we believe allow us to create mobile games with consistent quality and system stability, and protect us from potential interruptions in our operations due to loss of development personnel. Our integrated capabilities across the mobile game value chain allow us to cross-sell mobile games among feature phone and smartphone users, and complements our strategy to build a user community that will reach users across different platforms and play methods. We are also able to identify and source popular mobile games, and we are able to attract developers of those games to partner with us due to our strong market reputation, scale of our business and distribution capability. For example, we are working with the developers of popular mobile games such as "Angry Birds" and "Fruit Ninja" to develop and distribute these games on feature phones in China.

        We believe our leading market position, diverse game offerings catering to both feature phones and smartphones and strong technical capabilities have enabled us to become a preferred game developer for many handset companies in China, a strategic partner with various chipset manufacturers and mobile platform providers, and a recognized content provider to China Mobile, the largest mobile network operator in China. We pre-installed our mobile games onto over 28.2 million feature phone handsets in 2011, compared to 25.1 million and 14.5 million in 2010 and 2009, respectively, of which 1.5 million were designed by our own handset design house in 2011. For the first three months of 2012, we pre-installed our mobile games onto over 7.4 million feature phone handsets, compared to 7.0 million for the first three months of 2011. We have a strategic cooperative relationship with China Mobile and are one of the few companies to be granted access to fee-collection codes from China Mobile, which enables us to collect proceeds without having to use service providers as intermediaries. Because of our strong revenues and performance since the fourth quarter of 2011, China Mobile deemed us a "Grade A Business Partner" and we expect they will allocate to us more marketing resources and services such as giving greater prominence to our games in search results and on page displays and allowing us to publish more new games each month while expediting the approval and launch process for those games. We also formed a strategic cooperation with China Telecom in 2011, which allows us to offer games to mobile phone end users through China Telecom's network.

        We have comprehensive capabilities in the mobile game value chain, spanning from handset design to mobile game development, operations and distribution as a result of the integration of three different businesses acquired during 2009 and 2010. Since the acquisition of our feature phone mobile game business in October 2009, our handset design business in October 2010, and our smartphone mobile game business in December 2010, the synergies created by the integration of these three businesses have allowed us to increase market share, reduce costs and operate with improved efficiency. We believe we are well-positioned to capture opportunities along the mobile game value chain as a result of our integrated capabilities.

        Our revenues were RMB52.8 million in 2009 on a pro forma basis, RMB125.4 million in 2010, RMB268.8 million in 2010 on a pro forma basis, RMB243.5 million (US$38.7 million) in 2011 and RMB54.3 million (US$8.6 million) for the first three months of 2012. Our net income was RMB24.9 million in 2009 on a pro forma basis, RMB40.7 million in 2010, RMB62.6 million in 2010 on a pro forma basis, RMB163.3 million (US$25.9 million) in 2011 and RMB18.8 million (US$3.0 million) for the first three months of 2012. See "Management's Discussion and Analysis of Financial Condition and Results of Operation—Unaudited Pro Forma Consolidated Financial Information" for a discussion of our pro forma consolidated financial information for 2009 and 2010.

Our Industry

        China is the world's largest mobile subscriber market, and the number of mobile subscriptions in China increased from 461 million as of the end of 2006 to 986 million as of the end of 2011, representing a CAGR of 16.4%, according to reports released by the Ministry of Industry and Information Technology, or the MIIT, in February 2007 and January 2011, respectively. Given the relatively low mobile penetration rate and low 3G penetration rate in China compared to more developed countries, the number of mobile subscriptions in China is expected to continue to increase rapidly in the next few years.

        The mobile game market in China has grown substantially, from RMB0.63 billion in 2007 to RMB3.96 billion (US$628.8 million) in 2011, and is expected to grow to RMB13.57 billion in 2014, according to the Analysys Report. Young users in relatively affluent areas in China make up most of the current mobile game player population in China. According to the Analysys Report, revenues from single-player mobile games and mobile social games constituted 69.5% and 30.5% of the mobile game market in terms of total revenues in China in 2011, respectively, compared to 80.4% and 19.6%, respectively, in 2010.

        Key players in the mobile game industry in China include:

  •
  content providers with product development capabilities;

  •
  mobile game operators and publishers that introduce games to market through pre-installation or other promotional means;

  •
  network operators that act as both payment channels and distribution channels;

  •
  mobile service providers that provide payment channels through their contractual relationships with network operators; and

  •
  payment processing agents that collect payment independent of channels provided by network operators.

Strengths and Strategies

        We believe the following strengths enable us to compete effectively and capture opportunities in the rapidly growing mobile game market in China:

  •
  leading mobile game developer in the China mobile game market;

  •
  strong game development and sourcing capabilities with in-depth market knowledge;

  •
  established distribution network;

  •
  strong technology platform with deep understanding of handset technical requirements; and

  •
  experienced management team with proven track record.

        Our objective is to become a leading mobile game developer globally by solidifying our leading market position and increasing our market share in China, as well as strategically expanding our reach into international markets. We intend to achieve our objective by pursuing the following strategies:

  •
  continue to expand and enhance our game portfolio;

  •
  increase paying user accounts, subscriptions and user activity;

  •
  grow our user base by expanding our distribution network and installed base;

  •
  continue to invest in and enhance our research and development capabilities;

  •
  expand international user base to enhance our business and profitability; and

  •
  pursue strategic acquisitions and partnerships.

Challenges and Risks

        The successful execution of our strategies is subject to certain risks and uncertainties that may materially affect us, including those relating to:

  •
  technical, operational and strategic challenges that may prevent us from successfully integrating our acquired businesses;

  •
  our limited operating history;

  •
  our ability to maintain a cooperative relationship with our agent in dealing with mobile handsets manufacturers;

  •
  our dependence on network operators;

  •
  our ability to compete effectively; and

  •
  our ability to continue to attract new and retain existing users.

        Please see "Risk Factors" for a more detailed discussion of these and other risks and uncertainties we face.

Our Corporate History

        In 2009 and 2010, VODone Limited, a company listed on the Main Board of the Hong Kong Stock Exchange, or VODone, completed a series of transactions to acquire three business units that focus on key sectors of the mobile game market in China. In October 2009, VODone acquired a 70% equity interest in Dragon Joyce Limited, or Dragon Joyce, which focuses on developing, operating and marketing feature phone mobile games through its PRC subsidiaries. In October 2010, OWX Hong Kong Limited, or OWX HK, acquired substantially all of the assets of Bright Way Technology (Hong Kong) Limited, or Bright Way, and OWX (Beijing) Technology Co., Ltd., or OWX Beijing, acquired substantially all of the assets of Shenzhen Tastech Electronics Co., Ltd., or Tastech. OWX Holding Co. Ltd., or OWX Holding, a holding company, that was 70% held by VODone, was incorporated in the British Virgin Islands in December 2009 to hold 100% equity interests in OWX HK and OWX Beijing, focusing on operating a handset design business through its subsidiaries in China. In December 2010, Action King Limited, or Action King, VODone's wholly-owned subsidiary incorporated in the British Virgin Islands, acquired 70% equity interest in 3GUU Mobile Entertainment Industrial Co., Ltd., or 3GUU BVI, which focuses on developing, operating and marketing smartphone mobile games through its subsidiaries and a variable interest entity, or VIE, in China.

        On August 23, 2011, we entered into a series of share swap agreements with VODone and the minority shareholders of Dragon Joyce, OWX Holding and 3GUU BVI. Pursuant to these agreements, among other things, we acquired (1) the feature phone mobile game business operated by Beauty Wave Limited, or Beauty Wave, and China Wave Group Limited, or China Wave, from Dragon Joyce; (2) the handset design business operated by OWX HK from OWX Holding; and (3) the smartphone mobile game business operated by 3GUU BVI from Action King and Trilogic Investments Limited, or Trilogic. Immediately after this series of transactions, VODone owned 70.2% of our equity interests through its 100% equity interests in each of Dragon Joyce, OWX Holding and Action King; and the former minority shareholders of Dragon Joyce, OWX Holding and 3GUU BVI collectively owned 29.8% of our equity interests.

Our Corporate Structure

        We were incorporated under the laws of the Cayman Islands on January 20, 2011 and formed by VODone as its wholly-owned subsidiary. VODone, a company incorporated in Bermuda with limited liability, is a state-affiliated leading new media company in China which operates a nation-wide audio-video broadband transmission platform, delivering a range of cross media telecommunications contents and valued-added services through the Internet. In addition to self-produced programs and contents, such as news clippings, VODone also engages in content management, provision of advertising services and lottery related businesses in China. Our business was formed through three separate acquisitions by VODone in 2009 and 2010 and was operated by VODone through various subsidiaries until our reorganization by way of share swap agreements among our holding company, VODone, and the former minority shareholders of Dragon Joyce, OWX Holding and 3GUU BVI on August 23, 2011. See "—Our Recent Consolidation" above for information on the three acquisitions by VODone. Immediately after the reorganization, (1) VODone owned 70.2% of our equity interests through its 100% equity interests in each of Dragon Joyce, OWX Holding and Action King; and (2) the former minority shareholders of Dragon Joyce, OWX Holding and 3GUU BVI collectively owned 29.8% of our equity interests.

        Foreign ownership of mobile and Internet-based businesses is subject to significant restrictions under current PRC laws and regulations. The PRC government regulates the distribution of content over mobile and online platforms through strict business licensing requirements and other government regulations. We are a Cayman Islands company and our PRC operating subsidiaries are considered to be foreign-invested enterprises in China. Guangzhou Yitongtianxia Software Development Co., Ltd., or Yitongtianxia, one of our PRC operating entities and a foreign-invested enterprise, is restricted from holding the licenses necessary to operate our smartphone mobile game business in China. See "Regulations." Accordingly, 3GUU BVI conducts business activities relating to the development, operation and marketing of smartphone mobile games primarily through Guangzhou Yingzheng Information Technology Co., Ltd., or Yingzheng, our VIE, which, as a non-foreign-invested PRC enterprise, can hold these licenses. The current registered shareholders of Yingzheng are our officers or employees, namely, Yongchao Wang, De Liang and Feng Zheng. 3GUU BVI and Yitongtianxia have entered into contractual arrangements with Yingzheng and its registered shareholders, which enable us to (1) exercise effective control over Yingzheng; (2) receive substantially all of the economic benefits from Yingzheng as if we were its sole shareholder; and (3) have an exclusive option to purchase all of the equity interests in Yingzheng when and to the extent permitted by PRC law. Although we do not have any equity interest in Yingzheng, as a result of these contractual arrangements, we are considered the primary beneficiary of Yingzheng, and we account for it as our consolidated affiliated entity under the generally accepted accounting principles in the United States, or U.S. GAAP. We have consolidated the financial results of these companies in our consolidated financial statements in accordance with U.S. GAAP as we are determined to be the primary beneficiary in these arrangements. We believe consolidation is necessary to fairly present the financial position and results of operations of our company, because of the existence of a parent-subsidiary relationship through contractual arrangements. In addition, Huiyou Digital (Shenzhen) Ltd., or Huiyou, one of our PRC operating entities and a foreign-invested enterprise, is restricted from holding the licenses necessary to operate online feature phone business in China. Huiyou has entered into a cooperation contract with Yingzheng, pursuant to which Huiyou licenses the right to operate games that it has developed to Yingzheng, which operates the games in its own name and pays royalties to Huiyou.

        The following diagram illustrates our corporate operating structure as of the date of this prospectus:

VODone Limited
(Bermuda)
100%
100%
100%
Dragon Joyce
Limited
(BVI)
OWX Holding Co.
Ltd.
(BVI)
Action King
Limited
(BVI)
King Reach Limited 11.4%
Trilogic Investments Limited 10.1%
Realphone Technology Co., Ltd 3.4%
Dragon Bond International Limited 2.3%
Core Tech Resources Inc. 4.7%
PVG Venture Capital
Partners (Wuxi), Limited Partnership 3.3%
Directors
and
Employees(1)
0.8%
32.0%
13.0%
18.1%
35.2%
0.9%
China Mobile Games and Entertainment Group Limited
(Cayman Islands)
100%
100%
100%
HYD
Holding Limited
(BVI)
OWX
Group Limited
(BVI)
3GUU
Holding Limited
(BVI)
100%
100%
100%
100%
Beauty Wave Limited
(BVI)
China Wave Group Limited
(BVI)
OWX
Development
Limited (BVI)
3GUU Mobile Entertainment
Industrial Co., Ltd. (BVI)
100%
100%
100%
Uni-Force Development
Limited
(Hong Kong)
OWX Hong Kong Limited
(Hong Kong)
3GUU Mobile Entertainment
Co. Limited
(Hong Kong)
Offshore
Onshore
100%
100%
OWX (Beijing) Technology
Co., Ltd.
Guangzhou Yitongtianxia
Software Development Co.,
Ltd.
100%
Huiyou Digital (Shenzhen)
Ltd.
100%
Shenzhen Zhongtuokechuang
Technology Co., Ltd.
Guangzhou Yingzheng
Information Technology Co.,
Ltd.(2)
100%
100%
100%
100%
100%
Beijing Dongganlefeng
Information Technology Co.,
Ltd.
Beijing Longyuebaifu
Information Technology
Co., Ltd.
Shenzhen Douwan Network
Technology Co., Ltd.
Shenzhen Yikechuanghui
Technology Co., Ltd.
Shenzhen Qilewuxian
Software Development
Co., Ltd.

Equity Ownership

(1)
On August 24, 2011 and March 16, 2012, we issued 1,220,000 and 639,000 ordinary shares, respectively, to certain of our directors and officers, which shares contain transfer restrictions. In October 2011, we, Dragon Joyce and OWX Holding issued or transferred a total of 553,042, of our ordinary shares to each of Dr. Lijun Zhang, our chairman, and Mr. Hendrick Sin, our vice chairman, as consideration for the repurchase of share options held by Dr. Zhang and Mr. Sin in certain of our subsidiaries as part of our restructuring. See "Management—Compensation of Directors and Executive Officers—Share Options" for more information.

(2)
Yingzheng is our VIE in China. Its current registered shareholders are Yongchao Wang, De Liang and Feng Zheng, both 3GUU BVI's officers, holding 76.0%, 4.0% and 20.0% of shares in Yingzheng, respectively. To manage our relationship with Yingzheng more effectively, we are in the process of transferring all of the equity interests in Yingzheng to Dr. Zhang and entering into contractual arrangements with Dr. Zhang and Yingzheng. See "Our Corporate History and Structure" for more information.

        The following diagram illustrates our shareholding structure immediately following this distribution.

(1)
On August 24, 2011 and March 16, 2012, we issued 1,220,000 and 639,000 ordinary shares, respectively, to certain of our directors and officers, which shares contain transfer restrictions. In October 2011, we, Dragon Joyce and OWX Holding issued or transferred a total of 533,042, of our ordinary shares to each of Dr. Lijun Zhang, our chairman, and Mr. Hendrick Sin, our vice chairman, as consideration for the repurchase of share options held by Dr. Zhang and Mr. Sin in certain of our subsidiaries as part of our restructuring. See "Management—Compensation of Directors and Executive Officers—Share Options" for more information.

Our Relationship with VODone

        We are currently a subsidiary of VODone. VODone first reported its mobile game business as one of its business segments in its annual report submitted to the Hong Kong Stock Exchange for the year ended December 31, 2009. On October 21, 2011, in an effort to more clearly delineate our relationship with VODone, we entered into a Non-Compete Agreement with VODone under which VODone agreed not to engage in or allow any of its subsidiaries to engage in the mobile game development and operation business or the handset design business in China without our consent. Also, although VODone may purchase or acquire up to 20% of any class of securities of any enterprise that is in business competition with us, it may not participate in the activities of that enterprise if such securities are listed on a stock exchange. In addition, VODone agreed not to, and to procure its subsidiaries not to, solicit our employees and clients. The Non-Compete Agreement will terminate on the earliest of (i) five years after the completion of this distribution and listing, (ii) when VODone owns less than 30% of our outstanding share capital on a fully diluted basis, or (iii) the date on which our shares or ADSs cease to be listed on a stock trading market anywhere in the world. As a result, we are the sole mobile game company in the VODone group.

        Upon the completion of this distribution, VODone will continue to be our controlling shareholder, with a shareholding of        % of the combined total of our outstanding Class A and Class B ordinary shares, and control of        % of the voting power of the combined total of our outstanding Class A and Class B ordinary shares.

Corporate Information

        Our principal executive office is located at Block A, 15/F Huajian Building, 233 Tianfu Road, Tianhe District, Guangzhou, PRC. Our telephone number is (86) 20 8561-3455. Our registered address in the Cayman Islands is located at the offices of Maples Corporate Services Limited, P.O. Box 309, Ugland House, Grand Cayman KY1-1104, Cayman Islands. Our agent for service of process in the United States is Corporation Service Company, 1180 Avenue of the Americas, Suite 210, New York, New York 10036-8401.

        Investors should contact us for any inquiries through the address and telephone number of our principal executive offices. Our corporate website address is www.cmge.com. The information contained on our website is not a part of this prospectus.

THE DISTRIBUTION

Distributing company	VODone Limited, a company incorporated under the laws of Bermuda and listed on the Main Board of the Hong Kong Stock Exchange.
Distributed company	China Mobile Games and Entertainment Group Limited, a company incorporated under the laws of the Cayman Islands.
Securities to be distributed	ADSs, each representing of our Class A ordinary shares, par value US$0.001 per share, which in total constitutes approximately % of our outstanding ordinary shares. The ADSs will initially be evidenced by American depositary receipts, or ADRs.
The depositary will hold the Class A ordinary shares underlying the ADSs and you will have the rights of an ADS holder as provided in the deposit agreement among us, the depositary and holders of ADSs from time to time.
You may surrender your ADSs to the depositary to withdraw the Class A ordinary shares underlying your ADSs. The depositary will charge you a fee for such an exchange.
We may amend or terminate the deposit agreement for any reason without your consent. If an amendment becomes effective, you will be bound by the deposit agreement as amended if you continue to hold your ADSs.
To better understand the terms of the ADSs, you should carefully read the section in this prospectus entitled "Description of American Depositary Shares." You should also read the deposit agreement, which is an exhibit to the registration statement that includes this prospectus.
Primary purposes of the distribution	The board of directors of VODone believes that the partial distribution of our ADSs will
• allow our management and management of VODone to each focus on their own respective businesses as public companies, as we and VODone have different business strategies and growth prospects,

•

allow for our own equity-based options in order to enable us to provide incentives for management and other key employees that are directly related to the market performance of our publicly traded shares,

• allow us direct access to U.S. capital markets to finance our product and research development activities,
• enhance our access to financing by allowing the financial community to focus separately on our business,
• facilitate acquisitions, joint ventures and partnerships by VODone and us with other companies focusing on the same or complementary businesses and technologies,
• allow VODone to return value to its shareholders, and

• provide VODone shareholders with a direct ownership interest in us in addition to the indirect interest in us that they have as VODone shareholders.
Distribution ratio	Each holder of VODone ordinary shares will receive ADS of the Company for every ordinary share of VODone held on the record date for the distribution.
Record date	The record date is , 2012.
Distribution date	The distribution date is expected to be , 2012.
Use of proceeds	We will not receive any proceeds in connection with this distribution.
The distribution	On the distribution date, VODone will distribute to the holders of its ordinary shares ADS of our company for each ordinary share held by them. The distribution will be made in book-entry form. You will not be required to make any payment, surrender or exchange your VODone ordinary shares or take any other action to receive your ADSs of the Company.
Fractional ADSs	As a result of this distribution ratio, no fractional ADS of the Company will be distributed to VODone shareholders.
Stock exchange listing	There is not currently a public market for our ADSs. We have applied for listing of our ordinary shares on the Nasdaq Global Market under the symbol "CMGE." We anticipate that trading will commence on, 2012. We cannot predict the trading prices for our ADSs before or after the distribution date.
Ordinary shares outstanding immediately after this distribution	shares, comprised of:
(i) Class A ordinary shares, par value US$0.001 per share, including Class A ordinary shares that will be distributed in this distribution; and
(ii) Class B ordinary shares, par value US$0.001 per share.
Holders of Class A ordinary shares and Class B ordinary shares have the same rights except for voting and conversion rights. Only VODone and its affiliates will hold our Class B ordinary shares. In respect of matters requiring shareholders' vote, each Class A ordinary share is entitled to one vote and each Class B ordinary share is entitled to five votes. Each Class B ordinary share is convertible into one Class A ordinary share at any time upon the Class B shareholder's request. Class A ordinary shares are not convertible into Class B ordinary shares under any circumstances. Upon any sale, pledge, transfer, assignment or disposition of Class B ordinary shares by a holder thereof to any person or entity that is not an affiliate of such holder, those Class B ordinary shares shall be automatically and immediately converted into an equal number of Class A ordinary shares.

Relationship with VODone after this distribution	Upon the completion of this distribution, VODone will continue to be our controlling shareholder, with a shareholding of % and % of our outstanding Class A and Class B ordinary shares, respectively, and control of % of the voting power of the combined total of our outstanding Class A and Class B ordinary shares.
Dividend policy	We intend to declare and pay dividends in the future. The payment and the amount of any dividends will depend on the results of our operations, cash flow, financial condition, statutory and regulatory restrictions on the payment of dividends, future prospects and other factors that we may consider relevant. For additional information, see "Dividend Policy."
U.S. federal income tax consequences to holders of VODone ordinary shares	For a discussion of the U.S. federal income tax consequences to VODone shareholders of this distribution, see the section of this prospectus entitled "Taxation." VODone shareholders should consult with their own individual tax advisors regarding the tax consequences of this distribution.
Depositary	The Bank of New York Mellon
Risk factors	See "Risk Factors" and other information included in this prospectus for a discussion of risks you should carefully consider before investing in the ADSs.

        The number of Class A and Class B ordinary shares outstanding after this distribution is based on                ordinary shares outstanding as of the date of this prospectus.

SUMMARY CONSOLIDATED FINANCIAL INFORMATION AND OPERATING DATA

        The following tables present summary consolidated statement of operations data of our predecessor, Kuailefeng Software Development Co., Ltd., or Kuailefeng, for the period from January 1, 2009 to October 26, 2009, our summary consolidated statement of operations data for the period from October 27, 2009 to December 31, 2009, for the years ended December 31, 2010 and 2011, for the first three months of 2011 and 2012, and our summary consolidated balance sheet data as of December 31, 2009, 2010 and 2011, and March 31, 2012.

        The data presented in these tables are derived from the historical consolidated financial statements and notes thereto and consolidated pro forma financial statements and the notes thereto that are included elsewhere in this prospectus. The consolidated financial statements have been prepared and presented in accordance with accounting principles generally accepted in the United States of America, or U.S. GAAP.

        The summary consolidated pro forma statement of operations data for the year ended December 31, 2009 reflects the effect to the acquisition of the Dragon Joyce Group, which was completed in October 2009, as if such transaction had occurred on January 1, 2009. The summary consolidated pro forma statement of operations data for the year ended December 31, 2010 reflects the effects of the acquisitions of the assets of Bright Way and Tastech and of 3GUU BVI, which were completed in October 2010 and December 2010, respectively, as if they had occurred on January 1, 2010. See "Management's Discussion and Analysis of Financial Condition and Results of Operation—Unaudited Pro Forma Consolidated Financial Information" for more information. The consolidated pro forma statement of income is not intended to represent what our operating results would actually have been for the periods indicated or to project our operating results for any future period.

        The summary financial data set forth below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," particularly "—Our Acquisitions" and "—Unaudited Pro Forma Consolidated Financial Information," "Selected Consolidated Financial Information and Operating Data" and the consolidated financial statements and the notes to those statements included elsewhere in this prospectus. Our historical results do not necessarily indicate our results expected for any future periods.

Summary Consolidated Statement of Operations Data

				For the Year Ended December 31,				For the Three Months Ended March 31,
	From January 1, 2009 to October 26, 2009	From October 27, 2009 to December 31, 2009
			For the Year Ended December 31, 2009	2010		2011		2011	2012
	(predecessor) RMB	(successor) RMB	(pro forma) (unaudited) RMB	(successor) RMB	(successor) (pro forma) (unaudited) RMB	(successor) RMB	(successor) US$	(unaudited) RMB	(unaudited) RMB	(unaudited) US$
			(In thousands, except for share and per share data)
Net revenues
Feature phone games	67,240	17,525	52,844	110,071	110,071	142,426	22,616	37,210	35,437	5,627
Smartphone games	—	—	—	—	60,823	62,368	9,904	11,755	16,095	2,556
Handset design	—	—	—	15,340	97,927	38,694	6,144	8,718	2,801	445

Total net revenues	67,240	17,525	52,844	125,411	268,821	243,488	38,664	57,683	54,333	8,628

Cost of revenues
Feature phone games	(31,921)	(5,108)	(13,372)	(32,827)	(32,827)	(61,337)	(9,740)	(13,734)	(17,873)	(2,838)
Smartphone games	—	—	—	—	(30,627)	(17,974)	(2,854)	(4,004)	(3,678)	(584)
Handset design	—	—	—	(10,083)	(77,838)	(29,037)	(4,611)	(4,660)	(2,780)	(441)

Total cost of revenues	(31,921)	(5,108)	(13,372)	(42,910)	(141,292)	(108,348)	(17,205)	(22,398)	(24,331)	(3,863)

Gross profit
Feature phone games	35,319	12,417	39,472	77,244	77,244	81,089	12,876	23,476	17,564	2,789
Smartphone games	—	—	—	—	30,196	44,394	7,049	7,751	12,417	1,972
Handset design	—	—	—	5,257	20,089	9,657	1,533	4,058	21	4

Gross profit	35,319	12,417	39,472	82,501	127,529	135,140	21,459	35,285	30,002	4,765

Operating expenses
Selling expenses	—	—	—	(952)	(8,349)	(7,561)	(1,201)	(1,186)	(2,160)	(343)
General and administrative expenses	(2,536)	(2,556)	(5,092)	(11,817)	(17,917)	(16,263)	(2,582)	(3,974)	(5,907)	(938)
Research and development expenses	(4,438)	(226)	(4,664)	(8,377)	(10,877)	(24,566)	(3,901)	(3,935)	(8,597)	(1,365)

Total operating expenses	(6,974)	(2,782)	(9,756)	(21,146)	(37,143)	(48,390)	(7,684)	(9,095)	(16,664)	(2,646)

Operating income	28,345	9,635	29,716	61,355	90,386	86,750	13,775	26,190	13,338	2,119
Interest income	25	—	25	70	266	927	147	136	292	46
Other income	—	—	—	—	1,112	293	47	18	113	18
Changes in fair value of contingently returnable consideration assets	—	(948)	(948)	(2,065)	(2,065)	39,446	6,264	(760)	7,131	1,132

Income before income taxes and noncontrolling interests	28,370	8,687	28,793	59,360	89,699	127,416	20,233	25,584	20,874	3,315

Income tax (expenses) benefits	(6,597)	638	(3,893)	(18,647)	(27,142)	35,927	5,705	(8,682)	(2,053)	(326)

Net income	21,773	9,325	24,900	40,713	62,557	163,343	25,938	16,902	18,821	2,989

Net income attributable to noncontrolling interests	—	2,798	2,798	12,215	18,767	11,837	1,880	5,071	—	—
Net income attributable to China Mobile Games and Entertainment Group Limited's ordinary shareholders	21,773	6,527	22,102	28,498	43,790	151,506	24,058	11,831	18,821	2,989
Foreign currency translation adjustments	—	—	—	(111)	(111)	(278)	(44)	(129)	(7)	(1)

Total comprehensive income	21,773	9,325	24,900	40,602	62,446	163,065	25,894	16,773	18,814	2,988
Total comprehensive income attributable to noncontrolling interests	—	2,798	2,798	12,181	18,734	11,908	1,891	5,032	—	—
Total comprehensive income attributable to China Mobile Games and Entertainment Group Limited's ordinary shareholders	21,773	6,527	22,102	28,421	43,712	151,157	24,003	11,741	18,814	2,988
Earnings per share:
Basic earnings per share	N/A	0.03	0.10	0.13	0.21	0.62	0.10	0.06	0.06	0.01
Diluted earnings per share	N/A	0.03	0.10	0.13	0.21	0.62	0.10	0.06	0.06	0.01
Weighted average number of ordinary shares outstanding in computing basic and diluted earnings per share	N/A	212,500,000	212,500,000	212,500,000	212,500,000	244,594,415	244,594,415	212,500,000	302,729,550	302,729,550

Summary Consolidated Balance Sheet Data

	As of December 31,				As of March 31,
	2009	2010	2011		2012
	RMB	RMB	RMB	US$	RMB	US$
	(in thousands)
Balance Sheet Data:
Cash and cash equivalents	5,657	104,038	187,237	29,732	133,925	21,266
Total current assets	21,396	174,560	273,267	43,393	228,445	36,278
Total assets	330,098	853,644	950,430	150,922	902,634	143,334
Total current liabilities	3,662	29,873	111,278	17,670	43,085	6,843
Total liabilities	18,877	119,668	154,252	24,494	85,750	13,618
Total shareholders' equity	311,221	733,976	796,178	126,428	816,884	129,716

Selected Operating Data

	For the Year Ended December 31,			For the Three Months Ended March 31,
	2009	2010	2011	2011	2012
Feature Phone Games(1)
Single-player games
Number of games (as of the end of the period)	53	97	127	105	134
Total paying user accounts(2)	16,022,278	23,530,123	29,023,956	10,823,152	12,107,080
Average revenue per paying user account (in RMB)	N/A	3.47	4.46	3.42	2.81
Mobile social games
Number of games (as of the end of the period)	—	—	2	1	2
Total paying user accounts(2)	—	—	68,584	18,125	30,118
Average revenue per paying user account (in RMB)	—	—	51.46	12.76	48.47
Smartphone Games(3)
Single-player games
Number of games (as of the end of the period)	12	117	264	147	310
Total subscriptions(4)	83,532	7,355,926	9,599,862	2,262,696	2,023,387
Average revenue per subscription (in RMB)	5.00	4.99	4.64	4.26	4.59
Mobile social games
Number of games (as of the end of the period)	4	2	4	2	4
Total new registered user accounts(5)	5,287,374	8,251,037	7,671,426	1,138,394	4,877,298
Total paying user accounts(2)	466,472	825,270	740,823	207,380	133,912
Average revenue per paying user account (in RMB)	36.99	33.08	24.07	10.23	50.79
Handset Design(6)
Number of handsets manufactured using our design	0.6 million	1.6 million	1.5 million	597,000	81,000

(1)
The total paying user accounts for 2009 represent the operating data of Kuailefeng. The total paying user accounts and the average revenue per paying user account for 2010 represent the operating and financial data of Dragon Joyce and its subsidiaries prior to or after, as the case may be, our acquisition of Dragon Joyce in October 2009, or the Dragon Joyce Group. The average revenue per paying user account for 2010 is calculated based on our net revenues for 2010 in an amount of RMB81.7 million, which excludes revenues from our exclusive technical support services on feature phone games provided to Kuailefeng in an amount of RMB5.9 million, and revenues from exclusive reseller rights on feature phone games provided to Kuailefeng in an amount of RMB22.5 million. See "Related Party Transactions—Transactions with Certain Directors, Officers, Shareholders and Affiliates."

(2)
Represents the number of user accounts that have purchased in-game items for the relevant period, adjusted to eliminate double-counting of the same user accounts.

(3)
Represents the operating data of 3GUU BVI and its subsidiaries prior to or after, as the case may be, its acquisition by Action King in December 2010, or the 3GUU Group, for 2009 and 2010. We acquired the 3GUU Group in December 2010. See "Our Corporate History and Structure—Our Corporate History—Acquisition of 3GUU Group."

(4)
Represents the total number of monthly subscriptions to our game bundles offered through mobile network operators and the number of games downloaded through application stores. A user who pays two subscription fees during one month to subscribe to different game bundles, pays both a subscription fee and a fee to download a game through an application store, or who pays to download two games through an application store, would be counted as two subscriptions.

(5)
Represents the number of new user accounts registered to play our smartphone mobile social games within the relevant period. The number of new registered user accounts is included for smartphone mobile social games as not all registered user accounts are paying user accounts. We believe the number is meaningful as it indicates the general interest in our games and forms the user base of which we may convert our users into paying users.

(6)
Represents the operating data of the entities that now compose OWX Holding and its subsidiaries prior to or after, as the case may be, its acquisition of all assets of Bright Way and Tastech in October 2010, or the OWX Holding Group, for 2009 and 2010. The OWX Holding Group was formed in October 2010. See "Our Corporate History and Structure—Our Corporate History—Acquisition by OWX Holding Group."

RISK FACTORS

        You should carefully consider all of the information in this prospectus, including the risks and uncertainties described below, in evaluating our Company, our Class A ordinary shares and the ADSs. Any of the following risks could materially and adversely affect our business, prospects, financial condition and results of operations. As a result, the trading price of the ADSs could decline, and you could lose all or part of your investment.

Risks Related to Our Business

Our limited operating history makes it difficult to evaluate our future prospects and results of operations.

        We have a limited operating history under our current business model upon which to evaluate the viability and sustainability of our business. Our company, China Mobile Games and Entertainment Group Limited, or CMGE, was incorporated in the Cayman Islands as an exempted limited liability company on January 20, 2011 by VODone as its wholly-owned subsidiary. Our business was formed through three separate acquisitions undertaken by VODone in 2009 and 2010 and was operated by VODone through various subsidiaries and our VIE until our reorganization effective August 23, 2011. Accordingly, you should consider our future prospects in light of the risks and uncertainties experienced by early stage companies in evolving industries, such as the mobile game industry in China, and companies that have been formed through the combination of previously separate businesses. Some of these risks and uncertainties relate to our ability to:

  •
  maintain and extend our position as the leading mobile game developer in China;

  •
  continue to offer new and creative mobile games to attract and retain a larger user base and increase user activity;

  •
  maintain and expand our distribution network; and

  •
  upgrade our technology and infrastructure to support increased traffic and expanded offerings of products and services.

        If we are unsuccessful in addressing any of these risks and uncertainties, our business may be materially and adversely affected.

We may face technical, operational and strategic challenges that prevent us from successfully integrating the feature phone mobile games, handset design and smartphone mobile games businesses.

        We were recently formed as a holding company for our feature phone mobile games, handset design and smartphone mobile game businesses, three relatively independent business units, as a result of VODone's acquisitions of 70% equity interest in Dragon Joyce and 3GUU BVI, in October 2009 and December 2010, respectively, VODone's 70% equity interest in OWX Holding, which completed its acquisition of substantially all the assets of Bright Way and Tastech in October 2010, and our recent reorganization. See "Our Corporate History and Structure." The acquisition and combination of the underlying businesses involve risks related to the integration and management of the acquired technologies, operations and personnel. Prior to our reorganization, the three entities had limited experience operating together under the same management and each had its own operational and financial control systems. We believe the integration of the three businesses has been and will continue to be critical to our success. Accordingly, any events that hinder or prevent the effective integration or collaboration of these separate business units could negatively impact our business. For example, our management includes one key executive officer from each of these three entities, who together with our other management members collectively manage and set strategy for our business. These executive officers have worked together for a relatively short period of time and there can be no assurance that they will always cooperate effectively. We may also encounter substantial difficulties, costs and delays in further integrating the operations of these entities. If we fail to successfully integrate the combined entities, we may not be able to realize the synergies expected from the combination.

Our business depends on our ability to continue to attract new and retain existing users.

        Our success depends on our ability to attract new and retain existing users. In order to attract and retain users and compete against our competitors, we must continue to invest significant resources in research and development to improve our existing products, introduce additional high-quality products and services and enhance user experience. We may not be able to expand or maintain our user base if our products and services do not meet the needs of our users or are not effectively or timely marketed. We cannot guarantee that our mobile games will continue to sustain their current level of popularity, and our users may lose interest in our games over time despite our efforts to improve and upgrade our mobile games. If we are not able to maintain or extend the commercial lifespan of our mobile games, our business, prospects, financial condition and results of operations may be materially and adversely affected.

        Also, if we are unable to anticipate user preferences or industry changes to market and promote new products and services, or if we are unable to modify our products and services on a timely basis, our user base may not increase at the rate we anticipate, or at all, and it may even decrease. Users may not choose our products if our technology is unreliable. Also, through China Mobile, we have from time to time received user complaints with regards to fee collection and technical problems, among others. If we are unable to address these and other complaints in a timely manner, we may lose existing users and become unable to attract new users.

        Further, many of our new games, especially mobile social games, require significant build-up periods during which users are first introduced to the games and the rise in popularity of some games can be slow, if it happens at all. If a build-up period coincides with the inevitable phasing-out period of our older games, the result could be a decrease in the number of total paying user accounts or total subscriptions as well as revenue during that period. For example, during the second half of 2011 we began to phase-out Creation Song, a smartphone mobile social game we launched in early 2009, and we launched Paopao Xiyou and Dian Feng, two new smartphone mobile social games, in June 2011 and July 2011, respectively. Because these new smartphone mobile social games generally require a build-up period of several months, the revenue they generated was not enough to compensate for the decrease of revenue resulting from the phase-out of Creation Song during the second half of 2011, which resulted in a decrease in both the number of total paying user accounts for and the revenues from our smartphone mobile social games. Further, if a game that we anticipate gaining acceptance by our users fails to do so and we do not introduce additional games to maintain our user base, the phasing out of previous games could result in a prolonged or permanent decrease in total paying user accounts or total subscriptions.

        The growth of our user base reinforces the popularity of our products, particularly the mobile social games which emphasize interaction among users. If we are unable to generate a large user base to sustain and continue our growth, there will be a material adverse effect on our business operations and financial position.

We depend on mobile network operators and mobile service providers for the collection of a significant portion of our revenues, any loss or deterioration of our relationship with mobile service providers or mobile network operators, or the inaccuracy of the billing and collection systems of mobile network operators and mobile service providers may result in the loss of revenues and have material adverse effect on our cash flows.

        We collect payments from our users primarily through the billing and collection systems of China's three largest network operators, namely China Mobile, China Unicom and China Telecom, who dominate the wireless telecommunication sector in China. We collect payments from these mobile network operators directly for our revenues from smartphone games and indirectly for our revenues from feature phone games through mobile service providers. During 2010, 2011 and the first three months of 2012, 55.6%, 53.3% and 43.8%, respectively, of our revenues from feature phone games were collected through our top ten mobile service providers, the top three of which were Shenzhen Huayahexun Technology Co., Ltd., Beijing Shidaixunda Technology Co., Ltd., and Shenzhen

Zhongxuntiancheng Technology Co., Ltd. during 2011. The concentration of our sales through one or a few large mobile service providers and China's dominant mobile phone operators could lead to a short-term disruption in our sales if one or more of them were to reduce its offerings or cease offering our products. Such concentration also makes us more vulnerable to collection risks should one or more of these providers or operators become unable or unwilling to share the proceeds it receives with us. Further, as we collect proceeds for feature phone games from mobile service providers, who in turn collect the proceeds from mobile network operators, changes to the profit sharing arrangements between the mobile service providers and mobile network operators could adversely affect our revenues from feature phone games. Also, China Mobile places content providers, including us, into different preference classes based on a series of criteria, including game performance, customer satisfaction, responsiveness and technical support, among others. Although as of the date of this prospectus we are one of the few strategic partners for mobile games and quality content providers that cooperate directly with China Mobile, we have in the past been reclassified by China Mobile due to user complaints, and we may be subject to downgrades in the future. Our operations and business could be harmed if our relationships with one or more of these mobile network operators and mobile service providers deteriorates, or if one or more of the key mobile service providers experience deterioration in their business or experiences an increase in non-payment from users, or there is any disruption in the relationship between any of these mobile service providers and mobile network operators. In addition, we rely on some mobile network operators to distribute and promote certain of our games and changes in how they distribute or promote our games could have an adverse effect on our results of operations and financial condition.

        Furthermore, we depend on mobile network operators directly and indirectly to maintain accurate records of payments of sales proceeds by users and to collect such payments. We receive periodic statements from mobile network operators and mobile service providers that indicate the aggregate amount of fees that were charged to users for purchases of mobile game products. Our mobile service providers usually generate their periodic statements to us based on the periodic statements they receive from the mobile network operators. We generally offer mobile network operators and service providers credit terms ranging from 30 to 60 days. Receivables from China Mobile in terms of accounts receivable balances accounted for 31.6%, 15.2% and 11.7% of our total trade receivable as of December 31, 2010 and 2011, and March 31, 2012, respectively. Receivables from our top ten mobile service providers in terms of accounts receivable balances accounted for 57.6%, 48.9% and 39.7% of our total trade receivable as of December 31, 2010 and 2011, and March 31, 2012, respectively. Failure to timely collect our receivables from mobile network operators or mobile service providers may adversely affect our cash flows. For example, in recent months China Mobile has lengthened its payment period to our service providers due to its tightened settlement policy, which in turn lengthens the payment period of those service providers to us. In addition, if the mobile network operators or mobile service providers demand increase to their share of revenues under our revenue-sharing arrangement, our results of operation may be materially and adversely affected.

Significant changes in the policies, guidelines or practice of mobile network operators or the PRC government with respect to mobile applications and other content may result in lower revenues or additional costs for us and materially and adversely affect our business operations, financial condition and results of operations.

        We rely heavily on PRC mobile network operators, directly and indirectly, to distribute our products to our users. The mobile telecommunication business in China is highly concentrated and major mobile network operators, such as China Mobile, may from time to time issue new policies or change their business practices, requesting or stating their preferences for certain actions to be taken by all mobile service providers using their networks. In addition, the PRC government may also implement new policies or change existing policies regulating the mobile telecommunication business. Such new policies or change may cause our revenues to decrease or operating costs to increase. In January 2010, China Mobile began implementing an additional series of measures targeted at further improving the user experience from mobile handset embedded services. Under these measures, additional notices and confirmations to users are required during their purchases of mobile applications and other content that are embedded in handsets. We cannot assure you that PRC mobile network operators or the PRC government will not introduce additional requirements with respect to the procedures for ordering monthly subscriptions or single-transaction downloads of our mobile games, notifications to users, the billing of users or other consumer-protection measures or adopt other policies that may require significant changes in the way we promote and sell our mobile games, any of which could have a material adverse effect on our financial condition and results of operations.

We may face increasing competition, which could reduce our market share and materially and adversely affect our results of operations.

        The mobile game industry in China is highly competitive. The industry is characterized by the frequent introduction of new products and services, short product life cycles, evolving industry standards, rapid adoption of technological and product advancements, as well as price sensitivity on the part of users. In China, we compete directly with:

  •
  other mobile game developers; and

  •
  large China-based Internet companies that may develop and operate their own mobile games.

        Some of our products are made available to customers in countries outside of China through our cooperation with mobile network operators abroad, handset companies in China and various application stores. Our mobile game products offered internationally are also subject to intense competition. In addition, we face competition from other media formats and mobile applications and content, such as Internet-based games, mobile music, mobile books and social network services.

        Some of our existing and potential competitors have significantly greater financial, technological and marketing resources and stronger relationships with industry participants than we do. Some of our competitors or potential competitors, especially major international mobile game developers, have greater mobile game development experience and resources than we have. If there are new entrants in the market or intensified competition among existing competitors, we may have to provide more incentives to industry participants, such as distributors and agents, which could adversely affect our profitability. If we fail to compete effectively, our market share could reduce and our results of operations could be materially and adversely affected.

Our business is highly dependent on Ouyinhua to establish and maintain relationships with handset companies.

        We rely on handset manufacturers of feature phones to pre-install our mobile games onto their products, which is the primary way in which we develop our user base among feature phone users. We rely on one agent, Shenzhen Ouyinhua Information Consulting Co., Ltd., or Ouyinhua, to pre-install Funbox, our platform for downloading single-player games on feature phones, as well as our feature phone games on the handsets of approximately 420 handset companies and design houses. Pursuant to a cooperation agreement we entered into with Ouyinhua, profits generated from games downloaded through Funbox or pre-installed on ROM of a handset are subject to profit sharing with Ouyinhua. For these games, after subtracting fees due to the mobile operator and service provider, we collect the net revenues from game players. We then deduct business tax and pay to Ouyinhua 80.5% of the remaining net revenue, which includes the amount to be paid to the handset manufacturers. We also use Ouyinhua to pre-install our games on T-cards, which are pre-installed in certain handsets to increase memory, though we do not share the revenue generated from or pay an additional fee for games pre-installed on T-cards with Ouyinhua. Revenue generated from games preinstalled on T-cards accounted for 69.9% and 69.6% of our feature phone revenue in 2011 and for the first three months of 2012, respectively. We account for the amounts we pay to Ouyinhua under cost of revenues. In 2010, 2011 and the first three months of 2012, we paid to Ouyinhua RMB20.7 million, RMB44.9 million and RMB12.1 million, respectively, as its share of revenues under the cooperation agreement, which represented 63.1%, 73.2% and 67.6% of our cost of revenues attributable to feature phones, respectively. Our cooperation agreement with Ouyinhua expires on August 22, 2014, and automatically renews unless either party terminates the agreement by written notice given one month before its expiration. Unfavorable changes to our relationship with Ouyinhua or its relationship with handset companies could materially and adversely affect our prospects, financial conditions and results of operations. We have direct agreements with 18 handset companies and design houses, and these agreements are generally for terms of one year. These agreements usually do not prohibit handset manufacturers from installing applications and content from other mobile game developers. We compete with other mobile game developers for limited space in chipsets or more prominent display of our games to users. Due to our reliance on handset manufacturers to install our applications, any loss of our existing relationship with these companies, our failure to establish cooperation with additional companies, particularly those with a substantial market share or growth potential, or our failure to maintain a good relationship with Ouyinhua would result in a decrease in the number of handsets pre-installed with our games and our market share.

Failure to capture opportunities in the expected growth of the smartphone market and our historical reliance on pre-installation of our products on feature phones may materially and adversely affect our growth prospects.

        Historically, we derived a substantial portion of our revenue from mobile game pre-installations on feature phones; however, the feature phone handset market has witnessed a decline since the second half of 2011. At the same time, we expect that smartphones will gain popularity in China and some of our feature phone users may migrate to smartphones that can run applications and have better functionality than feature phones. We have developed and expect to continue to devote substantial resources to developing and marketing smartphone games. Most smartphone games are made available by download, which may not be as convenient to some users as accessing pre-installed applications and contents on their handsets, and we may lose some users because of this inconvenience. In addition, smartphone users have access to a greater number of game options. Though we are actively pursuing opportunities to pre-install our mobile game products onto smartphones, we cannot assure you that we will be able to successfully enhance or maintain the volume and market share that we currently enjoy as smartphones become increasingly popular.

        In addition, many smartphone companies have developed their own mobile games. Even if our mobile games are installed on smartphones, we will compete with the mobile games operated by these smartphone companies and cannot guarantee that users of smartphones will use our products at the same level as feature phone users.

Our ability to generate revenues could suffer if the PRC market for mobile games does not develop as anticipated.

        The mobile games market in China has evolved rapidly in recent years, with developments such as the introduction of new business models, the development of user preferences, market entry by new competitors and the adoption of new strategies by existing competitors. We expect each of these trends to continue, and we must continue to adapt our strategy to successfully compete in our market. There are numerous other technologies and business models in varying stages of development, such as portable tablet computers, netbooks or other mobile Internet handsets involving fourth generation mobile technologies, which could render certain current technologies or applications obsolete.

        Accordingly, it is extremely difficult to accurately predict user acceptance and demand for our various existing and potential new offerings, and the future size, composition and growth of this market. Furthermore, given the limited history and rapidly evolving nature of our market, we cannot predict the price that users will be willing to pay for our mobile games or whether users will have concerns over security, reliability, cost and quality of service associated with mobile games. If acceptance of our mobile games is different than anticipated, our ability to maintain or increase our revenues and profits could be materially and adversely affected.

As mobile social games are expected to account for an increasing portion of our revenues in the future, any adverse developments relating to such content may adversely affect our results of operations.

        We anticipate that revenue generated from our mobile social games will account for an increasing percentage of our revenues in the foreseeable future. Mobile social games require a substantial number of users to reach critical mass and may result in the concentration of users in certain titles. We are enhancing our efforts in developing and marketing mobile social games because of the expected growth of the mobile social game market. Accordingly, any of the following could materially and adversely affect our business, financial condition and results of operations:

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  any reduction in or failure to grow the user base of the existing mobile social games;

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  any decrease in popularity of the existing mobile social games in the market or any decrease in their purchases due to intensifying competition or other factors;

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  our failure to make quality upgrades, enhancements or improvements to mobile social games in a timely manner in response to user preferences;

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  our failure to develop and launch new mobile social games that appeal to users;

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  our failure to efficiently operate mobile social games and provide effective customer service;

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  our failure to comply with regulatory requirements with respect to mobile social games; or

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  any breach of related software security, prolonged server interruption due to network failures, hacking activities or other factors or any other adverse developments relating to mobile social games.

We may not be successful in effectively promoting or developing our brands.

        Enhancing the awareness of our mobile game brands among users is a part of our growth strategy. We believe our future success therefore depends on, among other things, market recognition and acceptance of our various brands, including CMGE, KKFun, 3GUU and OWX, as well as our ability to promote our new CMGE brand. We market our mobile games and promote our brands through advertising and promotional programs such as online advertising. Our ability to sell our products and enhance recognition of our brands depends in part upon the success of these programs. There is no assurance that we will be able to effectively promote or develop our brand and if we fail to do so, our growth may be adversely affected. In addition, negative publicity or disputes regarding our brands, offerings, company or management could materially and adversely affect public perception of our brands. Many of the factors that affect our brands may be outside our control, such as industry participants, including handset companies and content providers working with us, tainting our brand because of the concern over the quality of such industry participants' products and services. Any impact on our ability to effectively promote our brands or any significant damage to our brand's image could materially and adversely affect our sales, profits and prospects.

Our strategy of acquiring and investing in complementary businesses, assets and technologies may result in operating difficulties, dilution to our investors and other negative consequences.

        As part of our business strategy, we have successfully acquired, and intend to continue to selectively acquire and invest in, businesses, assets and technologies that complement our existing business, including (i) acquisitions of companies, businesses, intellectual property rights, and other assets, (ii) minority investments in strategic partners, and (iii) investments in new interactive mobile game businesses. Acquisitions and investments involve uncertainties and risks, including:

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  accurately evaluating potential of acquisition targets and identifying acquisition targets with operations complementary to our existing operations;

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  potential ongoing financial obligations and unforeseen or hidden liabilities;

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  retaining key employees and maintaining the key business relationships with customers of the businesses we acquire;

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  failure to achieve the intended objectives, benefits or revenue enhancement;

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  costs and difficulties of integrating acquired businesses and managing a larger business;

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  the need to integrate an acquired company's accounting, management information, human resource and other administrative systems to permit effective management and timely reporting;

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  the possibility that, before the acquisition or investment, we will not discover important facts during due diligence that could have a material adverse impact on the value of the businesses we acquire or invest in;

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  significant accounting charges resulting from the completion and integration of a sizeable acquisition and increased capital expenditures;

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  the possibility that a change of control of a company we acquire triggers a termination of contractual or intellectual property rights important to the operation of its business; and

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  diversion of resources and management attention.

        Our failure to address these risks successfully may have a material adverse effect on our financial condition and results of operations. In addition, any such acquisition or investment may require a significant amount of capital investment, which would decrease the amount of cash available for working capital or capital expenditures. Furthermore, if we use our equity securities to pay for acquisitions, we may dilute the value of the ADSs and the underlying ordinary shares. Our shareholders may not have the opportunity to review, vote on or evaluate future acquisitions or investments. If we borrow funds to finance acquisitions, such debt instruments may contain restrictive covenants that could, among other things, restrict us from distributing dividends.

Our failure to anticipate or successfully implement new technologies could render our mobile games uncompetitive or obsolete, and reduce our revenues and market share.

        The mobile applications industry is subject to rapid technological change, which requires us to anticipate well in advance, which technologies we must implement and take advantage of in order to make our mobile game products competitive in the market. We also need to invest significant financial resources in research and development to keep pace with technological advances in order to make our technologies, product offerings and development capabilities competitive in the market. However, development activities are inherently uncertain, and we might encounter practical difficulties in commercializing our development results. Our expenditures on research and development may not generate commensurate benefits. Given the fast pace with which mobile games technology has been and will continue to be developed, we may not be able to timely improve our technologies in an efficient and cost-effective manner, or at all. New technologies in our industry could render the technologies and product offerings that we are developing or expect to develop in the future obsolete or uncompetitive, thereby potentially resulting in a decline in our revenues and market share.

Undetected programming errors or flaws in our mobile game products could harm our reputation or decrease market acceptance of our products.

        Our mobile games are subject to frequent improvement and updates and may contain errors or flaws that may become apparent only after the updated applications are accessed by mobile users, particularly as we launch new updates under tight time constraints. From time to time, our users may inform us of programming flaws affecting their experience, and we are generally able to resolve such flaws promptly. However, if for any reason, programming errors or flaws are not resolved in a timely fashion, we may lose some of our users and our revenues will be affected negatively, and our reputation and market acceptance of our mobile games may also be harmed. In addition, PRC government has promulgated rules and regulations targeting mobile service providers that charge for applications and other content without user consent. If a programming error or flaw in our products inadvertently charges users without consent, we may be subject to administrative penalties and fines.

Network interruptions caused by system failures or other internal or external factors may lead to player attrition and revenue reduction and harm our business and reputation.

        Any failure to maintain the satisfactory performance, reliability, security and availability of our network and computer infrastructure may cause significant harm to our reputation and our ability to attract and maintain players. We have experienced server interruption lasting from several minutes to a few hours. Any server interruptions, break-downs or system failures, including failures which may be attributable to events within or outside our control that could result in a sustained shutdown of all or a material portion of our services, could adversely impact our ability to service our players and lead to player attrition and revenue reduction. Our network systems are also vulnerable to damage from computer viruses, fire, flood, earthquake, power loss, telecommunications failures, computer hacking and similar events.

The growth of our business may be adversely affected due to breaches of our security measures and unintended disclosures of our intellectual property or our customer data.

        As we conduct our business on mobile handsets only, we are collecting and storing an increasing amount of customer data. We rely on proprietary encryption and authentication technology to provide the security and authentication necessary to effect secure transmission of confidential user information, such as user name and password. It is possible that our security controls over customer data may not prevent the improper disclosure of personally identifiable information. A party who is able to circumvent these security measures could misappropriate proprietary information or cause interruptions in our operations. A security breach that leads to disclosure of customer account information (including mobile numbers or other personally identifiable information) could harm our reputation and subject us to liability under laws that protect personal data, resulting in increased costs or loss of revenue. We may be required to expend significant capital and other resources to prevent such security breaches or to alleviate problems caused by such breaches. We may also lose current or potential customers for our mobile games that require the collection of customer data because of the perception that we cannot adequately protect our customers' privacy. Additionally, our business operation may be harmed by users' concerns over playing games on their mobile phones. For instance, a new malware has recently been identified to have disguised as popular mobile games on Android devices, namely: Mole Attack, Jawbreaker and Five Chess Game. The malware will subscribe to the paid services without user's consent thus resulting in fraudulent charges to users. Concerns over the security and privacy of user information may inhibit the wireless business generally, and our mobile games in particular. There can be no assurance that our security measures will prevent security breaches or the users' interest in playing mobile games would continue if malware spreads its attacks on the mobile phones. Failure to prevent security breaches or users' concerns over development of mobile phone malware may have a material adverse effect on our business, prospects, financial condition and results of operations.

We could be liable for breaches of security of payment processing agents, which may have a material adverse effect on our reputation and business.

        In addition to collection through China Mobile and mobile service providers, currently a small portion of our revenues is collected through payment processing agents, who help us collect sales proceeds through third-party payment channels such as prepaid cards, bank remittance, and virtual currency, among others. Although our payment processing agents have not historically collected a significant volume of sales proceeds, going forward, we plan to increasingly utilize these payment processing agents. In the transactions utilizing third-party payment channels, secured transmission of confidential information, such as customers' card numbers and expiration dates, personal information and billing addresses, over wireless networks, the Internet and/or third-parties' databases, is essential to maintain consumer confidence. We do not have control over the security measures of third-party payment channels and we cannot assure you that their security measures are adequate or will be adequate with the expected increased usage of their payment channels. Security breaches of these payment channels could expose us to litigation and possible liability for failure to secure customer transaction data and could harm our reputation and ability to attract users and encourage users to pay through these third-party payment channels.

Our business is subject to the risks associated with international operations.

        Although substantially all of our revenues in 2009, 2010, 2011 and for the first three months of 2012, were derived from our operations in China, international expansion forms an important component of our growth strategy. Expanding our business internationally exposes us to a number of risks, including:

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  fluctuations in currency exchange rates;

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  our ability to select the appropriate geographical regions for international expansion;

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  difficulty in identifying appropriate partners and establishing and maintaining good cooperation relationships with them;

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  difficulty in understanding local market and culture; and

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  increased costs associated with doing business in foreign jurisdictions.

        Our financial condition and operating results also could be significantly affected by these and other risks associated with international activities. Furthermore, we have implemented policies and procedures designed to facilitate compliance with laws and regulations in foreign jurisdictions applicable to us, but there can be no assurance that our employees, contractors, or agents will not violate such laws and regulations or our policies. Any such violations could individually or in the aggregate materially and adversely affect our financial condition or operating results.

Our success depends on the continuing and collaborative efforts of our management team and other key personnel, and our business may be harmed if we lose their services.

        Our future success depends heavily upon the continuing services of our key management team. If one or more of our executives or other key personnel are unable or unwilling to continue in their present positions, we may not be able to replace them easily or at all, and our business may be disrupted and our financial condition and results of operations may be materially and adversely affected. Competition for management and key personnel is intense, the pool of qualified candidates is limited, and we may not be able to retain the services of our executives or key personnel, or attract and retain experienced executives or key personnel in the future. If any of our executives or other key personnel joins a competitor or forms a competing company, we may lose customers, distributors, know-how and key personnel. Each of our executive officers and key employees has entered into an employment agreement with us that contains confidentiality provisions. If any disputes arise between any of our executives or key personnel and us, we cannot assure you the extent to which any of these agreements may be enforced.

We rely on highly skilled personnel. If we are unable to retain or motivate them or hire additional qualified personnel, we may not be able to grow effectively.

        Our performance and future success depend on the talents and efforts of highly skilled individuals. We will need to continue to identify, hire, develop, motivate and retain highly skilled personnel for all areas of our organization. Competition in the mobile games industry for qualified employees is intense. Our continued ability to compete effectively depends on our ability to attract new employees and to retain and motivate our existing employees. As competition in the mobile games industry intensifies, it may be more difficult for us to hire, motivate and retain highly skilled personnel. While our game development engines help protect us from potential interruptions in our operations due to loss of development personnel, if we do not succeed in attracting additional highly skilled personnel or retaining or motivating our existing personnel, we may be unable to grow effectively.

We may not be able to prevent others from unauthorized use of our intellectual property, which could harm our business and competitive position.

        We rely on a combination of copyright, trademark and trade secret laws, as well as nondisclosure agreements and other methods to protect our intellectual property rights. We have applied for the registration of the "KKFun Mobile Games" trademark in China. As of March 31, 2012, we registered 46 copyrights with the State Copyright Bureau of the PRC, for software we developed or acquired from third parties. The protection of intellectual property rights in China may not be as effective as those in the United States or other countries. We have in the past discovered some users had illegally modified our games so that they could access our games on smartphones for free. The steps we have taken may be inadequate to prevent the misappropriation of our technology or unauthorized use of our brands or products. Reverse engineering, unauthorized copying or other misappropriation of our technologies, or unauthorized access of our products could enable third parties to benefit from our technologies or products without compensating us. Moreover, unauthorized use of our technology could enable our competitors to offer products and services that are comparable to or better than ours, which could harm our business and competitive position. From time to time, we may have to enforce our intellectual property rights and brands through litigation. Such litigation may result in substantial costs and diversion of resources and management attention.

Third parties may claim that we infringe their proprietary rights, which could cause us to incur significant legal expenses and prevent us from promoting our products and services.

        We have not received any claims that we have infringed the intellectual property rights of others, but may in the future receive such claims. Any such claim, with or without merit, could result in costly litigation and distract our management from day-to-day operations. If we fail to successfully defend against such claims, we could be required to make unavailable or redesign our mobile games, pay monetary amounts as damages, enter into royalty or licensing arrangements, or satisfy indemnification obligations that we have with some of our users. Any royalty or licensing arrangements that we may seek in such circumstances may not be available to us on commercially reasonable terms or at all. Also, if we acquire technology to include in our products from third parties, our exposure to infringement actions may increase because we must rely upon these third parties to verify the origin and ownership of such technology. This exposure to liability could result in disruptions in our business that could materially and adversely affect our operating results.

If we fail to establish an effective system of internal control, we may be unable to accurately and timely report our financial results or prevent fraud.

        We will be subject to reporting obligations under U.S. securities laws. Section 404 of the Sarbanes-Oxley Act of 2002, or Sarbanes-Oxley, and related rules require a public company to include a management report on the company's internal control over financial reporting in its annual report, which contains management's assessment of the effectiveness of the company's internal control over financial reporting. In addition, under Section 404(b) of Sarbanes-Oxley, our independent registered public accounting firm will be required to attest to the effectiveness of our internal control over financial reporting beginning with our annual report on Form 20-F following the date on which we cease to qualify as an "emerging growth company" under the Securities Act, which may be up to five fiscal years following the date of this distribution. Our reporting obligations as a public company will place a significant strain on our management, operational and financial resources and systems for the foreseeable future.

        In the preparation of the consolidated financial statements for our predecessor for the period from January 1, 2009 to October 26, 2009, and for us for the period from October 27, 2009 to December 31, 2009 and the years ended December 31, 2010 and 2011, we identified a material weakness in our internal control over financial reporting. A "material weakness" is a deficiency, or a combination of deficiencies, in internal control such that there is a reasonable possibility that a material misstatement of our company's financial statements will not be prevented, or detected and corrected on a timely basis. Effective internal control over financial reporting is necessary for us to provide reliable financial reports, effectively prevent fraud and operate as a public company.

        The material weakness relates to insufficient personnel with U.S. GAAP expertise in the preparation and review of the financial statements and related disclosures in accordance with U.S. GAAP and Securities and Exchange Commission requirements. We will take initiatives to improve our internal control over financial reporting and disclosure controls. For details on these initiatives, please see "Management's Discussion and Analysis of Financial Condition and Results of Operations—Internal Control Over Financial Reporting." However, the implementation of these initiatives may not fully address the material weakness in our internal control over financial reporting. In addition, the process of designing and implementing an effective financial reporting system is a continuous effort that requires us to anticipate and react to changes in our business and the economic and regulatory environments and to employ significant resources to maintain a financial reporting system that satisfies our reporting obligations. Our failure to remediate the material weakness or our failure to discover and address any other material weaknesses or deficiencies may result in inaccuracies in our financial statements or delay the preparation of our financial statements. As a result, our business, financial condition, results of operations and prospects, as well as the trading price of the ADSs, may be materially and adversely affected. Ineffective internal control over financial reporting could also expose us to increased risk of fraud or misappropriations of corporate assets and subject us to potential delisting from the stock exchange on which the ADSs are listed, regulatory investigations or civil or criminal sanctions.

We are an "emerging growth company" and the reduced disclosure requirements applicable to emerging growth companies may make the ADSs less attractive to investors.

        As we are an "emerging growth company," as defined in Section 2(a) of the Securities Act, we benefit from certain exemptions from reporting requirements that apply to other public companies that are not emerging growth companies. For example, we will not be required to comply with the auditor attestation requirements of Section 404(b) of Sarbanes-Oxley until up to five fiscal years after the date of our initial public offering. Emerging growth companies can also delay adopting new or revised accounting standards until such time as those standards apply to private companies. We have irrevocably elected not to avail ourselves of this exemption from new or revised accounting standards and, therefore, we will be subject to the same new or revised accounting standards as other public companies that are not emerging growth companies. We will cease to be an emerging growth company on the earliest of (i) the last day of the fiscal year in which we had US$1 billion or more in annual gross revenues, (ii) the last day of the fiscal year following the fifth anniversary of our initial public offering, (iii) the date on which we have, during the previous three-year period, issued more than US$1 billion in non-convertible debt, or (iv) the date on which we are deemed a "large accelerated filer" under the Securities Exchange Act of 1934, as amended, or the Exchange Act.

        We cannot predict if investors will find the ADSs less attractive if we rely on any of the exemptions available to emerging growth companies. If some investors find the ADSs less attractive as a result, there may be a less active trading market for the ADSs and the price of the ADSs may be more volatile.

We may need additional capital, and we may be unable to obtain such capital in a timely manner or on acceptable terms, or at all.

        To grow our business and remain competitive, we may require additional capital. Our ability to obtain additional capital is subject to a variety of uncertainties, including:

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  our future financial condition, results of operations and cash flows;

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  general market conditions for capital raising activities by companies offering Internet and mobile products and services; and

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  economic, political and other conditions in China and internationally.

        We may be unable to obtain additional capital in a timely manner or on acceptable terms or at all. In addition, our future capital needs and other business reasons could require us to sell additional equity or debt securities or obtain a credit facility. The sale of additional equity or equity-linked securities could result in dilution to our shareholders. The incurrence of indebtedness would result in increased debt service obligations and could result in operating and financing covenants that would restrict our operations or our ability to pay dividends to our shareholders.

Our lack of insurance could expose us to significant costs and business disruption.

        We have not purchased any insurance to cover our assets, property and business. If we were to incur substantial losses or liabilities due to fire, explosions, floods, other natural disasters or accidents or business interruption, our results of operations could be materially and adversely affected.

The unaudited pro forma consolidated financial information included in this prospectus contains financial information that has not been audited by an independent registered public accounting firm and that is derived in part through estimates by management, and accordingly the pro forma financial information may differ significantly from the actual consolidated financial information.

        The unaudited pro forma consolidated financial information presented in this prospectus contains all the adjustments, including normal recurring adjustments, necessary for a fair presentation of the operating results in the historical periods. However, since these adjustments are based on estimates, such as the estimated amortization period for intangible assets of significant acquired entities, it is not intended to show how the consolidated companies would have actually performed if the events described above had in fact occurred on the dates assumed or to project the results of operations or financial position for any future date or period. The financial information of some of the entities included in the pro forma consolidated financial information has been audited by an independent registered public accounting firm. However, the audited financial information of these entities for the periods described, including the statements of operations relating to these entities that have been used to calculate the pro forma financial information for the year ended December 31, 2010, may differ significantly from any actual consolidated financial information had it been audited or reviewed by an independent registered public accounting firm. See the explanatory paragraphs to "Summary Consolidated Financial Information and Operating Data" and "Unaudited Pro Forma Consolidated Financial Information."

You should not rely on the discussion of the operating results of our predecessor as an indication of our future performance.

        The business of our predecessor company, Kuailefeng, was acquired by Dragon Joyce through Huiyou on October 26, 2009. The financial information has been included in our consolidated financial statements as of October 26, 2009. We then acquired substantially all of the assets of Bright Way and Tastech in October 2010 and we acquired 3GUU BVI in December 2010. See "Our Corporate History and Structure—Our Corporate History." Our results for the period from January 1, 2009 to October 26, 2009, however, do not include the financial information of the successor company, and may not serve as an adequate basis of comparison for results from the subsequent periods. We have placed, for illustrative purposes only, the financial results of the predecessor and successor entities along side each other. We also discuss the historical data as a part of the "Management's Discussion and Analysis of Financial Condition and Results of Operations." The discussion of the periodic data of our predecessor may not be sufficiently meaningful or informative, and you should not rely on these discussions as an indication of our future performance.

Risks Related to Our Corporate Structure

As the largest shareholder immediately after this distribution, VODone will control the outcome of our shareholder actions, and may thereby limit our ability to undertake any corporate action that requires shareholder approval, such as obtaining additional financing or making acquisitions.

        Upon the completion of this distribution, VODone will hold, directly or indirectly,            % of our outstanding ordinary shares, representing            % of the voting power of our outstanding ordinary shares, including the Class B shares. Its shareholding gives it the power to pass ordinary resolutions, thereby giving VODone effective control over a majority of our corporate actions (including appointment of directors) and, for so long as it holds more than two-thirds of the voting power of our outstanding ordinary shares, to pass special resolutions, which are required to effect important corporate actions including removing directors, approving a merger, changing our name, amending our constitutional documents and winding up our company. Even if VODone ceases to own or control more than 50% of our shares or voting power of our outstanding shares, for so long as it continues to have a substantial equity interest in us, it may, as a practical matter, be in a position to control many or all of our actions. Significant corporate actions, including the incurrence of material indebtedness, the issuance of a material amount of equity securities or significant strategic changes in our business, may be effected by our board of directors without the consent of our shareholders. VODone might oppose any action that would dilute its equity interest in us, and may be unable or unwilling to participate in our future financings. VODone, as our majority shareholder with the right to appoint directors to our board of directors, could block any such action and thereby materially harm our business or prospects. In addition, if VODone provides shareholder support to us in the form of shareholder loans or provides credit support by guaranteeing our obligations, they may become our creditors with different interests than shareholders with only equity interests in us. The concentration of controlling ownership of our shares may discourage, delay or prevent a change in control of our company, which could deprive our shareholders of an opportunity to receive a premium for their shares as part of a sale of our company and might reduce the price of the ADSs.

We may have conflicts of interest with VODone and, because of VODone's controlling ownership interest in us, may not be able to resolve such conflicts on terms favorable to us.

        Conflicts of interest may arise between VODone and us in a number of areas relating to our past and ongoing relationships. Potential conflicts of interest that we have identified include, among others, competing for employee recruiting and retention and allocation of business and investment opportunities. There may be conflicts of interest arising from the ownership of VODone stock and options by members of our board and management, notwithstanding the duty of loyalty these persons owe us. Also, VODone may decide to sell all or a portion of the shares that it holds in us to a third party and give that third party substantial influence over our business and our affairs. Such a sale could be contrary to the interests of certain of our stakeholders, including our employees or our public shareholders.

        Our chairman, Lijun Zhang, is also the founder, chairman and a major shareholder of VODone. VODone may from time to time make strategic decisions that it believes are in the best interests of its business as a whole, including its stake in us. These decisions may be different from the decisions that we would have made on our own and may not be aligned with the interests of our shareholders. We may not be able to resolve any potential conflicts and, even if we do, the resolution may be less favorable to us than if we were dealing with an unaffiliated party.

        In October 21, 2011, we entered into a Non-Compete Agreement with VODone under which VODone agreed not to, among other things, engage, or assist any of its other subsidiaries in engaging, in the mobile game development and operation, and handset design business. However, so long as VODone continues to control us, we may not be able to bring a legal claim against VODone in the event of contractual breach, notwithstanding our contractual rights under the Non-Compete Agreement. Even if the Non-Compete Agreement is enforced, we may not receive adequate remedies from courts in China or elsewhere.

To comply with PRC laws and regulations limiting foreign ownership of telecommunication and online cultural businesses, we conduct a substantial portion of our businesses through our VIE in China by means of contractual arrangements. If the PRC government determines that these contractual arrangements do not comply with applicable regulations, our business could be materially and adversely affected.

        The PRC government restricts foreign investment in telecommunication and online cultural businesses. See "Regulations—Regulations on Telecommunications Industry" and "Regulations—Regulations on Online Games and Cultural Products." In light of these restrictions, we conduct a significant portion of our business activities through our VIE, Yingzheng. Although we do not have any equity interest in Yingzheng, we are able to exercise effective control over Yingzheng and receive substantially all of the economic benefits of its operations through various contractual arrangements with Yingzheng and its registered shareholders. For a description of these contractual arrangements, see "Our Corporate History and Structure—Our Contractual Arrangements with VIE."

        On July 13, 2006, the MIIT issued the "Circular on Strengthening Administration of Foreign Invested Value-Added Telecommunications Business Operation," or the MIIT Circular. The MIIT Circular emphasizes that a foreign investor planning to invest in the PRC value-added telecommunications sector must set up a foreign-invested enterprise and apply for the applicable telecommunications business operating license. Further, a domestic value-added telecommunications services provider cannot lease, transfer or sell any telecommunications business operating license to a foreign investor, or provide resources, sites, facilities or other conditions to a foreign investor for its illegal operation of a telecommunications business in China. Due to a lack of interpretative materials from the regulators, it is currently unclear what impact the MIIT Circular will have on us or other companies that have adopted similar corporate and contractual structures.

        On September 28, 2009, GAPP, the National Copyright Administration and the National Office of Combating Pornography and Illegal Publications jointly published the Notice Regarding the Consistent Implementation of the "Stipulations on Three Provisions of the State Council and the Relevant Interpretations of the State Commission Office for Public Sector Reform and the Further Strengthening of the Administration of Pre-examination and Approval of Internet Games and the Examination and Approval of Imported Internet Games," or the GAPP Notice. The GAPP Notice prohibits foreign investors from participating in online game operating businesses through foreign-invested enterprises in China, and from controlling and participating in such businesses of domestic companies indirectly through other forms of joint ventures or contractual or technical support arrangements. As no detailed interpretation of the GAPP Notice has been issued to date, it is not clear how the GAPP Notice will be implemented. Furthermore, as some other primary government regulators, such as the Ministry of Commerce, or MOFCOM, Ministry of Culture, or MOC, and MIIT, did not join GAPP in issuing the GAPP Notice, the scope of the implementation and enforcement of the GAPP Notice remains uncertain. According to Regulations on the Main Functions, Internal Organization and Staffing of GAPP issued by the General Office of the State Counsel on July 11, 2008 and its interpretation circulars, GAPP is authorized to approve online games before their launch on the Internet, while the MOC is authorized to administer and regulate the overall online game industry. Once an online game is launched on the Internet, it will be regulated only by the MOC, and if an online game is launched on the Internet without the prior GAPP approval, the MOC is the authority responsible for investigating the matter. We thus believe GAPP is unlikely to take action against our contractual arrangements with our VIE based solely on the GAPP Notice and without participation from other PRC governmental authorities, including the MOC.

        Our PRC legal advisor, Guantao Law Firm, is of the opinion that (i) our ownership structure is in compliance with PRC law and (ii) the contractual arrangements are valid and legally binding and do not result in any violation of PRC law. There are, however, uncertainties regarding the interpretation and application of the MIIT Circular and GAPP Notice. If we are found to be in violation of the MIIT Circular, the GAPP Notice or any other PRC laws or regulations, or if we fail to obtain or maintain any of the required permits or approvals under our VIE arrangements, the relevant regulatory authorities would have broad discretion in dealing with such violations, including revoking the business and operating licenses of Yingzheng, our VIE, levying fines, confiscating our income or the income of Yingzheng to the extent that such income is related to the violation, discontinuing or restricting all or any portion of our operations or the operations of Yingzheng or taking other regulatory or enforcement actions. Any of these events could materially and adversely affect our business, financial condition and results of operations.

        Should our ownership structure under the current VIE arrangement be challenged by the PRC authorities while the foreign investment restrictions over the telecommunications sector remain in effect, we would need to restructure our ownership structure. In that case, we may still be able to (i) develop mobile games in China and own the copyright for those games; (ii) grant to Yingzheng, or any other Chinese company that possesses necessary regulatory licenses, copyright licenses to operate our games in China and collect royalties from Yingzheng or such other Chinese company; (iii) use our technology, expertise and experience to provide technical services and support to Yingzheng in exchange for service fees; and (iv) require the registered shareholders of Yingzheng to pledge their equity interests in Yingzheng in favor of us to secure Yingzheng's performance under these agreements. However, following such a restructuring we would not be able to adopt or rely on VIE arrangements and would thus be unable to exercise effective control over Yingzheng. Such a loss of control could result in disruptions in our business that could materially and adversely affect our financial condition and results of operations. Further, we may not be able to consolidate Yingzheng's financial results in our consolidated financial statements in accordance with U.S. GAAP due to the lack of sufficient control over Yingzheng after such restructuring, which could materially and adversely affect our financial condition and results of operations.

Our contractual arrangements with our VIE and its shareholders may not be as effective in providing control over the entity as direct ownership.

        Our contractual arrangements with Yingzheng and its shareholders may not be as effective in providing us with control over Yingzheng as direct ownership in it. If Yingzheng and its shareholders fail to perform their respective obligations under these contractual arrangements, we may incur substantial costs and resources enforcing these arrangements, and rely on legal remedies available under applicable PRC laws, including seeking specific performance and claiming damages. In particular, if shareholders of Yingzheng refuse to transfer their equity interests to us or our designated persons when we exercise the purchase option pursuant to these contractual arrangements, we may need to initiate legal actions to compel them to fulfill their contractual obligations.

        We are in the process of transferring all of the equity interests in Yingzheng to Dr. Lijun Zhang, our chairman, and entering into contractual arrangements with Dr. Zhang and Yingzheng. Transferring all of the equity interests in Yingzheng to Dr. Zhang will allow us to manage our relationship with Yingzheng more effectively by limiting the number of Yingzheng shareholders, whose performance and cooperation we depend upon to maintain control, to just Dr. Zhang, whose interests by virtue of his share ownership and position in our company are closely aligned with ours. We will enter into an equity pledge agreement with Dr. Zhang, pursuant to which Dr. Zhang will pledge all of his equity interests in Yingzheng in favor of us to secure performance of his and Yingzheng's obligations under the contractual arrangements. The pledge contemplated by this equity pledge agreement may not be effective or enforceable until we properly register it with the relevant local branch of the State Administration for Industry and Commerce in China, or the SAIC. If Dr. Zhang fails to perform his obligation to complete the registration procedure with us, we may have limited remedies only for breach of contract and may not be able to enforce the security interest against him.

        If the applicable PRC authorities invalidate our contractual arrangements for violation of PRC laws, rules and regulations, or Yingzheng or its shareholders terminate the contractual arrangements or fail to perform their obligations under these contractual arrangements, part of our mobile game businesses in China would be materially disrupted, and the value of our ordinary shares would decrease substantially. Furthermore, if we fail to renew these contractual arrangements upon their expiration and the relevant foreign investment restrictions remain effective, we would not be able to continue our mobile game business.

        In addition, if Yingzheng declares bankruptcy or if all or part of its assets become subject to court injunctions or asset freezes or liens or rights of third-party creditors, we may be unable to continue our business, which could materially and adversely affect our business, financial condition and results of operations. If Yingzheng undergoes a voluntary or involuntary liquidation proceeding, its shareholders or unrelated third-party creditors may claim rights to some or all of its assets and we would have to rely on its registered shareholders with whom we have contractual arrangements to protect our rights. The occurrence of any of these events may hinder our ability to operate part of our mobile game business, which could in turn materially harm our business and our ability to generate revenues and cause the market price of our ordinary shares to decline significantly.

The shareholders of Yingzheng may have potential conflicts of interest with us, which may adversely affect our business.

        The registered shareholders of Yingzheng are our officers or employees, namely, Yongchao Wang, De Liang and Feng Zheng. Conflicts of interest may arise between these shareholders' duties to us and Yingzheng. If such conflicts arise, these shareholders may not act in our best interests and conflicts of interest may not be resolved in our favor. In addition, these shareholders may breach or cause Yingzheng to breach or refuse to renew its existing contractual arrangements that allow us to exercise effective control over it and to receive economic benefits from it. If certain shareholders of Yingzheng do not comply with their fiduciary duties to us as our designated directors, or if we cannot resolve any conflicts of interest or disputes between us and such shareholders or any future beneficial owners of Yingzheng, we would have to rely on legal proceedings to remedy the situation, which could result in disruption of our business and substantial uncertainty as to the outcome of any such legal proceedings.

Further, these remedies may not always be effective, particularly in light of uncertainties in the PRC legal system. For example, we may have to resort to administrative and court proceedings to enforce the legal protection that we enjoy either by law or contract. Since PRC administrative and court authorities have significant discretion in interpreting and implementing statutory and contractual terms, it may be more difficult to evaluate the outcome of administrative and court proceedings and the level of legal protection we enjoy than in more developed legal systems. These uncertainties may impede our ability to enforce the contracts we have entered into with our VIE and its shareholders. To manage our relationship with Yingzheng more effectively, we are in the process of transferring all of the equity interests in Yingzheng to Dr. Lijun Zhang, our chairman, and will enter into contractual arrangements with Dr. Zhang and Yingzheng upon the completion of the transfer.

Contractual arrangements we have entered into may be subject to scrutiny by the PRC tax authorities, and a finding that we or our VIE owe additional taxes could reduce our net income and the value of your investment.

        Under applicable PRC tax laws and regulations, arrangements and transactions among related parties may be subject to audit or scrutiny by the PRC tax authorities within ten years after the taxable year when the arrangements or transactions are conducted. We could face material and adverse tax consequences if the PRC tax authorities were to determine that the contractual arrangements among 3GUU BVI, our wholly-owned subsidiary, Yitongtianxia, our wholly-owned subsidiary in China, Yingzheng and its shareholders were not entered into on an arm's-length basis and therefore constituted unfavorable transfer pricing arrangements. Unfavorable transfer pricing arrangements could, among other things, result in an upward adjustment on taxation. In addition, the PRC tax authorities may impose interest on late payments on our consolidated affiliated entity for the adjusted but unpaid taxes. Our results of operations may be materially and adversely affected if our consolidated affiliated entities' tax liabilities increase significantly or if they are required to pay interest on late payments.

We face uncertainty regarding the PRC tax reporting obligations and consequences for certain indirect transfers of the stock of our operating companies

        Pursuant to the Notice on Strengthening Administration of Enterprise Income Tax for Share Transfers by Non-PRC Resident Enterprises, or Circular 698, issued by the PRC State Administration of Taxation on December 10, 2009, where a foreign investor transfers the equity interests of a PRC resident enterprise indirectly by way of the sale of equity interests of an overseas holding company, or an Indirect Transfer, and such overseas holding company is located in a tax jurisdiction that: (i) has an effective tax rate less than 12.5% or (ii) does not tax foreign income of its residents, the foreign investor should report such Indirect Transfer to the competent tax authority of the PRC resident enterprise. The PRC tax authority will examine the true nature of the Indirect Transfer, and if the tax authority considers that the foreign investor has adopted an abusive arrangement in order to avoid PRC tax, they will disregard the existence of the overseas holding company and re-characterize the Indirect Transfer and as a result, gains derived from such Indirect Transfer may be subject to PRC withholding tax at the rate of up to 10%. In addition, the PRC resident enterprise is supposed to provide necessary assistance to support the enforcement of Circular 698.

        There is little guidance and practical experience regarding the application of Circular 698, and we have not reported and it is not clear that we are required to report our offshore restructuring transactions prior to this distribution and this distribution to the PRC tax authorities. See "Our Corporate History and Structure—Our Corporate History—Reorganization." It is possible that the PRC tax authorities would pursue our offshore enterprise shareholders to conduct a filing regarding our offshore restructuring transactions and this distribution and request our PRC subsidiaries to assist in providing such disclosures. In addition, if our offshore subsidiaries are deemed to lack substance, they could be disregarded by the PRC tax authorities. As a result, we and our non-resident investors would be at risk of being taxed under Circular 698 and may be required to expend valuable resources to comply with Circular 698 or to establish that we should not be taxed under Circular 698, which may have a material adverse effect on our financial condition and results of operations or such non-resident enterprise investors' investments in us.

MOFCOM may determine that our contractual arrangements are subject to their national security review and if they determine that our contractual arrangements are in violation of national security regulations, our business could be materially and adversely affected.

        On August 25, 2011, MOFCOM promulgated the Regulations on Implementation of Security Review System for the Merger and Acquisition of Domestic Enterprises by Foreign Investors, or the MOFCOM Security Review Regulations, which became effective on September 1, 2011, to implement the Circular by General Office of State Council on Establishment of Security Review System for the Merger and Acquisition of Domestic Enterprises by Foreign Investors promulgated on February 3, 2011, or the Security Review Circular. According to the Security Review Circular, if a targeted domestic enterprise is engaged in industries having a national security concern and the merger or acquisition will result in foreign investor's acquiring actual control of the domestic enterprise, the transaction is subject to security review. According to the MOFCOM Security Review Regulations, MOFCOM will focus on substance and the actual impact of the transaction when deciding whether a specific merger or acquisition is subject to security review. If MOFCOM decides that a specific merger or acquisition is subject to security review, it will submit it to the Inter-Ministerial Panel, an authority established under the Security Review Circular led by the National Development and Reform Commission and MOFCOM under the leadership of the State Council, to carry out security review. The regulations prohibit foreign investors from bypassing the security review by structuring transactions through trusts, indirect investments, leases, loans, control through contractual arrangements or offshore transactions. There is no explicit provision or official interpretation stating that the merging or acquisition of a company engaged in the mobile games business requires security review, and there is no requirement that acquisitions completed prior to the promulgation of the Security Review Circular are subject to MOFCOM review.

        We acquired actual control over our VIE prior to promulgation of the Security Review Circular and the MOFCOM Security Review Regulations, so we do not believe we are required to submit our existing contractual arrangement to MOFCOM for security review. However, we have been advised by our PRC legal counsel, Guantao Law Firm, that as the Security Review Circular and the MOFCOM Security Review Regulations are relatively new and there is no clear statutory interpretation of them, there can be no assurance that MOFCOM will have the same view as we do when applying the national security review requirements. If MOFCOM takes the view that we are required to submit our existing contractual arrangement for review by them and the Inter-Ministerial Panel's review, and if the Inter-Ministerial Panel determines that our contractual arrangement impacts or may impact national security, MOFCOM will, at the request of the Inter-Ministerial Panel and in collaboration with relevant departments, terminate our arrangement or take other effective measures, such as an equity transfer or assets transfer, so as to eliminate the impact of our contractual arrangement on national security. Any of these events could materially and adversely affect our business, financial condition and results of operations. Further, should MOFCOM take any of these actions, we may not be able to consolidate Yingzheng's financial results in our consolidated financial statements in accordance with U.S. GAAP due to lack of sufficient control over Yingzheng after such restructuring, which could materially and adversely affect our financial condition and results of operations.

Risks Related to Regulation of Our Services and Products

The laws and regulations regulating mobile games in China continue to evolve and change. If we fail to obtain or maintain all applicable permits and approvals, our business and operations would be materially and adversely affected.

        We are required to obtain licenses, permits and approvals from different regulatory authorities in order to conduct our business. We have obtained the Internet Publishing License from GAPP, which authorizes the release of our existing and future online mobile game products over the Internet and wireless telecommunication networks, and the Online Culture Operation License from the MOC, which is required for the operation of online mobile games. In addition, PRC laws and regulations require that all online mobile game products be approved by GAPP and filed with the MOC. Although there are clear instructions and detailed implementing rules concerning the pre-approval and filing of online games, such instructions and rules do not exist for online mobile games. Nevertheless, we are in the process of applying for GAPP approval and filing with the MOC for the online mobile games we have released. However, we cannot assure you that we will be able to renew our current permits or that going forward we will be able to obtain all required permits, approvals or filings in a timely manner or at all.

        As mobile games are at an early stage of development in China, new laws and regulations may be adopted or amended from time to time that require licenses and permits beyond those we currently have. These regulations may also restrict our ability to expand our customer and user base or to provide services in additional geographic areas. Substantial uncertainty exists regarding the implementation and interpretation of the current PRC laws and regulations applicable to the operation of mobile games, and as new laws and regulations are passed, their implementation and interpretation may also be uncertain or unfavorable to our business and operations. We cannot assure you that in the future we will be able to obtain all required permits, licenses and approvals in a timely manner, or at all, and any failure to do so could result in penalties, or a requirement to curtail or cease operating all or part of our business, any of which may materially and adversely affect our financial condition, results of operations and future prospects.

We may be subject to regulations concerning electronic publications and be required to obtain approvals and licenses or change our business model regarding single-player mobile games which could disrupt our operations, require a costly restructuring of our business or adversely affect our ability to roll out and operate new or existing single-player mobile games.

        On February 21, 2008, GAPP issued the Regulations on Administration of the Publishing of Electronic Publications, or the Electronic Publications Regulations, which became effective from April 15, 2008. The Electronic Publications Regulations require that a company wishing to publish electronic publications must obtain an Electronic Publications Publishing License from GAPP, and that the electronic publications to be published must be approved by, or filed with, GAPP. There are no interpretative materials, specific instructions or detailed implementation rules in respect of requirements or procedures for applying for the license or approvals or making filings in respect of single-player mobile games. Accordingly we have so far not obtained such license, approvals or made such filings.

        We have had meetings with GAPP officials during which we informed them of our business model regarding single-player mobile games. They informed us that by their legal nature single-player mobile games are deemed electronic publications and therefore are theoretically subject to the Electronic Publications Regulations; however, GAPP has to date never regulated the publication of single-player mobile games. During the meetings, the GAPP officials did not object to our current business model regarding single-player mobile games. Furthermore, we believe GAPP is aware that many companies in China provide single-player mobile games to the public without these approvals and licenses, and we are unaware of any instance in which GAPP has penalized any company for its failure to obtain the approvals and licenses. The GAPP officials further informed us that prior to promulgating and implementing any new regulations to clarify the regulatory framework for both online and single-player mobile games, GAPP is unlikely to take regulatory or enforcement actions against such companies. However, GAPP may start requiring mobile game companies, such as us, to obtain approval under the Electronic Publications Regulations and impose penalties for any past non-compliance. GAPP may take enforcement action against us if it finds any game content to be in violation of any content restrictions issued by the PRC government.

        If GAPP adopts regulations or other rules to enforce the Electronic Publications Regulations against entities that develop, publish, preinstall in handsets or distribute single-player mobile games, we may be required to obtain approvals and licenses and/or change our current business model regarding single-player games. Any failure to obtain the necessary approvals and licenses in a timely manner or at all could delay or prevent us from rolling out and operating new or existing single-player mobile games. In addition, we may be required to restructure our operations to comply with such requirements by entering into a contractual arrangement with a non-foreign invested entity which holds the Electronic Publications Publishing License and entrusting such entity to file all single-player games developed by Huiyou with GAPP for its approval. Such a restructuring could be costly and disruptive to our business and would expose us to the risks associated with such arrangements. See "—Risks Related to Our Corporate Structure—To comply with PRC laws and regulations limiting foreign ownership of telecommunication and online cultural businesses, we conduct a substantial portion of our businesses through our VIE in China by means of contractual arrangements. If the PRC government determines that these contractual arrangements do not comply with applicable regulations, our business could be materially and adversely affected."

Huiyou, our subsidiary, has historically operated online mobile games and is currently promoting certain of our online mobile games to handsets companies and design houses. If the PRC government determines that a license or permit is required for these activities, we might be subject to regulatory sanctions.

        PRC laws and regulations require that an entity should obtain an Internet Publishing License and an Online Culture Operation License from the relevant PRC government authorities in order to operate in online mobile game business. See "Regulations—Regulations on Online Games and Cultural Products." However, our PRC subsidiary, Huiyou, has historically operated certain online mobile games without obtaining the required licenses from the relevant PRC government authorities, which may expose us to penalties and other administrative actions that may have a material adverse effect upon our business.

        Currently, Huiyou is developing mobile games, including certain online mobile games. Once an online mobile game it has developed is ready to be commercialized, Huiyou licenses the game to Yingzheng, our VIE, which operates the game in its own name, and receives royalties from Yingzheng. Yingzheng currently holds all of the required licenses and certificates for online mobile game operations and is responsible for all aspects of operating the game, including server maintenance, user registration and regulatory filings and approvals. Yingzheng entrusts Huiyou to enter into contracts with handset companies and design houses to pre-install the licensed game in handsets, and with other mobile service providers for the collection of payments from end-users, for which Yingzheng pays commissions to Huiyou. Mobile network operators and service providers are responsible for collecting payments from game players and for paying the contracted portion of the payments to Huiyou, who receives them on behalf of Yingzheng, the operator of the game. Huiyou then shares the payments it receives with Yingzheng, according to their cooperation agreement. See "Our Corporate History and Structure—Cooperation Agreement between Huiyou and Yingzheng."

        Our PRC legal advisor, Guantao Law Firm, is of the opinion that this current business model does not violate applicable PRC laws and regulations because (i) Huiyou develops online mobile games and promotes such games to handsets companies and design houses but it is not engaged in the operation of such games; (ii) Huiyou licenses Yingzheng to operate such games in its own name and Yingzheng holds all necessary licenses and certificates for online mobile game operations; (iii) Huiyou keeps royalties and commissions for its copyright license and promotional services while Yingzheng receives from Huiyou revenues for operating the games; and (iv) there are no explicit provisions in PRC laws or regulations requiring Huiyou to obtain any approval or license in order to develop online mobile games, grant copyright licenses or provide promotional services, as contemplated by its cooperation agreement with Yingzheng. However, the relevant PRC governmental authorities may deem the activities of Huiyou described above to be the operation of online games without obtaining the required licenses, which may subject us to penalties, require us to make costly changes to our business model and materially disrupt our business.

Regulation and censorship of information disseminated over the Internet and wireless telecommunication networks in China may adversely affect our business, and the mobile service providers with which we cooperate may be liable for information displayed on, retrieved from, or linked to their platforms.

        China has enacted regulations governing telecommunication mobile service providers, Internet and wireless access and the distribution of news and other information over the Internet and wireless telecommunication networks. Under these regulations, mobile content publishers like us are prohibited from posting or displaying over the Internet or wireless networks content that, among other things, violates PRC laws and regulations, impairs the national dignity of China, or is obscene, superstitious, fraudulent or defamatory. Throughout the history of our industry, many mobile games have been designed to include certain hidden content and game features that are accessible through the use of in-game cheat codes or other technological means that are intended to enhance the gameplay experience. We have implemented preventive measures designed to reduce the possibility of hidden, objectionable content from appearing in the mobile games we publish. However, these preventive measures are subject to human error, circumvention, overriding and reasonable resource constraints.

        Meanwhile, when Internet and mobile service providers find that any obscene, superstitious, fraudulent or defamatory information is transmitted on their platforms, they are required to terminate the transmission of such information or delete such information immediately, keep records, and report to relevant authorities. Mobile network operators like China Mobile and China Telecom also have their own policies prohibiting or restricting the distribution of inappropriate content. On December 15, 2009, the MIIT issued the Notice Regarding Plan for Further Regulating Obscene Materials on Mobile Phones, or Circular 672. Under Circular 672, mobile network operators are required to examine their business, promotional channels, as well as the business of their partners, and must immediately terminate such business if any obscene material is involved. Mobile service providers involved in distributing or publishing such obscene materials on mobile handsets are subject to immediate suspension or termination of cooperation with mobile network operators, and a violation will be reported to relevant authorities. Mobile network operators and mobile service providers must examine all websites accessed through mobile handsets and conduct full daily inspection of such websites. If any obscene material is found, access and transmission must cease and be reported to authorities. On June 3, 2010, the MOC issued the Online Game Measures, which became effective August 1, 2010, according to which companies that plan to engage in the operation of online games, issuance of virtual currency and provision of virtual currency transaction services shall obtain a license from the provincial counterpart of the MOC. The MOC is responsible for content review of online games. Online and mobile game operators are also required to establish a self-censorship mechanism and ensure the lawfulness of the content of their games and corporate operations.

        As these regulations are relatively new and subject to interpretation by the relevant authorities, it may not be possible for us to determine in all cases the type of content that could result in liability for us as a mobile game developer and operator. In addition, we may not be able to control or restrict the content of other content providers linked to or accessible through our mobile service providers. To the extent that regulatory authorities find any portion of the applications and content on our mobile service providers objectionable, they may require them to limit or eliminate the dissemination of such information or otherwise curtail the nature of such content on our mobile service providers, which may reduce our user traffic, which in turn decrease access to and downloading of our mobile games.

Risks Related to Doing Business in China

Adverse changes in economic and political policies of the PRC government could negatively impact China's overall economic growth, which could materially and adversely affect our business.

        We conduct substantially all of our operations in China. Accordingly, our business, financial condition, results of operations and prospects depend significantly on economic developments in China. China's economy differs from the economies of most other countries in many respects, including the amount of government involvement in the economy, the general level of economic development, growth rates and government control of foreign exchange and the allocation of resources. While the PRC economy has grown significantly over the past few decades, this growth has remained uneven across different periods, regions and economic sectors.

        The PRC government also exercises significant control over China's economic growth by allocating resources, controlling the payment of foreign currency-denominated obligations, setting monetary policy and providing preferential treatment to particular industries or companies. Between late 2003 and 2008, the PRC government implemented a number of measures, such as increasing the PBOC's statutory deposit reserve ratio and imposing commercial bank lending guidelines, which slowed the growth of credit. In 2008 and 2009, however, in response to the global financial crisis, the PRC government loosened such requirements. Any actions and policies adopted by the PRC government or any prolonged slowdown in China's economy, in particular the mobile applications industry, could have a negative impact on our business, operating results and financial condition in a number of ways. For example, our users may decrease spending on our offerings, while we may have difficulty expanding our user base fast enough, or at all, to offset the impact of decreased spending by our existing users.

We may rely on dividends and other distributions from our subsidiaries in China to fund our cash and financing requirements, and any limitation on the ability of our subsidiaries to make payments to us could materially and adversely affect our ability to conduct our business.

        As an offshore holding company, we may rely principally on dividends from our subsidiaries in China for our cash requirements, including to pay dividends or make other distributions to our shareholders or to service our debt we may incur and to pay our operating expenses. The payment of dividends by entities organized in China is subject to limitations. In particular, the PRC regulations permit our subsidiaries to pay dividends to us only out of their accumulated profits, if any, as determined in accordance with Chinese accounting standards and regulations. In addition, each of our PRC subsidiaries is required each year to set aside at least 10% of its annual after-tax profits (as determined under PRC accounting standards) into its statutory reserve fund until the aggregate amount of that reserve reaches 50% of such entity's registered capital. These reserves are not distributable as cash dividends.

        If our subsidiaries in China incur debt on their own behalf, the instruments governing the debt may restrict their ability to pay dividends or make other distributions to us. Any limitation on the ability of our subsidiaries to distribute dividends or other payments to us could materially and adversely limit our ability to grow, make investments or acquisitions, pay dividends and otherwise fund and conduct our business.

PRC regulation of loans to, and direct investments in, PRC entities by offshore holding companies may delay or prevent us from using the proceeds of any offering to make loans or capital contributions to our PRC operating subsidiaries, which could materially and adversely affect our liquidity and ability to fund and expand our business.

        We may transfer funds to our PRC subsidiaries or finance our PRC subsidiaries by means of shareholder's loans or capital contributions upon completion of an offering. Any loans to our PRC subsidiaries, which are foreign-invested enterprises, cannot exceed statutory limits based on the amount of our investments in such subsidiaries, and shall be registered with the State Administration of Foreign Exchange, or SAFE, or its local counterparts. Furthermore, any capital contributions we make to our PRC subsidiaries shall be approved by the MOFCOM or its local counterparts. We may not be able to obtain these government registrations or approvals on a timely basis, if at all. If we fail to receive such registrations or approvals, our ability to provide loans or capital contributions to our PRC subsidiaries may be negatively affected, which could adversely affect our liquidity and our ability to fund and expand our business.

        In addition, SAFE promulgated the Circular on the Relevant Operating Issues concerning Administration Improvement of Payment and Settlement of Foreign Currency Capital of Foreign-invested Enterprises, or Circular 142, on August 29, 2008. Under Circular 142, registered capital of a foreign-invested company settled in Renminbi converted from foreign currencies may only be used within the business scope approved by the applicable governmental authority and may not be used for equity investments in the PRC, unless otherwise provided by PRC laws. In addition, foreign-invested companies may not change how they use such capital without SAFE's approval, and may not in any case use such capital to repay Renminbi loans if they have not used the proceeds of such loans. Furthermore, SAFE promulgated a circular on November 9, 2010, or Circular 59, which requires the authenticity of settlement of net proceeds from offshore offerings to be closely examined and the net proceeds to be settled in the manner described in the offering documents. SAFE further promulgated the Circular on Further Clarification and Regulation of the Issues Concerning the Administration of Certain Capital Account Foreign Exchange Businesses, or Circular 45, on November 16, 2011, which expressly prohibits foreign-invested enterprises from using the registered capital settled in Renminbi converted from foreign currencies to grant loans through entrustment arrangements with a bank, repay inter-company loans or repay bank loans that have been transferred to a third party. Circular 142, Circular 59 and Circular 45 may significantly limit our ability to transfer the net proceeds from an offering to our PRC subsidiaries and convert the net proceeds into Renminbi, which may adversely affect our liquidity and our ability to fund and expand our business in the PRC.

        One of our offshore holding companies, 3GUU BVI, entered into a supplementary agreement with Yingzheng, our VIE, on December 16, 2011. Under this agreement, 3GUU BVI is obligated to provide Yingzheng with continuing financial support to meet the capital demands of Yingzheng for its business operations. 3GUU BVI's provision of financial support to Yingzheng is subject to approval from SAFE, which approval will specify the maximum loan amount that Yinzheng can obtain using a guarantee from 3GUU BVI, and approval from any other relevant authorities, depending upon the specific mechanism or arrangement adopted by 3GUU BVI and Yingzheng. We may not be able to obtain approval from SAFE or the other required authorities on a timely basis, or at all, which could impact our ability to provide financial support to Yingzheng.

Fluctuations in the value of the Renminbi may materially and adversely affect your investment.

        The value of the Renminbi against the U.S. dollar and other currencies may fluctuate. Exchange rates are affected by, among other things, changes in political and economic conditions and the foreign exchange policy adopted by the PRC government. On July 21, 2005, the PRC government changed its policy of pegging the value of the Renminbi to the U.S. dollar. Under the new policy, the Renminbi is permitted to fluctuate within a narrow and managed band against a basket of foreign currencies.

Following the removal of the U.S. dollar peg, the Renminbi appreciated more than 20% against the U.S. dollar over the following three years. From July 2008 until June 2010, however, the Renminbi has traded stably within a narrow range against the U.S. dollar.

        There remains significant international pressure on the PRC government to adopt a more flexible currency policy, which could result in a further and more significant appreciation of the Renminbi against foreign currencies. On June 20, 2010, the PBOC announced that the PRC government would reform the Renminbi exchange rate regime and increase the flexibility of the exchange rate. We cannot predict how this new policy will impact the Renminbi exchange rate.

        Our revenues and costs are mostly denominated in the Renminbi, and a significant portion of our financial assets are also denominated in the Renminbi. Any significant fluctuations in the exchange rate between the Renminbi and the U.S. dollar may materially and adversely affect our cash flows, revenues, earnings and financial position, and the amount of and any dividends we may pay on the ADSs in U.S. dollars. In addition, any fluctuations in the exchange rate between the Renminbi and the U.S. dollar could also result in foreign currency translation losses for financial reporting purposes.

Governmental control of currency conversion may limit our ability to utilize our revenues effectively and affect the value of your investment.

        The PRC government imposes controls on the convertibility of the Renminbi into foreign currencies and, in certain cases, the remittance of currency out of China. We receive substantially all of our revenues in Renminbi. Under our current corporate structure, our Cayman Islands holding company primarily relies on dividend payments from our wholly-owned PRC subsidiaries in China, Huiyou, OWX Beijing, and Yitongtianxia, to fund any cash and financing requirements we may have. See "Our Corporate History and Structure."

        Under existing PRC foreign exchange regulations, payments of current account items, including profit distributions, interest payments and trade and service-related foreign exchange transactions, can be made in foreign currencies without prior SAFE approval by complying with certain procedural requirements. Therefore, Huiyou, OWX Beijing and Yitongtianxia may pay dividends in foreign currency to us without pre-approval from SAFE. However, approval from or registration with competent government authorities is required where the Renminbi is to be converted into foreign currency and remitted out of China to pay capital expenses such as the repayment of loans denominated in foreign currencies. With the prior approval from SAFE, cash generated from the operations of our PRC subsidiary may be used to pay off debt they owe to entities outside China in a currency other than the Renminbi. The PRC government may at its discretion restrict access to foreign currencies for current account transactions in the future. If the foreign exchange control system prevents us from obtaining sufficient foreign currencies to satisfy our foreign currency demands, we may not be able to pay dividends in foreign currencies to our shareholders, including holders of the ADSs.

Uncertainties in the PRC legal system could materially and adversely affect our business.

        We conduct our business primarily through our subsidiaries and affiliated entities in China. Our operations in China are governed by PRC laws and regulations. The PRC legal system is based on written statutes. Prior court decisions may be cited for reference but have limited precedential value.

        In 1979, the PRC government began to promulgate a comprehensive system of laws and regulations governing economic matters in general, and forms of foreign investment (including wholly foreign-owned enterprises and joint ventures) in particular. These laws, regulations and legal requirements, including those governing PRC tax matters, are relatively new and amended frequently, and their interpretation and enforcement often raise uncertainties that could limit the reliability of the legal protections available to us. In addition, the PRC legal system is based in part on government policies and internal rules (some of which are not published on a timely basis or at all) that may have a retroactive effect. As a result, we may not be aware of our violations of these policies and rules until the violations have occurred. Furthermore, any litigation in China may be protracted and result in substantial costs and diversion of resources and management's attention. We cannot predict future developments in the PRC legal system. We may be required to procure additional permits, authorizations and approvals for our operations, which we may not be able to obtain. Our inability to obtain such permits or authorizations may materially and adversely affect our business, financial condition and results of operations.

We may be required to obtain approval of the China Securities Regulatory Commission, or the CSRC, before listing and trading the ADSs on the Nasdaq Global Market.

        Pursuant to the Regulations on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors, or the New M&A Rules, an offshore special purpose vehicle formed for purposes of overseas listing and controlled directly or indirectly by PRC companies or individuals shall obtain CSRC approval prior to listing and trading its securities on an overseas stock exchange. On December 14, 2006, the CSRC published procedures for special purpose vehicles to obtain approval of overseas listings. The procedures include filing documents with the CSRC and take several months to complete. The application of this new PRC regulation remains unclear.

        Our PRC legal counsel, Guantao Law Firm, is of the opinion that prior CSRC approval for this distribution is not required because we are not an offshore special purpose vehicle controlled directly or indirectly by PRC companies or individuals as defined by the New M&A Rules. However, we cannot assure you that PRC government authorities, including the CSRC, will reach the same conclusion as our PRC legal counsel. If the CSRC or other PRC government authorities determine that prior CSRC approval is required, any future registered offering will be delayed until we obtain the approval from the CSRC, which may take several months or longer. If a prior approval from the CSRC is required but not obtained, we may face regulatory actions or other sanctions from the CSRC or other PRC regulatory authorities.

        These regulatory authorities may impose fines and penalties on our operations in the PRC, limit our operating privileges in the PRC, delay or restrict the repatriation of the proceeds from future offerings into the PRC, or take other actions that could materially and adversely affect our business or the trading price of the ADSs. The CSRC or other PRC regulatory authorities may also require us, or make it advisable for us, to halt an offering before settlement and delivery of the ADSs offered. Consequently, if you engage in market trading or other activities in anticipation of and prior to settlement and delivery, you do so at the risk that settlement and delivery may not occur.

A failure by the beneficial owners of our shares who are PRC residents to comply with certain PRC foreign exchange regulations could restrict our ability to distribute profits, restrict our overseas and cross-border investment activities and subject us to liability under PRC law.

        SAFE has promulgated several regulations, including the Notice on Relevant Issues Concerning Foreign Exchange Control on Domestic Residents' Corporate Financing and Roundtrip Investment Through Offshore Special Purpose Vehicles, or Circular 75, effective on November 1, 2005, and the Notice on Printing and Distributing the Implementing Rules for Administration of Foreign Exchange in Fund-Raising and Roundtrip Investment Activities of Domestic Residents Conducted via Offshore Special Purpose Companies, or Circular 19, issued on May 20, 2011 and effective from July 1, 2011. These regulations require PRC residents (including any PRC citizen) and PRC corporate entities to register with local branches of SAFE in connection with their direct or indirect offshore investment activities. In the event that a PRC shareholder with a direct or indirect stake in an offshore parent company fails to make the required SAFE registration, the PRC subsidiaries of that offshore parent company may be prohibited from making distributions of profit to the offshore parent and from paying the offshore parent proceeds from any reduction in capital, share transfer or liquidation in respect of the PRC subsidiaries. Further, failure to comply with the various SAFE registration requirements described above could result in liability under PRC law for foreign exchange evasion.

        These regulations apply to our direct and indirect shareholders who are PRC residents and may apply to any offshore acquisitions that we make in the future. In practice, however, different local SAFE branches may have different views on application and implementation of the SAFE regulations and we cannot assure you that all of our beneficial owners that are PRC residents will be able to register or update the registration of their direct and indirect equity interest in us as required. If they fail to make or update the registration, our PRC subsidiaries could be subject to fines and legal penalties, and SAFE could restrict our cross-border investment activities and our foreign exchange activities, including restricting our PRC subsidiaries' ability to distribute dividends to, or obtain loans denominated in foreign currencies from, our company, or prevent us from paying dividends. As a result, our business operations and our ability to make distributions to you could be materially and adversely affected.

Failure to comply with the registration requirements for employee share option plans may subject our PRC equity incentive plan participants or us to fines and other legal or administrative sanctions.

        In January 2007, SAFE issued implementing rules for the Administrative Measures of Foreign Exchange Matters for Individuals, which, among other things, specified approval requirements for certain capital account transactions such as a PRC citizen's participation in the employee stock ownership plans or stock option plans of an overseas publicly-listed company. In addition, Circular of the SAFE on Relevant Issues Concerning the Foreign Exchange Administration for Domestic Individuals' Participating in the Share Incentive Schemes of Overseas-Listed Companies, or Circular 7, was promulgated by the SAFE on February 15, 2012.

        In accordance with Circular 7, PRC residents who are granted shares or share options by an overseas publicly-listed company under a share incentive scheme are required, through the PRC subsidiary of the overseas publicly-listed company, to entrust a PRC agent to register with SAFE or its local office and complete certain procedures relating to the share incentive schemes. A PRC agent can be one of the PRC subsidiaries participating in the share incentive scheme or another institution qualified to hold the assets as designated by the PRC subsidiary and in accordance with PRC laws. We and our PRC employees who receive stock option plan will be subject to these regulations when we are listed in the United States. If we or our PRC optionees fail to comply with these regulations, we or our PRC optionees may be subject to fines and other legal or administrative sanctions.

We may be classified as a "resident enterprise" for PRC enterprise income tax purposes, which could result in unfavorable tax consequences to us and our non-PRC shareholders.

        Under the PRC Enterprise Income Tax Law, or the New EIT Law, and its implementation rules, both effective from January 1, 2008, an enterprise established outside of the PRC with "de facto management bodies" within the PRC is considered a PRC resident enterprise and is subject to a 25% enterprise income tax on its global income. The implementation rules further define the term "de facto management bodies" as establishments that carry out substantial and overall management and control over the manufacturing and business operations, personnel, accounting and properties of an enterprise. The State Administration of Taxation, or the SAT, issued the Notice Regarding the Determination of Chinese-Controlled Offshore Incorporated Enterprises as PRC Tax Resident Enterprises on the Basis of De Facto Management Bodies, or Circular 82, which sets out certain specific criteria for determining whether the "de facto management body" of a Chinese-controlled offshore incorporated enterprise is located in China.

        Although such circular only applies to offshore enterprises controlled by PRC enterprises or PRC enterprise groups, not those controlled by PRC individuals or foreign individuals, the determining criteria set forth in Circular 82 may reflect the SAT's general position on how the "de facto management body" test should be applied in determining the tax resident status of offshore enterprises, regardless of whether they are controlled by PRC enterprises, PRC enterprise groups or by PRC or foreign individuals. As a result, we cannot assure you that the SAT will not implement Circular 82 or amend the rules in the future to the effect that such rules will apply to us or any of our overseas subsidiaries. The SAT issued the Administrative Measures on Enterprise Income Tax of Foreign-Incorporated Chinese-Controlled Resident Enterprises (Trial) on July 27, 2011, which will take effect from September 1, 2011. According to these measures, in the event that the PRC authorities subsequently determine that we should be treated as a resident enterprise and ever decide to issue the Resident Enterprise Recognition Letter for Foreign-Incorporated Chinese-Controlled Enterprises to us, we are required to handle all tax matters according to the rules governing PRC resident enterprises for the enterprise income tax purpose from the year when such letter is issued to us. A 25% enterprise income tax will be imposed on our global income, which could significantly increase our tax burden and materially and adversely affect our financial condition and results of operations. In addition, dividends paid to us from our PRC subsidiaries would qualify as "tax-exempted income." Finally, dividends payable by us to our investors and gain on the sale of our shares may become subject to PRC withholding tax.

Any change in the tax treatment we currently enjoy in the PRC may materially and adversely impact our net income.

        Our PRC subsidiaries are incorporated in the PRC and are governed by applicable PRC income tax laws and regulations. The New EIT Law and its implementing rules, both of which came into effect on January 1, 2008, impose a statutory rate of 25% on PRC enterprises. However, the New EIT Law also permits enterprises to continue to enjoy their existing tax incentives, adjusted by certain transitional phase-out rules, under which enterprises established before the promulgation date of the New EIT Law that were granted tax holidays under the then effective tax laws or regulations may continue to enjoy their tax holidays until their expiration. Our VIE, Yingzheng, as an enterprise established before the promulgation date of the New EIT Law, was entitled to enjoy its exemption of enterprise income tax exemption from 2006 and 2007 and a 50% reduced tax rate of 12.5% from 2008 to 2010. In addition, under the New EIT Law and its implementation regulations, newly established software enterprises are entitled to a two-year exemption followed by a three-year 50% enterprise income tax rate reduction from its first profit-making year. Beijing Dongganlefeng Information Technology Co., Ltd., or Donggan, one of our subsidiaries, obtained the new software enterprise status in May 2009 and therefore is entitled to enjoy tax exemption from 2008 to 2009 and a 50% reduced tax rate of 12.5% from 2010 to 2012. However, as Donggan was dormant during 2010, it was not entitled to any tax holiday and its applicable tax rate in 2010, 2011 and the first three months of 2012 was 25%. Preferential tax treatments and incentives granted to us by PRC governmental authorities are subject to review and may be adjusted or revoked at any time in the future. While the PRC enterprise income tax is generally imposed based on actual taxable income, some of our subsidiaries pay enterprise income tax based on a deemed profit calculation. Shenzhen Qilewuxian Software Development Co., Ltd., Shenzhen Yikechuanghui Technology Co., Ltd., and Shenzhen Douwan Network Technology Co., Ltd., or Shenzhen Douwan, paid enterprise income taxes calculated according to deemed profit rates from 6% to 10% during certain taxable periods based on documentation issued by the local tax authorities in lieu of their actual profits. However, starting from July 1, 2011 and January 1, 2012, respectively, Shenzhen Yikechuanghui Technology Co., Ltd. and Shenzhen Douwan ceased applying the deemed profits methodology as they are each no longer qualified under the applicable criteria. In addition, Shenzhen Qilewuxian Software Development Co., Ltd. is in the process of ceasing to apply the deemed profits methodology. We cannot assure you that the local tax authorities will not, in the future, change their position and discontinue any of our current tax treatments, potentially with retroactive effect. The discontinuation of any of our current tax treatments could materially increase our tax obligations and adversely impact our net income.

The New EIT Law will affect tax exemptions on dividends to be paid by our PRC subsidiaries to us through our Hong Kong subsidiaries and we may not be able to obtain certain treaty benefits under the relevant tax treaty.

        We are a holding company incorporated under the laws of the Cayman Islands. We conduct substantially all of our business through our PRC subsidiaries and we derive all of our income from it. Prior to January 1, 2008, dividends derived by foreign enterprises from business operations in China were not subject to the PRC enterprise income tax. However, under the New EIT Law and its implementation rules, dividends payable by a foreign-invested enterprise in China to its shareholders that are "non-resident enterprises" are subject to a 10% withholding tax starting from January 1, 2008, unless such shareholders' jurisdiction of incorporation has a tax treaty with China that provides for a preferential arrangement.

        Pursuant to the Notice of the SAT on Issuing the Table of Tax Rates on Dividends in Treatises, or Notice 112, which was issued on January 29, 2008, the Arrangement between the PRC and the Hong Kong Special Administrative Region on the Avoidance of Double Taxation and Prevention of Fiscal Evasion, or the Double Taxation Arrangement (Hong Kong), which became effective on December 8, 2006, such withholding tax may be lowered to 5% if the PRC enterprise is at least 25% directly held by a Hong Kong enterprise. In October 2009, the SAT further issued the Notice on How to Understand and Determine the "Beneficial Owners" in Tax Treaties, or Circular 601. According to Circular 601, non-resident enterprises that cannot provide valid supporting documents as "beneficial owners" may not be approved to enjoy tax treaty benefits, and "beneficial owners" refers to individuals, companies or other organizations which are normally engaged in substantive operations. These rules also set forth certain adverse factors on the recognition of a "beneficial owner." Specifically, they expressly exclude a "conduit company" that is usually established for the purposes of avoiding or reducing tax obligations or transferring or accumulating profits and not engaged in substantive operations such as manufacturing, sales or management, from being a "beneficial owner." As a result, dividends from our PRC subsidiaries paid to us through our Hong Kong subsidiaries may be subject to a reduced withholding tax at a rate of 5% if our Hong Kong subsidiaries are determined to be Hong Kong tax residents and are considered to be "beneficial owners" that are generally engaged in substantive business activities and entitled to treaty benefits under the Double Taxation Arrangement (Hong Kong). Otherwise, we may not be able to enjoy the preferential withholding tax rate of 5% under the tax arrangement and therefore be subject to withholding tax at a rate of 10% with respect to dividends to be paid by our PRC subsidiaries to us through our Hong Kong subsidiaries.

New labor laws in the PRC may adversely affect our results of operations.

        On June 29, 2007, the PRC government promulgated the PRC Labor Contract Law, which became effective on January 1, 2008. The PRC Labor Contract Law imposes greater liabilities on employers and significantly impacts the cost of an employer's decision to reduce its workforce. Furthermore, the PRC Labor Contract Law requires certain terminations to be based upon seniority and not the merits of employees. As a result, the PRC Labor Contract Law could increase our operating expenses and limit our ability to significantly change or decrease our workforce.

Certain of our subsidiaries have not made all necessary contributions to social insurances and the housing fund, which could subject us to penalties, including fines and court enforcement.

        In accordance with the relevant laws and regulations on social security, employers in the PRC are required to make contributions to various social insurances (including medical, pension, unemployment, work-related injury and maternity insurance) and the housing fund on behalf its employees. As of the date of this prospectus, certain of our subsidiaries have not made all necessary contributions to the various social insurances and the housing fund on behalf of their employees, the aggregate amount of which is RMB2.3 million (US$0.4 million), for which we have made a full provision. Our PRC legal counsel, Guantao Law Firm, has advised us that our failure to make such payments could subject us to penalties, including fines, and court enforcement.

If the custodians or authorized users of our corporate chops and seals, fail to fulfill their responsibilities, or misappropriate or misuse these corporate instruments, our business and operations could be materially and adversely affected.

        The corporate chops and seals of our PRC entities are essential to our ability to enter into contracts, conduct banking business and take certain corporate actions, including registering any change to the composition of the board of directors or management with the relevant PRC authorities. In order to maintain the physical security of our corporate chops and seals, we generally store these items in secured locations accessible only to authorized personnel, who are usually members of our senior management. Although we monitor such authorized personnel, there is no assurance such procedures will prevent all instances of abuse or negligence. Accordingly, if any of our authorized personnel misuse or misappropriate our corporate chops or seals, we could experience significant disruption to our operations. Attempts to remedy such disruption may involve expensive legal or other proceedings, and we may not prevail for a long time or at all. In particular, during any period we lose effective control of an entity as a result of such misuse or misappropriation, the business activities and economic contribution of the affected entity could be severely disrupted, or our auditor may be unable to access documents and information from such entities that may be necessary for them to complete an audit of the consolidated financial statements of our group.

Risks Related to the ADSs and This Distribution

There has been no public market for our ordinary shares or ADSs prior to the listing of the ADSs on the Nasdaq Global Market, and you may not be able to sell the ADSs at an attractive price, or at all.

        Prior to the listing of the ADSs, there has been no public market for our ordinary shares or ADSs. We have applied to list the ADSs on the Nasdaq Global Market and expect that trading will begin the first trading day after completion of the distribution. Our ordinary shares will not be listed or quoted for trading on any other exchange. We do not plan to have a "when-issued" market for our ADSs prior to the distribution. An active and liquid trading market for the ADSs may not develop as a result of this distribution or be sustained in the future. If an active trading market for the ADSs does not develop or is not sustained, it may be difficult for you to sell our ADSs at an attractive price, or at all, and could cause the market price of our ADSs to decline or be more volatile. Furthermore, if such active trading market does not develop or is not sustained, we may not be able to meet the Nasdaq Global Market's continued listing requirements or seek listing on another globally recognized exchange.

The market price for the ADSs may be volatile.

        We cannot predict the market price of the ADSs at the time of, or subsequent to, the distribution. The market price of the ADSs is likely to be highly volatile and subject to wide fluctuations in response to factors including the following:

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  regulatory developments in the mobile game industry;

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  actual or anticipated fluctuations in our quarterly or annual results of operations;

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  changes in financial estimates by securities research analysts or the failure by securities research analysts to cover our ADSs after the listing;

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  negative publicity, studies or reports;

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  changes in conditions of Internet and mobile security industry;

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  changes in performance and valuation of our peer or comparable companies;

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  announcements by us or our competitors of new services, acquisitions, strategic relationships, joint ventures or capital commitments;

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  changes in our senior management;

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  fluctuations in the exchange rate between the Renminbi and the U.S. dollar; and

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  sales or anticipated sales of additional ordinary shares or ADSs.

        In addition, securities markets have experienced significant price and volume fluctuations unrelated to the operating results of any particular companies. These market fluctuations may also materially adversely affect the market price of the ADSs.

Our ADSs may have a low trading volume and limited liquidity, resulting from a lack of analyst coverage and institutional interest.

        Our ADSs may receive limited attention from market analysts. Lack of up-to-date analyst coverage may make it difficult for potential investors to fully understand our operations and business fundamentals, which may limit our trading volume. Such limited liquidity may impede the development of institutional interest in our ADSs, could adversely affect the value of our ADSs and limit your ability to sell our ADSs.

We are exempt from some of the corporate governance requirements of the Nasdaq Global Market.

        As a subsidiary of VODone, we are exempt from some of the corporate governance requirements of the Nasdaq Global Market by virtue of being a controlled company. Specifically, we are not required to:

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  have a majority of independent directors on our board (other than due to the requirements for the audit committee under the Exchange Act); and

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  have a compensation committee or a nominating and corporate governance committee consisting entirely of independent directors.

        As a foreign private issuer, we may be exempt from these and other corporate governance requirements of the Nasdaq Global Market, though we intend to comply with such requirements. Should we choose not to comply, we are required to provide a brief description of the significant differences between our corporate governance practices and the corporate governance practice required to be followed by U.S. domestic companies under the Nasdaq Global Market requirements. Although we currently do not intend to rely on any of the exemptions to corporate governance requirements of the Nasdaq Global Market, if we choose to rely on such exemptions in the future, the level of independent oversight over management of our company may afford less protection to our shareholders.

We may be classified as a passive foreign investment company, which could result in adverse United States federal income tax consequences to United States holders of the ADSs or ordinary shares.

        We do not expect to be a passive foreign investment company, or PFIC, for United States federal income tax purposes for our current taxable year, although we may become a PFIC in the forseeable future. The application of the PFIC rules is subject to uncertainty in several respects, and we cannot assure you the United States Internal Revenue Service will not take a contrary position. A non-United States corporation will be a PFIC for any taxable year if either (i) at least 75% of its gross income for such year is passive income or (ii) at least 50% of the value of its assets (based on an average of the quarterly values of the assets) during such year is attributable to assets that produce or are held for the production of passive income. A separate determination must be made after the close of each taxable year as to whether we were a PFIC for that year.

        The classification of certain of our income as active or passive, and certain of our assets as producing active or passive income, and hence whether we expect to be or will become a PFIC, depends on the interpretation of certain United States Treasury Regulations relating to royalty income and income from intangible assets, as well as certain IRS guidance relating to the classification of assets as producing active or passive income. Such regulations and guidance are potentially subject to different interpretations. If the percentage of our assets treated as producing passive income increases, we may become a PFIC for the current or one or more future taxable years.

        In addition, the determination of whether we expect to be or will become a PFIC will depend in part upon the value of our goodwill and other unbooked intangibles not reflected on our balance sheet (which may depend upon the market value of the ADSs or ordinary shares) and also will be affected by how, and how quickly, we spend our liquid assets. In estimating the value of our goodwill and other unbooked intangibles, we have taken into account our anticipated market capitalization following the listing of the ADSs on the Nasdaq Global Market. In addition, we have assumed that no offering or private placement of our ADSs or ordinary shares will take place in the current taxable year. Among other matters, if our market capitalization is less than anticipated or subsequently declines, we may be or become a PFIC for the current or future taxable years because our liquid assets and cash (which are for this purpose considered assets that produce passive income) may then represent a greater percentage of our overall assets. Further, while we believe our classification methodology and valuation approach is reasonable, it is possible that the Internal Revenue Service may challenge our classification or valuation of our goodwill and other unbooked intangibles, which may result in our company being or becoming classified as a PFIC for the current or one or more future taxable years.

        We will be treated as owning a proportionate share of the assets and earning a proportionate share of the income of any other corporation in which we own, directly or indirectly, more than 25% by value of the stock. Although the law in this regard is unclear, we treat Yingzheng as being owned by us for United States federal income tax purposes. If it is determined, however, that we are not the owner of Yingzheng for United States federal income tax purposes, the composition of our income and assets would change and we may become a PFIC for the current or one or more future taxable years. See "Taxation—United States Federal Income Taxation—Passive Foreign Investment Company."

        If we are a PFIC for any taxable year during which a United States person holds an ADS or ordinary share, certain adverse United States federal income tax consequences could apply to such United States Holder. See "Taxation—United States Federal Income Taxation—Passive Foreign Investment Company."

Our dual-class ordinary share structure with different voting rights will limit your ability to influence corporate matters and could discourage others from pursuing any change of control transactions that holders of our Class A ordinary shares and ADSs may view as beneficial.

        Pursuant to our amended and restated memorandum and articles of association that will become effective upon this distribution, our ordinary shares will be divided into Class A ordinary shares and Class B ordinary shares. Holders of Class A ordinary shares will be entitled to one vote per share, while holders of Class B ordinary shares will be entitled to five votes per share. We may issue Class A ordinary shares represented by ADSs in future registered offerings. Only VODone and its affiliates will hold our Class B ordinary shares.

        Each Class B ordinary share will be convertible into one Class A ordinary share at any time upon the Class B shareholder's request. Class A ordinary shares will not be convertible into Class B ordinary shares under any circumstances. Upon any transfer of Class B ordinary shares to any person or entity which is not an affiliate of the Class B shareholder, such Class B ordinary shares will automatically and immediately convert into an equal number of Class A ordinary shares. In addition, if at any time VODone and its affiliates collectively own less than        % of the total number of the issued and outstanding Class B ordinary shares, each issued and outstanding Class B ordinary will automatically and immediately convert into one share of Class A ordinary share, and we will not issue any Class B ordinary shares thereafter.

        Due to the disparate voting powers attached to these two classes, we anticipate that our existing shareholders will collectively own approximately            % of the voting power of our outstanding ordinary shares after this distribution and will have considerable influence over matters requiring shareholder approval, including election of directors and significant corporate transactions, such as a merger of our company. In particular, VODone will own approximately      % of our outstanding ordinary shares, representing      % of our total voting power after this distribution. This concentrated control will limit your ability to influence corporate matters and could discourage others from pursuing any potential merger, takeover or other change of control transactions that holders of Class A ordinary shares and ADSs may view as beneficial.

We may need additional capital, and the sale of additional ADSs or other equity securities could result in dilution to our shareholders.

        We believe that our current cash and cash equivalents, anticipated cash flow from operations will be sufficient to meet our anticipated cash needs for the foreseeable future. We may, however, require additional cash resources due to changed business conditions or other future developments, including any investments or acquisitions we may decide to pursue. If these resources are insufficient to satisfy our cash requirements, we may seek to sell equity or debt securities or obtain a credit facility. The sale of equity securities could result in dilution to our shareholders. The incurrence of indebtedness would result in increased debt service obligations and could result in operating and financing covenants that would restrict our operations. It is uncertain whether financing will be available in amounts or on terms acceptable to us, if at all.

Substantial future sales of the ADSs in the public market, or the perception that these sales could occur, could cause the price of the ADSs to decline.

        Our ADSs issuable to VODone shareholders in connection with this distribution generally may be sold immediately in the public market. Although we have no actual knowledge of any plan or intention on the part of any significant shareholder to sell our ADSs following the distribution, some of our ADS holders may sell ADSs received in connection with this distribution for various reasons. For example, our business profile or market capitalization as an independent company may not fit such ADS holder's investment objectives and we will be listed in a jurisdiction that may be unfamiliar to some ADSs holders. Sales of significant amounts of our ADSs or the perception in the market that this will occur may result in the lowering of the price of our ordinary shares and could impair our future ability to raise capital through an offering of our equity securities.                        ordinary shares outstanding after this distribution will not be held by affiliates and will be available for sale, subject to restrictions, if any, under Rule 144 under the Securities Act.

Our memorandum and articles of association will contain anti-takeover provisions that could materially and adversely affect the rights of holders of our ordinary shares and ADSs.

        We have adopted an amended and restated memorandum and articles of association that will become effective upon the closing of this distribution. Our amended and restated articles of association will contain provisions that could limit the ability of others to acquire control of our company or cause us to engage in change-of-control transactions. These provisions could deprive our shareholders of an opportunity to sell their shares at a premium over prevailing market prices by discouraging third parties from seeking to obtain control of our company in a tender offer or similar transaction. For example, our board of directors has the authority, without further action by our shareholders, to issue preferred shares in one or more series and to fix their designations, powers, preferences, privileges and relative participating, optional or special rights and their qualifications, limitations or restrictions. These preferred shares may include dividend rights, conversion rights, voting rights, terms of redemption and liquidation preferences, any or all of which may provide rights and preferences that holders our ordinary shares or ADSs do not have.

        We could issue preferred shares quickly on terms that could delay or prevent a change in control of our company or make removal of management more difficult. If we issue preferred shares, the price of the ADSs may fall and the voting and other rights of the holders of our ordinary shares and ADSs may be materially and adversely affected.

        Furthermore, our amended and restated articles of association provide for a staggered board, which means that our directors are divided into three classes, with one-third of our board retiring from office and standing for re-election at each general meeting of our shareholders. Accordingly, with our staggered board, at least two annual general meetings of our shareholders instead of one, are generally required in order to effect a change in a majority of our directors as a result of retirement by rotation. Our staggered board can discourage proxy contests for the election of our directors and purchases of substantial blocks of our shares by making it more difficult for a potential acquirer to take control of our board in a relatively short period of time.

Holders of the ADSs will not have the same voting rights as the holders of our ordinary shares and may not receive voting materials in time to be able to exercise their right to vote through the depositary.

        Holders of the ADSs will not be able to directly exercise voting rights attaching to the ordinary shares represented by their ADSs. Holders of the ADSs will have the right to instruct the depositary how to vote the shares represented by the ADSs. You may not receive voting materials in time to instruct the depositary to vote, and you may not have the opportunity to exercise a right to vote.

Holders of the ADSs may not be able to participate in rights offerings and may experience dilution of your holdings as a result.

        We may distribute rights to our shareholders, including rights to acquire our securities. Under the deposit agreement for the ADSs, the depositary will not offer those rights to ADS holders unless both the rights and the underlying securities to be distributed to ADS holders are either registered under the Securities Act or exempt from registration under the Securities Act with respect to all holders of ADSs.

        We are not obligated to file a registration statement with respect to any such rights or underlying securities or to endeavor to cause such a registration statement to be declared effective. In addition, we may not be able to take advantage of any exemptions from registration under the Securities Act. Accordingly, holders of the ADSs may be unable to participate in our rights offerings and may experience dilution in their holdings as a result.

Holders of the ADSs may be subject to limitations on transferring their ADSs.

        The ADSs are transferable on the books of the depositary. However, the depositary may close its transfer books at any time or from time to time when it deems doing so expedient in connection with the performance of its duties. In addition, the depositary may refuse to deliver, transfer or register transfers of ADSs when our books or the books of the depositary are closed, when we or the depositary deem it advisable to do so because of any requirement of law or of any government or governmental body, under any provision of the deposit agreement or for any other reason.

We are a Cayman Islands company and, because judicial precedent regarding the rights of shareholders is more limited under Cayman Islands law than under U.S. law, holders of our ADSs may have less protection of your shareholder rights than you would under U.S. law.

        Our corporate affairs are governed by our amended and restated memorandum and articles of association, the Cayman Islands Companies Law and the common law of the Cayman Islands. The rights of shareholders to take action against the directors, the rights of minority shareholders to institute actions and the fiduciary responsibilities of our directors to us are to a large extent governed by the common law of the Cayman Islands. The common law of the Cayman Islands is derived in part from comparatively limited judicial precedent in the Cayman Islands as well as from English common law, the latter of which has persuasive, but not binding, authority on a court in the Cayman Islands.

        The rights of our shareholders and the fiduciary responsibilities of our directors under Cayman Islands law are not as clearly established as they would be under statutes or judicial precedent in the United States. In particular, the Cayman Islands has a less developed body of securities law than the United States. In addition, Cayman Islands companies may not have standing to initiate a shareholder derivative action before the federal courts of the United States. As a result, our public shareholders may encounter more difficulty in protecting their interests against actions taken by the management, the board of directors or the controlling shareholders of our company than they would as shareholders of a public company incorporated in the United States.

You may have difficulty enforcing judgments obtained against us.

        We are a Cayman Islands company, and we conduct substantially all of our operations in the PRC. Substantially all of our assets are located outside of the United States. In addition, most of our directors and officers are nationals and residents of countries other than the United States. As a result, it may be difficult for you to effect service of process upon our directors and officers in the United States. It may also be difficult for you to enforce judgments obtained in U.S. courts based on the civil liability provisions of the U.S. federal securities laws against us and our officers and directors, most of whom are not residents of the United States and the substantial majority of whose assets are located outside of the United States.

        In addition, the courts of the Cayman Islands or the PRC may not recognize or enforce judgments of U.S. courts against us or our directors and officers predicated upon the civil liability provisions of the securities laws of the United States or any state. Furthermore, Cayman Islands or PRC courts may not be competent to hear original actions brought in the Cayman Islands or the PRC against us or our directors and officers predicated upon the securities laws of the United States or any state. See "Enforceability of Civil Liabilities."

We will incur additional costs as a result of becoming a public company, which could negatively impact our net income and liquidity.

        Upon completion of this distribution, we will become a public company in the United States. As a public company, we will incur significant legal, accounting and other expenses that we did not incur as a private company. In addition, Sarbanes-Oxley and rules and regulations implemented by the SEC and the Nasdaq Global Market require significantly heightened corporate governance practices for public companies. We expect that these rules and regulations will increase our legal, accounting and financial compliance costs and will make many corporate activities more time-consuming and costly.

        We do not expect to incur materially greater costs as a result of becoming a public company than those incurred by similarly sized U.S. public companies. If we fail to comply with these rules and regulations, we could become the subject of a governmental enforcement action, investors may lose confidence in us and the market price of the ADSs could decline.

We are a "foreign private issuer," and our disclosure obligations differ from those of U.S. domestic reporting companies. As a result, we may not provide you the same information as U.S. domestic reporting companies or we may provide information at different times, which may make it more difficult for you to evaluate our performance and prospects.

        We are a foreign private issuer and, as a result, we are not subject to the same requirements as U.S. domestic issuers. Under the Exchange Act, we will be subject to reporting obligations that, to some extent, are more lenient and less frequent than those of U.S. domestic reporting companies. For example, we will not be required to issue quarterly reports or proxy statements. We will not be required to disclose detailed individual executive compensation information. Furthermore, our directors and executive officers will not be required to report equity holdings under Section 16 of the Exchange Act and will not be subject to the insider short-swing profit disclosure and recovery regime.

        As a foreign private issuer, we will also be exempt from the requirements of Regulation FD (Fair Disclosure) which, generally, are meant to ensure that select groups of investors are not privy to specific information about an issuer before other investors. However, we will still be subject to the anti-fraud and anti-manipulation rules of the SEC, such as Rule 10b-5 under the Exchange Act. Since many of the disclosure obligations imposed on us as a foreign private issuer differ from those imposed on U.S. domestic reporting companies, you should not expect to receive the same information about us and at the same time as the information provided by U.S. domestic reporting companies.

Our auditor, like other independent registered public accounting firms operating in China, is not permitted to be subject to inspection by the Public Company Accounting Oversight Board, and as such, investors may be deprived of the benefits of such inspection.

        The independent registered public accounting firm that issues the audit reports included in our filings made with the SEC, as an auditor of companies that are traded publicly in the United States and a firm registered with the Public Company Accounting Oversight Board (United States), or PCAOB, is required by the laws of the United States to undergo regular inspections by PCAOB to assess its compliance with the laws of the United States and professional standards. Because it is located in China, a jurisdiction where PCAOB is currently unable to conduct inspections without the approval of the PRC authorities, our auditor, like other independent registered public accounting firms operating in China, does not undergo regular PCAOB inspection.

        Inspections of other firms that PCAOB has conducted outside of China have identified deficiencies in those firms' audit and quality control procedures, which may be addressed as part of the inspection process to improve the quality of future audits. The inability of PCAOB to inspect independent registered public accounting firms operating in China makes it more difficult to evaluate the effectiveness of our auditor's audit or quality control procedures compared to those conducted by auditors outside of the PRC that are subject to PCAOB inspections. As a result, investors may be deprived of the benefits of PCAOB inspections and they may lose confidence in our reported financial information and procedures and the quality of our financial statements.

FORWARD-LOOKING STATEMENTS

        This prospectus contains forward-looking statements that are based on our management's beliefs and assumptions and on information currently available to us. The forward-looking statements are contained principally in the sections entitled "Prospectus Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Our Industry" and "Our Business." These statements involve known and unknown risks, uncertainties and other factors, including those listed under "Risk Factors," which may cause our actual results, performance or achievements to be materially different from those expressed or implied by the forward-looking statements.

        In some cases, you can identify these forward-looking statements by words or phrases such as "may," "will," "expect," "anticipate," "aim," "estimate," "intend," "plan," "believe," "potential," "continue," "is/are likely to" or other similar expressions. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy and financial needs. These forward-looking statements include, among other things, statements relating to:

  •
  our growth strategies as well as our business plans;

  •
  our future development, results of operations and financial condition;

  •
  our ability to continue to develop new and attractive products and services;

  •
  our ability to continue to develop new technologies and/or upgrade our existing technologies;

  •
  our ability to attract and retain users and customers and further enhance our brand recognition;

  •
  the expected growth of and trends in the mobile game industry in China;

  •
  PRC governmental policies and regulations relating to the mobile game industry in China;

  •
  competition in the mobile game industry; and

  •
  general economic and business conditions in China.

        This prospectus also contains data related to the mobile game industry in China, including projections that are based on a number of assumptions. These market data include market data from the Analysys Report. The mobile game industry in China may not grow at the rates projected by the market data, or at all. The failure of the markets to grow at the projected rates may have a material adverse effect on our business and the market price of the ADSs. In addition, the rapidly changing nature of the mobile game industry in China subjects any projections or estimates relating to the growth prospects or future condition of our market to significant uncertainties. If any one or more of the assumptions underlying the market data turns out to be incorrect, our actual results may differ from the projections based on these assumptions. You should not place undue reliance on these forward-looking statements.

        You should read thoroughly this prospectus and the documents that we refer to in this prospectus with the understanding that our actual results in the future may be materially different from or worse than what we expect. We qualify all of our forward-looking statements by these cautionary statements. Other sections of this prospectus include additional factors which could adversely affect our business and financial performance. Moreover, we operate in an evolving environment. New risk factors and uncertainties emerge from time to time and it is not possible for our management to predict all risk factors and uncertainties, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

        You should not rely upon forward-looking statements as predictions of future events. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

THE DISTRIBUTION

        VODone Limited plans to make a distribution of            ADSs, representing            Class A ordinary shares, par value US$0.001 per share, of our company, or approximately            % of our total shares outstanding to VODone's shareholders. At the time of this distribution, VODone will distribute the ADSs on a pro rata basis to its shareholders. Every VODone ordinary share outstanding as of the close of business on            , 2012, the record date for this distribution, will entitle the holder thereof to receive             ADSs representing our Class A ordinary shares.

Reasons for the Distribution

        VODone, a company incorporated in Bermuda with limited liability, is a state-affiliated leading new media company in China which operates a nation-wide audio-video broadband transmission platform, delivering a range of cross media telecommunications contents and valued-added services through the Internet. The board of directors of VODone periodically reviews and assesses strategic alternatives to ensure that its assets are being utilized in the best manner to create value for VODone and its shareholders. After considering alternatives, including an initial public offering and remaining a private company, the VODone board determined that the best strategy for realizing the potential value of our assets was to effect this distribution and listing of our ADSs on an international stock exchange. The VODone board determined that the distribution and listing will enhance the stand-alone character of our business and operations without the expenses and uncertainties of raising new capital through an initial public offering, which new capital we do not currently require. The board of directors of VODone believes that the distribution and listing will:

  •
  allow our management and management of VODone to each focus on their own respective businesses as public companies, as we and VODone have different business strategies and growth prospects. The listing will allow the two companies to maintain separate platforms for their businesses without any overlap in management. In addition, despite our separate platforms, we have entered into a Non-Compete Agreement with VODone under which VODone agreed not to engage or assist any of its other subsidiaries in engaging in the mobile game development and operation or the handset design business in China without our consent,

  •
  allow for our own equity-based options in order to enable us to provide incentives for management and other key employees that are directly related to the market performance of our publicly traded shares,

  •
  allow us direct access to U.S. capital markets to finance our product and research development activities,

  •
  allow the financial community to focus separately on our and VODone's businesses,

  •
  facilitate acquisitions, joint ventures and partnerships by VODone and us with other companies focusing on the same or complementary businesses and technologies, and

  •
  allow VODone to return value to its shareholders, and provide VODone shareholders with a direct ownership interest in us in addition to the indirect interest in us that they have as VODone shareholders.

        The distribution and listing involve certain risks and uncertainties that may materially affect us. Please see "Risk Factors" for a more detailed discussion of risks and uncertainties relating to the distribution and listing, in particular "Risk Factors—Risks Related to the ADSs and This Distribution—There has been no public market for our ordinary shares or ADSs prior to the listing of the ADSs on the Nasdaq Global Market, and you may not be able to sell the ADSs at an attractive price, or at all" and "—We will incur additional costs as a result of becoming a public company, which could negatively impact our net income and liquidity."

        We will bear the cost of all fees and expenses incurred in connection with the distribution and listing of ADSs representing our Class A ordinary shares on the Nasdaq Global Market. We anticipate that the aggregate of these fees and expenses will be approximately US$            .

Manner of the Distribution

        VODone expects to effect the distribution on or about                        , 2012 by distributing ADSs to VODone's shareholders at the close of business in Hong Kong on                        , 2012. To be entitled to receive ADSs in the distribution, VODone shareholders must be registered shareholders of VODone at the close of business in Hong Kong on the record date,                        , 2012, which we anticipate will be approximately             days after the effectiveness of the registration statement of which this prospectus is a part.

        Based on                        VODone ordinary shares outstanding as of the date of this prospectus, each holder of VODone ordinary shares will receive                        ADSs, representing                         Class A ordinary shares of our company, for each ordinary share of VODone held at the close of business on the record date. Our Class A ordinary shares will be deposited with the custodian, as agent of The Bank of New York Mellon, as depositary. The Bank of New York Mellon, as depositary, will issue the ADSs, which are evidenced by ADRs. Each ADS represents an ownership interest in                        Class A ordinary shares deposited with the custodian under the deposit agreement among us, the depositary and owners and beneficial owners of ADSs.

        For VODone shareholders as of the record date whose shares are held in their own names, our transfer agent will credit their shares of the ADSs to book-entry direct registration accounts established to hold their ADSs. Book-entry refers to a method of recording share ownership in our records in which no physical certificates are used. For VODone shareholders who own VODone ordinary shares through a broker or other nominee that is a member of (or has a correspondent relationship with) the Depository Trust Company, their shares of the ADSs will be credited to the shareholders' accounts by the broker or other nominee.

        VODone ordinary shareholders will not be required to pay for the ADSs received in the distribution or to surrender or exchange shares of VODone ordinary share to receive the ADSs.

Fractional ADSs

        As a result of the distribution ratio, no fractional ADS of the Company will be distributed to VODone shareholders.

Results of the Distribution

        After the distribution, we will be a publicly traded company. Immediately after the distribution made under this prospectus, we expect to have approximately                        record holders of ADSs and                        ADSs outstanding, representing                        Class A ordinary shares outstanding. VODone will own                         of our Class A ordinary shares and                        of our Class B ordinary shares, representing approximately                        % of the voting power of our outstanding ordinary shares after this distribution.

Trading Market

        VODone currently owns approximately 63.9% of the voting power of our outstanding ordinary shares, and there has been no public market for our ordinary shares or ADSs. We have applied to list the ADSs on the Nasdaq Global Market under the symbol "CMGE"; however, an active trading market may not develop or be sustained in the future.

        We cannot predict the prices at which the ADSs may trade before the distribution on a "when-issued" basis or after the distribution. "When-issued" trading refers to a transaction made conditionally because the security has been authorized but not yet issued. On the first trading day after the distribution date, any "when-issued" trading in respect of the ADSs will end and "regular-way" trading will begin. Prices will be determined by the marketplace and may bear no relationship to the book value per share or other ordinary indicators of the value of our ordinary shares or ADSs. The future prices at which trading in the ADSs occur may fluctuate significantly. These prices may be influenced by many factors, including quarter-to-quarter variations in our actual or anticipated financial results or those of other companies in the industries or the markets that we serve, investor perception of our company and the mobile game industry, and general economic and market conditions. In addition, the equity markets in general have experienced extreme price and volume fluctuations that have affected the market price of the shares of many companies and have often been unrelated or disproportionate to the operating performance of those companies. These are just some factors that may adversely affect the market price of the ADSs. See "Risk Factors—Risks Related to the ADSs and this Distribution" for more information.

        The ADSs that you will receive in the distribution will be freely tradable, except if you are considered an "affiliate" of ours under Rule 144 of the Securities Act. Persons who can be considered our affiliates after this distribution generally include individuals or entities that directly, or indirectly through one or more intermediaries, control, are controlled by, or are under ordinary control with us, and may include VODone and our directors, executive officers and principal shareholders. Our affiliates may only sell Class A ordinary shares or ADSs received in the distribution under:

  •
  a registration statement that the SEC has declared effective under the Securities Act, or

  •
  an exemption from registration under the Securities Act, such as the exemption afforded by Rule 144.

        The number of options to purchase our Class A ordinary shares that will be outstanding immediately after the distribution is 25,835,712. Our Class A ordinary shares issued or issuable upon exercise of these options will be registered on a Form S-8 under the Securities Act shortly after the distribution and will, therefore, be freely transferable under the securities laws, subject, in the case of affiliates, to certain limitations described above. Immediately following the distribution made under this prospectus, and without considering the other transactions described in this prospectus, based upon the record number of shares of VODone ordinary share held as of                        , 2012, our affiliates that are known to us, including VODone, will hold approximately                        of our Class A ordinary shares, including those in the form of ADSs, and                        of our Class B ordinary shares.

Reason for Furnishing this Prospectus

        This prospectus is being furnished to provide information to VODone shareholders who are entitled to receive ADSs representing our Class A ordinary shares in the distribution of such ADSs by VODone. The prospectus is not, and is not to be construed as, an inducement or encouragement to buy, hold or sell our Class A ordinary shares or VODone ordinary shares.

        We believe that the information in this prospectus is accurate as of the date set forth on the cover page. Changes may occur after that date, and neither we nor VODone undertakes any obligation to update such information except in the normal course of its respective public disclosure obligations.

USE OF PROCEEDS

        We will not receive any proceeds in connection with this distribution.

DETERMINATION OF THE LISTING PRICE

        No consideration will be paid for the ADSs representing our Class A ordinary shares distributed in this distribution.

DIVIDEND POLICY

        Our board of directors has complete discretion whether to pay dividends. If our board of directors decides to pay dividends, the form, frequency and amount will depend upon our future operations and earnings, capital requirements and surplus, general financial condition, contractual restrictions and other factors that our directors may deem relevant.

        On December 8, 2011, our board of directors declared a dividend of RMB71.4 million (US$11.3 million) to certain of our shareholders based on the undistributed retained earnings of the Dragon Joyce Group and the OWX Holding Group and their respective shareholdings in these entities at the time of our reorganization. We intend to declare and pay dividends in the future. The payment and the amount of any dividends will depend on the results of our operations, cash flow, financial condition, statutory and regulatory restrictions on the payment of dividends, future prospects and other factors that we may consider relevant.

        As an offshore holding company, we may rely on dividends from our subsidiaries in China for our cash requirements, including to pay dividends or make other distributions to our shareholders. PRC regulations permit our subsidiaries to pay dividends to us only out of their accumulated profits, if any, as determined in accordance with Chinese accounting standards and regulations. In addition, each of our subsidiaries in China is required to set aside a certain amount of its after-tax profits each year, if any, to fund certain statutory reserves. These reserves are not distributable as cash dividends. Furthermore, if our subsidiaries in China incur debt on their own behalf in the future, the instruments governing the debt may restrict their ability to pay dividends or make other payments to us.

        Holders of the ADSs will be entitled to receive dividends, if any, subject to the terms of the deposit agreement, to the same extent as the holders of our ordinary shares. Cash dividends will be paid to the depositary in U.S. dollars, and the depositary will distribute them to the holders of ADSs according to the terms of the deposit agreement. Other distributions, if any, will be paid by the depositary to the holders of ADSs in any means it deems legal, fair and practical. See "Description of American Depositary Shares—Dividends and Other Distributions."

CAPITALIZATION

        The following table shows our capitalization as of March 31, 2012:

  •
  on an actual basis;

  •
  on a pro forma basis to reflect the May 11, 2012 issuance of 26,485,961 ordinary shares to Core Tech Resources Inc., or Core Tech, and PVG Venture Capital Partners (Wuxi), Limited Partnership, or PVG, pursuant to a share purchase agreement dated March 21, 2012; and

        You should read this table in conjunction with our consolidated financial statements and related notes included elsewhere in this prospectus and the information under "Management's Discussion and Analysis of Financial Condition and Results of Operations."

	As of March 31, 2012
	Actual	Pro forma
	(in thousands of US$)
Contingently redeemable ordinary shares, par value US$0.001 per share, 26,485,961 shares issued and outstanding(1)	—	12,000
Shareholders' equity
Ordinary shares, par value US$0.001 per share, 302,729,550 shares issued and outstanding on an actual basis(1) ; Class A ordinary shares and Class B ordinary shares issued and outstanding on an as adjusted basis	308	308
Additional paid-in capital	113,381	113,381
Retained earnings	16,096	16,096
Accumulated other comprehensive loss	(69)	(69)
Total shareholder's equity	129,716	129,716
Total capitalization	129,716	141,716

(1)
The number of authorized shares for contingently redeemable ordinary shares and ordinary shares in aggregate is 1,000,000,000.

ENFORCEABILITY OF CIVIL LIABILITIES

        We are incorporated in the Cayman Islands as an exempted company with limited liability. We are incorporated in the Cayman Islands in order to enjoy certain benefits associated with being a Cayman Islands exempted company, including:

  •
  political and economic stability;

  •
  an effective judicial system;

  •
  a favorable tax system;

  •
  the absence of exchange control or currency restrictions; and

  •
  the availability of professional and support services.

        We believe the court system in the Cayman Islands is effective because litigation practice and procedures are based on English law principles of civil procedures. The Grand Court of the Cayman Islands is presided over by the Chief Justice and Grand Court judges permanently resident on the islands. Appeals are made from the Grand Court to the Cayman Islands Court of Appeal, which sits in Grand Cayman, and from there to the Judicial Committee of the Privy Council in England. However, certain disadvantages accompany incorporation in the Cayman Islands. These disadvantages include:

  •
  The Cayman Islands has a less developed body of securities laws compared to that of the United States and these securities laws provide significantly less protection to investors; and

  •
  Cayman Islands companies may not have standing to sue before the federal courts of the United States.

        Our organizational documents do not contain provisions requiring that disputes, including those arising under the securities laws of the United States, between us, our officers, directors and shareholders be arbitrated.

        Almost all of our assets are located in China. A majority of our directors and officers are nationals or residents of jurisdictions other than the United States and a substantial portion of their assets are located outside the United States. Certain of our subsidiaries are incorporated in the British Virgin Islands and Hong Kong. As a result, it may be difficult for a shareholder to effect service of process within the United States upon these persons, or to enforce against us or them judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state of the United States. We appointed Corporation Service Company, as our agent upon whom process may be served in any action brought against us under the securities laws of the United States.

        Maples and Calder, our counsel as to the laws of the Cayman Islands and British Virgin Islands, and Guantao Law Firm, our counsel as to Chinese law, have advised us respectively that there is uncertainty as to whether the courts of the Cayman Islands, the British Virgin Islands or China respectively would:

  •
  recognize or enforce judgments of United States courts obtained against us or our directors or officers predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States; or

  •
  entertain original actions brought in the Cayman Islands, the British Virgin Islands or China respectively against us or our directors or officers predicated upon the securities laws of the United States or any state in the United States.

        Maples and Calder has further advised us that a final and conclusive judgment in a federal or state court of the United States under which a sum of money is payable, other than a sum payable in respect of taxes, fines, penalties or similar charges, and which was neither obtained in a manner nor is of a kind enforcement of which is contrary to natural justice or the public policy of the Cayman Islands, may be subject to enforcement proceedings as a debt in the courts of the Cayman Islands under the common law without any re-examination of the merits of the underlying dispute. However, the Cayman Islands courts are unlikely to enforce a punitive judgment of a United States court predicated upon the liabilities provision of the U.S. federal securities laws without retrial on the merits if such judgment gives rise to payments obligations that may be regarded as fines, penalties or similar charges.

        Maples and Calder has also advised us that a final and conclusive judgment in a federal or state court of the United States under which a sum of money is payable, other than a sum payable in respect of taxes, fines, penalties or similar charges, and which was neither obtained in a manner nor is of a kind enforcement that is contrary to natural justice or the public policy of the British Virgin Islands, may be subject to enforcement proceedings as a debt in the courts of the British Virgin Islands under the common law without any re-examination of the merits of the underlying dispute. However, the British Virgin Islands courts are unlikely to enforce a punitive judgment of a United States court predicated upon the liabilities provision of the U.S. federal securities laws without retrial on the merits if such judgment gives rise to payment obligations that may be regarded as fines, penalties or similar charges.

        In addition, any judgment of United States courts will not be directly enforced in Hong Kong. There are currently no treaties or other arrangements providing for reciprocal enforcement of foreign judgments between Hong Kong and the United States. However subject to certain conditions, including but not limited to when the judgment is for a liquidated amount in a civil matter and not in respect of taxes, fines, penalties or similar charges, the judgment is final and conclusive and has not been stayed or satisfied in full, the proceedings in which the judgment was obtained were not contrary to natural justice and the enforcement of the judgment is not contrary to public policy of Hong Kong, Hong Kong courts may accept such judgment obtained from a United States court as a debt due under the rules of common law enforcement. However, a separate legal action for debt must be commenced in Hong Kong in order to recover such debt from the judgment debtor.

        In addition, our PRC legal counsel, Guantao Law Firm, has advised us that the PRC Civil Procedures Law governs the recognition and enforcement of foreign judgments. Under the PRC Civil Procedures Law, courts in China may recognize and enforce foreign judgments pursuant to treaties between China and the country where the judgment is rendered based on reciprocity arrangements for the recognition and enforcement of foreign judgments between jurisdictions. If neither treaties nor reciprocity arrangements exist between China and a foreign jurisdiction where a judgment is rendered, according to the PRC Civil Procedures Law, parties may resolve matters relating to the recognition and enforcement of a foreign judgment in China through diplomatic channels. Currently there are no treaties or other arrangements providing for reciprocal recognition and enforcement of foreign judgments between China and either of the United States or the Cayman Islands. As a result, it is generally difficult to recognize and enforce in China a judgment rendered by a court in either of these two jurisdictions. In addition, given that we are incorporated in the Cayman Islands, a shareholder may not be able to originate a cause of action against us in a PRC court because of the difficulty in establishing both a connection to the PRC and subject matter jurisdiction, as required by PRC Civil Procedure Law, by virtue of only holding the ADSs or ordinary shares.

EXCHANGE RATE INFORMATION

        Our business is primarily conducted in China, and the financial records of our PRC subsidiaries are maintained in Renminbi, their functional currency. However, we use the U.S. dollar as our reporting currency. The assets and liabilities of our PRC subsidiaries are translated from Renminbi into U.S. dollars at the exchange rates on the balance sheet date, shareholders' equity is translated at the historical rates and the revenues and expenses are translated at the weighted average exchange rate for the period. For all dates and periods through December 31, 2008, exchange rates of Renminbi into U.S. dollars are based on the noon buying rate in The City of New York for cable transfers of Renminbi as certified for customs purposes by the Federal Reserve Bank of New York. For January 1, 2009 and all later dates and periods, the exchange rate refers to the exchange rate as set forth in the H.10 statistical release of the Federal Reserve Board.

        For your convenience, this prospectus also contains translations of certain amounts in Renminbi into U.S. dollars, all translations from Renminbi to U.S. dollar amounts at the rate of RMB6.2975 to US$1.00, the exchange rate set forth in the H.10 statistical release of the Federal Reserve Board on March 30, 2012.

        We make no representation that any Renminbi or U.S. dollar amounts could have been, or could be, converted into U.S. dollars or Renminbi, as the case may be, at any particular rate, the rates stated below, or at all. The PRC government imposes controls over its foreign currency reserves in part through direct regulation of the conversion of Renminbi into foreign exchange and through restrictions on foreign trade. The following table sets forth information concerning exchange rates between the Renminbi and the U.S. dollar for the periods indicated.

	Exchange Rate
	Period End	Average(1)	Low	High
	(RMB per US$1.00)
2007	7.2946	7.5806	7.8127	7.2946
2008	6.8225	6.9193	7.2946	6.7800
2009	6.8259	6.8295	6.8470	6.8176
2010	6.6000	6.7603	6.8330	6.6000
2011	6.2939	6.4630	6.6364	6.2939
2012
February	6.2935	6.2997	6.3120	6.2935
March	6.2975	6.3125	6.3315	6.2975
April	6.2790	6.3043	6.3150	6.2790
May	6.3684	6.3242	6.3684	6.3052
June	6.3530	6.3627	6.3703	6.3530
July	6.3610	6.3717	6.3879	6.3487
August (through August 3)	6.3721	6.3691	6.3721	6.3671

(1)
Annual averages are calculated by using the average of the exchange rates on the last day of each month during the relevant year. Monthly averages are calculated by using the average of the daily rates during the relevant month.

Source: Federal Reserve Bank of New York and Federal Reserve Board

        In addition, all translations from Hong Kong dollars to U.S. dollars are made for your convenience at the rate of HK$7.7656 to US$1.00, the exchange rate set forth in the H.10 statistical release of the Federal Reserve Board on March 30, 2012.

SELECTED CONSOLIDATED FINANCIAL INFORMATION AND OPERATING DATA

        The following tables present selected consolidated statement of operations data of our predecessor, Kuailefeng, for the period from January 1, 2009 to October 26, 2009, our selected consolidated statement of operations data for the period from October 27, 2009 to December 31, 2009, for the years ended December 31, 2010 and 2011, for the first three months of 2011 and 2012, and our selected consolidated balance sheet data as of December 31, 2009, 2010 and 2011, and March 31, 2012.

        The selected pro forma consolidated statement of operations data for the year ended December 31, 2009 reflects the effect of the acquisition of the Dragon Joyce Group, which was completed in October 2009, as if such transaction had occurred on January 1, 2009.

        The selected consolidated pro forma statement of operations data for the year ended December 31, 2010 reflects the effects of the acquisitions of the assets of Bright Way and Tastech and of 3GUU BVI, which were completed in October 2010 and December 2010, respectively, as if they had occurred on January 1, 2010. See "Management's Discussion and Analysis of Financial Condition and Results of Operation—Unaudited Pro Forma Consolidated Financial Information" for more information. The consolidated pro forma statement of income is not intended to represent what our operating results would actually have been for the periods indicated or to project our operating results for any future period.

        The selected financial data set forth below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," particularly "—Our Acquisitions" and "—Unaudited Pro Forma Consolidated Financial Information" and the consolidated financial statements and the notes to those statements included elsewhere in this prospectus. Our historical results do not necessarily indicate our results expected for any future periods.

Selected Consolidated Statement of Operations Data

								For the Three Months Ended March 31,
	From January 1, 2009 to October 26, 2009	From October 27, 2009 to December 31, 2009	For the Year Ended December 31, 2009	For the Year Ended December 31,
				2010		2011		2011	2012
	(predecessor) RMB	(successor) (unaudited) RMB	(pro forma) RMB	(successor) RMB	(successor) (pro forma) (unaudited) RMB	(successor) RMB	(successor) US$	(unaudited) RMB	(unaudited) RMB	(unaudited) US$
	(In thousands, except for share and per share data)
Net revenues
Feature phone games	67,240	17,525	52,844	110,071	110,071	142,426	22,616	37,210	35,437	5,627
Smartphone games	—	—	—	—	60,823	62,368	9,904	11,755	16,095	2,556
Handset design	—	—	—	15,340	97,927	38,694	6,144	8,718	2,801	445

Total net revenues	67,240	17,525	52,844	125,411	268,821	243,488	38,664	57,683	54,333	8,628

Cost of revenues
Feature phone games	(31,921)	(5,108)	(13,372)	(32,827)	(32,827)	(61,337)	(9,740)	(13,734)	(17,873)	(2,838)
Smartphone games	—	—	—	—	(30,627)	(17,974)	(2,854)	(4,004)	(3,678)	(584)
Handset design	—	—	—	(10,083)	(77,838)	(29,037)	(4,611)	(4,660)	(2,780)	(441)

Total cost of revenues	(31,921)	(5,108)	(13,372)	(42,910)	(141,292)	(108,348)	(17,205)	(22,398)	(24,331)	(3,863)

Gross profit
Feature phone games	35,319	12,417	39,472	77,244	77,244	81,089	12,876	23,476	17,564	2,789
Smartphone games	—	—	—	—	30,196	44,394	7,050	7,751	12,417	1,972
Handset design	—	—	—	5,257	20,089	9,657	1,533	4,058	21	4

Gross profit	35,319	12,417	39,472	82,501	127,529	135,140	21,459	35,285	30,002	4,765

Operating expenses
Selling expenses	—	—	—	(952)	(8,349)	(7,561)	(1,201)	(1,186)	(2,160)	(343)
General and administrative expenses	(2,536)	(2,556)	(5,092)	(11,817)	(17,917)	(16,263)	(2,582)	(3,974)	(5,907)	(938)
Research and development expenses	(4,438)	(226)	(4,664)	(8,377)	(10,877)	(24,566)	(3,901)	(3,935)	(8,597)	(1,365)

Total operating expenses	(6,974)	(2,782)	(9,756)	(21,146)	(37,143)	(48,390)	(7,684)	(9,095)	(16,664)	(2,646)

Operating income (loss)	28,345	9,635	29,716	61,355	90,386	86,750	13,775	26,190	13,338	2,119
Interest income	25	—	25	70	266	927	147	136	292	46
Other income	—	—	—	—	1,112	293	47	18	113	18
Changes in fair value of contingently returnable consideration assets	—	(948)	(948)	(2,065)	(2,065)	39,446	6,264	(760)	7,131	1,132

Income (loss) before income taxes and noncontrolling interests	28,370	8,687	28,793	59,360	89,699	127,416	20,233	25,584	20,874	3,315

Income tax (expenses) benefits	(6,597)	638	(3,893)	(18,647)	(27,142)	35,927	5,705	(8,682)	(2,053)	(326)

Net income (loss)	21,773	9,325	24,900	40,713	62,557	163,343	25,938	16,902	18,821	2,989

Net income attributable to noncontrolling interests	—	2,798	2,798	12,215	18,767	11,837	1,880	5,071	—	—
Net income attributable to China Mobile Games and Entertainment Group Limited's ordinary shareholders	21,773	6,527	22,102	28,498	43,790	151,506	24,058	11,831	18,821	2,989
Foreign currency translation adjustments	—	—	—	(111)	(111)	(278)	(44)	(129)	(7)	(1)

Total comprehensive income	21,773	9,325	24,900	40,602	62,446	163,065	25,894	16,773	18,814	2,988
Total comprehensive income attributable to noncontrolling interests	—	2,798	2,798	12,181	18,734	11,908	1,891	5,032	—	—
Earnings per share:
Basic earnings per share	N/A	0.03	0.10	0.13	0.21	0.62	0.10	0.06	0.06	0.01
Diluted earnings per share	N/A	0.03	0.10	0.13	0.21	0.62	0.10	0.06	0.06	0.01
Weighted average number of ordinary shares outstanding in computing basic and diluted earnings per share	N/A	212,500,000	212,500,000	212,500,000	212,500,000	244,594,415	244,594,415	212,500,000	302,729,550	302,729,550

Selected Consolidated Balance Sheet Data

	As of December 31,				As of March 31,
	2009	2010	2011		2012
	(successor) RMB	(successor) RMB	(successor) RMB	(successor) US$	RMB	US$
	(in thousands)
Balance Sheet Data:
Cash and cash equivalents	5,657	104,038	187,237	29,732	133,925	21,266
Total current assets	21,396	174,560	273,267	43,393	228,445	36,278
Total assets	330,098	853,644	950,430	150,922	902,634	143,334
Total current liabilities	3,662	29,873	111,278	17,670	43,085	6,843
Total liabilities	18,877	119,668	154,252	24,494	85,750	13,618
Total shareholders' equity (deficit)	311,221	733,976	796,178	126,428	816,884	129,716

Selected Operating Data

	For the Year Ended December 31,			For the Three Months Ended March 31,
	2009	2010	2011	2011	2012
Feature Phone Games(1)
Single-player games
Number of games (as of the end of the period)	53	97	127	105	134
Total paying user accounts(2)	16,022,278	23,530,123	29,023,956	10,823,152	12,107,080
Average revenue per paying user account (in RMB)	N/A	3.47	4.46	3.42	2.81
Mobile social games
Number of games (as of the end of the period)	—	—	2	1	2
Total paying user accounts(2)	—	—	68,584	18,125	30,118
Average revenue per paying user account (in RMB)	—	—	51.46	12.76	48.47
Smartphone Games(3)
Single-player games
Number of games (as of the end of the period)	12	117	264	147	310
Total subscriptions(4)	83,532	7,355,926	9,599,862	2,262,696	2,023,387
Average revenue per subscription (in RMB)	5.00	4.99	4.64	4.26	4.59
Mobile social games
Number of games (as of the end of the period)	4	2	4	2	4
Total new registered user accounts(5)	5,287,374	8,251,037	7,671,426	1,138,394	4,877,298
Total paying user accounts(2)	466,472	825,270	740,823	207,380	133,912
Average revenue per paying user account (in RMB)	36.99	33.08	24.07	10.23	50.79
Handset Design(6)
Number of handsets manufactured using our design	0.6 million	1.6 million	1.5 million	597,000	81,000

(1)
The total paying user accounts for 2009 represent the operating data of Kuailefeng. The total paying user accounts and the average revenue per paying user account for 2010 represent the operating and financial data of Dragon Joyce and its subsidiaries prior to or after, as the case may be, our acquisition of Dragon Joyce in October 2009, or the Dragon Joyce Group. The average revenue per paying user account for 2010 is calculated based on our net revenues for 2010 in an amount of RMB81.7 million, which excludes revenues from our exclusive technical support services on feature phone games provided to Kuailefeng in an amount of RMB5.9 million and revenues from exclusive reseller rights on feature phone games provided to Kuailefeng in an amount of RMB22.5 million. See "Related Party Transactions—Transactions with Certain Directors, Officers, Shareholders and Affiliates."

(2)
Represents the number of user accounts that have purchased in-game items for the relevant period, adjusted to eliminate double-counting of the same user accounts.

(3)
Represents the operating data of the 3GUU Group for 2009 and 2010. We acquired the 3GUU Group in December 2010. See "Our Corporate History and Structure—Our Corporate History—Acquisition of 3GUU Group."

(4)
Represents the total number of monthly subscriptions to our game bundles offered through mobile network operators and the number of games downloaded through application stores. A user who pays two subscription fees during one month to subscribe to different game bundles, pays both a subscription fee and a fee to download a game through an application store, or who pays to download two games through an application store, would be counted as two subscriptions.

(5)
Represents the number of new user accounts registered to play our smartphone mobile social games for the revelant period. The number of registered new user accounts is included for smartphone mobile social games as not all registered user accounts are paying user accounts. We believe the number is meaningful as it indicates the general interest in our games and forms the user base of which we may convert our users into paying users.

(6)
Represents the operating data of the entities that now comprise OWX Holding Group for 2009 and 2010. The OWX Holding Group, was formed in October 2010. See "Our Corporate History and Structure—Our Corporate History—Acquisition by OWX Holding Group."

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

        You should read the following discussion and analysis of our financial condition and results of operations in conjunction with our audited consolidated financial statements. This discussion contains forward-looking statements that involve risks and uncertainties. Our actual results and the timing of selected events could differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth under "Risk Factors" and elsewhere in this prospectus.

        The unaudited pro forma consolidated financial data for the year ended December 31, 2009 presented in this section is provided supplementally and includes adjustments to give effect to the acquisition of the Dragon Joyce Group, which was completed in October 2009, as if such transaction had occurred on January 1, 2009. The unaudited pro forma consolidated financial data for the year ended December 31, 2010 presented in this section is provided supplementally and includes adjustments to give effect to the acquisitions of the assets of Bright Way and Tastech and of 3GUU BVI, which were completed in October 2010 and December 2010, respectively, as if they had occurred on January 1, 2010. See "—Unaudited Pro Forma Consolidated Financial Information" for a discussion of the adjustments made for the presentation of the pro forma consolidated financial information.

Overview

        We are a leading and profitable mobile game company in China with the largest market share among mobile game developers in terms of revenues in 2010 and 2011, according to the Analysys Report. Our market share reached 18.7% in terms of revenues generated by all mobile game developers in China, compared to the 4.9% market share of our nearest competitor in 2011, and was greater than the combined market share of our nearest five competitors, according to the Analysys Report. We have integrated capabilities in the development, operation, sales and distribution of mobile games in China. Our mobile handset design business complements our game development business as we pre-install our mobile games and game platforms in the handsets we design, and enhances our knowledge of user habits and preferences and industry trends. Our total paying user accounts during 2011 and the first three months of 2012 were approximately 29.0 million and 12.1 million, respectively, for feature phone single-player games, 69,000 and 30,000, respectively, for feature phone mobile social games and 741,000 and 134,000, respectively, for smartphone mobile social games. Our total subscriptions for smartphone single-player games during 2011 and the first three months of 2012 were 9.6 million and 2.0 million, respectively. Total paying user accounts are calculated based on the total number of user accounts that paid to download our games or purchase in-game items during the period (adjusted to eliminate double-counting of the same user accounts). Total subscriptions are calculated based on the total number of monthly subscriptions to our game bundles offered through mobile network operators and the number of games downloaded through application stores.

        We have a large and diversified portfolio of games for feature phones and smartphones. We have strong development capabilities, evidenced by the fact that we develop single-player games and mobile social games for both types of handsets. As of March 31, 2012, our portfolio included 450 mobile games, of which 130 of our 136 feature phone games were developed in-house, and we licensed 302 of our 314 smartphone games from third parties. Certain of our internally-developed games are also among the most popular (as measured by downloads) or highest grossing (as measured by revenues) mobile games in China. We have a strong pipeline of games offering a variety of themes, cultural characteristics and features designed to appeal to different users.

        We develop mobile games primarily using our proprietary game engines and development platform, which we believe allows us to create mobile games with consistent quality and system stability, and protects us from potential interruptions in our operations due to loss of development personnel. Our integrated capabilities across the mobile game value chain allow us to cross-sell mobile games among feature phone and smartphone users, and complements our strategy to build a user community that will reach users across different platforms and play methods. We also have the ability to identify and source popular games, and we are able to attract developers of those games to work with us due to our strong market reputation, scale of our business and distribution capability.

        We believe our leading market position, diverse game offerings catering to both feature phones and smartphones and strong technical capabilities have enabled us to become a preferred game developer for many handset companies in China, a strategic partner with various chipset manufacturers and mobile platform providers, and a recognized content provider to China Mobile, one of the largest mobile network operators in China. We pre-installed our mobile games onto over 28.2 million feature phone handsets in 2011, compared to 25.1 million and 14.5 million in 2010 and 2009, respectively, of which 1.5 million were designed by our own handset design house during 2011. For the first three months of 2012, we pre-installed our mobile games onto over 7.4 million feature phone handsets, compared to 7.0 million for the first three months of 2011. We have a strategic cooperative relationship with China Mobile and are among a few companies to be granted access to fee-collection codes from China Mobile, which enables us to collect proceeds without having to use service providers as intermediaries. Because of our strong revenues and performance since the fourth quarter of 2011, China Mobile deemed us a "Grade A Business Partner" and we expect they will allocate to us more marketing resources and services such as giving greater prominence to our games in search results and on page displays and allowing us to publish more new games each month while expediting the approval and launch process for those games. We also formed a strategic cooperation with China Telecom in 2011, which allows us to offer games to mobile phone end users through China Telecom's network.

Our Acquisitions

        We are a holding company incorporated in the Cayman Islands and conduct substantially all of our operations through our subsidiaries in China. We were a business unit within VODone, a company listed on the Main Board of the Hong Kong Stock Exchange, prior to our reorganization as a separate subsidiary of VODone.

        Acquisition of Dragon Joyce Group.    On October 27, 2009, VODone acquired a 70% equity interest in Dragon Joyce. As part of the acquisition, Dragon Joyce's wholly owned subsidiary, Huiyou, acquired substantially all the assets of our predecessor, Kuailefeng. We are the successor entity to Kuailefeng subsequent to the acquisition. The total consideration for the acquisition was RMB216.4 million (US$34.4 million), which was settled with HK$40.0 million (US$5.2 million) in cash and 100,789,333 newly issued ordinary shares of VODone. Two-thirds of the consideration shares were subject to certain lock-up restrictions and downward adjustments. See "Our Corporate History and Structure—Our Corporate History" for more details. The acquisition in October 2009 was accounted for as a business combination and resulted in purchase price allocations that affected the comparability of results of operations between the periods before and after the acquisition.

        The acquisition date fair value of the consideration transferred, net of the contingently returnable consideration assets, and the 30% noncontrolling interest in the Dragon Joyce Group totaled RMB295.6 million (US$47.0 million), which consisted of the following:

RMB
(in thousands)
Cash	35,249
VODone ordinary shares (100,789,333 shares)	181,186
Less: contingently returnable consideration asset	(3,813)
30% noncontrolling interest in the Dragon Joyce Group	82,997

Total	295,619

        The fair value of the 100,789,333 shares of VODone issued was determined based on the closing market price of VODone's ordinary shares on the acquisition date. The fair value of the contingently returnable consideration asset at the acquisition date was RMB3.8 million (US$0.6 million).

        With the assistance of an independent valuation firm, we estimated the fair value of the contingently returnable consideration asset using the Black-Scholes model. The Black-Scholes model requires the input of a highly subjective assumption, the expected volatility of the income before income taxes of 12.59% for which we have made reference to historical volatilities of several comparable companies. As of December 31, 2009, 2010 and 2011, and March 31, 2012 the fair value of the contingently returnable consideration asset was RMB2.9 million, RMB1.1 million, nil and nil, respectively. A loss of RMB0.9 million and RMB1.8 million, a gain of RMB11.7 million (US$1.9 million) resulted from the change in fair value of the contingently returnable consideration asset was recognized in the consolidated statements of comprehensive income for the period from October 27, 2009 to December 31, 2009 and the years ended December 31, 2010 and 2011, respectively. There was no change in fair value of the contingently returnable consideration asset recognized in the consolidated statements of comprehensive income for the first three months of 2012 as the contingently returnable consideration asset expired.

        We estimated the fair value of the 30% noncontrolling interest in the Dragon Joyce Group to be RMB83.0 million (US$13.2 million). The fair value of the 30% noncontrolling interest was estimated by deriving the fair value of the acquired business as a whole and then subtracting the considerations transferred by VODone for the 70% controlling interest. The fair value of the acquired business was estimated primarily using the discounted cash flow method, or DCF method, under the income approach. Cost of equity, which is one of the assumptions in the income approach, was derived under the market approach. Data from several comparable companies in the same industry were used in deriving the cost of equity to calculate the discount rates used in the DCF method through the application of the Capital Asset Pricing Model, or CAPM. As the Dragon Joyce Group is a group of private entities, the fair value measurement is based on significant inputs that are not observable in the market and thus represents a Level 3 measurement as defined in ASC 820. The fair value estimates are based on (i) a discount rate of 22.55%, (ii) a long-term sustainable growth rate of 3% and (iii) a discount of 23% because of the lack of marketability that market participants would consider when estimating the fair value of the Dragon Joyce Group. In deriving the discount rate used in the DCF method, we used the weighted average cost of capital, or WACC, applicable to us. The WACC is calculated using the CAPM based on (i) a cost of equity of 9.35%, which is calculated based on data from six comparable companies in the same industry, (ii) a risk-free rate of 3.71%, (iii) a small-size premium of 9.53%, and (iv) an after-tax cost of debt of 5.05%.

        Kuailefeng was designated as a predecessor of us in accordance with Rule 405 of Regulation C as (i) Dragon Joyce and its subsidiaries had no operations prior to the acquisition of the mobile phone game business from Kuailefeng on October 27, 2009 and (ii) we succeeded to the mobile phone game business through the acquisition of Dragon Joyce on October 27, 2009 and our own operations prior to the succession was insignificant relative to the operations acquired. We were the successor to Kuailefeng subsequent to the date of acquisition of Dragon Joyce on October 27, 2009. For the period from January 1, 2009 to October 26, 2009, Kuailefeng only engaged in the sale of in-game premium features of mobile phone games on feature phones.

        Acquisition made by OWX Holding Group.    In October 2010, OWX HK acquired substantially all of the assets of Bright Way, a PRC company that engaged in handset design services. Concurrently, OWX Beijing, through Shenzhen Zhongtuokechuang Technology Co., Ltd., or Zhongtuo, also acquired substantially all of the assets of Tastech, a PRC company that engaged in service provider business. The first asset purchase agreement was subsequently novated to OWX Holding, a holding company incorporated in December 2009 in the British Virgin Islands, for the purpose of holding 100% equity interest in OWX HK, which in turn owns 100% equity interest in OWX Beijing. Prior to our reorganization, VODone and Realphone Technology Co., Ltd owned 70% and 30% equity interests in OWX Holding, respectively. As a result of these transactions, OWX Holding owns 100% of Zhongtuo, which operates our handset design business. The total consideration for the acquisition was RMB77.5 million (US$12.3 million), which was settled with RMB20.0 million (US$3.2 million) in cash and 28,694,372 newly issued ordinary shares of VODone. The consideration shares were subject to certain lock-up restrictions and downward adjustments. See "Our Corporate History and Structure—Our Corporate History" for more details. The acquisition in October 2010 was accounted for as a business combination using the acquisition method of accounting in accordance with ASC Topic 805 Business Combinations.

        The acquisition date fair value of the consideration transferred, net of the contingently returnable consideration assets, and the 30% noncontrolling interest in the OWX Holding Group totaled RMB101.3 million (US$16.1 million), which consisted of the following:

RMB
(in thousands)
Cash	20,000
VODone ordinary shares (28,694,372 shares)	57,463
Less: contingently returnable consideration asset	(5,231)
30% noncontrolling interest in the OWX Holding Group	29,091

Total	101,323

        The fair value of the 28,694,372 shares of VODone issued was determined based on the closing market price of VODone's ordinary shares on the acquisition date. The fair value of the contingently returnable consideration asset at the acquisition date was RMB5.2 million (US$0.8 million).

        With the assistance of an independent valuation firm, we estimated the fair value of the contingently returnable consideration asset using the Black-Scholes model. The Black-Scholes model requires the input of a highly subjective assumption, the expected volatility of the income before income taxes of 11.78% for which we have made reference to historical volatilities of several comparable companies. As of December 31, 2010 and 2011, and March 31, 2012, the fair value of the contingently returnable consideration asset was RMB5.0 million, RMB15.3 million (US$2.4 million), and RMB15.1 million (US$2.40 million), respectively. A loss of RMB0.3 million, a gain of RMB27.9 million (US$4.4 million) and a loss of RMB0.2 million (US$39,608) resulted from the change in fair value of the contingently returnable consideration asset was recognized in the consolidated statements of comprehensive income for the years ended December 31, 2010 and 2011, and the first three months of 2012, respectively.

        We estimated the fair value of the 30% noncontrolling interest in the OWX Holding Group to be RMB29.1 million (US$4.6 million). The fair value of the 30% noncontrolling interest was estimated by deriving the fair value of the acquired business as a whole and then subtracting the consideration transferred by the OWX Holding Group for the 70% controlling interest. The fair value of the acquired business was estimated primarily using the discounted cash flow method, or DCF method, under the income approach. Cost of equity, which is one of the assumptions in the income approach, was derived under the market approach. Data from several comparable companies in the same industry were used in deriving the cost of equity to calculate the discount rates used in the DCF method through the application of the CAPM. As the OWX Holding Group is a group of private entities, the fair value measurement is based on significant inputs that are not observable in the market based on (i) a discount rate of 22.21%, (ii) a long-term sustainable growth rate of 3% and (iii) a discount of 19% because of the lack of marketability that market participants would consider when estimating the fair value of the OWX Holding Group. In deriving the discount rate used in the DCF method, we used the WACC applicable us. The WACC is calculated using the CAPM based on (i) a cost of equity of 9.62%, which is calculated based on the data from four comparable companies in the same industry, (ii) a risk-free rate of 3.35%, (iii) a small-size premium of 10.01% and (iv) an after-tax cost of debt of 4.96%.

        Acquisition of 3GUU Group.    On October 28, 2009, Yitongtianxia, 3GUU BVI's wholly owned subsidiary, entered into a series of contractual arrangements with Yingzheng, a PRC entity wholly owned by our officers or employees. As a result of such contractual arrangements, Yitongtianxia exercises effective control of Yingzheng, its VIE. See "Our Corporate History and Structure—Our Contractual Arrangements with VIE." In December 2010, Action King, VODone's wholly-owned subsidiary incorporated in the British Virgin Islands, acquired 70% equity interest in 3GUU BVI. Pursuant to the contractual arrangements after VODone's acquisition of 3GUU BVI, the operating results of Yingzheng are consolidated into our company effective from December 31, 2010. 3GUU BVI focuses on developing, operating and marketing mobile games on smartphones through its subsidiaries and VIE in China. The total consideration for the acquisition was approximately HK$233.4 million (US$30.1 million), which was settled with approximately HK$68.8 million (US$8.9 million) in cash and 68,600,000 newly issued ordinary shares of VODone. The consideration shares were subject to certain lock-up restrictions and downward adjustments. See "Our Corporate History and Structure—Our Corporate History" for more details. The acquisition in December 2010 was accounted for as a business combination using the acquisition method of accounting in accordance with ASC Topic 805 Business Combinations.

        The acquisition date fair value of the consideration transferred, net of the contingently returnable consideration assets, and the 30% noncontrolling interest in the 3GUU Group totaled RMB266.1 million (US$42.3 million), which consisted of the following:

RMB
(in thousands)
Cash	58,475
VODone ordinary shares (68,600,000 shares)	139,941
Less: contingently returnable consideration asset	(1,739)
30% noncontrolling interest in the 3GUU Group	69,420

Total	266,097

        The fair value of the 68,600,000 shares of VODone issued was determined based on the closing market price of VODone's ordinary shares on the acquisition date. The fair value of the contingently returnable consideration asset at the acquisition date was RMB1.7 million (US$0.3 million).

        With the assistance of an independent valuation firm, we estimated the fair value of the contingently returnable consideration asset using the Black-Scholes model. The Black-Scholes model requires the input of a highly subjective assumption, the expected volatility of the income before income taxes of 11.78% for which the Company has made reference to historical volatilities of several comparable companies. As of December 31, 2010 and 2011, and March 31, 2012, the fair value of the contingently returnable consideration asset was RMB1.7 million, RMB1.6 million (US$0.3 million), and RMB9.0 million (US$1.4 million), respectively. A loss of RMB0.1 million (approximately US$16,000) and a gain of RMB7.4 million (US$1.2 million) resulted from the change in fair value of the contingently returnable consideration asset was recognized in the consolidated statements of comprehensive income for the year ended December 31, 2011, and the first three months of 2012, respectively.

        We estimated the fair value of the 30% noncontrolling interest in the 3GUU Group to be RMB69.4 million (US$11.0 million). The fair value of the 30% noncontrolling interest was estimated by deriving the fair value of the acquired business as a whole and then subtracting the considerations transferred by Action King Limited for the 70% controlling interest. The fair value of the acquired business was estimated primarily using the discounted cash flow method, or DCF method, under the income approach. Cost of equity, which is one of the assumptions in the income approach, was derived under the market approach. Data from several comparable companies in the same industry were used in deriving the cost of equity to calculate the discount rates used in the DCF method through the application of the CAPM. As the 3GUU Group is a group of private entities, the fair value measurement is based on significant inputs that are not observable in the market and thus represents a Level 3 measurement as defined in ASC 820. The fair value estimates are based on (i) a discount rate of 22.97%, (ii) a long-term sustainable growth rate of 3% and (iii) a discount of 20% because of the lack of marketability that market participants would consider when estimating the fair value of the 3GUU Group. In deriving the discount rate used in the DCF method, we used the WACC applicable to us. The WACC is calculated using the CAPM based on (i) a cost of equity of 9.28%, which is calculated based on the data from six comparable companies in the same industry, (ii) a risk-free rate of 3.91%, (iii) a small-size premium of 10.06%, and (iv) an after-tax cost of debt of 4.80%.

        Reorganization.    In preparation for the listing of the ADSs on the Nasdaq Global Market, the following transactions were undertaken to reorganize our legal structure. On August 23, 2011, pursuant to a series of share swap agreements, CMGE issued (i) 106,500,000 new ordinary shares to Dragon Joyce to acquire Dragon Joyce's equity interest in its subsidiaries, (ii) 43,500,000 new ordinary shares to OWX Holding to acquire OWX Holding's equity interest in its subsidiaries, (iii) 59,999,000 new ordinary shares to Action King to acquire Action King's equity interests in 3GUU BVI and its subsidiaries, and (iv) a total of 90,000,000 new ordinary shares to the noncontrolling shareholders of Dragon Joyce and OWX Holding to acquire their equity interests in their subsidiaries and to the noncontrolling shareholder of 3GUU BVI to acquire its equity interests in 3GUU BVI. As a result of the reorganization, we effectively acquired from VODone and the noncontrolling shareholders, respectively, 70% and 30% of the equity interests in Dragon Joyce's subsidiaries, OWX Holding's subsidiaries and 3GUU BVI. Immediately after the Reorganization, (i) Dragon Joyce, OWX Holding and Action King became wholly-owned subsidiaries of VODone and collectively owned 70.2% of the equity interest in CMGE while the former noncontrolling shareholders collectively owned the remaining 29.8% equity interests of CMGE; and (ii) subsidiaries of Dragon Joyce, OWX Holding and Action King became CMGE's wholly-owned subsidiaries. Dragon Joyce, OWX Holding and Action King were investment holding companies and had no operations since inception. The Reorganization was accounted for as a legal reorganization of entities under common control, in a manner similar to a pooling-of-interest. Accordingly, the assets and liabilities of the parties to the Reorganization have been stated at their historical amounts in the consolidated financial statements. We accounted for the purchase of the 30% equity interest of Dragon Joyce, OWX Holding, 3GUU BVI from the noncontrolling interest holders on August 23, 2011 as an equity transaction in accordance with Accounting Standards Codification topic 810, Consolidation. The difference between the consideration paid by us to the noncontrolling interest holders and the carrying amount of the noncontrolling interests in Dragon Joyce, OWX Holding and 3GUU BVI was recognized in additional paid-in capital.

Unaudited Pro Forma Consolidated Financial Information

Unaudited Pro Forma Consolidated Financial Information for the Year Ended December 31, 2009

        Our unaudited pro forma consolidated financial information for the year ended December 31, 2009 has been prepared to illustrate the effects of the acquisition of the entity below during the year ended December 31, 2009, or the 2009 Acquisition, as follows:

	Percentage of ownership	Date of completion of acquisition	Purchase consideration
			(RMB in thousands)
Dragon Joyce Group	70%	October 27, 2009	216,435

        The unaudited pro forma consolidated statement of operations for the year ended December 31, 2009 gives effect to the 2009 Acquisition as if it had been consummated on January 1, 2009 and includes adjustments that give effect to events that are directly attributable to the transaction that are expected to have a continuing impact and that are factually supportable. As the 2009 Acquisition is already reflected in the Company's consolidated balance sheet as of December 31, 2009, the unaudited pro forma consolidated balance sheet as of December 31, 2009 is excluded from the unaudited pro forma consolidated financial information.

        The pro forma adjustments reflecting the completion of the 2009 Acquisition are based upon the purchase method of accounting in accordance with U.S. GAAP and upon the assumptions set forth in the notes included in this section. The unaudited pro forma consolidated financial information has been adjusted to reflect the allocation of the purchase price to identifiable net assets acquired and goodwill. The pro forma adjustments are based on estimates, currently available information and certain assumptions that we believe are reasonable. These estimates and assumptions have been made solely for purposes of developing this unaudited pro forma consolidated financial information. The unaudited pro forma consolidated financial information is presented for informational purposes only and does not reflect future events that may occur after the acquisition, or any operating efficiencies or inefficiencies that may result from the transaction. Therefore, the unaudited pro forma consolidated financial information is not necessarily indicative of results that would have been achieved had the businesses been acquired during the periods presented or the results that we will experience after the acquisition is consummated.

        Immediately prior to VODone's acquisition of 70% of the equity interests in Dragon Joyce on October 27, 2009, substantially all of the operating assets related to the feature phone games business owned by Kuailefeng were acquired by Huiyou, a wholly-owned subsidiary of Dragon Joyce. Kuailefeng was designated as our predecessor in accordance with Rule 405 of Regulation C, and we are Kuailefeng's successor subsequent to the acquisition of Dragon Joyce and its subsidiaries on October 27, 2009. We derive feature phone game revenues historically from Kuailefeng and the Dragon Joyce Group. The pro forma consolidated revenues for the year ended December 31, 2009 reflect the feature phone games revenues of Kuailefeng and the Dragon Joyce Group as if the acquisition of the Dragon Joyce Group had occurred on January 1, 2009. The same applies for our pro forma cost of revenues for the year ended December 31, 2009.

        Our historical financial statements for the period from October 27, 2009 to December 31, 2009 and the financial statements of Kuailefeng for the period from January 1, 2009 to October 26, 2009 are included elsewhere in this prospectus and the unaudited pro forma consolidated financial information should be read in conjunction with those financial statements and notes.

Unaudited Pro Forma Consolidated Statement of Operations for the Year Ended December 31, 2009

	Notes	Kuailefeng for the period from 1 Jan 2009 to 26 Oct 2009	CMGE and its subsidiaries for the period from 27 Oct 2009 to 31 Dec 2009	Adjustments	Pro Forma
		RMB	RMB	RMB	RMB
		(in thousands, except for share and per share data)
Net revenues
Features phone games	a	67,240	17,525	(31,921)	52,844
Smartphone games		—	—	—	—
Handset design		—	—	—	—
Total net revenues		67,240	17,525	(31,921)	52,844
Cost of revenues
Features phone games	a,b	(31,921)	(5,108)	23,657	(13,372)
Smartphone games		—	—	—	—
Handset design		—	—	—	—
Total cost of revenues		(31,921)	(5,108)	23,657	(13,372)
Gross profit		35,319	12,417	(8,264)	39,472
Operating expenses:
Selling expense		—	—	—	—
General and administrative expenses		(2,536)	(2,556)	—	(5,092)
Research and development expenses		(4,438)	(226)	—	(4,664)
Total operating expenses		(6,974)	(2,782)	—	(9,756)
Operating income		28,345	9,635	(8,264)	29,716
Change in fair value of contingently returnable consideration assets		—	—	—	—
Change in fair value of derivative financial Liabilities		—	(948)	—	(948)
Other income, net		—	—	—	—
Interest income		25	—	—	25
Income before income taxes and noncontrolling interests		28,370	8,687	(8,264)	28,793
Income tax expenses	c	(6,597)	638	2,066	(3,893)
Net income		21,773	9,325	(6,198)	24,900
Net income attributable to noncontrolling interests	d	—	2,798	4,672	7,470
Net income attributable to CMGE's ordinary shareholders		21,773	6,527	(10,870)	17,430
Earnings per share:
Weighted average number of ordinary		N/A	0.03	N/A	0.08
shares outstanding in computing basic and diluted earnings per share		N/A	212,500,000	N/A	212,500,000

        After taking into account the pro forma adjustments described below, our pro forma net income for the year ended December 31, 2009 was RMB24.9 million.

Pro Forma Adjustments

        The pro forma adjustments included in the unaudited pro forma consolidated financial information are as follows:

  (a)
  The adjustment to net revenues and cost of revenues represents a reversal of net revenues and cost of revenues of RMB31.9 million as if the exclusive business cooperation agreement between us and Kuailefeng had been entered into on January 1, 2009. Before entering into the exclusive business cooperation agreement, Kuailefeng operated and sold in-game items for feature phone games and recorded revenues and the related cost of revenues on a gross basis. Upon the acquisition of Dragon Joyce and its subsidiaries, we received fees from Kuailefeng for granting it the right to operate and sell in-game items of these feature phone games by entering into the exclusive business cooperation agreement. The adjustment represents the fees received from Kuailefeng on a net basis for the period from January 1, 2009 to the acquisition date.

  (b)
  The adjustment to cost of revenues represents an increase in amortization expenses of RMB8.3 million, which resulted from a step-up in basis of intangible assets to fair value at the date of acquisition of Dragon Joyce Group for the period from January 1, 2009 to the acquisition date.

  (c)
  The adjustment to income tax expenses represents the increase in amortization expenses in note (a), which resulted in a reduction in income tax expenses of RMB2.1 million. The income tax rate used is based on the applicable enacted statutory tax rate.

  (d)
  The adjustment to noncontrolling interests represents the noncontrolling interest in net income of the Dragon Joyce Group of RMB4.7 million in aggregate.

Unaudited Pro Forma Consolidated Financial Information for the Year Ended December 31, 2010

        Our unaudited pro forma consolidated financial information for the year ended December 31, 2010 has been prepared to illustrate the effects of the acquisitions of the entity and operating assets below during the year ended December 31, 2010, or the 2010 Acquisitions, as follows:

	Percentage of ownership	Date of completion of acquisition	Purchase consideration
			(RMB in thousands)
Operating assets of Bright Way and Tastech	N/A	October 11, 2010	77,463
3GUU BVI and its subsidiaries	70%	December 31, 2010	198,416

        The unaudited pro forma consolidated statement of operations for the year ended December 31, 2010 gives effect to the 2010 Acquisitions as if they had been consummated on January 1, 2010 and include adjustments that give effect to events that are directly attributable to the transactions that are expected to have a continuing impact and that are factually supportable. As the 2010 Acquisitions are already reflected in the Company's most recent consolidated balance sheet, the unaudited pro forma consolidated balance sheet as of December 31, 2010 is excluded from the unaudited pro forma consolidated financial information.

        The pro forma adjustments reflecting the completion of the 2010 Acquisitions are based upon the purchase method of accounting in accordance with U.S. GAAP and upon the assumptions set forth in the notes included in this section. The unaudited pro forma consolidated financial information has been adjusted to reflect the allocation of the purchase price to identifiable net assets acquired and goodwill. The pro forma adjustments are based on estimates, currently available information and certain assumptions that we believe are reasonable. These estimates and assumptions have been made solely for purposes of developing this unaudited pro forma consolidated financial information. The unaudited pro forma consolidated financial information is presented for informational purposes only and does not reflect future events that may occur after the acquisitions, or any operating efficiencies or inefficiencies that may result from the transactions. Therefore, the unaudited pro forma consolidated financial information is not necessarily indicative of results that would have been achieved had the businesses been acquired during the periods presented or the results that we will experience after the acquisitions are consummated.

        We derive feature phone game revenues from the Dragon Joyce Group. Therefore, our revenues prior to the 2010 Acquisitions, which consisted mainly of revenues from the business of the Dragon Joyce Group, reflected our feature phone game revenues. We derive smartphone revenues from the 3GUU Group. The pro forma consolidated revenues for smartphone games for the year ended December 31, 2010 reflect mainly the revenues of the 3GUU Group as if the acquisition of the 3GUU Group had occurred on January 1, 2010. We derive handset design revenues from the OWX Holding Group. The pro forma consolidated revenues for the year ended December 31, 2010 for handset design reflect mainly the revenues of the OWX Holding Group as if the acquisition of the operating assets of Bright Way and Tastech had occurred on January 1, 2010. The same would apply for our cost of revenues.

        Our historical financial statement and the historical financial statements of each of the 2010 Acquisitions are included elsewhere in this prospectus and the unaudited pro forma consolidated financial information should be read in conjunction with those financial statements and notes.

Unaudited Pro Forma Consolidated Statement of Operations for the Year Ended December 31, 2010

	Notes	CMGE and its subsidiaries for the year ended December 31, 2010	Bright Way and Tastech from January 1, 2010 to October 10, 2010	3GUU BVI and its subsidiaries for the year ended December 31, 2010	Adjustments	Pro Forma
		RMB	RMB	RMB	RMB	RMB
		(in thousands, except for share and per share data)
Net revenues
Feature phone games		110,071	—	—		110,071
Smartphone games	a	—	—	63,989	(3,166)	60,823
Handset design		15,340	82,587	—	—	97,927
Total net revenues		125,411	82,587	63,989	(3,166)	268,821
Cost of revenues
Feature phone games		(32,827)	—	—	—	(32,827)
Smartphone games	b	—	—	(30,536)	(91)	(30,627)
Handset design	b	(10,083)	(66,032)	—	(1,723)	(77,838)
Total cost of revenues		(42,910)	(66,032)	(30,536)	(1,814)	(141,292)
Gross profit		82,501	16,555	33,453	(4,980)	127,529
Operating expenses:
Selling expenses		(952)	(32)	(7,365)	—	(8,349)
General and administrative expenses		(11,817)	(2,077)	(4,023)	—	(17,917)
Research and development expenses		(8,377)	—	(2,500)	—	(10,877)
Total operating expenses		(21,146)	(2,109)	(13,888)	—	(37,143)
Operating income		61,355	14,446	19,565	(4,980)	90,386
Change in fair value of contingently returnable consideration assets		(2,065)	—	—	—	(2,065)
Change in fair value of derivative financial liabilities	c	—	—	1,711	(1,711)	—
Other income, net		—	—	1,112	—	1,112
Interest income		70	20	176	—	266
Income before income taxes and noncontrolling interests		59,360	14,466	22,564	(6,691)	89,699
Income tax expenses	d	(18,647)	(5,159)	(7,491)	4,155	(27,142)
Net income		40,713	9,307	15,073	(2,536)	62,557
Net income attributable to noncontrolling interests	e	12,215	—	—	6,552	18,767
Net income attributable to CMGE's ordinary shareholders		28,498	9,307	15,073	(9,088)	43,790
Earnings per share:
Basic and diluted earnings per share		0.13	N/A	N/A	N/A	0.21
Weighted average number of ordinary shares outstanding in computing basic and diluted earnings per share		212,500,000	N/A	N/A	N/A	212,500,000

        After taking into account the pro forma adjustments described below, our pro forma net income for the year ended December 31, 2010 was RMB62.6 million.

Pro Forma Adjustments

        The pro forma adjustments included in the unaudited pro forma consolidated financial information are as follows:

(a)
The adjustment to net revenues represents the reversal of deferred revenue of RMB3.2 million as of December 31, 2009 that was recognized as smartphone games revenues during the year ended December 31, 2010 as if the amount was assumed as a deferred revenue liability in the acquisition of 3GUU BVI on January 1, 2010. The fair value of the assumed deferred revenue obligation on the date of acquisition is assessed to be nil, as the directly attributable and incremental costs to provide the remaining obligation is minimal.

(b)
The adjustment to cost of revenues represents an increase in amortization expenses of RMB1.8 million resulted from a step-up in basis of intangible assets to fair value at the date of acquisitions of the 2010 Acquisitions for the period from January 1, 2010 to their respective acquisition dates.

(c)
On October 28, 2009, 3GUU BVI issued 1,849,315 Series A convertible redeemable preferred shares, or Series A Preferred Shares, representing 27% of the equity interest of 3GUU BVI on a fully-diluted as converted basis, for an aggregate purchase price of RMB20.5 million. The covenant right and the contingent dividend right of the Series A Preferred Shares met the definition of a derivative in accordance with ASC 815, Derivatives and Hedging. As a result, the covenant right and the contingent dividend right were bifurcated from the Series A Preferred Shares on the issuance date as a compound derivative liability and subsequently adjusted to the fair value at each reporting date. The fair value of the embedded covenant right and contingent dividend right was RMB23.7 million as of December 31, 2009. On December 31, 2010, all outstanding Series A Preferred Shares were converted into ordinary shares of 3GUU BVI. The fair value of the covenant right and the contingent dividend right was RMB22.0 million as of December 31, 2010. An income of RMB1.7 million resulted from the change in fair value of the derivative liabilities was recognized in the historical consolidated statement of operations of 3GUU BVI for the year ended December 31, 2010.

  The adjustment to changes in fair value of derivative financial liabilities represents the reversal of the income of RMB1.7 million resulted from the change in fair value of the derivative financial liabilities bifurcated from the Series A Preferred Shares as if the Series A Preferred Shares had been converted on January 1, 2010.

(d)
The adjustment to income tax expenses includes (i) the reversal of interest and penalties of RMB2.8 million related to unrecognized tax benefits of Bright Way and Tastech, which are liabilities not assumed by the Company; (ii) the reversal of interest and penalties of RMB1.1 million related to pre-acquisition period unrecognized tax benefits of the 3GUU Group, which were indemnified by the selling shareholders; and (iii) the increase in amortization expenses in note (b) resulted in a reduction in income tax expenses of RMB0.3 million for the year ended December 31, 2010. Income tax rate used is based on the applicable enacted statutory tax rate.

(e)
The adjustment to noncontrolling interests represents the noncontrolling interest in net income of Bright Way, Tastech and the 3GUU Group of RMB6.6 million in aggregate.

Factors Affecting Our Results of Operations

        Our results of operations and financial condition have been, and will continue to be, affected by general factors affecting the mobile game industry in China, including China's overall economic growth, growth of the mobile handset and mobile communications industries in China, demand for mobile games and entertainment, government policies for telecommunications, and competition in the mobile game industry in China.

        Our results of operations are more directly affected by the following company specific factors, including:

  •
  Our ability to expand distribution channels.  The growth of our user base depends upon, among others, our ability to pre-install our games on mobile phones and chipsets and to make our games available for download to mobile game players. We distribute our feature phone games through cooperation with handset companies and handset design houses, service providers, and mobile application stores and portals. For feature phones, our ability to pre-install our games on mobile phones ensures that our games are accessible to a large user base. We worked with handset companies and design houses to pre-install our mobile games onto over 28.2 million feature phone handsets in 2011, compared to 25.1 million and 14.5 million in 2010 and 2009, respectively, and we pre-installed our mobile games onto over 7.4 million handsets in the first three months of 2012, compared to 7.0 million in the first three months of 2011. The increase over these periods indicates our ability to access a large and growing user base. We have made our smartphone games available through major distribution channels such as China Mobile and major mobile application stores and will continue to utilize these distribution channels. Our ability to maintain and expand our distribution network is critical to our continuing success.

  •
  Our ability to continue to develop and source popular games.  Our ability to develop and source attractive games is another major factor that will allow us to continue to expand our user base. We have a large and diversified portfolio of feature phone and smartphone games and have developed single-player games and mobile social games for both types of handsets. As of March 31, 2012, our portfolio consisted of 450 mobile games of which 142 were developed in-house and 308 were purchased from third-party developers, compared to 255 mobile games as of March 31, 2011, of which 115 were developed in-house and 140 were purchased from third-party developers. According to the Analysys Report, one of the smartphone games we developed in-house, Creation Song, was the top grossing mobile social game available through China Mobile in 2010. Our other self-developed top-grossing games include Paopao Xiyou, Xiao'ao Jianghu, Cut Cut Boom and YY Three Kingdoms. In addition, we have the ability to identify and source popular games, and we are able to attract developers of those games to partner with us due to our strong market reputation, scale of our business and distribution capability. For example, we are working with developers of popular games such as "Angry Birds" and "Fruit Ninja" to develop and distribute such games on feature phones in China. We believe the growth of our net revenues during historical periods was driven by the increase in the size of our total paying user base and the number of total subscriptions, which were, in turn, partly driven by an increase in the diversity and quality of our game portfolio. Our ability to continue to enlarge our portfolio with various attractive games that target different user types and games of different life cycles will be critical to our user base growth.

  •
  Our ability to monetize our user base.  Our results of operations are also dependent on our ability to convert our users into paying users or subscribers. We believe our commitment to develop high-quality mobile games has contributed to the increase in the number of paying user accounts and subscribers. Most of our mobile games are offered on either a free-for-trial or free-to-play basis. We believe that the free-for-trial and free-to-play models enable us to quickly establish an active player base, opening up access to a pool of potential customers to purchase our virtual products and services and allowing those customers to experience our games before deciding if they want to purchase additional chances to play, access to additional stages in the game or other premium features. Our games are designed to maximize user playtime as well as the overall game life span, in order to convert a higher percentage of players into paying users or subscribers. In addition, in May 2010, we began to develop feature phone games with social functions, which generally generate higher spending per user and have longer product life spans than single-user games. Our average revenue per paying user account for single-player games on feature phones was RMB4.46 in 2011, compared to RMB3.47 in 2010, and RMB2.81 in the first three months of 2012, compared to RMB3.42 in the first three months of 2011. Our average revenue per paying user account for mobile social games on feature phones was RMB51.46 in 2011, compared to nil in 2010, and RMB48.47 in the first three months of 2012, compared to RMB12.75 in the first three months of 2011.

    In addition to feature phone games, we have focused on enhancing the quality and variety of our smartphone games, which are available in application stores and through game bundles offered by China Mobile. Average revenue per paying user account or subscription for smartphone games is driven by enhancing game content, which allows us to increase subscription and in-game item fees, and a greater number of mobile social game offerings, which tend to result in higher fees. Our average revenue per paying user account for mobile social games on smartphones was RMB24.07 in 2011, compared to RMB33.08 in 2010. This decrease was due primarily to the phasing out of Creation Song, our popular massively multiplayer online role-playing game, or MMORPG, during the second half of 2011, while we introduced two new mobile social games and such mobile social games generally take several months to build up user acceptance. Our average revenue per paying user account for mobile social games on smartphones was RMB50.79 in the first three months of 2012 compared to RMB10.23 in the first three months of 2011. The increase was due primarily to Dian Feng and Paopao Xiyou attracting users who are willing to pay more for in-game features and accessories.

    To enhance monetization, we will continue to introduce new products and content, including new games and in-game items. We plan to engage in additional in-game promotions and host more in-game events to further stimulate user interest. We believe we price our mobile games and virtual items at an attractive and affordable level for our users. While we do not foresee a short-term increase in the one-time download fee, we expect to have greater flexibility in pricing virtual items. We believe that the synergies achieved through integrating the feature phone mobile game and smartphone mobile game businesses will help enhance the quality of our games, which will in turn help to generate additional user interest and revenue.

  •
  Our ability to integrate the operations, technologies, services and personnel of our business units.  VODone transferred to us certain companies it had acquired in 2009 and 2010. See "Our Corporate History and Structure—Our Corporate History." The day-to-day operations of these companies continue to be primarily managed by the management teams that operated them before VODone's acquisitions. We plan to further integrate and centralize certain functions of these acquired companies and their subsidiaries and affiliated entities. Starting in 2011, we have integrated the financial reporting, legal and other administrative functions of our different businesses. We have begun marketing our mobile games under our "CMGE" brand. We have also begun to realize synergies by allowing our smartphone game developers to develop similar games on feature phones, and vice versa, and by installing our feature phone games on most of the handsets we have designed. The extent to which we will further integrate these acquired companies into our business in terms of customer service, growth strategy and corporate culture could impact our results of operations.

  •
  Our ability to control our operating costs and expenses and improve operational efficiency.  Our profitability is significantly affected by our cost of revenues and operating expenses. Our cost of revenues, which primarily includes fees paid to handset companies and design houses or their agents for pre-installation of mobile games and fees paid to mobile portals and application stores, increased from RMB37.0 million in 2009 to RMB42.9 million in 2010, decreased from RMB141.3 million in 2010, on a pro forma basis, to RMB108.3 million (US$17.2 million) in

    2011, and increased from RMB22.4 million in the first three months of 2011 to RMB24.3 million (US$3.9 million) in the first three months of 2012. Our cost of revenues in 2011 also included fees paid to content providers for acquiring certain smartphone single-player games. Our operating expenses increased significantly from RMB9.8 million in 2009 to RMB21.1 million in 2010 and from RMB37.1 million in 2010, on a pro forma basis, to RMB48.4 million (US$7.7 million) in 2011, and from RMB9.1 million in the first three months of 2011, to RMB16.7 million (US$2.6 million) in the first three months of 2012 as we completed the acquisitions of the acquired companies, incurred certain share-based compensation expenses, expanded our marketing and brand promotion efforts, and hired more product development, sales and marketing and administrative personnel. We expect our operating expenses to increase in the future as we seek to expand our user base and incur additional share-based compensation expenses. Our ability to control such costs and expenses directly impacts our profitability.

Descriptions of Certain Statement of Operations Items

Net Revenues

        We use the following revenue models for our mobile games:

  •
  Item purchase fee.  Mobile users can download and play the basic version of the game for free. We charge mobile users when they purchase in-game items, such as additional chances to play, the right to play additional stages, or performance-enhancing items such as weapons, accessories and pets.

  •
  Subscription fee.  We also promote single-player games on smartphones in game bundles together with China Mobile. For instance, users can subscribe to the game package from China Mobile for RMB10 (US$1.6) per month and download those games in the bundle and updates to those games during the subscription period.

  •
  One-time fee.  Many of our smartphone single-player games are available in various application stores for a one-time fee.

        Substantially all of our revenues are generated in China. We currently derive our net revenues from three segments: feature phone games, smartphone games and handset design. Feature phone games accounted for 100% of our revenues in 2009. Feature phone games, smartphone games and handset design accounted for 87.8%, nil and 12.2% of our revenues, respectively, in 2010, 40.9%, 22.6% and 36.4%, respectively, in 2010, on a pro forma basis, 58.5%, 25.6% and 15.9%, respectively, in 2011, and 65.6%, 29.2% and 5.2%, respectively, in the first three months of 2012. We only consolidated the revenue of OWX Holding's subsidiaries beginning on October 11, 2010, the date of our acquisition of OWX Holding's subsidiaries. As we acquired the 3GUU Group in December 2010, we did not consolidate any revenue from smartphone games in 2010. While revenue generated from feature phone games constituted most of our net revenues in 2011, we expect revenue generated from smartphone games to account for a growing portion of our net revenues in the foreseeable future given the increasing popularity and affordability of smartphones. For more details on revenue recognition, see "—Critical Accounting Policies—Revenue Recognition."

        The following table sets forth the breakdown of our net revenues for the periods indicated:

	For the Year Ended December 31,					For the Three Months Ended March 31,
	2009	2010		2011		2011	2012
	(pro forma) RMB	(successor) RMB	(successor) (pro forma)	(successor) RMB	(successor) US$	RMB	RMB	US$
			RMB
		(in thousands)
Net revenues
Feature phone games	52,844	110,071	110,071	142,426	22,616	37,210	35,437	5,627
Smartphone games	—	—	60,823	62,368	9,904	11,755	16,095	2,556
Handset design	—	15,340	97,927	38,694	6,144	8,718	2,801	445

Total net revenues	52,844	125,411	268,821	243,488	38,664	57,683	54,333	8,628

Feature Phone Games

        Our net revenues from feature phone games amounted to RMB52.8 million in 2009, on a pro forma basis, RMB110.1 million in 2010, RMB142.4 million (US$22.6 million) in 2011, and RMB35.4 million (US$5.6 million) in the first three months of 2012. We work with handset companies and design houses to pre-install our feature phone games and platforms onto feature phone handsets. On our mobile game platforms, Funbox and Douwan, users can also download feature phone games for free. Users can play by using the basic functions of the feature phone games for free and are charged when they purchase in-game premium features, such as weapons, accessories and pets, additional chances to play or the right to play additional stages. All chargeable in-game premium features on feature phones are consumed immediately upon the purchase, and any unused virtual items will be considered fully consumed and cannot be reused after the user exits the game. When mobile phone game players leave the game they are currently playing and perform other functions on the feature phone, the premium features purchased previously can no longer be accessed and are therefore considered completely consumed.

        Users can pay for virtual items in our feature phone games through the billing channels of mobile service providers. We have entered into agreements with mobile service providers for proceeds collection, and these service providers in turn contract with mobile network operators, such as China Mobile, China Telecom and China Unicom, who provide billing and collection services. Under these contracts, mobile network operators grant rights to mobile service providers to deliver digital content, such as feature phone games, news alerts, financial information, logos and ringtones, to mobile phone users. Our agreements with service providers are generally for terms of one year with automatic renewal provisions. Pursuant to these agreements, we share a certain percentage of the proceeds collected from the users by service providers. Net proceeds payable to us are calculated monthly based on the prescribed percentages and are evidenced by monthly statements issued by the service providers and agreed to by both parties. All of our sales proceeds for feature phone games were collected through these service providers, who utilize the billing channels of mobile network operators pursuant to their agreements with the mobile network operators. Proceeds we collect from customers do not include the fees earned by the service providers and mobile network operators, and therefore such fees are not recorded as part of our revenue.

        Growth in net revenues from feature phone games is driven by the increase in the size of our total paying user base, which is dependent on the expansion of the installed base of our feature phone games in mobile handsets, and the diversity and quality of our game portfolio. Increase in average revenue per paying user account is driven by enhancements of our game content, a greater number of mobile social game offerings, which tend to result in higher fees, and in-game promotions and in-game events that further attract user spending. Paying user accounts are accounts that have purchased in-game items during the relevant period. The table below sets forth the total number of paying user accounts and average revenue per paying user account for the periods indicated.

	For the Year Ended December 31,			For the Three Months Ended March 31,
	2009	2010	2011	2011	2012
Feature Phone Games(1)
Single-player games
Number of games (as of the end of the period)	53	97	127	105	134
Total paying user accounts(2)	16,022,278	23,530,123	29,023,956	10,823,152	12,107,080
Average revenue per paying user account (in RMB)	N/A	3.47	4.46	3.42	2.81
Mobile social games
Number of games (as of the end of the period)	—	—	2	1	2
Total paying user account(2)	—	—	68,584	18,125	30,118
Average revenue per paying user account (in RMB)	—	—	51.46	12.76	48.47

(1)
The total paying user accounts for 2009 represent the operating data of Kuailefeng. The total paying user accounts and the average revenue per paying user account for 2010 represent the operating and financial data of the Dragon Joyce Group. The average revenue per paying user account for 2010 is calculated based on our net revenues for 2010 in an amount of RMB81.7 million, which excludes revenues from our exclusive technical support services on feature phone games provided to Kuailefeng in an amount of RMB5.9 million and revenues from exclusive reseller rights on feature phone games provided to Kuailefeng in an amount of RMB22.5 million. See "Related Party Transactions—Transactions with Certain Directors, Officers, Shareholders and Affiliates."

(2)
Represents the number of user accounts that have purchased in-game items for the relevant period, adjusted to eliminate double-counting of the same user accounts.

        The average revenue per paying user account of feature phone single-player games increased from RMB3.47 in 2010 to RMB4.46 in 2011 due mainly to our roll out of several high quality new games during these periods, which increased our sales of in-game items. The average revenue per paying user account for feature phone single-player games decreased from RMB3.42 in the first three months of 2011 to RMB2.81 in the first three months of 2012 due to the change in the mix of feature phone single-player games that we offer which includes some games that did not generate as much revenue per user through the sale of in-game items. Average revenue per paying user account for feature phone single-player games was also impacted by network operators increasing their share of the revenues from single-player games under their arrangements with the mobile service providers that we receive proceeds from. The average revenue per paying user account for feature phone mobile social games increased from RMB12.76 in the first three months of 2011 to RMB48.47 in the first three months of 2012 due mainly to the introduction of a new game during 2012 and the increased user acceptance of Xiao'ao Jianghu and Xunqing resulting in more players who are willing to purchase in-game items.

Smartphone Games

        As we acquired the 3GUU Group in December 2010, we did not consolidate any actual revenue from smartphone games in 2010. Our net revenues from smartphone games amounted to RMB60.8 million in 2010, on a pro forma basis, and RMB62.4 million (US$9.9 million) in 2011. We generate revenues from smartphone games primarily through one-time fees, monthly subscription fees and the sale of virtual items. For single-player games, users can download certain of our smartphone games from various application stores for a one-time fee. We also promote single-player games on smartphones in game bundles through China Mobile. Users can subscribe to the game package from China Mobile for RMB10 (US$1.6) per month and access our new games and updates. For mobile social games, users are required to register at the website that hosts the application and download our games online, both of which are free of charge to users. Users can then choose to pay a fee for virtual items in certain of our smartphone mobile social games, such as weapons, accessories and pets. For example, there are more than 20 in-game items available for download in Creation Song, a smartphone mobile social game we developed in-house, and the cost of each item ranges from RMB0.2 to RMB20.

        Users purchase game points by debiting their mobile accounts directly or by buying prepaid cards issued by mobile network operators or payment processing agents. Users can also pay for the game points with credit cards and debit cards which are generally settled by the banks and other billing channels. Game points can be used to purchase in-game premium features to provide an enhanced game-playing experience. We have entered into agreements with China Mobile and certain payment processing agents for proceeds collection, pursuant to which the collected proceeds are allocated between us and either China Mobile or the payment processing agents in agreed upon percentages. A substantial majority of our sales proceeds for smartphone games are collected directly through China Mobile's billing channels and the remaining portion is collected directly through payment processing agents, such as prepaid cards. Proceeds we collect from customers do not include the fees earned by the payment processing agents and China Mobile, and therefore such fees are not recorded as part of our revenue.

        We believe the growth of our net revenues from smartphone games will be driven by the increases in the size of our total paying user base and the number of total subscriptions, which will be in turn driven by an increase in the diversity and quality of our game portfolio. Average revenue per paying user account and average revenue per subscription are driven by enhancing game content, which allows us to increase subscription and in-game item fees, and a greater number of mobile social game offerings, which tend to result in higher fees. The table below sets forth the number of total paying user accounts, total subscriptions and the average revenue per paying user account and subscription for the periods indicated. We differentiate the data below into total subscriptions for single-player games and total paying user accounts for mobile social games because we use different bases for calculating these numbers. We use different bases because of limitations on the data we receive from mobile network operators and application stores and because we believe the different bases more accurately indicate the level of interest in our single-player and mobile social games and the ability of those games to generate revenue. When calculating the number of total subscriptions for our mobile games for single-player games, we count each monthly subscription or each download through an application store as one subscription. A monthly subscription gives a subscriber the right to download only the limited number of games included in the bundle to which he or she subscribed and does not include all of the single-player smartphone games we offer. A player could choose to simultaneously subscribe to multiple bundles or to separately download games from an application store, or both. A user who pays two subscription fees during one month to subscribe to different game bundles, pays both a subscription fee and a fee to download a game through an application store, or who pays to download two games through an application store, would be counted as two subscriptions. Accordingly, the number of total subscriptions for our single-player smartphone games represents the total number of user payments to play our single-player smartphone games and average revenue per paying user account represents the average revenue per user payment. We calculate total subscriptions for single-player smartphone games on this basis because we generate revenue from both subscription and download fees, and we believe this approach is a more accurate indicator of the success and popularity of these games. When calculating the number of paying user accounts of our mobile games for mobile social games, we count the number of user accounts that have purchased in-game items for the relevant period, adjusted to eliminate double counting of the same user accounts. Registered user accounts represent the number of user accounts registered to play our games. We track the number of registered accounts for mobile social games, as not all registered user accounts of mobile social games are paying user accounts. We believe the number of registered accounts is meaningful as it is an indication of interest in our games.

	For the Year Ended December 31,			For the Three Months Ended March 31,
	2009	2010	2011	2011	2012
Smartphone Games(1)
Single-player games
Number of games (as of the end of the period)	12	117	264	147	310
Total subscriptions(2)	83,532	7,355,926	9,599,862	2,262,696	2,023,387
Average revenue per subscription (in RMB)	5.00	4.99	4.64	4.26	4.59
Mobile social games
Number of games (as of the end of the period)	4	2	4	2	4
Total new registered user accounts	5,287,374	8,251,037	7,671,426	1,138,394	4,877,298
Total paying user accounts(3)	466,472	825,270	740,823	207,380	133,912
Average revenue per paying user account (in RMB)	36.99	33.08	24.07	10.23	50.79

(1)
Represents the operating data of the 3GUU Group for 2009 and 2010. We acquired the 3GUU Group in December 2010. See "Our Group History and Structure—Our Corporate History—Acquisition of 3GUU Group."

(2)
Represents the total number of monthly subscriptions to our game bundles offered through mobile network operators and the number of games downloaded through application stores. A user who pays two subscription fees during one month to subscribe to different game bundles, pays both a subscription fee and a fee to download a game through an application store, or who pays to download two games through an application store, would be counted as two subscriptions.

(3)
Represents the number of user accounts that have purchased in-game items for the relevant period, adjusted to eliminate double-counting of the same user accounts.

        The average revenue per subscription for single-player games was largely unchanged from 2009 to 2010 and decreased in 2011 due largely to a decrease in the amount collected by China Mobile because of an increase of non-payment by users. The average revenue per subscription for single-player games increased from RMB4.26 in the first three months of 2011 to RMB4.59 in the first three months of 2012 due to an increase in the amount collected by China Mobile because of a decrease of non-payment by users following China Mobile's efforts near the end of 2011 to increase payments from its users generally, including those that subscribe to our single-player smartphone games, which efforts we expect to continue going forward. Our total subscriptions for smartphone single-player games decreased from 2.3 million during the first three months of 2011 to 2.0 million during the first three months of 2012, primarily because of a decrease in the promotion of our smartphone single-player games by China Mobile, our service provider for all of our game bundles, due to China Mobile's efforts in the first quarter of 2012 to enhance user experience by decreasing the number of banner and pop-up advertisements it exposes its users to. We anticipate that going forward China Mobile will continue using less banner and pop-up advertisements than it previously has, which could reduce the amount of traffic to our websites and the number of our games downloaded. The average revenue per paying user account in mobile social games decreased in 2010 and 2011 primarily due to (i) not recognizing RMB3.9 million (US$0.6 million) in deferred revenue as a result of our acquisition of the 3GUU Group on December 31, 2010 because the fair value of the assumed deferred revenue obligation on the date of acquisition was assessed to be nil; (ii) in mid-2011, we rolled out two new games that we expect will increase in revenue over time but take time to build up user acceptance and stickiness, while in the second half of 2011 we began to phase out Creation Song, our popular MMORPG that we launched in

2009. The average revenue per paying user account in mobile social games increased from RMB10.23 in the first three months of 2011 to RMB50.79 in the first three months of 2012 due to Dian Feng and Paopao Xiyou attracting users who are willing to pay more for in-game features and accessories. Our total paying user accounts for mobile social games for smartphones increased from 466,000 in 2009 to 825,000 in 2010, and then decreased to 741,000 in 2011. Our total paying user accounts for mobile social games for smartphones was 207,000 in the first three months of 2011, compared to 134,000 in the first three months of 2012. These decreases are due primarily to the phasing out of Creation Song while introducing two new mobile social games for smartphones during the second half of 2011, as our mobile social games usually take several months to build up user acceptance.

Handset Design

        Our net revenues from handset design amounted to RMB97.9 million in 2010, on a pro forma basis, RMB38.7 million (US$6.1 million) in 2011, and RMB2.8 million (US$0.4 million) in the first three months of 2012.

        We generate revenues through providing handset design services to handset manufacturers and receive a flat fee and/or certain percentage of proceeds from the sale of mobile content pre-installed into the handsets we designed. Our handset design services include (i) operating system software and hardware design with post-contract customer support, or PCS, service, (ii) printed circuit board with operating system software, component sourcing and optional assembly service, and (iii) mobile phone content installation service. The growth in revenues from handset design is primarily driven by growth in demand for mobile phones and the quality and diversity of our design offerings. The total number of handsets manufactured using our design increased from 0.6 million in 2009 to 1.6 million in 2010, and decreased to 1.5 million in 2011. This decrease was mainly due to the transitioning of our handset design focus from designing feature phones to smartphones. The total number of handsets manufactured using our design was 81,000 in the first three months of 2012, compared to 597,000 in the first three months of 2011, due mainly to decreased subscription volume for our printed circuit boards design services and fewer feature phone contracts as we shifted our handset design focus from designing feature phones to smartphones. We plan to launch our smartphone design business during the second half of 2012.

Cost of Revenues

        The following table sets forth the breakdown of our cost of revenues for the periods indicated:

	For the Year Ended December 31,					For the Three Months Ended March 31,
	2009	2010		2011		2011	2012
	(pro forma) RMB	(successor) RMB	(successor) (pro forma)	(successor) RMB	(successor) US$	RMB	RMB	US$
	(in thousands)
Cost of revenues
Feature phone games	(13,372)	(32,827)	(32,827)	(61,337)	(9,740)	(13,734)	(17,873)	(2,838)
Smartphone games	—	—	(30,627)	(17,974)	(2,854)	(4,004)	(3,678)	(584)
Handset design	—	(10,083)	(77,838)	(29,037)	(4,611)	(4,660)	(2,780)	(441)

Total cost of revenues	(13,372)	(42,910)	(141,292)	(108,348)	(17,205)	(22,398)	(24,331)	(3,863)

        Our cost of revenues relating to feature phone games primarily consists of fees paid to handset companies and design houses or their agents for pre-installing our feature phone games and platforms onto their feature phone handsets.

        Our cost of revenues relating to smartphone games primarily consists of the fees paid to content providers for acquiring certain single-player games and the fees paid to mobile portals and application stores for game distribution. Because we acquired the 3GUU Group in December 2010, we did not consolidate any cost of revenues from smartphone games in 2010.

        Our cost of revenues relating to handset design primarily includes fees paid to subcontractors for OEM services, including material costs and installations.

        Our cost of revenues also includes amortization of the acquired intangible assets, staff salaries, utilities, infrastructure maintenance fees, depreciation of equipment, and operating expenses directly related to the operation of the mobile game platforms. Amortization of the acquired intangible assets due to our acquisition of the Dragon Joyce Group was RMB2.5 million, RMB9.9 million, RMB9.9 million (US$1.6 million) and RMB2.5 million (US$0.4 million) in 2009, 2010, 2011, and the first three months of 2012, respectively. Amortization of the acquired intangible assets due to OWX Holding's acquisition of substantially all of the assets of Bright Way and Tastech was approximately RMB574,000 and RMB2.3 million (US$0.4 million) and RMB0.6 million (US$0.1 million) in 2010, 2011 and in the three months ended March 31, 2012, respectively. Amortization of the acquired intangible assets due to our acquisition of the 3GUU Group was RMB206,000 (US$33,000) and RMB78,000 (US$12,000) in 2011 and in the three months ended March 31, 2012. Staff salaries and benefits cost primarily comprise compensation to operations support staff. We expect costs associated with staff salaries and benefits to increase as we continue to expand our operations and hire more operations staff.

Operating Expenses

        Our operating expenses consist of general and administrative expenses, selling expenses and research and development expenses. Our general and administrative expenses primarily consist of salaries and benefits, including share-based compensation, for our general and administrative, finance and human resources personnel, office rentals, depreciation and amortization expenses relating to property and equipment used in general and administrative functions and other expenses incurred in connection with general corporate purposes. General and administrative expenses accounted for 9.6% of our total net revenues in 2009, on a pro forma basis, 9.4% of our total net revenue in 2010, 6.7% of our total net revenue in 2010, on a pro forma basis, 6.7% of our total net revenues in 2011, and 10.9% in the first three months of 2012. We expect our general and administrative expenses to increase as we incur additional expenses in connection with the expansion of our business and our operations as a publicly traded company, which include hiring more staff for our general and administrative team, expenses related to improving and maintaining our internal control over financial reporting and complying with our reporting obligations, and as we incur higher share-based compensation expenses for issuing share-based incentive awards.

        Our selling expenses primarily consist of costs of marketing activities, including cost of advertising in industry publications. We expect that selling expenses will grow as a result of our efforts to increase market presence and derive revenue growth.

        Our research and development expenses primarily consist of payroll, employee benefits and other headcount related expenses associated with product development. We expect our research and development expenses will increase in proportion to net revenues as we incur increased salary, employee benefits and other headcount-related expenses as we continue to develop new games and handset designs.

Taxation

Cayman Islands

        Under the current laws of the Cayman Islands, we are not subject to tax on income or capital gains. In addition, upon payments of dividends by us to our shareholders, no Cayman Islands withholding tax will be imposed.

British Virgin Islands

        Under the current laws of the British Virgin Islands, Beauty Wave, China Wave and 3GUU BVI are not subject to tax on income or capital gains. In addition, upon payments of dividends by these companies to their respective shareholders, no British Virgin Islands withholding tax will be imposed.

Hong Kong

        For the years ended December 31, 2009, 2010 and 2011, and for the first three months of 2012, profits tax in Hong Kong were generally assessed at the rate of 16.5% of taxable income. In addition, upon payments of dividends by our Hong Kong subsidiaries to their respective shareholders, no Hong Kong withholding tax will be imposed.

China

        Prior to January 1, 2008, enterprises established in the PRC were generally subject to a 30% state and 3% local enterprise income tax rate. There were various preferential tax treatments promulgated by national tax authorities that were available to foreign-invested enterprises. The New EIT Law and its implementing rules, both of which came into effect on January 1, 2008 (i) reduce the top rate of enterprise income tax from 33% to 25%, (ii) permit companies to continue to enjoy their existing tax incentives, subject to certain transitional phase-out rules, and (iii) introduce new tax incentives, subject to various qualification criteria.

        An entity recognized as a qualified new software development enterprise is entitled to enjoy tax exemption for two years and 50% enterprise income tax rate reduction for the subsequent three years. An entity that enjoys preferential tax rate prior to January 1, 2008 will continue to enjoy its remaining tax holiday granted prior to the effectiveness of the New EIT Law. In May 2007, our VIE, Yingzheng, obtained the new software development enterprise status. Therefore, Yingzheng is entitled to enjoy tax exemption from 2006 to 2007 and a 50% reduced tax rate of 12.5% from 2008 to 2010. In May 2009, Donggan one of our subsidiaries, obtained the new software development enterprise status, with retroactive effect to 2008. Therefore, Donggan was entitled to enjoy tax exemption from 2008 to 2009 and a 50% reduced tax rate of 12.5% from 2010 to 2012. However, as Donggan was dormant during the year ended December 31, 2010 it was not entitled to any tax holiday and the applicable EIT rate for Donggan was 25% in 2010 and 2011 and in the first three months of 2012. In July 2011, Huiyou Digital (Shenzhen) Ltd. obtained the new software development enterprise status. Therefore, Huiyou Digital (Shenzhen) Ltd. is entitled to enjoy a tax exemption for two years, starting from the first year in which it makes a profit and a 50% reduced EIT rate of 12.5% for the subsequent three years. Shenzhen Douwan adopted the methodology of deemed profits basis in 2011. In April 2012, Yitongtianxia obtained the new software development enterprise status, with retroactive effect to 2011. Thus, Yitongtianxia was entitled to enjoy tax exemption from 2011 to 2012 and a 50% reduced EIT rate of 12.5% from 2013 to 2015.

        Moreover, the New EIT Law treats enterprises established outside of China with "de facto management bodies" located in China as PRC resident enterprises for PRC enterprise income tax purposes. The term "de facto management body" is defined as a body exercising substantial and overall management and control over the business, personnel, accounting, properties, among other things of an enterprise. If our company were considered a PRC resident enterprise for PRC enterprise income tax purposes, we would be subject to the PRC enterprise income tax at the rate of 25% on our worldwide income. As of December 31, 2009, 2010 and 2011, and March 31, 2012, we did not accrue for PRC tax on such basis as our non-PRC entities had zero assessable profits in the PRC for the period after January 1, 2008. We will continue to monitor the tax status with regards to the PRC tax resident enterprise regulation of our non-PRC entities. For a detailed discussion, see "Risk factors—Risks Related to Doing Business in China—We may be classified as a "resident enterprise" for PRC enterprise income tax purposes, which could result in unfavorable tax consequences to us and our non-PRC shareholders."

        Dividends paid by our PRC subsidiaries out of the profits earned after December 31, 2007 to non-PRC tax resident investors would be subject to PRC withholding tax. The withholding tax would be 10%, unless a foreign investor's tax jurisdiction has a tax treaty with China that provides for a lower withholding tax rate. For a detailed discussion, see "Risk factors—Risks Related to Doing Business in China—The New EIT Law will affect tax exemptions on dividends to be paid by our PRC subsidiaries to us through our Hong Kong subsidiaries and we may not be able to obtain certain treaty benefits under the relevant tax treaty."

        Aggregate undistributed earnings of our PRC subsidiaries that are available for distribution to non-PRC tax resident parent companies at December 31, 2009, 2010 and 2011, and at March 31, 2012 are considered to be indefinitely reinvested under ASC subtopic 740-30, Income Taxes: Other Considerations or Special Areas. Accordingly, the amount of unrecognized deferred tax liabilities for temporary differences related to investments in PRC subsidiaries is not determined because such a determination is not practical.

        Deferred tax liabilities arising from (i) aggregate undistributed earnings of Yingzheng, our VIE, that are available for distribution to Yitongtianxia, its PRC tax resident parent company and (ii) the difference between the book basis and the tax basis in the investment in Yingzheng were RMB4.4 million and RMB47.0 million as of December 31, 2010, respectively.

        The registered shareholders of Yingzheng are contractually required to remit dividends received from Yingzheng to Yitongtianxia. This distribution chain results in (i) a taxable dividend from Yingzheng to its registered shareholders and (ii) a taxable contribution to Yitongtianxia when the proceeds are remitted to Yitongtianxia by the registered shareholders. The tax impact on the future cash distribution is recognized in deferred tax liabilities as an outside basis difference. On December 16, 2011, 3GUU BVI, a BVI entity, replaced Yitongtianxia, a PRC entity, as the primary beneficiary of Yingzheng. As management is asserting indefinite reinvestment of undistributed earnings of our foreign subsidiaries located in the PRC, the deferred tax liabilities arising from the aggregate undistributed earnings of Yingzheng and the difference between the book basis and the tax basis in the investment in Yingzheng were reversed during the year ended December 31, 2011.

Unrecognized Tax Benefits

        For the period from January 1, 2009 to October 26, 2009, the period from October 27, 2009 to December 31, 2009, the years ended December 31, 2010 and 2011, and for the first three months of 2012 we had unrecognized tax benefits of RMB4.6 million, nil, RMB20.9 million, RMB28.0 million (US$4.4 million), and RMB28.3 million (US$4.5 million), respectively. The unrecognized tax benefits were caused mainly by the adoption of a different methodology for deemed profits basis and the corresponding accounting treatment in our income tax filings. The unrecognized tax benefits, if recognized, would impact the effective tax rate. We have included in the balance as of December 31, 2009, 2010 and 2011, and March 31, 2012, RMB25,000, RMB0.8 million, RMB1.9 million (US$0.3 million), and RMB0.4 million (US$0.1 million), respectively, of tax positions that if recognized will result in deferred tax assets for which a full valuation allowance will be made. See "Risk Factors—Risks Related to Doing Business in China—Any change in the tax treatment we currently enjoy in the PRC may materially and adversely impact our net income."

Share-Based Compensation Expenses

        Total share-based compensation expenses of equity and liability awards granted to our employees and directors were recorded in "general and administrative expenses" in the consolidated statements of income and comprehensive income and were RMB1.7 million in 2009, RMB6.9 million in 2010, RMB6.9 million in 2010, on a pro forma basis, RMB0.8 million (US$0.1 million) in 2011, and RMB1.9 million (US$0.3 million), in the first three months of 2012. See "—Critical Accounting Policies—Share-Based Compensation" for more details.

Segmentation

        We operate and manage our business as three reportable segments, namely feature phone games, smartphone games and handset design. In accordance with ASC subtopic 280-10, "Segment Reporting: Overall," our chief operating decision maker has been identified as our chief executive officer, who reviews operating results to make decisions about allocating resources and assessing performance for the entire group. We generate substantially all of our revenues from customers in the PRC. Accordingly, no geographical segments are available.

Critical Accounting Policies

        We prepare our financial statements in conformity with U.S. GAAP, which requires us to make judgments, estimates and assumptions that affect the reported amounts of assets and liabilities, revenues and expenses, and the disclosure of our contingent assets and liabilities. We continually evaluate these judgments, estimates and assumptions based on the most recently available information, our own historical experience and various other assumptions that we believe to be reasonable under the circumstances, the results of which form our basis for making judgments about matters that are not readily apparent from other sources. Since the use of estimates is an integral component of the financial reporting process, actual results could differ from those estimates.

        An accounting policy is considered critical if it requires an accounting estimate to be made based on assumptions about matters that are highly uncertain at the time such estimate is made, and if different accounting estimates that reasonably could have been used, or changes in the accounting estimates that are reasonably likely to occur periodically, could materially impact our consolidated combined financial statements. We believe the following accounting policies involve the most significant judgments and estimates used in the preparation of our financial statements. The following descriptions of critical accounting policies, judgments and estimates should be read in conjunction with our consolidated combined financial statements and other disclosures included in this prospectus.

        When reviewing our financial statements, you should consider (i) our selection of critical accounting policies, (ii) the judgment and other uncertainties affecting the application of such policies, and (iii) the sensitivity of reported results to changes in conditions and assumptions.

Consolidation

        Our consolidated financial statements include the financial statements of our company, subsidiaries and VIE, Yingzheng. The results of our subsidiaries are consolidated from the date on which we obtained control and are continued to be consolidated until the date that such control ceases. A controlling financial interest is typically determined when we hold a majority of the voting equity interest in an entity. However, if we demonstrate our ability to control the entity through the power to direct the activities of the entity that most significantly impact the entity's economic performance and the obligation to absorb losses of the entity that could potentially be significant to the entity or the right to receive benefits from the entity that could potentially be significant to the entity, then the entity is consolidated. All significant intercompany balances and transactions among our company, subsidiaries and VIE have been eliminated upon consolidation. With respect to consolidation of our

VIE, we assess the consolidation of our VIE under ASC 810, which provides guidance on the identification of and financial reporting for entities over which control is achieved through means other than voting interests, which requires our VIE to be consolidated by the primary beneficiary of the entity if the equity investors in the entity do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. Through a series of contractual arrangements, our subsidiary, Yitongtianxia, through holding all the variable interests of our VIE, has been determined to be the primary beneficiary of our VIE and, accordingly, we consolidated the results of our VIE.

Business Acquisitions

        For the acquisitions of the Dragon Joyce Group, OWX Holding Group and 3GUU Group, we determined the value of the 30% noncontrolling interests by estimating the value of the acquired business as a whole and then subtracting the consideration transferred by VODone for the 70% controlling interest. We estimated the fair value of the acquired businesses using the income approach. Please see "—Our Acquisition" for discussion of the fair value measurements for each of these acquisitions.

Revenue Recognition

        Revenues are derived from the development, operation and sale of mobile phone games as well as the provision of handset design products and services. For each of the significant sources of revenue stated below, revenue is recognized only when the following four criteria are met: (i) persuasive evidence of an arrangement exists; (ii) the goods have been delivered or the services have been rendered; (iii) the price or fees are fixed or determinable; and (iv) collectability is reasonably assured.

Feature phone games

        We generate feature phone games revenues principally from the sale of in-game premium features of mobile phone games on feature phones.

  Single-player games

        We enter into service arrangements with feature phone manufacturers to pre-install the mobile phone games or application platforms we develop in-house onto the feature phones before they reach mobile phone game players. Mobile phone game players can access the pre-installed feature phone games directly or download the single-player games through the pre-installed application platform on the feature phones without additional charges. Single-player games are offered on a free-for-trial basis, where the mobile phone game players may purchase in-game items such as additional chances to play or the right to play additional stages. We only charge for in-game premium feature purchases. All chargeable in-game premium features on feature phones are considered completely consumed immediately upon purchase. Any unused premium features cannot be carried forward or accessed after the mobile phone users exit the game.

        We contract with mobile phone service providers, who in turn contract with mobile network operators, for billing and collection services offered to mobile phone users who have purchased in-game premium features. The mobile network operators are entitled to profit sharing based on a prescribed percentage of the gross amount charged by the mobile network operators to the mobile phone game players while the mobile phone service providers are entitled to profit sharing based on a prescribed percentage of the net proceeds collected from the mobile network operators. Since we did not have a direct contractual relationship with the mobile network operators in 2009 and 2010, the net proceeds after deducting the amounts shared by the mobile network operators and the mobile phone service providers represent the amount of revenue to be recognized by us. The net proceeds are evidenced by billing confirmations issued by the mobile phone service providers. Generally, within 30 to 120 days after the end of each month, we receive billing confirmations from each of the mobile phone service providers confirming the amount of net proceeds to be received by us.

        We have information generated from our internal system on the number of monthly plan subscriptions and single-player games downloaded each month to estimate the amount of collectable net proceeds and to recognize single-player feature phone games revenues. Differences between our estimates and the actual amounts confirmed by the mobile phone service providers have historically been insignificant.

        We pay service fees, which are recognized as cost of revenues, to the feature phone manufacturers based on a prescribed percentage of the estimated net proceeds or a prescribed fixed fee per mobile phone activated by mobile phone users.

        Based on the above, we recognize the estimated proceeds to be received from the mobile phone service providers as single-player feature phone game revenues, using data generated from their internal systems, when the goods are delivered based on the consumption of in-game premium features by mobile phone users. The difference between the estimated proceeds and the actual amount confirmed by the mobile phone service providers is recognized in the consolidated statements of income and comprehensive income when billing confirmations are received by us.

Smartphone games

        We generate smartphone game revenues from the sale of in-game premium features of mobile social games that we develop in-house, as well as from the sale of single-player games on smartphones that we develop in-house and license or acquire. We operate mobile social games and single-player games under a free-to-play model and a subscription-based model, respectively.

  Mobile social games

        Under the free-to-play model for mobile social games, mobile phone game players can download mobile phone games, obtain game accounts and play the mobile games using basic functions free of charge, but may also purchase game points for in-game premium features to enhance their game-playing experience. The purchased in-game premium features can be freely traded among users within the applicable game as long as consumption of the items has not commenced. Mobile phone game players can purchase game points by either charging their account with mobile network operators directly or buying prepaid cards issued by mobile network operators. The prepaid cards can be converted into a pre-specified number of game points for consumption. Upon delivery of game points purchased directly from mobile network operators or converted from prepaid cards to mobile phone game players, we initially classify these amounts as deferred revenue. For purposes of determining when the service has been provided to the mobile phone game players, we have determined that an implied obligation exists to the mobile phone game players who purchased game points to provide an enhanced game-playing experience over the average playing period of the mobile phone game players. We use data generated from our internal system to estimate the average playing period from the first time the mobile phone game players purchase game points through the period when the game players have not logged in the game for over two months and are deemed to be inactive.

        We contract with mobile network operators and third-party payment platforms for billing, collection and transmission services offered to mobile phone game players who have purchased game points. We also contract with mobile application and software websites to distribute our mobile social games by providing platforms from which mobile phone game players can download our games. The mobile network operators and third-party payment platforms are entitled to profit sharing based on a prescribed percentage of the gross amount charged by the mobile network operators to the mobile phone game players. Since we do not have a direct contractual relationship with the mobile phone game players the net proceeds after deducting the amounts shared by the mobile network operators and the third-party payment platforms represent the amount of revenue to be recognized by us. The net proceeds are evidenced by billing confirmations issued by the mobile network operators and the third-party payment platforms. Generally, within 30 days after the end of each month, we receive billing confirmations from each of the mobile network operators and the third-party payment platforms confirming the amount of net proceeds to be received by us.

        We have information generated from our internal system on the number of game points sold each month to estimate the amount of collectable net proceeds and to recognize mobile social games revenues. Differences between estimates and the actual amounts confirmed by the mobile network operators and the third-party payment platforms have historically been insignificant. We pay service fees to the mobile application and software websites, which are recognized as cost of revenues, based on a prescribed percentage of the net proceeds confirmed by the mobile network operators and the third-party payment platforms.

        Collectability is considered reasonably assured as we deal with only reputable mobile network operators and third-party payment platforms and performs thorough credit assessment on the mobile network operators and the third-party payment platforms prior to entering into business relationships with them. Historically, we have not experienced any significant defaults for payment.

        Based on the above, we recognize the estimated net proceeds to be received from the mobile network operators and the third-party payment platforms for the sale of game points of the mobile social games, using data generated from our internal system, as deferred revenue upon delivery of game points to mobile phone game players. Deferred revenue is recognized as smartphone games revenue ratably over the estimated average playing period of the paying mobile phone game players of three months, starting from the point in time when game points are delivered to the mobile phone game players. As mobile social games are under a free-to-play model and revenue is only generated when players purchase game points for in-game premium features, we focus solely on the play period of paying mobile game players when estimating the period over which revenue is being recognized. For each significant game, we determine the estimated average playing period of paying mobile phone game players, which is the time period between the paying mobile phone game player's first purchase and last log-in, based on historical player usage patterns and game playing behavior. Our internal system tracks each paying mobile phone game players' purchase and log-in history for each significant game to generate data to estimate the average play period for our population of paying mobile phone game players. Future usage patterns may differ from the historical usage patterns on which our revenue recognition policy is based. We monitor the operational statistics and usage patterns of its online game and modifies the expected life span when materially different. The difference between the estimated proceeds and the actual amount confirmed by the mobile network operators and third-party platforms is recognized in the consolidated statements of operations when billing confirmations are received by us and all revenue recognition criteria are met.

        Game points can be purchased at a discount if mobile phone game players purchase the game points with prepaid cards issued by mobile network operators or during promotional activities organized by us. We account for such discounts in accordance with ASC subtopic 605-50, Revenue Recognition: Customer Payments and Incentives. Such discounts are initially accounted for as a reduction of deferred revenue. As a result, deferred revenue includes the value of both discounted and undiscounted game points, which are subsequently recognized as revenue on a weighted average basis when we provide future services to enhance mobile phone game players' playing experience.

  Single-player games

        Under the subscription-based model for single-player games, mobile phone game players can either subscribe to a monthly plan to download a fixed number of single-player games from mobile network operators for a fixed subscription fee per month or download each single-player game based on a fixed price per game.

        We contract with mobile network operators for billing, collection and transmission services offered to mobile phone users who have purchased single-player games. In addition, we purchase games from third-party game developers. The mobile network operators are entitled to profit sharing based on a prescribed percentage of the gross amount charged by the mobile network operators to the mobile phone game players. Since we do not have a direct contractual relationship with the mobile phone game players, the net proceeds after deducting the amounts shared by the mobile network operators represent the amount of revenue to be recognized by us. The net proceeds are evidenced by billing confirmations issued by the mobile network operators. Generally, within 30 days after the end of each month, we receive billing confirmations from each of the mobile network operators confirming the amount of net proceeds to be received by us. We have information generated from our internal system on the number of subscription or single-player games downloaded each month to estimate the amount of collectable net proceeds and to recognize single-player games revenues. Differences between estimates and the actual amounts confirmed by the mobile network operators have historically been insignificant. We pay content fees to third-party game developers, which are recognized as cost of revenues, based on a prescribed percentage of the net proceeds confirmed by the mobile network operators.

        Based on the above, we recognize single-player smartphone games revenues when the goods are delivered based on download of games by mobile phone users or at the end of the subscription period. The difference between the estimated proceeds and the actual amount confirmed by the mobile network operators is recognized in the consolidated statements of operations when billing confirmations are received by us.

        We determine whether to record single-player smartphone games revenues using the gross or net method of reporting in accordance with ASC subtopic 605-45, or ASC 605-45, Revenue Recognition: Principal Agent Considerations. Determining whether revenue should be reported gross or net is based on an assessment of various factors, the primary factors being whether we are acting as the principal in offering services to the customer or whether we are acting as an agent in the transaction. We have determined that we are acting as the principal in offering services as we (i) are the primary obligor in the arrangement; (ii) have latitude in establishing the selling price; (iii) have discretion in suppliers selection; and (iv) are involved in the determination of product specifications. Therefore, we have the primary responsibility for fulfillment and acceptability of the single-player games and recognize the net proceeds to be received from the mobile network operators as smartphone games revenue on a gross basis. The amounts attributable to third-party game developers in the form of content fees are recognized as cost of revenues.

Handset design

        We generate handset design revenues from the provision of comprehensive handset design solutions to mobile phone manufacturers and mobile phone content providers. Handset design solutions include (i) operating system software and hardware design with one-year PCS service; (ii) printed circuit board with operating system software and optional assembly service; and (iii) mobile phone contents installation service. Operating system software and hardware designs with PCS services are provided to mobile phone manufacturers for either a fixed fee or a variable fee based on the units of production by the mobile phone manufacturers at a prescribed unit price. Printed circuit boards with operating system software are sold to mobile phone manufacturers for a fixed unit price. Mobile phone contents installation services are rendered to mobile phone content providers for a prescribed percentage of the mobile phone content providers' net profits.

        We early adopted Accounting Standards Update No. 2009-13, or ASU 2009-13, Revenue Recognition—Multiple-Deliverable Revenue Arrangements, and ASU No. 2009-14, Certain Revenue Arrangements that Include Software Elements, in assessing our arrangements with multiple deliverables and arrangements that include software elements for the periods presented. In accordance with ASU 2009-13, the total arrangement consideration is allocated to each unit of accounting based on our relative selling price which is determined based on the entity's best estimate of the selling price for that deliverable when vendor-specific evidence and third party evidence of selling price do not exist. In accordance with ASU2009-14, software contained on the tangible product which is essential to the tangible product's functionality is excluded from the scope of software accounting guidance in ASC subtopic 985-605, Software: Revenue Recognition.

Operating system software and hardware design with PCS service

        We sign agreements with mobile phone manufacturers containing the significant terms of the provision of operating system software and hardware design with PCS service to evidence that an arrangement exists. We recognize handset design revenues derived from operating system software and hardware design and PCS service concurrently in accordance with ASC 985-605, as (i) the PCS fee is included with the initial arrangement fee for operating system software and hardware design; (ii) the PCS is for one year or less; (iii) the PCS costs is estimated to be insignificant and (iv) unspecified upgrades or enhancements offered during PCS arrangements historically have been and are expected to be minimal and infrequent. Therefore, delivery of operating system software and hardware design with PCS service occurs upon receipt and acceptance of the operating system software and hardware design by the mobile phone manufacturers. We perform credit assessments on the mobile phone manufacturers prior to signing these agreements to ensure collectability is reasonably assured. Accordingly, revenues from the provision of operating system software and hardware design and PCS service are recognized upon (i) the mobile phone manufacturers accepting the handset design solutions if the arrangement is based on a fixed fee or (ii) the mobile phone manufactures accepting the handset design solutions and confirming their monthly units of production to us if the arrangement is based on a variable fee derived from the units of production by the mobile phone manufacturers at a prescribed unit price. We have not provided any refunds in the past and we do not expect to provide refunds in the future to mobile phone manufacturers.

Printed circuit board with operating system software and optional assembly service

        Printed circuit boards with operating system software and optional assembly services are multiple element arrangements comprising printed circuit boards, assembly services and operating system software specifically designed for the printed circuit boards. Since the operating system software is essential to the functionality of the printed circuit board, the transaction is outside the scope of software accounting guidance in ASC 985-605 in accordance with ASU 2009-14. Accordingly, we account for the sale of printed circuit boards with operating system software and optional assembly service as a multiple deliverables arrangement in accordance with ASU 2009-13. Each of the printed circuit board, operating system software and assembly service represents a separate unit of accounting.

        We sign an agreement with the mobile phone manufacturers containing the significant terms of the sale of printed circuit board with operating system software to evidence that an arrangement exists. The agreement also stipulates whether the mobile phone manufacturers engage us to perform assembly service on the printed circuit board. We deliver the assembled printed circuit boards together with the operating system software installed to mobile phone manufacturers if we are engaged to perform assembly service; whereas we normally deliver the operating system software prior to the printed circuit board to the mobile phone manufacturers if we are not engaged to perform assembly service. Therefore, delivery of printed circuit boards with operating system software and optional assembly services occurs upon receipt and acceptance of all deliverables by the mobile phone manufacturers. We perform a credit assessment on the mobile phone manufacturers prior to signing the agreements to ensure collectability is reasonably assured. The purchase price is fixed because the unit price is stipulated in the signed sales agreement and no concessions such as discounts, rebates, refunds or other price changes are provided subsequently. However, the mobile phone manufacturers only pay the agreed purchase price upon receipt of all of the deliverables in the arrangement. We outsource the assembly of printed circuit boards and the installation of operating system software to original equipment manufacturers, or OEM, and pay manufacturing fees, which are recognized as cost of revenues, based on a prescribed fixed fee per unit manufactured.

        In accordance with ASU 2009-13 and ASC subtopic 605-25, or ASC 605-25, Revenue Recognition: Multiple-Element Arrangements, the amount allocable to the delivered units or units of accounting is limited to the amount that is not contingent upon the delivery of additional items or meeting other specified performance conditions. Since the amount allocable to the operating system software is contingent upon the delivery of printed circuit board and the related assembly service, if any, revenues from the sale of printed circuit board with operating system software and optional assembly service are recognized only upon delivery of the final deliverable.

Mobile phone content installation service

        Mobile phone content installation service does not require significant production, modification or customization of the mobile phone contents received from the mobile phone content providers. Persuasive evidence of the arrangement is documented in a contract signed by us and the mobile phone content providers. Delivery of mobile phone content installation service occurs when the mobile phone contents are installed on the mobile device circuit boards by the OEM. The mobile phone content installation service fees are fixed and non-refundable once the mobile phone content providers confirm their monthly net profits to us. Collectability is considered reasonably assured as we deal with only reputable mobile phone content providers and performs thorough credit assessment on the mobile phone content providers prior to entering into a business relationship with them. Historically, we have not experienced any significant payment defaults. Accordingly, we recognize revenues from mobile phone content installation services when the services are delivered and the fees are fixed upon receipt of the monthly net profits confirmations from mobile phone content providers.

Share-Based Compensation

Share Option Grants

        We account for share options granted to employees under provisions of ASC 718, "Stock Compensation." In accordance with ASC 718, we determine whether a share option should be classified and accounted for as a liability award or equity award. All grants of share options to employees classified as equity awards are measured at the grant date based on the fair value of the awards and are recognized as an expense, net of estimated forfeitures, over the requisite service period, which is generally the vesting period. All grants of share options to employees classified as liability awards are remeasured at the end of each reporting period until the date of settlement, with an adjustment for fair value recorded to the current period expenses in order to properly reflect the cumulative expense based on the current fair value of the vested options. We have elected to recognize share-based compensation using the straight-line method for all share-based awards issued. We use binomial and Black-Scholes option pricing valuation models in determining the fair value of the options granted. ASC 718 requires forfeitures to be estimated at the time of grant and revised, if necessary, in the subsequent period if actual forfeitures differ from initial estimates. Share-based compensation expense was recorded net of estimated forfeitures such that expense was recorded only for those share-based awards that are expected to vest. Forfeiture rate is estimated based on historical and future expectation of employee turnover rate and are adjusted to reflect future change in circumstances and facts, if any.

        We have made the following share option grants.

        VODone Options.    In connection with the acquisition of the Dragon Joyce Group, on October 12, 2009, VODone granted options to purchase 5,000,000 ordinary shares of VODone to an employee of the Dragon Joyce Group, who subsequently became our employee on October 27, 2009 upon the consummation of the Dragon Joyce Group acquisition, at an exercise price of HK$1.68 (US$0.22) per share. The 5,000,000 options were non-forfeitable, immediately vested and have a contractual life of five years.

        On November 4, 2010, VODone granted options to purchase 5,900,000 ordinary shares of VODone to certain of our employees at an exercise price of HK$2.25 (US$0.29) per share. The 5,900,000 options were immediately vested and have a contractual life of three years. In accordance with ASC 718, the accounting grant dates for options issued on October 12, 2009 and November 4, 2010 were October 18, 2009 and November 18, 2010, respectively, the dates on which VODone and the employees reached a mutual understanding of the key terms and conditions of the awards.

        The share options granted by VODone to our employees are classified as equity awards which are measured based on the grant date fair value. The fair value of the 5,000,000 options with grant date on October 18, 2009 was not subject to remeasurement when the grantee became our employee on October 27, 2009, as the options are non-forfeitable and vested immediately upon issuance. Since the options were granted by VODone to our employees for their provision of service to us, the compensation cost is recognized in our financial statements with a corresponding credit to additional paid-in capital, representing VODone's capital contribution. Since the share options were immediately vested, share-based compensation costs of RMB1.7 million for the 5,000,000 options granted and RMB2.7 million for the 5,900,000 options granted were immediately recognized on October 27, 2009 and November 18, 2010, respectively. Between May 2010 and December 2010, 4,700,000 options were exercised.

        The grant date fair value of the equity awards granted by VODone to our employees was estimated using the Black-Scholes option pricing model with the following assumptions:

	October 18, 2009	November 18, 2010
Risk-free interest rate	0.17%	0.26%
Dividend yield	—	0.6%
Expected volatility range	62.67%	53.12%
Weighted average expected life	1 year	1 year
Estimated forfeiture rate	—	—

        The fair value of the options granted by VODone as of October 18, 2009 and November 18, 2010 was estimated using the Black-Scholes option pricing model with the assistance of an independent valuation firm. The Black-Scholes option pricing model requires the input of highly subjective assumptions, including the expected stock price volatility, the expected price multiple at which the holder is likely to exercise stock options and the expected employee forfeiture rate. We use historical data and future expectations to estimate forfeiture rate. The volatility assumption of the VODone options was estimated based on implied volatility and historical volatility of VODone's share price. The risk-free rate for periods within the contractual life of the options of VODone is based on yield in effect at the grant date on Exchange Fund Notes as indicated by the Hong Kong Monetary Authority. The dividend yield is based on the expected pay-out ratio. The fair value of the VODone shares was determined based on the closing market price of the VODone shares at the measurement date.

        Dragon Joyce, OWX Holding and 3GUU BVI Options.    On July 30, 2010, Dragon Joyce granted options to purchase 0.724% of the equity interest in Dragon Joyce to Dr. Lijun Zhang and Mr. Hendrick Sin at an aggregate exercise price of RMB1,738,000. On October 26, 2010, OWX Holding granted options to purchase 2.198% of OWX Holding to Dr. Zhang and Mr. Sin at an

aggregate exercise price of RMB1,723,000. On January 3, 2011, 3GUU BVI granted options to purchase 0.610% of the equity interest in 3GUU BVI to Dr. Zhang and Mr. Sin at an aggregate exercise price of RMB1,708,000. These options vested immediately and will expire two years from their respective grant date.

        The functional currency of Dragon Joyce, OWX Holding and 3GUU BVI is the US dollar. In accordance with ASC 718, as these awards contained an exercise price denominated in Renminbi, which is different from the functional currency of Dragon Joyce, OWX Holding and 3GUU BVI, these stock options are dual indexed to foreign exchange and the shares of Dragon Joyce, OWX Holding and 3GUU BVI. Accordingly, the share options granted by Dragon Joyce, OWX Holding and 3GUU BVI are accounted for as liability awards that are remeasured at fair value at the end of each reporting period until the date of settlement.

        On October 27, 2011, we settled the granted options to purchase 0.436% of the equity interest in Dragon Joyce by issuing 418,268 of our ordinary shares to certain grantees. Concurrently, we modified the exercised price of the remaining granted options to purchase 0.288% of the equity interest in Dragon Joyce from Renminbi to U.S. dollar. The fair values of 418,268 of our ordinary shares and the granted options to purchase 0.436% of the equity interest in Dragon Joyce were the same on the date of settlement.

        On October 28, 2011, we settled the granted options to purchase 1.285% of the equity interest in OWX Holding by issuing 418,266 of our ordinary shares to certain grantees. Concurrently, we modified the exercised price of the remaining granted options to purchase 0.913% of the equity interest in OWX Holding from Renminbi to U.S. dollar. The fair values of 418,266 of our ordinary shares and the granted options to purchase 1.285% of the equity interest in OWX Holding were the same on the date of settlement.

        The modification changed the liability awards into equity awards because the stock options were no longer dual indexed to foreign exchange and the shares of Dragon Joyce and OWX Holding. Additionally, as the modification did not result in any incremental fair value in the new equity awards granted, no additional compensation cost was recognized.

        On October 29, 2011, we settled all of the granted options to purchase 0.610% of the equity interest in 3GUU BVI by (i) issuing 15,917.82 newly issued ordinary shares of 3GUU BVI to the grantees and (ii) exchanging 15,917.82 ordinary shares of 3GUU BVI with 229,550 of our newly issued ordinary shares. The fair values of the 15,917.82 ordinary shares of 3GUU BVI, 229,550 of our ordinary shares and the granted options to purchase 0.610% of the equity interest in 3GUU BVI were the same on the date of settlement.

        The grant date, December 31, 2010 and October 27, 2011 fair value of the liability awards granted by Dragon Joyce was estimated using the binomial option pricing model with the following assumptions:

	July 30, 2010	December 31, 2010	October 27, 2011
Risk-free interest rate	2.28%	3.28%	3.04%
Dividend yield	—	—	—
Expected volatility range	59.00%	48.42%	50.19%
Weighted average expected life	2 year	1.58 year	0.76 year
Suboptimal exercise factor	3	3	3
Estimated forfeiture rate	—	—	—
Fair value of 0.724% of the equity interest in Dragon Joyce (in thousands)	RMB2,952	RMB3,547	RMB4,269

        The grant date, December 31, 2010 and October 28, 2011 fair value of the liability awards granted by OWX Holding was estimated using the binomial option pricing model with the following assumptions:

	October 26, 2010	December 31, 2010	October 28, 2011
Risk-free interest rate	2.34%	3.32%	3.07%
Dividend yield	—	—	—
Expected volatility range	56.00%	41.05%	60.82%
Weighted average expected life	2 year	1.82 year	0.99 year
Suboptimal exercise factor	3	3	3
Estimated forfeiture rate	—	—	—
Fair value of 2.198% of the equity interest in OWX Holding (in thousands)	RMB3,722	RMB3,722	RMB2,895

        The grant date and October 29, 2011 fair value of the liability awards granted by 3GUU BVI was estimated using the binomial option pricing model with the following assumptions:

	January 3, 2011	October 29, 2011
Risk-free interest rate	3.34%	3.14%
Dividend yield	—	—
Expected volatility range	52.74%	47.02%
Weighted average expected life	2 year	1.18 year
Suboptimal exercise factor	3	3
Estimated forfeiture rate	—	—
Fair value of 0.61% of the equity interest in 3GUU BVI (in thousands)	RMB1,883	RMB2,523

        The fair value of the options granted by Dragon Joyce, OWX Holding and 3GUU BVI as of each of the measuring dates above was estimated using a binomial option pricing model with the assistance of an independent valuation firm. The binomial model requires the input of highly subjective assumptions, including the expected stock price volatility, the expected price multiple at which the holder is likely to exercise stock options and the expected employee forfeiture rate. We use historical data and future expectations to estimate forfeiture rate. For expected volatility of the Dragon Joyce, OWX Holding and 3GUU BVI options, we have made reference to the historical volatility of several comparable companies. The risk-free rate for periods within the contractual life of the options of Dragon Joyce, OWX Holding and 3GUU BVI is based on the market yield of China Government Bonds. The dividend yield is based on the expected pay-out ratio.

        We determined the fair value of the Dragon Joyce, OWX Holding and 3GUU BVI at the measurement date with the assistance of an independent valuation firm using the discounted cash flow method, which incorporates certain assumptions including the discount rates, financial results and growth trends of Dragon Joyce, OWX Holding and 3GUU BVI. The expected share option life was estimated based on the resulting output of the binomial option pricing model. The option awards are not transferable and the grantees have a limited amount of time subsequent to their termination of employment or service to exercise the options. These post-vesting restrictions are considered in the binomial option pricing model as a suboptimal exercise factor.

Restricted Share Units

        In addition to option grants, we also issued restricted share units to our employees. On August 24, 2011, we issued 1,220,000 restricted share units to certain directors and officers at a per share subscription price of US$0.001. On March 16, 2012, we issued 639,000 restricted share units to certain directors and officers at a per share subscription price of US$0.001. Pursuant to the restricted share units subscription agreements, 25% of the restricted share units will vest upon each of the completion, the first, the second and the third anniversary of the listing. Prior to vesting, the restricted share units may not be transferred. If an offering is not consummated by December 31, 2014, we are obligated to repurchase all of the restricted share units at the purchase price of US$0.001 per share. We may also repurchase an employee's RSUs at the subscription price of US$0.001 per share should his or her employment terminate prior to the vesting of his or her RSUs.

        The restricted share units are classified as equity awards, which are measured based on the grant date fair value. We estimated the grant date fair value of the restricted share units based on the fair value of our ordinary shares, which was determined to be the sum of the fair value of Dragon Joyce, OWX Holding and 3GUU BVI. Since a performance condition of a listing on an internationally recognized stock exchange is attached with the vesting of the restricted share units, share-based compensation cost will not be recorded before the performance condition of such listing is met. Accordingly, no compensation expense was recognized for the year ended December 31, 2011. As of March 31, 2012, the unrecognized compensation expenses for the restricted share units were RMB7.0 million (US$1.1 million).

        We determined the fair value of our equity interests at the grant date with the assistance of an independent valuation firm.

        We have appraised the business enterprise of our company and restricted shares on the basis of fair value. Since we were not a listed company as at the appraisal date, we must first determine the business enterprise value of our company as at the appraisal date. The estimated fair value of the ordinary shares of our company will be derived from our business enterprise value, which is one of the major variables in determining the fair value of the restricted shares. We have considered the following principal factors: the nature of our business, operating results and financial condition; specific economic and competitive elements affecting business and our industry; nature and prospect of our industry; rates of return as indicated by alternative investment opportunities of comparable magnitude; character and risk; and business risks and inherent uncertainties of our operation.

        Due to the changing environment in which we operate, a number of assumptions must be established in order to sufficiently support our concluded value of the business enterprise and the restricted shares. The major assumptions adopted in this appraisal are: no material changes in the existing political, legal, fiscal and economic conditions in China; no major changes in the current taxation law in the PRC, that the rates of tax payable remain unchanged and that all applicable laws and regulations will be complied with; exchange rates and interest rates will not differ materially from those presently prevailing; the availability of financing will not be a constraint on the future growth of our operation; industry trends and market conditions for related industries will not deviate significantly from economic forecasts; we will retain and have competent management, key personnel, and technical staff to support its ongoing operations; and there is no material difference between the fair values of each of our business segments.

        The aggregate fair values of the minority stakes of the Dragon Joyce, OWX and the 3GUU Groups were developed through the application of the income approach using the discounted cash flow method. The income approach is the conversion of expected periodic benefits of ownership into an indication of value. It is based on the principle that an informed buyer would pay no more for the business enterprise that an amount equal to the present worth of anticipated future benefits (income) from the same or equivalent business enterprise with similar risk. The income approach explicitly recognizes that the current value of an investment is premised upon the expected receipt of future economic benefits such as cost savings, periodic income, or sale proceeds. The discounted cash flow approach consists of estimating future annual cash flows and individually discounting them to present value.

        We have applied the discounted cash flow method in appraising the economic benefits of the Dragon Joyce, OWX and 3GUU Groups. In practice, the discounted cash flow approach consists of estimating future annual cash flows and individually discounting them to the present value.

        A discount rate represents the total expected rate of return that an investor would demand on the purchase price of an ownership interest in an asset given the level of risk inherent in that ownership interest. When developing a discount rate to apply to the cash flow streams attributable to the Dragon Joyce, OWX and 3GUU Groups, the discount rate is the WACC. The cost of equity was developed through the application of the CAPM. The CAPM states that an investor requires excess returns to compensate for any risk that is correlated to the risk in the return from the stock market as a whole but requires no excess return for other risks. Risks that are correlated to the risk in the return from the stock market as a whole are referred to as systematic and measured by a parameter called beta, whereas other risks are referred to as nonsystematic. Under the CAPM, the appropriate rate of return is the sum of the risk-free return and the equity risk premium required by investors to compensate for the systematic risk assumed. The discount rate for the Dragon Joyce, OWX and 3GUU Groups is the sum of the risk-free rate of return, equity risk premium, small capitalization risk premium and specific risk premium inherent in the operations of the appraised businesses, if any. Small capitalization risk premium is the excess return that an investor would demand in order to compensate for additional risk over the entire stock market when investing in a small capitalization company. This premium reflects the fact that cost of capital increases as the size of the company decreases.

        In addition, we also applied a discount for lack of marketability. The concept of marketability deals with the liquidity of an ownership interest, or in other words how quickly and easily it can be converted to cash if the owner chooses to sell. The lack of marketability discount reflects the fact that there is no ready market for the equity interests of a closely held corporation. Ownership interests of rights to receive distributable profit from closely held companies are typically not readily marketable compared to similar interests in public companies. Therefore, a right to receive distributable profit from a privately held company is usually worth less than an otherwise comparable public company. The discount for lack of marketability is regarded as a put option of which the stock price equal to exercise price. The time to maturity and the volatility are replicated by the expected time to list its shares in a stock market and the average volatilities of comparable listed corporations, respectively.

        The per-share fair values of the restricted shares of RMB3.98 (US$0.63) and RMB3.35 (US$0.53) as of August 24, 2011 and March 16, 2012, respectively, are equivalent to our aggregate business enterprise value divided by the total enlarged ordinary share capital after issuance of the restricted shares.

        Our business enterprise values as of August 24, 2011 and March 16, 2012 are equal to the sum of the business enterprise values of our three reportable segments, namely feature phone games, handset design and smartphone games. The aggregate fair value of these three segments was estimated primarily using the DCF method under the income approach. Cost of equity, which is one of the assumptions in the income approach, was derived under the market approach. Data from several comparable companies in the same industry were used in deriving the cost of equity to calculate the discount rates used in the DCF method through the application of the CAPM. As our feature phone games, handset design and smartphone games segments are groups of private entities, the fair value measurement is based on significant inputs that are not observable in the market and thus represents a Level 3 measurement as defined in ASC 820. The fair value estimates are based on the following assumptions:

August 24, 2011	Feature Phone Games	Handset Design	Smartphone Games
Discount rate	22.94%	22.94%	22.90%
Long-term sustainable growth rate	3%	3%	3%
Discount for lack of marketability	10%	12%	10%

March 16, 2012	Feature Phone Games	Handset Design	Smartphone Games
Discount rate	21.45%	21.79%	21.45%
Long-term sustainable growth rate	3%	3%	3%
Discount for lack of marketability	11%	16%	11%

        The discount rate used in the DCF method is derived through the application of the CAPM, based on following assumptions:

August 24, 2011	Feature Phone Games	Handset Design	Smartphone Games
Cost of equity*	9.16%	11.41%	9.14%
Risk-free rate	4.12%	4.12%	4.12%
Small-size premium	10.06%	10.06%	10.06%
After-tax cost of debt	5.99%	5.89%	5.29%

March 16, 2012	Feature Phone Games	Handset Design	Smartphone Games
Cost of equity*	8.31%	11.85%	8.31%
Risk-free rate	3.55%	3.55%	3.55%
Small-size premium	9.81%	9.81%	9.81%
After-tax cost of debt	7.05%	7.05%	7.05%

*
Cost of equity is calculated based on the data from several comparable companies in the same industry.

Rights Offering

        On August 23, 2011, we effected a 2,500,000 ordinary share rights offering to our existing shareholder, VODone, for a subscription price of US$0.001 per ordinary share. Since the ordinary shares were issued for nominal consideration, the offering contains a bonus element, measured as the difference between the subscription price of US$0.001 per share and the fair value of the ordinary shares subscribed for of RMB3.98 (US$0.63) per share. This bonus element is accounted for similar to a stock dividend in accordance with ASC 260. All ordinary share and per share information is adjusted retrospectively for the rights offering for all periods presented.

        The per-share fair value of the ordinary shares subscribed for on August 23, 2011 is equivalent to our aggregate business enterprise value divided by the total number of enlarged ordinary share capital after issuance of the restricted shares. We applied the business enterprise value as of August 24, 2011 for the calculation of per-share fair value of the ordinary shares on August 23, 2011, as we believe that there was no material change in our operations in the short period between August 23, 2011 and August 24, 2011 that would materially impact the fair value of our total business enterprise value.

Options Granted to Employees

        On February 6, 2012, we granted our employees and employees of VODone options under the option scheme approved on November 15, 2011, or the Share Option Scheme, to purchase 23,404,120 and 2,431,592 of our ordinary shares, respectively, at an exercise price of US$0.605 per share. These share options have a contractual life of five years. Pursuant to the share options agreement, (i) 25% of the share options are vested and exercisable by each grantee on the first anniversary of the date of grant; and (ii) the remaining 75% of the share options are vested and exercisable by each grantee in 12 equal quarterly tranches beginning one calendar quarter after the first anniversary of the date of grant. Since VODone, the ultimate holding company of the Company, is a publicly listed company on the HK Stock Exchange, we and our subsidiaries are prohibited from granting share options with exercise prices lower than the new issue price of shares listing unless otherwise approved or waived by the HK Stock Exchange. Any share option granted by us during the period commencing six months before the first confidential filing date on Form F-1, or its equivalent for listing on the HK Stock Exchange or an overseas stock exchange, up to the listing date are subject to the above requirement. Except for any waivers that may be granted by the HK Stock Exchange, the exercise price of any share option granted during such period shall be adjusted to a price not lower than the new issue price as our board of directors may deem appropriate. The exercise price of the share options shall be adjusted to the price of the listing if the price of the listing exceeds $0.605 per share, whereas the exercise price of the share options shall remain unchanged if the price of our initial listing is less than $0.605 per share or a listing does not take place.

        In accordance with ASC 718, the accounting grant date for these share options was February 6, 2012, as we and the grantees reached a mutual understanding of the key terms and conditions of the awards when the grantees began to be adversely affected by subsequent changes in the price of our ordinary shares. The share options granted to our employees are classified as equity awards which are measured based on the grant date fair value. As a market condition in which the exercise price varies with the price of our ordinary shares is attached to the share options, the market condition was considered in the estimate of their grant-date fair value. The fair value of each of the share options granted by us was RMB0.95 at the grant date. Compensation cost for these awards with a market condition granted to our Group amounting to RMB22.2 million (USD3.5 million) is recognized ratably for each vesting tranche, using the accelerated attribution method, over the requisite service period regardless of whether the market condition is satisfied. The total fair value of share options granted to our employees vested during the three months ended March 31, 2012 was RMB1.9 million (US$0.3 million).

        ASC 718 does not apply to awards granted by an entity to employees of its controlling parent company. As a result, ASC 718 is not applicable to the share options granted by us to employees of VODone on February 6, 2012. However, since VODone, as our controlling parent, can always direct us to grant share-based awards to its employees, we measured the fair value of the shares options granted to employees of VODone at the grant date and recognized that amount as a dividend to VODone without regard to whether the options are subject to vesting provisions. While this is not consistent with the measurement model for share-based awards granted to nonemployees described in ASC topic 505-50 ("ASC 505-50"), Equity—Equity-Based Payments to Non-Employees, we considered the departure from ASC 505-50 was not unreasonable given that the grant of share options to employees of VODone was a capital transaction rather than compensation. Accordingly, the grant-date fair value of the share options granted to employees of VODone amounting to RMB2.3 million (US$0.4 million) was recorded as a one-time deemed dividend distribution to shareholder during the three months ended March 31, 2012.

        The grant date fair value of the equity awards granted to employees of us and VODone was estimated using the monte carlo simulation model with the following assumptions:

February 6, 2012
Risk-free interest rate	0.75%
Dividend yield	2.00%
Expected volatility rate	51.64%
Weighted average expected life	5.00
Estimated forfeiture rate	—
Fair value of the Company's ordinary shares	3.25

Fair Value of Ordinary Shares

        The per-share fair values of the ordinary shares of RMB3.98 (US$0.63), RMB3.75 (US$0.60), RMB3.25 (US$0.51) and RMB3.35 (US$0.53) as of August 24, 2011, October 27, 2011, February 6, 2012 and March 16, 2012, respectively, are equivalent to our aggregate business enterprise value divided by the total number of enlarged ordinary share capital after the issuance of the restricted shares.

	August 24, 2011	October 27, 2011	February 6, 2012	March 16, 2012
RMB	3.98	3.75	3.25	3.35
US$	0.63	0.60	0.51	0.53

        The per-share fair values of the ordinary shares as of October 28, 2011 and October 29, 2011 are equivalent to the per-share fair value of the ordinary shares as of October 27, 2011.

        The per-share fair value of the ordinary shares did not fluctuate significantly in the periods from August 24, 2011 to October 27, 2011 and from February 6, 2012 to March 16, 2012. The decrease in the per-share fair values of the ordinary shares from RMB3.75 as of October 27, 2012 to RMB3.25 as of February 6, 2012 was primarily due to a RMB152 million decrease in our equity value. The decrease in our equity value from RMB1,135 million as of October 27, 2012 to RMB983 million as of February 6, 2012 was mainly due to (i) economic growth in the PRC during 2012 being slower than our previous expectation, as evidenced by the fact that the PRC government reduced the economic growth rate of China from 8% to 7.5%, (ii) growth of feature phone games in the PRC being slower than anticipated as the feature phone handset market has witnessed a decline since the second half of 2011. As a result, we revised our projected financial performance of feature phone game business in the future downward, and (iii) our discount for lack of marketability of both feature phone and smartphone game businesses increased from 8% as of October 27, 2011 to 13% as of February 6, 2012 since a higher estimated volatility was caused by the unstable financial market conditions.

        Our business enterprise values were equal to the aggregate of the business enterprise value of our three reportable segments, namely feature phone games, handset design and smartphone games. The aggregate fair value of these three segments was estimated using the DCF method under the income approach. Cost of equity, which is one of the assumptions in the income approach, was derived under the market approach. Data from several comparable companies in the same industry were used in deriving the cost of equity to calculate the discount rates used in the DCF method through the application of the CAPM. As our feature phone games, handset design and smartphone games segments are groups of private entities, the fair value measurement is based on significant inputs that are not observable in the market and thus represents a Level 3 measurement as defined in ASC 820. The fair value estimates are based on the following assumptions:

August 24, 2011	Feature Phone Games	Handset Design	Smartphone Games
Discount rate	22.94%	22.94%	22.90%
Long-term sustainable growth rate	3%	3%	3%
Discount for lack of marketability	10%	12%	10%

October 27, 2011 October 28, 2011 October 29, 2011	Feature Phone Games	Handset Design	Smartphone Games
Discount rate	22.20%	21.92%	22.17%
Long-term sustainable growth rate	3%	3%	3%
Discount for lack of marketability	8%	10%	8%

February 6, 2012	Feature Phone Games	Handset Design	Smartphone Games
Discount rate	21.31%	21.57%	21.31%
Long-term sustainable growth rate	3%	3%	3%
Discount for lack of marketability	13%	17%	13%

March 16, 2012	Feature Phone Games	Handset Design	Smartphone Games
Discount rate	21.45%	21.79%	21.45%
Long-term sustainable growth rate	3%	3%	3%
Discount for lack of marketability	11%	16%	11%

        The discount rate used in the DCF method is derived through the application of the CAPM, based on following assumptions:

August 24, 2011	Feature Phone Games	Handset Design	Smartphone Games
Cost of equity*	9.16%	11.41%	9.14%
Risk-free rate	4.12%	4.12%	4.12%
Small-size premium	10.06%	10.06%	10.06%
After-tax cost of debt	5.99%	5.89%	5.29%

October 27, 2011 October 28, 2011 October 29, 2011	Feature Phone Games	Handset Design	Smartphone Games
Cost of equity*	8.80%	11.17%	8.77%
Risk-free rate	3.76%	3.74%	3.74%
Small-size premium	10.06%	10.06%	10.06%
After-tax cost of debt	7.05%	7.05%	5.29%

February 6, 2012	Feature Phone Games	Handset Design	Smartphone Games
Cost of equity*	8.26%	11.86%	8.26%
Risk-free rate	3.46%	3.46%	3.46%
Small-size premium	9.81%	9.81%	9.81%
After-tax cost of debt	7.05%	7.05%	7.05%

March 16, 2012	Feature Phone Games	Handset Design	Smartphone Games
Cost of equity*	8.31%	11.85%	8.31%
Risk-free rate	3.55%	3.55%	3.55%
Small-size premium	9.81%	9.81%	9.81%
After-tax cost of debt	7.05%	7.05%	7.05%

*
Cost of equity is calculated based on the data from several comparable companies in the same industry.

Income Taxes

        We follow the liability method of accounting for income taxes in accordance with ASC topic 740, ASC 740, Income Taxes. Under this method, deferred tax assets and liabilities are determined based on the difference between the financial reporting and tax bases of assets and liabilities, net operating loss carryforwards, and credits using enacted tax rates that will be in effect in the period in which the differences are expected to reverse. We record a valuation allowance to offset deferred tax assets if based on the weight of available evidence, it is more-likely-than-not that some portion, or all, of the deferred tax assets will not be realized. Current income taxes are provided for in accordance with the laws of the relevant tax authorities. The effect on deferred taxes of a change in tax rates is recognized in the consolidated statements of income and comprehensive income in the period that includes the enactment date.

        We use ASC topic 740-10, or ASC 740-10, Accounting for Income Taxes, to account for uncertainty in income taxes. ASC 740-10 provides the accounting for uncertainty in income taxes by prescribing the recognition threshold a tax position is required to meet before being recognized in the financial statements. Our estimated liability for unrecognized tax benefits and the related interests and penalties are periodically assessed for adequacy and may be affected by changing interpretations of laws, rulings by tax authorities, changes and/or developments with respect to tax audits, and expiration of the statute of limitations. Additionally, in future periods, changes in facts, circumstances, and new information may require us to adjust the recognition and measurement estimates with regard to individual tax positions. Changes in recognition and measurement estimates are recognized in the period in which the changes occur. We have elected to classify interest and penalties related to unrecognized tax benefits, if and when required, as part of income tax expense in the consolidated statements of income and comprehensive income.

Goodwill

        Goodwill represents the excess of the purchase price over the amounts assigned to the fair value of the assets acquired and the liabilities assumed of acquired businesses. In accordance with ASC topic 350, or ASC 350, Intangibles—Goodwill and Other, goodwill is not amortized, but rather is tested for impairment annually or more frequently if indicators of impairment present. We assign and assess goodwill for impairment at the reporting unit level. We determine that each reporting unit is identified at the operating segment level.

        The performance of the impairment test involves a two-step process. The first step of the impairment test involves comparing the fair value of the reporting unit with its carrying amount, including goodwill. Fair value is primarily determined by computing the future discounted cash flows expected to be generated by the reporting unit. If the carrying value exceeds the fair value, goodwill may be impaired. If this occurs, we perform the second step of the goodwill impairment test to determine the amount of impairment loss. The fair value of the reporting unit is allocated to assets and liabilities in a manner similar to a purchase price allocation in order to determine the implied fair value of the reporting unit goodwill. If the carrying amount of the goodwill is greater than its implied fair value, the excess is recognized as an impairment loss. The annual goodwill impairment test is performed on December 31 of each year. The estimated fair value of our reporting units was substantially in excess of their carrying values as of December 31, 2009, 2010 and 2011, and March 31, 2012. Accordingly, no goodwill impairment was recognized for any of the periods presented.

Fair Value of Financial Instruments

        Our financial instruments primarily include cash and cash equivalents, accounts receivables, amounts due from related parties, contingently returnable consideration assets, accounts payable and amounts due to related parties. As of December 31, 2009, 2010 and 2011, and March 31, 2012 the carrying values of these financial instruments, other than the contingently returnable consideration assets, approximated their fair values due to the short-term maturity of these instruments. The contingently returnable consideration assets were recorded at fair value as determined on the respective days of business acquisition and subsequently adjusted to the fair value at each reporting date. We determined the fair values of the contingently returnable consideration assets with the assistance of an independent valuation firm.

        We apply ASC topic 820, or ASC 820, Fair Value Measurements and Disclosures, in measuring fair value. ASC 820 defines fair value, establishes a framework for measuring fair value and requires disclosures to be provided on fair value measurement.

        ASC 820 establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value as follows:

          Level 1—Observable inputs that reflect quoted prices (unadjusted) for identical assets or liabilities in active markets.

          Level 2—Include other inputs that are directly or indirectly observable in the marketplace.

          Level 3—Unobservable inputs which are supported by little or no market activity.

        ASC 820 describes three main approaches to measuring the fair value of assets and liabilities: (1) market approach, (2) income approach, and (3) cost approach. The market approach uses prices and other relevant information generated from market transactions involving identical or comparable assets or liabilities. The income approach uses valuation techniques to convert future amounts to a single present value amount. The measurement is based on the value indicated by current market expectations about those future amounts. The cost approach is based on the amount that would currently be required to replace an asset.

        In accordance with ASC 820, we measured the fair value of the contingently returnable consideration assets using an income approach based on inputs that are unobservable in the market.

        Realized and unrealized gain measured at fair value on a recurring or non-recurring basis was recorded as "Changes in fair value of contingently returnable consideration assets" in the consolidated statements of income and comprehensive income.

Internal Control Over Financial Reporting

        During the preparation and external audit of our consolidated financial statements of our predecessor, Kuailefeng, for the period from January 1, 2009 to October 26, 2009 and of our company the period from October 27, 2009 to December 31, 2009 and for the years ended December 31, 2010 and 2011, a material weakness in our internal control over financial reporting, as defined in the standards established by the U.S. Public Company Accounting Oversight Board, was identified. The material weakness identified related to insufficient personnel with U.S. GAAP expertise in the preparation and review of the financial statements and related disclosures in accordance with U.S. GAAP and SEC reporting requirements.

        We have taken initiatives to improve our internal control over financial reporting and disclosure controls, including (i) hiring more staff with U.S. GAAP, SEC reporting and accounting experience for financial reporting and analysis, and hiring additional qualified professionals with relevant experience for our finance and accounting department, (ii) providing additional training for our new and existing personnel by expanding the training program on U.S. GAAP financial statement preparation and financial reporting and (iii) establishing an internal audit department and an audit committee to oversee the accounting and financial reporting processes as well as external audits of our group. We hired several senior accounting personnel in 2011, including our chief financial officer, our financial controller and our finance manager in May, January and July 2011, respectively. These senior accounting personnel are experienced in preparing and supervising the preparation of financial statements and financial reporting. In particular;

  •
  Our chief financial officer, Ken Fei Fu Chang, has over 15 years of finance experience. Prior to joining us, he worked as a director and senior analyst in several international investment banks and as the fund manager of a global equity fund, where he gained experience in financial reporting and understanding, reviewing and analyzing the financial statements of U.S.-listed companies that report their financials under U.S. GAAP.

  •
  Our financial controller, Henry Wai Tong Leung, worked as an audit manager at KPMG in Hong Kong before joining us, where he gained experience in financial reporting, auditing and preparing financial statements under several accounting standards, including U.S. GAAP, and compliance with Sarbanes-Oxley. Prior to carrying out these engagements at KMPG, he completed and passed internal training courses relating to U.S. GAAP and Section 404 of Sarbanes-Oxley. He is a certified public accountant in Hong Kong and an associate member of the Association of Chartered Certified Accountants.

  •
  Our finance manager, Olivia Yuan Shan Lee, worked as a manager at Ernst & Young LLP in the United States for six years before joining us. She has considerable experience in financial reporting, auditing and preparing financial statements under U.S. GAAP and compliance with Sarbanes-Oxley for U.S.-based companies. She also has experience in identifying and reporting internal control weaknesses and deficiencies. She is a certified public accountant under American Institute of Certified Public Accountants and a Certified Fraud Examiner.

        Our chief financial officer, financial controller and finance manager will oversee the preparation of the financial statements. Our chief financial officer and other members of senior management will also evaluate the effectiveness of our internal controls. Our finance department consists of a team of 15 persons (including our chief financial officer, financial controller and finance manager) with diverse finance and accounting related experience. We expect to continue to hire professionals with U.S. GAAP and financial reporting experience for our finance department and provide further training to our financial and accounting staff, especially our chief financial officer and financial controller, to enhance their knowledge of U.S. GAAP, including at least 20 hours of U.S. GAAP training annually. We also expect to engage an external financial advisor with extensive U.S. GAAP knowledge and experience on an as-needed basis to assist management assess complex accounting issues.

        However, the implementation of these measures may not fully address the material weaknesses, significant deficiencies and other control deficiencies in our internal control over financial reporting. We are not able to estimate with reasonable certainty the costs that we will need to incur to implement these and other measures designed to improve our internal control over financial reporting. For risks relating to internal control over financial reporting, see "Risk Factors—Risks Related to Our Business—If we fail to establish an effective system of internal control, we may be unable to accurately and timely report our financial results or prevent fraud."

Results of Operations

        The following table sets forth a summary of our consolidated results of operations for the periods indicated. This information should be read together with our consolidated financial statements and related notes included elsewhere in this prospectus. The operating results in any period are not necessarily indicative of the results that may be expected for any future period.

        The unaudited pro forma consolidated financial data presented in the table below for 2009 is provided supplementally and has been prepared to give effect to the acquisition of the Dragon Joyce Group as if such transaction had occurred on January 1, 2009. The unaudited pro forma consolidated financial data presented in the table below for 2010 is provided supplementally and has been prepared to give effect to the acquisition of assets of Bright Way and Tastech and of 3GUU BVI as if such transactions had occurred on January 1, 2010. See "—Unaudited Pro Forma Consolidated Financial Information" for a discussion of the adjustments made for the presentation of the pro forma consolidated financial information.

		(In thousands, except for percentages)
					For the Year Ended December 31,							For the Three Months Ended March 31,
	From January 1, 2009 to October 26, 2009
		From October 27, 2009 to December 31, 2009	For the Year Ended December 31, 2009
					2010
									2011			2011		2012
							(successor) (pro forma)
	(predecessor)	(successor)	(pro forma)		(successor)				(successor)
	RMB	RMB	RMB	%	RMB	%	RMB	%	RMB	US$	%	RMB	%	RMB	US$	%
			(unaudited)				(unaudited)					(unaudited)		(unaudited)
Net revenues
Feature phone games	67,240	17,525	52,844	100.0	110,071	87.8	110,071	41.0	142,426	22,616	58.5	37,210	64.5	35,437	5,627	65.2
Smartphone games	—	—	—	—	—	—	60,823	22.6	62,368	9,904	25.6	11,755	20.4	16,095	2,556	29.6
Handset design	—	—	—	—	15,340	12.2	97,927	36.4	38,694	6,144	15.9	8,718	15.1	2,801	445	5.2

Total net revenues	67,240	17,525	52,844	100.0	125,411	100.0	268,821	100.0	243,488	38,664	100.0	57,683	100.0	54,333	8,628	100.0

Cost of revenues
Feature phone games	(31,921)	(5,108)	(13,372)	(25.3)	(32,827)	(26.2)	(32,827)	(12.2)	(61,337)	(9,740)	(25.2)	(13,734)	(23.8)	(17,873)	(2,838)	(32.9)
Smartphone games	—	—	—		—	—	(30,627)	(11.4)	(17,974)	(2,854)	(7.4)	(4,004)	(6.9)	(3,678)	(584)	(6.8)
Handset design	—	—	—	—	(10,083)	(8.0)	(77,838)	(29.0)	(29,037)	(4,611)	(11.9)	(4,660)	(8.1)	(2,780)	(441)	(5.1)

Total cost of revenues	(31,921)	(5,108)	(13,372)	(25.3)	(42,910)	(34.2)	(141,292)	(52.6)	(108,348)	(17,205)	(44.5)	(22,398)	(38.8)	(24,331)	(3,863)	(44.8)

Gross profit
Feature phone games	35,319	12,417	39,472	74.7	77,244	61.6	77,244	28.7	81,089	12,876	33.3	23,476	40.7	17,564	2,789	32.3
Smartphone games	—	—	—	—	—	—	30,196	11.2	44,394	7,050	18.2	7,751	13.4	12,417	1,972	22.9
Handset design	—	—	—	—	5,257	4.2	20,089	7.5	9,657	1,533	4.0	4,058	7.0	21	4	0.04
Total gross profit	35,319	12,417	39,472	74.7	82,501	65.8	127,529	47.4	135,140	21,459	55.5	35,285	61.2	30,002	4,765	55.2
Operating expenses:
Selling expenses	—	—	—	—	(952)	(0.8)	(8,349)	(3.1)	(7,561)	(1,201)	(3.1)	(1,186)	(2.1)	(2,160)	(343)	(4.0)
General and administrative expenses	(2,536)	(2,556)	(5,092)	(9.6)	(11,817)	(9.4)	(17,917)	(6.7)	(16,263)	(2,582)	(6.7)	(3,974)	(6.9)	(5,907)	(938)	(10.9)
Research and development expenses	(4,438)	(226)	(4,664)	(8.8)	(8,377)	(6.7)	(10,877)	(4.0)	(24,566)	(3,901)	(10.1)	(3,935)	(6.8)	(8,597)	(1,365)	(15.8)
Total operating expenses	(6,974)	(2,782)	(9,756)	(18.5)	(21,146)	(16.9)	(37,143)	(13.8)	(48,390)	(7,684)	(19.9)	(9,095)	(15.77)	(16,664)	(2,646)	(30.7)
Operating income	28,345	9,635	29,716	56.2	61,335	48.9	90,386	33.6	86,750	13,775	35.6	26,190	45.40	13,338	2,119	24.5
Interest income	25	—	25	0.04	70	0.1	266	0.1	927	147	0.4	136	0.24	292	46	0.5
Other income	—	—	—	—	—	—	1,112	0.4	293	47	0.1	18	0.03	113	18	0.2
Changes in fair value of contingently returnable consideration assets	—	(948)	(948)	1.8	(2,065)	(1.6)	(2,065)	(0.8)	39,446	6,264	16.2	(760)	(1.3)	7,131	1,132	13.1
Income tax (expenses) benefits	(6,597)	638	(3,893)	(7.4)	(18,647)	(14.9)	(27,142)	(10.1)	35,927	5,705	14.8	(8,682)	(15.1)	(2,053)	(326)	(3.8)

Net income	21,773	9,325	24,900	47.1	40,713	32.5	62,557	23.3	163,343	25,938	67.1	16,902	29.3	18,821	2,989	34.6

Three Months Ended March 31, 2012 Compared to Three Months Ended March 31, 2011

        Net Revenues.    Our net revenues decreased by 5.9% to RMB54.3 million (US$8.6 million) in the three months ended March 31, 2012 from RMB57.7 million in the three months ended March 31, 2011. This decrease was primarily due to a decrease in revenue generated from handset designs and feature phone games and partially offset by the increase in revenue generated from smartphone games.

  •
  Feature phone games.  Our feature phone games revenue decreased by 4.8% to RMB35.4 (US$5.6 million) in the three months ended March 31, 2012 from RMB37.2 million in the three months ended March 31, 2011, primarily due to a decline in average revenue per paying user for our feature phone single-player games. Revenues also declined because mobile network operators increased their share of the revenues from single-player games under their arrangements with the mobile service providers that we receive proceeds from.

  •
  Smartphone games.  Our smartphone games revenue increased by 36.4% to RMB16.1 million (US$2.6 million) in the three months ended March 31, 2012 from RMB11.8 million in the three months ended March 31, 2011, primarily due to increases in average revenue per paying user account for our smartphone mobile social games. These increases are largely due to the success of Paopao Xiyou and Dian Feng, our two new smartphone MMORPG social games, which were introduced in the middle of 2011.

  •
  Handset design.  Our handset design revenue decreased by 67.8% to RMB2.8 million (US$0.4 million) in the three months ended March 31, 2012 from RMB8.7 million in the three months ended March 31, 2011, primarily due to decreased subscription volume for our printed circuit boards design services and fewer feature phone contracts and we shifted our handset design focus from designing feature phones to smartphones. We plan to launch our smartphone design business during the second half of 2012.

        Cost of Revenues.    Our cost of revenues increased by 8.5% to RMB24.3 million (US$3.9 million) in the three months ended March 31, 2012 from RMB22.4 million in the three months ended March 31, 2011. This increase resulted primarily from an increase in the cost of revenues from our feature phone games.

  •
  Feature phone games.  Our cost of revenues attributable to feature phone games increased by 30.7% to RMB17.9 million (US$2.8 million) in the three months ended March 31, 2012 from RMB13.7 million in the three months ended March 31, 2011. This increase was primarily because (i) of an increase in amounts paid to our agent because a greater portion of revenue came from pre-installations of our Funbox platform as opposed to pre-installation of our games on T-cards, for which we do not have to share profits, and (ii) in the three months ended March 31, 2011, we did not record cost of revenues attributable to revenues from certain customers of Kuailefeng as we received fees from Kuailefeng for granting it the rights to operate and sell in-game premium features of certain feature phone games. During our acquisition of Kuailefeng's assets in October 2009, in order to minimize disruption of services to customers, we did not immediately transfer all of the customer contracts of Kuailefeng to our subsidiary, Huiyou. We chose to transfer customer contracts gradually to Huiyou based on our assessment of when such transfer would be the least disruptive to our customers. In order to provide our services to those customers that we did not transfer, in October 2009 we entered into an exclusive business cooperation agreement with Kuailefeng, which granted Kuailefeng the right to operate and sell in-game premium features of certain feature phone games to third parties. In May 2010, Kuailefeng began to transfer customers previously using its products to us, after which we recognized cost of revenue associated with sales to these customers. Those customers were all transferred to us by the end of 2011 and during the three months ended March 31, 2012, we generated revenue directly from sales to those customers and recorded the corresponding cost of revenues.

  •
  Smartphone games.  Our cost of revenues attributable to smartphone games decreased by 7.5% to RMB3.7 million (US$0.6 million) in the three months ended March 31, 2012 compared to RMB4.0 million in the three months ended March 31, 2011 primarily due to (i) us beginning to use application stores to distribute our smartphone mobile social games in the three months ended March 31, 2012, as application stores incur less distribution expenses and (ii) the favorable fee structure of certain application stores through which our smartphone single-player game players can register to subscribe to our game bundles. Under the fee structure, application stores only charge fees for the first several months after a player subscribes for a game bundle, thus reducing our costs for existing subscribers that have maintained their subscriptions beyond the first several months.

  •
  Handset design.  Our cost of revenues attributable to handset design decreased by 40.4% to RMB2.8 million (US$0.4 million) in the three months ended March 31, 2012 from RMB4.7 million in the three months ended March 31, 2011, primarily due to decreased subscription volume for our printed circuit boards design services and the transitioning of our handset design focus from designing feature phones to smartphones which resulted in fewer feature phone contracts.

        Gross Profit and Gross Margin.    As a result of the foregoing, our gross profit decreased by 15.0% to RMB30.0 million (US$4.8 million) in the three months ended March 31, 2012 from RMB35.3 million in the three months ended March 31, 2011. Our gross margin decreased to 55.2% in the three months ended March 31, 2012 from 61.2% in the three months ended March 31, 2011. This decline is attributable primarily to a decrease in gross margin from our feature phone games handset design.

  •
  Feature phone games.  Our gross profit attributable to feature phone games decreased by 25.1% to RMB17.6 million (US$2.8 million) in the three months ended March 31, 2012 from RMB23.5 million in the three months ended March 31, 2011. Our gross margin attributable to feature phone games decreased to 49.6% in the three months ended March 31, 2012 from 63.1% in the three months ended March 31, 2011 primarily due to (i) lower cost of revenue for the three months ended March 31, 2011 because we did not record cost of revenue attributable to revenue from certain customers of Kuailefeng, (ii) an increase in amounts paid to our agent because of a greater portion of expenses paid to them resulting from pre-installations of our Funbox platform as opposed to pre-installation of our games on T-cards, for which we do not have to share profits, and (iii) amortization of license fees from games using Disney characters and from Fruit Ninja incurred after March 31, 2011.

  •
  Smartphone games.  Our gross profit attributable to smartphone games increased by 59.0% to RMB12.4 million (US$2.0 million) in the three months ended March 31, 2012 from RMB7.8 million in the three months ended March 31, 2011. Our gross margin attributable to smartphone games was 77.1% in the three months ended March 31, 2012, compared to 65.9% in the three months ended March 31, 2011, primarily due to lower distribution costs for our smartphone games.

  •
  Handset design.  Our gross profit attributable to handset design decreased by 99.5% to RMB21,000 in the three months ended March 31, 2012 from RMB4.1 million in the three months ended March 31, 2011. Our gross margin attributable to handset design decreased to 0.7% in the three months ended March 31, 2012 from 46.5% in the three months ended March 31, 2011, primarily because of the decline in revenue from transitioning our handset design focus from feature phones to smartphones, which resulted in fewer feature phone contracts, and certain fixed costs, including the amortization of acquired intangible assets of RMB0.6 million (US$0.1 million). We plan to launch our smartphone design business during the second half of 2012.

        Operating Expenses.    Our total operating expenses increased by 83.5% to RMB16.7 million (US$2.6 million) in the three months ended March 31, 2012 from RMB9.1 million in the three months ended March 31, 2011. This increase was primarily due to higher research and development and general and administrative expenses. Research and development expenses as a percentage of net revenues increased to 15.8% in the three months ended March 31, 2012 from 6.8% in the three months ended March 31, 2011, primarily due to that we incurred higher salary, employee and other headcount-related expenses as we developed more games. General and administrative expenses as a percentage of net revenues increased to 10.9% in the three months ended March 31, 2012 from 6.9% in the three months ended March 31, 2011 primarily due to an increase in share-based compensation and additional salary expenses as we hired more general and administrative staff.

        Operating Income.    Our operating income decreased by 49.2% to RMB13.3 million (US$2.1 million) in the three months ended March 31, 2012 from RMB26.2 million for the three months ended March 31, 2011. As a result of the cumulative effect of the above factors, the operating margin decreased to 24.5% in the three months ended March 31, 2012 from 45.4% in the three months ended March 31, 2011.

        Changes in Fair Value of Contingently Returnable Consideration Assets.    Our changes in fair value of contingently returnable consideration assets was a gain of RMB7.1 million (US$1.1 million) in the three months ended March 31, 2012 compared to a loss of RMB0.8 million in the three months ended March 31, 2011, primarily due to an increase in the fair value of the consideration shares to be returned to VODone pursuant to the contingent conditions relating to the acquisition of Dragon Joyce Group, OWX Holding Group and 3GUU Group.

        Income Tax.    We had an income tax expense of RMB2.1 (US$0.3 million) in the three months ended March 31, 2012, compared to RMB8.7 million in the three months ended March 31, 2011. Our effective tax rate was 9.8% in the three months ended March 31, 2012, compared to 33.9% for the three months ended March 31, 2011, primarily due to the impact of preferential tax treatment received by Huiyou Digital (Shenzhen) Ltd. as a new software development enterprise entitled to enjoy tax exceptions in 2012.

        Net Income.    As a result of the foregoing, our net income increased by 1.7 million to RMB18.8 million (US$3.0 million) in the three months ended March 31, 2012, from RMB16.9 million in the three months ended March 31, 2011.

Year Ended December 31, 2011 Compared to Year Ended December 31, 2010 (Pro Forma)

        Net Revenues.    Our net revenues decreased by 9.4% to RMB243.5 million (US$38.7 million) in 2011 from RMB268.8 million in 2010, primarily due to a decrease in revenue generated from handset design.

  •
  Feature phone games.  Our feature phone games revenue increased by 29.3% to RMB142.4 million (US$22.6 million) in 2011 from RMB110.1 million in 2010, primarily due to an increase in our paying user base and an increase in average revenue per paying user account. The increase in average revenue per paying user account was due to an increase in sales of in-game items, which was primarily due to a general increase in the quality and popularity of our feature phone games and an increase in the number of games we offer to our users.

    Our net revenues attributable to feature phones games also increased in 2011 because Kuailefeng continued to transfer its customers to us, which allowed us to generate sales directly from these customers and to generate revenue directly from sales to the customer. In 2010 and 2011, we generated revenues under the exclusive business cooperation agreement with Kuailefeng in an aggregate amount of RMB28.4 million and RMB6.1 million (US$1.0 million), respectively. Prior to a customer being transferred to us, we recognized revenues relating to that customer on a net basis under the agreement with Kuailefeng; once a customer was transferred to us, we recognized revenues relating to that customer on a gross basis. We completed the transfer of Kuailefeng's entire customer base prior to the end of 2011.

  •
  Smartphone games.  Our smartphone games revenue increased to RMB62.4 million (US$9.9 million) in 2011 from RMB60.8 million in 2010, due primarily to an increase in our subscriptions for our single-player games because we increased the number and type of mobile phone games we offer to our users. This was offset by a modest decrease in average revenue per subscription for single-player games and decreases in our paying user base and the average revenue per paying user account for our mobile social games. This decrease in the operating results of our mobile social games was due primarily to the phasing out of Creation Song, our popular MMORPG, during the second half of 2011, while we introduced two new mobile social games, which generally take about six months to build-up user acceptance.

  •
  Handset design.  Our handset design revenue decreased by 60.5% to RMB38.7 million (US$6.1 million) in 2011 from RMB97.9 million in 2010, primarily due to decreased subscription volume for our printed circuit boards design services and the transitioning of our handset design focus from designing feature phones to smartphones, which resulted in fewer feature phone contracts. We plan to launch our smartphone design business during the second half of 2012.

        Cost of Revenues.    Our cost of revenues decreased by 23.4% to RMB108.3 million (US$17.2 million) in 2011 from RMB141.3 million in 2010, primarily due to a decrease in the cost of revenues from smartphone games and handset design.

  •
  Feature phone games.  Our cost of revenues attributable to feature phone games increased by 86.9% to RMB61.3 million (US$9.7 million) in 2011 from RMB32.8 million in 2010, primarily due to increases in our feature phone game sales. In addition, in 2010, we did not record cost of revenues attributable to revenues from Kuailefeng as we received fees from Kuailefeng for granting it the rights to operate and sell in-game premium features of certain feature phone games. In May 2010, Kuailefeng began to transfer customers previously using its products to us, after which we started to generate revenue directly from sales to the customers and record the corresponding cost of revenues. In addition, we paid licensing fees to the developers and distributors of some of our games in 2011, even though we did not incur any licensing fees in 2010.

  •
  Smartphone games.  Our cost of revenues attributable to smartphone games was RMB18.0 million (US$2.9 million) in 2011 compared to RMB30.6 million in 2010 primarily due to that we had a higher sales contribution from single-player games, which had a lower cost of revenue that generally only includes staff salaries and content fees paid to third-party game developers for game development.

  •
  Handset design.  Our cost of revenues attributable to handset design decreased by 62.7% to RMB29.0 million (US$4.6 million) in 2011 from RMB77.8 million in 2010, primarily due to decreased subscription volume for our printed circuit boards design services and the transitioning of our handset design focus from designing feature phones to smartphones which resulted in fewer feature phone contracts.

        Gross Profit and Gross Margin.    As a result of the foregoing, our gross profit increased by 6.0% to RMB135.1 million (US$21.5 million) in 2011 from RMB127.5 million in 2010. Our gross margin increased to 55.5% in 2011 from 47.4% in 2010, primarily due to a decrease in our cost of revenues compared to the corresponding increase in revenue attributable to smartphone games and the corresponding decrease in revenue attributable to handset design.

  •
  Feature phone games.  Our gross profit attributable to feature phone games increased by 5.1% to RMB81.1 million (US$12.9 million) in 2011 from RMB77.2 million in 2010. Our gross margin attributable to feature phone games decreased to 56.9% in 2011 from 70.2% in 2010 primarily due to that prior to the transfer of Kuailefeng customers we did not record cost of revenues attributable to revenues from Kuailefeng, as discussed above.

  •
  Smartphone games.  Our gross profit attributable to smartphone games increased by 47.0% to RMB44.4 million (US$7.1 million) in 2011 from RMB30.2 million in 2010. Our gross margin attributable to smartphone games was 71.2% in 2011, compared to 49.6% in 2010, primarily due to increased relative revenue contribution from the sales of single-player games.

  •
  Handset design.  Our gross profit attributable to handset design decreased by 51.7% to RMB9.7 million (US$1.5 million) in 2011 from RMB20.1 million in 2010. Our gross margin attributable to handset design increased to 25.0% in 2011 from 20.5% in 2010, primarily because we had a greater relative revenue contribution from providing only hardware design, which has higher margins than providing both hardware design and sourcing.

        Operating Expenses.    Our operating expenses increased by 30.5% to RMB48.4 million (US$7.7 million) in 2011 from RMB37.1 million in 2010 primarily due to higher research and development and selling expenses in 2011. Research and development expenses as a percentage of net revenues increased to 10.1% in 2011 from 4.0% in 2010, primarily due to that we incurred higher salary, employee benefits and other headcount-related expenses as we developed more games. Selling expenses as a percentage of net revenues was 3.1% in both 2011 and 2010.

        Operating Income.    Our operating income decreased by 4.0% to RMB86.8 million (US$13.8 million) in 2011 from RMB90.4 million in 2010. As a result of the cumulative effect of the above factors, the operating margin decreased to 35.6% in 2011 from 33.6% in 2010.

        Changes in Fair Value of Contingently Returnable Consideration Assets.    Our changes in fair value of contingently returnable consideration assets was a gain of RMB39.4 million (US$6.3 million) in 2011 compared to a loss of RMB2.1 million in 2010, which gains were primarily due to an increase in the fair value of the consideration shares to be returned to VODone pursuant to the contingent conditions relating to the acquisition of Dragon Joyce Group and OWX Holding Group.

        Income Tax.    Our income tax benefit was RMB35.9 million (US$5.7 million) in 2011 compared to an income tax expense of RMB27.1 million in 2010. Our effective tax rate was a benefit of 28.2% in 2011, compared to an expense of 30.3% in 2010, primarily due to (i) reversals of the deferred tax liabilities of RMB51.4 million (US$8.2 million) arising from the aggregate undistributed earnings of Yingzheng and the difference between the book basis and the tax basis in the investment in Yingzheng, and (ii) the tax benefits that were recognized as a result of the tax position Shenzhen Douwan took in 2011.

        Net Income.    As a result of the foregoing, our net income increased by 160.9% to RMB163.3 million (US$26.0 million) in 2011 from RMB62.6 million in 2010.

Year Ended December 31, 2011 Compared to Year Ended December 31, 2010

        Net Revenues.    Our net revenues increased by 94.2% to RMB243.5 million (US$38.7 million) in 2011 from RMB125.4 million in 2010, primarily due to an increase in revenue generated from feature phone game sales and the consolidation of revenues of our smartphone games and handset design businesses.

        Cost of Revenues.    Our cost of revenues increased by 152.4% to RMB108.3 million (US$17.2 million) in 2011 from RMB42.9 million in 2010, primarily due to an increase in the cost of revenues from feature phone games and the consolidation of the cost of revenues of our smartphone games and handset design business.

        Gross Profit and Gross Margin.    As a result of the foregoing, our gross profit increased by 63.8% to RMB135.1 million (US$21.5 million) in 2011 from RMB82.5 million in 2010. Our gross margin decreased to 55.5% in 2011 from 65.8% in 2010, primarily due to an increase in our cost of revenues compared to the corresponding increase in revenue attributable to feature phone games as well as the consolidation of our handset design business, which had lower gross margins than our other two businesses.

        Operating Expenses.    Our operating expenses increased by 129.4% to RMB48.4 million (US$7.7 million) in 2011 from RMB21.1 million in 2010 due to higher research and development and selling expenses in 2011. Research and development expenses as a percentage of net revenues increased to 10.1% in 2011 from 6.7% in 2010, primarily due to the consolidation of our smartphone games business and because of higher salary, employee and other headcount-related expenses as we developed more games. Selling expenses as a percentage of net revenues increased to 3.1% in 2011 from 0.8% in 2010, primarily due to the consolidation of our smartphone business, which incurred expenses from advertising on other websites and in marketing events.

        Operating Income.    Our operating income increased by 41.6% to RMB86.8 million (US$13.8 million) in 2011 from RMB61.3 million in 2010. As a result of the cumulative effect of the above factors, the operating margin decreased to 35.6% in 2011 from 48.9% in 2010.

        Changes in Fair Value of Contingently Returnable Consideration Assets.    Our changes in fair value of contingently returnable consideration assets was a gain of RMB39.4 million (US$6.3 million) in 2011 compared to a loss of RMB2.1 million in 2010, which gains were primarily due to an increase in the fair value of the consideration shares to be returned to VODone pursuant to the contingent conditions relating to the acquisition of Dragon Joyce Group and OWX Holding Group.

        Income Tax.    Our income tax benefit was RMB35.9 million (US$5.7 million) in 2011 compared to income tax expense of RMB18.6 million in 2010. Our effective tax rate was a benefit of 28.2% in 2011, compared to an expense of 31.4% in 2010, primarily due to (i) reversals of the deferred tax liabilities of RMB51.4 million (US$8.2 million) arising from the aggregate undistributed earnings of Yingzheng and the difference between the book basis and the tax basis in the investment in Yingzheng, and (ii) the tax benefits that were recognized as a result of the tax position Shenzhen Douwan took in 2011.

        Net Income.    As a result of the foregoing, our net income increased by 301.2% to RMB163.3 million (US$26.0 million) in 2011 from RMB40.7 million in 2010.

Year Ended December 31, 2010 Compared to Year Ended December 31, 2009 (Pro Forma)

        Net Revenues.    Our net revenues increased by 137.5% to RMB125.4 million (US$19.9 million) in 2010 from RMB52.8 million in 2009, primarily due to an increase in revenue generated from feature phone game sales and the consolidation of revenue of our handset design business.

  •
  Feature phone games.  Our feature phone game revenues increased by 108.5% to RMB110.1 million (US$17.5 million) in 2010 from RMB52.8 million in 2009, primarily due to an increase in our paying user base, which is attributable to the increase in pre-installed handsets and the increasing diversity and quality of our game portfolio. In addition, in May 2010 Kuailefeng began to transfer customers previously using its products to us. Prior to the transfer of a Kuailefeng customer, we recognized revenues from that customer on a net basis under an exclusive business cooperation agreement with Kuailefeng. Once a customer contract was transferred to us, and for all new customer contracts, we recognized revenues and associated cost of revenues relating to that customer on a gross basis.

  •
  Handset design.  Our handset design revenues increased to RMB15.3 million (US$2.4 million) in 2010 from nil in 2009, due to the consolidation of the results from our acquisition of the OWX Holding Group, which was completed in October 2010.

        Cost of Revenues.    Our cost of revenues increased by 220.1% to RMB42.9 million (US$6.8 million) in 2010 from RMB13.4 million in 2009, primarily due to the consolidation of the cost of revenues of our handset design business and an increase in our feature phone games sales.

  •
  Feature phone games.  Our cost of revenues attributable to feature phone games increased by 144.8% to RMB32.8 million (US$5.2 million) in 2010 from RMB13.4 million in 2009, primarily due to the increase in cost of revenues of RMB19.4 million (US$3.1 million) resulting from the increase in our feature phone game sales and the transfer of customer contracts to us by Kuailefeng beginning in May 2010.

  •
  Handset design.  Our cost of revenues attributable to handset design increased to RMB10.1 million (US$1.6 million) in 2010 from nil in 2009, due to the consolidation of the results from our acquisition of the OWX Holding Group, which was completed in October 2010.

        Gross Profit and Gross Margin.    As a result of the foregoing, our gross profit increased by 108.9% to RMB82.5 million (US$13.1 million) in 2010 from RMB39.5 million in 2009. Our gross margin decreased to 65.8% in 2010 from 74.7% in 2009, primarily due to the consolidation of the results from our acquisition of the OWX Holding Group, which was completed in October 2010, as our handset design business has lower gross margin than our other businesses.

  •
  Feature phone games.  Our gross profit increased to RMB77.2 million (US$12.3 million) in 2010 from RMB39.5 million in 2009. The increase was primarily due to the significant increase in revenues from feature phone games, which increase was greater than the associated increase in cost of revenues. Our gross margin attributable to feature phone games was 70.2% in 2010 and 74.7% in 2009.

  •
  Handset design.  Our gross margin attributable to handset design was 34.3% in 2010 compared to nil in 2009.

        Operating Expenses.    Our operating expenses increased by 115.3% to RMB21.1 million (US$3.4 million) in 2010 from RMB9.8 million in 2009 due to higher general and administrative, research and development and selling expenses. General and administrative expenses as a percentage of net revenues decreased to 9.4% in 2010 from 9.6% in 2009 primarily due to our substantial increase in net revenues from 2009 to 2010. Research and development expenses as a percentage of net revenues decreased to 6.7% in 2010 from 8.8% in 2009 primary due to the consolidation of our handset design business and a substantial increase in feature phone games revenue. Selling expenses as a percentage of net revenues increased to 0.8% in 2010 from nil in 2009 primarily due to that we incurred cost of advertising in industry publications in 2010.

        Operating Income.    Our operating income increased by 106.4% to RMB61.3 million (US$9.7 million) in 2010 from RMB29.7 million in 2009. As a result of the cumulative effect of the above factors, the operating margin decreased to 48.9% in 2010 from 56.2% in 2009.

        Changes in Fair Value of Contingently Returnable Consideration Assets.    Our changes in fair value of contingently returnable consideration assets was a loss of RMB2.1 million (US$0.3 million) in 2010 from a loss of RMB0.9 million in 2009, primarily due to the effect from the satisfaction of contingent conditions which resulted in a decrease in the fair value of the VODone consideration shares that were subject to lock-up prior to release to the sellers of the Dragon Joyce Group, Bright Way and Tastech.

        Income Tax.    Our income tax expense was RMB18.6 million (US$3.0 million) in 2010 compared to income tax expense of RMB3.9 million in 2009, primarily due to the increase in pretax income. Our effective tax rate was 31.4% in 2010 compared to 13.5% in 2009. The higher effective tax rate in 2010 was partly due to the share-based compensation expenses we incurred in 2010, which was not tax deductable and for the period from October 27, 2009 to December 31, 2009, we had a tax holiday which reduced our tax expenses in such period, and that we recognized part of our unrecognized tax benefits in 2010.

        Net Income.    As a result of the foregoing, our net income increased by 63.5% to RMB40.7 million (US$6.5 million) in 2010 from RMB24.9 million in 2009.

The Period from January 1, 2009 to October 26, 2009 (the 2009 Predecessor Period) and the Period from October 27, 2009 to December 31, 2009 (the 2009 Successor Period)

        Net Revenues.    Our net revenues were RMB67.2 million for the 2009 predecessor period and RMB17.5 million for the 2009 successor period. The net revenues in both periods are due to revenues generated from our feature phone sales.

        Cost of Revenues.    Our cost of revenues was RMB31.9 million for the 2009 predecessor period and RMB5.1 million for the 2009 successor period. Cost of revenues incurred was from our feature phone sales, which included fees paid to handset companies and design houses or their agents for pre-installing our feature phone games and platforms onto feature phone handsets. Our cost of revenues in the 2009 successor period also included amortization of intangibles of RMB2.5 million as a result of our acquisition of the Dragon Joyce Group.

        Gross Profit.    As a result of the foregoing, our gross profit was RMB35.3 million for the 2009 predecessor period and RMB12.4 million for the 2009 successor period.

        Operating Expenses.    Our operating expenses consisting of general and administrative expenses and research and development expenses were RMB7.0 million for the 2009 predecessor period and RMB2.8 million for the 2009 successor period. Both amounts were due to staff salaries and headcounts, office rentals and depreciation and amortization expenses relating to equipment use.

        Income Tax.    Our income tax expense was RMB6.6 million for the 2009 predecessor period, compared to income tax benefit of RMB0.6 million for the 2009 successor period mainly due to tax holiday in 2009 of Beijing Dongganlefeng Information Technology Co., Ltd., a member of the Dragon Joyce Group, whose assets we acquired in 2009. Our effective tax rate was 23.3% for the 2009 predecessor period and negative 7.3% for the 2009 successor period.

        Net Income.    As a result of the foregoing, our net income was RMB21.8 million for the 2009 predecessor period and RMB9.3 million for the 2009 successor period.

Selected Quarterly Results of Operations

        The following table presents our unaudited consolidated quarterly results of operations for the five quarters ended March 31, 2012. You should read the following table in conjunction with our consolidated financial statements and the accompanying notes included elsewhere in this prospectus. We have prepared the unaudited consolidated quarterly financial information on the same basis as our audited consolidated financial statements. This unaudited consolidated financial information includes all adjustments, consisting of normal and recurring adjustments that we consider necessary for a fair representation of our financial position and results of operations for the quarters presented. Our operating results for any particular quarter are not necessarily indicative of our future results. Our limited operating history makes it difficult to predict future operating results. The historical quarterly results presented below are not necessarily indicative of the results that may be expected for any future quarters or periods.

	For the Three Months Ended
	March 31, 2011	June 30, 2011	September 30, 2011	December 31, 2011	March 31, 2012
	RMB	RMB	RMB	RMB	RMB
	(in thousands)
Net revenues
Feature phone games	37,210	37,300	35,509	32,407	35,437
Smartphone games	11,755	16,042	16,174	18,397	16,095
Handset design	8,718	9,397	11,409	9,170	2,801

Total net revenues	57,683	62,739	63,092	59,974	54,333

Cost of revenues
Feature phone games	(13,734)	(15,401)	(15,091)	(17,111)	(17,873)
Smartphone games	(4,004)	(3,982)	(4,640)	(5,348)	(3,678)
Handset design	(4,660)	(6,829)	(9,301)	(8,247)	(2,780)

Total cost of revenues	(22,398)	(26,212)	(29,032)	(30,706)	(24,331)

Gross profit
Feature phone games	23,476	21,899	20,418	15,296	17,564
Smartphone games	7,751	12,060	11,534	13,049	12,417
Handset design	4,058	2,568	2,108	923	21
Total gross profit	35,285	36,527	34,060	29,268	30,002
Operating expenses
Selling expenses	(1,186)	(1,550)	(2,405)	(2,420)	(2,160)
General and administrative expenses	(3,974)	(5,703)	(3,939)	(2,647)	(5,907)
Research and development expenses	(3,935)	(4,460)	(6,682)	(9,489)	(8,597)

Total operating expenses	(9,095)	(11,713)	(13,026)	(14,556)	(16,664)
Changes in fair value of contingently returnable consideration assets	(760)	(2,870)	11,163	31,913	7,131
Interest income	136	214	275	303	292
Other income	18	86	99	89	113
Income tax (expenses) benefits	(8,682)	(8,353)	(8,411)	61,373	(2,053)

Net income	16,902	13,891	24,160	108,390	18,821

        Our net revenues generally increased in the first three quarters of 2011 primarily due to increases in smartphone game and handset design sales. The increase in smartphone game sales was due mainly to an increase in the number of subscriptions to our single-player game bundles, while handset design sales increased mainly due to an increase in the revenue contribution from design orders, including sourcing components for customers. During the fourth quarter of 2011, sales in feature phone games and handset design decreased while smartphone revenues continued to grow. During the first quarter of 2012, our net revenues decreased, as compared to the fourth quarter of 2011, due primarily to decreased revenues from handset design.

        Our selling and marketing expenses generally increased during 2011 primarily due to our focus on increasing marketing efforts to attract more users to our games. Our general and administrative expenses generally decreased primarily due to our achievement of scale, despite higher salary costs of staff caused by the increase in headcount. Our selling and marketing expenses decreased in the first quarter of 2012 compared to the fourth quarter of 2011 as we wound up a promotion of certain of our mobile social games for smartphones. Our research and development expenses increased in 2011 as we grew our research and development staff to expand our feature phone and smartphone game development capabilities. Our research and development expenses decreased in the first quarter of 2012 compared to the fourth quarter of 2011 because research and development expenses in the fourth quarter of 2011 included year-end bonus expenses that were not incurred in the first quarter of 2012.

        Our net income generally increased from quarter to quarter in 2011. Our net income increased significantly in the fourth quarter of 2011 primarily due to (i) an increase in the fair value of contingently returnable consideration assets, (ii) reversals of the deferred tax liabilities arising from the aggregate undistributed earnings of Yingzheng and the difference between the book basis and the tax basis in the investment in Yingzheng, and (iii) the tax benefits that were recognized as a result of the tax position Shenzhen Douwan took in 2011. While total gross profit remained essentially flat between the fourth quarter of 2011 and the first quarter of 2012, our net income decreased during the first quarter of 2012 due primarily to (i) an income tax expense of RMB2.1 million in the first quarter of 2012 as opposed to an income tax benefit of RMB61.3 million during the fourth quarter of 2011 and (ii) a smaller increase in the fair value of contingently returnable consideration assets in the first quarter of 2011 than in the fourth quarter of 2012.

        Our quarterly results of operations are less affected by seasonal trends and more by the life span and the build-up and phase-out periods of our mobile games. We generally experience lower user traffic and acquire fewer new users for our games during the build-up and phasing-out periods of the games. Many of our new games, especially mobile social games, require significant build-up periods during which users are first introduced to the games and the games increase in popularity among our users. See "Risk Factors—Risks Related to Our Business—Our business depends on our ability to continue to attract new and retain existing users." We do not believe that seasonality will impact our results of operations significantly in the future. We expect that as we build up a large and diversified portfolio of feature phone and smartphone games, particularly single-player games and mobile social games for both types of handsets, our quarterly results of operations will become less volatile.

Liquidity and Capital Resources

        The following table sets forth a summary of our cash flows for the periods indicated.

						2011	2012
			2010	2011
	From January 1, 2009 to October 26, 2009	From October 27, 2009 to December 31, 2009				For the Three Months Ended March 31,
			For the Year Ended December 31,
	(predecessor)	(successor)	(successor)	(successor)	(successor)
	RMB	RMB	RMB	RMB	US$	RMB	RMB	US$
	(in thousands)
Net cash generated from operating activities	5,246	5,654	71,836	108,461	17,223	12,686	12,393	1,968
Net cash (used in) generated from investing activities	(420)	3	26,656	(16,584)	(2,634)	(2,020)	(2,698)	(429)
Net cash generated from (used in) financing activities	—	—	—	(8,400)	(1,334)	—	(63,000)	(10,004)
Exchange rate effect on cash and cash equivalents	—	—	(111)	(278)	(44)	(129)	(7)	(1)
Net increase/(decrease) in cash and cash equivalents	4,826	5,657	98,381	83,199	13,211	10,537	(53,312)	(8,466)
Cash and cash equivalents at beginning of the period	532	—	5,657	104,038	16,521	104,038	187,237	29,732
Cash and cash equivalents at end of the period	5,358	5,657	104,038	187,237	29,732	114,575	133,925	21,266

        We have financed our operations primarily through cash from operations. We did not have any short-term or long-term bank borrowings outstanding as of December 31, 2009, 2010 and 2011 and March 31, 2012. Our cash position improved from 2009 to 2010 and 2011 primarily as a result of the expansion in our operations. As of December 31, 2010 and 2011, and March 31, 2012, we had RMB104.0 million, RMB187.2 million (US$29.7 million) and RMB133.9 million (US$21.3 million), respectively, in cash and cash equivalents. Our principal uses of cash have historically consisted of working capital. Our cash and cash equivalents consist of cash on hand and bank deposits placed with commercial banks in China and Hong Kong.

        We believe that our current levels of cash balances and cash flows from operations will be sufficient to meet our anticipated cash needs to fund our operations for at least the next 12 months. In addition, we may need additional cash resources in the future if we experience adverse business conditions or other developments or if we find and wish to pursue opportunities for investment, acquisitions, strategic cooperations or other similar actions.

        Since we are a holding company, our ability to pay dividends and meet other cash needs relies principally on the dividends paid by our PRC subsidiaries. A part of our business also depends on service fees and management fees payable by our VIE, Yingzheng, to Yitongtianxia under the technology services agreement, market promotion agreement and a supplementary agreement between our VIE and Yitongtianxia. Earnings of our PRC subsidiaries would be paid to our offshore intermediate holding companies, and from these companies to us, mainly through dividend distributions. Current PRC regulations permit our subsidiaries to pay dividends to us only out of their accumulated profits, if any, determined in accordance with PRC accounting standards and regulations. As of March 31, 2012, our PRC subsidiaries had an aggregate accumulated profit of RMB132.9 million (US$21.1 million) as determined under the applicable Chinese accounting standards, consisting of RMB1.6 million accumulated losses from certain PRC subsidiaries. The primary difference between accumulated profits calculated pursuant to PRC accounting standards and regulations as compared to accumulated profits calculated pursuant to U.S. GAAP as presented in the Company's financial statements relates to the recognition of liabilities for unrecognized tax benefits and the related interest and penalties in accordance with ASC 740 under U.S. GAAP. Our relevant PRC subsidiaries are not able to distribute dividends to us until the accumulated losses have been made up.

        The aggregate undistributed earnings of our PRC subsidiaries that are available for distribution to non-PRC tax resident parent companies are considered to be indefinitely reinvested under ASC 740 and, therefore, we did not incur a tax liability charge for these undistributed earnings. As of March 31, 2012, the amount of such undistributed earnings was RMB116.9 million (US$18.6 million). If our PRC subsidiaries were to distribute all of these earnings to their respective non-PRC tax resident parent companies, such distributions would be subject to PRC withholding tax of up to 10%. The undistributed earnings generated before January 1, 2008 are exempt from PRC withholding tax if distributed to the foreign investor in 2008 or later. For a detailed discussion with respect to the PRC withholding tax impact associated with the repatriation of undistributed earnings of our PRC subsidiaries, see "Risk factors—Risks Related to Doing Business in China—The New EIT Law will affect tax exemptions on dividends to be paid by our PRC subsidiaries to us through our Hong Kong subsidiaries and we may not be able to obtain certain treaty benefits under the relevant tax treaty."

        In addition, each of our subsidiaries and our VIE in China is required to set aside at least 10% of its after-tax profits each year, if any, to fund a statutory reserve until such reserve reaches 50% of its registered capital. These reserves are not distributable as cash dividends. The amounts restricted net assets include paid-in capital and general or statutory reserve funds of our PRC subsidiaries and VIE, as determined pursuant to PRC generally accepted accounting principles, totaled RMB44.8 million (US$7.1 million) as of March 31, 2012. Furthermore, if our subsidiaries in China incur debt on their own behalf in the future, the instruments governing the debt may restrict the ability of our PRC subsidiaries to pay dividends and make other distributions to us.

        Under PRC law, the foreign currency loans borrowed by our PRC subsidiaries from us or other foreign lenders should not exceed the differences between their respective approved total investment amount and registered capital, and shall be registered with SAFE. Furthermore, any capital contributions we make to our PRC subsidiaries shall be approved by MOFCOM or its local counterparts. As of March 31, 2012, our PRC subsidiaries were able to borrow US$1.2 million in foreign currency loans, subject to applicable PRC governmental approvals and registrations. These limits may be increased in correspondence with the increases of the total investment amounts and registered capitals of our PRC subsidiaries, subject to the PRC governmental approvals and registrations. Currently, we do not expect that the amount of foreign exchange loans to be incurred by our PRC subsidiaries will exceed the above limit in the foreseeable future. However, should the amount of foreign currency loans we need to borrow exceed the limit, we cannot assure you that we will be able to obtain these governmental approvals or registrations on a timely basis, if at all. Failure to obtain these governmental approvals or registrations could limit our ability to fund our PRC operations, which could adversely and materially affect our liquidity and our ability to fund and expand our business. We may need to seek alternative funding sources. See "Risk Factors—Risks Relating to Doing Business in China—PRC regulation of loans to, and direct investments in, PRC entities by offshore holding companies may delay or prevent us from using the proceeds of any offering to make loans or capital contributions to our PRC operating subsidiaries, which could materially adversely affect our liquidity and ability to fund and expand our busines."

        In addition, our PRC legal counsel, Guantao Law Firm, is of the opinion that prior CSRC approval for this distribution is not required because we are not an offshore special purpose vehicle controlled directly or indirectly by PRC companies or individuals as defined by the New M&A Rules. If the CSRC or other PRC regulatory agencies subsequently determine that prior CSRC approval was required under the M&A Rules for the listing and trading of the ADSs on the Nasdaq Global Market, we may face regulatory actions or other sanctions from the CSRC or other PRC regulatory agencies, which could materially adversely affect the timing of any future registered offering and our ability to fund our PRC subsidiaries. See "Risk Factors—Risks Relating to Doing Business in China—We may be required to obtain approval of the China Securities Regulatory Commission, or the CSRC, before listing and trading the ADSs on the Nasdaq Global Market."

Operating Activities

        Net cash from operating activities was RMB12.4 million (US$2.0 million) in the first three months of 2012, while our net income was RMB18.8 million (US$3.0 million). The difference was due to an adjustment of amortization of intangible assets of RMB5.8 million (US$0.9 million), offset by an adjustment in the fair value of contingently returnable consideration assets of negative RMB7.1 million (US$1.1 million) due to an increase in the fair value of the consideration shares to be returned to VODone pursuant to the contingent conditions relating to the acquisition of Dragon Joyce Group and OWX Holding Group and cash movements, including a decrease of tax payable of RMB7.2 million (US$1.1 million), an increase in prepayments and other current assets due to a RMB4.5 million prepayment to a service provider of feature phone business and a decrease of accrued expenses due to a settlement of accrued IPO costs and lower business tax accrued for the period.

        Net cash from operating activities was RMB108.5 million (US$17.2 million) in 2011, while our net income was RMB163.3 million (US$25.9 million). The difference was due primarily to an adjustment of amortization of intangible assets of RMB19.7 million (US$3.1 million) and a decrease in amounts due from related parties of RMB16.6 million (US$2.6 million) due to fewer transactions going through Kuailefeng as we transferred their customers to us and a number of service providers ceasing to be our related parties, offset by adjustments to changes in fair value of contingently returnable consideration assets to RMB39.4 million (US$6.3 million) due to that a greater amount than expected of the consideration shares from our acquisitions of Dragon Joyce Group and OWX Holding Group were returned to VODone and an increase in accounts receivable of RMB19.1 million (US$3.0 million) due to increased receivable from service providers because China Mobile lengthened its payment period to our service providers from an average of 70 to 80 days in 2010 to an average of 120 to 150 days in 2011.

        Net cash from operating activities was RMB71.8 million in 2010, while our net income was RMB40.7 million. The difference was primarily due to adjustments in amortization of other intangible assets of RMB10.5 million and share-based compensation expenses of RMB6.9 million and movements in cash, including increase in amounts of RMB5.8 million due to related parties as a result of our acquisition of inventories of Bright Way and Tastech and an increase in unrecognized tax benefits of RMB17.2 million, which were partially offset by increases in accounts receivable of RMB16.8 million including receivables from service providers.

        Net cash from operating activities was RMB5.7 million for the period from October 27, 2009 to December 31, 2009, while our net income was RMB9.3 million. The difference was primarily due to increases in amount due from related parties of RMB12.6 million, which represented the amount of service fees due from Kuailefeng.

        Net cash from operating activities was RMB5.2 million for the period from January 1, 2009 to October 26, 2009, while our net income was RMB21.8 million. The difference was primarily due to increases in prepayments and other current assets of RMB17.8 million in connection with our feature phone game sales, which were partially offset by an increase in unrecognized tax benefits of RMB4.6 million.

Investing Activities

        Net cash used in investing activities was RMB2.7 million (US$0.4 million) in the first three months of 2012 primarily due to our acquisition of intangible assets of RMB2.2 million (US$0.3 million) for purchases for the acquisition of additional games and RMB0.5 million (US$80,000) for the purchase of equipment.

        Net cash used in investing activities was RMB16.6 million (US$2.6 million) in 2011 primarily due to our acquisition of property and equipment of RMB5.0 million (US$0.8 million) for the purchases of additional equipment and renovation of certain of our newly-leased office spaces and our acquisition of intangible assets of RMB11.6 million (US$1.8 million) for the acquisition of additional games.

        Net cash from investing activities was RMB26.7 million in 2010, primarily due to cash acquired from our acquisition of the 3GUU Group of RMB27.0 million, partially offset by our acquisition of property and equipment of RMB0.3 million.

        Net cash from investing activities was approximately RMB3,000 for the period from October 27, 2009 to December 31, 2009, primarily due to cash acquired from our acquisition of the Dragon Joyce Group of RMB131,000, partially offset by our acquisition of property and equipment of RMB128,000.

        Net cash used in investing activities was RMB0.4 million for the period from January 1, 2009 to October 26, 2009, primarily due to our acquisition of property and equipment of RMB0.4 million.

Financing Activities

        Net cash used in financing activities was RMB63,000 (US$10,000) in the first three months of 2012, due to dividend paid in February 2012 for the purpose of distributing the undistributed retained earnings of the Dragon Joyce Group to their respective shareholders.

        Net cash used in financing activities was RMB8.4 million (US$1.3 million) in 2011, due to dividend paid in December 2011 for the purpose of distributing the undistributed retained earnings of the OXW Group to their respective shareholders. There was no cash flow from financing activities in 2009 and 2010.

Capital Expenditures

        We had capital expenditures of approximately RMB375,000 for the period from January 1, 2009 to October 26, 2009 and RMB128,000 for the period from October 27, 2009 to December 31, 2009, RMB0.3 million in 2010, RMB16.6 million (US$2.6 million) in 2011 and RMB2.7 million (US$0.4 million) in the first three months of 2012 for purchases of equipment, primarily computers and servers, in connection with the significant increase in our paying user accounts, subscriptions and our handset design business. Due to the nature of our business, we do not have high capital expenditures.

        In 2012, we expect to use capital expenditures primarily for purchases of additional servers, computer game software, equipment and leasehold improvements as we expand our business. Specifically, we will continue to

  •
  purchase equipment to expand our feature phone and smartphone game development capabilities;

  •
  grow our research and development staff; and

  •
  purchase equipment to support the expansion and enhancement of our Douwan social game platform and Funbox game downloading platform.

        We expect that our capital expenditures will increase in the future as our business continues to develop and expand and as we make technological improvement to our game development infrastructure and purchases other intangible assets such as additional games and software.

Contractual Obligations and Capital Commitments

        The following table sets forth our contractual commitments as of December 31, 2011.

	Payment Due by Period
Contractual Obligations	Total	Less than 1 year	1 - 3 years	3 - 5 years	More than 5 years
	(In thousands of RMB)
Operating lease commitments	12,132	3,614	8,175	343	—

        On July 30, 2012, we entered into a memorandum of understanding with MediaTek Inc., or MediaTek, to indirectly acquire 51% of the business of Vogins Network Technology (Shanghai) Limited Co., Ltd., or Vogins Shanghai. Under this memorandum of understanding, we are obligated to make a capital contribution of US$1,020,000 to a joint venture entity, US$400,000 of which the joint venture entity will use as a prepayment for the acquisition of the business and assets of Vogins Shanghai. See "Our Corporate History and Structure—Memorandum of Understanding with MediaTek to Purchase a Controlling Interest in Vogins Shanghai."

        Other than the contractual obligations set forth above, we do not have other material commitments or long-term obligations as of December 31, 2010. The operating lease obligations relate to lease agreements with lessors of our offices in China, including offices in Beijing, Guangzhou and Shenzhen, under leases with terms ranging from one to five years.

Off-balance Sheet Commitments and Arrangements

        We have not entered into any financial guarantees or other commitments to guarantee the payment obligations of any third parties. In addition, we have not entered into any derivative contracts that are indexed to our own shares and classified as shareholder's equity, or that are not reflected in our consolidated combined financial statements. Furthermore, we do not have any retained or contingent interest in assets transferred to an unconsolidated entity that serves as credit, liquidity or market risk support to such entity. Moreover, we do not have any variable interest in any unconsolidated entity that provides financing, liquidity, market risk or credit support to us or engages in leasing, hedging or research and development services with us.

Quantitative and Qualitative Disclosure about Market Risk

Foreign Exchange Risk

        Our revenues and purchases from our PRC subsidiaries and Yingzheng, our VIE, are primarily denominated in Renminbi. Our assets and liabilities are also denominated in Renminbi, except for cash held in other currencies, which included US$0.9 million as of March 31, 2012. As a result, fluctuations in the exchange rates between the U.S. dollar and Renminbi may affect our results of operations and financial condition, but not significantly. The Renminbi's exchange rate with the U.S. dollar is affected by, among other things, changes in China's political and economic conditions and China's foreign exchange policies. On July 21, 2005, the PRC government changed its decade-old policy of pegging the value of the RMB to the U.S. dollar. Under this policy, the Renminbi was permitted to fluctuate within a narrow and managed band against a basket of certain foreign currencies. For almost two years after reaching a high against the U.S. dollar in July 2008, the Renminbi traded within a narrow band against the U.S. dollar, remaining within 1% of its July 2008 high. As a consequence, the Renminbi fluctuated sharply since July 2008 against other freely traded currencies, in tandem with the U.S. dollar. In June 2010, the PRC government announced that it would increase the Renminbi exchange rate flexibility and since that time the Renminbi has gradually appreciated against the U.S. dollar. However, it remains unclear how this flexibility might be implemented. There remains significant international pressure on the PRC government to adopt a more flexible currency policy, which could result in greater fluctuation of the Renminbi against the U.S. dollar.

        To the extent that we need to convert U.S. dollars we receive from financing activities into the Renminbi for our operations or other uses within the PRC, appreciation of the Renminbi against the U.S. dollar would have an adverse effect on the Renminbi amount we would receive from the conversion. On the other hand, a decline in the value of the Renminbi against the U.S. dollar could reduce the U.S. dollar equivalent amounts of our financial results, the value of your investment in our company and the dividends we may pay in the future, if any, all of which may have a material adverse effect on the prices of ADSs. As of March 31, 2012, we had U.S. dollar-denominated cash balances of US$0.9 million. Assuming we had converted the US$0.9 million into the Renminbi at the exchange rate of US$1.00 for RMB6.2975 as of March 30, 2012, this cash balance would have been RMB5.7 million. Assuming a 5% appreciation of the RMB against the U.S. dollar, this cash balance would have decreased to RMB5.4 million (US$0.9 million).

Interest Rate Risk

        Our exposure to interest rate risk primarily relates to finance income generated by excess cash invested in demand deposits with original maturities of three months or less. We have not used any derivative financial instruments to manage our interest risk exposure. We have not been exposed, nor do we anticipate being exposed, to material risks due to changes in interest rates. However, our future finance income may be lower than expected due to changes in market interest rates.

Inflation Risk

        In recent years, inflation has not had a material impact on our results of operations. According to a report issued by the National Bureau of Statistics of China on February 28, 2011, the change in China's Consumer Price Index decreased by 0.7% in 2009 and increased 3.3% in 2010. If inflation rises, it may materially and adversely affect our business.

Credit Risk

        As of March 31, 2012, all of our cash was deposited in financial institutions located in the PRC, which management believes are of high credit quality. We have not experienced any losses on deposits of cash and cash equivalents.

        Accounts receivable are typically unsecured and derived from revenue earned from customers and agents in the PRC, which are exposed to credit risk. The risk is mitigated by credit evaluations we perform on our counterparties and our ongoing monitoring process of outstanding balances. 2.7% and 19.0% of our total net revenues were derived from our customers, Shenzhen Chuangshi Interactive Technology Co., Ltd. and Jiangsu Mobile Communications Co., Ltd., respectively, for the year ended December 31, 2011 and 0.92% and 18.58%, respectively, for the first three months of 2012. 12.6% of our total net revenues was derived from one customer, namely Shenzhen Chuangshi Interactive Technology Co., Ltd., for the year ended December 31, 2010. 25.9% of our total revenues was derived through four mobile service providers, all our related parties, namely Shenzhen Provider Technology Co., Ltd., or Shenzhen Provider, Shenzhen Huazhongtianxun Technology Co., Ltd., or Huazhongtianxun, Beijing Changshi Jiaren Technology Development Co., Ltd., or Changshi Jiaren, and Beijing Shidai Xunda Technology Co,. Ltd., or Shidai Xundai, in 2010. 23.1% and 100% of our total revenue for the year ended December 31, 2010 and the period from October 27, 2009 to December 31, 2009 was derived from our predecessor, Kuailefeng.

Recently Issued Accounting Pronouncements

        In May 2011, the FASB issued ASU No. 2011-04, Fair Value Measurement: Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRS. ASU 2011-04 clarifies the application of existing fair value measurement and disclosure requirements, changes certain fair value measurement principles and requires additional disclosures about fair value measurements. ASU 2011-04 is effective on a prospective basis for financial statements issued for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2011. We do not expect the adoption of ASU 2011-04 will have a significant effect on its consolidated financial statements.

        In June 2011, the FASB issued ASU 2011-05, Presentation of Comprehensive Income, which eliminates the current option to report other comprehensive income and its components in the statements of shareholders' equity. Instead, an entity will be required to present items of net income and other comprehensive income in one continuous statement or in two separate, but consecutive, statements. In December 2011, the FASB issued ASU No. 2011-12, Deferral of the Effective Date for Amendments to the Presentation of Reclassifications of Items Out of Accumulated Other Comprehensive Income in Accounting Standards Update No. 2011-05, which defers the ASU 2011-05 requirement that companies present reclassification adjustments for each component of other comprehensive income in both net income and other comprehensive income on the face of the financial statements and the requirement to report reclassification adjustments in interim periods. The amendments in ASU 2011-05 and ASU 2011-12 should be applied retrospectively and are effective for fiscal years and interim periods within those years, beginning after December 15, 2011, with early adoption permitted. We early adopted ASU 2011-05 in 2011 by presenting items of net income and other comprehensive income in one continuous statement, the Consolidated Statements of Comprehensive Income. Prior years' comparative information has been rearranged to conform to the presentation in accordance with ASU 2011-05.

        In September 2011, the FASB issued ASU 2011-08, Intangibles—Goodwill and Other, which is intended to reduce the cost and complexity of the annual goodwill impairment test by providing entities an option to perform a "qualitative" assessment to determine whether further impairment testing is necessary. Specifically, an entity has the option to first assess qualitative factors to determine whether it is necessary to perform the current two-step test. If an entity believes, as a result of its qualitative assessment, that it is more-likely-than-not that the fair value of a reporting unit is less than its carrying amount, the quantitative impairment test is required. Otherwise, no further testing is required. This standard is effective for annual and interim goodwill impairment tests performed for fiscal years beginning after December 15, 2011, with early adoption permitted. We do not expect the adoption of ASU 2011-08 will have a significant effect on our consolidated financial statements.

OUR CORPORATE HISTORY AND STRUCTURE

Our Corporate History

        Our company, China Mobile Games and Entertainment Group Limited, was incorporated in the Cayman Islands as an exempted limited liability company on January 20, 2011 by VODone as its wholly-owned subsidiary. Our business was acquired through three separate transactions by VODone in 2009 and 2010 and was operated by VODone through various subsidiaries and a VIE, until our reorganization effective August 23, 2011.

Acquisition of Dragon Joyce Group

        In October 2009, VODone entered into a share purchase agreement to acquire a 70% equity interest in Dragon Joyce, which focuses on developing, operating and marketing mobile games on feature phones through its PRC subsidiaries. As a result of the acquisition, VODone, King Reach Limited and Greatfaith Group Limited owned 70%, 25% and 5% of Dragon Joyce, respectively. The total consideration for the acquisition was RMB216.4 million (US$34.4 million), which was settled with HK$40 million (US$5.2 million) in cash and 100,789,333 newly issued ordinary shares of VODone. Two-thirds of the consideration shares were subject to certain lock-up restrictions and downward adjustments, depending on whether the actual audited net profit before tax of the Dragon Joyce Group meets the profit targets of RMB13.8 million (US$2.2 million) for the period from October 1, 2009 to December 1, 2009, RMB71.5 million (US$11.4 million) in 2010 or RMB85.8 million (US$13.6 million) in 2011. As of March 31, 2012, none of the consideration shares remained subject to lock-up restrictions and 15,477,154 shares were released back to VODone. Huiyou, a subsidiary of Dragon Joyce, purchased substantially all of the assets of our predecessor, Kuailefeng, as a part of this acquisition.

Acquisition by OWX Holding Group

        In October 2010, OWX HK acquired substantially all of the assets of Bright Way. Concurrently, OWX Beijing acquired substantially all of the assets of Tastech, the PRC operating company of Bright Way and transferred the assets of Tastech to its subsidiary, Zhongtuo. The first asset purchase agreement was subsequently novated to OWX Holding, a holding company incorporated in December 2009 in the British Virgin Islands for the purposes of holding 100% equity interest in OWX HK, which in turn owns 100% equity interest in OWX Beijing. Prior to our reorganization, VODone and Realphone Technology Co., Ltd, owned 70% and 30% equity interests in OWX Holding, respectively. As a result of these transactions, OWX Holding, through its 100% ownership in OWX HK, beneficially owns 100% of Zhongtuo which operates our handset design house. The total consideration for the acquisition was RMB77.5 million (US$12.3 million), which was settled with RMB20.0 million (US$3.2 million) in cash, 28,694,372 newly issued ordinary shares of VODone and 30% newly issued ordinary shares in OWX Holding. The consideration shares were subject to certain lock-up restrictions and downward adjustments, depending on whether the actual audited net profit before tax of OWX Holding meets the profit targets of RMB10 million (US$1.6 million) in 2010, RMB36 million (US$5.7 million) in 2011 and RMB50 million (US$7.9 million) in 2012. As of March 31, 2012, 1,911,675 of the consideration shares remained subject to lock-up restrictions and adjustments and 21,217,611 shares were released back to VODone.

Acquisition of 3GUU Group

        In December 2010, Action King, VODone's wholly-owned subsidiary incorporated in the British Virgin Islands, entered into a share purchase agreement to acquire a 70% equity interest in 3GUU BVI from Trilogic Investments Limited, or Trilogic, CMHJ Technology Fund II, L.P. and Natixis Ventech China AB. As a result of this transaction, Action King and Trilogic owned 70% and 30% of 3GUU BVI, respectively. 3GUU BVI focuses on developing, operating and marketing mobile games on smartphones through its subsidiaries and VIE in the PRC. The total consideration for the acquisition was approximately HK$233.4 million (US$30.1 million), which was settled with approximately HK$68.8 million (US$8.9 million) in cash and 68,600,000 newly issued ordinary shares of VODone. The consideration shares were subject to certain lock-up restrictions and downward adjustments, depending on whether the actual audited net profit before tax of 3GUU BVI meets the profit targets of RMB1.7 million (US$0.3 million) for the period from December 1, 2010 to December 31, 2010, RMB35 million (US$5.6 million) in 2011, RMB50 million (US$7.9 million) in 2012 or RMB75 million (US$11.9 million) in 2013. As of March 31, 2012, 30,184,000 of the consideration shares remained subject to lock-up restrictions and adjustments and none had been released back to VODone.

Our Reorganization

        On August 23, 2011, we entered into a series of share swap agreements with VODone and the minority shareholders of Dragon Joyce, OWX Holding and 3GUU BVI. As a result of these transactions, (a) we acquired the interests of (i) Dragon Joyce in the feature phone mobile game business operated by Beauty Wave Limited, or Beauty Wave, and China Wave Group Limited, or China Wave, (ii) OWX Holding in the handset design business operated by OWX HK, and (iii) 3GUU BVI in the smartphone mobile game business operated by 3GUU BVI, and (b)VODone became the beneficial owner of 70.2% of our equity interests through its 100% equity interests in each of Dragon Joyce, OWX Holding and Action King, while the former minority shareholders of Dragon Joyce, OWX Holding and 3GUU BVI collectively owned 29.8% of our equity interests.

        Our acquisition of the three businesses was accomplished through the following transactions:

  •
  we issued a total of 106,500,000 ordinary shares to Dragon Joyce in exchange for 100% of the equity interests in each of Beauty Wave and China Wave;

  •
  we issued 38,000,000 ordinary shares to King Reach Limited in exchange for its 25% equity interests in Dragon Joyce acquired by VODone;

  •
  we issued 7,600,000 ordinary shares to Greatfaith Group Limited in exchange for its 5% equity interests in Dragon Joyce acquired by VODone;

  •
  we issued 43,500,000 ordinary shares to OWX Holding in exchange for 100% of the equity interests in OWX HK;

  •
  we issued 18,600,000 ordinary shares to Realphone Technology Co., Ltd in exchange for its 30% equity interests in OWX Holding acquired by VODone;

  •
  we issued 59,999,000 ordinary shares to Action King in exchange for its 70% equity interests in 3GUU BVI; and

  •
  we issued 25,800,000 ordinary shares to Trilogic in exchange for its 30% equity interests in 3GUU BVI.

        Pursuant to the share swap agreements with the former minority shareholders of Dragon Joyce, OWX Holding and 3GUU BVI, these minority shareholders are subject to lock-up restrictions in dealing in or disposing of their holdings of our ordinary shares over a three-year period beginning from the listing date.

        On August 23, 2011, we effected a 2,500,000 ordinary share rights offering to our existing shareholder, VODone, for a subscription price of US0.001 per ordinary share.

        On October 27, 2011, Dragon Joyce repurchased options to purchase 0.4362% of the equity interest in Dragon Joyce from certain non-employee directors of the Dragon Joyce Group in exchange for 418,268 of our ordinary shares.

        On October 28, 2011, OWX Holding repurchased options to purchase 1.2848% of the equity interest in OWX Holding from certain non-employee directors of the OWX Group in exchange for 418,266 of our ordinary shares.

        On October 29, 2011, 3GUU BVI repurchased all options it had previously granted to non-employee directors in exchange for 15,917.82 ordinary shares of 3GUU BVI. Concurrently, we entered into a share swap agreement to acquire the 15,917.82 ordinary shares of 3GUU BVI from the non-employee directors in exchange for 229,550 of our ordinary shares.

        On March 23, 2012, we (i) transferred all of the equity interests in Beauty Wave and China Wave to HYD Holding Limited, a company incorporated under the laws of the British Virgin Islands that is wholly-owned by us; (ii) transferred all of the equity interests in OWX HK to OWX Development Limited, a company incorporated under the laws of the British Virgin Islands that is wholly-owned by OWX Group Limited, a company incorporated under the laws of the British Virgin Islands that is wholly-owned by us; and (iii) transferred all of the equity interest in 3GUU BVI to 3GUU Holding Limited, a company incorporated under the laws of the British Virgin Islands that is wholly-owned by us.

Share Purchase Agreement

        On March 21, 2012, we and VODone entered into a shares purchase agreement with MediaTek, Core Tech, a subsidiary of MediaTek, and PVG, pursuant to which Core Tech and PVG agreed to subscribe for 15,450,144 and 11,035,817 shares of our ordinary shares, respectively, for consideration of US$7 million and US$5 million, respectively. Core Tech's investment was made in connection with MediaTek and our intention to further develop our cooperative relationship. These ordinary shares contain a liquidation preference, as well as a right to put back the shares after one year, which rights will terminate upon the completion of this distribution and listing of our shares subject to certain conditions. The transaction was closed on May 11, 2012.

Our Contractual Arrangements with VIE

        Yitongtianxia, our PRC operating subsidiary, is a wholly foreign-owned enterprise and is subject to PRC legal restrictions on foreign ownership in the telecommunications sector. See "Regulations." Accordingly, we conduct business activities relating to the development, operation and marketing of mobile games on smartphones primarily through Yingzheng, our VIE. The registered shareholders of Yingzheng are Yongchao Wang, De Liang and Feng Zheng, each of whom is our officer or employee. We are in the process of transferring all of the equity interests in Yingzheng to Dr. Lijun Zhang, our chairman, and entering into contractual arrangements with Dr. Zhang and Yingzheng. Transferring all of the equity interests in Yingzheng to Dr. Zhang will allow us to manage our relationship with Yingzheng more effectively by limiting the number of Yingzheng shareholders, whose performance and cooperation we depend upon to maintain control, to just Dr. Zhang, whose interests by virtue of his share ownership and position in our company are closely aligned with ours. Through contractual arrangements with Yingzheng and its registered shareholders, we bear the economic risks and receive the economic benefits of Yingzheng. Although we do not have an equity interest in Yingzheng, due to the nature of these contractual arrangements, we have consolidated the financial results of Yingzheng into our financial statements in order to fairly present our financial position and results of operations. Yitongtianxia has entered into contractual arrangements with Yingzheng and its registered shareholders, which enable us to:

  •
  exercise effective control over Yingzheng;

  •
  receive substantially all of the economic benefits from Yingzheng as if we were its sole shareholder; and

  •
  have an exclusive option to purchase all of the equity interests in Yingzheng when and to the extent permitted by PRC law.

Exclusive Call Option Agreement

        Yitongtianxia entered into an option agreement with Yingzheng's registered shareholders, pursuant to which Yitongtianxia or its designated person have the exclusive option to purchase, when and to the extent permitted under PRC law, all of the equity interests in Yingzheng. The exercise price for the options to purchase all of the equity interests in Yingzheng is the minimum amount of consideration permissible under PRC law. This option agreement provides, among other things, that without Yitongtianxia's prior written consent, the registered shareholders of Yingzheng may not transfer, encumber, grant security interest in, or otherwise dispose of any equity interests in Yingzheng.

Exclusive Technology Services and Market Promotion Agreement

        Yitongtianxia entered into an exclusive technology services and market promotion agreement and related supplemental agreements with Yingzheng, which provides that Yitongtianxia has the exclusive right to provide to Yingzheng various technology and market promotion services related to the mobile phone games business. In return, Yingzheng is required to pay Yitongtianxia a service fee in an amount as determined at the sole discretion of Yitongtianxia. In addition, without the prior written consent of Yitongtianxia, Yingzheng may not engage in any transaction that may substantially alter its business, assets, operations, employees or other relevant rights and obligations. Unless Yitongtianxia terminates the agreement, the exclusive technology services and market promotion agreement will remain in effect.

Loan Agreement

        Under a loan agreement between Yitongtianxia and the registered shareholders of Yingzheng, Yitongtianxia agreed to extended loans of an aggregate principal amount up to RMB20 million (US$3.2 million) to the registered shareholders of Yingzheng. The registered shareholders obtained the loans to contribute registered capital to Yingzheng or provide shareholder's loan to Yingzheng, which funds should be used by Yingzheng for its normal business operation and expansion. The term of the loan is 10 years and it will automatically extend for another 10 years unless we, in our sole discretion, object. As of March 31, 2012, Yingzheng's shareholders have not drawn down any loans from Yitongtianxia.

Equity Pledge Agreement

        Under Yitongtianxia's equity pledge agreement with Yingzheng and its registered shareholders, the registered shareholders of Yingzheng pledged all of their equity interests in Yingzheng to Yitongtianxia to secure performance of the obligations of the registered shareholders and Yingzheng under the various contractual arrangements. If Yingzheng or any of its registered shareholders breach any of their respective contractual obligations under these agreements, Yitongtianxia, as pledgee, will be entitled to exercise certain rights, including the right to obtain compensation from a sale of the pledged equity interests, with the priority over other creditors. The registered shareholders of Yingzheng agreed not to transfer, sell, pledge, dispose of or otherwise create any new encumbrance on their respective equity interests in Yingzheng without Yitongtianxia's prior written consent. The above share pledge has been registered with the relevant local branch of the SAIC.

Technology Services Agreement

        Under a technology services agreement dated August 6, 2010 between Yitongtianxia and Yingzheng and a supplementary agreement dated January 6, 2011, Yitongtianxia agreed to provide Yingzheng with technology support and market promotion services related to Yingzheng's mobile game business. Yingzheng agreed to distribute 40% of its income generated from the game products developed under the technology services agreement (after deducting taxes and expenses) to Yitongtianxia on a monthly basis from August 6, 2010 to August 5, 2013. The term of the agreement is three years and it will automatically extend for another three years unless we, in our sole discretion, object.

Agreement for Voting Proxies

        Under an agreement for voting proxies, among Yitongtianxia, Yingzheng and its registered shareholders, each registered shareholder of Yingzheng has appointed Yitongtianxia to be his or her attorney, and irrevocably authorize Yitongtianxia to vote on his or her behalf on all matters concerning Yingzheng that may require shareholders' approval. Pursuant to a supplementary agreement to the voting proxy agreement dated December 30, 2010, in consideration of Yitongtianxia's provision of management services to Yingzheng, Yingzheng will pay to Yitongtianxia management fees amounting to Yingzheng's annual revenues net of operating costs, expenses, and applicable taxes. On December 16, 2011, Yingzheng, Yitongtianxia and 3GUU BVI entered into an agreement on shareholder voting proxies, pursuant to which Yitongtianxia re-assigned to 3GUU BVI the right to vote on all of the matters in Yingzheng that require shareholders' approval irrevocably entrusted to it by shareholders of Yingzheng.

Supplementary Agreements

        On December 30, 2010, Yitongtianxia entered into a supplementary agreement with Yingzheng and its shareholders. Under this supplementary agreement, Yingzheng has agreed to pay an annual management fee to Yitongtianxia based on annual revenue of Yingzheng minus actual operating costs, other costs of Yingzheng, which include fees paid under the technology services agreement, and taxes paid by Yingzheng.

        On August 23, 2011, Yitongtianxia entered into a supplementary agreement with Yingzheng and its shareholders. Under this supplementary agreement: (i) prior to Yitongtianxia exercising its option to acquire Yingzheng, Yingzheng's shareholders cannot declare any dividends or distribute any residual profits without the consent of Yitongtianxia; (ii) any funds, including dividends distributed out of Yingzheng's residual profits, received by Yingzheng's shareholders or any persons designated by Yingzheng's shareholders, will be remitted in full to Yitongtianxia; (iii) the consideration received by Yingzheng's shareholders upon the exercising of Yitongtianxia's option to acquire Yingzheng must be immediately remitted to Yitongtianxia or any persons designated by Yitongtianxia; and (iv) Yitongtianxia has the unilateral right to change the service fee amount under the exclusive technology services and market promotion agreement. In addition, the supplementary agreement clarified that Yitongtianxia was obligated to provide continuous financial support to Yingzheng for operations from October 2009 to August 2011.

        On December 16, 2011, 3GUU BVI agreed to provide financial support to Yingzheng, our VIE, for its operations. In addition, Yitongtianxia re-assigned the right to vote on all of the matters in Yingzheng that require shareholders' approval irrevocably entrusted to it by shareholders of Yingzheng to 3GUU BVI. Accordingly, as a result of the power to direct the activities of Yingzheng pursuant to the power of attorney agreement and the obligation to absorb the expected losses of Yingzheng through financial support, Yitongtianxia ceased to be and 3GUU BVI became the primary beneficiary of Yingzheng.

Cooperation Agreement between Huiyou and Yingzheng

        On August 22, 2011, Huiyou and Yingzheng entered into a cooperation agreement. Pursuant to the agreement, once an online mobile game Huiyou has developed is ready to be commercialized, Huiyou licenses the game to and receives royalties from Yingzheng, which operates the game in its own name. Yingzheng currently holds all of the required licenses and certificates for online mobile game operations. Yingzheng entrusts Huiyou to enter into contracts with handset companies and design houses to pre-install the licensed game in handsets and with other mobile service providers for the collection of payments from end-users, for which Yingzheng pays commissions to Huiyou. Mobile network operators and service providers are responsible for collecting payments from game players and for paying the contracted portion of the payments to Huiyou, who receives them on behalf of Yingzheng, the operator of the game. Huiyou then shares the payments it receives with Yingzheng. Unless there is a material default or fraud on the part of either party, neither party may terminate the cooperation agreement without mutual consent. Neither party may assign its respective rights or obligations to a third party without the other's consent. The agreement is for a term of five years and is subject to annual reviews by both parties for necessary amendments or supplements.

Memorandum of Understanding with MediaTek to Purchase a Controlling Interest in Vogins Shanghai

        On July 30, 2012, we entered into a memorandum of understanding with MediaTek to indirectly acquire 51% of the business of Vogins Shanghai, which provides a development platform that application developers and mobile device makers can utilize to develop products that are compatible with different platforms. Under the terms of the memorandum of understanding, we will inject funds of approximately US$1,020,000 for 51% of the equity interest in a new joint venture entity, or JV BVI, with the remaining 49% equity interest held by Vogins Technology Co. Limited, or Vogins BVI, a wholly-owned subsidiary of MediaTek. JV BVI will form an indirectly wholly-owned subsidiary in China, or JV WFOE, which will then enter into a series of agreements with Vogins BVI and Vogins Shanghai under which JV WFOE will purchase the existing business and assets of Vogins Shanghai. Vogins BVI will also pledge its equity interest in Vogins Shanghai to JV WFOE to secure the performance of Vogins Shanghai's obligations under the series of agreements. JV BVI will also make a prepayment of US$400,000 to Vogins Shanghai on behalf of JV WFOE for the purchases of the business and assets of Vogins Shanghai under the series of agreements. We have the right to appoint three out of the five directors on the board of JV BVI and JV WFOE.

Our Corporate Structure

        The following diagram illustrates our corporate structure after our reorganization and immediately prior to this distribution.

VODone Limited (Bermuda)
100%
100%
100%
Dragon Joyce Limited (BVI)
OWX Holding Co. Ltd. (BVI)
Action King Limited (BVI)
King Reach Limited 11.4%
Trilogic Investments Limited 10.1%
Realphone Technology Co., Ltd 3.4%
Dragon Bond International Limited 2.3%
Core Tech Resources Inc. 4.7%
PVG Venture Capital Partners (Wuxi), Limited Partnership 3.3%
Directors and Employees(1)
0.8%
32.0%
13.0%
18.1%
35.2%
0.9%
China Mobile Games and Entertainment Group Limited (Cayman Islands)
100%
100%
100%
HYD Holding Limited (BVI)
OWX Group Limited (BVI)
3GUU Holding Limited (BVI)
100%
100%
100%
100%
Beauty Wave Limited (BVI)
China Wave Group Limited (BVI)
OWX Development Limited (BVI)
3GUU Mobile Entertainment Industrial Co., Ltd. (BVI)
100%
100%
100%
Uni-Force Development Limited (Hong Kong)
OWX Hong Kong Limited (Hong Kong)
3GUU Mobile Entertainment Co. Limited (Hong Kong)
Offshore
Onshore
100%
100%
OWX (Beijing) Technology Co., Ltd.
Guangzhou Yitongtianxia Software Development Co., Ltd.
100%
Huiyou Digital (Shenzhen) Ltd.
100%
Shenzhen Zhongtuokechuang Technology Co., Ltd.
Guangzhou Yingzheng Information Technology Co., Ltd.(2)
100%
100%
100%
100%
100%
Beijing Dongganlefeng Information Technology Co., Ltd.
Beijing Longyuebaifa Information Technology Co., Ltd.
Shenzhen Douwan Network Technology Co., Ltd.
Shenzhen Yikechuanghui Technology Co., Ltd.
Shenzhen Qilewuxian Software Development Co., Ltd.
Equity Ownership
Contractual Arrangements, see "Our Corporate History and Structure—Our Contractual Arrangements with VIE."

(1)
On August 24, 2011 and March 16, 2012, we issued 1,220,000 and 639,000 ordinary shares, respectively, to certain of our directors and officers, which shares contain transfer restrictions. In October 2011, we, Dragon Joyce and OWX Holding issued or transferred a total of 533,042, of our ordinary shares to each of Dr. Lijun Zhang, our chairman, and Mr. Hendrick Sin, our vice chairman, as consideration for the repurchase of share options held by Dr. Zhang and Mr. Sin in certain of our subsidiaries as part of our restructuring. See "Management—Compensation of Directors and Executive Officers—Share Options" for more information.

(2)
Yingzheng is our VIE in China. Its current registered shareholders are Yongchao Wang, De Liang and Feng Zheng, both 3GUU BVI's officers, for 76.0%, 4.0% and 20.0% of Yingzheng's shares, respectively. To manage our relationship with Yingzheng more effectively, we are in the process of transferring all of the equity interests in Yingzheng to Dr. Zhang and entering into contractual arrangements with Dr. Zhang and Yingzheng.

  The following diagram illustrates our shareholding structure immediately following this distribution.

(1)
On August 24, 2011 and March 16, 2012, we issued 1,220,000 and 639,000 ordinary shares, respectively, to certain of our directors and officers, which shares contain transfer restrictions. In October 2011, we, Dragon Joyce and OWX Holding issued or transferred a total of 533,042, of our ordinary shares to each of Dr. Lijun Zhang, our chairman, and Mr. Hendrick Sin, our vice chairman, as consideration for the repurchase of share options held by Dr. Zhang and Mr. Sin in certain of our subsidiaries as part of our restructuring. See "Management—Compensation of Directors and Executive Officers—Share Options" for more information.

OUR RELATIONSHIP WITH VODONE

Our Relationship with VODone

        We were a business unit within VODone Limited, or VODone, a company listed on the Main Board of the Hong Kong Stock Exchange, prior to our reorganization as a separate subsidiary of VODone. VODone is a state-affiliated leading new media company in China that operates a nation-wide audio-video broadband transmission platform for China, delivering a range of cross media telecommunications contents and value-added services through the Internet. In addition to self-produced programs and contents, such as news clippings, VODone also engages in content management and provision of advertising services and lottery related business in China.

Our Relationship with VODone Following this Distribution

        Upon the completion of this distribution, VODone will continue to be our controlling shareholder, with a shareholding of         % and        % of our outstanding Class A and Class B ordinary shares, respectively, and control of        % of the voting power of the combined total of our outstanding Class A and Class B ordinary shares.

Non-Compete Agreement

        On October 21, 2011, we entered into a Non-Compete Agreement with VODone under which VODone agreed not to engage or assist any of its subsidiaries in engaging in the mobile game development and operation or the handset design business in China without our consent. Although VODone may purchase or acquire up to 20% of any class of securities of any enterprise that is in business competition with us, it may not participate in the activities of that enterprise if such securities are listed on a stock exchange. In addition, VODone agreed not to, and to procure its subsidiaries not to, solicit our employees and clients. The Non-Compete Agreement will terminate on the earliest of (i) five years after the completion of this distribution and listing, (ii) when VODone owns less than 30% of our outstanding share capital on a fully diluted basis, or (iii) the date on which our shares or ADSs cease to be listed on a stock trading market anywhere in the world. As a result, we are the sole mobile game company in the VODone group.

        On October 21, 2011, we entered into an administrative services agreement with VODone, pursuant to which VODone agreed to provide administrative and support services to us, including accounting services, administrative and clerical services, human resources services, office space and facilities services and information technologies services and support. In exchange for the provision of these services, we agreed to pay VODone a monthly fee of HK$80,000 (US$10,300). The agreement remains in effect until it is terminated in writing by either party.

OUR INDUSTRY

China's Mobile Phone Market

Growth of Mobile Phone Usage

        The growth of China's economy and commensurate increase in disposable income and urbanization in recent years have driven the rapid growth in mobile phone usage in China. According to a report issued by the National Bureau of Statistics of China on February 22, 2012, per capita disposable income of urban households in China grew from RMB11,759 in 2006 to RMB21,810 in 2011, representing a CAGR of 13.15%. The diagram below sets forth the per capita disposable income of urban households in China for the periods indicated.

Per Capita Disposable Income of Urban Households (2006-2011)

Source: Statistical, Communiqué of the People's Republic of China on the National Economics and Social Developments, National Bureau of Statistics of China February 28, 2011

        According to reports released by the MIIT in February 2007 and March 2012, the number of mobile subscriptions in China increased from 461 million as of the end of 2006 to 986 million as of the end of 2011, representing a CAGR of 16.4%, making China the world's largest mobile subscriber market. Given the relatively low mobile penetration rate in China compared to more developed countries, the number of mobile subscriptions in China is expected to continue to increase rapidly in the next few years. According to the Analysys Report, the mobile penetration rate in China was 64.1% in 2010, which was significantly lower than that of Hong Kong at 189.0%, the United States at 96.0% and Japan at 94.5%, and the mobile penetration rate in China was 73.2% in 2011. The diagram below sets forth the total number of mobile phone subscribers and penetration rate in China for the periods indicated.

Total Number of Mobile Phone Subscribers in China (2006-2011)

Source: Analysys Report

        As a result of the strong growth in number of mobile phone subscribers in China, mobile phone sales in China reached 302 million units in 2010, compared to 194 million units in 2006, representing a CAGR of 11.7%, and are expected to grow to 426 million units in 2013, representing a CAGR of 11.44% from 343 million units in 2011, according to the Analysys Report.

Types of Mobile Devices and Growth Trends

        The handset market in China can be divided into three segments: basic phones, feature phones and smartphones. The diagram below shows the growth and market share of each segment for the periods indicated.

Handset Market in China (2006-2014)

Source: Analysys Report

        Basic phones are low-end digital handsets that offer basic telephony without camera or any other special features, and usually lack social networking functions.

        Feature phones, the dominant form of handset in China, are multi-function mobile communication devices that have proprietary operating systems. According to the Analysys Report, the feature phone segment represented approximately 60.8% of the total mobile handset market in China as of the end of

2011 and is expected to remain as the dominant type of mobile handset as it offers China's price-sensitive mobile phone users relatively broad functionality at compelling price. The feature phone segment is expected to represent approximately 56.0% of the total mobile handset market in China by the end of 2014. Mobile games and other applications are usually pre-installed on feature phones by handset companies before shipment. According to the Analysys Report, while most of the mobile games installed on feature phones are single-player games due to the performance constraints, many feature phones now have connectivity functions, such as bluetooth, WiFi and connections to 3G network that allow users to play mobile social games. The pre-installed base of mobile games or applications consists of the total number of feature phone's handset shipped with such mobile games or applications.

        Smartphones are high-end, technologically advanced devices with personal computer-level versatility that operate advanced operating systems such as Android, Apple's iOS, BlackBerry OS, Linux, Palm WebOS, Symbian and Windows Mobile. Smartphones are usually characterized by more powerful processors, larger screens and higher data storage capacity than feature phones, and are able to easily install and run high performance mobile games with sophisticated graphics and intricate game design, but are less affordable to the general mass market. Smartphones accounted for 25.2% of the total mobile handset installed base in China in 2011, according to the Analysys Report. Smartphone usage is expected to grow rapidly, reaching approximately a 43.0% market share in 2014. Smartphone users tend to have higher disposable income and a developed appetite for phones with more sophisticated operating systems, applications and content.

China's Mobile Game Market

Size of Mobile Game Market in China

        According to the Analysys Report, the size of the mobile game market in China reached RMB3.96 billion with a total of 162 million users in 2011, and is expected to grow to RMB13.57 billion and approximately 357 million users in 2014. The diagram below sets forth the total market size of mobile games in China for the periods indicated.

Total Market Size of Mobile Games in China

Source: Analysys Report

        Currently, young users in relatively affluent areas in China make up most of the mobile game population in China. According to the Analysys report, in 2010, approximately 95.5% of all mobile game users in China are under the age of 30. However, given the increasing popularity and general availability of mobile devices, mobile games are becoming more widely accepted across different age and gender groups and have immense growth potential as compared to traditional Internet games.

        The diagram below sets forth the total number of mobile game users in China for the periods indicated.

Total Number of Mobile Game Users in China

Source: Analysys Report

Key Growth Drivers for Mobile Game Industry

  •
  Increasing Disposable Income and Mobile Handset Penetration.  The growth of the mobile handset market in China is expected to continue due to increase in disposable income and decreases in handset prices.

  •
  Affordability and Convenience of Play.  Most casual mobile games are offered for free or a small one-time fee in China. The portability and convenience of mobile games will likely continue to attract users, especially students and young workers with small intervals of play time. In addition, over the last few years, mobile network operators have reduced data streaming fees, and as a result, users find it more affordable and convenient to download and play mobile games, especially mobile social games. According to the Analysys Report, telecommunication costs in China have been decreasing since 2006, and overall telecommunications costs decreased 5.1% for the eleven months ending November 31, 2011.

  •
  Maturity of Payment Channels.  Payment for mobile games and other value-added services in China have become more transparent, reliable and widely-accepted. Users have a variety of payment options for mobile value-added services, including through mobile network operator channels and third-party payment channels, such as bank cards and prepaid cards.

  •
  Emergence of Mobile Internet and 3G Networks.  According to China Internet Network Information Center, in 2011 China had 356 million mobile Internet users, an increase of 17.5%, or 53 million users, from 2010. In 2010, mobile Internet users made up 69.3% of all Internet users in China, according to the Analysys Report. The emergence of the mobile Internet and the development of 3G networks are expected to deliver enhanced connectivity to mobile handsets in China. There is expected to be a rapid migration from handy-phone system (HPS) services to wireless services, made possible by 3G technology and more widely available WIFI spots, which offer fast and easy mobile access to the Internet and make possible the transfer of relatively large files to mobile phone users. By the end of 2011, 128 million mobile subscribers in China were connected to 3G networks, representing only 9.5% of China's total population, compared to a 3G penetration rate of 42.7% in the United States and 95.5% in Japan, according to iResearch, demonstrating the large growth potential of China's 3G networks.

  •
  Availability of Feature Phones with Improved Functionality.  Over the past few years, intense competition in the feature phone market has put downward pressure on prices, making them attractive to a large segment of Chinese consumers. Feature phones manufactured in China have become more sophisticated and offer users more functionality such as better display, better multimedia capabilities and more social networking functions.

  •
  Growth of Smartphones.  Growth of smartphones, which have better operating systems, user interfaces and functionality, are expected to further drive the growth of the mobile game market in China. The development of the market for smartphones will be driven by technological advancements, the attractiveness of handsets and functions to users, fast growing rural markets and mobile number portability. Also, Android-based smartphones are expected to become increasingly affordable to consumers in China.

Types of Mobile Games

        According to the Analysys Report, revenues from single-player mobile games and mobile social games constituted 69.5% and 30.5% of the mobile game market in terms of total revenues in China in 2011, respectively, compared to 80.4% and 19.6%, respectively, in 2010. Mobile games are predominately played on feature phones and smartphones.

Single-player Games

        Feature phone single-player games are generally more casual and less demanding in terms of skill and play time. These games involve relatively simple graphics and rules. Game types include shooting, action, adventure, fighting, simple role-playing and sports.

        Compared to feature phone single-player games, smartphone single-player games usually involve superior graphics, more complex playing techniques and more intriguing storylines.

Mobile Social Games

        Feature phone mobile social games may involve more elaborate graphics, virtual items and frequent interactions among different game players on different mobile devices. Examples of feature phone mobile social games include sports or racing games and interactive card and board games.

        Smartphone mobile social games resemble MMORPGs in many ways. Like MMORPGS, most smartphone mobile social games are action adventure-based and draw upon themes including martial arts, combat, fantasy, adventure and historical events. Each mobile social game creates an evolving virtual world within which thousands of game players can play and interact with one another or with network-operated "non-playing characters" at the same time. Players usually assume an alter-ego and may gain experience and attain or purchase certain virtual items, such as weapons and accessories, which enhance the status of the character and, in the process, build a strong identity. We believe there is a high degree of game player loyalty for mobile social games and players can spend a significant amount of time playing these games.

Mobile Game Industry Landscape

        Key players in the mobile game industry in China include content providers with product development capabilities, mobile game operators and publishers that introduce games to the market through pre-installation or other promotional means and operate games to maximize user activity level, mobile network operators that act as both payment channels and distribution channels, mobile service providers that provide payment channels through their contractual relationships with mobile network operators and payment processing agents that collect payment independent of channels provided by mobile network operators.

        The mobile game market in China is highly competitive and fragmented. Industry participants that develop mobile games and content include mobile game developers and operators, and certain China-based Internet companies. In order to attract users, mobile game developers and operators work with handset companies and design houses to pre-install mobile games and game platforms, offer games through mobile network operators and mobile application stores.

        We believe the key factors for success in the mobile game market in China include:

  •
  ability to anticipate user preferences or industry changes to market and promote new products and services;

  •
  ability to develop popular mobile game titles inhouse;

  •
  established user base with strong brand loyalty and ability to retain and expand such user base;

  •
  ability to distribute games through pre-installation, application stores and other channels;

  •
  ability to achieve economy of scale in terms of operations; and

  •
  ability to obtain government approvals and permits.

        The mobile games industry in China is highly fragmented with the top five mobile games developers contributed 33.1% of total revenues in 2011. The diagram below sets forth the market positions of PRC-based mobile games developers in China in terms of revenues in 2011.

PRC-based Mobile Game Developers' Market Share by Revenues in China in 2011

Source: Analysys Report

Mobile Game Revenue Models in China

        There are three main types of revenue models that are adopted by mobile game operators in China:

  •
  Item-based.  Many mobile social games and certain single-player games adopt the item-based revenue model, where players usually play for free, but may choose to pay for virtual items and other add-on services, such as accessories, pets and weapons, to enhance the game-playing experience. According to the Analysys Report, 56.0% of all mobile game users expressed a preference for certain forms of item-based or trial period-based payment model in 2010;

  •
  One-time fee.  Single-player games and mobile social games that require game players to pay a one-time fee to download. According to the Analysys Report, 30.4% of all mobile game users expressed a preference for this model in 2010; and

  •
  Subscription-based.  Users pay a monthly fee to subscribe to a mobile game package with frequent updates of new games. According to the Analysys Report, 5.7% of all mobile game users expressed a preference for this model in 2010.

Key Challenges Facing the Mobile Game Industry

  •
  Fragmentation of handset manufacturing and design industry in China.  According to the Analysys Report, there were approximately 400 handset manufacturers and over 1,000 mobile solutions companies in China. The fragmentation of the handset manufacturing and design industry in China makes it difficult for mobile game developers to enlarge their market shares as most mobile game developers rely on handset companies to distribute and release games on feature phones.

  •
  Dominant position of mobile network operators.  China Mobile, China Unicom and China Telecom dominate the wireless telecommunications sector in China. Most providers of mobile value-added service, or MVAS, rely on these mobile network operators to collect a substantial majority of payment from end users and are subject to policy changes of these mobile network operators.

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  Uneven game development capabilities.  Many mobile game development companies suffer from high employee turnover, lack of knowledge of user behavior and lack of effective distribution network. As a result, the quality of mobile games offered in China and the ability to deliver new game or improve existing games are uneven.

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  High technical requirements and competing operating systems.  Mobile game developers need to customize the design of their games in order for the games to be able to run on different models feature phones or smartphones. Mobile game developers must spend considerable resources to acquire knowledge of the system specifications and operating systems of feature phones and smartphones. They also need to build or acquire development engines and procure professional expertise associated with developing games for feature phones and smartphones.

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  High network coverage requirement and bandwidth usage.  Growth of the mobile game industry in China relies on the expansion in the coverage of China's wireless network to reach users while existing coverage in suburban or rural areas may not be sufficient. Especially for mobile social games and games with sophisticated graphics, reliable connectivity and sufficient bandwidth are necessary.

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  Rampant violations of intellectual property rights.  Mobile game developers in China may become victims of intellectual property rights violations, including reverse engineering, unauthorized copying or other misappropriation of technology. As a result, many mobile game developers struggle to differentiate their products and monetize their games.

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  Scarcity of government permits and uncertainty of government regulations.  Developers and operators of mobile games are required to obtain an array of government approvals and permits in order to conduct business in China, which creates a significant barrier to entry for new entrants and regulatory risks for players who operate without requisite approvals. In addition, the PRC government has promulgated various policies and regulations aimed at regulating MVAS industry and/or the online games industry. These policies are subject to frequent changes and uncertain interpretations by government agencies.

OUR BUSINESS

Overview

        We are a leading and profitable mobile game company in China with the largest market share among mobile game developers in terms of revenues in 2010 and 2011, according to the Analysys Report. Our market share reached 18.7% in terms of revenues generated by all mobile game developers in China compared to the 4.9% market share of our nearest competitor in 2011, and was greater than the combined market share of our nearest five competitors, according to the Analysys Report. We have integrated capabilities in the development, operation, sale and distribution of mobile games in China. Our mobile handset design business complements our game development business as we pre-install our mobile games and game platforms in the handsets we design, and enhances our knowledge of user habits and preferences and industry trends. Our total paying user accounts during 2011 and the first three months of 2012 were approximately 29.0 million and 12.1 million, respectively, for feature phone single-player games, 69,000 and 30,000, respectively, for feature phone mobile social games and 741,000 and 134,000, respectively, for smartphone mobile social games. Our total subscriptions for smartphone single-player games during 2011 and the first three months of 2012 were 9.6 million and 2.0 million, respectively. Total paying user accounts are calculated based on the total number of user accounts that paid to download our games or purchase in-game items during the period (adjusted to eliminate double-counting of the same user accounts). Total subscriptions are calculated based on the total number of monthly subscriptions to our game bundles offered through mobile network operators and the number of games downloaded through application stores.

        We have a large and diversified portfolio of games for feature phones and smartphones. We have strong development capabilities, evidenced by the fact that we develop single-player games and mobile social games for both types of handsets. As of March 31, 2012, our portfolio included 450 mobile games, of which 130 of our 136 feature phone games were developed in-house, and we licensed 302 of our 314 smartphone games from third parties. Certain of our internally-developed games are also among the most popular (as measured by downloads) and highest grossing (as measured by revenues) mobile games in China. For example,

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  Kangri Yingxiong Zhuan, a single-player smartphone game that we launched in 2011, was the most downloaded single-player game among users of China Mobile, the largest mobile network operator in China, during January 2012.

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  Paopao Xiyou, a smartphone mobile social game we developed internally, received the Golden Plume Award as the Best Mobile Platform Online Game in China for 2011. Golden Plume Awards are awarded by 7yx.com.cn annually across a number of categories to recipients chosen by online and mobile game players using their mobile phones to vote for their favorite games. We did not pay any fee for our games to be nominated. Paopao Xiyou was also named as one of the ten most popular national mobile games during the 2011 China Game Industry Annual Conference, an award determined by industry experts and for which we did not pay any fee for our games to be nominated.

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  YY Three Kingdoms, Thumb Monopoly and Creation Song, all smartphone mobile social games that we developed in-house, won the Golden Phoenix Award from GAPP, being among the ten most popular original mobile games, in 2008, 2009 and 2010, respectively. Golden Phoenix Awards are issued by GAPP to popular online games in China. The annual award event provides rankings of top ten games across a number of different categories, and voting is held online and any registered user may nominate his or her favorite games. As such, we do not pay any fee for our games to be nominated. According to the Analysys Report, Creation Song, a game we developed in-house, was also the top-grossing mobile social game available through China Mobile in 2010.

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  Xiao'ao Jianghu, one of our feature phone mobile social games, was the top-grossing game in the Maopao application store, one of the most popular mobile application stores in China, from January to April of 2011, according to the Analysys Report.

        We have a strong pipeline of games offering a variety of themes, cultural characteristics and features designed to appeal to different users. We plan to launch 33 feature phone single-player games, one feature phone mobile social games, 112 smartphone single-player games and two smartphone mobile social games during the last nine months of 2012.

        We develop mobile games primarily using our proprietary game engines and development platform, which we believe allow us to create mobile games with consistent quality and system stability, and protect us from potential interruptions in our operations due to loss of development personnel. Our integrated capabilities across the mobile game value chain allow us to cross-sell mobile games among feature phone and smartphone users, and complements our strategy to build a user community that will reach users across different platforms and play methods. We are also able to identify and source popular games, and we are able to attract developers of those games to partner with us due to our strong market reputation, scale of our business and distribution capability. For example, we are working with developers of popular games such as "Angry Birds" and "Fruit Ninja" to develop and distribute these games on feature phones in China.

        We believe our leading market position, diverse game offerings catering to both feature phones and smartphones and strong technical capabilities have enabled us to become a preferred game developer for many handset companies in China, a strategic partner with various chipset manufacturers and mobile platform providers, and a recognized content provider to key mobile network operators in China. We pre-installed our mobile games onto over 28.2 million feature phone handsets during 2011, compared to 25.1 million and 14.5 million in 2010 and 2009, respectively, of which 1.5 million were designed by our own handset design house in 2011. We pre-installed our mobile games onto over 7.4 million feature phone handsets in the first three months of 2012, compared to 7.0 million feature phone handsets in the first three months of 2011. We have a strategic cooperative relationship with China Mobile and are one of the few companies to be granted access to fee-collection codes from China Mobile, which enables us to collect proceeds without having to use service providers as intermediaries. Because of our strong revenues and performance since the fourth quarter of 2011, China Mobile deemed us a "Grade A Business Partner" and we expect they will allocate to us more marketing resources and services such as giving greater prominence to our games in search results and on page displays and allowing us to publish more new games each month while expediting the approval and launch process for those games. We also formed a strategic cooperation with China Telecom in 2011, which allows us to offer games to mobile phone end users through China Telecom's network.

        We have comprehensive capabilities in the mobile game value chain, spanning from handset design to mobile game development, operations and distribution as a result of the integration of three different companies during 2009 and 2010. Since the acquisitions of our feature phone mobile game business in October 2009, our handset design business in October 2010 and our smartphone mobile game business in December 2010, the synergies created by the integration of the three businesses have allowed us to increase market share, reduce costs and operate with improved efficiency. We believe we are well-positioned to capture opportunities along the mobile game value chain as a result of our integrated capabilities.

        Our revenues were RMB52.8 million in 2009 on a pro forma basis, RMB125.4 million in 2010, RMB268.8 million in 2010 on a pro forma basis, RMB243.5 million (US$38.7 million) in 2011 and RMB54.3 million (US$8.6 million) in the first three months of 2012. Our net income was RMB24.9 million in 2009 on a pro forma basis, RMB40.7 million in 2010, RMB62.6 million in 2010 on a pro forma basis, RMB163.3 million (US$25.9 million) in 2011 and RMB18.8 million (US$3.0 million) in the first three months of 2012. See "Management's Discussion and Analysis of Financial Condition

and Results of Operation—Unaudited Pro Forma Consolidated Financial Information" for a discussion of our pro forma consolidated financial information for 2009 and 2010.

Our Competitive Strengths

        We believe the following strengths enable us to compete effectively and capture opportunities in the rapidly growing mobile game market in China.

Leading mobile game developer in the China mobile game market

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  Leading mobile game developer with diverse portfolio.  We are the leading mobile game developer in China in terms of market share based on revenue in 2011, according to the Analysys Report. Our market share reached 18.7% of revenues generated by all mobile game developers in China in 2011, compared to the 4.9% market share of our nearest competitor, according to the Analysys Report. As an early entrant into the mobile game development industry in China, we believe we offer one of the largest portfolios of high-quality, popular and profitable mobile games in China. As of March 31, 2012, our portfolio includes 136 feature phone games and 314 smartphone games that appeal to different users and many of which have won industry-wide awards.

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  Integrated capabilities.  We have a complete mobile game product line-up and a business structured to focus on the development, operation, sales and distribution of feature phone and smartphone mobile games in China. We believe our integrated business model allows us to achieve fast development cycles and wide product distribution in an efficient manner through the sharing of market intelligence, development expertise, technical know-how and customer resources among our business units. Our integrated capabilities also allow us to efficiently develop and launch games into both the feature phone game market and the fast-growing smartphone game market. We believe our business model and the scale of our operations are difficult to replicate.

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  Fast-growing paying user base.  We had total paying user accounts during the first three months of 2012 and during 2011, 2010 and 2009 for feature phone single-player games of 12.1 million, 29.0 million, 23.5 million and 16.0 million, respectively, for feature phone mobile social games of approximately 30,000, 69,000, nil and nil, respectively, and for smartphone mobile social games of 134,000, 741,000, 825,000 and 466,000, respectively. Our total subscriptions for smartphone single-player games during the first three months of 2012 and during 2011, 2010 and 2009 were 2.0 million, 9.6 million, 7.4 million and 0.1 million, respectively. Total paying user accounts are calculated based on the total number of user accounts that paid to download our games or purchase in-game items during the period (adjusted to eliminate double-counting of the same user accounts). Total subscriptions are calculated based on the total number of subscriptions to our game bundles offered through mobile network operators or the number of games downloaded through application stores.

Strong game development and sourcing capabilities with in-depth market knowledge

        Leveraging our success in developing mobile games, we have established a large operational scale and expansive reach within the mobile game industry in China, through which we have accumulated in-depth market knowledge of user preferences and industry trends that allows us to better promote our products and develop or source attractive games. Over the past three years, we have consistently introduced popular and top ranked mobile games, developing a diversified portfolio of mobile games across different game categories, including actions, puzzles, skill-based, role-playing, racing, shooting, adventures and cards. According to the Analysys Report, Creation Song, one of the games we developed in-house, was the top-grossing mobile social game available through China Mobile in 2010 while Cut Cut Boom was the most purchased game on iPad in China in November and December of 2010. Our other popular games include Xiao'ao Jianghu, the top-grossing game in the Maopao application store, one of China's leading application stores for feature phones, from January to April of 2011, according to the Analysys Report and Kangri Yingxiong Zhuan, a single-player smartphone game that we launched in 2011, was the most downloaded single-player game among China Mobile users during January 2012. Paopao Xiyou, a smartphone mobile social game we developed internally, received the Golden Plume Award as the Best Mobile Platform Online Game in China for 2011. YY Three Kingdoms, Thumb Monopoly and Creation Song, all smartphone mobile social games we developed in-house, won the Golden Phoenix Award from GAPP, being among the top 10 most popular original mobile games, in 2008, 2009 and 2010, respectively. In addition, we have the ability to identify and source popular games, and we are able to attract developers of those games to partner with us due to our strong market reputation, scale of our business and distribution capability. For example, we are working with developers of popular games such as "Angry Birds" and "Fruit Ninja" to develop and distribute such games on feature phones in China.

        Leveraging on data we accumulated on user behavior and preferences through our existing mobile games and powered by our proprietary game engines, we have been able to react quickly to changing customer preferences and market trends in China and consistently offer popular mobile games through developing our own games and selectively acquiring or licensing games developed by third parties. As of December 31, 2011, we have a large team of more than 200 game development employees. We have identified trends through a combination of local user behavioral analysis and market research and proceeded to quickly develop mobile games that cater to the latest user preferences. For instance, we developed Xiao'ao Jianghu, a martial-art themed mobile social game that became one of the top grossing mobile games within two months of its launch on the Maopao application store. We also cooperate with well-known brands and media companies to develop mobile games based on popular franchises, stories and characters. For example, together with Skyinfo, a licensee of Marvel Comics, we developed a series of mobile single-player games based on the Ironman franchise.

        We possess the tools to closely analyze and quickly adapt to changing player preferences. Our handset design business enhances our knowledge of user habits and preferences and industry trends. To deepen our understanding of player preferences, we have recruited game players to work at our game design department. We believe our understanding of market trends helps us develop or source mobile games that cater to user preferences, and our extensive knowledge of technical requirements of handsets help us develop games that deliver exceptional user experience, contributing to the popularity of our games. We maintain a system for collecting market information and maintaining open and effective internal communications. We have established strict research and development management and control procedures to improve the success of product launches.

Established distribution network

        We believe we have established one of the largest and most extensive sales and distribution networks for mobile games in China. To efficiently distribute our games, we cooperate with handset companies, handset design houses, mobile network operators such as China Mobile and China Telecom, the largest and third-largest mobile network operators in China, respectively, mobile service providers, as well as mobile application stores and portals. We work with approximately 420 handset companies and design houses to pre-install our feature phone mobile games and game platforms on mobile handsets. In 2011 and in the first three months of 2012, our feature phone mobile games and game platforms were pre-installed on more than 28.2 million and 7.4 million handsets, representing an increase of 12.5% and 5.7% over approximately 25.1 million and 7.0 million handsets in 2010 and in the first three months of 2011, respectively. Our handset design business also complements our mobile game development business by expanding our installation base and sharing its technical know-how. In addition to distributing feature phone games through pre-installation, our mobile games are also available in popular application stores and social networking game platforms, such as Sina Weibo and Japan's GREE platform. We also distribute through our own Funbox and Douwan platforms, and through game bundles offered by China Mobile. We are among a limited number of mobile game companies that enjoy a strategic cooperation partnership with China Mobile, which affords us preferential treatment in terms of billing and promotional activities for both our feature phone and smartphone games. Because of our strong revenues and performance since the fourth quarter of 2011, China Mobile deemed us a "Grade A Business Partner" and we expect they will allocate to us more marketing resources and services such as giving greater prominence to our games in search results and on page displays and allowing us to publish more new games each month while expediting the approval and launch process for those games. During each of the first five months of 2012, our game bundles ranked us number one in terms of revenues generated through China Mobile. We also formed a strategic cooperation with China Telecom in 2011, which allows us to offer games to mobile phone end users through China Telecom's network.

Strong technology platform with deep understanding of handset technical requirements

        We have built a strong research and development team that as of March 31, 2012 had 245 employees and we own proprietary game engines that allow us to develop high-quality mobile games quickly and efficiently, and to launch new games shortly after the development and testing phase. We have developed the KDE game engine, which modularizes key functions, including graphic design, network connection, fee calculation, game operation and updates. Our proprietary game engines give us more control over the game development, protect us from potential interruptions in our operations due to loss of development personnel, and provide the technical foundation upon which to develop innovative game features. Our game engines also streamline online data transmission, game operations and user control and as of March 31, 2012, our server network consisted of 58 servers with the capacity to support up to one million concurrent users. We believe these advanced game engines enable us to develop games more efficiently than our competitors. Our server technology also enables a greater number of players to interact with each other in the game environment, which we believe provides our players with more social interactions. For instance, Creation Song enables up to 20,000 players to play concurrently. Moreover, Funbox, a pre-installed platform for downloading and updating our single-player games on feature phones and receiving updates, overcomes the general problem of limited memory on feature phones and the constant updates enhance player experience and stickiness.

Experienced management team with proven track record

        We have an experienced management team that has successfully led our operations and the integration of our acquired businesses and assets. Our senior management has a combined more than 60 years of experience in the mobile game industry. We believe our management team's industry experience and vision have contributed to our leading position in the China mobile game market and the efficient integration of acquired businesses over the past two years. Our senior management team will continue to lead us in capturing market opportunities and ensuring our strong and sustainable growth.

Our Strategies

        Our objective is to become a leading mobile game developer globally by solidifying our leading market position and increasing our market share in China, as well as by strategically expanding our reach into international markets. We intend to achieve our objective by pursuing the following strategies:

Continue to expand and enhance our game portfolio

        Our long term target is to establish a comprehensive game portfolio catering to all of the major mobile phone market segments and player demographics. We intend to expand our game portfolio through the following measures.

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  Increase game offerings.  Based on our understanding of user behavior, we plan to continue to develop and launch new games on a regular basis by further intensifying our product development efforts and leveraging our proprietary game engines and powerful game development platform. We plan to launch 33 feature phone single-player games, one feature phone mobile social game, 112 smartphone single-player games and two smartphone mobile social games during the last nine months of 2012.

    We have recently entered into strategic arrangements with several content providers to develop and distribute games using Disney characters and to distribute popular games such as "Fruit Ninja." These strategic arrangements include:

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    In August 2011, we obtained a license from the distributor of several popular games on iPhone applications to distribute their games on feature phones in China. These games include popular titles such as "Fruit Ninja." The term of the license is for one year and we believe it will enhance the quantity and quality of our game offerings. We plan to promote these games through our Funbox platform.

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    In August 2011, we entered into an exclusive cooperation agreement with the only company authorized by the Chess and Cards Administration Center of the General Administration of Sports of China to host events for Chinese chess, checkers and card games on mobile devices. We plan to develop a mobile game platform that would allow players to participate in nationwide game competitions, for which players would have to pay item fees and would have the chance to earn prizes.

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    In May 2012, we entered into an exclusive agreement with Shanghai Media Group to develop and operate mobile social games based on the television game show "Maidong Menglifang," which requires contestants to complete a series of games or challenges. As part of this agreement, we have developed smartphone mobile social games for download through our Douwan platform that allow users to play simulations of games featured on Maidong Menglifang and to enter their names to watch or compete in the show in person.

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  Enhance social game pipelines and social games platform.  We believe the principle of Social, Local and Mobile, or SOLOMO, will direct the mobile game industry. In adopting SOLOMO as a key game development strategy, we plan to develop games with social features that will attract users, increase our average revenue per user and enhance user stickiness. We also intend to build a social game platform for feature phones, smartphones and a platform that connects both types of phones. We plan to launch an enhanced version of our Douwan social game platform for feature phones and smartphones during the second half of 2012, which will feature games that focus on competition and social interactions among players and offer functions such as local-based services (LBS), which we anticipate will attract other game developers to cooperate with us.

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  Develop complementary titles.  We plan to focus on developing games that can be played on both smartphones and feature phones to complement our existing portfolio in terms of play method, target users and revenue model.

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  Co-development and design.  We intend to develop more online games based on various styles of play, storylines and designs, and to collaborate with creative design sources overseas.

Increase paying user accounts, subscriptions and user activity

        We believe mobile games developed on the principle of SOLOMO will attract more user interest, generate higher spending per user and have a longer product lifespan than single-user games. Specifically, we plan to build a strong mobile social game platform and enhance our pipeline of mobile social games by implementing the strategies below.

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  Social.    We plan to build a social game platform for feature phones, smartphones and a platform that connects both types of phones. In the second quarter of 2012, we enhanced our Douwan social game platform to include social games such as adventures, sports and other leisure games, for feature phones and smartphones. We also plan to enhance social community features such as user profiles, bulletin boards, chat rooms, national and regional scoreboards and rankings. We plan to launch an integrated smartphone MMORPG social platform on which our MMORPG players can socialize and communicate not only within the social games, but also outside the games on the social platform. Finally, we will build social games capable of running on both feature phones and smartphones in order to expand our social community to the vast majority of mobile users.

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  Local.    Our enhanced Douwan platform will contain interactive map features that will allow users to identify other players in the same city or neighborhood. For example, players in the same neighborhood can co-operate a task or form an alliance to compete against players from different areas. Players will be able to engage each other socially, increasing both the enjoyment they derive from playing the games and their stickiness. We plan to introduce in-game items or awards that can be earned only by collaborative efforts among users to stimulate social networking activities.

        We plan to increase the number of paying user accounts, subscriptions and user activity by enhancing user experience and increasing loyalty to our games. Over the next 12 months, we plan to, among others,

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  establish account management systems to track our players' purchase habits and patterns through detailed analysis of collected data and use this information to improve content and display in-game items;

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  offer rewards to top-ranked players to enhance their game playing experience;

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  introduce in-game features in the new mobile games that allow users to use accumulated game points or virtual items;

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  engage additional in-game promotions and host more in-game events to further attract user interests;

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  step up our cross selling efforts between mobile social games and single-player games;

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  redesign smartphone mobile social games for feature phones; and

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  expand online game centers to cross sell products across titles.

        We operate most of our feature phone and smartphone games on either a free-for-trial or a free-to-play basis, which allows users to download our games and play the initial levels of the game or use the basic functions of the game for free. We believe the free-for-trial and free-to-play models enable us to build quickly a large base of potential customers to purchase our virtual goods. Through virtual goods players are able to extend their play sessions, enhance or personalize their game environments, accelerate their progress in our games and share and trade with friends. We believe our players' acquisition, gifting and purchase of virtual goods creates social interaction that increases players' engagement with our games and with each other. Players are encouraged to make incremental purchases to empower or enhance the virtual items they already own. To expand paying user base and convert potential customers to paying users or subscribers, we have developed creative incentives such as virtual treasure boxes, which contain in-game items worth more than the treasure box itself. We will continue to enhance and expand the virtual product and services under the free-for-trial and free-to-play models.

Grow our user base by expanding our distribution network and installed base

        We will continue to focus on expanding our feature phone user base through growing our pre-installation base. We believe we can deepen our relationships with handset companies and reach out to new handset companies by developing new popular games, enhancing our product portfolio and continuing to advertise in industry magazines. To enlarge our smartphone user base, we plan to work together with smartphone manufacturers to pre-install certain of our mobile games onto their smartphone shipments. In addition, we plan to intensify our cooperation with provincial-level operating companies of China Mobile to promote our mobile games directly to users and to introduce more single-player game bundles for subscription. We are also strengthening our relationship with China Telecom and establishing a similar relationship with China Unicom. Our own handset design business further enhances our knowledge of handset development trends.

        We have also entered into cooperative relationships with various chipset manufacturers and mobile platform providers, such as MediaTek and Spreadtrum, and MStar, a mobile platform provider, that will allow us to develop games for integration into their respective chipsets and platforms. We believe this will allow us to further broaden our user base as well as to develop games that will remain accessible to our users as new technologies develop. In February 2012, we entered into a cooperation agreement with Beijing Sina Internet Information Service Co., Ltd., an online media and mobile value-added services company in the PRC, to distribute certain of our mobile social games for smartphones on its Weibo social networking platform in China.

        Furthermore, we plan to promote and enhance our brand recognition among users and to build user trust in the quality of our games and customer services. We plan to increase investments in advertising campaigns to promote our "China Mobile Games and Entertainment" and "CMGE" brands over the next 12 months and to display our logo on the welcome screen of each of our mobile games. We believe that our branding efforts will increase consumer awareness of China Mobile Games and Entertainment while creating a more active and loyal user community that associates our brands with fun, high-quality and diverse mobile games.

Continue to invest in and enhance our research and development capabilities

        We will continue to devote substantial resources to our research and development efforts to optimize game engines and build community features for mobile social games and user account management systems that allow users to interact on a real time basis. We plan to further expand the size and capabilities of our research and development team by recruiting at least 30 additional talented program developers, game designers and graphics artists over the next 12 months. In addition, we intend to provide our employees with appropriate incentives to motivate and reward strong performance, such as providing promotion opportunities and employee incentive plans. We will continually improve and upgrade our game development engines to keep pace with the latest technical advancements and offer more attractive features in our games.

        We will also continue to devote substantial research and development efforts to increasing the performance and functionality of our games, enhancing user experience and using our know-how to optimize the utilization of mobile handset and network capabilities. We plan to increase our research and development budget from RMB25 million (US$4.0 million) in 2011 to RMB30 million in 2012.

Expand our international user base to enhance our business and profitability

        Handsets that are preinstalled with our games, including handsets that we have designed, are shipped all over the world. Our game development and handset design businesses target emerging market countries with sizable and growing mobile user bases and that are major export markets for Chinese-made handsets. We plan to leverage our existing relationships with handset companies to install our games and game platforms onto their exported handsets. We have entered into cooperative relationships with mobile network operators and other key market players covering more than 75 countries around the world. We have established a dedicated sales team to cover our target international markets and we have translated the user interface of many of our single-player games into seven different languages including English. For example, in March 2011, we entered into strategic cooperation agreements with G'Five and Hexing, two of China's leading handset designers that target emerging market countries, to pre-install our games and game platforms onto the handsets they export to developing markets. In November 2011, we entered into a cooperation agreement with TENDA Co. Ltd., a mobile games and applications distributor in Japan, to distribute Paopao Xiyou, a smartphone mobile social game we developed internally, on the Japanese GREE platform. In 2011, we have begun generating revenues from our overseas operations and we plan to double the number of pre-installations of our games in handsets shipped overseas from 2011 to 2012. We believe our international expansion plan provides a cost-effective way for us to increase the reach of our mobile games.

Pursue strategic acquisitions and partnerships

        In order to increase our market share in China's highly fragmented mobile games industry, we intend to selectively acquire complementary mobile game businesses, particularly game development studios in China. We believe such acquisitions will help broaden our game formats, expand our research and development team and obtain access to other valuable resources. We expect to realize synergies through sharing distribution channels, sales network, technical know-how and management resources. To strengthen our market position in China, we also intend to establish relationships with or make strategic investments in key players in other industry sectors that may complement our business and broaden our player base. We may consider strategically partnering with leading international game developers to identify game designs with market potential, and engaging in joint-development projects to tailor popular foreign games to the Chinese market. If we decide to make such strategic partnership, acquisitions or investments, our management will carefully evaluate strategic partnership, acquisition or investment opportunities and pursue optimal transaction structures.

Our Games

Feature Phone Games

        We have a proven track record of developing popular feature phone games that appeal to users in China. Our portfolio of feature phone games includes single-player games and mobile social games, substantially all of which are games that we develop in-house. We target a broad spectrum of feature phone users who may have limited entertainment options and fragments of playing time.

Single-Player Games

        Single-player games usually involve relatively simple rules and do not require significant time commitment from the users. In January 2010, we launched Funbox, a pre-installed game distribution platform for downloading and updating our single-player games on feature phones and receiving updates, which overcomes the general problem of limited memory on feature phones. Funbox has been pre-installed on approximately 2.7 million feature phones as of March 31, 2012. Certain of our single-player games are available through the Funbox platform, with 9.9 million and 42.3 million downloads of our single-player games through Funbox in 2010 and 2011, respectively. As of March 31, 2012, our portfolio contained 134 feature phone single-player games, including 38 action games, 34 puzzles or trivia games, 33 skill-based games, 13 application games, six role-playing games and ten leisure games.

        We cooperate with well-known brands and media companies to develop mobile games based on popular franchises, stories and characters. For example, together with Skyinfo, a licensee of Marvel Comics, we developed a series of mobile single-player games based on the Ironman franchise. We also worked with Shanghai World Expo to develop mobile games based on its official mascot, Haibao.

        Feature phone single-player games are available on a free-for-trial basis. These games are offered in either "chances" or "stages," depending upon the game. For games offered in chances, a user is given a certain number of chances to play the game for free. When the user uses up these free chances, he or she can purchase additional chances as an in-game premium feature to continue playing at the level they were previously at. However, as soon as the user exits the game, any unused chances that he or she purchased are forfeited and considered immediately consumed. If the user chooses not to purchase additional chances, their game is over and they must start over at the first level of the game should they wish to play again. For feature phone single-player games offered in "stages," a user is given a certain number of trial stages in which he or she can play the game for free. When the trial stages are completed, he or she can purchase the right to play the remaining stages of the game as an in-game premium feature. Upon purchase, the remaining stages of the game will be unlocked and the mobile phone player can gain access to all stages repeatedly without additional charges, even if he or she exits the game.

Mobile Social Games

        Our feature phone mobile social games enable interaction among multiple players using different handsets. We believe mobile social games have significant growth potential in China and that they will occupy an increasing proportion of consumer leisure time. In addition, social games are very popular on social networks and we believe they are and will continue be a key driver of social network use, especially on mobile platforms.

        Our mobile social games are free to play. Compared to pay-to-play business models, the free-to-play approach tends to attract a wider audience of players, increasing the number of potential paying users. By attracting a larger audience, the free-to-play model also enables a higher degree of in-game social interaction, which enhances the game experience for all players. Free-to-play games have proven popular as they encourage players to "try before they buy" and to pay only for additional functionality that they desire.

Smartphone Games

        We develop in-house and selectively license or acquire smartphone games, including single-player games and mobile social games. We target smartphone users who may have higher disposable income or users who may be attracted to mobile social games with high quality graphics and a more engaging user experience.

Single-Player Games

        We have developed eight single-player smartphone games for Android, iPhone and iPad, and licensed or purchased from third-parties 302 single-player games for other smartphones using the Kjava platform, as of March 31, 2012. Total downloads of our smartphone single-player games reached over 320,000, 5.3 million and 2.6 million in 2010, 2011 and the first three months of 2012, respectively. As of March 31, 2012, our portfolio contained 310 smartphone single-player games, including 132 role-playing games, 59 fighting or racing games, 26 shooting games, 64 trivia games and 29 card games.

        Our games are available through Apple's App Store, Android market and other mobile advertisers to reach users around the world. Kangri Yingxiong Zhuan, Cut Cut Boom and Facebrick are among our most popular smartphone single-player games. As of December 31, 2010, Cut Cut Boom ranked as the 9th most purchased game in Apple's App Store in China, 28th in the United States, 5th in Italy and 42nd in Japan. It was the most purchased game on iPad in China in November and December of 2010. For certain smartphone single-player games, we make a one-time payment to a third-party content provider to acquire all associated rights or license the games and share sales proceeds with third-party content providers.

        We also provide single-player game bundles to users through China Mobile. For instance, users can pay RMB10 per month to download the six games in a package and we will replace two games in the bundle every month, so that all games are replaced every quarter and allowing continuing subscribers to download two new games every month. Game bundles includes games in the categories of action, adventure, strategy, shooting, IQ, pokers, sports, car racing, fighting and music. We had 7.4 million, 9.6 million and 2.0 million total subscriptions for single-player smartphone games for the years ended December 31, 2010 and 2011 and for the first three months of 2012, respectively, which amount counts each subscription to our game bundles or each game download through an application store as one subscription. During each of the first five months of 2012, our game bundles ranked us number one in terms of revenues generated through China Mobile.

Mobile Social Games

        We have developed all of our mobile social games for smartphones using Kjava client terminal, WAP and Android. Our smartphone mobile social games are available for download on a free-to-play basis. The four smartphone mobile social games we had as of March 31, 2012 were role-playing games.

        Compared to feature phone mobile social games, smartphone mobile social games generally have better graphic interfaces, more interesting story lines, more in-game items, and allow a greater number of users to play concurrently. In a typical mobile social game, thousands of players play in the same game world at the same time. The players can assume specific characters to compete within the game. Social mobile games for smartphone incorporate many sophisticated technology features to enhance user experience, which include:

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  differing levels of strengths and weaknesses across game characters, and each character can gain different experiences and collect different virtual items;

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  the game world continues to evolve, even while the player is not playing the game;

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  an engaging storyline and the player upgrading system, through which players are encouraged to achieve higher game attributes as they develop experience or purchase virtual items; and

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  an instant messaging system that allows players to communicate extensively with each other or form alliances in order to achieve collaborative objectives.

        Paopao Xiyou, a smartphone mobile social game we developed internally, received the Golden Plume Award as the Best Mobile Platform Online Game in China for 2011. According to the Analysys Report, Creation Song, one of the smartphone mobile social games we developed in-house, was the top-grossing mobile social game available through China Mobile in 2010. YY Three Kingdoms is also among our most popular smartphone mobile social games.

        In May 2012, we launched Douwan for smartphones, a game platform and community that provides mobile social games for smartphones. Douwan allows players to know the player profiles, to send messages, voice chats and pictures for no charge. Users can play social games, socialize with other players and form social communities. For example, we have developed smartphone mobile social games for download through our Douwan platform that allow users to play simulations of games featured on Maidong Menglifang and to socialize with other players in social communities.

Game Pipeline

        We plan to launch 33 feature phone single-player games, one feature phone mobile social games, 112 smartphone single-player games and two smartphone mobile social games during the last nine months of 2012. Games in our pipeline vary in terms of theme, style and target demographics. We also plan to develop new games based on licensed content from third parties, such as popular film or television characters.

        Most of the 112 smartphone single-player games we plan to launch during the last nine months of 2012 will be purchased or licensed from third parties for inclusion into the game bundles to be sold through China Mobile in order to meet certain contractual requirements concerning the number of games available in a bundle. We believe these third-party developed games add to the variety of games in the game bundles and enhance their attractiveness to users.

        We have recently secured several strategic cooperation contracts that will allow us to further expand and enhance our game portfolio. In August 2011, we obtained an exclusive license from the developers of several popular games on iPhone applications to distribute such games on feature phones in China. These games include popular titles such as "Fruit Ninja." In addition, in August 2011, we entered into an exclusive cooperation agreement with the only company authorized by the Chess and Cards Administration Center of the General Administration of Sport of China to host events for Chinese chess, checkers and card games on mobile devices, with whom we plan to develop a mobile game platform that would allow players to participate in nationwide game competitions.

Game Development and Planning

        We develop new mobile games and related updates and expansion packs. As of March 31, 2012, we have developed 130 feature phone games and 12 smartphone games in-house. We have strong in-house game development capabilities supported by our teams that specialize in game planning, graphic design, research and development and game operation. In particular, our game development engines enable us to create colorful graphics with impressive visual effects and provide a technical foundation upon which to develop innovative features in the game environment. These game engines use modularized key functions, including graphic design, network connection, fee calculation, game operation and updates.

Development Engines

KDE and NCG Game Engines

        We have developed the KDE and NCG game engines to develop our games. Our feature phone games are developed using the KDE game engine and the development cycle is approximately six weeks for our recent feature phone single-player games and one month for our recent feature phone mobile social games. The KDE engine modularize key functions, including graphic design, network connection, fee calculation, game operation and updates. Our smartphone games are developed using NCG game engines, which support cross-platform systems technologies. All mobile games developed based on these game engines can receive updates or upgrades over-the-air as needed.

MNG Platform

        The MNG platform modularizes key functions, including graphic design, network connection, fee calculation, game operation and updates. The MNG platform can develop mobile games for feature phones and smartphones, and both single-player and mobile social games. All of our smartphone games and certain feature phone mobile social games are developed using our MNG platform, and the development cycle is approximately two months for our most recent smartphone single-player games and six months for our most recent smartphone mobile social games.

Game Development Process

        Our game development process generally includes the following key steps:

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  concept generation;

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  development of new game proposal and commencement of technical review;

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  formulation of development projects;

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  commencement of development;

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  closed beta testing; and

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  open beta testing.

        We have a game design team that generates new game ideas based on market research, latest trends and player preference. We encourage all of our employees to suggest creative ideas and concepts for game development. After a concept is generated, a committee consisting of representatives from management, marketing, operations and technology departments will review and approve the proposal. Upon the management's approval, the design team prepares detailed proposal that includes target audience, playing styles, game characters, storylines and cost budgets. We then form a project team to develop a new game implementation plan with the following division of labor: (i) game designers to develop new game study and overall game design (ii) graphic artists to design game characters and game environments; and (iii) programmers to develop server-end and user-end software. We then conduct closed beta testing with a selected group of players in preparation for the commercial launch. Players under the closed beta testing report any technical problems that they encounter. Our quality assurance team follows its testing procedure to test the game before launch. After the commercial launch of our games, we continue to closely monitor the performance, consistency and stability of operational systems of the game.

        As of March 31, 2012, we had more than 240 game development employees. Most of our software programmers and testing engineers have bachelor or graduate degrees. We plan to continue to expand our research and development center by recruiting from leading universities in China.

Handset Design

        We offer comprehensive handset design solutions through our own handset design house, the OWX Holding Group. We provide a full range of mobile communication solutions to handset manufacturers, including hardware design, software design, quality assurance testing, industrial design and structural design. We design IC boards and operating systems for handsets that feature touch-screen, analog television, TV-Out, full-screen touch, full-keyboard flip, vertical slide, horizontal slide, professional audio sounds and other multimedia functions.

        We cooperated with seven handset manufacturers as of March 31, 2012, to offer designs for feature phones and smartphones. We generate revenues from the handset design business through providing handset design services and receive a flat fee and/or a certain percentage of proceeds from sales of mobile content pre-installed into the handsets we designed. Most of the handsets designed by OWX have primarily mobile games developed by our company pre-installed into them, but may also have pre-installed other mobile content such as mobile music, mobile books and application store, and multimedia and social network services.

Collaborative Relationships

Distribution Channels

Handset Companies and Design Houses

        We work with handset companies and design houses to pre-install our mobile games and game platforms. We pre-installed our mobile games and platforms onto over 28.2 million feature phone handsets in 2011, compared to 14.5 million and 25.1 million in 2009 and 2010, respectively. In the first three months of 2012, we pre-installed our mobile games and platforms onto over 7.4 million feature phone handsets, compared to 7.0 million in the first three months of 2011.

        We entered into a cooperation agreement with an agent, Ouyinhua, to pre-install our feature phone games on the handsets of approximately 420 handset companies and design houses that are Ouyinhua's customers. We have the exclusive right to pre-install Funbox, our platform for downloading single-player games on feature phones, as well as our games in the handsets of Ouyinhua's customers. Pursuant to the cooperation agreement, profits generated from games downloaded through Funbox or pre-installed on ROM of a handset are subject to profit sharing with Ouyinhua. For these games, after subtracting fees due to the mobile operator and service provider, we collect the net revenues from game players. We then deduct business tax and pay to Ouyinhua 80.5% of the remaining net revenue, which includes the amount to be paid to the handset manufacturers. We also use Ouyinhua to pre-install our games on T-cards, which are pre-installed in certain handsets to increase memory, though we do not share the revenue generated from or pay an additional fee for games pre-installed on T-cards with Ouyinhua. Revenue generated from games preinstalled on T-cards accounted for 69.9% of our feature phone revenue in 2011. We account for the amounts we pay to Ouyinhua under cost of revenues. In 2010, 2011 and for the three months ended March 31, 2012, we paid to Ouyinhua RMB20.7 million, RMB44.5 million and RMB12.1 million as its share of revenues under the cooperation agreement, which represented 63.1%, 72.5% and 67.6% of our cost of revenues attributable to feature phones, respectively. We provide these handset companies and design houses with direct services, such as game selection, technical support and system testing. We renewed the cooperation agreement with Ouyinhua on August 23, 2011 to expire on August 22, 2014 and automatically renew unless either party terminates the agreement by written notice given one month before expiration. If Ouyinhua terminates the cooperation agreement, we may enter into direct contractual arrangements with the handset companies and design houses that are Ouyinhua's clients, and Ouyinhua will provide reasonable assistance in facilitating those arrangements.

        We had entered into direct contractual relationships with 13 handset companies and design houses as of March 31, 2012. We generally pay handset companies with direct contractual relationships with us certain percentage of the proceeds we receive from mobile network operators or the service providers. Our agreements with these handset companies generally have a term ranging from one to three years and may be renewed at the parties' mutual agreement or automatically renew for one year absent any prior notice of termination.

        We have our own handset design house, the OWX Holding Group, that offers handset design solutions to handset manufacturers. See "—Handset Design."

Mobile Network Operators

        We have a direct strategic cooperative relationship with China Mobile, the largest mobile network operator in China. Our VIE, Yingzheng, was recognized as a quality content provider by China Mobile in October 2010 and as a result, it has been granted access to fee-collection codes from China Mobile, which enables it to collect proceeds from our smartphone games directly through China Mobile, without having to use service providers as intermediaries. We are among the few mobile game developers recognized by China Mobile as a strategic cooperation partner in April 2010. Because of our strong revenues and performance since the fourth quarter of 2011, China Mobile deemed us a "Grade A Business Partner" and will allocate to us more marketing resources and services such as giving greater prominence to our games in search results and on page displays and allowing us to publish more new games each month while expediting the approval and launch process for those games. We were also the top-grossing service provider on China Mobile's network in January 2012. We have a service provider contract and a content provider contract with China Mobile, both of which have a term of one year. Pursuant to the service provider contract, we distribute our games to players over China Mobile's network and on its platform, and pursuant to the content provider contract, we receive technical support, customer support and user data from China Mobile. In exchange for providing these services, China Mobile keeps a portion of the funds it collects from our game players that play over its network and on its platform before transferring the proceeds to us. The service provider contract does not contain automatic renewal provisions, as is customary for service providers working with China Mobile. Absent any prior notice of termination, the content provider contract will automatically renew for another six-month term.

        In addition to our strategic cooperative relationship with China Mobile, we also formed a strategic cooperation with China Telecom in 2011, which allows us to offer games to mobile phone end users through China Telecom's network.

Application Stores and Mobile Portals

        Our games are available through distributors such as Apple's App Store, the Android Market, d.cn, Sina's mobile portal, and the Maopao application store developed by Sky-mobi Limited. Our agreements with application stores and portals are generally for terms of one year. We share a certain percentage of the proceeds we receive through games offered in the application stores and through mobile portals.

Chipset Manufacturers

        We have recently entered into cooperative relationships with various chipset manufacturers, such as MediaTek and Spreadtrum, and MStar, a mobile platform provider, which will allow us to develop games for integration into their respective chipsets. We believe this will allow us to further broaden our user base as well as to develop games that will remain accessible to our users as new technologies develop.

        On March 21, 2012, we entered into a share purchase agreement with MediaTek and one of its subsidiaries, pursuant to which MediaTek purchased our ordinary shares in exchange, in part, for the entering into of a strategic cooperation between us and MediaTek. Pursuant to the stock purchase agreement, MediaTek agreed to license the use of its MRE platform to us, including all necessary technical support to assist us in developing our games on the MRE platform, so that we can expand our business on the MTK platform, which was pre-installed on more than 500 million feature phones during 2011. MediaTek also agreed to explore the possibility of pre-installing our games along with its platform on certain feature phones and to work with us going forward as a close partner. This transaction was closed on May 11, 2012.

Payment Channels

        We also work with service providers for the collection of proceeds from our feature phone games and they in turn depend on mobile network operators, such as China Mobile, China Telecom and China Unicom, to provide billing and collection services for them. As of March 31, 2012, we have entered into agreements with 76 service providers, who have access to payment channels provided by mobile network operators pursuant to their respective agreements. We select service providers based on their network coverage, proceeds-sharing arrangements and track record of proceeds collection. Our agreements with service providers are generally for terms of one year with automatic renewal provisions. Service providers collect proceeds for us from users and we share a certain percentage of such proceeds with the service providers. We have established billing cooperation with many domestic services providers, as well as mobile network operators and services providers in over 79 countries and regions around the world as of March 31, 2012.

        In addition to China Mobile and mobile service providers' billing channels, we offer a variety of third-party payment options to mobile handset users. Our users can pay for our mobile games with credit cards, debit cards and game cards of third-party companies, such Shenzhoufu and Yeepay. We are actively seeking to further expand the third-party payment channels available to our users. As overall costs related to third-party payment channels are lower than costs associated to mobile service providers, increased usage of third-party payment processing agents will enable us to better manage our payment related costs as percentage of revenues and potentially increase our profitability. We plan to encourage usage of these third-party payment channels through educational and promotional activities.

        The following chart shows the payment channels for our feature phone mobile games.

        The following chart shows the payment channels for our smartphone mobile games.

Content Providers

        While we primarily focus on developing mobile games in-house, we have strategically purchased third-party developed smartphone single-player games to complement our existing portfolio. We believe we are able to better balance our portfolio and utilize our existing resources by selectively acquiring games developed by third-parties. We may acquire all associated rights of such games or enter into cooperation agreements to share proceeds derived from such games.

        We also cooperate with well-known brands to develop mobile games based on popular franchises, stories and characters, or license mobile games developed by independent third-parties. When we license franchises or third-party developed games, we share sales proceeds generated from the games with the content developers.

        We have a team that specializes in identifying and selecting third-party games that complement our existing portfolio, based on analysis of market trends and consumer demand. We make a one-time payment to a third-party content provider to acquire all associated rights or enter into cooperation agreements with content providers to share proceeds from the games based on our assessment of the game's potential.

Game Operations

Game Management

        Each mobile game is managed by a designated game management team. Our game management teams:

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  conduct cost/benefit analyses and produce detailed operational plans;

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  coordinate internal resources and interact with our other departments such as game design, artistic design, quality assurance, marketing, and technological services;

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  devise the timing of the release of updates and expansion packs; and

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  manage the game's virtual community on an ongoing basis by, for example, organizing in-game events.

        A centralized game management center monitors the performance of each team. Our operational expertise and best practices are shared with all of our game management teams and departments.

Network Infrastructure

        Our network infrastructure is administered by our operations departments, which handle hardware, system and network operation and maintenance. Our systems are designed for scalability and reliability to support growth in our user base. We lease bandwidth from telecommunication operators such as China Mobile to connect to the national Internet backbone. We believe that our current network facilities and broadband capacity provide us with sufficient capacity to carry out our current operations.

        We have developed an extensive technology infrastructure to support our game development and operations, including a nationwide server network. As of March 31, 2012, our server network consisted of 58 servers with the capacity to support up to one million concurrent users. Due to the real-time interaction among hundreds of thousands of users for mobile social games, the stable operation of our games requires a large number of servers and a significant amount of Internet connectivity bandwidth. We have located game servers in Beijing, Shenzhen and Jiangsu Province.

        While we believe that our network infrastructure and maintenance will likely prevent network interruption resulting from attacks by hackers, there remains a possibility that such attacks could result in delays or interruptions on our network. For a further discussion, see the section entitled "Risk

Factors—Risks Related to Our Business—Undetected programming errors or flaws in our mobile game products could harm our reputation or decrease market acceptance of our products."

Sales and Marketing

        We employ various traditional, online and mobile marketing programs and promotional activities, including in-game events and announcements, online and traditional advertising, and offline promotions. We primarily promote our games to end users through mobile network operators, mobile portals and applications stores. We also utilize some of China's popular social networking services, such as Sina Weibo, Renren.com and 360.cn, to promote our games. We also engage in cross-selling between our single-player games and mobile social games. China Mobile has recently launched its own application store, the Mobile Market, and we plan to leverage our existing relationship with China Mobile to place our mobile games into the Mobile Market and engage in promotions in the Mobile Market. We believe "word-of-mouth" within our large user base has also positively contributed to the popularity and sales of our mobile games.

Customer Service and Technical Support

        Our customers are end users for direct game purchases and handset companies as we work with handset manufacturers to pre-install our mobile games and platform. We believe our emphasis on customer service enhances our brand image and user loyalty. Our users can access our customer service center via phone, online in-game chats or e-mail at any time 24 hours a day, seven days a week. With the growth of our user base and the expansion of our game portfolio, we expect to continue to expand the size of our customer service team. We have implemented detailed performance measures to monitor our calls to ensure that our customers will receive quality service. In addition to providing customer service to our users, our customer service representatives also collect player comments and complaints about our games and generate for our management and operations personnel periodic reports that summarize important issues raised by users and our responses to those issues.

        We have a dedicated team to service each handset manufacturer and mobile network operator. We work closely with handset manufacturers and mobile network operators to resolve technical problems, conduct testing and trials, and address customer complaints.

Competition

        The mobile game market in China is highly competitive and fragmented. We compete directly with mobile game developers and operators in China. We may face competition from application store operators and other providers of mobile applications and content, or from alliances between our existing and new competitors, mobile and online game developers and other content providers. Some of our existing and potential competitors have significantly greater financial, technological and marketing resources, stronger relationships with industry participants and a larger portfolio of mobile game offerings than we do. Some of our competitors or potential competitors, especially major foreign mobile game developers, also have greater development experience and resources than we have.

        We compete primarily on the basis of user base, relationships with mobile handset companies, mobile service providers and mobile network operators, key technologies as well as research and development capabilities. For a discussion of risks relating to competition, see "Risk Factors—Risks Related to Our Business—We may face increasing competition, which could reduce our market share and materially and adversely affect our results of operations."

Intellectual Property

        We regard our copyrights, trademarks, trade secrets and similar intellectual property as critical to our success, and rely on trademark and copyright law, trade secret protection and confidentiality agreements with our employees, suppliers and others to protect our proprietary rights.

        We have applied for the registration of the "China Mobile Games and Entertainment" trademark in China. As of March 31, 2012, we have registered with the State Copyright Bureau of the PRC 46 copyrights for software we developed or acquired from third parties. In addition, we have registered 12 domain names, including www.cmge.com, www.kkfun.com, www.3guu.com and www.sz-tastech.com, our primary operation websites.

        While we actively take steps to protect our proprietary rights, such steps may not be adequate to prevent the infringement or misappropriation of our intellectual property. Also, we cannot be certain that our products and services do not or will not infringe valid patents, copyrights or other intellectual property rights held by third parties. We may be subject to legal proceedings and claims from time to time relating to the intellectual property of others, as discussed in "Risk Factors—Risks Related to Our Business—We may not be able to prevent others from unauthorized use of our intellectual property, which could harm our business and competitive position."

Employees

        We had 223, 254, 339 and 391 full-time employees as of December 31, 2009, 2010, 2011, and March 31, 2012, respectively. The following table sets forth the number of our employees categorized by areas of operations as of March 31, 2012:

Function	Number of Employees
Research and game development	245
Management and general administration	39
Operations, sales and marketing, and technology support	107

Total	391

        Our success depends on our ability to attract, retain and motivate qualified personnel. We focus on long-term growth in our hiring decisions and search for employees that are innovative, take ownership of their assignments and are committed to advancing their careers. We believe our unique company culture is the foundation of our success in attracting and retaining game design, product management, engineering and operational talent. We believe we offer our employees competitive compensation packages, and we have generally been able to attract and retain qualified personnel and maintain a stable core management team. We believe that we maintain a good working relationship with our employees and we have not experienced any significant labor disputes. For a description of the employment agreement we signed with some members of our senior management, see "Management—Employment Agreements."

        Substantially all of our employees are based in the PRC. In accordance with PRC laws, our full-time employees in China participate in various employee benefit plans required by the government, including pension, medical benefit plans, unemployment insurance, work-related injury insurance and maternity insurance.

        Compensation for our full-time employees typically consists of base salary, seniority pay and other subsidies. In addition, based on our results of operations, we may award bonuses to our employees solely at our discretion.

Facilities

        Our principal executive offices are located at Block A, 15/F Huajian Building, 233 Tianjun Road, Tianhe District, Guangzhou, PRC. We also maintain offices in other cities in China, including offices in Beijing, Guangzhou and Shenzhen, under leases with terms ranging from one to five years. In aggregate, we maintained a total of approximately 2,000 square meters for our offices as of March 31, 2012. We lease our facilities from independent third-parties and do not own any real property.

        We believe that our leased facilities are adequate to meet our needs for the foreseeable future, and that we will be able to obtain adequate facilities, principally through leasing of additional properties, to accommodate our future expansions.

Insurance

        We do not maintain any property insurance policies covering equipment and facilities for losses due to fire, earthquake, flood or any other disaster. Consistent with customary industry practice in China, we do not maintain business interruption insurance or key employee insurance for our executive officers. Damage to any of our uninsured equipment or buildings or a significant product liability claim could have a material adverse effect on our results of operations. See "Risk Factors—Risks Relating to Our Business—Our lack of insurance could expose us to significant costs and business disruption."

Legal Proceedings

        We are currently not a party to, and we are not aware of any threat of, any legal, arbitral or administrative proceedings, which, in the opinion of our management, is likely to have a material and adverse effect on our business, financial condition or results of operations. We may from time to time become a party to various legal, arbitral or administrative proceedings arising in the ordinary course of our business.

REGULATIONS

        Our provision of mobile game development and operation and mobile handset design services is subject to a number of PRC laws and regulations relating to the telecommunications services, Internet information services, electronic and Internet publications, online games and cultural products, and information security and censorship, and is regulated by various PRC government authorities, including:

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  the Ministry of Industry and Information Technology, or MIIT (formerly the Ministry of Information Industry, or MII);

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  the General Administration of Press and Publication, or GAPP (formerly the State Press and Publications Administration, or SPPA);

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  the Ministry of Culture, or MOC;

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  the Ministry of Public Security;

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  the State Administration for Industry and Commerce, or SAIC;

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  the Ministry of Commerce, or MOFCOM (formerly the Ministry of Foreign Trade and Economic Cooperation, or MOFTEC);

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  the State Council Information Office, or SCIO; and

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  the State Administration of Foreign Exchange, or SAFE.

        These PRC government authorities have issued a series of rules that regulate a number of different substantive areas of our business, which are discussed below.

Regulations on Telecommunications Industry

Telecommunications Services

        On September 25, 2000, the State Council of the PRC, or the State Council, promulgated the Regulations on Telecommunications of the PRC, or the Telecom Regulations, which regulate the telecommunication industry and telecommunication-related activities in the PRC. Pursuant to the Telecom Regulations, telecommunications business operations in the PRC are subject to certain licenses from MIIT or its provincial counterpart, depending upon the different categories of services and geographic region of operation. Telecommunications services are divided into two main categories: basic telecommunications services and value-added telecommunications services. Each category of services is further divided into several sub-categories. Pursuant to the Catalogue for Classification of Telecommunications Services effective as of April 1, 2003, our business constitutes the information services business, which falls within the value-added telecommunications business category.

        On March 5, 2009, MIIT issued the Measures on Administration of Telecommunications Business Operation Licensing, or the Telecom Licensing Measures, which became effective on April 10, 2009 and repealed the Measures on Administration of Telecommunications Business Operation License issued in 2001. The Telecom Licensing Measures spell out the conditions, documents required and procedures for application for the telecommunications business operation license and specify the requirements on usage of the license and the code of conduct that telecommunications services providers must comply with. According to the Telecom Licensing Measures, telecommunications services providers are also required to lodge certain documents with the competent authorities in first quarter of each year and go through the annual inspection process in respect of their operations during the previous year.

Foreign Investment in Telecommunications Sector

        Foreign investment in telecommunications sector is governed by the Regulations on Administration of Foreign Invested Telecommunications Enterprises, or the FITE Regulations, which were promulgated by the State Council on December 11, 2001 and amended on September 10, 2008. Pursuant to the FITE Regulations, a foreign investor must establish a Chinese-foreign equity joint venture with a Chinese partner to invest in telecommunications industry. A foreign-invested telecommunications enterprise, or FITE, is allowed to be engaged in basic telecommunications business and value-added telecommunications business. The foreign investor's ultimate equity holding percentage in a value-added telecommunications business may not exceed 50%.

        To comply with the restrictions on the foreign participation percentage in the telecommunications industry, we have established Yingzheng, a VIE to undertake the value-added telecommunications business. For a detailed discussion of the contractual arrangements with our VIE, please refer to "Our Corporate History and Structure—Our Contractual Arrangements with VIE."

        On July 13, 2006, MIIT issued the Circular on Strengthening Administration of Foreign Invested Value-Added Telecommunications Business Operation, or the MIIT Circular. The MIIT Circular emphasizes that a foreign investor planning to invest in the value-added telecommunications sector in the PRC must set up an FITE and apply for the applicable telecommunications business operation license. A domestic value-added telecommunications services provider shall not lease, transfer or sell any telecommunications business operation license in any way to a foreign investor, or provide resources, sites, facilities or other conditions for a foreign investor to illegally operate a telecommunications business in the PRC.

        According to the MIIT Circular, if a foreign investor cooperates with a domestic value-added telecommunications services provider, the following requirements apply: (1) the domain names and registered trademarks used by the value-added telecommunications services provider must be legally owned by itself or its shareholder; (2) the value-added telecommunications services provider must have site, servers and other necessary facilities for its approved business operations and maintain such facilities in the regions covered by its license; and (3) the value-added telecommunications services provider must safeguard its network information by establishing relevant measures and administrative system for network security and putting in place procedures for handling emergencies of network and information security.

Regulations on Electronic and Internet Publication

        On February 21, 2008, GAPP issued the Regulations on Administration of Publishing of Electronic Publications, or the Electronic Publications Regulations, which became effective from April 15, 2008 and repealed the previous Regulations on Administration of Electronic Publications issued on December 30, 1997. Pursuant to the Electronic Publications Regulations, the PRC implements a licensing system for publishing of electronic publications. A company wishing to publish electronic publications must meet the specified requirements on registered capital, equipment, site, organizational structure, etc. and obtain the approval from GAPP. With such approval, the company must handle registration with the provincial counterpart of GAPP and obtain an Electronic Publications Publishing License. A company engaged in publishing of electronic publications is also required to go through a regular inspection process every two years, in which process, the company's registration, qualification, business operation, compliance and internal management will be reviewed by the provincial counterpart of GAPP. Mobile games are classified as a type of electronic production and publishing of mobile games is subject to the foregoing license and requirements.

        On June 27, 2002, GAPP and MIIT jointly issued the Interim Regulations on Administration of Internet Publication, or the Internet Publication Regulations, which became effective from August 1, 2002. These regulations require business operations involving internet publishing to be approved by GAPP prior to applying for the relevant approval from the MIIT. Under a relevant notice jointly issued by GAPP and other government authorities on September 28, 2009, provision of online games via Internet is regarded as an Internet publishing activity and subject to the prior approval by GAPP. With such approval, the online game operator will be granted an Internet Publishing License specifically allowing online games operation. The notice prohibits any direct foreign investment in online games operation business. Furthermore, it prohibits foreign control or participation in domestic companies' online game operation business in an indirect way such as entering into relevant agreements or providing technical support, or in any other disguised manner.

Regulations on Online Games and Cultural Products

        Pursuant to the Guiding Catalogue for Foreign Investment Industries of 2007, the Internet culture business falls within the category of industries prohibiting foreign investment. On February 17, 2011, MOC issued the revised Interim Regulations on Administration of Internet Culture, or the Internet Culture Regulations, effective as of April 1, 2011. According to the Internet Culture Regulations, the "Internet cultural products" are defined as including the online games specially produced for Internet and games reproduced or provided through Internet. Provision of Internet cultural products and related services is subject to the approval of MOC or its provincial counterpart. MOC issued the Circular on Implementation of the Newly Revised Interim Regulations on Administration of Internet Culture on March 18, 2011, which provides that temporarily the authorities will not accept applications by foreign-invested Internet content providers for operation of Internet culture business (other than online music business).

        On June 3, 2010, MOC issued the Interim Measures on Administration of Online Games, or the Online Game Measures, which became effective from August 1, 2010. Pursuant to the Online Game Measures, a company wishing to be engaged in operation of online games, including mobile games operated through wireless telecommunication networks, issuance of virtual currency and/or provision of virtue currency transaction services must have a registered capital of at least RMB10 million and obtain an Internet Culture Business License from the provincial counterpart of MOC.

        The Online Game Measures place restrictions on the content of online games and MOC is responsible for conducting the content review. With respect to the online games developed in the PRC, the online game operators are required to complete filing procedures with MOC within thirty days after the online games are provided via internet, and indicate the filing numbers at the designated places of their websites and in the games. Online game operators are also required to establish self-censorship systems and have dedicated personnel for the purpose to ensure the lawfulness of the content of online games.

        The Online Game Measures require the online game operators to, based on the contents, functions and target users, formulate user guidance and warning information regarding the online games, and indicate such information at a conspicuous place of their websites and in the games. MOC has formulated the Essential Clauses of the Standard Agreement for Online Game Services. Pursuant to the Online Game Measures, the service agreement entered into between an online game operator and a user must include all the essential clauses specified by MOC. Other clauses in the service agreement shall not contravene the essential clauses. Furthermore, the online game operators are required to take technical and managerial measures to ensure online information security, including preventing computer virus invasion, attack or damage, backing up important data and saving user registration information, operating information, maintenance logs and other information, and protect State secretes, trade secrets and users' personal information.

Regulations on Software Products

        On March 5, 2009, MIIT issued the Measures on Administration of Software Products, or the Software Measures, which took effect as of April 10, 2009 and replaced the previous measures concerning the same subject matter issued on October 27, 2000. The Software Measures regulate development, production, sales, import and export of software products in the PRC in a view to promoting the development of China's software industry. The Software Measures brought into place a registration and filing system for software products. Software products developed in China shall be registered with the provincial counterpart of MIIT and filed with MIIT, and be granted the Software Product Registration Certificates. According to the Circular on Purifying Online Games jointly issued by MOC, MIIT, SAIC and other relevant government authorities on June 9, 2005, if an online game is not registered and filed under the Software Measures, it is not allowed to be operated in the PRC.

Regulations on Technology Import and Export

        On December 10, 2001, the State Council promulgated the Regulations on Administration of Import and Export of Technologies, which took effect as of January 1, 2002. These regulations and related legislations set out the regime regulating the import and export of technologies. The import and export of technologies is broadly defined as including transfer or license of patents, software and know-how, and provision of services in relation to the technology. Under the regime, technologies are classified as prohibited, restricted or freely-tradable. The technologies in the freely-tradable category may be traded freely without a special approval or license. The contracts for export of freely-tradable technologies are required to be filed with the relevant government authority for record but the filing procedure is not a pre-condition for effectiveness of the contracts.

Regulations on Information Security and Privacy Protection

        On December 28, 2000, the Standing Committee of the National People's Congress introduced legislation for protection of the Internet security. The legislation prohibits use of the Internet that violates the PRC laws and regulations or damages the public security. It also prohibits dissemination of illegal or socially destabilizing content or leakage of state secrets through the Internet, or infringement on trade secret or other legal rights and interests. According to the Regulations on Protection of Computer Information System Security issued by the State Council and effective as of February 18, 1994, the public security authorities are responsible for supervising, inspecting and guiding the Internet security protection work of the information system users and investigate and penalize activities breaching the mandatory Internet security requirements.

        On December 11, 1997, the State Council approved the Measures for Administration of Security Protection of Internet and Computer Information Network, and the measures took effect on December 30, 1997. The measures require internet service providers to provide a monthly report of certain user information to the public security authority and assist the public security authority in investigating incidents involving breach of laws and regulations on the Internet security.

        On December 13, 2005, the Ministry of Public Security issued the Regulations on Technological Measures for Internet Security Protection, or the Internet Protection Measures, which took effect from March 1, 2006. The Internet Protection Measures require ICP operators to take proper measures including anti-virus, data back-up and other related measures, and keep records of certain information about its users (including user registration information, log-in and log-out time, IP address, content and time of posts by users) for at least 60 days, and detect illegal information, stop transmission of such information, and keep relevant records. Internet services providers are prohibited from unauthorized disclosure of users' information to any third parties unless such disclosure is required by the laws and regulations. They are further required to establish management systems and take technological measures to safeguard the freedom and secrecy of the users' correspondences.

Regulations on Intellectual Property

Copyright

        The Copyright Law of the PRC, adopted in 1991 and revised respectively in 2001 and 2010, protects copyright and explicitly covers computer software copyright. On December 20, 2001, the State

Council promulgated the new Regulations on Computer Software Protection, effective from January 1, 2002, which are intended to protect the rights and interests of the computer software copyright holders and encourage the development of software industry and information economy. In the PRC, software developed by PRC citizens, legal person or other organizations is automatically copyright protected immediately after its development, without an application or approval. Software copyright may be registered with the designated agency and if registered, the certificate of registration issued by the software registration agency will be the preliminary evidence of the ownership of the copyright and other registered matters. On February 20, 2002, the National Copyright Administration of the PRC introduced the Measures on Computer Software Copyright Registration, which outline the operational procedures for registration of software copyright, as well as registration of software copyright license and transfer contracts. The Copyright Protection Center of China is mandated as the software registration agency under the regulations.

Trademark

        The Trademark Law of the PRC, adopted in 1982 and revised respectively in 1993 and 2001, protects registered trademarks. The China Trademark Office under the SAIC is responsible for trademark registrations. Upon the registration of a trademark, the register will have the right to exclusively use the trademark. Registered trademark license agreements are required to be filed with the China Trademark Office for record.

Domain Name

        Internet domain name registration and related matters are primarily regulated by the Implementing Rules on Registration of Domain Names issued by CNNIC, the domain name registrar of the PRC, which became effective on June 5, 2009, the Measures on Administration of Domain Names for the Chinese Internet, issued by MIIT on November 5, 2004 and effective as of December 20, 2004, and the Measures on Domain Name Disputes Resolution issued by CNNIC on February 14, 2006 and effective as of March 17, 2006. Domain name registrations are handled through domain name service agencies established under the relevant regulations, and the applicants become domain name holders upon successful registration.

SAFE Circular 75

        On October 21, 2005, SAFE issued the Circular on Relevant Issues Concerning Foreign Exchange Control on Domestic Residents' Financing and Roundtrip Investment Through Offshore Special Purpose Vehicles, or the SAFE Circular 75, which became effective as of November 1, 2005. Detailed rules for implementation of the SAFE Circular 75 were issued in May 2007. Pursuant to the SAFE Circular 75 and the detailed rules, a PRC resident (whether a natural or legal person) is required to complete the initial registration with the local SAFE counterpart before incorporating or acquiring control of an offshore special purpose vehicle, or SPV, with assets or equity interests in an onshore company located in the PRC, for the purpose of offshore equity financing. The PRC resident is also required to amend the registration or handle a filing procure upon (i) injection of the assets or equity interests in an onshore company or undertaking of offshore financing, and (ii) a material change that may affect the capital structure of the SPV.

        Under the SAFE Circular 75, the fulfillment of the initial and amended SAFE registrations as described above is a prerequisite for other regulatory approvals and registrations required for relevant cross-border investment activities and capital flows, such as the offshore entity's inbound investment or provision of shareholder's loans to the onshore entity and the onshore entity's payment of dividends or repatriation of liquidation proceeds, equity interests disposal proceeds or capital reduction to the offshore entity.

National Security Review

        On August 25, 2011, MOFCOM promulgated the MOFCOM Security Review Regulations, which became effective on September 1, 2011, to implement the Security Review Circular. According to the Security Review Circular, if a targeted domestic enterprise is engaged in industries having a national security concern and the merger or acquisition will result in foreign investor's acquiring actual control of the domestic enterprise, the transaction is subject to security review. According to the MOFCOM Security Review Regulations, MOFCOM will focus on substance and the actual impact of the transaction when deciding whether a specific merger or acquisition is subject to security review. If MOFCOM decides that a specific merger or acquisition is subject to security review, it will submit it to the Inter-Ministerial Panel, an authority established under the Security Review Circular led by the National Development and Reform Commission and MOFCOM under the leadership of the State Council, to carry out security review. The regulations prohibit foreign investors from bypassing the security review by structuring transactions through trusts, indirect investments, leases, loans, control through contractual arrangements or offshore transactions. There is no explicit provision or official interpretation stating that the merging or acquisition of a company engaged in the mobile games business requires security review, and there is no requirement that acquisitions completed prior to the promulgation of the Security Review Circular are subject to MOFCOM review. As we acquired actual control over our VIE prior to promulgation of the Security Review Circular and the MOFCOM Security Review Regulations, we do not believe we are required to submit our existing contractual arrangement to MOFCOM for security review. However, we have been advised by our PRC legal counsel, Guantao Law Firm, that as the Security Review Circular and the MOFCOM Security Review Regulations are relatively new and there is no clear statutory interpretation of them, there can be no assurance that MOFCOM will have the same view as we do when applying the national security review requirements.

Regulations on Foreign Currency Exchange

        The principal regulations governing foreign currency exchange in the PRC are the Regulations on Administration of Foreign Exchange, or the Foreign Exchange Regulations, promulgated by the State Council in 1996 and amended in 1997 and 2008. Under the Foreign Exchange Regulations, RMB is freely convertible for current account items, such as dividends distributions, interest payments, and trade and service-related foreign exchange transactions, on a basis of true and lawful transactions, but not for capital account items, such as direct investments, loans, repatriation of investments, and investments in securities outside the PRC, unless the prior approval of SAFE is obtained and registration with SAFE is completed.

        Pursuant to the Rules on Administration of Settlement, Sale and Payment of Foreign Exchange Provisions, issued by the People's Bank of China on June 20, 1996 and effective from July 1, 1996, foreign-invested enterprises in the PRC may purchase foreign currency, subject to a cap approved by SAFE, to settle current account transactions, without the approval from SAFE. Foreign exchange transactions under capital account are still subject to limitations and require approvals from or registrations with SAFE.

Regulations on Dividend Distribution

        The principal regulations governing distribution of dividends by wholly foreign-owned enterprises include the Company Law of the PRC, adopted in 1993 and amended in 1999, 2004 and 2005, The Law on Wholly Foreign-owned Enterprises of the PRC, adopted in 1986 and amended in 2000, and the Implementing Rules of the Wholly Foreign-owned Enterprise Law, issued in 1990 and amended in 2001. Under these laws and regulations, foreign-invested enterprises in the PRC may pay dividends only out of their accumulated profits, if any, determined in accordance with the PRC accounting standards and regulations. Foreign-invested enterprises in the PRC are required to allocate 10% of its after-tax profits each year to their general reserves until the accumulated amount of such reserves has reached 50% of their registered capital. These reserve funds are not distributable as cash dividends.

Laws on Labor and Social Security

        On June 29, 2007, the PRC government promulgated the PRC Labor Contract Law, which became effective on January 1, 2008. Pursuant to the PRC Labor Contract Law and the PRC Labor Law, which became effective on January 1, 1995, (i) employers must execute written labor contracts with full-time employees, (ii) employers are prohibited from forcing employees to work overtime unless they pay overtime pay to the employees and the hours worked beyond the standard working hours are within the statutory limits, (iii) employers are required to pay salaries to employees on time and the salaries paid to employees shall not be lower than the local minimum salary standard, and (iv) employers shall establish its system of work safety and sanitation, and provide employees with workplace safety training. In addition, in accordance with the relevant laws and regulations on social security, employers in the PRC are required to make contributions to various social insurances (including medical, pension, unemployment, work-related injury and maternity insurance) and the housing fund on behalf its employees. As of the date of this prospectus, certain of our subsidiaries have not made all necessary contributions to the various social insurances and the housing fund on behalf of their employees, the aggregate amount of which is RMB2.3 million (US$0.4 million). Our PRC legal counsel, Guantao Law Firm, has advised us that our failure to make such payments could subject us to penalties, including fines and court enforcement.

MANAGEMENT

Directors and Executive Officers

        The following table sets forth information about our directors, appointee directors, and executive officers as of the date of this prospectus. The business address of all of our directors and executive officers is Block A, 15/F Huajian Building 233, Tianfu Road, Tianhe District, Guangzhou, PRC.

Name	Age	Position
Lijun Zhang	48	Chairman of the board
Hendrick Sin	37	Vice-chairman of the board
Yongchao Wang	38	Vice-chairman of the board
Ken Jian Xiao	32	Director and chief executive officer
Ken Fei Fu Chang	37	Director and chief financial officer
Estella Yi Kum Ng	54	Independent director(1)
Chen-Wen Tarn	51	Independent director
Haila Wang	51	Independent director(1)
San Xie Shu Liu	36	Chief operating officer
Hupert Zhengning Hu	37	Executive vice president
Zhenyu Hu	43	Vice president
Kevin Yongning Ye	35	Vice president
Yixun Kuang	35	Vice president
Henry Wai Tong Leung	30	Financial controller
Olivia Yuan Shan Lee	28	Finance manager

    (1)
    Ms. Ng and Mr. Wang have accepted appointments to be our directors effective upon the declaration of effectiveness of the registration statement of which this prospectus forms a part.

        Lijun Zhang has been our chairman since the completion of our reorganization in August 2011. He has been the chairman of VODone, our principal shareholder, since its inception. He is a Chinese representative to the APEC Business Advisory Council, chairman of China APEC Development Council, council member of the Association for Relations Across the Taiwan Strait, vice chairman of the China Internet Association, vice chairman of China Social Workers Association, vice president of China WTO Research Institute, honorary president of the Council of Beijing Association of Online Media, and a standing member of China Copyright Council. Dr. Zhang is also a professor of Nankai University in China, an honorary professor of the University of Sydney in Australia and an experienced expert in China's Internet media. Dr. Zhang holds a doctorate degree in economics from Nankai University in July 2002.

        Hendrick Sin has been our vice-chairman since the completion of our reorganization in August 2011. Mr. Sin has approximately 15 years of experience in finance and investment banking. He has been VODone's executive director since March 2009 and chief financial officer since May 2009. Prior to joining VODone, he was a director of investment banking advisory at HSBC and advised on a wide range of notable equity fund raisings and merger & acquisition transactions involving PRC and Hong Kong corporations. He graduated from Stanford University in 1997 with a master's degree in engineering-economic systems and operations research. He also holds three bachelor's degrees in computer science/mathematics, economics and industrial management with honors from Carnegie Mellon University. Mr. Sin is a member of the Hong Kong Institute of Directors.

        Yongchao Wang will become our vice-chairman in August 2012. Prior to then he served as our chief executive officer from our inception. Mr. Wang founded Yingzheng and became its chief executive officer in 2004. He has more than 15 years of experience in the mobile value-added services industry in

China, holding management positions with a number of telecommunications companies in China. Mr. Wang has extensive experience in market development, operations and team management. Mr. Wang graduated from Guangdong Provincial Academy of Social Science with a master of science degree in economics in 2002. He also holds a bachelor's degree in business management from Jinan University in 1994.

        Ken Jian Xiao became our chief executive officer in April 2012 and will become our director in August 2012. Before becoming our chief executive officer, Mr. Xiao served as our chief operating officer from our inception. Mr. Xiao founded Huiyou in 2007 and is the chairman of Dragon Joyce, our subsidiary operating the feature phone business. Prior to founding Huiyou, he founded Infomobile, a company acquired by Samsung in August 2003. He was a founding member of A8 Digital Music, a company listed on the Main Board of the Stock Exchange of Hong Kong. Mr. Xiao graduated from South China Normal University in 2008 with a bachelor's degree in law and Beijing University of Aeronautics and Astronautics with a master's degree in software engineering.

        Ken Fei Fu Chang has been our chief financial officer since May 23, 2011 and will become our director in August 2012. Mr. Chang has worked for 15 years in a number of leading international investment banks and asset management companies with extensive experience in research, product structuring, financial analysis, asset management and equity capital markets. Ken's most recent position was director and senior strategist at Barclays Capital from 2010. From 2005 to 2010, based in Tokyo, Mr. Chang worked as senior analyst and fund manager for the Silverstone Fund in Tokyo, a US$400 million global equity hedge fund. Prior to that, from 1998 to 2005 (four years in Tokyo and three years in Hong Kong), Mr. Chang was the head of the Asia Pacific and Japan equity linked and convertible strategy group of Merrill Lynch. Mr. Chang graduated from Stanford University with a master's degree in engineering economic systems in 1996. He also holds a bachelor's degree in electrical engineering from the University of Michigan.

        Estella Yi Kum Ng will become our director upon the effectiveness of the registration statement of which this prospectus forms a part. Ms. Ng has served as the chief financial officer of Country Garden Holdings Company Limited, a China-based property development company listed on the Hong Kong Stock Exchange, since 2008. Prior to that, she worked at Hang Lung Properties Limited, a property development company listed on the Hong Kong Stock Exchange, from 2003 to 2007, including as an executive directors. She has worked at the Hong Kong Stock Exchange in various senior positions, including as senior vice president of the listing division, and at Deloitte Touche Tohmatsu, where she gained substantial auditing experience. Ms. Ng is an associate of the Institute of Chartered Accountants in England and Wales, a fellow of the Association of Chartered Certified Accountants and the Hong Kong Institute of Certified Public Accountants and a member of the American Institute of Certified Public Accountants. She has also fulfilled public service appointments, including as a co-opted member of the audit committee of the Hospital Authority of Hong Kong and a corporate advisor to the Business School of Hong Kong University of Science and Technology. Ms. Ng was voted the best chief financial officer in the property sector by sell-side analysts who participated in the 2012 All-Asia Executive Team Survey organised by the Institutional Investor magazine. Ms. Ng received a master's of business administration degree from the Hong Kong University of Science and Technology in 1995.

        Chen-Wen Tarn became our director in May 2012. He is a general partner and a member of the investment committee at Pacific Venture Partners, an affiliate of PVG. Dr. Tarn has been engaged in academic research and higher education for over fifteen years. He has worked at the National Taiwan University of Science and Technology as professor in the department of electrical engineering from September 1991 to January 2004 and as a professor at the Graduate Institute of Electro-Optical Engineering since February 2009. Dr. Tarn has also held senior positions in various telecommunication, Internet and technology firms, including as a consultant of Pacific Venture Partners from February 2004 to August 2007, as the executive vice president of GigaMedia Limited and as the president of Koos Broadband Telecom Inc. from February 2004 to October 2008. He also served as the chairman of the

Taiwan Internet Association from 2006 to 2009. Mr. Tarn received a Ph.D. degree in electrical engineering from Syracuse University in 1991.

        Haila Wang will become our director upon the effectiveness of the registration statement of which this prospectus forms a part. Mr. Wang has over 20 years of experience in the telecommunication industry. He co-founded Orange Labs Beijing, a research and development center owned by France Telecom that develops internet services and Android applications for mobile devices, in 2004 and has served as its chief executive officer since 2009. He served as vice president of the service management division of Equant from 2001 to 2003 and as a vice president in charge of the global field operations of Global One from July 2000 to July 2001. He also worked in various technical departments of France Telecom beginning in 1988. He received his engineer's degree from Ecole Polytechnique in Paris, France in 1983 and his Ph.D. from the University of Paris in 1986.

        San Xie Shu Liu became our chief operating officer in April 2012. He is generally responsible for product development, channel expansion, market promotion and customer service. Prior to his appointment as chief operating officer, he was the chief operating officer for Yingzheng, our VIE, which he joined in 2006. Prior to joining Yingzheng, he worked for Rock Mobile as a senior designer and for Sina.com as the greater China regional vice marketing director, where his duties related to developing and marketing mobile games. Mr. Liu received his bachelor's degree in interior and furniture design from the Central South University of Forestry and Technology located in Hunan province in 1996.

        Hupert Zhengning Hu has been our executive vice president since our inception. Mr. Hu founded OWX Holding in 2007 and is the chairman of OWX Holding, our subsidiary operating our own handset design business. Prior to founding OWX Holding, he was a senior engineer at TCL from 2003 to 2006. Mr. Hu graduated from Wuhan Institute of Technology in 1998 with a bachelor's degree in automation and from Guizhou University in 2001 with a master's degree in automation.

        Zhenyu Hu has been our vice president since our inception. He has over 10 years of experience in commercial operations and team management. Mr. Hu has also been the assistant general manager of 3GUU BVI since 2006. Mr. Hu is instrumental in our strateigic planning, leading us to build strong strategic partnerships for mobile game business with China Mobile, China Unicom and China Telecom. Mr. Hu obtained a bachelor's degree in marketing from Jiangxi Academy for Specialized Economic Management in 2006.

        Kevin Yongning Ye has been our vice president since our inception. In December 2009, he was appointed a senior vice president for the marketing and products center of Kuailefeng, our predecessor. Mr. Ye has 10 years of experience in the mobile value-added services and mobile games development industry in China. Mr.Ye co-founded and was appointed the chief operation officer of Shenzhen Kai Kai Technology Co., Ltd., a technology company in Shenzhen. Prior to that, he was a market development manager with Samsung MPEON Asia Co., Ltd., a mobile value-added service company, and a Greater China customer relations manager with PCCW Limited, an international telecommunications provider. Mr. Ye graduated from Columbia Southern University with an MBA in 2007.

        Yixun Kuang has been our vice president since our inception. Prior to joining us, he was a senior engineer at TCL Mobile Communications Co., Ltd. from 2002 to 2007, and a research engineer at Southern Communications Co., Ltd. from 1999 to 2002. Mr. Kuang graduated from Xi'an Electronic Technology University in 1999 with a bachelor's degree in automation.

        Henry Wai Tong Leung has been our financial controller since our inception. Prior to joining our company, he was an audit manager at KPMG in Hong Kong. He is a certified public accountant in Hong Kong and an associate member of Association of Chartered Certified Accountants. Mr. Leung

graduated from The Hong Kong Polytechnic University in 2004 with a bachelor's degree in accountancy.

        Olivia Yuan Shan Lee has been our finance manager since July 2011. Prior to joining our company, she worked as a manager at Ernst & Young LLP in the United States. She has significant experience in financial reporting, auditing and preparing financial statements under U.S. GAAP and compliance with Sarbanes-Oxley for U.S.-based companies. She is a certified public accountant under American Institute of Certified Public Accountants and a Certified Fraud Examiner. Ms. Lee graduated from the University of Southern California in Los Angeles, California in 2005 with a bachelor's degree in Science in Accounting and Accounting Information Systems.

Employment Agreements

        We have entered into an employment agreement with each of our executive officers. We may terminate an executive officer's employment for cause, at any time, without prior notice or remuneration, for certain acts of the officer, including, but not limited to, conviction of a crime, material violation of our rules and regulations, or other misconduct that cause material damage to us. Furthermore, an executive officer may terminate the employment at any time upon prior written notice to us.

        Each of our executive officers has agreed to hold in strict confidence any trade secrets or confidential information of our company or trade secrets of any third-party received by us. Each executive officer has agreed that the intellectual property rights related to all work products, inventions, computer software, or other technological information which he has developed while performing his duties at our company or through mainly using our resources shall belong to us. Each executive officer has agreed to assist us to obtain and exercise all such intellectual property rights.

        In addition, some of our officers have entered into employment agreements with certain of our subsidiaries pursuant to which they serve as officers of those subsidiaries. The terms of these employment agreements include, among other things, duration, remuneration, the treatment of confidential information, social insurance and employment benefits.

Board of Directors

        Currently, we intend to have eight directors on our board of directors. A director is not required to hold any shares to qualify for appointment. A director may vote with respect to any contract, proposed contract or arrangement in which he is materially interested as long as he or she has made a declaration of the nature of such interest. Our board of directors may exercise all the powers of the company to borrow money, to mortgage or charge its undertaking, property and uncalled capital, or any part thereof, and to issue debentures, debenture stock or other securities whether outright or as security for any debt, liability or obligation of our company or of any third party.

Indemnification Agreements

        We have entered into indemnification agreements with each of our directors to indemnify them against certain liabilities and expenses arising from their being a director. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Duties of Directors

        Under Cayman Islands law, our directors have a fiduciary duty to act honestly, in good faith and with a view to our best interests. Our directors also have a duty to exercise the skill they actually possess and such care and diligence that a reasonably prudent person would exercise in comparable circumstances. In fulfilling their duty of care to us, our directors must ensure that we comply with our memorandum and articles of association, as amended from time to time. Our company has the right to seek damages if a duty owed by our directors is breached.

        The functions and powers of our board of directors include, among others:

  •
  convening shareholders' annual general meetings and reporting its work to shareholders at such meetings;

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  declaring dividends and distributions;

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  appointing officers and determining the term of office of officers;

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  exercising the borrowing powers of our company and mortgaging the property of our company; and

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  approving the transfer of shares of our company, including the registering of such shares in our share register.

Terms of Directors

        Each of our directors is subject to a term of office set out in our amended and restated memorandum and articles of association, that will become effective upon this distribution, pursuant to which one-third of the current members of our board are required to retire and stand for re-election at each annual general meeting of our company. Each director will hold office until the earlier of (i) the expiration of his term, (ii) his resignation, death or incapacity or (iii) his removal from office by a resolution of our board (except for our chairman) or by a special resolution of the shareholders. A director will be removed from office automatically if, among other things, the director (i) becomes bankrupt or makes any arrangement or composition with his creditors, or (ii) is found to be or becomes of unsound mind.

        Pursuant to the requirement for retirement by rotation as contained in our amended and restated memorandum and articles of association, that will become effective upon this distribution,                                         and                                         will retire and stand for re-election at our 2012 annual general meeting,                                         and                                         will retire and stand for re-election at our 2013 annual general meeting and                                        and                                         will retire and stand for re-election at our 2014 annual general meeting.

Committees of the Board of Directors

        We have established an audit committee, a compensation committee and a corporate governance and nominating committee.

Audit Committee

        Our audit committee will consist of Mr. Sin, Ms. Ng and Mr. Tarn. Ms. Ng and Mr. Tarn satisfy the "independence" requirements of Section 5605(a)(2) of the Nasdaq Listing Rules and under Rule 10A-3 under the Exchange Act. Ms. Ng will be the chair of our audit committee.

        The purpose of the audit committee is to assist our board of directors with its oversight responsibilities regarding: (i) the integrity of our financial statements, (ii) our compliance with legal and regulatory requirements, (iii) the independent auditor's qualifications and independence and (iv) the performance of our internal audit function and independent auditor.

        The audit committee is responsible for, among other things:

  •
  appointing the independent auditors and pre-approving all audit and non-audit services permitted to be performed by the independent auditors;

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  reviewing with the independent auditors any audit problems or difficulties and management's response;

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  discussing the annual audited financial statements with management and the independent auditors;

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  reviewing major issues as to the adequacy of our internal controls and any special audit steps adopted in light of material control deficiencies; and

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  meeting separately and periodically with management and the independent auditors.

Compensation Committee

        Our compensation committee will consist of Ms. Ng, Mr. Haila Wang and Mr. Sin. Our board of directors has determined that Ms. Ng and Mr. Haila Wang are each an "independent director" within the meaning of Section 5605(a)(2) of the Nasdaq Listing Rules.

        Our compensation committee assists the board in reviewing and approving the compensation structure of our directors and executive officers, including all forms of compensation to be provided to our directors and executive officers. Members of our compensation committee are not prohibited from direct involvement in determining their own compensation. Our chief executive officer may not be present at any compensation committee meeting during which his compensation is deliberated. Our compensation committee is responsible for, among other things:

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  approving and overseeing the compensation package for our executive officers;

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  reviewing and making recommendations to our board with respect to our compensation policies and the compensation of our directors; and

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  reviewing periodically and making recommendations to the board regarding any long-term incentive compensation or equity plans, programs or similar arrangements, annual bonuses, employee pension and welfare benefit plans.

Corporate Governance and Nominating Committee

        Our corporate governance and nominating committee will consist of Messrs. Sin,                     and              . Our board of directors has determined that                            is an "independent director" within the meaning of Section 5605(a)(2) of the Nasdaq Listing Rules.

        Our corporate governance and nominating committee assists our board of directors in identifying individuals qualified to become our directors and in determining the composition of the board and its committees. The corporate governance and nominating committee is responsible for, among other things:

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  identifying and recommending to the board nominees for election or re-election to the board, or for appointment to fill any vacancy;

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  reviewing annually with the board the current composition of the board in light of the characteristics of independence, skills, experience and availability of service to us;

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  identifying and recommending to the board the names of directors to serve as members of the audit committee and the compensation committee, as well as the corporate governance and nominating committee itself;

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  advising the board periodically with respect to significant developments in the law and practice of corporate governance as well as our compliance with applicable laws and regulations, and making recommendations to the board on all matters of corporate governance and on any corrective action to be taken; and

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  monitoring compliance with our code of business conduct and ethics, including reviewing the adequacy and effectiveness of our procedures to ensure proper compliance.

Interested Transactions

        A director may, subject to any separate requirement for audit committee approval under applicable law or the Nasdaq Listing Rules, and unless disqualified by the chairman of the relevant Board meeting, vote in respect of any contract or transaction in which he or she is interested, provided that the nature of the interest of any directors in such contract or transaction is disclosed by him or her at or prior to its consideration and any vote in that matter.

Compensation of Directors and Executive Officers

        For the year ended December 31, 2011 and the first three months of 2012, we paid an aggregate of RMB1.3 million (US$0.2 million) and RMB376,202 (US$59,738), respectively, in cash compensation to our executive officers.

        We have not set aside or accrued any amount of cash to provide pension, retirement or other similar benefits to our officers and directors. Our PRC subsidiaries and VIE are required by law to make contributions equal to certain percentages of each employee's salary for his or her retirement benefit, medical insurance benefits, housing funds, unemployment and other statutory benefits. We contributed an aggregate of approximately RMB175,000 (US$28,000) and RMB39,712 (US$6,306) for retirement and similar benefits for our officers and directors in 2011 and the first three months of 2012, respectively.

Share Options

        In July 2010, Dragon Joyce granted options to acquire an aggregate of 0.72% of the equity interests in Dragon Joyce to Dr. Lijun Zhang, our chairman, and Mr. Hendrick Sin, our vice chairman, for an aggregate purchase price of RMB1.7 million. On October 27, 2011, Dragon Joyce repurchased these options by transferring 209,134 of our ordinary shares to each of Dr. Zhang and Mr. Sin as consideration for the share options.

        In October 2010, OWX Holding granted options to acquire an aggregate of 2.20% of the equity interests in OWX Holding to Dr. Zhang and Mr. Sin for an aggregate purchase price of RMB1.7 million. On October 28, 2011, OWX Holding repurchased these options by transferring 209,133 of our ordinary shares to each of Dr. Zhang and Mr. Sin as consideration for the share options.

        In January 2011, 3GUU BVI granted options to purchase an aggregate of 0.61% of the equity interests in 3GUU BVI to Dr. Zhang and Mr. Sin for an aggregate purchase price of RMB1.7 million. On October 29, 2011, 3GUU BVI repurchased these options by issuing 7,958.91 of its own shares to each of Dr. Zhang and Mr. Sin as consideration for the share options. On October 29, 2011, we issued 114,775 of our ordinary shares to each of Dr. Zhang and Mr. Sin in exchange for their 7,958.91 shares in 3GUU BVI.

        On February 6, 2012, we granted 18,657,185 share options to directors and executive officers. 25% of these options will vest on the first anniversary of the grant date. The exercise price of these options is the greater of US$0.605 and the per share offering price of our initial listing. The remaining 75% of these options will vest in 12 equal quarterly tranches beginning one calendar quarter after the first anniversary of the date of grant.

Restricted Share Units

        On August 24, 2011 and March 16, 2012, we issued 1,220,000 and 639,000 ordinary shares, respectively, to certain of our directors and officers at par value. Pursuant to the restricted share units subscription agreements, 25% of the restricted share units will vest upon each of the completion, the first, the second and the third anniversary of our listing. Prior to vesting, the restricted share units may not be transferred. Each of our directors and executive officers purchased shares that represent less than 1% of our total outstanding voting securities.

Share Option Scheme

        We adopted the Share Option Scheme, to motivate, attract, and retain employees, directors and consultants, and to promote the success of our business. The maximum number of ordinary shares which may be issued pursuant to all options under the Share Option Scheme is 30,458,855. We may seek separate shareholders' approval, as well as approval of VODone's shareholders, to grant options beyond this limit. On April 27, 2012, we obtained shareholders' approval to issue the number of shares originally approved under the Share Option Scheme without regard to shares previously issued.

        Term of the Scheme.    The Share Option Scheme is valid for ten years.

        Plan Administration.    Our board of directors will administer the Share Option Scheme, and may delegate its administrative authority to a committee of one or more members of our board or one or more of our officers, subject to certain restrictions. Any proposed grant of options to a director (other than independent directors), chief executive or substantial shareholder must be approved by all independent directors.

        Eligibility.    We may grant awards to our employees, directors, consultants or service recipients, which include those of our subsidiaries or any affiliated entities.

        Vesting Schedule.    In general, the board determines the vesting schedule of the options. The board may require a particular option holder to achieve certain performance targets specified at the time of grant before any option grant can be exercised. The options shall be valid for ten years after the initial grant.

        Option Price.    The option price shall be determined by the board on a fair and reasonable basis, taking into consideration the prevailing market conditions, our performance and the performance and/or future potential contribution of the eligible person to the success of our business, which shall be no less than the nominal value of our share on the grant date.

        Acceleration of Vesting upon Corporate Transaction.    If a general offer is made to all of our shareholders or, for so long as we remain a subsidiary of VODone, to all shareholders of VODone, holders of our options may be entitled to exercise the option in full or in part regardless of any vesting period requirements.

        Lapse of Options.    Any unexercised option shall lapse, to the extent not already exercised, automatically on the earliest of, among other things: (a) the expiry of the option period; (b) the date of termination of employment by us for cause; (c) expiry of the 30-day period from the date of voluntary resignation of the holder; (d) the date of termination of a service contract due to breach; and (e) expiry of the six-month period due to ill-health, injury, disability, death or retirement.

        Amending the Share Option Scheme.    No amendments to the Share Option Scheme shall be made which would have the effect of abrogating or altering adversely any of the subsisting rights of holders except with the consent of the holders. Subject to the above, the board may from time to time in its absolute discretion waive or amend any of the rules of the Share Option Scheme as it deems desirable, provided that, material amendments would require approval of our shareholders and, for so long as we remain a subsidiary of VODone, shareholders of VODone in general meetings.

        The table below sets for the option grants made to our directors and executive officers pursuant to the Share Option Scheme as of the date of this prospectus, all of which were granted on February 6, 2012 and expire on February 5, 2017.

Name	Ordinary Shares Underlying Outstanding Options		Exercise Price (US$/Share)
Lijun Zhang	3,039,494	(1)	*
Hendrick Sin	3,039,495		*
Yongchao Wang	3,039,495		*
Ken Jian Xiao	3,039,495		*
Ken Fei Fu Chang	3,039,495		*
San Xie Shu Liu	564,718		*
Hupert Zhengning Hu	455,924		*
Zhenyu Hu	615,373		*
Kevin Yongning Ye	455,924		*
Yixun Kuang	455,924		*
Henry Wai Tong Leung	455,924		*
Olivia Yuan Shan Lee	455,924		*

*
The exercise price is the greater of US$0.605 and the per share offering price of our initial listing.

(1)
Includes options held by Dr. Zhang's wife, Chun Wang.

Share Incentive Plan

        We intend to adopt a share incentive plan, or Share Incentive Plan, to motivate, attract, and retain employees, directors and consultants, and to promote the success of our business. The maximum number of shares which may be issued pursuant to all awards under the Share Incentive Plan is            . We do not intend to issue any awards under the Share Incentive Plan until after the completion of this distribution.

        Types of Awards.    The Share Incentive Plan permits the grant of several kinds of awards, including among others, restricted shares, restricted share units and share appreciation rights.

        Plan Administration.    The compensation committee of our board of directors will administer the Share Incentive Plan, and may delegate its administrative authority to a committee of members of our board consisting of at least two or more non-employee directors. Among other things, the compensation committee will designate the eligible individuals who may receive awards, and determine the types and number of awards to be granted and terms and conditions of each award grant. The compensation committee has the sole power and discretion to cancel, forfeit or surrender an outstanding award.

        Award Agreements.    Awards granted under the Share Incentive Plan will be evidenced by a written award agreement that sets forth the material terms and conditions for each grant.

        Eligibility.    We may grant awards to the employees, consultants rendering bona fide services to us or our affiliated entities designated by our board, as well as our directors, provided that awards cannot be granted to consultants or non-employee directors who are resident of any country that does not allow grants to non-employees.

        Acceleration of Awards upon Corporate Transactions.    The compensation committee may, in its sole discretion, upon or in anticipation of a corporate transaction, accelerate awards, purchase the awards from the holder or replace the awards.

        Vesting Schedule.    The compensation committee determines the vesting schedules.

        Amendment and Termination of the Share Incentive Plan.    The compensation committee may at any time amend, modify or terminate the Share Incentive Plan, subject to shareholder approval to the extent required by laws. Additionally, shareholder approval will be specifically required to increase the number of shares available under the Share Incentive Plan, or to permit the compensation committee to extend the term or the exercise period of an option or share appreciation right beyond ten years, or if amendments result in material increases in benefits or a change in eligibility requirements. Any amendment, modification or termination of the Share Incentive Plan must not impair any rights or obligations under awards already granted without consent of the holder of such awards. Unless terminated earlier, the Share Incentive Plan will expire and no further awards may be granted after the tenth anniversary of the shareholders' approval of the Share Incentive Plan.

PRINCIPAL SHAREHOLDERS

        The following table sets forth information with respect to beneficial ownership of our ordinary shares as of the date of this prospectus by:

  •
  each of our directors and executive officers; and

  •
  each person known to us to beneficially own 3% and more of our ordinary shares.

        Except as otherwise noted, the business address of each person listed in the table is c/o China Mobile Games and Entertainment Group Limited, Block A, 15/F Huajian Building 233, Tianfu Road, Tianhe District, Guangzhou, PRC.

	Ordinary Shares Beneficially Owned Prior to This Distribution(1)			Class A Ordinary Shares Beneficially Owned After This Distribution(1)		Class B Ordinary Shares Beneficially Owned After This Distribution(1)		Total Voting Power After This Distribution(1)
Name	Number		Percent	Number	Percent(2)	Number	Percent(2)	Percent(2)
Directors and Executive Officers:
Lijun Zhang	212,668,298	(3)	64.2%			—	—
Hendrick Sin	212,668,298	(4)	64.2%			—	—
Yongchao Wang	33,503,944	(5)	10.1%			—	—
Ken Jian Xiao	—		—			—	—
Ken Fei Fu Chang	*		*			—	—
Estella Yi Kum Ng	—		—			—	—
Chen-Wen Tarn(6)	—		—			—	—
Haila Wang	—		—			—	—
San Xie Shu Liu	—		—			—	—
Hupert Zhengning Hu	—		—			—	—
Zhenyu Hu	—		—			—	—
Kevin Yongning Ye	—		—			—	—
Yixun Kuang	—		—			—	—
Henry Wai Tong Leung	*		*			—	—
Olivia Yuan Shan Lee	*		*			—	—

All Directors and Executive Officers as a group	248,092,494	(7)	74.9%			—	—

Principal Shareholders:
VODone Limited	211,663,466	(8)	63.9%				100%
King Reach Limited	37,568,099	(9)	11.4%			—	—
Realphone Technology Co., Ltd	11,414,337	(10)	3.4%			—	—
Trilogic Investments Limited	33,503,944	(5)	10.1%			—	—
Core Tech Resources Inc.	15,450,144	(11)	4.7%			—	—
PVG Venture Capital Partners (Wuxi), Limited Partnership	11,035,817	(12)	3.3%			—	—

*
Less than 1% of our ordinary shares.

(1)
Beneficial ownership is determined in accordance with Rule 13d-3 of the General Rules and Regulations under the Securities Exchange Act, and includes voting or investment power with respect to the securities. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, we have included shares that the person has the right to acquire within 60 days, including through the exercise of any option, warrant or other right or the conversion of any other security. These shares, however, are not included in the computation of the percentage ownership of any other person.

(2)
Assumes            ordinary shares outstanding as of the date of this prospectus and                    ordinary shares outstanding immediately after the closing of this distribution, comprised of                Class A ordinary shares and                Class B ordinary shares. Each holder of our Class B ordinary shares is entitled to five votes per Class B common share. Our Class B common shares are convertible at any time by the holder into Class A ordinary shares on a share-for-share basis.

(3)
Consists of (a) 211,663,466 ordinary shares held directly and indirectly by VODone; (b) 533,042 ordinary shares held by Dr. Zhang personally; and (c) 258,790 and 213,000 restricted shares we sold to him on August 24, 2011 and March 16, 2012, respectively. Dr. Zhang, our chairman and chairman of VODone, beneficially owns 371,214,113 shares of VODone, representing approximately 11.79% of VODone's shares outstanding as of July 11, 2012 with Ms. Chun Wang, Dr. Zhang's wife. As a director of VODone, Dr. Zhang has shared voting and investment control over all the shares held by VODone and therefore may be deemed to have beneficial ownership of the shares held by VODone by virtue of his status as its controlling person. See "Management—Compensation of Directors and Executive Officers—Restricted Shares."

(4)
Consists of (a) 211,663,466 ordinary shares held by directly and indirectly VODone; (b) 533,042 ordinary shares held by Mr. Sin personally; and (c) 258,790 and 213,000 restricted shares we sold to him on August 24, 2011 and March 16, 2012, respectively. As a director of VODone, Mr. Sin has shared voting and investment control over all the shares held by VODone and therefore may be deemed to share beneficial ownership of the shares held by VODone by virtue of his status as its controlling person. See "Management—Compensation of Directors and Executive Officers—Restricted Shares."

(5)
Consists of 33,503,944 ordinary shares held by Trilogic pursuant to our purchase of its ownership in 3GUU BVI, see "Our Corporate History and Structure—Our Reorganization" and "Description of Share Capital—History of Securities Issuances," and share transfers with other shareholders. Trilogic is beneficially owned by Mr. Yongchao Wang, our vice chairman. Mr. Wang is the sole director of Trilogic, having voting and investment control over all the shares held by Trilogic and therefore may be deemed to share beneficial ownership of the shares held by Trilogic by virtue of his status as its controlling person. The registered address of Trilogic is OMC Chambers, P.O. Box 3152, Road Town, Tortola, British Virgin Islands.

(6)
Mr. Tarn is an executive manager and a member of the investment committee at PVG, and disclaims beneficial ownership of the ordinary shares owned by PVG.

(7)
Consists of (a) 533,042 shares owned by each of Dr. Lijun Zhang and Mr. Hendrick Sin personally, (b) 211,663,466 shares beneficially owned by Dr. Lijun Zhang and Mr. Sin through VODone, our principal shareholder, (c) 33,503,944 shares beneficially owned by Yongchao Wang, our vice chairman, through Trilogic and (d) 1,859,000 restricted shares we sold to certain directors and employees on August 24, 2011 and March 16, 2012. See footnotes (3), (4) and (5) above and "Management—Compensation of Directors and Executive Officers—Restricted Shares."

(8)
Pursuant to a series of transactions, see "Our Corporate History and Structure—Our Reorganization" and "Description of Share Capital—History of Securities Issuances," we issued 59,999,000, 106,500,000 and 43,500,000 ordinary shares to Action King, Dragon Joyce and OWX Holding, respectively, a portion of which were transferred to Dr. Zhang and Mr. Sin in October 2011. As 100% shareholder of each of Action King, Dragon Joyce and OWX Holding, VODone has voting and investment control over all the shares held by each of them and therefore may be deemed beneficial owner of their respective shares. VODone also owns 2,501,000 ordinary shares as our original shareholder prior to our reorganization. The registered address of VODone is Canon's Court, 22 Victoria Street, Hamilton HM12, Bermuda. The registered address of Action

  King is P.O. Box 957, Offshore Incorporations Centre, Road Town, Tortola, British Virgin Islands. The registered address of Dragon Joyce is Newhaven Trustees (BVI) Limited of P.O. Box 933, 3rd Floor, Omar Hodge Building, Wickhams Cay 1, Road Town, Tortola, British Virgin Islands. The registered address of OWX Holding is P.O. Box 957, Offshore Incorporations Centre, Road Town, Tortola, British Virgin Islands.

(9)
Consists of 38,000,000 ordinary shares held by King Reach Limited pursuant to our purchase of its ownership in Beauty Wave and China Wave, see "Our Corporate History and Structure—Our Reorganization" and "Description of Share Capital—History of Securities Issuances," and share transfers with other shareholders. King Reach is beneficially owned by Beauty Legend Development Limited, which is wholly owned by Mr. Guo Hao Zhu, who is also the sole director of King Reach. Mr. Guo Hao Zhu has voting and investment control over all the shares held by King Reach and therefore may be deemed to have beneficial ownership of the shares held by King Reach by virtue of his status as its controlling person. The registered address of King Reach is P.O. Box 933, 3rd Floor, Omar Hodge Building, Wickhams Cay 1, Road Town, Tortola, British Virgin Islands.

(10)
Consists of 18,600,000 ordinary shares held by Realphone Technology Co., Ltd pursuant to our purchase of its ownership in OWX HK, see "Our Corporate History and Structure" and "Description of Share Capital—History of Securities Issuances," and share transfers with other shareholders. Realphone is beneficially owned by Messrs. Hua Zheng and Jicheng Yang. Mr. Zheng is the sole director of Realphone, having voting and investment control over all the shares held by Realphone Technology Co., Ltd and therefore may be deemed to share beneficial ownership of the shares held by Realphone Technology Co., Ltd by virtue of his status as its controlling person. The registered address of Realphone is P.O. Box 957, Offshore Incorporations Centre, Road Town, Tortola, British Virgin Islands.

(11)
Consists of 15,450,144 ordinary shares held by Core Tech Resources Inc., a company incorporated under the laws of the British Virgin Islands, which we issued pursuant to a stock purchase agreement dated March 21, 2012. All of the equity interests in Core Tech Resources Inc. are indirectly owned by MediaTek Inc., a public company listed on the Taiwan Stock Exchange. The registered office of MediaTek Inc. is No. 1, Dusing Rd. 1, Hsinchu Science Park, Hsinchu City, Taiwan, R.O.C., 30078.

(12)
Consists of 11,035,817 ordinary shares held by PVG Venture Capital Partners (Wuxi), Limited Partnership, a company organized under the laws of the People's Republic of China, which we issued pursuant to a stock purchase agreement dated March 21, 2012. The general partner of PVG Venture Capital Partners (Wuxi), Limited Partnership is Wuxi PVG Guolian Capital Management, Limited Partnership, a company organized under the laws of the People's Republic of China. Fred Ming Hao Wong is the registered representative of Wuxi PVG Guolian Capital Management, Limited Partnership and shares voting and investment power with respect to the shares held by PVG Venture Capital Partners (Wuxi), Limited Partnership with other members of the investment committee, namely Por Yuan Wang, Pang Yen Yang, Chen-Wen Tarn, Tao Zhao, and We Zhu. Each member of the investment committee of PVG Venture Capital Partners (Wuxi), Limited Partnership disclaims beneficial ownership of the common shares owned by PVG Venture Capital Partners (Wuxi), Limited Partnership. The registered address of PVG Venture Capital Partners (Wuxi), Limited Partnership is Room 1306-1, 13th Floor, No. 1 Building, 530 Mansion, Li-Yuan Development Park, Wuxi, Jiangsu Province, China.

        As of the date of this prospectus, none of our outstanding ordinary shares are held by record holders in the United States. We are not aware of any arrangement that may, at a subsequent date, result in a change of control of our company.

        Pursuant to our amended and restated memorandum and articles of association that will become effective upon the closing of this distribution, our ordinary shares will be divided into Class A ordinary shares and Class B ordinary shares. Holders of Class A ordinary shares will be entitled to one vote per share, while holders of Class B ordinary shares will be entitled to five votes per share. We will issue Class A ordinary shares represented by ADSs in this distribution. Only VODone and its affiliates will hold our Class B ordinary shares.

RELATED PARTY TRANSACTIONS

        Upon completion of this distribution, VODone will continue to be our controlling shareholder, with an indirect shareholding of                         % of the combined total of our outstanding Class A and Class B ordinary shares, and control of                        % of the voting power of the combined total of our outstanding Class A and Class B ordinary shares. Upon the completion on this distribution, VODone will have an indirect shareholding of                        % of the combined total of our outstanding Class A and Class B ordinary shares, and control of                        % of the voting power of the combined total of our outstanding Class A and Class B ordinary shares, VODone will continue to have the power acting alone to approve any action requiring a vote of the majority of our ordinary shares. The following is a summary of our related party transactions.

Acquisitions and Restructuring

        See "Our Corporate History and Structure—Our Corporate History" and "Our Corporate History and Structure—Our Contractual Arrangements with VIE."

Transactions with Certain Directors, Officers, Shareholders and Affiliates

        In 2009, 2010, 2011 and the first three months of 2012, we provided services to Kuailefeng, a company controlled by Dragon Joyce Group's management pursuant to an exclusive business cooperation agreement, in an aggregate amount of RMB0.1 million, RMB5.9 million, RMB4.7 million (US$0.7 million) and nil, respectively. Under this exclusive business cooperation agreement, Kuailefeng agreed to engage us as its exclusive service provider of technical platform and technical support, maintenance and other services for an annual service fee calculated based on Kuailefeng's revenues during the agreement's term of 50 years. This agreement also grants to Kuailefeng the non-exclusive right to operate and sell in-game premium features of certain of our feature phone games to third parties. We have the right to suspend or terminate this sales agent grant at any time. During the period from October 27, 2009 to December 31, 2009, in 2010 and 2011, we generated revenues in an aggregate amount of RMB17.4 million, RMB22.5 million and RMB1.4 million (US$0.2 million), respectively, pursuant to this reseller right grant. In 2010, Kuailefeng also engaged us to provide mobile phone contents installation service in December 2010.

        In 2010, we purchased services from Shenzhen Provider, Huazhongtianxun, Changshi Jiaren and Shidaixunda for their provisions of billing and collection services in our sale of in-game premium features and virtual items on feature phones, in an aggregate amount of RMB18.3 million, RMB11.1 million, RMB54,000 and RMB2.5 million, respectively. In 2011, we purchased services from these providers in an aggregate amount of RMB3.4 million (US$0.5 million), RMB2.1 million (US$0.3 million), nil and RMB2.2 million (US$0.3 million), respectively. Ken Jian Xiao, our chief executive officer, had shareholding in and control over Shenzhen Provider, which ceased to be a related party on July 11, 2011. He also had control over Huazhongtianxun, Changshi Jiaren and Shidaixunda, which ceased to be related parties on April 12, 2011.

        In the period from October 27, 2009 to December 31, 2009, we obtained temporary funding from Kuailefeng, in an aggregate amount of approximately RMB0.2 million. In 2010, we obtained temporary funding from VODone, our majority shareholder, in an aggregate amount of RMB1.2 million. The temporary funding from VODone and Kuailefeng was unsecured, interest-free and repayable on demand. The proceeds of the temporary funding from VODone were injected into OWX Beijing and Dragon Joyce Group as working capital. Prior to the commencement of this distribution, we will have repaid all of the temporary funding.

        In 2010 and 2011, Bright Way, which is controlled by OWX Group's management, purchased raw materials for the handset design products on our behalf in an aggregate amount of RMB3.6 million and RMB116,000 (US$18,400), respectively. In 2010 and 2011, we also purchased raw materials from Bright

Way in the amount of RMB1.5 million and RMB658,000 (US$104,000), respectively. All balances owed to Bright Way had been fully repaid by April 2011.

        In the period from October 27, 2009 to December 31, 2009, the acquisition consideration associated with our acquisition of Dragon Joyce paid by VODone, our majority shareholder, and the acquisition-related costs associated with our acquisition of Dragon Joyce paid by VODone, our majority shareholder, amounted to RMB217.2 million (US$34.5 million). In 2010, the acquisition consideration associated with our acquisition of substantially all of the operating assets of Bright Way and Tastech, and 70% equity interests of 3GUU BVI paid by VODone, amounted to RMB77.8 million (US$12.4 million) and RMB199.0 million (US$31.6 million), respectively. These acquisition consideration and acquisition-related costs were not refundable and were recognised as VODone's shareholder contribution.

        In the year ended December 31, 2011 and the first three months of 2012, we obtained temporary funding from VODone in the amount for RMB4.6 million (US$0.7 million) and RMB3.0 million (US$0.48 million), respectively, for payment of expenses relating to this distribution. The temporary funding from VODone was unsecured, interest-free and repayable on demand.

        On March 21, 2012, we and VODone entered into a shares purchase agreement with MediaTek, Core Tech and PVG, pursuant to which Core Tech and PVG agreed to subscribe for 15,450,144 and 11,035,817 shares of our ordinary shares, respectively, for a consideration of US$7 million and US$5 million, respectively. Core Tech's investment was made in connection with MediaTek and our intention to further develop our cooperative relationship. These ordinary shares contain a liquidation preference, as well as a right to put back the shares after one year, which rights will terminate upon the completion of this distribution. The transaction was closed on May 11, 2012.

Share Options

        See "Management—Compensation of Directors and Executive Officers."

Employment Agreements

        See "Management—Employment Agreements."

DESCRIPTION OF SHARE CAPITAL

        We are a Cayman Islands exempted company and our affairs are governed by our amended and restated memorandum and articles of association and the Companies Law of the Cayman Islands and the common law of the Cayman Islands. A Cayman Islands exempted company is a company that conducts its business outside of the Cayman Islands and as such is exempted from certain requirements of the Companies Law.

        As of March 31, 2012, our authorized share capital was US$1,000,000 divided into 1,000,000,000 shares with a par value of US$0.001 per share. We will adopt an amended and restated memorandum and articles of association, which will become effective upon the closing of this distribution and replace our current memorandum and articles of association in its entirety. Upon the effectiveness of the amended and restated memorandum and articles of association, 750,000,000 shares will be designated as Class A ordinary shares and 250,000,000 will be designated as Class B ordinary shares.

        The following are summaries of material provisions of our proposed amended and restated memorandum and articles of association that will become effective upon the closing of this distribution and the Companies Law as they relate to the material terms of our ordinary shares.

Exempted Company

        We are an exempted company with limited liability under the Companies Law. The Companies Law distinguishes between ordinary resident companies and exempted companies. Any company that is registered in the Cayman Islands but conducts business mainly outside the Cayman Islands may apply to be registered as an exempted company. The requirements for an exempted company are essentially the same as for an ordinary company except for the exemptions and privileges listed below:

  (a)
  an exempted company does not have to file an annual return of its shareholders with the Registrar of Companies;

  (b)
  an exempted company is not required to open its register of members for inspection;

  (c)
  an exempted company does not have to hold an annual general meeting;

  (d)
  an exempted company may in certain circumstances issue no par value, negotiable or bearer shares;

  (e)
  an exempted company may obtain an undertaking against the imposition of any future taxation (such undertakings are usually given for 20 years in the first instance);

  (f)
  an exempted company may register by way of continuation in another jurisdiction and be deregistered in the Cayman Islands;

  (g)
  an exempted company may register as a limited duration company; and

  (h)
  an exempted company may register as a segregated portfolio company.

Ordinary Shares

General

        Our ordinary shares will be divided into Class A ordinary shares and Class B ordinary shares. Holders of Class A ordinary shares and Class B ordinary shares shall have the same rights except for voting and conversion rights. All of our outstanding ordinary shares are fully paid. Certificates representing the ordinary shares are issued in registered form, meaning they are not negotiable. Our shareholders who are non-residents of the Cayman Islands may freely hold and vote their ordinary shares.

Dividends

        The holders of our ordinary shares are entitled to receive such dividends as may be declared by our board of directors subject to our memorandum and articles of association and the Companies Law. Dividends may be paid only out of profits, which include net earnings and retained earnings undistributed in prior years, and out of share premium, a concept analogous to paid-in surplus in the United States. No dividend may be declared and paid unless our directors determine that immediately after the payment, we will be able to satisfy our liabilities as they become due in the ordinary course of business and we have funds lawfully available for such purpose.

Conversion

        Each Class B ordinary share is convertible into one Class A ordinary share at any time by the holder thereof. Class A ordinary shares are not convertible into Class B ordinary shares under any circumstances. Upon any transfer of Class B ordinary shares by a holder thereof to any person or entity which is not an affiliate of such holder (as defined in our articles of association), such Class B ordinary shares shall be automatically and immediately converted into the equal number of Class A ordinary shares.

Voting Rights

        In respect of matters requiring shareholders' vote, each Class A ordinary share is entitled to one vote, and each Class B ordinary share is entitled to five votes. Voting at any meeting of shareholders is by show of hands unless a poll is demanded. A poll may be demanded by the chairman of our board of directors or by any one or more shareholders who together hold 10% of our paid up voting share capital present in person or by proxy.

        A quorum required for a meeting of shareholders consists of one or more shareholders who hold in aggregate at least one-third of our paid up voting share capital at the meeting present in person or by proxy or, if a corporation or other non-natural person, by its duly authorized representative. Although not required by the Companies Law or our amended and restated memorandum and articles of association, we expect to hold shareholders' meetings annually and such meetings may be convened by our board of directors on its own initiative or upon a request to the directors by shareholders holding in aggregate at least ten percent of our ordinary shares. Advance notice of at least seven clear calendar days is required for the convening of our annual general meeting and other shareholders meetings.

        An ordinary resolution to be passed by the shareholders requires the affirmative vote of a simple majority of the votes attaching to the ordinary shares cast in a general meeting, while a special resolution requires the affirmative vote of no less than two-thirds of the votes attaching to the ordinary shares cast in a general meeting. Both ordinary resolutions and special resolutions may also be passed by a unanimous written resolution signed by all of our shareholders, as permitted by the Companies Law and our amended and restated memorandum and articles of association. A special resolution will be required for important matters such as a change of name or making changes to our memorandum and articles of association.

Transfer of Ordinary Shares

        Subject to the restrictions in our amended and restated memorandum and articles of association, as listed below, any of our shareholders may transfer all or any of his or her ordinary shares by an instrument of transfer in the usual or common form or any other form approved by our board.

        Our board of directors may, in its absolute discretion, decline to register any transfer of any ordinary share which is not fully paid up or on which we have a lien. Our directors may also decline to register any transfer of any ordinary share unless:

  •
  the instrument of transfer is lodged with us, accompanied by the certificate for the ordinary shares to which it relates and such other evidence as our board of directors may reasonably require to show the right of the transferor to make the transfer;

  •
  the instrument of transfer is in respect of only one class of ordinary shares;

  •
  the instrument of transfer is properly stamped, if required;

  •
  in the case of a transfer to joint holders, the number of joint holders to whom the ordinary share is to be transferred does not exceed four; or

  •
  the ordinary shares transferred are free of any lien in favor of us.

        If our directors refuse to register a transfer they shall, within two months after the date on which the instrument of transfer was lodged, send to each of the transferor and the transferee notice of such refusal. The registration of transfers may, on 14 days' notice being given by advertisement in such one or more newspapers or by electronic means, be suspended and the register closed at such times and for such periods as our board of directors may from time to time determine, provided, however, that the registration of transfers shall not be suspended nor the register closed for more than 30 days in any year.

Liquidation

        On a return of capital on winding up or otherwise (other than on conversion, redemption or purchase of ordinary shares), assets available for distribution among the holders of ordinary shares shall be distributed among the holders of the ordinary shares on a pro rata basis. If our assets available for distribution are insufficient to repay all of the paid-up capital, the assets will be distributed so that the losses are borne by our shareholders proportionately.

Calls on Ordinary Shares and Forfeiture of Ordinary Shares

        Our board of directors may from time to time make calls upon shareholders for any amounts unpaid on their ordinary shares in a notice served to such shareholders at least 14 days prior to the specified time and place of payment. The ordinary shares that have been called upon and remain unpaid on the specified time are subject to forfeiture.

Redemption of Ordinary Shares

        Under the Companies Law, we may issue shares on terms that such shares are subject to redemption, at our option or at the option of the holders thereof, on such terms and in such manner as may be determined, before the issue of such shares, by our board of directors or by a special resolution of our shareholders provided:

  (a)
  no share can be redeemed unless it is fully paid up;

  (b)
  no share can be redeemed such that there are no shares outstanding; and

  (c)
  no share can be redeemed after we have commenced liquidation.

        The payment of the redemption price may be made out of profits, or, subject to us being able to pay our debts as they fall due in the ordinary course of business immediately after such payment, be made out of the share premium account or capital (including capital redemption reserve).

Variations of Rights of Shares

        All or any of the special rights attached to any class of shares may, unless otherwise provided by the terms of issue of the shares of that class, be varied either with the unanimous written consent of the holders of the issued shares of that class or with the sanction of a special resolution passed at a general meeting of the holders of the shares of that class.

Inspection of Books and Records

        Holders of our ordinary shares will have no general right under Cayman Islands law to inspect or obtain copies of our list of shareholders or our corporate records. However, we will provide our shareholders with annual audited financial statements. See "Where You Can Find More Information."

Changes in Capital

        Our shareholders may from time to time by ordinary resolutions:

  •
  increase our share capital by such sum, to be divided into shares of such classes and amount, as the resolution shall prescribe;

  •
  consolidate and divide all or any of our share capital into shares of a larger amount than our existing shares;

  •
  convert all or any of our paid up shares into stock and reconvert that stock into paid up shares of any denomination;

  •
  sub-divide our existing shares, or any of them into shares of an amount smaller than the amount fixed by our amended and restated memorandum and articles of association provided that in the subdivision the proportion between the amount paid and the amount, if any unpaid on each reduced share shall be the same as it was in case of the share from which the reduced share is derived;

  •
  cancel any shares which, at the date of the passing of the resolution, have not been taken or agreed to be taken by any person and diminish the amount of our share capital by the amount of the shares so cancelled.

        Subject to the Companies Law, our shareholders may by special resolution reduce our share capital and any capital redemption reserve in any manner authorized by law.

Register of Members

        Under Cayman Islands law, we must keep a register of members and there shall be entered therein:

  (a)
  the names and addresses of the members, a statement of the shares held by each member, and of the amount paid or agreed to be considered as paid, on the shares of each member;

  (b)
  the date on which the name of any person was entered on the register as a member; and

  (c)
  the date on which any person ceased to be a member.

        Under Cayman Islands law, the register of members of our company is prima facie evidence of the matters set out therein (i.e. the register of members will raise a presumption of fact on the matters referred to above unless rebutted) and a member registered in the register of members shall be deemed as a matter of Cayman Islands law to have legal title to the shares as set against its name in the register of members. Upon the closing of this distribution, the register of members shall be immediately updated to reflect the transfer of the Class A ordinary shares of our company which are represented by our ADSs from VODone to The Bank of New York Mellon as the depositary. Once our register of members has been updated, the shareholders recorded in the register of members shall be deemed to have legal title to the shares set against their names.

        If the name of any person is, without sufficient cause, entered in or omitted from the register of members, or if default is made or unnecessary delay takes place in entering on the register the fact of any person having ceased to be a member, the person or member aggrieved or any member or the company itself may apply to the court for an order that the register be rectified.

History of Securities Issuances

        The following is a summary of our securities issuances since our incorporation on January 20, 2011.

Ordinary Shares

        On February 26, 2011, we issued one ordinary share (without taking into account the 1,000-for-1 share split effected on August 22, 2011) to VODone for nominal consideration. On August 23, 2011, we issued to VODone a total of 2,500,000 ordinary shares at par value. On August 23, 2011, we issued to:

  •
  Dragon Joyce a total of 106,500,000 ordinary shares for its 100% equity interests in each of Beauty Wave and China Wave;

  •
  King Reach Limited and Greatfaith Group Limited 38,000,000 and 7,600,000 ordinary shares, respectively, for nominal consideration at VODone's instruction for its acquisition of 24.82% and 4.96% equity interests in Dragon Joyce held by King Reach Limited and Greatfaith Limited, respectively;

  •
  OWX Holding 43,500,000 ordinary shares for its 100% equity interests in OWX HK; and

  •
  Realphone Technology Co., Ltd 18,600,000 ordinary shares for nominal consideration at VODone's instruction for its acquisition of 29.35% equity interests in OWX Holding;

  •
  Action King 59,999,000 ordinary shares in exchange for its 69.58% equity interests in 3GUU BVI; and

  •
  Trilogic 25,800,000 ordinary shares in exchange for its 29.82% equity interests in 3GUU BVI.

        See "Our Corporate History and Structure—Our Reorganization."

        On October 29, 2011, we issued 114,775 of our ordinary shares to each of Dr. Zhang and Mr. Sin in exchange for their 7,958.91 shares in 3GUU BVI.

        On May 11, 2012, we issued 15,450,144 and 11,035,817 shares to Core Tech and PVG, respectively, for consideration of US$7 million and US$5 million, pursuant to a share purchase agreement between us, VODone, MediaTek, Core Tech and PVG dated March 21, 2012.

Options and Restricted Shares

        We have granted to certain of our directors, executive officers and employees options to purchase our ordinary shares and restricted shares. As of the date of this prospectus, the aggregate number of our ordinary shares underlying our outstanding options is 25,835,712 and we have 1,859,000 outstanding restricted shares. See "Management—Share Incentive Plans."

Differences in Corporate Law

        The Companies Law of the Cayman Islands is modeled after that of English Companies legislation but does not follow recent English statutory enactments. In addition, the Companies Law differs from laws applicable to Delaware corporations and their shareholders. Set forth below is a summary of the significant differences between the provisions of the Companies Law applicable to us and the laws applicable to companies incorporated in Delaware and their shareholders.

Mergers and Similar Arrangements

        The Companies Law permits mergers and consolidations between Cayman Islands companies and mergers and acquisitions between Cayman Islands companies and non-Cayman Islands companies. For these purposes, (a) "merger" means the merging of two or more constituent companies and the vesting of their undertaking, property and liabilities in one of such companies as the surviving company and (b) a "consolidation" means the combination of two or more constituent companies into a consolidated company and the vesting of the undertaking, property and liabilities of such companies to the consolidated company.

        In order to effect such a merger or consolidation, the directors of each constituent company must approve a written plan of merger or consolidation, which must then be authorized by (a) a special resolution of the shareholders of each constituent company and (b) such other authorization, if any, as may be specified in such constituent company's articles of association. The written plan of merger or consolidation must be filed with the Registrar of Companies together with a declaration as to the solvency of the consolidated or surviving company, a list of the assets and liabilities of each constituent company and an undertaking that a copy of the certificate of merger or consolidation will be given to the members and creditors of each constituent company and published in the Cayman Islands Gazette. Dissenting shareholders have the right to receive the fair value of their shares (which, if not agreed between the parties, will be determined by the Cayman Islands court) if they follow the required procedures, subject to certain exceptions. Court approval is not required for a merger or consolidation which is effected in compliance with these statutory procedures.

        In addition, there are statutory provisions that facilitate the reconstruction and amalgamation of companies, provided that the arrangement is approved by a majority in number of each class of shareholders and creditors with whom the arrangement is to be made, and who must, in addition, represent three-fourths in value of each such class of shareholders or creditors, as the case may be, that are present and voting either in person or by proxy at a meeting, or meetings, convened for that purpose. The convening of the meetings and subsequently the arrangement must be sanctioned by the Grand Court of the Cayman Islands. While a dissenting shareholder has the right to express to the court the view that the transaction ought not to be approved, the court can be expected to approve the arrangement if it determines that:

  •
  the statutory provisions as to the required majority vote have been met;

  •
  the shareholders have been fairly represented at the meeting in question;

  •
  the arrangement is such that may be reasonably approved; and

  •
  the arrangement is not one that would more properly be sanctioned under some other provision of the Companies Law.

        When a take over offer is made and accepted by holders of 90% of the shares affected within four months, the offeror may, within a two-month period commencing on the expiration of such four month period, require the holders of the remaining shares to transfer such shares on the terms of the offer. An objection can be made to the Grand Court of the Cayman Islands but this is unlikely to succeed in the case of an offer that has been so approved unless there is evidence of fraud, bad faith or collusion.

        If an arrangement and reconstruction is thus approved, the dissenting shareholder would have no rights comparable to appraisal rights, which would otherwise ordinarily be available to dissenting shareholders of Delaware corporations, providing rights to receive payment in cash for the judicially determined value of the shares.

Shareholder Suits

        In principle, we will normally be the proper plaintiff and a derivative action may not be brought by a minority shareholder. However, based on English authorities, which would in all likelihood be of persuasive authority in the Cayman Islands, the Cayman Islands courts can be expected to apply and follow the common law principles (namely the rule in Foss v. Harbottle and the exceptions thereto) which permit a minority shareholder to commence a class action against, or derivative actions in the name of, a company to challenge:

  •
  an act which is illegal or ultra vires;

  •
  an action which requires a resolution with a qualified or special majority which has not been obtained; and

  •
  an act which constitutes a fraud on the minority where the wrongdoers are themselves in control of the company.

        Under Delaware law, a stockholder may bring a derivative action on behalf of the corporation to enforce the rights of the corporation. Delaware law expressly authorizes stockholder derivative suits on the condition that the stockholder either held the stock at the time of the transaction of which the stockholder complains, or acquired the stock thereafter by operation of law and continues to hold it throughout the duration of the suit. An individual may also commence a class action suit on behalf of himself and other similarly situated stockholders where the requirements for maintaining a class action under Delaware law have been met. A plaintiff instituting a derivative suit is required to serve a demand on the corporation before bringing suit, unless such demand would be futile.

Corporate Governance

        Cayman Islands laws do not restrict transactions with directors, requiring only that directors exercise a duty of care and owe a fiduciary duty to the companies for which they serve. Under our amended and restated memorandum and articles of association, subject to any separate requirement for audit committee approval under the applicable rules of the Nasdaq Global Market or unless disqualified by the chairman of the relevant board meeting, so long as a director discloses the nature of his interest in any contract or arrangement in which he is interested, such a director may vote in respect of any contract or proposed contract or arrangement in which such director is interested and may be counted in the quorum at such meeting.

Duties of Directors

        As a matter of Cayman Islands law, a director of a Cayman Islands company is in the position of a fiduciary with respect to the company and therefore he owes the following duties to the company:

  •
  a duty to act bona fide in the best interests of the company;

  •
  a duty not to make a profit based on his or her position as director (unless the company permits him to do so); and

  •
  a duty not to put himself in a position where the interests of the company conflict with his or her personal interest or his or her duty to a third party.

        A director of a Cayman Islands company owes to the company a duty to act with skill and care. It was previously considered that a director did not need to exhibit in the performance of his or her duties a greater degree of skill than what was reasonably be expected from a person of his or her knowledge and experience. However, English and Commonwealth courts have moved towards an objective standard with regard to the required skill and care and these authorities are likely to be followed in the Cayman Islands.

Interested Directors

        The Companies Law does not require a director who is interested in a transaction entered into by a Cayman company to disclose his interest nor does the Companies Law render such director liable to such company for any profit realized pursuant to such transaction. Such an obligation is imposed under our amended and restated memorandum and articles of association and a director must act in accordance with his duties at common law (as above).

Voting Rights and Quorum Requirements

        Under Cayman Islands law, the voting rights of shareholders are regulated by a company's articles of association and, in certain circumstances, the Companies Law. The articles of association will govern matters such as quorum for the transaction of business, rights of shares and majority votes required to approve any action or resolution at a meeting of the shareholders or board of directors. Under the Companies Law, certain matters must be approved by a special resolution, which is defined as two-thirds of the votes cast by shareholders present at a meeting and entitled to vote, or such higher majority as imposed by a company's articles of association; otherwise, unless the articles of association otherwise provide, the requisite majority is a simple majority of votes cast.

Indemnification

        Cayman Islands law does not limit the extent to which a company's articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. Our amended and restated memorandum and articles of association permit indemnification of officers and directors for losses, damages, costs and expenses incurred in their capacities as such unless such losses or damages arise from dishonesty or fraud which may attach to such directors or officers.

Shareholder Proposals

        Cayman Islands law provides shareholders with only limited rights to requisition a general meeting, and does not provide shareholders with any right to put any proposal before a general meeting. However, these rights may be provided in a company's articles of association. Our amended and restated memorandum and articles of association allow our shareholders holding not less than one-tenth of our voting share capital to requisition a special meeting of the shareholders, in which case the directors are obliged to call such meeting and to put the resolutions so requisitioned to a vote at such meeting; however, our amended and restated memorandum and articles of association do not provide our shareholders with any right to put any proposals before annual general meetings or extraordinary general meetings not called by such shareholders.

        As a Cayman Islands exempted company, we are not obliged by the Companies Law to call shareholders' annual general meetings. Our amended and restated memorandum and articles of association provide that we may (but are not obliged to) in each year hold a general meeting as our annual general meeting in which case we shall specify the meeting as such in the notices calling it, and the annual general meeting shall be held at such time and place as may be determined by our directors.

We, however, will hold an annual shareholders' meeting during each fiscal year, as required by the rules of the Nasdaq Global Market.

Approval of Corporate Matters by Written Consent

        The Companies Law and our amended and restated memorandum and articles of association provide that shareholders may approve corporate matters by way of a unanimous written resolution signed by or on behalf of each shareholder who would have been entitled to vote on such matter at a general meeting without a meeting being held.

Calling of Special Shareholders Meetings

        The Companies Law does not have provisions governing the proceedings of shareholders meetings, which are usually provided in the articles of association.

Staggered Board of Directors

        The Companies Law does not contain statutory provisions that require staggered board arrangements for a Cayman Islands company. Such provisions, however, may validly be provided for in the articles of association, and we have provided for a staggered board of directors in our amended and restated memorandum and articles of association. Pursuant to such provision, one-third of the current members of our board are required to retire and stand for re-election at each annual general meeting of our company.

Issuance of Preferred Shares

        The Companies Law allows shares to be issued with preferred, deferred or other special rights, whether in regard to dividends, voting, return of share capital or otherwise. Our amended and restated memorandum and articles of association provide that the directors may allot, issue, grant options over or otherwise dispose of shares (including fractions of a share) with or without preferred, deferred or other special rights or restrictions, in one or more series, whether with regard to dividend rights, dividend rates, conversion rights, voting rights, rights and terms of redemption and liquidation preferences or otherwise and to such persons, at such times and on such other terms as they think proper.

Anti-takeover Provisions

        The Companies Law does not prevent companies from adopting a wide range of defensive measures, such as staggered boards, blank check preferred shares, removal of directors only for cause and provisions that restrict the rights of shareholders to call meetings and submit shareholder proposals. Our amended and restated articles of association contain the following provisions which may be regarded as defensive measures: (i) a staggered board of directors and (ii) the ability to issue preferred shares.

SHARES ELIGIBLE FOR FUTURE SALE

        Upon completion of this distribution, we will have                        outstanding ADSs representing approximately                  % of our ordinary shares in issue. All of the ADSs distributed in this distribution and the ordinary shares they represent will be freely transferable by persons other than our "affiliates" without restriction or further registration under the Securities Act. Sales or perceived sales of substantial amounts of the ADSs in the public market could adversely affect prevailing market prices of the ADSs. Prior to this distribution, there has been no public market for our ordinary shares or the ADSs, and we cannot assure you that a regular trading market for the ADSs will develop. Our ordinary shares will not be listed on any exchange or quoted for trading on any over-the-counter trading system. We do not expect that a trading market will develop for our ordinary shares not represented by the ADSs.

Rule 144

        In general, under Rule 144, a person (or persons whose shares are aggregated) who is not deemed to have been an affiliate of ours at any time during the three months preceding a sale, and who has beneficially owned restricted securities within the meaning of Rule 144 for at least six months (including any period of consecutive ownership of preceding non-affiliated holders) will be entitled to sell those shares, subject only to the availability of current public information about us. A non-affiliated person who has beneficially owned restricted securities within the meaning of Rule 144 for at least one year will be entitled to sell those shares without regard to the provisions of Rule 144.

        In general, under Rule 144, our affiliates or persons selling shares on behalf of our affiliates are entitled to sell, a number of shares that does not exceed the greater of:

  •
  1% of the number of ordinary shares then outstanding, in the form of ADSs or otherwise, which will equal approximately shares immediately after this distribution; or

  •
  the average weekly trading volume of the ADSs representing our ordinary shares on the Nasdaq Global Market during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale.

        Sales under Rule 144 by our affiliates or persons selling shares on behalf of our affiliates are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about us.

Rule 701

        Beginning 90 days after the date of this prospectus, persons other than affiliates who purchased ordinary shares under a written compensatory plan or contract may be entitled to sell such shares in the United States in reliance on Rule 701. Rule 701 permits affiliates to sell their Rule 701 shares under Rule 144 without complying with the holding period requirements of Rule 144. Rule 701 further provides that non-affiliates may sell these shares in reliance on Rule 144 subject only to its manner-of-sale requirements. However, the Rule 701 shares would remain subject to lock-up arrangements and would only become eligible for sale when the lock-up period expires.

DESCRIPTION OF AMERICAN DEPOSITARY SHARES

American Depositary Shares

        The Bank of New York Mellon, as depositary, will register and deliver American Depositary Shares, also referred to as ADSs. Each ADS will represent            Class A ordinary shares (or a right to receive            Class A ordinary shares) deposited with the principal Hong Kong office of The Hongkong and Shanghai Banking Corporation Limited, as custodian for the depositary. Each ADS will also represent any other securities, cash or other property which may be held by the depositary. The depositary's corporate trust office at which the ADSs will be administered is located at 101 Barclay Street, New York, New York 10286. The Bank of New York Mellon's principal executive office is located at One Wall Street, New York, New York 10286.

        You may hold ADSs either (A) directly (i) by having an American Depositary Receipt, also referred to as an ADR, which is a certificate evidencing a specific number of ADSs, registered in your name, or (ii) by having ADSs registered in your name in the Direct Registration System, or (B) indirectly by holding a security entitlement in ADSs through your broker or other financial institution. If you hold ADSs directly, you are a registered ADS holder, also referred to as an ADS holder. This description assumes you are an ADS holder. If you hold the ADSs indirectly, you must rely on the procedures of your broker or other financial institution to assert the rights of ADS holders described in this section. You should consult with your broker or financial institution to find out what those procedures are.

        The Direct Registration System, or DRS, is a system administered by The Depository Trust Company, also referred to as DTC, pursuant to which the depositary may register the ownership of uncertificated ADSs, which ownership is confirmed by periodic statements sent by the depositary to the registered holders of uncertificated ADSs.

        As an ADS holder, we will not treat you as one of our shareholders and you will not have shareholder rights. Cayman Islands law governs shareholder rights. The depositary will be the holder of the Class A ordinary shares underlying your ADSs. As a registered holder of ADSs, you will have ADS holder rights. A deposit agreement among us, the depositary and you, as an ADS holder, and all other persons indirectly holding ADSs sets out ADS holder rights as well as the rights and obligations of the depositary. New York law governs the deposit agreement and the ADSs.

        The following is a summary of the material provisions of the deposit agreement. For more complete information, you should read the entire deposit agreement and the form of ADR. Directions on how to obtain copies of those documents are provided under the section headed "Where You Can Find More Information" starting on page 208.

Dividends and Other Distributions

How will you receive dividends and other distributions on the shares?

        The depositary has agreed to pay to ADS holders the cash dividends or other distributions it or the custodian receives on shares or other deposited securities, after deducting its fees and expenses. You will receive these distributions in proportion to the number of Class A ordinary shares your ADSs represent.

  •
  Cash.  The depositary will convert any cash dividend or other cash distribution we pay on the Class A ordinary shares into U.S. dollars, if it can do so on a reasonable basis and can transfer the U.S. dollars to the United States. If that is not possible or if any government approval is needed and can not be obtained, the deposit agreement allows the depositary to distribute the foreign currency only to those ADS holders to whom it is possible to do so. It will hold the foreign currency it cannot convert for the account of the ADS holders who have not been paid. It will not invest the foreign currency and it will not be liable for any interest.

    Before making a distribution, any withholding taxes, or other governmental charges that must be paid will be deducted. See "Taxation." It will distribute only whole U.S. dollars and cents and will round fractional cents to the nearest whole cent. If the exchange rates fluctuate during a time when the depositary cannot convert the foreign currency, you may lose some or all of the value of the distribution.

  •
  Shares.  The depositary may distribute additional ADSs representing any Class A ordinary shares we distribute as a dividend or free distribution. The depositary will only distribute whole ADSs. It will sell Class A ordinary shares which would require it to deliver a fractional ADS and distribute the net proceeds in the same way as it does with cash. If the depositary does not distribute additional ADSs, the outstanding ADSs will also represent the new Class A ordinary shares. The depositary may sell a portion of the distributed Class A ordinary shares sufficient to pay its fees and expenses in connection with that distribution.

  •
  Rights to purchase additional shares.  If we offer holders of our securities any rights to subscribe for additional shares or any other rights, the depositary may make these rights available to ADS holders. If the depositary decides it is not legal and practical to make the rights available but that it is practical to sell the rights, the depositary will use reasonable efforts to sell the rights and distribute the proceeds in the same way as it does with cash. The depositary will allow rights that are not distributed or sold to lapse. In that case, you will receive no value for them.

  If the depositary makes rights available to ADS holders, it will exercise the rights and purchase the shares on your behalf. The depositary will then deposit the shares and deliver ADSs to the persons entitled to them. It will only exercise rights if you pay it the exercise price and any other charges the rights require you to pay.

  U.S. securities laws may restrict transfers and cancellation of the ADSs represented by shares purchased upon exercise of rights. For example, you may not be able to trade these ADSs freely in the United States. In this case, the depositary may deliver restricted depositary shares that have the same terms as the ADSs described in this section except for changes needed to put the necessary restrictions in place.

  •
  Other Distributions.  The depositary will send to ADS holders anything else we distribute on deposited securities by any means it thinks is legal, fair and practical. If it cannot make the distribution in that way, the depositary has a choice. It may decide to sell what we distributed and distribute the net proceeds, in the same way as it does with cash. Or, it may decide to hold what we distributed, in which case ADSs will also represent the newly distributed property. However, the depositary is not required to distribute any securities (other than ADSs) to ADS holders unless it receives satisfactory evidence from us that it is legal to make that distribution. The depositary may sell a portion of the distributed securities or property sufficient to pay its fees and expenses in connection with that distribution.

        The depositary is not responsible if it decides that it is unlawful or impractical to make a distribution available to any ADS holders. We have no obligation to register ADSs, shares, rights or other securities under the Securities Act. We also have no obligation to take any other action to permit the distribution of ADSs, shares, rights or anything else to ADS holders. This means that you may not receive the distributions we make on our shares or any value for them if it is illegal or impractical for us to make them available to you.

Deposit, Withdrawal and Cancellation

How are ADSs issued?

        The depositary will deliver ADSs if you or your broker deposit Class A ordinary shares or evidence of rights to receive Class A ordinary shares with the custodian. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, the depositary will register the appropriate number of ADSs in the names you request and will deliver the ADSs to or upon the order of the person or persons that made the deposit.

How can ADS holders withdraw the deposited securities?

        You may surrender your ADSs at the depositary's corporate trust office. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, the depositary will deliver the shares and any other deposited securities underlying the ADSs to the ADS holder or a person the ADS holder designates at the office of the custodian. Or, at your request, risk and expense, the depositary will deliver the deposited securities at its corporate trust office, if feasible.

How do ADS holders interchange between certificated ADSs and uncertificated ADSs?

        You may surrender your ADR to the depositary for the purpose of exchanging your ADR for uncertificated ADSs. The depositary will cancel that ADR and will send to the ADS holder a statement confirming that the ADS holder is the registered holder of uncertificated ADSs. Alternatively, upon receipt by the depositary of a proper instruction from a registered holder of uncertificated ADSs requesting the exchange of uncertificated ADSs for certificated ADSs, the depositary will execute and deliver to the ADS holder an ADR evidencing those ADSs.

Voting Rights

How do you vote?

        ADS holders may instruct the depositary to vote the number of deposited shares their ADSs represent. The depositary will notify ADS holders of shareholders' meetings and arrange to deliver our voting materials to them if we ask it to. Those materials will describe the matters to be voted on and explain how ADS holders may instruct the depositary how to vote. For instructions to be valid, they much reach the depositary by a date set by the depositary.

        Otherwise, you won't be able to exercise your right to vote unless you withdraw the shares. However, you may not know about the meeting enough in advance to withdraw the shares.

        The depositary will try, as far as practical, subject to the laws of the Cayman Islands and of our articles of association or similar documents, to vote or to have its agents vote the shares or other deposited securities as instructed by ADS holders. The depositary will only vote or attempt to vote as instructed.

        We can not assure you that you will receive the voting materials in time to ensure that you can instruct the depositary to vote your shares. In addition, the depositary and its agents are not responsible for failing to carry out voting instructions or for the manner of carrying out voting instructions. This means that you may not be able to exercise your right to vote and there may be nothing you can do if your shares are not voted as you requested.

        In order to give you a reasonable opportunity to instruct the Depositary as to the exercise of voting rights relating to Deposited Securities, if we request the Depositary to act, we agree to give the Depositary notice of any such meeting and details concerning the matters to be voted upon at least 45 days in advance of the meeting date.

Fees and Expenses

Persons depositing or withdrawing shares or ADS holders must pay:	For:
$5.00 (or less) per 100 ADSs (or portion of 100 ADSs)

•

Issuance of ADSs, including issuances resulting from a distribution of shares or rights or other property

•

Cancellation of ADSs for the purpose of withdrawal, including if the deposit agreement terminates

$.05 (or less) per ADS	• Any cash distribution to ADS holders
A fee equivalent to the fee that would be payable if securities distributed to you had been shares and the shares had been deposited for issuance of ADSs	• Distribution of securities distributed to holders of deposited securities which are distributed by the depositary to ADS holders
$.05 (or less) per ADSs per calendar year	• Depositary services
Registration or transfer fees	• Transfer and registration of shares on our share register to or from the name of the depositary or its agent when you deposit or withdraw shares
Expenses of the depositary	• Cable, telex and facsimile transmissions (when expressly provided in the deposit agreement) • converting foreign currency to U.S. dollars
Taxes and other governmental charges the depositary or the custodian have to pay on any ADS or share underlying an ADS, for example, stock transfer taxes, stamp duty or withholding taxes	• As necessary
Any charges incurred by the depositary or its agents for servicing the deposited securities	• As necessary

        The depositary collects its fees for delivery and surrender of ADSs directly from investors depositing Class A ordinary shares or surrendering ADSs for the purpose of withdrawal or from intermediaries acting for them. The depositary collects fees for making distributions to investors by deducting those fees from the amounts distributed or by selling a portion of distributable property to pay the fees. The depositary may collect its annual fee for depositary services by deduction from cash distributions or by directly billing investors or by charging the book-entry system accounts of participants acting for them. The depositary may generally refuse to provide fee-attracting services until its fees for those services are paid.

        From time to time, the depositary may make payments to the Company to reimburse and / or share revenue from the fees collected from ADS holders, or waive fees and expenses for services provided, generally relating to costs and expenses arising out of establishment and maintenance of the ADS program. In performing its duties under the deposit agreement, the depositary may use brokers, dealers or other service providers that are affiliates of the depositary and that may earn or share fees or commissions.

Payment of Taxes
        You will be responsible for any taxes or other governmental charges payable on your ADSs or on the deposited securities represented by any of your ADSs. The depositary may refuse to register any transfer of your ADSs or allow you to withdraw the deposited securities represented by your ADSs until such taxes or other charges are paid. It may apply payments owed to you or sell deposited securities represented by your American Depositary Shares to pay any taxes owed and you will remain liable for any deficiency. If the depositary sells deposited securities, it will, if appropriate, reduce the number of ADSs to reflect the sale and pay to ADS holders any proceeds, or send to ADS holders any property, remaining after it has paid the taxes.

Reclassifications, Recapitalizations and Mergers

If we:	Then:

•

Change the nominal or par value of our shares

•

Reclassify, split up or consolidate any of the deposited securities

•

Distribute securities on the shares that are not distributed to you

•

Recapitalize, reorganize, merge, liquidate, sell all or substantially all of our assets, or take any similar action

The cash, shares or other securities received by the depositary will become deposited securities. Each ADS will automatically represent its equal share of the new deposited securities.
The depositary may, and will if we ask it to, distribute some or all of the cash, shares or other securities it received. It may also deliver new ADRs or ask you to surrender your outstanding ADRs in exchange for new ADRs identifying the new deposited securities.

Amendment and Termination

How may the deposit agreement be amended?

        We may agree with the depositary to amend the deposit agreement and the ADRs without your consent for any reason. If an amendment adds or increases fees or charges, except for taxes and other governmental charges or expenses of the depositary for registration fees, facsimile costs, delivery charges or similar items, or prejudices a substantial right of ADS holders, it will not become effective for outstanding ADSs until 30 days after the depositary notifies ADS holders of the amendment. At the time an amendment becomes effective, you are considered, by continuing to hold your ADSs, to agree to the amendment and to be bound by the ADRs and the deposit agreement as amended.

How may the deposit agreement be terminated?

        The depositary will terminate the deposit agreement at our direction by mailing notice of termination to the ADS holders then outstanding at least 30 days prior to the date fixed in such notice for such termination. The depositary may also terminate the deposit agreement by mailing notice of termination to us and the ADS holders if 60 days have passed since the depositary told us it wants to resign but a successor depositary has not been appointed and accepted its appointment.

        After termination, the depositary and its agents will do the following under the deposit agreement but nothing else: collect distributions on the deposited securities, sell rights and other property, and deliver shares and other deposited securities upon cancellation of ADSs. Four months after termination, the depositary may sell any remaining deposited securities by public or private sale. After that, the depositary will hold the money it received on the sale, as well as any other cash it is holding under the deposit agreement for the pro rata benefit of the ADS holders that have not surrendered their ADSs. It will not invest the money and has no liability for interest. The depositary's only obligations will be to account for the money and other cash. After termination our only obligations will be to indemnify the depositary and to pay fees and expenses of the depositary that we agreed to pay.

Limitations on Obligations and Liability

Limits on our Obligations and the Obligations of the Depositary; Limits on Liability to Holders of ADSs

        The deposit agreement expressly limits our obligations and the obligations of the depositary. It also limits our liability and the liability of the depositary. We and the depositary:

  •
  are only obligated to take the actions specifically set forth in the deposit agreement without negligence or bad faith;

  •
  are not liable if we are or it is prevented or delayed by law or circumstances beyond our control from performing our or its obligations under the deposit agreement;

  •
  are not liable if we or it exercises discretion permitted under the deposit agreement;

  •
  are not liable for the inability of any holder of ADSs to benefit from any distribution on deposited securities that is not made available to holders of ADSs under the terms of the deposit agreement, or for any special, consequential or punitive damages for any breach of the terms of the deposit agreement;

  •
  have no obligation to become involved in a lawsuit or other proceeding related to the ADSs or the deposit agreement on your behalf or on behalf of any other person;

  •
  may rely upon any documents we believe or it believes in good faith to be genuine and to have been signed or presented by the proper person.

        In the deposit agreement, we and the depositary agree to indemnify each other under certain circumstances.

Requirements for Depositary Actions

        Before the depositary will deliver or register a transfer of an ADS, make a distribution on an ADS, or permit withdrawal of shares, the depositary may require:

  •
  payment of stock transfer or other taxes or other governmental charges and transfer or registration fees charged by third parties for the transfer of any shares or other deposited securities;

  •
  satisfactory proof of the identity and genuineness of any signature or other information it deems necessary; and

  •
  compliance with regulations it may establish, from time to time, consistent with the deposit agreement, including presentation of transfer documents.

        The depositary may refuse to deliver ADSs or register transfers of ADSs generally when the transfer books of the depositary or our transfer books are closed or at any time if the depositary or we think it advisable to do so.

Your Right to Receive the Class A Ordinary Shares Underlying your ADSs

        ADS holders have the right to cancel their ADSs and withdraw the underlying Class A ordinary shares at any time except:

  •
  When temporary delays arise because: (i) the depositary has closed its transfer books or we have closed our transfer books; (ii) the transfer of shares is blocked to permit voting at a shareholders' meeting; or (iii) we are paying a dividend on our shares.

  •
  When you owe money to pay fees, taxes and similar charges.

  •
  When it is necessary to prohibit withdrawals in order to comply with any laws or governmental regulations that apply to ADSs or to the withdrawal of shares or other deposited securities.

This right of withdrawal may not be limited by any other provision of the deposit agreement.

Pre-release of ADSs

        The deposit agreement permits the depositary to deliver ADSs before deposit of the underlying Class A ordinary shares. This is called a pre-release of the ADSs. The depositary may also deliver Class A ordinary shares upon cancellation of pre-released ADSs (even if the ADSs are canceled before the pre-release transaction has been closed out). A pre-release is closed out as soon as the underlying Class A ordinary shares are delivered to the depositary. The depositary may receive ADSs instead of shares to close out a pre-release. The depositary may pre-release ADSs only under the following conditions: (1) before or at the time of the pre-release, the person to whom the pre-release is being made represents to the depositary in writing that it or its customer owns the shares or ADSs to be deposited; (2) the pre-release is fully collateralized with cash or other collateral that the depositary considers appropriate; and (3) the depositary must be able to close out the pre-release on not more than five business days' notice. In addition, the depositary will limit the number of ADSs that may be outstanding at any time as a result of pre-release, although the depositary may disregard the limit from time to time, if it thinks it is appropriate to do so.

Direct Registration System

        In the deposit agreement, all parties to the deposit agreement acknowledge that the DRS and Profile Modification System, or Profile, will apply to uncertificated ADSs upon acceptance thereof to DRS by DTC. DRS is the system administered by DTC under which the depositary may register the ownership of uncertificated ADSs, which ownership will be evidenced by periodic statements sent by the depositary to the registered holders of uncertificated ADSs. Profile is a required feature of DRS that allows a DTC participant, claiming to act on behalf of a registered holder of ADSs, to direct the depositary to register a transfer of those ADSs to DTC or its nominee and to deliver those ADSs to the DTC account of that DTC participant without receipt by the depositary of prior authorization from the ADS holder to register that transfer.

        In connection with and in accordance with the arrangements and procedures relating to DRS/Profile, the parties to the deposit agreement understand that the depositary will not determine whether the DTC participant that is claiming to be acting on behalf of an ADS holder in requesting registration of transfer and delivery described in the paragraph above has the actual authority to act on behalf of the ADS holder (notwithstanding any requirements under the Uniform Commercial Code). In the deposit agreement, the parties agree that the depositary's reliance on and compliance with instructions received by the depositary through the DRS/Profile System and in accordance with the deposit agreement will not constitute negligence or bad faith on the part of the depositary.

Shareholder communications; inspection of register of holders of ADSs

        The depositary will make available for your inspection at its office all communications that it receives from us as a holder of deposited securities that we make generally available to holders of deposited securities. The depositary will send you copies of those communications if we ask it to. You have a right to inspect the register of holders of ADSs, but not for the purpose of contacting those holders about a matter unrelated to our business or the ADSs.

TAXATION

        The following summary of material Cayman Islands, Bermuda, Hong Kong, PRC and United States federal income tax consequences of an investment in the ADSs or ordinary shares is based upon laws and relevant interpretations thereof as of the date of this prospectus, all of which are subject to change. This summary does not deal with all possible tax consequences relating to an investment in the ADSs or ordinary shares, such as the tax consequences under state, local and other tax laws not addressed herein.

        To the extent that the discussion relates to matters of Cayman Islands tax law, it represents the opinion of Maples and Calder, our counsel as to the laws of the Cayman Islands. To the extent that the discussion relates to matters of Bermuda tax law, it represents the opinion of Appleby (Bermuda) Limited, our counsel as to Bermuda law. To the extent that the discussion relates to matters of Hong Kong tax law, it represents the opinion of Alex Ho & Co, our counsel as to Hong Kong law. To the extent that the discussion relates to matters of PRC tax law, it represents the opinion of Guantao Law Firm, our counsel as to Chinese law. Based on the facts and subject to the limitations set forth herein, the statements of law or legal conclusions under the caption "—United States Federal Income Taxation" constitute the opinion of Kirkland & Ellis International LLP, our U.S. counsel, as to the material U.S. federal income tax consequences to U.S. Holders (as defined below) under current law of an investment in the ADSs or ordinary shares.

Cayman Islands Taxation

        The Cayman Islands currently levies no taxes on individuals or corporations based upon profits, income, gains or appreciation and there is no taxation in the nature of inheritance tax or estate duty. There are no other taxes likely to be material to us levied by the Government of the Cayman Islands except for stamp duties that may be applicable on instruments executed in, or brought within, the jurisdiction of the Cayman Islands. The Cayman Islands is not party to any double tax treaties that are applicable to any payments made to or by our company. There are no exchange control regulations or currency restrictions in the Cayman Islands.

        Pursuant to Section 6 of the Tax Concessions Law (1999 Revision) of the Cayman Islands, we may obtain an undertaking from the Governor-in-Council:

  •
  that no law which is enacted in the Cayman Islands imposing any tax to be levied on profits or income or gains or appreciation shall apply to us or our operations; and

  •
  that the aforesaid tax or any tax in the nature of estate duty or inheritance tax shall not be payable on our shares, debentures or other obligations.

        Prospective investors should consult their professional advisers on the possible tax consequences of buying, holding or selling any ADSs under the laws of their country of citizenship, residence or domicile.

        The following is a discussion on certain Cayman Islands tax consequences of an investment in the ADSs. The discussion is a general summary of present law, which is subject to prospective and retroactive change. It is not intended as tax advice, does not consider any investor's particular circumstances, and does not consider tax consequences other than those arising under Cayman Islands law.

        Under existing Cayman Islands laws:

  •
  No taxes, fees or charges are payable (either by direct assessment or withholding) to the government or other taxing authority in the Cayman Islands under the laws of the Cayman Islands in respect of this distribution.

  •
  Payments of dividends and capital in respect of our shares will not be subject to taxation in the Cayman Islands and no withholding will be required on the payment of a dividend or capital to any holder of our shares or ADSs, nor will gains derived from the disposal of our shares or ADSs be subject to Cayman Islands income or corporation tax. The Cayman Islands currently have no income, corporation or capital gains tax and no estate duty, inheritance tax or gift tax.

Bermuda Taxation

        In Bermuda there are no taxes on profits, income or dividends, nor is there any capital gains tax, estate duty or death duty. Profits can be accumulated and it is not obligatory for a company to pay dividends.

        Stamp duty is not chargeable in respect of the incorporation, registration or licensing of an exempted company, nor, subject to certain minor exceptions, on their transactions.

Hong Kong Taxation

        The following summary of certain relevant taxation provisions under Hong Kong law is based on current law and practice and is subject to changes therein and does not constitute legal or tax advice to you. This summary does not purport to address all possible tax consequences relating to purchasing, holding or selling our ADSs, and does not take into account the specific circumstances of any particular investors, some of whom may be subject to special rules. Accordingly, holders or prospective purchasers (particularly those subject to special tax rules, such as banks, dealers, insurance companies and tax-exempt entities) should consult their own tax advisers regarding the tax consequences of purchasing, holding or selling our ADSs.

        Under the current laws of Hong Kong:

  •
  No profits tax is imposed in Hong Kong in respect of capital gains from the sale of the ADSs.

  •
  Revenue gains from the sale of ADSs by persons carrying on a trade, profession or business in Hong Kong where the gains are derived from or arise in Hong Kong from the trade, profession or business will be chargeable to Hong Kong profits tax, which is currently imposed at the rate of 16.5% on corporations and at a maximum rate of 15% on individuals and unincorporated businesses.

  •
  Gains arising from the sale of ADSs, where the purchases and sales of ADSs are effected outside of Hong Kong e.g. on the New York Stock Exchange, should not be subject to Hong Kong profits tax.

  •
  According to the current tax practice of the Hong Kong Inland Revenue Department, dividends paid by us on ADSs would not be subject to any Hong Kong tax, even if received by investors in Hong Kong.

  •
  No Hong Kong stamp duty is payable on the purchase and sale of the ADSs.

People's Republic of China Taxation

        On March 16, 2007, the National People's Congress, the PRC legislature, enacted the Enterprise Income Tax Law, or the New EIT Law which became effective on January 1, 2008, and on December 6, 2007, the State Council promulgated the Implementation Rules to the Enterprise Income Tax Law, or the Implementation Rules, which also became effective on January 1, 2008. Under the New EIT Law and its Implementation Rules, foreign-invested enterprises and domestic companies are subject to a uniform enterprise income tax rate of 25%, unless otherwise specified.

        In addition, dividends payable to foreign investors by PRC resident enterprises are subject to a PRC withholding tax at the rate of 10% unless the foreign investor's jurisdiction of incorporation has a tax treaty with the PRC that provides for a preferential withholding arrangement. Pursuant to the

Double Taxation Arrangement (Hong Kong), which became effective on December 8, 2006, the withholding tax may be lowered to 5% if the PRC enterprise is at least 25% directly held by a Hong Kong enterprise. According to Circular 601, non-resident enterprises that cannot provide valid supporting documents as to "beneficial ownership" may not be approved to enjoy tax treaty benefits, and the term "beneficial owners" refers to individuals, companies or other organizations normally engaged in substantive operations. These rules also expressly exclude a "conduit company," or a company established for the purposes of avoiding or reducing tax obligations or transferring or accumulating profits and not engaged in substantive operations, such as manufacturing, sales or management, from being deemed a beneficial owner. As a result, dividends from our PRC subsidiaries paid to us through our Hong Kong subsidiaries may be subject to a reduced withholding tax rate of 5% if our Hong Kong subsidiaries are determined to be Hong Kong tax residents and beneficial owners under the Double Taxation Arrangement (Hong Kong).

        Under the New EIT Law, enterprises organized under the laws of jurisdictions outside China with their "de facto management bodies" located within China may be considered PRC resident enterprises and therefore subject to PRC enterprise income tax at the rate of 25% on their worldwide income. The Implementation Rules define the term "de facto management body" as the management body that exercises substantial and overall control and management over the business, personnel, accounts and properties of an enterprise. Circular 82 sets out certain specific criteria for determining the location of the "de facto management bodies" of an enterprise registered outside of the PRC and funded by Chinese enterprises as controlling investors, or a Chinese Controlled Enterprise. Under Circular 82, a Chinese Controlled Enterprise shall be considered a resident enterprise if all of the following applies:

  (i)
  the Chinese Controlled Enterprise's major management department and personnel who are responsible for carrying out daily operations are located in the PRC;

  (ii)
  the department or the personnel who have the right to decide or approve the Chinese Controlled Enterprise's financial and human resource matters are located in the PRC;

  (iii)
  the major assets, account book, company seal and meeting minutes of the Chinese Controlled Enterprise are located or stored in the PRC; and

  (iv)
  the directors or management personnel holding no less than 50% voting rights of the Chinese Controlled Enterprise habitually reside in the PRC.

        Since the Company is not controlled by a PRC enterprise or a PRC enterprise group, it remains unclear whether the standards set out in the SAT Circular 82 will apply or be cited for reference when considering whether the "de facto management bodies" of the Company and its overseas subsidiaries are in the PRC or not. Furthermore, we do not believe that any of our offshore entities meet all of the conditions detailed above, as the key assets and records for these entities, including the resolutions of their respective board of directors and the resolutions of their respective shareholders, are located and maintained outside of the PRC. While we do not currently consider our company or any of our overseas subsidiaries to be a PRC resident enterprise, there is a risk that the PRC tax authorities may deem our company or any of our overseas subsidiaries as a PRC resident enterprise since a substantial majority of the members of our management team as well as the management team of some of our offshore holding companies are located in China. If the PRC tax authorities determine that our Cayman Islands holding company is a "resident enterprise" for PRC enterprise income tax purposes, a number of unfavorable PRC tax consequences could follow. For example, a 10% withholding tax may be imposed on dividends we pay to our non-PRC enterprise shareholders and, with respect to gains derived by our non-PRC enterprise shareholders, from transferring our shares or ADSs. It is unclear whether, if we are considered a PRC resident enterprise, holders of our shares or ADSs would be able to claim the benefit of income tax treaties or agreements entered into between China and other countries or areas. See "Risk Factors—Risks Relating to Doing Business in China—We may be

classified as a "resident enterprise" for PRC enterprise income tax purposes; such classification could result in unfavorable tax consequences to us and our non-PRC Shareholders."

        Pursuant to the New EIT Law, if a non-resident enterprise derives China-sourced income, such as dividends or capital gains, that income is subject to enterprise income tax, or EIT, in the form of a withholding tax. The SAT issued the Interim Measures for Administration of Withholding EIT for Non-Resident Enterprise, effective from January 1, 2009. According to the measures, the entity or individual with the legal or contractual obligation to remit income to the non-resident enterprise is deemed as a withholding agent. The withholding agent must withhold the EIT at the time the relevant payment is made or due to be made and pay the tax within seven days from the date of withholding. Noncompliance with the prescribed procedures by a PRC withholding agent and failure of the non-resident enterprise to pay the applicable EIT must be rectified within a designated period and could result in a fine.

United States Federal Income Taxation

        The following discussion describes the material United States federal income tax consequences to a United States Holder (as defined below), under current law, of the ownership and the disposition of the ADSs or ordinary shares. For purposes of this discussion, any reference to an "ordinary share" means our Class A ordinary shares. This discussion is based on the federal income tax laws of the United States as of the date of this prospectus, including the United States Internal Revenue Code of 1986, as amended, or the Code, existing and proposed Treasury regulations promulgated thereunder, judicial authority, published administrative positions of the United States Internal Revenue Service, or IRS, and other applicable authorities, all as of the date of this prospectus. All of the foregoing authorities are subject to change, which change could apply retroactively and could significantly affect the tax consequences described below. We have not sought any ruling from the IRS with respect to the statements made and the conclusions reached in the following discussion and there can be no assurance that the IRS or a court will agree with our statements and conclusions.

        This discussion applies only to a United States Holder that holds ADSs or ordinary shares as capital assets for United States federal income tax purposes (generally, property held for investment). The discussion neither addresses the tax consequences to any particular holder nor describes all of the tax consequences applicable to persons in special tax situations, such as:

  •
  banks;

  •
  certain financial institutions;

  •
  insurance companies;

  •
  regulated investment companies;

  •
  real estate investment trusts;

  •
  brokers or dealers in stocks and securities, or currencies;

  •
  traders that elect to use a mark-to-market method of accounting;

  •
  certain former citizens or residents of the United States subject to Section 877 of the Code;

  •
  tax-exempt organizations and entities;

  •
  persons subject to the alternative minimum tax provisions of the Code;

  •
  persons whose functional currency is other than the United States dollar;

  •
  persons holding ADSs or ordinary shares as part of a straddle, hedging, conversion or integrated transaction;

  •
  persons that actually or constructively own 10% or more of the total combined voting power of all classes of our voting stock;

  •
  persons who acquired ADSs or ordinary shares pursuant to the exercise of an employee stock option or otherwise as compensation; or

  •
  partnerships or other pass-through entities, or persons holding ADSs or ordinary shares through such entities.

        The discussion below does not describe any tax consequences arising out of the Medicare tax on certain "net investment income" pursuant to the Health Care and Education Reconciliation Act of 2010.

        If a partnership (including an entity or arrangement treated as a partnership for United States federal income tax purposes) holds the ADSs or ordinary shares, the tax treatment of a partner in the partnership generally will depend upon the status of the partner and the activities of the partnership. A partner in a partnership holding the ADSs or ordinary shares should consult its own tax advisors regarding the tax consequences of holding the ADSs or ordinary shares.

        THE FOLLOWING DISCUSSION IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT A SUBSTITUTE FOR CAREFUL TAX PLANNING AND ADVICE. HOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE UNITED STATES FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS, AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER THE FEDERAL ESTATE OR GIFT TAX LAWS OR THE LAWS OF ANY STATE, LOCAL OR NON-UNITED STATES TAXING JURISDICTION OR UNDER ANY APPLICABLE TAX TREATY.

        For purposes of the discussion below, a "United States Holder" is a beneficial owner of the ADSs or ordinary shares that is, for United States federal income tax purposes:

  •
  an individual who is a citizen or resident of the United States;

  •
  a corporation (or other entity treated as a corporation for United States federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

  •
  an estate, the income of which is subject to United States federal income taxation regardless of its source; or

  •
  a trust, if (i) a court within the United States is able to exercise primary jurisdiction over its administration and one or more United States persons have the authority to control all of its substantial decisions or (ii) in the case of a trust that was treated as a domestic trust under the law in effect before 1997, a valid election is in place under applicable Treasury regulations to treat such trust as a domestic trust.

        The discussion below assumes that the representations contained in the deposit agreement and any related agreement are true and that the obligations in such agreements will be complied with in accordance with their terms.

The Distribution

        We have not obtained any opinion with respect to the U.S. federal income tax consequences of the distribution. Therefore, all VODone shareholders who receive ADSs should consult with their own tax advisors to determine the consequences of the distribution for U.S. federal income tax purposes, specifically as to whether or not the VODone shareholders who receive ADSs will recognize income, gain or loss by reason of the receipt of the ADSs and as to whether VODone is or has been a passive foreign investment company, or PFIC, as defined below.

ADSs

        If you own the ADSs, then you should be treated as the owner of the underlying ordinary shares represented by those ADSs for United States federal income tax purposes. Accordingly, deposits or withdrawals of ordinary shares for ADSs should not be subject to United States federal income tax.

        The United States Treasury Department and the IRS have expressed concerns that United States holders of American depositary shares may be claiming foreign tax credits in situations where an intermediary in the chain of ownership between the holder of an American depositary share and the issuer of the security underlying the American depositary share has taken actions that are inconsistent with the ownership of the underlying security by the person claiming the credit. Such actions (for example, a pre-release of an ADS by a depositary) also may be inconsistent with the claiming of the reduced rate of tax applicable to certain dividends received by non-corporate United States holders of ADSs, including individual United States holders. Accordingly, the availability of foreign tax credits or the reduced tax rate for dividends received by non-corporate United States Holders, each discussed below, could be affected by actions taken by intermediaries in the chain of ownership between the holder of an ADS and our company.

Dividends and Other Distributions on the ADSs or Ordinary Shares

        Subject to the passive foreign investment company rules discussed below, the gross amount of any distribution that we make to you with respect to the ADSs or ordinary shares (including any amounts withheld to reflect PRC withholding taxes) will be taxable as a dividend, to the extent paid out of our current or accumulated earnings and profits, as determined under United States federal income tax principles. Such income (including any withheld taxes) will be includable in your gross income on the day actually or constructively received by you, if you own the ordinary shares, or by the depositary, if you own ADSs. Because we do not intend to determine our earnings and profits on the basis of United States federal income tax principles, any distribution paid will generally be treated as a "dividend" for United States federal income tax purposes. Such dividends will not be eligible for the dividends-received deduction allowed to qualifying corporations under the Code.

        Dividends received by a non-corporate United States Holder in taxable years beginning before January 1, 2013, may qualify for the lower rates of tax applicable to "qualified dividend income," if the dividends are paid by a "qualified foreign corporation" and other conditions discussed below are met. A non-United States corporation is treated as a qualified foreign corporation (i) with respect to dividends paid by that corporation on shares (or American depositary shares backed by such shares) that are readily tradable on an established securities market in the United States or (ii) if such non-United States corporation is eligible for the benefits of a qualifying income tax treaty with the United States that includes an exchange of information program. However, a non-United States corporation will not be treated as a qualified foreign corporation if it is a passive foreign investment company in the taxable year in which the dividend is paid or the preceding taxable year.

        Under a published IRS Notice, common or ordinary shares, or American depositary shares representing such shares, are considered to be readily tradable on an established securities market in the United States if they are listed on the Nasdaq Global Market, as the ADSs (but not our ordinary shares) are expected to be. Based on existing guidance, it is unclear whether the ordinary shares will be considered to be readily tradable on an established securities market in the United States, because only the ADSs, and not the underlying ordinary shares, will be listed on a securities market in the United States. We believe, but we cannot assure you, that dividends we pay on the ordinary shares that are represented by ADSs, but not on the ordinary shares that are not so represented, will, subject to applicable limitations, be eligible for the reduced rates of taxation. In addition, if we are treated as a PRC resident enterprise under the PRC tax law (see "Taxation—People's Republic of China Taxation"), then we may be eligible for the benefits of the income tax treaty between the United States and the

PRC. If we are eligible for such benefits, then dividends that we pay on our ordinary shares, regardless of whether such shares are represented by ADSs, would, subject to applicable limitations, be eligible for the reduced rates of taxation.

        Even if dividends would be treated as paid by a qualified foreign corporation, non-corporate United States Holders will not be eligible for reduced rates of taxation if they do not hold the ADSs or ordinary shares for more than 60 days during the 121-day period beginning 60 days before the ex-dividend date or if such United States Holders elect to treat the dividend income as "investment income" pursuant to Section 163(d)(4) of the Code. In addition, the rate reduction will not apply to dividends of a qualified foreign corporation if the non-corporate United States Holder receiving the dividend is obligated to make related payments with respect to positions in substantially similar or related property.

        You should consult your own tax advisors regarding the availability of the lower tax rates applicable to qualified dividend income for any dividends that we pay with respect to the ADSs or ordinary shares, as well as the effect of any change in applicable law after the date of this prospectus.

        Any PRC withholding taxes imposed on dividends paid to you with respect to ADSs or ordinary shares generally will be treated as foreign taxes eligible for credit against your United States federal income tax liability, subject to the various limitations and disallowance rules that apply to foreign tax credits generally. For purposes of calculating the foreign tax credit, dividends paid to you with respect to the ADSs or ordinary shares will be treated as income from sources outside the United States and generally will constitute passive category income. The rules relating to the determination of the foreign tax credit are complex, and you should consult your tax advisors regarding the availability of a foreign tax credit in your particular circumstances.

Disposition of the ADSs or Ordinary Shares

        You will recognize gain or loss on a sale or exchange of ADSs or ordinary shares in an amount equal to the difference between the amount realized on the sale or exchange and your tax basis in the ADSs or ordinary shares. Subject to the discussion under "—Passive Foreign Investment Company" below, such gain or loss generally will be capital gain or loss. Capital gains of a non-corporate United States Holder, including an individual, that has held the ADS or ordinary share for more than one year currently are eligible for reduced tax rates. The deductibility of capital losses is subject to limitations.

        Any gain or loss that you recognize on a disposition of the ADSs or ordinary shares generally will be treated as United States-source income or loss for foreign tax credit limitation purposes. However, where we are treated as a PRC resident enterprise for PRC tax purposes and PRC tax is imposed on gain from the disposition of ADSs or ordinary shares (see "Taxation—People's Republic of China Taxation"), then a United States Holder that is eligible for the benefits of the income tax treaty between the United States and the PRC may elect to treat the gain as PRC-source income for foreign tax credit purposes. If such an election is made, the gain so treated will be treated as a separate class or "basket" of income for purposes of the foreign tax credit under Section 865(h) of the Code. You should consult your tax advisors regarding the proper treatment of gain or loss, as well as the availability of a foreign tax credit, in your particular circumstances.

Passive Foreign Investment Company

        Based on the current and anticipated value of our assets and the composition of our income and assets, we do not expect to be a passive foreign investment company, or PFIC, for United States federal income tax purposes for our current taxable year ending December 31, 2012, although we may become a PFIC in the forseeable future. The determination of PFIC status is based on an annual determination that cannot be made until the close of a taxable year, involves extensive factual investigation, including ascertaining the fair market value of all of our assets on a quarterly basis and the character of each item of income that we earn, and is subject to uncertainty in several respects. Accordingly, we cannot assure you that we will not be treated as a PFIC for our current taxable year or for any future taxable year or that the IRS will not take a contrary position. Kirkland & Ellis International LLP, our United States tax counsel, expresses no opinion with respect to our PFIC status for any taxable year or our expectations contained in this paragraph.

        A non-United States corporation such as ourselves will be treated as a PFIC for United States federal income tax purposes for any taxable year if, applying applicable look-through rules, either:

  •
  at least 75% of its gross income for such year is passive income; or

  •
  at least 50% of the value of its assets (determined based on a quarterly average) during such year is attributable to assets that produce or are held for the production of passive income.

        For this purpose, passive income generally includes dividends, interest, royalties and rents (other than certain royalties and rents derived in the active conduct of a trade or business and not derived from a related person). The classification of certain of our income as active or passive and certain of our assets as producing active or passive income, and hence whether we expect to be or will become a PFIC, depends on the interpretation of certain United States Treasury Regulations relating to royalty income and income from intangible assets, as well as certain IRS guidance relating to the classification of assets as producing active or passive income. Such regulations and guidance are potentially subject to different interpretations. If the percentage of our assets treated as producing passive income increases, we may become a PFIC for the current or one or more future taxable years.

        The determination of whether we expect to be or will become a PFIC will depend in part upon the value of our goodwill and other unbooked intangibles not reflected on our balance sheet (which may depend upon the market value or the ADSs or ordinary shares) and also will be affected by how, and how quickly, we spend our liquid assets. In estimating the value of our goodwill and other unbooked intangibles, we have taken into account our anticipated market capitalization following the listing of the ADSs on the Nasdaq Global Market. In addition, we have assumed that no offering or private placement of our ADSs or ordinary shares will take place in the current taxable year. Among other matters, if our market capitalization is less than anticipated or subsequently declines, we may be or become a PFIC for the current or future taxable years because our liquid assets and cash (which are for this purpose considered assets that produce passive income) may then represent a greater percentage of our overall assets. Further, while we believe our classification methodology and valuation approach is reasonable, it is possible that the Internal Revenue Service may challenge our classification or valuation of our goodwill and other unbooked intangibles, which may result in our company being or becoming classified as a PFIC for the current or one or more future taxable years.

        We will be treated as owning a proportionate share of the assets and earning a proportionate share of the income of any other corporation in which we own, directly or indirectly, more than 25% by value of the stock. Although the law in this regard is unclear, we treat Yingzheng as being owned by us for United States federal income tax purposes, not only because we exercise effective control over the operation of such entities but also because we are entitled to substantially all of their economic benefits, and, as a result, we consolidate their results of operations in our consolidated United States GAAP financial statements. If it were determined, however, that we are not the owner of Yingzheng for United States federal income tax purposes, the composition of our income and assets would change and we may be more likely to be treated as a PFIC.

        If we are a PFIC for any taxable year during which you hold ADSs or ordinary shares, then, unless you make a "mark-to-market" election (as discussed below), you generally will be subject to special and adverse tax rules with respect to any "excess distribution" that you receive from us and any gain that you recognize from a sale or other disposition, including a pledge, of the ADSs or ordinary shares. For this purpose, distributions that you receive in a taxable year that are greater than 125% of the average annual distributions that you received during the shorter of the three preceding taxable years or your holding period for the ADSs or ordinary shares will be treated as an excess distribution. Under these rules:

  •
  the excess distribution or recognized gain will be allocated ratably over your holding period for the ADSs or ordinary shares;

  •
  the amount of the excess distribution or recognized gain allocated to the current taxable year, and to any taxable years in your holding period prior to the first taxable year in which we were treated as a PFIC, will be treated as ordinary income; and

  •
  the amount the excess distribution or recognized gain allocated to each other taxable year will be subject to the highest tax rate in effect for individuals or corporations, as applicable, for each such year and the resulting tax will be subject to the interest charge generally applicable to underpayments of tax.

        If we are a PFIC for any taxable year during which a United States Holder holds the ADSs or ordinary shares and any of our non-United States subsidiaries is also a PFIC, such United States Holder would be treated as owning a proportionate amount (by value) of the shares of each such non-United States subsidiary classified as a PFIC (each such subsidiary, a lower tier PFIC) for purposes of the application of these rules. United States Holders should consult their tax advisors regarding the application of the PFIC rules to any of our subsidiaries.

        If we are a PFIC for any taxable year during which you hold ADSs or ordinary shares, then in lieu of being subject to the tax and interest-charge rules discussed above, you may make an election to include gain on the ADSs or ordinary shares as ordinary income under a mark-to-market method, provided that the ADSs or ordinary shares constitute "marketable stock." Marketable stock is stock that is regularly traded on a qualified exchange or other market, as defined in applicable Treasury regulations. We expect that the ADSs, but not our ordinary shares, will be listed on the Nasdaq Global Market, which is a qualified exchange or other market for these purposes. Consequently, if the ADSs are listed on the Nasdaq Global Market and are regularly traded, and you are a holder of ADSs, we expect that the mark-to-market election would be available to you if we became a PFIC, but no assurances are given in this regard.

        Because a mark-to-market election cannot be made for any lower-tier PFICs that we may own, a United States Holder may continue to be subject to the PFIC rules with respect to such United States Holder's indirect interest in any investments held by us that are treated as an equity interest in a PFIC for United States federal income tax purposes.

        In certain circumstances, a United States Holder of shares in a PFIC may avoid the adverse tax and interest-charge regime described above by making a "qualified electing fund" election to include in income its share of the corporation's income on a current basis. However, you may make a qualified electing fund election with respect to your ADSs or ordinary shares only if we agree to furnish you annually with a PFIC annual information statement as specified in the applicable Treasury regulations. We currently do not intend to prepare or provide the information that would enable you to make a qualified electing fund election.

        A United States Holder that holds the ADSs or ordinary shares in any year in which we are classified as a PFIC will be required to file an annual report containing such information as the United States Treasury Department may require. You should consult your own tax advisor regarding the application of the PFIC rules to your ownership and disposition of the ADSs or ordinary shares and the availability, application and consequences of the elections discussed above.

Information Reporting and Backup Withholding

        Information reporting to the IRS and backup withholding (currently at a rate of 28%) generally will apply to dividends in respect of the ADSs or ordinary shares, and the proceeds from the sale or exchange of the ADSs or ordinary shares, that are paid to you within the United States (and in certain cases, outside the United States), unless you furnish a correct taxpayer identification number and make any other required certification generally on IRS Form W-9 or you otherwise establish an exemption from information reporting and backup withholding. Backup withholding is not an additional tax. Amounts withheld as backup withholding generally are allowed as a credit against your United States federal income tax liability, and you may be entitled to obtain a refund of any excess amounts withheld under the backup withholding rules if you file an appropriate claim for refund with the IRS and furnish any required information in a timely manner.

        Under legislation enacted in 2010, United States Holders who are individuals generally will be required to report our name, address and such information relating to an interest in the ADSs or ordinary shares as is necessary to identify the class or issue of which your ADSs or ordinary shares are a part. These requirements are subject to exceptions, including an exception for ADSs or ordinary shares held in accounts maintained by certain financial institutions and an exception applicable if the aggregate value of all "specified foreign financial assets" (as defined in the Code) does not exceed $50,000.

        United States Holders should consult their tax advisors regarding the application of the information reporting and backup withholding rules.

EXPENSES RELATING TO THIS DISTRIBUTION

        The following table sets forth the main estimated expenses in connection with this distribution:

SEC registration fee
Nasdaq Global Market listing fee
Legal fees and expenses
Accounting fees and expenses
Printing fees
Other fees and expenses

Total

        All amounts are estimated, except the SEC registration fee and the Nasdaq Global Market listing fee.

LEGAL MATTERS

        We are being represented by Kirkland & Ellis International LLP with respect to U.S. federal and New York law. The validity of our ordinary shares represented by the ADSs distributed in this distribution will be passed upon for us by Maples and Calder. Legal matters as to PRC law will be passed upon for us by Guantao Law Firm. Kirkland & Ellis International LLP may rely upon Maples and Calder with respect to matters governed by the laws of the Cayman Islands and upon Guantao Law Firm with respect to matters governed by PRC law.

EXPERTS

        The consolidated financial statements of China Mobile Games and Entertainment Group Limited (the "Successor") at December 31, 2009, 2010 and 2011, and for the period from October 27, 2009 to December 31, 2009 and the years ended December 31, 2010 and 2011, the financial statements of Shenzhen Kuailefeng Software Development Co., Ltd. (the "Predecessor") for the period from January 1, 2009 to October 26, 2009, the combined financial statements of Bright Way Technology (Hong Kong) Limited and Shenzhen Tastech Electronic Co., Ltd. at December 31, 2009, and for the year end December 31, 2009 and the period from January 1, 2010 to October 10, 2010, and the consolidated financial statements of 3GUU Mobile Entertainment Industrial Co., Ltd. at December 31, 2009, and for the years ended December 31, 2009 and 2010, appearing in this prospectus have been audited by Ernst & Young Hua Ming, independent registered public accounting firm, as set forth in their reports thereon appearing elsewhere herein, and are included in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

        The offices of Ernst & Young Hua Ming are located at 18/F Ernst & Young Tower, No. 13 Zhu Jiang East Road, Tianhe District, Guangzhou, China 510623.

WHERE YOU CAN FIND MORE INFORMATION

        We have filed with the SEC a registration statement (including relevant exhibits and schedules) on Form F-1 under the Securities Act with respect to our ordinary shares and a registration statement on Form F-6 under the Securities Act with respect to the ADSs. This prospectus, which constitutes a part of the registration statement on Form F-1, does not contain all of the information contained in the registration statement. You should read the registration statement and its exhibits and schedules for further information with respect to us and our ordinary shares and ADSs. Information regarding the contents of contracts or other documents described in this prospectus is not necessarily complete and you should refer to the actual contracts and documents filed as exhibits to the registration statement for more detailed and complete information.

        Immediately upon completion of this distribution we will become subject to periodic reporting and other informational requirements of the Exchange Act as applicable to foreign private issuers. Accordingly, we will file reports, including annual reports on Form 20-F, and other information with the SEC. As a foreign private issuer, we are exempt from the rules of the Exchange Act prescribing the furnishing and content of proxy statements and annual reports to shareholders and Section 16 short-swing profit and related reporting for our officers and directors and for holders of more than 10% of our ordinary shares.

        You can inspect and copy the registration statements, reports and other information filed with the SEC at the public reference facility maintained by the SEC at 100 F. Street, N.E., Washington, D.C. 20549. You can request copies of these documents upon payment of a duplicating fee by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facility.

        Our SEC filings will also be available to the public on the SEC's internet website at http://www.sec.gov.

CHINA MOBILE GAMES AND ENTERTAINMENT GROUP LIMITED

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Page
China Mobile Games and Entertainment Group Limited
Report of Independent Registered Public Accounting Firm	F-2
Consolidated Balance Sheets as of December 31, 2009, 2010 and 2011	F-3

Consolidated Statements of Comprehensive Income for the period from January 1, 2009 to October 26, 2009 (Predecessor), the period from October 27, 2009 to December 31, 2009 (Successor) and the years ended December 31, 2010 (Successor) and 2011 (Successor)

F-4

Consolidated Statements of Cash Flows for the period from January 1, 2009 to October 26, 2009 (Predecessor), the period from October 27, 2009 to December 31, 2009 (Successor) and the years ended December 31, 2010 (Successor) and 2011 (Successor)

F-5

Consolidated Statements of Changes in Shareholders' Equity for the period from January 1, 2009 to October 26, 2009 (Predecessor), the period from October 27, 2009 to December 31, 2009 (Successor) and the years ended December 31, 2010 (Successor) and 2011 (Successor)

F-7
Notes to the Consolidated Financial Statements	F-8
Unaudited Interim Condensed Consolidated Balance Sheet as of March 31, 2012	F-79
Unaudited Interim Condensed Consolidated Statements of Comprehensive Income for the three months ended March 31, 2011 and 2012	F-80
Unaudited Interim Condensed Consolidated Statements of Cash Flows for the three months ended March 31, 2011 and 2012	F-81
Unaudited Interim Condensed Consolidated Statements of Changes in Shareholders' Equity for the three months ended March 31, 2011 and 2012	F-82
Notes to the Unaudited Interim Condensed Consolidated Financial Statements	F-83
Bright Way Technology (Hong Kong) Limited and Shenzhen Tastech Electronic Co., Ltd.
Report of Independent Registered Public Accounting Firm	F-112
Combined Balance Sheet as of December 31, 2009	F-113
Combined Statements of Income and Comprehensive Income for the year ended December 31, 2009 and the period from January 1, 2010 to October 10, 2010	F-114
Combined Statements of Cash Flows for the year ended December 31, 2009 and the period from January 1, 2010 to October 10, 2010	F-115
Combined Statements of Changes in Shareholders' Deficit for the year ended December 31, 2009 and the period from January 1, 2010 to October 10, 2010	F-116
Notes to the Combined Financial Statements	F-117
3GUU Mobile Entertainment Industrial Co., Ltd.
Report of Independent Registered Public Accounting Firm	F-132
Consolidated Balance Sheet as of December 31, 2009	F-133
Consolidated Statements of Operations for the years ended December 31, 2009 and 2010	F-134
Consolidated Statements of Cash Flows for the years ended December 31, 2009 and 2010	F-135
Consolidated Statements of Changes in Shareholders' Equity (Deficit) for the years ended December 31, 2009 and 2010	F-136
Notes to the Consolidated Financial Statements	F-137

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Shareholders of
China Mobile Games and Entertainment Group Limited

        We have audited the accompanying consolidated balance sheets of China Mobile Games and Entertainment Group Limited (the "Company" or the "Successor") as of December 31, 2009, 2010 and 2011, and the related consolidated statements of comprehensive income, cash flows and changes in shareholders' equity for the period from October 27, 2009 to December 31, 2009 and the years ended December 31, 2010 and 2011. We have also audited the statements of comprehensive income, cash flows, and changes in shareholders' equity of Shenzhen Kuailefeng Software Development Co., Ltd. (the "Predecessor") for the period from January 1, 2009 to October 26, 2009. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company's internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of China Mobile Games and Entertainment Group Limited as of December 31, 2009, 2010 and 2011 and the consolidated results of its operations and its cash flows for the period from October 27, 2009 to December 31, 2009 and the years ended December 31, 2010 and 2011 and the results of operations and cash flows of Shenzhen Kuailefeng Software Development Co., Ltd. for the period from January 1, 2009 to October 26, 2009, in conformity with U.S. generally accepted accounting principles.

/s/ Ernst & Young Hua Ming
Guangzhou, the People's Republic of China
April 13, 2012

CHINA MOBILE GAMES AND ENTERTAINMENT GROUP LIMITED

CONSOLIDATED BALANCE SHEETS

(Amounts in thousands of Renminbi ("RMB") and U.S. Dollars ("US$"))

		As of December 31,
	Notes	2009	2010	2011	2011
		(Successor) RMB	(Successor) RMB	(Successor) RMB	(Successor) US$
ASSETS
Current assets:
Cash and cash equivalents		5,657	104,038	187,237	29,732
Accounts receivable	5	—	37,013	56,121	8,912
Inventories	6	—	2,126	2,103	334
Prepayments and other current assets	7	3,098	12,402	24,966	3,964
Amounts due from related parties	17	12,623	17,952	1,349	214
Deferred tax assets	15	18	1,029	1,491	237

Total current assets		21,396	174,560	273,267	43,393

Non-current assets:
Property and equipment, net	8	468	2,009	5,435	863
Goodwill	9	247,373	598,358	598,358	95,015
Intangible assets, net	10	60,861	78,217	70,101	11,132
Deferred initial public offering costs	12	—	—	2,010	319
Deferred tax assets	15	—	500	916	146
Other non-current assets		—	—	343	54

Total non-current assets		308,702	679,084	677,163	107,529

TOTAL ASSETS		330,098	853,644	950,430	150,922

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable		2,629	12,404	9,150	1,453
Accrued expenses and other current liabilities	11	730	8,291	17,577	2,791
Deferred revenue		—	—	3,894	618
Income tax payable		83	3,130	11,115	1,765
Dividends payable	13	—	—	63,000	10,004
Amounts due to related parties	17	220	6,048	6,542	1,039

Total current liabilities		3,662	29,873	111,278	17,670

Non-current liabilities:
Unrecognized tax benefits	15	—	20,872	27,844	4,421
Deferred tax liabilities	15	15,215	66,923	12,580	1,998
Other non-current liabilities		—	2,000	2,550	405

Total non-current liabilities		15,215	89,795	42,974	6,824

Total liabilities		18,877	119,668	154,252	24,494

Commitments and contingencies	19
Shareholders' equity:
Ordinary shares (US$0.001 par value, 1,000,000,000 shares authorized; 212,500,000 shares issued and outstanding as of December 31, 2009 and 2010, 302,729,550 shares issued and outstanding as of December 31, 2011)	13	1,434	1,434	1,937	308
Additional paid-in capital		217,465	501,107	709,815	112,714
Retained earnings		6,527	35,025	84,853	13,474
Accumulated other comprehensive loss		—	(78)	(427)	(68)

Total China Mobile Games and Entertainment Group Limited's equity		225,426	537,488	796,178	126,428
Noncontrolling interests		85,795	196,488	—	—

Total shareholders' equity		311,221	733,976	796,178	126,428

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY		330,098	853,644	950,430	150,922

The accompanying notes are an integral part of the consolidated financial statements.

CHINA MOBILE GAMES AND ENTERTAINMENT GROUP LIMITED AND PREDECESSOR

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

(Amounts in thousands of Renminbi ("RMB") and U.S. Dollars ("US$"), except for number of shares and per share data)

	Notes	For the period from January 1, 2009 to October 26, 2009	For the period from October 27, 2009 to December 31, 2009	For the year ended December 31, 2010	For the year ended December 31, 2011	For the year ended December 31, 2011
		(Predecessor)	(Successor)	(Successor)	(Successor)	(Successor)
		RMB	RMB	RMB	RMB	US$
Net revenues (a)
Feature phone games		67,240	17,525	110,071	142,426	22,616
Smartphone games		—	—	—	62,368	9,904
Handset design		—	—	15,340	38,694	6,144

Total net revenues	20	67,240	17,525	125,411	243,488	38,664

Cost of revenues (b)
Feature phone games		(31,921)	(5,108)	(32,827)	(61,337)	(9,740)
Smartphone games		—	—	—	(17,974)	(2,854)
Handset design		—	—	(10,083)	(29,037)	(4,611)

Total cost of revenues	20	(31,921)	(5,108)	(42,910)	(108,348)	(17,205)

Gross profit		35,319	12,417	82,501	135,140	21,459
Operating expenses:
Selling expenses		—	—	(952)	(7,561)	(1,201)
General and administrative expenses		(2,536)	(2,556)	(11,817)	(16,263)	(2,582)
Research and development expenses		(4,438)	(226)	(8,377)	(24,566)	(3,901)

Total operating expenses		(6,974)	(2,782)	(21,146)	(48,390)	(7,684)

Operating income		28,345	9,635	61,355	86,750	13,775
Interest income		25	—	70	927	147
Other income		—	—	—	293	47
Changes in fair value of contingently returnable consideration assets	4	—	(948)	(2,065)	39,446	6,264

Income before income taxes and noncontrolling interests		28,370	8,687	59,360	127,416	20,233
Income tax (expenses) benefits	15	(6,597)	638	(18,647)	35,927	5,705

Net income		21,773	9,325	40,713	163,343	25,938

Net income attributable to noncontrolling interests		—	2,798	12,215	11,837	1,880
Net income attributable to China Mobile Games and Entertainment Group Limited's ordinary shareholders		21,773	6,527	28,498	151,506	24,058

Other comprehensive loss:
Foreign currency translation adjustment		—	—	(111)	(278)	(44)

Total other comprehensive loss		—	—	(111)	(278)	(44)

Total comprehensive income		21,773	9,325	40,602	163,065	25,894

Total comprehensive income attributable to noncontrolling interests		—	2,798	12,181	11,908	1,891
Total comprehensive income attributable to China Mobile Games and Entertainment Group Limited's ordinary shareholders		21,773	6,527	28,421	151,157	24,003

Earnings per share:
Basic earnings per share	21	N/A	0.03	0.13	0.62	0.10
Diluted earnings per share	21	N/A	0.03	0.13	0.62	0.10
Weighted average number of ordinary shares outstanding in computing:
Basic and diluted earnings per share	21	N/A	212,500,000	212,500,000	244,594,415	244,594,415
(a) Net revenues from related parties
Feature phone games		—	17,525	60,352	13,752	2,184
Handset design		—	—	298	—	—

Total net revenues from related parties	17	—	17,525	60,650	13,752	2,184

(b) Cost of revenues to related parties
Handset design		—	—	(1,454)	(774)	(123)

The accompanying notes are an integral part of the consolidated financial statements.

CHINA MOBILE GAMES AND ENTERTAINMENT GROUP LIMITED AND PREDECESSOR

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Amounts in thousands of Renminbi ("RMB") and U.S. Dollars ("US$"))

	For the period from January 1, 2009 to October 26, 2009	For the period from October 27, 2009 to December 31, 2009	For the year ended December 31, 2010	For the year ended December 31, 2011	For the year ended December 31, 2011
	(Predecessor)	(Successor)	(Successor)	(Successor)	(Successor)
	RMB	RMB	RMB	RMB	US$
Cash flows from operating activities:
Net income	21,773	9,325	40,713	163,343	25,938
Adjustments to reconcile net income to net cash generated from operating activities:
Depreciation of property and equipment	138	25	218	1,584	252
Amortization of intangible assets	—	2,480	10,499	19,686	3,126
Loss on disposal of property and equipment	—	—	29	5	1
Share-based compensation expenses	—	1,708	6,853	815	129
Acquisition-related costs paid by shareholder	—	756	910	—	—
Changes in fair value of contingently returnable consideration assets	—	948	2,065	(39,446)	(6,264)
Deferred income tax expense (benefit)	43	(638)	(2,946)	(55,221)	(8,769)
Changes in operating assets and liabilities:
Accounts receivable	2,446	—	(16,790)	(19,108)	(3,034)
Prepayments and other current assets	(17,814)	—	(309)	(3,446)	(546)
Inventories	—	—	(2,126)	23	4
Amounts due from related parties	—	(12,623)	(782)	16,603	2,636
Accounts payable	(6,057)	2,629	4,185	(3,254)	(517)
Amounts due to related parties	—	220	5,828	494	78
Income tax payable	213	—	2,913	7,985	1,268
Accrued expenses and other current liabilities	(56)	824	3,420	7,275	1,155
Unrecognized tax benefits	4,560	—	17,156	6,679	1,061
Deferred revenue	—	—	—	3,894	618
Other non-current liabilities	—	—	—	550	87

Net cash provided by operating activities	5,246	5,654	71,836	108,461	17,223

Cash flows from investing activities:
Cash acquired from business acquisitions (Note 4)	—	131	26,997	—	—
Acquisition of property and equipment	(375)	(128)	(341)	(5,023)	(798)
Acquisition of intangible assets	—	—	—	(11,570)	(1,837)
Disposal of property and equipment	—	—	—	9	1

Capital injection into an investee	(45)	—	—	—	—

The accompanying notes are an integral part of the consolidated financial statements.

CHINA MOBILE GAMES AND ENTERTAINMENT GROUP LIMITED AND PREDECESSOR

CONSOLIDATED STATEMENTS OF CASH FLOWS (Continued)

(Amounts in thousands of Renminbi ("RMB") and U.S. Dollars ("US$"))

	For the period from January 1, 2009 to October 26, 2009	For the period from October 27, 2009 to December 31, 2009	For the year ended December 31, 2010	For the year ended December 31, 2011	For the year ended December 31, 2011
	(Predecessor)	(Successor)	(Successor)	(Successor)	(Successor)
	RMB	RMB	RMB	RMB	US$
Net cash (used in) provided by investing activities	(420)	3	26,656	(16,584)	(2,634)

Cash flows from financing activities:
Dividends paid	—	—	—	(8,400)	(1,334)

Net cash used in financing activities	—	—	—	(8,400)	(1,334)

Exchange rate effect on cash and cash equivalents	—	—	(111)	(278)	(44)

Net increase in cash and cash equivalents	4,826	5,657	98,381	83,199	13,211
Cash and cash equivalents, beginning of the period/year	532	—	5,657	104,038	16,521

Cash and cash equivalents, end of the period/year	5,358	5,657	104,038	187,237	29,732

Supplemental disclosure of cash flows information:
Income taxes paid	2,137	—	1,497	4,001	635

Non-cash activities:
Business acquisitions completed by the controlling shareholder and contributed to the Group (Note 4)	—	216,435	275,879	—	—

Acquisition of noncontrolling interests (Note 1)	—	—	—	208,396	33,092

Dividend declared but not paid	—	—	—	63,000	10,004

Deemed dividend to VODone Limited ("VODone") (Note 4)	—	—	—	30,278	4,808

The accompanying notes are an integral part of the consolidated financial statements.

CHINA MOBILE GAMES AND ENTERTAINMENT GROUP LIMITED AND PREDECESSOR

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY

(Amounts in thousands of Renminbi ("RMB") and U.S. Dollars ("US$"), except for number of shares)

	Total Shenzhen Kuailefeng Software Development Co., Ltd.'s equity (Predecessor)
	Share capital	(Accumulated deficit) Retained earnings	Accumulated other comprehensive income	Noncontrolling interests	Total shareholders' equity
	RMB	RMB	RMB	RMB	RMB
Balance as of January 1, 2009	1,000	(3,821)	—	—	(2,821)
Net income for the period	—	21,773	—	—	21,773

Balance as of October 26, 2009	1,000	17,952	—	—	18,952

	Total China Mobile Games and Entertainment Group Limited's equity (Successor)
	Number of shares	Ordinary shares	Additional paid-in capital	Retained earnings	Accumulated other comprehensive loss	Noncontrolling interests	Total shareholders' equity
		RMB	RMB	RMB	RMB	RMB	RMB
Balance as of October 27, 2009	212,500,000	1,434	215,757	—	—	82,997	300,188
Net income for the period	—	—	—	6,527	—	2,798	9,325
Share-based compensation expenses	—	—	1,708	—	—	—	1,708

Balance as of December 31, 2009	212,500,000	1,434	217,465	6,527	—	85,795	311,221

Net income for the year	—	—	—	28,498		12,215	40,713
Other comprehensive loss	—	—	—	—	(78)	(33)	(111)
Share-based compensation expenses	—	—	6,853	—	—	—	6,853
Shareholder contribution for acquisition of subsidiaries (Notes 4(b) and 4(c))	—	—	276,789	—	—	98,511	375,300

Balance as of December 31, 2010	212,500,000	1,434	501,107	35,025	(78)	196,488	733,976

Net income for the year	—	—	—	151,506	—	11,837	163,343
Other comprehensive loss	—	—	—	—	(349)	71	(278)
Deemed dividend to VODone	—	—	—	(30,278)	—	—	(30,278)
Dividend declared	—	—	—	(71,400)	—	—	(71,400)
Share-based compensation expenses	229,550	1	814	—	—	—	815
Acquisition of noncontrolling interests	90,000,000	502	207,894	—	—	(208,396)	—

Balance as of December 31, 2011	302,729,550	1,937	709,815	84,853	(427)	—	796,178

Balance as of December 31, 2011 in US$	302,729,550	308	112,714	13,474	(68)	—	126,428

The accompanying notes are an integral part of the consolidated financial statements.

CHINA MOBILE GAMES AND ENTERTAINMENT GROUP LIMITED AND PREDECESSOR

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in thousands of Renminbi ("RMB"), U.S. Dollars ("US$") and Hong Kong Dollars ("HK$"),
except for number of shares and per share data)

1. ORGANIZATION AND BASIS OF PRESENTATION

        China Mobile Games and Entertainment Group Limited (the "Company" or the "Successor") was incorporated as an exempted company with limited liability in the Cayman Islands on January 20, 2011 by VODone, a company listed on the Main Board of the Stock Exchange of Hong Kong Limited (the "HK Stock Exchange"). The Company is considered a foreign entity under the laws of the People's Republic of China (the "PRC").

        The Company does not conduct any substantive operations on its own but instead conducts its primary business operations through its subsidiaries and a variable interest entity ("VIE"), which are all located in the PRC and Hong Kong. The Company, its subsidiaries and the VIE are hereinafter collectively referred to as the "Group". The Group is principally engaged in the development, operation and sale of feature phone and smartphone games as well as the provision of handset design products and services. The Company's principal geographic market is in the PRC.

        The Company's feature phone games, handset design and smartphone games businesses were acquired through three separate transactions (the "Acquired Businesses") completed by VODone and its subsidiaries: (i) the acquisition of 70% equity interest in Dragon Joyce Limited ("Dragon Joyce") and its subsidiaries on October 27, 2009 by VODone, (ii) the acquisitions of operating assets of Bright Way Technology (Hong Kong) Limited ("Bright Way") and Shenzhen Tastech Electronic Co. Ltd. ("Tastech") on October 11, 2010 by two subsidiaries of OWX Holding Co. Ltd. ("OWX Holding"), a 70% owned subsidiary of VODone, and (iii) the acquisition of 70% equity interest in 3GUU Mobile Entertainment Industrial Co. Ltd. ("3GUU BVI") and its subsidiaries on December 31, 2010 by Action King Limited ("Action King"), a wholly-owned subsidiary of VODone. Details of each acquisition are disclosed in Note 4. The Acquired Businesses were operated by VODone from their respective acquisition date to the date of the Group's reorganization on August 23, 2011 (the "Reorganization").

Reorganization transactions

        In preparation for its planned initial public offering ("IPO"), the following transactions were undertaken to reorganize the legal structure of the Group. On August 23, 2011, pursuant to a series of share swap agreements, the Company issued (i) 106,500,000 new ordinary shares to Dragon Joyce to acquire Dragon Joyce's equity interest in its subsidiaries (the "Dragon Joyce Group"), (ii) 43,500,000 new ordinary shares to OWX Holding to acquire OWX Holding's equity interest in its subsidiaries (the "OWX Group"), (iii) 59,999,000 new ordinary shares to Action King to acquire Action King's equity interests in 3GUU BVI and its subsidiaries (the "3GUU Group"), and (iv) 90,000,000 new ordinary shares to the noncontrolling interest holders of Dragon Joyce, OWX Holding and 3GUU BVI to acquire their equity interests in the Dragon Joyce Group, the OWX Group and the 3GUU Group, respectively. As a result of the Reorganization, the Company effectively acquired 70% and 30% of the equity interests in each of the Dragon Joyce Group, the OWX Group and the 3GUU Group from VODone and the noncontrolling interest holders, respectively. After the Reorganization, (i) Dragon Joyce, OWX Holding and Action King became wholly-owned subsidiaries of VODone and collectively own 70.2% of the equity interest in the Company whilst the former noncontrolling interest holders collectively own the remaining 29.8% equity interest of the Company; and (ii) the Dragon Joyce Group, the OWX Group and the 3GUU Group became wholly-owned subsidiaries of the Company. Dragon

CHINA MOBILE GAMES AND ENTERTAINMENT GROUP LIMITED AND PREDECESSOR

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of Renminbi ("RMB"), U.S. Dollars ("US$") and Hong Kong Dollars ("HK$"),
except for number of shares and per share data)

1. ORGANIZATION AND BASIS OF PRESENTATION (Continued)

Joyce, OWX Holding and Action King were investment holding companies and had no operations since inception.

        Prior to the Reorganization, the Company, the Dragon Joyce Group, the OWX Group and the 3GUU Group had the same controlling shareholder in VODone. In substance, existing sister operating entities, the Dragon Joyce Group, the OWX Group and the 3GUU Group, have been reorganized as subsidiaries of the Company and the transaction was accounted for as a legal reorganization of entities under common control, in a manner similar to a pooling-of-interest. Accordingly, the assets and liabilities of the parties to the Reorganization have been stated at their historical amounts in the accompanying consolidated financial statements.

        The Company accounted for the purchase of the remaining 30% equity interest of the Dragon Joyce Group, the OWX Group and the 3GUU Group from the noncontrolling interest holders on August 23, 2011 as an equity transaction in accordance with Accounting Standards Codification ("ASC") topic 810 ("ASC 810"), Consolidation. The difference between the consideration paid by the Company to the noncontrolling interest holders and the carrying amount of the noncontrolling interest in the Dragon Joyce Group, the OWX Group and the 3GUU Group was recognized in additional paid-in capital.

VIE arrangement

        Prior to being acquired by VODone on December 31, 2010, Guangzhou Yitongtianxia Software Development Co., Ltd. ("Yitongtianxia"), a wholly-owned subsidiary of 3GUU BVI, entered into a series of contractual arrangements ("VIE Arrangement") with Guangzhou Yingzheng Information Technology Co., Ltd. ("Yingzheng") and its shareholders on October 28, 2009, whereby Yitongtianxia obtained effective control over Yingzheng through (i) the ability to exercise all the rights of Yingzheng's shareholders pursuant to the exclusive call option agreement, the equity pledge agreement and the agreement for voting proxies, (ii) the rights to absorb substantially all of the economic residual benefits pursuant to the exclusive technology services and market promotion agreement, the technology services agreement and two supplementary agreements and (iii) the obligation to fund all of the expected losses of Yingzheng pursuant to the loan agreement and a supplementary agreement. As a result, Yitongtianxia has been determined to be the primary beneficiary of Yingzheng. Accordingly, in accordance with SEC Regulation SX-3A-02 and ASC 810, the Company, through Yitongtianxia, has consolidated the operating results of Yingzheng from the date of acquisition of Yitongtianxia on December 31, 2010. As more fully described below, 3GUU BVI replaced Yitongtianxia as the primary beneficiary of Yingzheng on December 16, 2011. The reason for entering into the VIE Arrangement is to comply with PRC laws and regulations that (i) prohibit direct foreign control in companies involved in Internet content provision and telecommunication businesses and (ii) restrict an offshore company controlled or established by a PRC enterprise or natural person to acquire its PRC affiliates.

CHINA MOBILE GAMES AND ENTERTAINMENT GROUP LIMITED AND PREDECESSOR

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of Renminbi ("RMB"), U.S. Dollars ("US$") and Hong Kong Dollars ("HK$"),
except for number of shares and per share data)

1. ORGANIZATION AND BASIS OF PRESENTATION (Continued)

        The significant terms of the VIE Arrangement are listed below:

Exclusive call option agreement

        Pursuant to the exclusive call option agreement among Yitongtianxia, Yingzheng and its shareholders, Yitongtianxia and its shareholders irrevocably granted Yitongtianxia, or its designated persons, an exclusive option to purchase, when and to the extent permitted under PRC law, part of or the entire equity interests of Yingzheng. The exercise price is the minimum price permitted by PRC law. The exclusive option agreement will remain effective until the exclusive option is exercised to purchase the entire equity interest of Yingzheng.

Equity pledge agreement

        Pursuant to the equity pledge agreement between Yitongtianxia and Yingzheng's shareholders, Yingzheng's shareholders have pledged their entire equity interest in Yingzheng to Yitongtianxia to guarantee the performance of Yingzheng's obligations under the exclusive technology services and market promotion agreement. If Yingzheng breaches its contractual obligations under the exclusive technology services and market promotion agreement, Yitongtianxia, as pledgee, will be entitled to certain rights, including the right to sell the pledged equity interest. Yingzheng's shareholders agreed not to transfer, sell, pledge, dispose of or otherwise create any new encumbrance on their equity interest in Yingzheng without the prior consent of Yitongtianxia. Unless Yitongtianxia terminates the agreement, the equity pledge agreement will remain effective until (i) Yingzheng fulfills all the obligations prescribed in the exclusive call option agreement, the exclusive technology services and market promotion agreement, the agreement for voting proxies and the loan agreement or (ii) Yitongtianxia acquires the entire equity interest of Yingzheng.

Exclusive technology services and market promotion agreement

        Pursuant to the exclusive technology services and market promotion agreement between Yitongtianxia and Yingzheng, Yitongtianxia has the exclusive and irrevocable right to provide to Yingzheng various technology and market promotion services related to the mobile phone games business. In return, Yingzheng is required to pay Yitongtianxia a service fee in an amount as determined at the sole discretion of Yitongtianxia. Unless Yitongtianxia terminates the agreement, the exclusive technology services and market promotion agreement will remain effective until the dissolution of Yitongtianxia in accordance with the applicable PRC laws. Business taxes relating to technology services and market promotion fees charged by Yitongtianxia are recorded as cost of revenues in the consolidated statements of income and comprehensive income.

Technology services agreement

        Pursuant to the technology services agreement dated August 6, 2010 between Yitongtianxia and Yingzheng and the supplementary agreement dated January 6, 2011, Yitongtianxia agreed to provide Yingzheng with technology support and market promotion services related to Yingzheng's smartphone games business. Yingzheng agreed to distribute 40% of its income generated from the game products developed under the technology services agreement, after deducting taxes and expenses, to

CHINA MOBILE GAMES AND ENTERTAINMENT GROUP LIMITED AND PREDECESSOR

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of Renminbi ("RMB"), U.S. Dollars ("US$") and Hong Kong Dollars ("HK$"),
except for number of shares and per share data)

1. ORGANIZATION AND BASIS OF PRESENTATION (Continued)

Yitongtianxia on a monthly basis from August 6, 2010 to August 5, 2013. Upon expiration, the technology services agreement will be automatically renewed unless Yitongtianxia, in its sole discretion, disagrees.

Agreement for voting proxies

        Pursuant to the agreement for voting proxies among Yitongtianxia, Yingzheng and its shareholders, Yingzheng's shareholders irrevocably assign their full voting rights in Yingzheng to Yitongtianxia. Yingzheng's shareholders entrusted Yitongtianxia their rights to attend shareholders' meetings and to vote on their behalf on all of the matters that require shareholders' approval. Unless Yitongtianxia terminates the agreement, the agreement for voting proxies will remain effective in the same effective period as the exclusive call option agreement, the equity pledge agreement, the exclusive technology services and market promotion agreement and the loan agreement. On December 16, 2011, Yitongtianxia re-assigned the rights underlying the agreement for voting proxies to 3GUU BVI as more fully described below.

Loan agreement

        Pursuant to the loan agreement between Yitongtianxia and Yingzheng's shareholders, Yitongtianxia extended loans of an aggregate principal amount of RMB20,000 to Yingzheng's shareholders to enable them to pay the registered capital of Yingzheng. Yingzheng's shareholders will repay the loans by transferring their legal ownership in Yingzheng to Yitongtianxia when permitted by PRC law. The loan agreement is effective for 10 years and will automatically extend for another 10 years unless Yitongtianxia, in its sole discretion, disagrees. As of December 31, 2010 and 2011, Yingzheng's shareholders have not drawn down any loans from Yitongtianxia.

Supplementary agreements

        On December 30, 2010, Yitongtianxia entered into a supplementary agreement with Yingzheng and its shareholders to determine the calculation of management fee to be paid to Yitongtianxia. Pursuant to this supplementary agreement, Yingzheng has agreed to pay an annual management fee to Yitongtianxia based on annual revenue of Yingzheng minus actual operating costs, other costs of Yingzheng, which include fees paid under the technology services agreement, and taxes paid by Yingzheng.

        On August 23, 2011, Yitongtianxia entered into a supplementary agreement with Yingzheng and its shareholders to memorialize certain terms previously agreed amongst Yitongtianxia, Yingzheng and its shareholders. While this supplementary agreement was signed in 2011, the terms, intent and substance of all the agreements above remained unchanged. Pursuant to the supplementary agreement: (i) before Yitongtianxia can legally exercise the option to acquire Yingzheng, Yingzheng's shareholders cannot declare any dividends or distribute any residual profits without the consent of Yitongtianxia; (ii) any funds, including but not limited to dividends distributed out of Yingzheng's residual profits, received by Yingzheng's shareholders or any persons designated by Yingzheng's shareholders, shall be remitted in full to Yitongtianxia; (iii) the consideration received by Yingzheng's shareholders upon the exercise of the exclusive call option agreement by Yitongtianxia must be immediately remitted to Yitongtianxia or

CHINA MOBILE GAMES AND ENTERTAINMENT GROUP LIMITED AND PREDECESSOR

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of Renminbi ("RMB"), U.S. Dollars ("US$") and Hong Kong Dollars ("HK$"),
except for number of shares and per share data)

1. ORGANIZATION AND BASIS OF PRESENTATION (Continued)

any persons designated by Yitongtianxia; (iv) Yitongtianxia is obligated to provide continuous financial support to Yingzheng for operations; and (v) Yitongtianxia has the unilateral right to change the service fee amount under the exclusive technology services and market promotion agreement. The obligation to provide continuous financial support to Yingzheng for operations by Yitongtianxia was agreed to be terminated by both parties on August 23, 2011.

        On December 16, 2011, 3GUU BVI agreed to provide unlimited financial support to Yingzheng for its operations. In addition, pursuant to a power of attorney agreement entered into between Yitongtianxia and 3GUU BVI, Yitongtianxia re-assigned the rights to attend Yingzheng shareholders' meetings and to vote on all of the matters in Yingzheng that require shareholders' approval irrevocably entrusted to it by shareholders of Yingzheng to 3GUU BVI. As a result of the reassignment of power of attorney from Yitongtianxia to 3GUU BVI and the provision of unlimited financial support from 3GUU BVI to Yingzheng, 3GUU BVI replaced Yitongtianxia to have the power to direct the activities of Yingzheng that most significantly impact Yingzheng's economic performance and the obligation to absorb the expected losses of Yingzheng. Yitongtianxia essentially only retains the right to receive the expected residual returns of Yingzheng. 3GUU BVI and Yitongtianxia, as a group of related parties, have held all of the variable interests of Yingzheng since December 16, 2011. 3GUU BVI has been determined to be most closely associated with Yingzheng within the group of related parties and replaced Yitongtianxia as the primary beneficiary of Yingzheng on December 16, 2011.

CHINA MOBILE GAMES AND ENTERTAINMENT GROUP LIMITED AND PREDECESSOR

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of Renminbi ("RMB"), U.S. Dollars ("US$") and Hong Kong Dollars ("HK$"),
except for number of shares and per share data)

1. ORGANIZATION AND BASIS OF PRESENTATION (Continued)

        The carrying amounts and classifications of the assets and liabilities of Yingzheng are as follows:

	As of December 31,
	2010	2011	2011
	RMB	RMB	US$
ASSETS
Current assets:
Cash and cash equivalents	16,827	27,272	4,331
Accounts receivable	12,915	10,292	1,634
Prepayments and other current assets	289	718	114
Deferred tax assets	504	1,076	171

Total current assets	30,535	39,358	6,250

Non-current assets:
Property and equipment, net	862	2,861	454
Intangible assets, net	11,717	13,425	2,132
Deferred tax assets	500	896	142

Total non-current assets	13,079	17,182	2,728

Total assets	43,614	56,540	8,978

LIABILITIES
Current liabilities:
Accounts payable	5,590	1,332	212
Accrued expenses and other current liabilities	3,153	5,020	797
Deferred revenue	—	876	139
Income tax payable	134	237	38

Total current liabilities	8,877	7,465	1,186

Non-current liabilities:
Unrecognized tax benefits	3,061	4,315	685
Other non-current liabilities	2,000	2,150	341

Total non-current liabilities	5,061	6,465	1,026

Total liabilities	13,938	13,930	2,212

CHINA MOBILE GAMES AND ENTERTAINMENT GROUP LIMITED AND PREDECESSOR

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of Renminbi ("RMB"), U.S. Dollars ("US$") and Hong Kong Dollars ("HK$"),
except for number of shares and per share data)

1. ORGANIZATION AND BASIS OF PRESENTATION (Continued)

        The financial performance and cash flows of Yingzheng are as follows:

	For the year ended December 31, 2011
	RMB	US$
Net revenues	51,969	8,252

Net loss	(403)	(64)

Net cash provided by operating activities	22,723	3,608

Net cash used in investing activities	(12,278)	(1,950)

Net cash provided by financing activities	—	—

        As of December 31, 2011, there was no pledge or collateralization of the assets of Yingzheng and the Company has not provided any financial support that it was not previously contractually required to provide to Yingzheng. There were no assets of Yingzheng that can only be used to settle its obligations. Creditors of Yingzheng have no recourse to the general credit of 3GUU BVI, which is the primary beneficiary of Yingzheng.

Basis of presentation

        On October 27, 2009, immediately prior to VODone acquiring 70% equity interest in Dragon Joyce (Note 4(a)), substantially all of the operating assets related to the feature phone games business owned by Shenzhen Kuailefeng Software Development Co., Ltd. ("Kuailefeng" or the "Predecessor") were acquired by Huiyou, a wholly-owned subsidiary of Dragon Joyce, pursuant to a sale and purchase agreement dated October 9, 2009 entered into between Huiyou and Kuailefeng (the "Purchase Agreement"). Kuailefeng was designated as a predecessor of the Company in accordance with Rule 405 of Regulation C, as (i) the Dragon Joyce Group had no operations prior to the acquisition of the mobile phone games business from Kuailefeng on October 27, 2009 and (ii) the Company succeeded to the mobile phone games business of Kuailefeng through the acquisition of the Dragon Joyce Group on October 27, 2009 and the Company's own operations prior to the succession was insignificant relative to the operations acquired. The Company was the successor to Kuailefeng subsequent to the date of acquisition of the Dragon Joyce Group on October 27, 2009. For the period from January 1, 2009 to October 26, 2009, the Predecessor only engaged in the sale of in-game premium features of mobile phone games on feature phones.

        These financial statements present the consolidated financial position, results of operations and cash flows of the Successor and the results of operations and cash flows of Kuailefeng as the Predecessor in accordance with United States generally accepted accounting principles ("U.S. GAAP").

        The consolidated financial statements as of December 31, 2009, 2010, and 2011 and for the period from October 27, 2009 to December 31, 2009 and the years ended December 31, 2010 and 2011 include the financial position, results of operations and cash flows for the Company on a successor basis. The accompanying financial statements of the Predecessor for the period from January 1, 2009 to October 26, 2009 include the full results of operations and cash flows of Kuailefeng, as the Company

CHINA MOBILE GAMES AND ENTERTAINMENT GROUP LIMITED AND PREDECESSOR

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of Renminbi ("RMB"), U.S. Dollars ("US$") and Hong Kong Dollars ("HK$"),
except for number of shares and per share data)

1. ORGANIZATION AND BASIS OF PRESENTATION (Continued)

acquired and succeeded to substantially all of Kuailefeng's key operating assets through the acquisition of the Dragon Joyce Group.

        The consolidated financial statements of the Successor reflect the new basis of accounting in accordance with ASC topic 805 ("ASC 805"), Business Combinations. The application of fresh start accounting represents the termination of the Predecessor reporting entity and the creation of the Successor reporting entity with a new basis of accounting. Accordingly, the results for the year ended December 31, 2009 are presented as two distinct periods and a vertical black line is shown to separate the Company's consolidated financial statements from those of the Predecessor for the period prior to October 27, 2009. The results of the Successor are not comparable to the results of the Predecessor due to the difference in the new basis of presentation.

        As of December 31, 2011, the Company's subsidiaries consisted of the following entities:

Name	Place of incorporation	Date of establishment / acquisition	Percentage of ownership	Principal activities
Beauty Wave Limited ("Beauty Wave")	British Virgin Islands ("BVI")	October 27, 2009	100%	Investment holding
China Wave Group Limited ("China Wave")	BVI	October 27, 2009	100%	Investment holding
Uni-Force Development Limited ("Uni-Force")	Hong Kong	October 27, 2009	100%	Investment holding
Huiyou Digital (Shenzhen) Ltd. ("Huiyou")	The PRC	October 27, 2009	100%	Development, operation and sale of mobile phone games
Beijing Dongganlefeng Information Technology Co., Ltd. ("Donggan")	The PRC	October 27, 2009	100%	Development, operation and sale of mobile phone games
Beijing Longyuebaifu Information Technology Co., Ltd. ("Longyue")	The PRC	October 27, 2009	100%	Development, operation and sale of mobile phone games
Shenzhen Douwan Network Technology Co., Ltd. ("Shenzhen Douwan")	The PRC	April 19, 2010	100%	Development, operation and sale of mobile phone games
Shenzhen Yikechuanghui Technology Co., Ltd. ("Yikechuanghui")	The PRC	October 21, 2010	100%	Development, operation and sale of mobile phone games
Shenzhen Qilewuxian Software Development Co. Ltd. ("Qilewuxian")	The PRC	April 19, 2010	100%	Development, operation and sale of mobile phone games
OWX Hong Kong Limited ("OWX HK")	Hong Kong	December 28, 2009	100%	Provision of handset design products and services
OWX (Beijing) Technology Co., Ltd. ("OWX Beijing")	The PRC	September 3, 2010	100%	Investment holding
Shenzhen Zhongtuokechuang Technology Co., Ltd. ("Zhongtuo")	The PRC	November 18, 2010	100%	Provision of handset design products and services
3GUU BVI	BVI	December 31, 2010	100%	Investment holding
3GUU Mobile Entertainment Co. Limited ("3GUU HK")	Hong Kong	December 31, 2010	100%	Investment holding
Yitongtianxia	The PRC	December 31, 2010	100%	Development, operation and sale of mobile phone games

CHINA MOBILE GAMES AND ENTERTAINMENT GROUP LIMITED AND PREDECESSOR

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of Renminbi ("RMB"), U.S. Dollars ("US$") and Hong Kong Dollars ("HK$"),
except for number of shares and per share data)

1. ORGANIZATION AND BASIS OF PRESENTATION (Continued)

        As of December 31, 2011, the Company consolidated the following VIE:

Name	Place of incorporation	Date of establishment / acquisition	Percentage of ownership	Principal activities
Yingzheng	The PRC	December 31, 2010	—	Development, operation and sale of mobile phone games

Principles of consolidation

        The consolidated financial statements include the financial statements of the Company, its subsidiaries and a VIE, for which a subsidiary of the Company is the primary beneficiary. The results of the subsidiaries are consolidated from the date on which the Group obtained control and are continued to be consolidated until the date that such control ceases. A controlling financial interest is typically determined when the Company holds a majority of the voting equity interest in an entity. However, if the Company demonstrates its ability to control the entity through the power to direct the activities of the entity that most significantly impact the entity's economic performance and the obligation to absorb losses of the entity that could potentially be significant to the entity or the right to receive benefits from the entity that could potentially be significant to the entity, then the entity is consolidated.

        All significant intercompany balances and transactions among the Company, its subsidiaries and VIE have been eliminated upon consolidation.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Use of estimates

        The preparation of consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosures of contingent assets and liabilities at the balance sheet dates and the reported amounts of revenues and expenses during the reporting periods. Significant estimates and assumptions reflected in the consolidated financial statements include, but are not limited to, revenue recognition, allowance for doubtful accounts, provision for inventory obsolescence, estimates of useful life for property and equipment and intangible assets, valuation allowance for deferred tax assets, allocation of purchase price, uncertain tax positions, share-based compensation and consolidation of variable interest entity. Actual results could differ significantly from those estimates.

Foreign currency

        Based on the criteria of ASC topic 830 ("ASC 830"), Foreign Currency Matters, the Company determined its functional currency to be the United States Dollars ("US$"). The Company's subsidiaries located in the BVI determined their functional currency to be the US$. The Company's subsidiaries located in Hong Kong determined their functional currency to be the Hong Kong Dollars ("HK$"), with the exception of OWX HK and 3GUU HK which determined their functional currency to be US$. The Company's subsidiaries and VIE located in the PRC determined their functional currency to be the RMB. The Company uses the RMB as its reporting currency.

CHINA MOBILE GAMES AND ENTERTAINMENT GROUP LIMITED AND PREDECESSOR

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of Renminbi ("RMB"), U.S. Dollars ("US$") and Hong Kong Dollars ("HK$"),
except for number of shares and per share data)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

        Each entity in the Group maintains its financial records in its own functional currency. Transactions denominated in foreign currencies are measured at the exchange rates prevailing on the transaction dates. Monetary assets and liabilities denominated in foreign currencies are remeasured at the exchange rates prevailing at the balance sheet date. Exchange gains and losses are included in the consolidated statements of income and comprehensive income. Non-monetary items that are measured in terms of historical cost in foreign currency are remeasured using the exchange rates at the dates of the initial transactions.

        The assets and liabilities of the Company's subsidiaries located outside of the PRC are translated into RMB at the exchange rates prevailing at the balance sheet date. The consolidated statements of comprehensive income of these entities are translated into RMB at the weighted average exchange rates for the year. The resulting translation gains (losses) are recorded in accumulated other comprehensive income as a component of shareholders' equity.

        For the purpose of the consolidated statements of cash flows, cash flows of the Company's subsidiaries located outside of the PRC are translated into RMB at the exchange rates prevailing on the dates of the cash flows. Frequently recurring cash flows of these entities which arise throughout the year are translated into RMB at the weighted average exchange rates for the year.

Convenience translation

        Amounts in US$ are presented for the convenience of the reader and are translated at the noon buying rate of US$1.00 to RMB6.2975 on March 30, 2012 in the City of New York for cable transfers of RMB as certified for customs purposes by the Federal Reserve Bank of New York. No representation is made that the RMB amounts could have been, or could be, converted into US$ at such rate.

Cash and cash equivalents

        Cash and cash equivalents consist of cash on hand and demand deposits placed with banks or other financial institutions with original maturity of three months or less at the date of purchase and are unrestricted as to withdrawal and use.

Accounts receivable and allowance for doubtful accounts

        Accounts receivable are carried at net realizable value. In general, collateral is not required and interest is not charged on accounts receivable. An allowance for doubtful accounts is recorded when collection of the full amount is no longer probable. In evaluating the collectability of receivable balances, the Group considers specific evidence including the aging of the receivable, the customer's payment history, its current credit-worthiness and current economic trends. Accounts receivable are written off after all collection efforts have ceased.

CHINA MOBILE GAMES AND ENTERTAINMENT GROUP LIMITED AND PREDECESSOR

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of Renminbi ("RMB"), U.S. Dollars ("US$") and Hong Kong Dollars ("HK$"),
except for number of shares and per share data)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Inventories

        Inventories consist of raw materials that are used for the provision of handset design products and services and are stated at the lower of cost or market value. Costs of raw materials are based on purchase costs and are determined by the weighted average method.

Property and equipment

        Property and equipment are stated at cost less accumulated depreciation and are depreciated using the straight-line method over the estimated useful lives of the assets as follows:

Office equipment	3 - 5 years
Motor vehicles	4 years
Leasehold improvement	shorter of lease terms or 3 years

        Repair and maintenance costs are charged to expense when incurred, whereas the costs of renewals and betterment that extend the useful life of property and equipment are capitalized as additions to the related assets. Retirements, sales and disposals of assets are recorded by removing the cost and accumulated depreciation with any resulting gain or loss reflected in the consolidated statements of comprehensive income.

Goodwill

        Goodwill represents the excess of the purchase price over the amounts assigned to the fair value of the assets acquired and the liabilities assumed of acquired businesses. In accordance with ASC topic 350 ("ASC 350"), Intangibles—Goodwill and Other, goodwill is not amortized, but rather is tested for impairment annually or more frequently if indicators of impairment present. The Group assigns and assesses goodwill for impairment at the reporting unit level. The Group determines that each reporting unit is identified at the operating segment level.

        The performance of the impairment test involves a two-step process. The first step of the impairment test involves comparing the fair value of the reporting unit with its carrying amount, including goodwill. Fair value is primarily determined by computing the future discounted cash flows expected to be generated by the reporting unit. If the carrying value exceeds the fair value, goodwill may be impaired. If this occurs, the Group performs the second step of the goodwill impairment test to determine the amount of impairment loss. The fair value of the reporting unit is allocated to its assets and liabilities in a manner similar to a purchase price allocation in order to determine the implied fair value of the reporting unit goodwill. If the carrying amount of the goodwill is greater than its implied fair value, the excess is recognized as an impairment loss. The annual goodwill impairment test is performed on December 31 of each year. No goodwill impairment was recognized for any of the periods presented.

Intangible assets

        Intangible assets, including computer software, mobile games and platforms, acquired customer relationship and capitalized mobile game product development costs, are carried at cost less

CHINA MOBILE GAMES AND ENTERTAINMENT GROUP LIMITED AND PREDECESSOR

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of Renminbi ("RMB"), U.S. Dollars ("US$") and Hong Kong Dollars ("HK$"),
except for number of shares and per share data)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

accumulated amortization. Intangible assets acquired in a business combination are recognized initially at fair value at the date of acquisition. Intangible assets with a finite useful life are amortized using the straight-line method over the estimated economic lives of the intangible assets as follows:

Computer software	5 years
Mobile games and platforms	1 - 6 years
Acquired customer relationship	7 years
Mobile game product development costs	3 years

        Computer software purchased from third-party vendors is capitalized and amortized on a straight-line basis over the estimated useful life of five years.

        Mobile games and platforms purchased from third-party vendors are capitalized and amortized on a straight-line basis over the estimated economic lives which range from one to five years while mobile games and platforms acquired in business combinations are recorded at fair value at the date of acquisition and amortized on a straight-line basis over the remaining estimated economic lives which range from three to six years.

        Customer relationships acquired in business combinations are related to the ability to sell existing services to existing customers of the acquiree. Acquired customer relationships are recognized at fair value at the date of acquisition using a valuation technique based on expected income and amortized on a straight-line basis over the remaining estimated economic lives of seven years.

        The Group recognizes costs to develop its mobile game products in accordance with ASC topic 985 ("ASC 985"), Software. Mobile game product development costs consist primarily of payroll, depreciation and other overhead expenses incurred by the Group to develop, maintain, monitor and manage the Group's mobile gaming products. Costs incurred for the development of mobile game products prior to the establishment of technological feasibility are expensed when incurred and are included in product development expenses. Once a mobile game product has reached technological feasibility, all subsequent mobile game product development costs are capitalized until the product is available for marketing. Technological feasibility is evaluated on a product-by-product basis, but typically encompasses both technical design and game design documentation and only occurs when the mobile games have a proven ability to operate in a mobile game environment. The amount of mobile game development costs qualifying for capitalization as intangible assets was amortized over the estimated life of the corresponding mobile games, which is determined to be three years.

Impairment of long-lived assets

        The Group evaluates its long-lived assets, including property and equipment and intangible assets with finite lives, for impairment whenever events or changes in circumstances, such as a significant adverse change to market conditions that will impact the future use of the assets, indicate that the carrying amount of an asset may not be fully recoverable in accordance with ASC topic 360 ("ASC 360"), Property, Plant and Equipment. When these events occur, the Group evaluates the recoverability of long-lived assets by comparing the carrying amount of the assets to the future undiscounted cash flows expected to result from the use of the assets and their eventual disposition. If

CHINA MOBILE GAMES AND ENTERTAINMENT GROUP LIMITED AND PREDECESSOR

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of Renminbi ("RMB"), U.S. Dollars ("US$") and Hong Kong Dollars ("HK$"),
except for number of shares and per share data)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

the sum of the expected undiscounted cash flows is less than the carrying amount of the assets, the Group recognizes an impairment loss based on the excess of the carrying amount of the assets over their fair value. Fair value is generally determined by discounting the cash flows expected to be generated by the assets, when the market prices are not readily available. Long-lived assets are grouped at the lowest level for which there are identifiable cash flows and are largely independent of the cash flows of the other assets when assessing impairment. No impairment of long-lived assets was recognized for any of the periods presented.

Fair value of financial instruments

        Financial instruments of the Group primarily include cash and cash equivalents, accounts receivables, amounts due from related parties, contingently returnable consideration assets, accounts payable and amounts due to related parties. As of December 31, 2009, 2010 and 2011, the carrying values of these financial instruments, other than the contingently returnable consideration assets, approximated their fair values due to the short-term maturity of these instruments. The contingently returnable consideration assets were recorded at fair value as determined on the respective days of business acquisition and subsequently adjusted to the fair value at each reporting date (Note 4). The Group determined the fair values of the contingently returnable consideration assets with the assistance of an independent valuation firm.

        The Company applies ASC topic 820 ("ASC 820"), Fair Value Measurements and Disclosures, in measuring fair value. ASC 820 defines fair value, establishes a framework for measuring fair value and requires disclosures to be provided on fair value measurement.

        ASC 820 establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value as follows:

Level 1—	Observable inputs that reflect quoted prices (unadjusted) for identical assets or liabilities in active markets.
Level 2—	Include other inputs that are directly or indirectly observable in the marketplace.
Level 3—	Unobservable inputs which are supported by little or no market activity.

        ASC 820 describes three main approaches to measuring the fair value of assets and liabilities: (1) market approach; (2) income approach and (3) cost approach. The market approach uses prices and other relevant information generated from market transactions involving identical or comparable assets or liabilities. The income approach uses valuation techniques to convert future amounts to a single present value amount. The measurement is based on the value indicated by current market expectations about those future amounts. The cost approach is based on the amount that would currently be required to replace an asset.

        In accordance with ASC 820, the Group measures the fair value of the contingently returnable consideration assets using an income approach based on inputs that are unobservable in the market.

CHINA MOBILE GAMES AND ENTERTAINMENT GROUP LIMITED AND PREDECESSOR

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of Renminbi ("RMB"), U.S. Dollars ("US$") and Hong Kong Dollars ("HK$"),
except for number of shares and per share data)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

        Assets measured at fair value on a recurring basis as of December 31, 2009 are summarized below:

	Quoted price in active markets for identical assets (Level 1)	Significant other observable inputs (Level 2)	Significant unobservable inputs (Level 3)
	RMB	RMB	RMB
Contingently returnable consideration assets	—	—	2,865

        Assets measured at fair value on a recurring basis as of December 31, 2010 are summarized below:

	Quoted price in active markets for identical assets (Level 1)	Significant other observable inputs (Level 2)	Significant unobservable inputs (Level 3)
	RMB	RMB	RMB
Contingently returnable consideration assets	—	—	7,770

        Assets measured at fair value on a recurring basis as of December 31, 2011 are summarized below:

	Quoted price in active markets for identical assets (Level 1)	Significant other observable inputs (Level 2)	Significant unobservable inputs (Level 3)
	RMB	RMB	RMB	US$
Contingently returnable consideration assets	—	—	16,938	2,690

        The following table presents a reconciliation of the assets measured at fair value on a recurring basis using significant unobservable inputs (Level 3) for the period from October 27, 2009 to December 31, 2009 (Successor) and the year ended December 31, 2010 (Successor) and 2011

CHINA MOBILE GAMES AND ENTERTAINMENT GROUP LIMITED AND PREDECESSOR

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of Renminbi ("RMB"), U.S. Dollars ("US$") and Hong Kong Dollars ("HK$"),
except for number of shares and per share data)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

(Successor). The Predecessor had no Level 3 financial instruments measured at fair value on a recurring or a non-recurring basis for the period from January 1, 2009 to October 26, 2009.

Contingently returnable consideration assets
RMB
Balance as of October 27, 2009	—
Recognized during the period	3,813
Realized or unrealized loss	(948)

Balance as of December 31, 2009	2,865

Recognized during the year	6,970
Realized or unrealized loss	(2,065)

Balance as of December 31, 2010	7,770

Recognized during the year	—
Realized or unrealized gain	39,446
Settlement (Note 4)	(30,278)

Balance as of December 31, 2011	16,938

Balance as of December 31, 2011 in US$	2,690

The amount of total loss for the period from October 27, 2009 to December 31, 2009 (Successor) included in earnings	(948)

The amount of total loss for the year ended December 31, 2010 (Successor) included in earnings	(2,065)

The amount of total gain for the year ended December 31, 2011 (Successor) included in earnings	39,446

        Realized and unrealized gain (loss) for the period from October 27, 2009 to December 31, 2009 and the years ended December 31, 2010 and 2011 was recorded as "Changes in fair value of contingently returnable consideration assets" in the consolidated statements of comprehensive income.

Revenue Recognition

        Revenues of the Group are derived from the development, operation and sale of in-game premium feature of mobile phone games as well as the provision of handset design products and services. For each of the significant sources of revenue stated below, revenue is recognized only when the following four criteria are met: (i) persuasive evidence of an arrangement exists; (ii) the goods have been delivered or the services have been rendered; (iii) the price or fees are fixed or determinable; and (iv) collectability is reasonably assured.

CHINA MOBILE GAMES AND ENTERTAINMENT GROUP LIMITED AND PREDECESSOR

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of Renminbi ("RMB"), U.S. Dollars ("US$") and Hong Kong Dollars ("HK$"),
except for number of shares and per share data)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

(i)    Feature phone games

        The Group generates feature phone games revenues principally from the sale of in-game premium features of mobile phone games on feature phones.

Single player games

        The Group entered into service arrangements with feature phone manufacturers to pre-install its self-developed single player games or application platforms onto the feature phones before they reach mobile phone game players. Mobile phone game players can access the pre-installed single player games directly or download the single player games through the pre-installed application platform on the feature phones without additional charges. Single player games are offered on a free-for-trial basis where the mobile phone game players may purchase in-game premium features to extend the duration of the game or to enjoy additional functions of the game. All chargeable in-game premium features on feature phones are considered consumed immediately upon purchase. Any unused premium features cannot be carried forward after the mobile phone game players exit the game. When mobile phone game players leave the game they are currently playing and perform other functions on the feature phones, the previously purchased but unused premium features can no longer be accessed and are therefore completely consumed.

        The Group contracts with mobile phone service providers, who in turn contract with mobile network operators, for billing and collection services offered to mobile phone game players who have purchased in-game premium features. The mobile network operators and the mobile service providers have a contractual relationship in which mobile network operators grant rights to mobile service providers to deliver digital content such as feature phone games, news alerts, finance information, logos and ringtones to mobile phone users. The mobile network operators are entitled to profit sharing based on a prescribed percentage of the gross amount charged by the mobile network operators to the mobile phone game players while the mobile phone service providers are entitled to profit sharing based on a prescribed percentage of the net proceeds collected from the mobile network operators. Since the Group does not have a direct contractual relationship with the mobile network operators, the net proceeds after deducting the amounts shared by the mobile network operators and the mobile phone service providers represent the amount of revenue to be recognized by the Group.

        The Group has information generated from its internal system on the number of in-game premium features sold each month to estimate the amount of collectable net proceeds and to recognize single-player feature phone games revenues. Differences between its estimates and the actual amounts confirmed by the mobile phone service providers have historically been insignificant. Generally, the Group receives billing confirmations from each of the mobile phone service providers within 30 to 120 days after the end of each month. The Group pays service fees, which are recognized as cost of revenues, to the feature phone manufacturers based on a prescribed percentage of the estimated net proceeds or a prescribed fixed fee per mobile phone activated by mobile phone game players.

        Collectability is considered reasonably assured as the Group deals with only reputable mobile phone service providers and performs thorough credit assessment on the mobile phone service providers prior to entering into a business relationship with them. Historically, the Group has not experienced any significant defaults for payment.

CHINA MOBILE GAMES AND ENTERTAINMENT GROUP LIMITED AND PREDECESSOR

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of Renminbi ("RMB"), U.S. Dollars ("US$") and Hong Kong Dollars ("HK$"),
except for number of shares and per share data)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

        Based on the above, the Group recognizes the estimated proceeds to be received from the mobile phone service providers as single-player feature phone games revenues, using data generated from its internal system, when the goods are delivered based on consumption of in-game premium features by mobile phone game players. The difference between the estimated proceeds and the actual amounts confirmed by the mobile phone service providers is recognized in the consolidated statements of comprehensive income when billing confirmations are received by the Group.

(ii)    Handset design

        The Group generates handset design revenues from the provision of comprehensive handset design solutions to mobile phone manufacturers and mobile phone content providers. Handset design solutions include (a) operating system software and hardware design with one-year post-contract customer support ("PCS") service; (b) printed circuit board with operating system software and optional assembly service; and (c) mobile phone contents installation service. Operating system software and hardware designs with PCS services are provided to mobile phone manufacturers for either a fixed fee or a variable fee based on the units of production by the mobile phone manufacturers at a prescribed unit price. Printed circuit boards with operating system software are sold to mobile phone manufacturers for a fixed unit price. Mobile phone contents installation services are rendered to mobile phone content providers for a prescribed percentage of the mobile phone content providers' net profits.

        In assessing its arrangements with multiple deliverables and arrangements that include software elements for the periods presented, the Group adopted Accounting Standards Update ("ASU") No. 2009-13 ("ASU 2009-13"), Revenue Recognition—Multiple-Deliverable Revenue Arrangements, and ASU No. 2009-14 ("ASU 2009-14"), Certain Revenue Arrangements that Include Software Elements, on a retrospective basis. In accordance with ASU 2009-13, the total arrangement consideration is allocated to each unit of accounting based on its relative selling price which is determined based on the entity's best estimate of the selling price for that deliverable when vendor-specific evidence and third-party evidence of selling price do not exist. In accordance with ASU 2009-14, software contained on the tangible product which is essential to the tangible product's functionality is excluded from the scope of software accounting guidance in ASC subtopic 985-605 ("ASC 985-605"), Software: Revenue Recognition. The Group believes retrospective adoption provides the most comparable and useful financial information for financial statement users, is more consistent with the information the Group's management uses to evaluate its business, and better reflects the underlying economic performance of the Group. The adoption of ASU 2009-13 and ASU 2009-14 did not have a significant impact on the Group's financial position or results of operations.

(a)    Operating system software and hardware design with PCS service

        The Group and the mobile phone manufacturers sign an agreement containing the significant terms of the provision of operating system software and hardware design with PCS service to evidence that an arrangement exists. The Group recognizes handset design revenues derived from operating system software and hardware design and PCS service concurrently in accordance with ASC 985-605, as (i) the PCS fee is included with the initial arrangement fee for operating system software and hardware design; (ii) the PCS is for one year or less; (iii) the PCS costs is estimated to be insignificant and (iv) unspecified upgrades or enhancements offered during PCS arrangements historically have been and

CHINA MOBILE GAMES AND ENTERTAINMENT GROUP LIMITED AND PREDECESSOR

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of Renminbi ("RMB"), U.S. Dollars ("US$") and Hong Kong Dollars ("HK$"),
except for number of shares and per share data)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

are expected to be minimal and infrequent. Therefore, delivery of operating system software and hardware design with PCS service occurs upon receipt and acceptance of the operating system software and hardware design by the mobile phone manufacturers. The Group performs credit assessment on the mobile phone manufacturers prior to signing the agreements to ensure collectability is reasonably assured. Accordingly, revenues from the provision of operating system software and hardware design and PCS service are recognized upon (i) the mobile phone manufacturers accepting the handset design solutions if the arrangement is based on a fixed fee or (ii) the mobile phone manufactures accepting the handset design solutions and confirming their monthly units of production to the Group if the arrangement is based on a variable fee derived from the units of production by the mobile phone manufacturers at a prescribed unit price. The Group has not provided any refunds in the past and does not intend to provide refunds in the future to the mobile phone manufacturers.

(b)    Printed circuit board with operating system software and optional assembly service

        Printed circuit boards with operating system software and optional assembly services are multiple element arrangements comprising printed circuit boards, assembly services and operating system software specifically designed for the printed circuit boards. Since the operating system software is essential to the functionality of the printed circuit board, the transaction is outside the scope of software accounting guidance in ASC 985-605 in accordance with ASU 2009-14. Accordingly, the Group accounted for the sale of printed circuit boards with operating system software and optional assembly service as a multiple deliverables arrangement in accordance with ASU 2009-13. Each of the printed circuit board, operating system software and assembly service represents a separate unit of accounting.

        The Group and the mobile phone manufacturers sign an agreement containing the significant terms of the sale of printed circuit board with operating system software to evidence that an arrangement exists. The agreement also stipulates whether the mobile phone manufacturers engage the Group to perform assembly service on the printed circuit board. The Group delivers the assembled printed circuit boards together with the operating system software installed to mobile phone manufacturers if the Group is engaged to perform assembly service; whereas the Group normally delivers the operating system software prior to the printed circuit board to the mobile phone manufacturers if the Group is not engaged to perform assembly service. Therefore, delivery of printed circuit boards with operating system software and optional assembly services occurs upon receipt and acceptance of all deliverables by the mobile phone manufacturers. The Group performs credit assessment on the mobile phone manufacturers prior to signing the agreements to ensure collectability is reasonably assured. The purchase price is fixed because the unit price is stipulated in the signed sales agreement and no concessions such as discounts, rebates, refunds or other price changes are provided subsequently. However, the mobile phone manufacturers only pay the agreed purchase price upon receipt of all of the deliverables in the arrangement. The Group outsources the assembly of printed circuit boards and installation of operating system software to original equipment manufacturers ("OEM") and pays manufacturing fees, which are recognized as cost of revenues, based on a prescribed fixed fee per unit manufactured.

        In accordance with ASU 2009-13 and ASC subtopic 605-25 ("ASC 605-25"), Revenue Recognition: Multiple-Element Arrangements, the amount allocable to the delivered units or units of accounting is limited to the amount that is not contingent upon the delivery of additional items or meeting other

CHINA MOBILE GAMES AND ENTERTAINMENT GROUP LIMITED AND PREDECESSOR

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of Renminbi ("RMB"), U.S. Dollars ("US$") and Hong Kong Dollars ("HK$"),
except for number of shares and per share data)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

specified performance conditions. Since the amount allocable to the operating system software is contingent upon the delivery of printed circuit board and the related assembly service, if any, revenues from the sale of printed circuit board with operating system software and optional assembly service are recognized only upon delivery of the final deliverable.

(c)    Mobile phone contents installation service

        Mobile phone contents installation service does not require significant production, modification or customization of the mobile phone contents received from the mobile phone content providers. Persuasive evidence of the arrangement is documented in a contract signed by the mobile phone content providers and the Group. Delivery of mobile phone contents installation service occurs when the mobile phone contents are installed on the mobile device circuit boards by the OEM. The mobile phone contents installation service fees are fixed and non-refundable once the mobile phone content providers confirm their monthly net profits to the Group. Collectability is considered reasonably assured as the Group deals with only reputable mobile phone content providers and performs thorough credit assessment on the mobile phone content providers prior to entering into a business relationship with them. Historically, the Group has not experienced any significant defaults for payment. Accordingly, the Group recognizes revenues from mobile phone contents installation services when the services are delivered and the fees are fixed upon receipt of the monthly net profits confirmations from mobile phone content providers.

(iii)    Smartphone games

        The Group generates smartphone games revenues from the sale of in-game premium features of self-developed mobile social games as well as from the sale of self-developed and purchased single player games on smartphones. The Group operates mobile social games and single player games under a free-to-play model and a subscription based model, respectively.

(a)    Mobile social games

        Under the free-to-play model for mobile social games, mobile phone game players can download mobile phone games, obtain game accounts and play the basic functions of the mobile games free of charge but may purchase game points for in-game premium features to enhance their game-playing experience. The purchased in-game premium features can be freely traded amongst game players within the applicable game as long as consumption of the items has not commenced. Mobile phone game players can purchase game points by either charging their account with mobile network operators directly or buying prepaid cards issued by mobile network operators. The prepaid cards can be converted into a pre-specified number of game points for consumption. Upon delivery of game points purchased directly from mobile network operators or converted from prepaid cards to mobile phone game players, the Group initially classifies these amounts as deferred revenue. For purposes of determining when the service has been provided to the mobile phone game players, the Group has determined that an implied obligation exists to the mobile phone game players who purchased game points to provide an enhanced game-playing experience over the average playing period of the mobile phone game players. The Company, using data generated from its internal system, estimates the average playing period from the first time the mobile phone game players purchase game points

CHINA MOBILE GAMES AND ENTERTAINMENT GROUP LIMITED AND PREDECESSOR

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of Renminbi ("RMB"), U.S. Dollars ("US$") and Hong Kong Dollars ("HK$"),
except for number of shares and per share data)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

through the period when the game players have not logged into the game for over two consecutive months. Mobile phone game players are deemed to be inactive if they have not logged into the game for two consecutive months.

        The Group contracts with mobile network operators and third-party payment platforms for billing, collection and transmission services offered to mobile phone game players who have purchased game points. The Group also contracts with mobile application and software websites to distribute its mobile social games by providing platforms for mobile phone game players to download such games. The mobile network operators and third-party payment platforms are entitled to profit sharing based on a prescribed percentage of the gross amount charged by the mobile network operators to the mobile phone game players. Since the Group does not have a direct contractual relationship with the mobile phone game players, the net proceeds after deducting the amounts shared by the mobile network operators and the third-party payment platforms represent the amount of revenue to be recognized by the Group.

        The Group has information generated from its internal system on the number of game points sold each month to estimate the amount of collectable net proceeds and to recognize mobile social games revenues. Differences between its estimates and the actual amounts confirmed by the mobile network operators and the third-party payment platforms have historically been insignificant. Generally, within 30 days after the end of each month, the Group receives billing confirmations from each of the mobile network operators and third-party payment platforms confirming the amount of net proceeds to be received by the Group. The Group pays service fees to the mobile application and software websites.

        Collectability is considered reasonably assured as the Group deals with only reputable mobile network operators and third-party payment platforms and performs thorough credit assessment on the mobile network operators and the third-party payment platforms prior to entering into a business relationship with them. Historically, the Group has not experienced any significant defaults for payment.

        Based on the above, the Group recognizes the estimated net proceeds to be received from the mobile network operators and the third-party payment platforms for the sale of game points of the mobile social games, using data generated from its internal system, as deferred revenue upon delivery of game points to mobile phone game players. Deferred revenue is recognized as smartphone games revenue ratably over the estimated average playing period of the paying mobile phone game players of three months, starting from the point in time when game points are delivered to the mobile phone game players. As the mobile social games are under a free-to-play model and revenue is only generated from paying mobile phone game players when they purchase game points for in-game premium features, the Group focuses solely on the playing period of paying mobile phone game players when estimating the period over which revenue is being recognized. The Group determines the estimated average playing period of paying mobile phone game players, which is the time period between the paying mobile phone game players' first purchase and last log in, for each significant game based on historical player usage patterns and game playing behavior. The Group's internal system tracks each of the paying mobile phone game players' purchase and log in history for each significant game to generate data to estimate the average playing period for the Group's population of paying mobile phone game players. Future usage patterns may differ from the historical usage patterns on which the

CHINA MOBILE GAMES AND ENTERTAINMENT GROUP LIMITED AND PREDECESSOR

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of Renminbi ("RMB"), U.S. Dollars ("US$") and Hong Kong Dollars ("HK$"),
except for number of shares and per share data)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Group's revenue recognition policy is based. The Group monitors the operational statistics and usage patterns of its online game and modifies the expected life span when materially different. The difference between the estimated proceeds and the actual amount confirmed by the mobile network operators and third-party payment platforms is recognized in the consolidated statements of comprehensive income when billing confirmations are received by the Group and all revenue recognition criteria are met.

        Game points can be purchased at a discount if mobile phone game players purchase the game points with prepaid cards issued by mobile network operators or during promotional activities organized by the Group. The Group accounts for such discounts in accordance with ASC subtopic 605-50 ("ASC 605-50"), Revenue Recognition: Customer Payments and Incentives. Such discounts are initially accounted for as a reduction of deferred revenue. As a result, deferred revenue includes the value of both discounted and undiscounted game points, which are subsequently recognized as revenue on a weighted average basis when the Group provides future services to enhance mobile phone game players' playing experience.

(b)    Single player game

        Under the subscription based model for single player games, mobile phone game players can either subscribe to a monthly plan to download a fixed number of single player games from mobile network operators for a fixed subscription fee per month or download each single player game based on a fixed price per game.

        The Group contracts with mobile network operators for billing, collection and transmission services offered to mobile phone game players who have purchased single player games. In addition, the Group purchases games from third-party game developers. The mobile network operators are entitled to profit sharing based on a prescribed percentage of the gross amount charged by the mobile network operators to the mobile phone game players. Since the Group does not have a direct contractual relationship with the mobile phone game players, the net proceeds after deducting the amounts shared by the mobile network operators represent the amount of revenue to be recognized by the Group. The Group has information generated from its internal system on the number of monthly plan subscriptions and single-player games downloaded each month to estimate the amount of collectable net proceeds and to recognize single-player games revenues. Differences between its estimates and the actual amounts confirmed by the mobile network operators have historically been insignificant. Generally, within 30 days after the end of each month, the Group receives billing confirmations from each of the mobile network operators confirming the amount of net proceeds to be received by the Group. The Group pays content fees to third-party game developers, which are recognized as cost of revenues, based on a prescribed percentage of the net proceeds confirmed by the mobile network operators.

        Based on the above, the Group recognizes single-player smartphone games revenues when the goods are delivered based on download of games by mobile phone game players or at the end of the subscription period. The difference between the estimated proceeds and the actual amounts confirmed by the mobile network operators is recognized in the consolidated statements of comprehensive income when billing confirmations are received by the Group.

CHINA MOBILE GAMES AND ENTERTAINMENT GROUP LIMITED AND PREDECESSOR

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of Renminbi ("RMB"), U.S. Dollars ("US$") and Hong Kong Dollars ("HK$"),
except for number of shares and per share data)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

        The Group determines whether to record single player smartphone games revenues using the gross or net method of reporting in accordance with ASC subtopic 605-45 ("ASC 605-45"), Revenue Recognition: Principal Agent Considerations. Determining whether revenue should be reported gross or net is based on an assessment of various factors, the primary factors being whether the Group is acting as the principal in offering services to the customer or whether the Group is acting as an agent in the transaction. The Group has determined that it is acting as the principal in offering services as the Group (i) is the primary obligor in the arrangement; (ii) has latitude in establishing the selling price; (iii) has discretion in suppliers selection; and (iv) has involvement in the determination of product specifications. Therefore, the Group has the primary responsibility of fulfillment and acceptability of the single-player games and recognizes the net proceeds to be received from the mobile network operators as smartphone games revenue on a gross basis. The amounts attributable to third-party game developers in the form of content fees are recognized as cost of revenues.

(iv)    Business taxes and surcharges

        The Group is subject to business taxes and surcharges levied on services provided in the PRC. Business taxes and surcharges for the period from January 1, 2009 to October 26, 2009 (Predecessor), the period from October 27, 2009 to December 31, 2009 (Successor) and the years ended December 31, 2010 (Successor) and 2011 (Successor) were RMB2,305, RMB53, RMB6,127 and RMB11,749 (US$1,866), respectively. In accordance with ASC 605-45, the Group recognized revenues net of all such business taxes and surcharges.

Cost of revenues

        Cost of revenues primarily consists of service fees paid to feature phone manufacturers for the installation of the Group's self-developed mobile phone games or application platforms onto the manufactures' feature phones, purchase costs of printed circuit boards and manufacturing fees paid to OEMs for the assembly of printed circuit boards and mobile phone contents installation service, service fees paid to mobile application and software websites for the distribution of the Group's mobile social games and single player games by providing platforms for mobile phone game players to download such games, and content fees paid to third-party game developers for the development of the Group's single player games designed for smartphones. These costs are expensed as incurred except for the portion that is based on a prescribed percentage of the Group's revenues, which are recorded as cost of revenues upon revenue recognition by the Group when billing confirmations are received as more fully described above.

        In addition, cost of revenues includes staff salaries, network infrastructure fee, utilities, amortization of intangible assets, operating expenses directly related to the development, operation and sale of mobile phone games as well as the provision of handset design products and services, and the 5% business tax for technology services and market promotion fees charged by Yitongtianxia to Yingzheng.

Research and development

        Research and development expenses include payroll, employee benefits and other headcount-related expenses associated with product development. Research and development expenses for the

CHINA MOBILE GAMES AND ENTERTAINMENT GROUP LIMITED AND PREDECESSOR

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of Renminbi ("RMB"), U.S. Dollars ("US$") and Hong Kong Dollars ("HK$"),
except for number of shares and per share data)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

period from January 1, 2009 to October 26, 2009 (Predecessor), the period from October 27, 2009 to December 31, 2009 (Successor) and the years ended December 31, 2010 (Successor) and 2011 (Successor) were RMB4,438, RMB226, RMB8,377 and RMB24,566 (US$3,901), respectively.

Leases

        In accordance with ASC topic 840 ("ASC 840"), Leases, leases are classified at the inception date as either a capital lease or an operating lease. For the lessee, a lease is a capital lease if any of the following conditions exists: (a) ownership is transferred to the lessee by the end of the lease term, (b) there is a bargain purchase option, (c) the lease term is at least 75% of the property's estimated remaining economic life or (d) the present value of the minimum lease payments at the beginning of the lease term is 90% or more of the fair value of the leased property to the lessor at the inception date. A capital lease is accounted for as if there was an acquisition of an asset and an incurrence of an obligation at the inception of the lease. All other leases are accounted for as operating leases wherein rental payments are expensed on a straight-line basis over their lease term. The Group had no capital leases for any of the periods presented. The Group leases certain office facilities under non-cancelable operating leases and recorded total rental expenses of RMB149, nil, RMB295 and RMB1,081 (US$172) for the period from January 1 to October 26, 2009 (Predecessor), the period from October 27, 2009 to December 31, 2009 (Successor), and the years ended December 31, 2010 (Successor) and 2011 (Successor), respectively.

Income taxes

        The Group follows the liability method of accounting for income taxes in accordance with ASC topic 740 ("ASC 740"), Income Taxes. Under this method, deferred tax assets and liabilities are determined based on the difference between the financial reporting and tax bases of assets and liabilities, net operating loss carryforwards, and credits using enacted tax rates that will be in effect in the period in which the differences are expected to reverse. The Group records a valuation allowance to offset deferred tax assets if based on the weight of available evidence, it is more-likely-than-not that some portion, or all, of the deferred tax assets will not be realized.

        The Group applies ASC 740 to account for uncertainty in income taxes. ASC 740 provides the accounting for uncertainty in income taxes by prescribing the recognition threshold a tax position is required to meet before being recognized in the financial statements. The Group's estimated liability for unrecognized tax benefits and the related interest and penalties are periodically assessed for adequacy and may be affected by changing interpretations of laws, rulings by tax authorities, changes and/or developments with respect to tax audits, and expiration of the statute of limitations. In future periods, changes in facts, circumstances, and new information may require the Group to adjust the recognition and measurement estimates with regard to individual tax positions. Changes in recognition and measurement estimates are recognized in the period in which the changes occur. The Group has elected to classify interest and penalties related to unrecognized tax benefits, if and when required, as part of income tax expense in the consolidated statements of comprehensive income.

CHINA MOBILE GAMES AND ENTERTAINMENT GROUP LIMITED AND PREDECESSOR

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of Renminbi ("RMB"), U.S. Dollars ("US$") and Hong Kong Dollars ("HK$"),
except for number of shares and per share data)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Share-based compensation

        In accordance with ASC topic 718 ("ASC 718"), Compensation—Stock Compensation, the Company determines whether a share option or a restricted share unit ("RSU") should be classified and accounted for as a liability award or an equity award. All grants of share options to employees classified as equity awards are measured at the grant date based on the fair value of the awards and are recognized as an expense, net of estimated forfeitures, over the requisite service period, which is generally the vesting period. All grants of share options or RSUs to employees classified as liability awards are remeasured at the end of each reporting period until the date of settlement with an adjustment for fair value recorded to the current period expenses in order to properly reflect the cumulative expense based on the current fair value of the vested options or RSUs. The Group has elected to recognize share-based compensation using the straight-line method for all share-based awards issued. The Company uses the Black-Scholes option pricing valuations model and the binomial option pricing valuations model in determining the fair value of the equity awards and the liability awards granted, respectively.

        ASC 718 requires forfeitures to be estimated at the time of grant and revised, if necessary, in the subsequent period if actual forfeitures differ from initial estimates. Share-based compensation expense was recorded net of estimated forfeitures such that expense was recorded only for those share-based awards that are expected to vest. Forfeiture rate is estimated based on historical and future expectation of employee turnover rate and are adjusted to reflect future change in circumstances and facts, if any.

Earnings per share

        In accordance with ASC topic 260 ("ASC 260"), Earnings Per Share, basic earnings per ordinary share is computed by dividing net income attributable to ordinary shareholders by the weighted average number of ordinary shares outstanding during the period. Diluted earnings per ordinary share is calculated by dividing net income attributable to ordinary shareholders as adjusted for the effect of dilutive ordinary equivalent shares, if any, by the weighted average number of ordinary and dilutive ordinary equivalent shares outstanding during the period. Securities issued by a subsidiary that enable their holders to obtain the subsidiary's ordinary shares are included in the consolidated earnings per share computations based on the Group's holding of the subsidiary's securities.

Comprehensive income

        Comprehensive income is defined as the changes in equity of the Group during a period from transactions and other events and circumstances excluding transactions resulting from investments by owners and distributions to owners. Among other disclosures, ASC topic 220 ("ASC 220"), Comprehensive Income, requires that all items that are required to be recognized under current accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. For each of the periods presented, the Group's comprehensive income includes net income and cumulative foreign currency translation adjustments and is presented in the consolidated statements of comprehensive income. The Company early adopted ASU No. 2011-05 ("ASU 2011-05"), Comprehensive Income (Topic 220), Presentation of Comprehensive Income, in the year ended December 31, 2011 by presenting items of net income and other comprehensive income in one continuous statement, the Consolidated Statements of

CHINA MOBILE GAMES AND ENTERTAINMENT GROUP LIMITED AND PREDECESSOR

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of Renminbi ("RMB"), U.S. Dollars ("US$") and Hong Kong Dollars ("HK$"),
except for number of shares and per share data)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Comprehensive Income. Prior years' comparative information has been rearranged to conform to the presentation in accordance with ASU 2011-05.

Government grants

        Government grants are recognized where there is reasonable assurance that the grant will be received and all attaching conditions will be complied with. When the grant relates to an expense item, it is recognized in the consolidated statements of comprehensive income over the period necessary to match the grant on a systematic basis to the costs that it is intended to compensate. Where the grant relates to an asset, it is recognized as deferred income and released to the consolidated statements of comprehensive income in proportion to the depreciation of the related assets. The Group received a government grant of RMB2,000 and RMB150 (US$24) during the years ended December 31, 2010 and 2011, respectively, for the development of mobile network game platforms from a PRC municipal government authority. As of December 31, 2011, the RMB2,150 (US$341) government grant was classified as other non-current liabilities, as the Group did not expect all considerations attached to the government grant will be complied with during the succeeding twelve-month period from the balance sheet date.

Segment reporting

        In accordance with ASC topic 280 ("ASC 280"), Segment Reporting, the Group's chief operating decision maker has been identified as the chief executive officer, who reviews operating results of the business when making decisions about allocating resources and assessing performance for the Group. Prior to January 1, 2010, the Group consisted of only one segment relating to feature phone games. On October 11, 2010, the handset design segment was added with the acquisitions of operating assets of Bright Way and Tastech; and on December 31, 2010, the smartphone game segment was added with the acquisition of 3GUU BVI (Note 4). The accounting policies used in its segment reporting are the same as those used in the preparation of the Group's consolidated financial statements. The Group does not allocate any assets to its feature phone games, smartphone games and handset design businesses as management does not use this information to measure the performance of the reportable segments. As substantially all of the Group's long-lived assets and revenues are in and derived from the PRC, geographical segments are not presented.

Recent issued accounting standards

        In May 2011, the Financial Accounting Standards Board ("FASB") issued ASU No. 2011-04 ("ASU 2011-04"), Fair Value Measurement: Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRS. ASU 2011-04 clarifies the application of existing fair value measurement and disclosure requirements, changes certain fair value measurement principles and requires additional disclosures about fair value measurements. ASU 2011-04 is effective on a prospective basis for financial statements issued for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2011. The Group does not expect the adoption of ASU 2011-04 will have a significant effect on its consolidated financial statements.

CHINA MOBILE GAMES AND ENTERTAINMENT GROUP LIMITED AND PREDECESSOR

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of Renminbi ("RMB"), U.S. Dollars ("US$") and Hong Kong Dollars ("HK$"),
except for number of shares and per share data)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

        In June 2011, the FASB issued ASU No. 2011-05 ("ASU 2011-05"), Comprehensive Income (Topic 220), Presentation of Comprehensive Income, which eliminates the current option to report other comprehensive income ("OCI") and its components in the statements of shareholders' equity. Instead, an entity will be required to present items of net income and OCI in one continuous statement or in two separate, but consecutive, statements. In December 2011, the FASB issued ASU No. 2011-12 ("AUS 2011-12"), Comprehensive Income (Topic 220), Deferral of the Effective Date for Amendments to the Presentation of Reclassifications of Items Out of Accumulated Other Comprehensive Income in Accounting Standards Update No. 2011-05. ASU 2011-12 defers the ASU 2011-05 requirement that companies present reclassification adjustments for each component of OCI in both net income and OCI on the face of the financial statements and the requirement to report reclassification adjustments in interim periods. The amendments in ASU 2011-05 and ASU 2011-12 should be applied retrospectively and are effective for fiscal years and interim periods within those years, beginning after December 15, 2011, with early adoption permitted. The Company early adopted ASU 2011-05 in the year ended December 31, 2011 by presenting items of net income and OCI in one continuous statement, the Consolidated Statements of Comprehensive Income. Prior years' comparative information has been rearranged to conform to the presentation in accordance with ASU 2011-05.

        In September 2011, the FASB issued ASU No. 2011-08 ("ASU 2011-08"), Intangibles—Goodwill and Other ("ASC 350"), which is intended to reduce the cost and complexity of the annual goodwill impairment test by providing entities an option to perform a "qualitative" assessment to determine whether further impairment testing is necessary. Specifically, an entity has the option to first assess qualitative factors to determine whether it is necessary to perform the current two-step test. If an entity believes, as a result of its qualitative assessment, that it is more-likely-than-not that the fair value of a reporting unit is less than its carrying amount, the quantitative impairment test is required. Otherwise, no further testing is required. This standard is effective for annual and interim goodwill impairment tests performed for fiscal years beginning after December 15, 2011, with early adoption permitted. The Group does not expect the adoption of ASU 2011-08 will have a significant effect on its consolidated financial statements.

3. CONCENTRATION OF RISKS

Concentration of credit risk

        Assets that potentially subject the Group to significant concentration of credit risk primarily consist of cash and cash equivalents, accounts receivable and amounts due from related parties. As of December 31, 2009, 2010 and 2011, substantially all of the Group's cash and cash equivalents were deposited in financial institutions located in the PRC and Hong Kong, which management believes are of high credit quality.

        Accounts receivable are typically unsecured and derived from revenue earned from customers in the PRC and Hong Kong, which are exposed to credit risk. The risk is mitigated by credit evaluations the Group performs on its customers and its ongoing monitoring process of outstanding balances. The Group maintains reserves for estimated credit losses, which have generally been within its expectations.

CHINA MOBILE GAMES AND ENTERTAINMENT GROUP LIMITED AND PREDECESSOR

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of Renminbi ("RMB"), U.S. Dollars ("US$") and Hong Kong Dollars ("HK$"),
except for number of shares and per share data)

3. CONCENTRATION OF RISKS (Continued)

        Amounts due from related parties are typically unsecured, interest-free and repayable on demand. In evaluating the collectability of the amounts due from related parties balance, the Group considers many factors, including the related parties' repayment history and their credit-worthiness. An allowance for doubtful accounts is made when collection of the full amount is no longer probable.

Concentration of customers

        Approximately 73% of total net revenues were derived from one customer, namely Beijing Tailinaite Communication Technology Co., Ltd., for the period from January 1, 2009 to October 26, 2009 (Predecessor). Approximately 13% of total net revenues were derived from one customer, namely Shenzhen Chuangshi Interactive Technology Co., Ltd., for the year ended December 31, 2010 (Successor). Approximately 19% of total net revenues were derived from one customer, namely China Mobile Communications Corporation Jiangsu Ltd., for the year ended December 31, 2011 (Successor). For the period from October 27, 2009 to December 31, 2009 (Successor), none of the customers contributed more than 10% of the Group's total net revenues on an individual basis.

        Approximately nil, 100%, 55% and 6% of total net revenues for the period from January 1, 2009 to October 26, 2009 (Predecessor), the period from October 27, 2009 to December 31, 2009 (Successor) and the years ended December 31, 2010 (Successor) and 2011 (Successor), respectively, were derived from related parties (Note 16).

Concentration of suppliers

        Approximately 17% and 14% of the Group's raw materials were purchased from two suppliers, namely Think Star Electronic Stock Co., Ltd. and Bright Way Technology (Hong Kong) Limited, respectively, for the year ended December 31, 2010 (Successor). Approximately 15% and 14% of the Group's raw materials were purchased from Xiang Hai Electronic Co., Ltd and Shi Jian Electronic Co., Ltd for the year ended December 31, 2011 (Successor). There was no purchase of raw materials for the period from January 1, 2009 to October 26, 2009 (Predecessor) and the period from October 27, 2009 to December 31, 2009 (Successor). Approximately 84%, 51%, 73.2% and 63.1% of the Group's cost of sales attributable to feature phones were paid to Ouyinhua Information Consulting Co., Ltd. ("Ouyinhua"), for service provided to pre-install mobile phone games on feature phones for the period from January 1, 2009 to October 26, 2009 (Predecessor), the period from October 27, 2009 to December 31, 2009 (Successor), and the years ended December 31, 2010 and 2011, respectively. Failure to develop or maintain the relationships with these suppliers or Ouyinhua may affect the Group's ability to manufacture its products or may decrease the number of handsets pre-installed with the Group's feature phone games. Any disruption in the supply of raw materials or the provision of pre-installation services to the Group may adversely affect the Group's business, financial condition and results of operations.

Current vulnerability due to certain other concentrations

        The Group's operations may be adversely affected by significant political, economic and social uncertainties in the PRC. Although the PRC government has been pursuing economic reform policies for more than 30 years, no assurance can be given that the PRC government will continue to pursue

CHINA MOBILE GAMES AND ENTERTAINMENT GROUP LIMITED AND PREDECESSOR

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of Renminbi ("RMB"), U.S. Dollars ("US$") and Hong Kong Dollars ("HK$"),
except for number of shares and per share data)

3. CONCENTRATION OF RISKS (Continued)

such policies or that such policies may not be significantly altered, especially in the event of a change in leadership, social or political disruption or unforeseen circumstances affecting the PRC's political, economic and social conditions. There is also no guarantee that the PRC government's pursuit of economic reforms will be consistent or effective.

Currency convertibility risk

        The Group transacts the majority of its business in RMB, which is not freely convertible into foreign currencies. On January 1, 1994, the PRC government abolished the dual rate system and introduced a single rate of exchange as quoted daily by the People's Bank of China (the "PBOC"). However, the unification of the exchange rates does not imply that the RMB may be readily convertible into US$ or other foreign currencies. All foreign exchange transactions continue to take place either through the PBOC or other banks authorized to buy and sell foreign currencies at the exchange rates quoted by the PBOC. Approval of foreign currency payments by the PBOC or other institutions requires submitting a payment application form together with suppliers' invoices, shipping documents and signed contracts. Additionally, the value of the RMB is subject to changes in central government policies and international economic and political developments affecting supply and demand in the PRC foreign exchange trading system market.

Foreign currency exchange rate risk

        From July 21, 2005, the RMB is permitted to fluctuate within a narrow and managed band against a basket of certain foreign currencies. The appreciation of the RMB against US$ was approximately 0.1%, nil, 3% and 5% for the period from January 1, 2009 to October 26, 2009 (Predecessor), the period from October 27, 2009 to December 31, 2009 (Successor) and the years ended December 31, 2010 (Successor) and 2011 (Successor), respectively. On June 19, 2010, the People's Bank of China announced the end of the RMB's de facto peg to US$, a policy which was instituted in late 2008 in the face of the global financial crisis, to further reform the RMB exchange rate regime and to enhance the RMB exchange rate flexibility. The exchange rate floating bands will remain the same as previously announced in the inter-bank foreign exchange market. While the international reaction to the appreciation of the RMB has generally been positive, there remains significant international pressure on the PRC government to adopt an even more flexible currency policy, which could result in a further and potentially more significant appreciation of the RMB against the US$.

Other business risk

        The PRC laws and regulations require that an entity obtain an Internet Publishing License and an Online Culture Operation License from the relevant PRC government authorities in order to operate in online mobile game business. One of the Company's subsidiaries, Huiyou, has historically operated in the development of online mobile games without obtaining the required licenses from the relevant PRC government authorities. The developed online mobile games were licensed to Yingzheng, the VIE, which operated the online mobile games in its own name and paid commissions to Huiyou in return. The relevant PRC governmental authorities may deem the activities of Huiyou to be the operation of online games without obtaining the required licenses, which may subject the Group to penalties, and

CHINA MOBILE GAMES AND ENTERTAINMENT GROUP LIMITED AND PREDECESSOR

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of Renminbi ("RMB"), U.S. Dollars ("US$") and Hong Kong Dollars ("HK$"),
except for number of shares and per share data)

3. CONCENTRATION OF RISKS (Continued)

require the Group to make costly changes to its business model and materially disrupt its business. However, in the opinion of management, Huiyou's current business model does not violate applicable PRC laws and regulations and the likelihood of penalties is remote.

4. BUSINESS ACQUISITIONS

(a)    Acquisition of Dragon Joyce

        On October 27, 2009, VODone acquired 70% of the equity interest in Dragon Joyce and the Dragon Joyce Group for an aggregate purchase price of RMB35,249 (HK$40,000) cash and 100,789,333 ordinary shares of VODone. The VODone ordinary shares are contingently returnable in whole or in part to VODone if the income before tax of the Dragon Joyce Group for the period from October 1, 2009 to December 31, 2011 does not meet certain predetermined performance targets. The Company classifies the right to the return of the transferred VODone ordinary shares as an asset in accordance with ASC 805. Dragon Joyce was an investment holding company and had no operation since inception. In connection with the Reorganization (Note 1), the entire equity interest in the Dragon Joyce Group held by Dragon Joyce was transferred to the Company. The results of operations of the Dragon Joyce Group have been included in the Company's consolidated financial statements since October 27, 2009. As a result of the acquisition, the Company is expected to expand its mobile phone games business in the PRC.

        The acquisition date fair value of the consideration transferred, net of the contingently returnable consideration assets, and the 30% noncontrolling interest in the Dragon Joyce Group totaled RMB295,619, which consisted of the following:

RMB
Cash	35,249
VODone ordinary shares (100,789,333 shares)	181,186
Less: contingently returnable consideration asset	(3,813)
30% noncontrolling interest in the Dragon Joyce Group	82,997

295,619

        The fair value of the 100,789,333 shares of VODone issued was determined based on the closing market price of VODone's ordinary shares on the acquisition date. The fair value of the contingently returnable consideration asset at the acquisition date was RMB3,813.

        The Company, with the assistance of an independent valuation firm, estimated the fair value of the contingently returnable consideration asset using the Black-Scholes model. The Black-Scholes model requires the input of a highly subjective assumption, the expected volatility of the income before income taxes of 12.59% for which the Company has made reference to historical volatilities of several comparable companies. As of December 31, 2009, 2010 and 2011, the fair value of the contingently returnable consideration asset was RMB2,865, RMB1,070 and nil, respectively. A loss of RMB948, RMB1,795 and a gain of RMB11,701 (US$1,858) resulted from the change in fair value of the contingently returnable consideration asset was recognized in the consolidated statements of income for

CHINA MOBILE GAMES AND ENTERTAINMENT GROUP LIMITED AND PREDECESSOR

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of Renminbi ("RMB"), U.S. Dollars ("US$") and Hong Kong Dollars ("HK$"),
except for number of shares and per share data)

4. BUSINESS ACQUISITIONS (Continued)

the period from October 27, 2009 to December 31, 2009 and the years ended December 31, 2010 and 2011, respectively. As the income before tax of the Dragon Joyce Group for the year ended December 31, 2011 did not meet the predetermined performance targets, 15,477,154 VODone ordinary shares amounting to RMB12,771 must be returned to VODone by the original shareholders of Dragon Joyce. The remittance of VODone ordinary shares was accounted for as deemed dividend distribution in the consolidated statements of shareholders' equity.

        The fair value of the 30% noncontrolling interest in the Dragon Joyce Group is estimated to be RMB82,997. The fair value of the 30% noncontrolling interest was estimated by deriving the fair value of the acquired business including a control premium as a whole and then subtracting the considerations transferred by VODone for the 70% controlling interest. The fair value of the acquired business was estimated using the income approach. As the Dragon Joyce Group is a group of private entities, the fair value measurement is based on significant inputs that are not observable in the market and thus represents a Level 3 measurement as defined in ASC 820. The fair value estimates are based on (i) a discount rate of 22.55%, (ii) long-term sustainable growth rate of 3%, (iii) financial multiples of companies in the same industry as the Dragon Joyce Group and (iv) adjustment because of the lack of marketability that market participants would consider when estimating the fair value of the Dragon Joyce Group.

        The following table summarizes the fair values of the assets acquired and liabilities assumed at the date of acquisition on October 27, 2009.

Final RMB
Cash and cash equivalents	131
Prepayment and other current assets	332
Property and equipment	365
Intangible assets	63,341

Total identifiable assets acquired	64,169

Accrued expenses and other current liabilities	5
Income tax payable	83
Deferred tax liabilities	15,835

Total liabilities assumed	15,923

Net identifiable assets acquired	48,246
Goodwill	247,373

Net assets acquired	295,619

        The RMB63,341 of acquired intangible assets are subject to a weighted-average useful life of six years. Those definite-lived intangible assets include acquired customer relationships of RMB26,860, with an estimated useful life of seven years, and mobile games and platforms of RMB36,481, with an estimated useful life of six years.

CHINA MOBILE GAMES AND ENTERTAINMENT GROUP LIMITED AND PREDECESSOR

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of Renminbi ("RMB"), U.S. Dollars ("US$") and Hong Kong Dollars ("HK$"),
except for number of shares and per share data)

4. BUSINESS ACQUISITIONS (Continued)

        The RMB247,373 of goodwill was assigned to the feature phone games segment. The goodwill recognized is attributable primarily to expected synergies and the assembled workforce of the Dragon Joyce Group. None of the goodwill is expected to be deductible for income tax purposes. As of December 31, 2009 and 2010, there were no changes in the recognized amounts of goodwill resulting from the acquisition of the Dragon Joyce Group.

        The Group recognized RMB756 of acquisition-related costs that were expensed in the period ended December 31, 2009. These costs are included in "General and administrative expenses" in the consolidated statements of income and comprehensive income. The costs associated with issuing and registering the VODone ordinary shares issued as consideration in the acquisition of the Dragon Joyce Group were insignificant.

        The amounts of revenue and earnings of the Dragon Joyce Group included in the Company's consolidated statements of income and comprehensive income for the period from the acquisition date on October 27, 2009 to December 31, 2009 and the year ended December 31, 2010 are as follows:

For the period from October 27, 2009 to December 31, 2009
RMB
Net revenues	17,525
Net income	10,273

(b)    Acquisitions of operating assets of Bright Way and Tastech

        On October 11, 2010, OWX HK and OWX Beijing, wholly-owned subsidiaries of OWX Holding, acquired the operating assets of Bright Way and Tastech, respectively, for an aggregate purchase price of RMB20,000 cash and 28,694,372 ordinary shares of VODone. The VODone ordinary shares are contingently returnable in whole or in part to VODone if the income before tax of the OWX Group for the period from September 1, 2010 to December 31, 2012 does not meet certain predetermined performance targets. The Company classifies the right to the return of the transferred VODone ordinary shares as an asset in accordance with ASC 805. OWX Holding, OWX HK and OWX Beijing were investment holding companies and had no operation since inception. In connection with the Reorganization (Note 1), the entire equity interest in the OWX Group held by OWX Holding was transferred to the Company. The presentation of Bright Way and Tastech is combined to show the economic substance of the two transactions as a whole. The acquisitions of operating assets of Bright Way and Tastech met the definition of a business acquisition and the results of operations of the acquired businesses have been included in the Company's consolidated financial statements since October 11, 2010. As a result of the acquisitions, the Company is expected to expand its handset design business in the PRC.

CHINA MOBILE GAMES AND ENTERTAINMENT GROUP LIMITED AND PREDECESSOR

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of Renminbi ("RMB"), U.S. Dollars ("US$") and Hong Kong Dollars ("HK$"),
except for number of shares and per share data)

4. BUSINESS ACQUISITIONS (Continued)

        The acquisition date fair value of the consideration transferred, net of the contingently returnable consideration assets, and the 30% noncontrolling interest in the OWX Group totaled RMB101,323, which consisted of the following:

RMB
Cash	20,000
VODone ordinary shares (28,694,372 shares)	57,463
Less: contingently returnable consideration asset	(5,231)
30% equity interest in the OWX Group	29,091

101,323

        The fair value of the 28,694,372 shares of VODone issued was determined based on the closing market price of VODone's ordinary shares on the acquisition date. The fair value of the contingently returnable consideration asset at the acquisition date was RMB5,231.

        The Company, with the assistance of an independent valuation firm, estimated the fair value of the contingently returnable consideration asset using the Black-Scholes model. The Black-Scholes model requires the input of a highly subjective assumption, the expected volatility of the income before income taxes of 11.78% for which the Company has made reference to historical volatilities of several comparable companies. As of December 31, 2010 and 2011, the fair value of the contingently returnable consideration asset was RMB4,961 and RMB15,341 (US$2,436), respectively. A loss of RMB270 and a gain of RMB27,887 (US$4,428) resulted from the change in fair value of the contingently returnable consideration asset was recognized in the consolidated statements of comprehensive income for the years ended December 31, 2010 and 2011, respectively. As the income before tax of the OWX Group for the year ended December 31, 2011 did not meet the predetermined performance targets, 21,217,611 VODone ordinary shares amounting to RMB17,507 must be returned to VODone by the original shareholders of Bright Way and Tastech. The remittance of VODone ordinary shares was accounted for as deemed dividend distribution in the consolidated statements of shareholders' equity.

        The fair value of the 30% noncontrolling interest in the OWX Group is estimated to be RMB29,091 using the income approach. As the OWX Group is a group of private entities, the fair value measurement is based on significant inputs that are not observable in the market and thus represents a Level 3 measurement as defined in ASC 820. The fair value estimates are based on (i) a discount rate of 22.21%, (ii) long-term sustainable growth rate of 3%, (iii) financial multiples of companies in the same industry as the OWX Group and (iv) adjustment because of the lack of marketability that market participants would consider when estimating the fair value of the OWX Group.

CHINA MOBILE GAMES AND ENTERTAINMENT GROUP LIMITED AND PREDECESSOR

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of Renminbi ("RMB"), U.S. Dollars ("US$") and Hong Kong Dollars ("HK$"),
except for number of shares and per share data)

4. BUSINESS ACQUISITIONS (Continued)

        The following table summarizes the fair values of the assets acquired and liabilities assumed at the date of acquisition on October 11, 2010.

Final RMB
Property and equipment	190
Intangible assets	16,078
Amounts due from a related party	4,547

Total identifiable assets acquired	20,815

Deferred tax liabilities	2,653

Total liabilities assumed	2,653

Net identifiable assets acquired	18,162
Goodwill	83,161

Net assets acquired	101,323

        The RMB16,078 of acquired intangible assets are acquired customer relationships with an estimated useful life of seven years.

        The RMB83,161 of goodwill was assigned to the handset design segment. The goodwill recognized is attributable primarily to expected synergies and the assembled workforce of Bright Way and Tastech. None of the goodwill is expected to be deductible for income tax purposes. As of December 31, 2010 and 2011, there were no changes in the recognized amounts of goodwill resulting from the acquisitions of operating assets of Bright Way and Tastech.

        The Group recognized RMB306 of acquisition-related costs that were expensed in the year ended December 31, 2010. These costs are included in "General and administrative expenses" in the consolidated statements of comprehensive income. The costs associated with issuing and registering the VODone ordinary shares issued as consideration in the acquisitions of operating assets of Bright Way and Tastech were insignificant.

        The amounts of revenue and earnings of the acquired businesses of Bright Way and Tastech included in the Company's consolidated statements of comprehensive income from the acquisition date on October 11, 2010 to December 31, 2010 are as follows:

RMB
Net revenues	15,340
Net income	660

(c)    Acquisition of 3GUU BVI

        On December 31, 2010, Action King, a wholly-owned subsidiary of VODone, acquired 70% of the equity interest in the 3GUU Group for an aggregate purchase price of RMB58,475 (HK$68,796) cash and 68,600,000 ordinary shares of VODone. The VODone ordinary shares are contingently returnable

CHINA MOBILE GAMES AND ENTERTAINMENT GROUP LIMITED AND PREDECESSOR

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of Renminbi ("RMB"), U.S. Dollars ("US$") and Hong Kong Dollars ("HK$"),
except for number of shares and per share data)

4. BUSINESS ACQUISITIONS (Continued)

in whole or in part to VODone if the income before tax of the 3GUU Group for the period from December 1, 2010 to December 31, 2013 does not meet certain predetermined performance targets. The Company classifies the right to the return of the transferred VODone ordinary shares as an asset in accordance with ASC 805. In connection with the Reorganization (Note 1), the entire equity interest in the 3GUU Group held by Action King was transferred to the Company. Since the acquisition occurred on December 31, 2010, no results of operations of the 3GUU Group are included in the Group's consolidated financial statements for the year ended December 31, 2010. As a result of the acquisition, the Company is expected to further expand its mobile phone games business in the PRC.

        The acquisition date fair value of the consideration transferred, net of the contingently returnable consideration assets, and the 30% noncontrolling interest in the 3GUU Group totaled RMB266,097, which consisted of the following:

RMB
Cash	58,475
VODone ordinary shares (68,600,000 shares)	139,941
Less: contingently returnable consideration asset	(1,739)
30% noncontrolling interest in the 3GUU Group	69,420

266,097

        The fair value of the 68,600,000 shares of VODone issued was determined based on the closing market price of VODone's ordinary shares on the acquisition date. The fair value of the contingently returnable consideration asset at the acquisition date was RMB1,739.

        The Company, with the assistance of an independent valuation firm, estimated the fair value of the contingently returnable consideration asset using the Black-Scholes model. The Black-Scholes model requires the input of a highly subjective assumption, the expected volatility of the income before income taxes of 11.78% for which the Company has made reference to historical volatilities of several comparable companies. As of December 31, 2010 and 2011, the fair value of the contingently returnable consideration asset was RMB1,739 and RMB1,597 (US$254), respectively. A loss of RMB142 (US$22) resulted from the change in fair value of the contingently returnable consideration asset was recognized in the consolidated statements of comprehensive income for the year ended December 31, 2011. As the income before tax of the 3GUU Group for the year ended December 31, 2011 met the predetermined performance targets, the original shareholders of the 3GUU Group are not required to return any VODone ordinary shares to VODone as of December 31, 2011.

        The fair value of the 30% noncontrolling interest in the 3GUU Group is estimated to be RMB69,420. The fair value of the 30% noncontrolling interest was estimated by deriving the fair value of the acquired business including a control premium as a whole and then subtracting the considerations transferred by Action King Limited for the 70% controlling interest. The fair value of the acquired business was estimated using the income approach. As the 3GUU Group is a group of private entities, the fair value measurement is based on significant inputs that are not observable in the market and thus represents a Level 3 measurement as defined in ASC 820. The fair value estimates are based on (i) a discount rate of 22.97%, (ii) long-term sustainable growth rate of 3%, (iii) financial

CHINA MOBILE GAMES AND ENTERTAINMENT GROUP LIMITED AND PREDECESSOR

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of Renminbi ("RMB"), U.S. Dollars ("US$") and Hong Kong Dollars ("HK$"),
except for number of shares and per share data)

4. BUSINESS ACQUISITIONS (Continued)

multiples of companies in the same industry as the 3GUU Group and (iv) adjustment because of the lack of marketability that market participants would consider when estimating the fair value of the 3GUU Group.

        During the year ended December 31, 2011, the Company finalized the purchase price allocation for the acquisition of the 3GUU Group and retrospectively adjusted the December 31, 2010 consolidated balance sheet to increase goodwill and deferred tax liabilities by RMB47,033 as if they were recorded on the acquisition date.

        The following table presents the details of the preliminary purchase price allocation reported as of December 31, 2010, the adjustments made in the year ended December 31, 2011 and the final purchase price allocation.

	Preliminary December 31, 2010 RMB	Adjustment RMB	Final December 31, 2010 RMB
Cash and cash equivalents	26,997	—	26,997
Accounts receivable	20,222	—	20,222
Prepayment and other current assets	372	—	372
Deferred tax assets, current portion	641	—	641
Property and equipment	1,258	—	1,258
Intangible assets	11,777	—	11,777
Deferred tax assets, non-current portion	500	—	500
Indemnification assets	3,716	—	3,716

Total identifiable assets acquired	65,483	—	65,483

Accounts payable	5,590	—	5,590
Accrued expenses and other current liabilities	4,140	—	4,140
Income tax payable	134	—	134
Unrecognized tax benefits	3,716	—	3,716
Other non-current liabilities	2,000	—	2,000
Deferred tax liabilities	4,597	47,033	51,630

Total liabilities assumed	20,177	47,033	67,210

Net identifiable assets (liabilities) assumed	45,306	(47,033)	(1,727)
Goodwill	220,791	47,033	267,824

Net assets acquired	266,097	—	266,097

        The RMB11,777 of acquired intangible assets are subject to a weighted-average useful life of three years. Those definite-lived intangible assets include mobile games and platforms of RMB10,828, with an estimated useful life of three years, mobile game development costs of RMB941, with an estimated useful life of three years and computer software of RMB8, with an estimated useful life of five years.

CHINA MOBILE GAMES AND ENTERTAINMENT GROUP LIMITED AND PREDECESSOR

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of Renminbi ("RMB"), U.S. Dollars ("US$") and Hong Kong Dollars ("HK$"),
except for number of shares and per share data)

4. BUSINESS ACQUISITIONS (Continued)

        The RMB267,824 of goodwill was assigned to the smartphone mobile games segment. The goodwill recognized is attributable primarily to expected synergies and the assembled workforce of the 3GUU Group. None of the goodwill is expected to be deductible for income tax purposes.

        Indemnification assets represent the indemnification provided by the selling shareholders of the 3GUU Group for uncertainties about the settlement amount of unrecognized tax benefits related to the pre-acquisition period. The Group recognized RMB3,716 of indemnification assets at the acquisition date, which was the fair value measured using assumptions consistent with those used to measure the indemnified item. A gain of RMB293 (US$47) resulted from the change in fair value of the indemnification assets was recognized in the consolidated statements of comprehensive income for the year ended December 31, 2011.

        The Group recognized RMB604 of acquisition-related costs that were expensed in the year ended December 31, 2010. These costs are included in "General and administrative expenses" in the consolidated statements of income. The costs associated with issuing and registering the VODone ordinary shares issued as consideration in the acquisition of the 3GUU Group were insignificant.

(d)    Pro forma consolidated financial information

        The following unaudited pro forma consolidated financial information reflects the results of the operations of the Group for the years ended December 31, 2009 and 2010, as if the acquisitions of the Dragon Joyce Group, the operating assets of Bright Way and Tastech, and the 3GUU Group described above had been completed as of January 1, 2009. The pro forma results have been prepared for comparative purposes only and do not purport to be indicative of what operating results would have been had the acquisitions actually taken place on the date indicated and may not be indicative of future operating results. These amounts have been calculated after applying the Company's accounting policies and the pro forma adjustments are based upon available information and certain assumptions that management believes are reasonable.

	For the year ended December 31,
	2009	2010
	RMB (unaudited)	RMB (unaudited)
Net revenues	163,305	268,821
Net income	40,486	62,557
Basic and diluted earnings per share	0.13	0.21

CHINA MOBILE GAMES AND ENTERTAINMENT GROUP LIMITED AND PREDECESSOR

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of Renminbi ("RMB"), U.S. Dollars ("US$") and Hong Kong Dollars ("HK$"),
except for number of shares and per share data)

5. ACCOUNTS RECEIVABLE

        Accounts receivable and the related allowance for doubtful accounts are summarized as follows:

	As of December 31,
	2009	2010	2011	2011
	(Successor) RMB	(Successor) RMB	(Successor) RMB	(Successor) US$
Accounts receivable	—	37,013	56,121	8,912
Less: Allowance for doubtful accounts	—	—	—	—

Accounts receivable, net	—	37,013	56,121	8,912

        The Group does not offer extended payment terms and all accounts receivable are non-interesting bearing. The Group offers credit terms ranging from three to nine months to customers with long-term relationship and good credit history. As of December 31, 2011, all of the accounts receivable balances were within their credit terms. No allowance for doubtful accounts was recognized as of December 31, 2009, 2010 and 2011.

6. INVENTORIES

        Inventories are summarized as follows:

	As of December 31,
	2009	2010	2011	2011
	(Successor) RMB	(Successor) RMB	(Successor) RMB	(Successor) US$
Raw materials	—	2,126	2,103	334

        No inventory obsolescence provision was recognized as of December 31, 2009, 2010 and 2011.

7. PREPAYMENTS AND OTHER CURRENT ASSETS

        Prepayments and other current assets consist of the following:

	As of December 31,
	2009	2010	2011	2011
	(Successor) RMB	(Successor) RMB	(Successor) RMB	(Successor) US$
Contingently returnable consideration assets (Note 4)	2,865	7,770	16,938	2,690
Indemnification assets from a business acquisition (Note 4(c))	—	3,716	4,009	637
Deposits for office leases	5	319	213	34
Advances to employees	—	276	386	61
Prepaid expenses	—	213	3,171	504
Others	228	108	249	38

Total	3,098	12,402	24,966	3,964

CHINA MOBILE GAMES AND ENTERTAINMENT GROUP LIMITED AND PREDECESSOR

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of Renminbi ("RMB"), U.S. Dollars ("US$") and Hong Kong Dollars ("HK$"),
except for number of shares and per share data)

8. PROPERTY AND EQUIPMENT, NET

        Property and equipment and the related accumulated depreciation are summarized as follows:

	As of December 31,
	2009	2010	2011	2011
	(Successor) RMB	(Successor) RMB	(Successor) RMB	(Successor) US$
Office equipment	493	2,160	5,515	875
Leasehold improvement	—	—	1,585	252
Motor vehicles	—	88	88	14

Property and equipment, cost	493	2,248	7,188	1,141
Less: Accumulated depreciation	(25)	(239)	(1,753)	(278)

Property and equipment, net	468	2,009	5,435	863

        Depreciation expenses, which were recorded in general and administrative expenses, for the period from January 1, 2009 to October 26, 2009 (Predecessor), the period from October 27, 2009 to December 31, 2009 (Successor) and the years ended December 31, 2010 (Successor) and 2011 (Successor) were RMB138, RMB25, RMB218 and RMB1,584 (US$252), respectively.

9. GOODWILL

        Changes in the carrying amount of goodwill for the period from October 27, 2009 to December 31, 2009 (Successor) and the years ended December 31, 2010 (Successor) and 2011 (Successor) are as follows:

	Feature phone games	Smartphone games	Handset design	Total
	RMB	RMB	RMB	RMB
Balance as of October 27, 2009	—	—	—	—
Goodwill acquired during the period	247,373	—	—	247,373
Impairment	—	—	—	—

Balance as of December 31, 2009	247,373	—	—	247,373
Goodwill acquired during the year	—	267,824	83,161	350,985
Impairment	—	—	—	—

Balance as of December 31, 2010	247,373	267,824	83,161	598,358

Goodwill acquired during the year	—	—	—	—
Impairment	—	—	—	—
Balance as of December 31, 2011	247,373	267,824	83,161	598,358

Balance as of December 31, 2011 in US$	39,281	42,529	13,205	95,015

        During the year ended December 31, 2011, the Company finalized the purchase price allocation for the acquisition of the 3GUU Group and retrospectively adjusted the December 31, 2010

CHINA MOBILE GAMES AND ENTERTAINMENT GROUP LIMITED AND PREDECESSOR

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of Renminbi ("RMB"), U.S. Dollars ("US$") and Hong Kong Dollars ("HK$"),
except for number of shares and per share data)

9. GOODWILL (Continued)

consolidated balance sheet to increase goodwill by RMB47,033 as if it was recorded on the acquisition date (note 4(c)).

        Goodwill is not deductible for tax purposes and is not amortized but tested for impairment at least annually.

10. INTANGIBLE ASSETS, NET

        Intangible assets and the related accumulated amortization are summarized as follows:

	As of December 31,
	2009	2010	2011	2011
	(Successor) RMB	(Successor) RMB	(Successor) RMB	(Successor) US$
Cost or fair value at acquisition:
Computer software	—	8	1,581	251
Mobile games and platforms	36,481	47,309	56,429	8,961
Acquired customer relationship	26,860	42,938	42,939	6,818
Mobile game product development costs	—	941	1,817	289

	63,341	91,196	102,766	16,319
Accumulated amortization:
Computer software	—	—	(201)	(32)
Mobile games and platforms	(1,521)	(4,805)	(20,524)	(3,259)
Acquired customer relationship	(959)	(8,174)	(11,506)	(1,827)
Mobile game product development costs	—	—	(434)	(69)

	(2,480)	(12,979)	(32,665)	(5,187)
Total	60,861	78,217	70,101	11,132

        Amortization expenses, which were recorded in cost of revenues, for the period from January 1, 2009 to October 26, 2009 (Predecessor), the period from October 27, 2009 to December 31, 2009 (Successor) and the years ended December 31, 2010 (Successor) and 2011 (Successor) were nil, RMB2,480, RMB10,499 and RMB19,686 (US$3,126), respectively.

        The estimated annual amortization expenses for each of the five succeeding fiscal years are as follows:

	RMB	US$
2012	21,400	3,398
2013	16,015	2,543
2014	13,598	2,159
2015	11,644	1,849
2016	5,691	904

Total	68,348	10,853

CHINA MOBILE GAMES AND ENTERTAINMENT GROUP LIMITED AND PREDECESSOR

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of Renminbi ("RMB"), U.S. Dollars ("US$") and Hong Kong Dollars ("HK$"),
except for number of shares and per share data)

11. ACCRUED EXPENSES AND OTHER CURRENT LIABILITIES

        Accrued expenses and other current liabilities consist of the following:

	As of December 31,
	2009	2010	2011	2011
	(Successor) RMB	(Successor) RMB	(Successor) RMB	(Successor) US$
Advances from customers	—	703	564	90
Accrued payroll and welfare payable	142	4,911	10,053	1,596
Business tax and other taxes payable	585	2,293	3,802	604
Accrued initial public offering costs	—	—	2,010	319
Others	3	384	1,148	182

Total	730	8,291	17,577	2,791

        Advances from customers represent cash payments received from customers in advance of the delivery of handset design products and services. The advances are applied towards the purchase price and recognized as revenue when the conditions for revenue recognition have been met. Advances from customers are non-interest bearing and refundable if the Group fails to perform.

12. DEFERRED INITIAL PUBLIC OFFERING COSTS

        Direct costs incurred by the Company attributable to its initial public offering of ordinary shares in the United States have been deferred and will be charged against the gross proceeds received from such offering. Such costs include legal and other professional fees related to the offering.

13. SHARE CAPITAL

        On January 20, 2011, the Company issued one share of ordinary share with par value of US$1.00 to VODone in connection with the incorporation of the Company.

        On August 22, 2011, the Company restructured its share capital to increase the authorized capital to 1,000,000 ordinary shares with a per share par value of US$1.00 from 50,000 ordinary shares with a per share par value of US$1.00. In addition, on August 22, 2011, each of the existing issued and authorized ordinary shares of US$1.00 per share each was divided into 1,000 ordinary shares of US$0.001 per share each.

        On August 23, 2011, the Company effected a 2,500,000 ordinary shares rights offering to its existing shareholder, VODone, for a subscription price of US$0.001 per ordinary share. Since the ordinary shares were issued for nominal consideration, the offering contains a bonus element that is accounted for similar to a stock dividend in accordance with ASC 260. In addition, as more fully described in Note 1, pursuant to a legal reorganization of entities under common control on August 23, 2011, the Company issued 209,999,000 new ordinary shares to Dragon Joyce, OWX Holding and Action King to acquire their equity interests in the Dragon Joyce Group, the OWX Group and the 3GUU Group, respectively.

CHINA MOBILE GAMES AND ENTERTAINMENT GROUP LIMITED AND PREDECESSOR

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of Renminbi ("RMB"), U.S. Dollars ("US$") and Hong Kong Dollars ("HK$"),
except for number of shares and per share data)

13. SHARE CAPITAL (Continued)

        All ordinary share and per share information are adjusted retroactively for the above described change in share capital and ordinary shares rights offering, for all periods presented. As of December 31, 2011, 1,000,000,000 ordinary shares were authorized and 302,729,550 ordinary shares were issued and outstanding.

        The Company did not pay or declare any dividends on ordinary shares in the period from October 27, 2009 to December 31, 2009 and the year ended December 31, 2010. On December 8, 2011, the Company's board of directors declared cash dividend of RMB71,400 to certain shareholders of the Group based on the undistributed retained earnings of the Dragon Joyce Group and the OXW Group and their respective shareholding in these entities at the time of the Reorganization. As of December 31, 2011, RMB63,000 (US$10,004) of the dividend declared remained unpaid. The payment of dividends in the future will be contingent upon the Group's revenues and earnings, if any, capital requirements and general financial condition subsequent to the completion of a business combination. The payment of dividends will be subject to the discretion of the Company's board of directors and subject to the requirements of Cayman Islands' laws.

14. RESTRICTED NET ASSETS

        The Company's ability to pay dividends is primarily dependent on the Company receiving distributions of funds from its subsidiaries and VIE. Relevant PRC statutory laws and regulations permit payments of dividends by the Group's PRC subsidiary and VIE only out of its retained earnings, if any, as determined in accordance with PRC accounting standards and regulations. The results of operations reflected in the financial statements prepared in accordance with U.S. GAAP differ from those reflected in the statutory financial statements of the Company's PRC subsidiaries and VIE.

        In accordance with the PRC Regulations on Enterprises with Foreign Investment and their articles of association, a foreign invested enterprise established in the PRC is required to provide certain statutory reserves, namely general reserve fund, the enterprise expansion fund and staff welfare and bonus fund which are appropriated from net profit as reported in the enterprise's PRC statutory accounts. A foreign invested enterprise is required to allocate at least 10% of its annual after-tax profit to the general reserve until such reserve has reached 50% of its respective registered capital based on the enterprise's PRC statutory accounts. Appropriations to the enterprise expansion fund and staff welfare and bonus fund are at the discretion of the board of directors for all foreign invested enterprises. The aforementioned reserves can only be used for specific purposes and are not distributable as cash dividends. Huiyou, Donggan, Longyue, Shenzhen Douwan, Qilewuxian, Yikechuanghui, OWX Beijing, Zhongtuo and Yitongtianxia were established as a foreign invested enterprise and therefore are subject to the above mandated restrictions on distributable profits.

        Additionally, in accordance with the Company Law of the PRC, a domestic enterprise is required to provide statutory common reserve at least 10% of its annual after-tax profit until such reserve has reached 50% of its respective registered capital based on the enterprise's PRC statutory accounts. A domestic enterprise is also required to provide discretionary surplus reserve, at the discretion of the board of directors, from the profits determined in accordance with the enterprise's PRC statutory accounts. The aforementioned reserves can only be used for specific purposes and are not distributable

CHINA MOBILE GAMES AND ENTERTAINMENT GROUP LIMITED AND PREDECESSOR

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of Renminbi ("RMB"), U.S. Dollars ("US$") and Hong Kong Dollars ("HK$"),
except for number of shares and per share data)

14. RESTRICTED NET ASSETS (Continued)

as cash dividends. Yingzheng was established as a domestic invested enterprise and therefore is subject to the above mandated restrictions on distributable profits.

        As a result of these PRC laws and regulations that require annual appropriations of 10% of after-tax income to be set aside prior to payment of dividends as general reserve fund, the Company's PRC subsidiaries and VIE are restricted in their ability to transfer a portion of their net assets in the form of dividend payments, loans or advances to the Company. The amounts restricted include paid-in capital and statutory reserve funds of the Company's PRC subsidiaries and the net assets of the VIE, as determined pursuant to PRC generally accepted accounting principles, totaling RMB44,808 (US$7,115) as of December 31, 2011. Therefore, in accordance with Rules 504 and 4.08(e)(3) of Regulation S-X, the condensed parent company only financial statements as of December 31, 2009, 2010 and 2011 and for the period from October 27, 2009 to December 31, 2009 and the years ended December 31, 2010 and 2011 are disclosed in Note 23.

15. INCOME TAXES

Cayman Islands

        Under the current laws of the Cayman Islands, the Company is not subject to tax on income or capital gains. In addition, upon payments of dividends by the Company to its shareholders, no Cayman Islands withholding tax will be imposed.

British Virgin Islands

        Under the current laws of the British Virgin Islands, Beauty Wave, China Wave and 3GUU BVI are not subject to tax on income or capital gains. In addition, upon payments of dividends by these entities to their shareholders, no British Virgin Islands withholding tax will be imposed.

Hong Kong

        Uni-Force, OWX HK and 3GUU HK are subject to Hong Kong corporate income tax at a rate of 16.5% on the assessable profits arising in Hong Kong. In addition, upon payments of dividends by these entities to their shareholders, no Hong Kong withholding tax will be imposed.

China

        Pursuant to the PRC Corporate Income Tax Law (the "CIT Law") and relevant implementation regulations that became effective on January 1, 2008, the Company's subsidiaries and VIE located in the PRC are generally subject to enterprise income taxes ("EIT") at a unified statutory tax rate of 25%, unless preferential tax status is granted by the tax authorities to allow the entities to be subject to a reduced income tax rate.

        An entity recognized as a qualified new software development enterprise is entitled to enjoy tax exemption for two years and 50% EIT rate reduction for the subsequent three years. In accordance with Guofa 2007 circular No. 39, an entity with a preferential tax rate prior to January 1, 2008 will continue to enjoy its remaining tax holiday granted prior to the effectiveness of the CIT Law. In May

CHINA MOBILE GAMES AND ENTERTAINMENT GROUP LIMITED AND PREDECESSOR

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of Renminbi ("RMB"), U.S. Dollars ("US$") and Hong Kong Dollars ("HK$"),
except for number of shares and per share data)

15. INCOME TAXES (Continued)

2007, Yingzheng obtained the new software development enterprise status. Thus, Yingzheng is entitled to enjoy tax exemption from 2006 to 2007 and a 50% reduced EIT rate of 12.5% from 2008 to 2010. In May 2009, Donggan obtained the new software development enterprise status, with retroactive effect to 2008. Thus, Donggan was entitled to enjoy tax exemption from 2008 to 2009 and a 50% reduced EIT rate of 12.5% from 2010 to 2012. However, as Donggan was dormant during the year ended December 31, 2011, Donggan was not entitled to enjoy any tax holiday in accordance with the CIT Law. As a result, the applicable EIT rate for Donggan was 25% in 2011. Shenzhen Douwan adopted the methodology of deemed profits basis in 2011 and was subject to EIT at a statutory income tax rate of 25% on its deemed profits calculated at 30% of its net revenues.

        The CIT Law treats enterprises established outside of the PRC with "effective management and control" located in the PRC as PRC resident enterprises for tax purposes. The term "effective management and control" is generally defined as exercising management and control over the business, personnel, accounting, properties, etc. of an enterprise. The Company and its subsidiaries located in jurisdictions outside of the PRC, if considered a PRC resident enterprise for tax purposes, would be subject to the PRC enterprise income tax at the rate of 25% on their worldwide income commencing on January 1, 2008. As of December 31, 2009, 2010 and 2011, the Company has not accrued for PRC tax on such basis as the Group's non-PRC entities had zero assessable profits in the PRC for the period after January 1, 2008. The Group will continue to monitor the tax status with regards to the PRC tax resident enterprise regulation of its non-PRC entities.

        Under the CIT Law, dividends paid by PRC enterprises out of profits earned after December 31, 2007 to non-PRC tax resident investors are subject to PRC withholding tax of 10%. A lower withholding tax rate may be applied based on applicable tax treaty with certain countries.

        The Group's tax years 2006 through 2011 remain open to examination by the tax authorities as of December 31, 2011.

        Income before income taxes consists of:

	For the period from January 1, 2009 to October 26, 2009	For the period from October 27, 2009 to December 31, 2009	For the year ended December 31, 2010	For the year ended December 31, 2011
	(Predecessor) RMB	(Successor) RMB	(Successor) RMB	(Successor) RMB	(Successor) US$
Cayman Islands	—	—	—	34,263	5,441
Hong Kong	—	—	9,407	6,585	1,046
The PRC	28,370	8,687	49,953	86,568	13,746

Total	28,370	8,687	59,360	127,416	20,233

CHINA MOBILE GAMES AND ENTERTAINMENT GROUP LIMITED AND PREDECESSOR

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of Renminbi ("RMB"), U.S. Dollars ("US$") and Hong Kong Dollars ("HK$"),
except for number of shares and per share data)

15. INCOME TAXES (Continued)

        The current and deferred components of the income tax (benefit) expense appearing in the consolidated statements of income and comprehensive income are as follows:

	For the period from January 1, 2009 to October 27, 2009	For the period from October 27, 2009 to December 31, 2009	For the year ended December 31, 2010	For the year ended December 31, 2011
	(Predecessor) RMB	(Successor) RMB	(Successor) RMB	(Successor) RMB	(Successor) US$
Current tax expense	6,554	—	21,593	19,294	3,064
Deferred tax expense (benefit)	43	(638)	(2,946)	(55,221)	(8,769)

	6,597	(638)	18,647	(35,927)	(5,705)

        A reconciliation of income taxes computed at the PRC statutory tax rate of 25% to the effective income tax provision is as follows:

	For the period from January 1, 2009 to October 26, 2009	For the period from October 27, 2009 to December 31, 2009	For the year ended December 31, 2010	For the year ended December 31, 2011
	(Predecessor)	(Successor)	(Successor)	(Successor)	(Successor)
	RMB	RMB	RMB	RMB	US$
Income before income taxes	28,370	8,687	59,360	127,416	20,233

Income tax expenses computed at the PRC statutory tax rate of 25%	7,093	2,172	14,840	31,854	5,058
Foreign tax rate differential	—	853	2,408	(10,565)	(1,678)
Deemed profits taxation basis differential* in Shenzhen Douwan	—	—	—	(18,118)	(2,877)
Nondeductible expenses	77	3	98	2,983	474
Non-taxable income	(573)	—	(33)	—	—
Withholding tax on dividend distribution	—	—	—	7,000	1,112
Tax holidays	—	(3,663)	(11)	—	—
Outside basis differences in the VIE	—	—	—	(51,432)	(8,167)
Current/deferred rate differential	—	(18)	471	(108)	(17)
Valuation allowance	—	15	811	1,073	170
Interest and penalties on unrecognized tax benefits	—	—	63	1,386	220

Income tax provision	6,597	(638)	18,647	(35,927)	(5,705)

CHINA MOBILE GAMES AND ENTERTAINMENT GROUP LIMITED AND PREDECESSOR

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of Renminbi ("RMB"), U.S. Dollars ("US$") and Hong Kong Dollars ("HK$"),
except for number of shares and per share data)

15. INCOME TAXES (Continued)

        * Deemed taxation basis differential represents the difference in income tax expenses calculated at the PRC statutory tax rate of 25% on income before taxes versus on deemed profits calculated at 30% of net revenue. Shenzhen Douwan adopted the methodology of deemed profits basis in 2011.

        Deferred taxes reflect the tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The components of deferred taxes are as follows:

	As of December 31,
	2009	2010	2011	2011
	(Successor) RMB	(Successor) RMB	(Successor) RMB	(Successor) US$
Deferred tax assets, current portion:
Accrued expenses	18	1,151	1,774	282
Net operating loss carry forwards	—	8	—	—
Less: Valuation allowance	—	(130)	(283)	(45)

Deferred tax assets, current portion, net	18	1,029	1,491	237

Deferred tax assets, non-current portion:
Intangible assets and property and equipment	—	—	388	62
Government grants	—	500	538	85
Net operating loss carry forwards	25	706	1,616	257
Less: Valuation allowance	(25)	(706)	(1,626)	(258)

Deferred tax assets, non-current portion, net	—	500	916	146

Deferred tax liabilities, non-current portion:
Intangible assets	15,215	15,491	12,580	1,998
Outside basis differences in the VIE	—	51,432	—	—

Deferred tax liabilities, non-current portion, net	15,215	66,923	12,580	1,998

        As of December 31, 2009, 2010 and 2011, the Group recorded a valuation allowance on its deferred tax assets that is sufficient to reduce the deferred tax assets to the amount that is more-likely-than-not to be realized.

        Aggregate undistributed earnings of the Group's subsidiaries located in the PRC that are available for distribution to non-PRC tax resident parent companies at December 31, 2009, 2010 and 2011 are considered to be indefinitely reinvested under ASC subtopic 740-30 ("ASC 740-30"), Income Taxes: Other Considerations or Special Areas. Accordingly, the amount of unrecognized deferred tax liabilities for temporary differences related to investments in PRC subsidiaries is not determined because such a determination is not practical.

        Deferred tax liabilities arising from (i) aggregate undistributed earnings of Yingzheng, a VIE of the Group, that are available for distribution to Yitongtianxia, its PRC tax resident parent company and (ii) the difference between the book basis and the tax basis in the investment in Yingzheng were RMB4,399 and RMB47,033 as of December 31, 2010, respectively. The registered shareholders of

CHINA MOBILE GAMES AND ENTERTAINMENT GROUP LIMITED AND PREDECESSOR

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of Renminbi ("RMB"), U.S. Dollars ("US$") and Hong Kong Dollars ("HK$"),
except for number of shares and per share data)

15. INCOME TAXES (Continued)

Yingzheng are contractually required to remit dividends received from Yingzheng to Yitongtianxia. This distribution chain results in (i) a taxable dividend from Yingzheng to its registered shareholders and (ii) a taxable contribution to Yitongtianxia when the proceeds are remitted to Yitongtianxia by the registered shareholders. The tax impact on the future cash distribution is recognized in deferred tax liabilities as an outside basis difference. On December 16, 2011, 3GUU BVI, a BVI entity, replaced Yitongtianxia, a PRC entity, as the primary beneficiary of Yingzheng (Note 1). As management is asserting indefinite reinvestment of undistributed earnings of the Group's foreign subsidiaries located in the PRC, the deferred tax liabilities arising from the aggregate undistributed earnings of Yingzheng and the difference between the book basis and the tax basis in the investment in Yingzheng were reversed during the year ended December 31, 2011.

Unrecognized tax benefits

        For the period from January 1, 2009 to October 26, 2009 (Predecessor), the period from October 27, 2009 to December 31, 2009 (Successor), the years ended December 31, 2010 (Successor) and 2011 (Successor), the Group has unrecognized tax benefits of RMB4,560, nil, RMB20,929 and RMB28,014 (US$4,448), respectively, of which nil, nil, RMB57 and RMB170 (US$27) are presented on a net basis against the deferred tax assets related to tax loss carryforwards on the face of the consolidated balance sheet. The unrecognized tax benefits recognized by the Group were mainly caused by the accounting error, different methodologies of deemed profits basis adopted, and errors in tax adjustments made in tax filing. RMB4,560, nil, RMB20,929 and RMB28,014 (US$4,448) for the period from January 1, 2009 to October 26, 2009 (Predecessor), the period from October 27, 2009 to December 31, 2009 (Successor) and the years ended December 31, 2010 (Successor) and 2011 (Successor), respectively, of unrecognized tax benefits would impact the effective tax rate, if recognized. Included in the balance as of December 31, 2009, 2010 and 2011 were RMB25, RMB836 and RMB1,909 (US$303), respectively, of tax positions that if recognized will result in deferred tax assets for which a full valuation allowance will be made. It is possible that the amount of unrecognized tax benefits will change in the next twelve months, pending factors including changes in the amount of the PRC statutory taxable income due to the application and interpretation of the PRC tax law. However, an estimate of the range of the possible change cannot be made at this time.

CHINA MOBILE GAMES AND ENTERTAINMENT GROUP LIMITED AND PREDECESSOR

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of Renminbi ("RMB"), U.S. Dollars ("US$") and Hong Kong Dollars ("HK$"),
except for number of shares and per share data)

15. INCOME TAXES (Continued)

        A roll-forward of accrued unrecognized tax benefits, excluding interest and penalties, is as follows:

	For the period from January 1, 2009 to October 26, 2009	For the period from October 27, 2009 to December 31, 2009	For the year ended December 31, 2010	For the year ended December 31, 2011
	(Predecessor) RMB	(Successor) RMB	(Successor) RMB	(Successor) RMB	(Successor) US$
		(Successor) RMB
Balance at the beginning of period/year	—	—	—	19,563	3,106
Increases from business acquisitions (Note 4)	—	—	2,470	—	—
Increases related to tax positions taken in the current period/year	4,560	—	17,093	5,699	905
Offset by net operating loss	—	—	—	(170)	(27)

Balance at the end of period/year	4,560	—	19,563	25,092	3,984

        For the period from January 1, 2009 to October 26, 2009 (Predecessor), the period from October 27, 2009 to December 31, 2009 (Successor) and the years ended December 31, 2010 (Successor) and 2011 (Successor), the Group recorded income tax expenses for interest and penalties related to its unrecognized tax benefits of nil, nil, RMB63 and RMB1,093 (US$173), respectively. For the years ended December 31, 2010 (Successor) and 2011 (Successor), the Group assumed interest and penalties related to unrecognized tax benefit of RMB1,303 and RMB293 (US$47) in connection with the acquisition of the 3GUU Group (Note 4).

        As of December 31, 2011, the Company had net operating losses of RMB6,435 (US$1,022) from several of its subsidiaries, which can be carried forward to offset future net profit for income tax purposes. The net operating loss carry-forwards as of December 31, 2011 will expire in years 2012 to 2016 if not utilized.

        The aggregate amount and per share effect of tax holidays and preferential tax rates are as follows:

	For the period from January 1, 2009 to October 26, 2009	For the period from October 27, 2009 to December 31, 2009	For the year ended December 31, 2010	For the year ended December 31, 2011
	(Predecessor) RMB	(Successor) RMB	(Successor) RMB	(Successor) RMB	(Successor) US$
Aggregate amount	—	3,663	11	—	—

Effect on basic and diluted earnings per share:
Basic and diluted	—	0.02	—	—	—

CHINA MOBILE GAMES AND ENTERTAINMENT GROUP LIMITED AND PREDECESSOR

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of Renminbi ("RMB"), U.S. Dollars ("US$") and Hong Kong Dollars ("HK$"),
except for number of shares and per share data)

16. SHARE-BASED PAYMENTS

Share Option Scheme

        On October 31, 2011, the Company's board of directors approved the 2011 Share Option Scheme (the "2011 Share Option Scheme"). On November 15, 2011, the Company's shareholders approved the 2011 Share Option Scheme. Under the 2011 Share Option Scheme, the Company may issue up to 30,394,955 ordinary shares of the Company to its employees, directors and consultants. The purpose of the 2011 Share Option Scheme is to provide additional incentive and motivation to its employees, directors and consultants, through an equity interest in the Company, to work towards enhancing the value and benefit of the Company. The contractual period of the options granted under the 2011 Share Option Scheme is 10 years. As of December 31, 2011, no options were granted under the 2011 Share Option Scheme.

(a)    VODone share options

        In connection with the acquisition of the Dragon Joyce Group, on October 12, 2009, VODone granted options to purchase 5,000,000 ordinary shares of VODone to an employee of the Dragon Joyce Group, who subsequently became an employee of the Group on October 27, 2009 upon the consummation of the Dragon Joyce Group acquisition, at an exercise price of HK$1.68 (RMB1.48) per share. The 5,000,000 options are non-forfeitable, immediately vested and have a contractual life of five years. On November 4, 2010, VODone granted options to purchase 5,900,000 ordinary shares of VODone to certain employees of the Group at an exercise price of HK$2.25 (RMB1.93) per share. The 5,900,000 options are immediately vested and have a contractual life of three years. In accordance with ASC 718, the accounting grant date for options issued on October 12, 2009 and November 4, 2010 was October 18, 2009 and November 18, 2010, respectively, when VODone and the employees reached a mutual understanding of the key terms and conditions of the awards.

        The share options granted by VODone to the Group's employees are classified as equity awards which are measured based on the grant date fair value. The fair value of the 5,000,000 options with accounting grant date on October 18, 2009 was not subject to remeasurement when the grantee became an employee of the Group on October 27, 2009, as the options are non-forfeitable and vested immediately upon issuance. Since the options were granted by VODone to the Group's employees for their provision of service to the Group, the compensation cost is recognized in the Group's financial statements with a corresponding credit to additional paid-in capital, representing VODone's capital contribution. Since the share options are immediately vested, share-based compensation costs of RMB1,708 for the 5,000,000 options granted and RMB2,741 for the 5,900,000 options granted were immediately recognized on October 27, 2009 and November 18, 2010, respectively.

CHINA MOBILE GAMES AND ENTERTAINMENT GROUP LIMITED AND PREDECESSOR

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of Renminbi ("RMB"), U.S. Dollars ("US$") and Hong Kong Dollars ("HK$"),
except for number of shares and per share data)

16. SHARE-BASED PAYMENTS (Continued)

        The following table summarizes the share options granted by VODone to the Group's employees during the period from October 27, 2009 to December 31, 2009 (Successor) and the years ended December 31, 2010 (Successor) and 2011 (Successor):

Options granted to employees	Number of shares	Weighted-average exercise price per share	Weighted-average grant-date fair value per share	Weighted-average remaining contractual term	Aggregate intrinsic value
		RMB	RMB	Years	RMB
Outstanding, October 27, 2009	—
Granted	5,000,000	1.48	0.34

Outstanding, December 31, 2009	5,000,000
Granted	5,900,000	1.93	0.47
Exercised	(4,700,000)	1.50	0.34

Outstanding, December 31, 2010	6,200,000	1.89	0.46
Granted	—
Exercised	—

Outstanding, December 31, 2011	6,200,000	1.89	0.46	1.89	—

Vested at December 31, 2011	6,200,000	1.89	0.46	1.89	—
Exercisable at December 31, 2011	6,200,000	1.89	0.46	1.89	—

        The aggregate intrinsic value is calculated as the difference between the exercise prices of the underlying awards and the fair value of VODone's ordinary shares as of December 31, 2011, for those awards that have an exercise price below the fair value of VODone's ordinary shares.

        The weighted-average fair value of the options granted by VODone to the employees of the Group during the period from October 27, 2009 to December 31, 2009 (Successor) and the year ended December 31, 2010 (Successor) were HK$0.39 and HK$0.55 (US$0.07), respectively. The total fair value of options classified as equity awards vested during the period from October 27, 2009 to December 31, 2009 (Successor) and the year ended December 31, 2010 (Successor) was RMB1,708 and RMB2,741 (US$435), respectively.

        The grant date fair value of the equity awards granted by VODone to the Group's employees was estimated using the Black-Scholes option pricing model with the following assumptions:

	October 18, 2009	November 18, 2010
Risk-free interest rate	0.17%	0.26%
Dividend yield	—	0.6%
Expected volatility range	62.67%	53.12%
Weighted average expected life	1 year	1 year
Estimated forfeiture rate	—	—

CHINA MOBILE GAMES AND ENTERTAINMENT GROUP LIMITED AND PREDECESSOR

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of Renminbi ("RMB"), U.S. Dollars ("US$") and Hong Kong Dollars ("HK$"),
except for number of shares and per share data)

16. SHARE-BASED PAYMENTS (Continued)

(b)    Dragon Joyce and OWX Holding options

        On July 30, 2010, Dragon Joyce granted options to purchase 0.724% of the equity interest in Dragon Joyce to certain non-employee directors of the Dragon Joyce Group at an exercise price of RMB1,738. On October 26, 2010, OWX Holding granted options to purchase 2.198% of OWX Holding to certain non-employee directors of the OWX Group at an exercise price of RMB1,723. These options are vested immediately and have a contractual life of two years.

        The functional currency of Dragon Joyce and OWX Holding is US$. In accordance with ASC 718, as these awards contained an exercise price denominated in RMB, which is different from the functional currency of Dragon Joyce and OWX Holding, before the modification, these share options are dual indexed to foreign exchange and the shares of Dragon Joyce and OWX Holding. Accordingly, the share options granted by Dragon Joyce and OWX Holding are accounted for as liability awards that are remeasured at fair value at the end of each reporting period until the date of settlement.

        On October 27, 2011, the Company settled the granted options to purchase 0.436% of the equity interest in Dragon Joyce by issuing 418,268 ordinary shares of the Company to certain grantees. Concurrently, the Company modified the exercised price of the remaining granted options to purchase 0.288% of the equity interest in Dragon Joyce from RMB to US$. The fair values of the 418,268 ordinary shares of the Company and the granted options to purchase 0.436% of the equity interest in Dragon Joyce were the same on the date of settlement. On October 28, 2011, the Company settled the granted options to purchase 1.285% of the equity interest in OWX Holding by issuing 418,266 ordinary shares of the Company to certain grantees. Concurrently, the Company modified the exercised price of the remaining granted options to purchase 0.913% of the equity interest in OWX Holding from RMB to US$. The fair values of the 418,266 ordinary shares of the Company and the granted options to purchase 1.285% of the equity interest in OWX Holding were the same on the date of settlement. The modification resulted in the liability awards being reclassified as equity awards, as the share options were no longer dual indexed to foreign exchange and the shares of Dragon Joyce and OWX Holding.

        The fair value of the options was RMB3,771, RMB4,112 and RMB3,935 at the grant dates, December 31, 2010 and settlement dates, respectively. RMB4,112 was recorded as compensation cost with a corresponding credit to additional paid-in capital as shareholders' contribution during the year ended December 31, 2010. A reversal of compensation cost of RMB177 (US$29) was recorded with a corresponding debit to additional paid-in capital as reduction of shareholders' contribution during the year ended December 31, 2011. The modification of the currency in which the exercise price of the share options is denominated in did not result in any incremental fair value; thus, no additional share based compensation cost was recognized and the RMB3,935 balance was reclassified from liability to additional paid-in capital in equity upon modification.

CHINA MOBILE GAMES AND ENTERTAINMENT GROUP LIMITED AND PREDECESSOR

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of Renminbi ("RMB"), U.S. Dollars ("US$") and Hong Kong Dollars ("HK$"),
except for number of shares and per share data)

16. SHARE-BASED PAYMENTS (Continued)

        The grant date, December 31, 2010 and the modification date fair value of the liability awards granted by Dragon Joyce was estimated using the binomial option pricing model with the following assumptions:

	July 30, 2010	December 31, 2010	October 27, 2011
Risk-free interest rate	2.28%	3.28%	3.04%
Dividend yield	—	—	—
Expected volatility range	59.00%	48.42%	50.19%
Weighted average expected life	2 year	1.58 year	0.76 year
Suboptimal exercise factor	3	3	3
Estimated forfeiture rate	—	—	—
Fair value of 0.724% of the equity interest in Dragon Joyce	RMB2,952	RMB3,547	RMB4,269

        The grant date and December 31, 2010 and modification date fair value of the liability awards granted by OWX Holding was estimated using the binomial option pricing model with the following assumptions:

	October 26, 2010	December 31, 2010	October 28, 2011
Risk-free interest rate	2.34%	3.32%	3.07%
Dividend yield	—	—	—
Expected volatility range	56.00%	41.05%	60.82%
Weighted average expected life	2 year	1.82 year	0.99 year
Suboptimal exercise factor	3	3	3
Estimated forfeiture rate	—	—	—
Fair value of 2.198% of the equity interest in OWX Holding	RMB3,722	RMB3,722	RMB2,895

(c)    3GUU BVI options

        On January 3, 2011, 3GUU BVI granted options to purchase 0.610% of the equity interest in 3GUU BVI to certain non-employee directors of the 3GUU Group at an exercise price of RMB1,708. These options are vested immediately and have a contractual life of two years.

        The functional currency of 3GUU BVI is US$. In accordance with ASC 718, as these awards contained an exercise price denominated in RMB, which is different from the functional currency of 3GUU BVI, these share options are dual indexed to foreign exchange and the shares of 3GUU BVI. Accordingly, the share options granted by 3GUU BVI are accounted for as liability awards that are remeasured at fair value at the end of each reporting period until the date of settlement.

        On October 29, 2011, the Company settled all of the granted options to purchase 0.610% of the equity interest in 3GUU BVI by (i) issuing 15,917.82 newly issued ordinary shares of 3GUU BVI to the grantees and (ii) exchanging the 15,917.82 ordinary shares of 3GUU BVI with 229,550 newly issued ordinary shares of the Company. The fair values of the 15,917.82 ordinary shares of 3GUU BVI,

CHINA MOBILE GAMES AND ENTERTAINMENT GROUP LIMITED AND PREDECESSOR

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of Renminbi ("RMB"), U.S. Dollars ("US$") and Hong Kong Dollars ("HK$"),
except for number of shares and per share data)

16. SHARE-BASED PAYMENTS (Continued)

229,550 ordinary shares of the Company and the granted options to purchase 0.610% of the equity interest in 3GUU BVI were the same on the date of settlement.

        The fair value of the options granted by 3GUU BVI was RMB661 and RMB992 at the grant date and settlement date, respectively. RMB992 (US$158) was recorded as compensation cost with a corresponding credit to long-term liability during the year ended December 31, 2011.

        The grant date and settlement date fair value of the liability awards granted by 3GUU BVI was estimated using the binomial option pricing model with the following assumptions:

	January 3, 2011	October 29, 2011
Risk-free interest rate	3.34%	3.14%
Dividend yield	—	—
Expected volatility range	52.74%	47.02%
Weighted average expected life	2 year	1.18 year
Suboptimal exercise factor	3	3
Estimated forfeiture rate	—	—
Fair value of 0.610% of the equity interest in 3GUU BVI	RMB1,883	RMB2,523

(d)    Restricted share units

        On August 24, 2011, the Company granted 1,220,000 RSUs to certain employees and directors at the subscription price of US$0.001 per share. The transferability of the 1,220,000 RSUs is restricted. Pursuant to the RSU subscription agreement, 25% of the RSUs will vest and become transferable upon each of: (i) the consummation of the IPO of the securities of the Company on an internationally recognized stock exchange (the "IPO Date"); (ii) the first anniversary of the IPO Date; (iii) the second anniversary of the IPO Date; and (iv) the third anniversary of the IPO Date. If the IPO is not consummated by December 31, 2014, the Company is obligated to repurchase all of the RSUs at the purchase price of US$0.001 per share. There is a service condition in addition to the performance condition attached to the vesting of the RSUs, as the unvested restricted shares shall be subject to repurchase in the event of the termination of service unless otherwise agreed by the Company and the grantees.

        The RSUs are classified as equity awards which are measured based on the grant date fair value of RMB3.98 (US$0.63) per share. Since a performance condition of an IPO is attached with the vesting of the RSUs, share based compensation cost will not be recorded before the performance condition of an IPO is met. Accordingly, no compensation expense was recognized for the year ended December 31, 2011. As of December 31, 2011, the unrecognized compensation expenses for the RSUs are RMB4,856 (US$771).

CHINA MOBILE GAMES AND ENTERTAINMENT GROUP LIMITED AND PREDECESSOR

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of Renminbi ("RMB"), U.S. Dollars ("US$") and Hong Kong Dollars ("HK$"),
except for number of shares and per share data)

16. SHARE-BASED PAYMENTS (Continued)

        The following table summarizes the RSUs granted by Company during the year ended December 31, 2011 (Successor):

RSUs granted by the Company	Outstanding RSUs	Weighted Average Grant Date Fair Value
		RMB
Unvested, January 1, 2011	—	—
Granted	1,220,000	4,856
Vested	—	—
Forfeited	—	—

Unvested, December 31, 2011	1,220,000	4,856

(e)    Determining fair value of awards

        The Company, with the assistance of an independent valuation firm, estimated the grant date fair value of the options granted by VODone using the Black-Scholes option pricing model and the options granted by Dragon Joyce, OWX Holding and 3GUU BVI using a binomial option pricing model. The subsequent measurement of fair value of the options granted by Dragon Joyce, OWX Holding and 3GUU BVI was estimated using a binomial option pricing model with the assistance of an independent valuation firm. The binomial model requires the input of highly subjective assumptions, including the expected stock price volatility, the expected price multiple at which the holder is likely to exercise share options and the expected employee forfeiture rate. The Company uses historical data and future expectations to estimate forfeiture rate. The volatility assumption of the VODone options was estimated based on implied volatility and historical volatility of VODone's share price. For expected volatility of the Dragon Joyce, OWX Holding and 3GUU BVI options, the Company has made reference to historical volatilities of several comparable companies. The risk-free rate for periods within the contractual life of the options of VODone is based on yield on in effect at the grant date on Exchange Fund Notes as indicated by Hong Kong Monetary Authority. The risk-free rate for periods within the contractual life of the options of Dragon Joyce, OWX Holding and 3GUU BVI is based on the market yield of China Government Bond. The dividend yield is based on the expected pay-out ratio.

        The fair value of the VODone ordinary shares was determined based on the closing market price of the shares at the measurement date. The Company estimated the grant date fair value of the RSUs based on the fair value of the Company's ordinary shares, which was determined to be the sum of the fair value of Dragon Joyce, OWX Holding and 3GUU BVI. The Company determined the fair value of the Dragon Joyce, OWX Holding and 3GUU BVI equity interests at the measurement date with the assistance of an independent valuation firm using a generally accepted valuation methodology, which incorporates certain assumptions including the financial results and growth trends of Dragon Joyce, OWX Holding and 3GUU BVI. The expected share option life was estimated based on the resulting output of the binomial option pricing model. The option awards are not transferable and the grantees

CHINA MOBILE GAMES AND ENTERTAINMENT GROUP LIMITED AND PREDECESSOR

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of Renminbi ("RMB"), U.S. Dollars ("US$") and Hong Kong Dollars ("HK$"),
except for number of shares and per share data)

16. SHARE-BASED PAYMENTS (Continued)

have a limited amount of time subsequent to their termination of employment or service to exercise the options. These post-vesting restrictions are considered in the binomial option pricing model as a suboptimal exercise factor.

        Total share-based compensation expense of equity and liability awards granted to the Group's employees and directors was recorded in "General and administrative expenses" in the consolidated statements of comprehensive income.

17. RELATED PARTY TRANSACTIONS

(a)    Related parties

Name of related parties	Relationship with the Group
VODone	The ultimate holding company
Dragon Joyce	An immediate holding company
OWX Holding	An immediate holding company
Action King	An immediate holding company
Kuailefeng	A company controlled by management of Dragon Joyce
Bright Way	A company controlled by management of OWX Holding
King Reach Limited	A noncontrolling shareholder of the Group before August 23, 2011 and a shareholder of the Company since August 23, 2011
Greatfaith Group Limited	A noncontrolling shareholder of the Group before August 23, 2011 and a shareholder of the Company since August 23, 2011
Shenzhen Provider Technology Co., Ltd. ("Shenzhen Provider")	A company controlled by a director of the Company, which ceased to be a related party on July 11, 2011
Shenzhen Huazhongtianxun Technology Co., Ltd. ("Huazhongtianxun")	A company controlled by a director of the Company, which ceased to be a related party on April 12, 2011
Beijing Changshi Jiaren Technology Development Co., Ltd. ("Changshi Jiaren")	A company controlled by a director of the Company, which ceased to be a related party on April 12, 2011
Beijing Shidaixunda Technology Co., Ltd. ("Shidaixunda")	A company controlled by a director of the Company, which ceased to be a related party on April 12, 2011
Mr. Wang Yongchao	A director of 3GUU BVI

CHINA MOBILE GAMES AND ENTERTAINMENT GROUP LIMITED AND PREDECESSOR

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of Renminbi ("RMB"), U.S. Dollars ("US$") and Hong Kong Dollars ("HK$"),
except for number of shares and per share data)

17. RELATED PARTY TRANSACTIONS (Continued)

(b)    The Group had the following related party transactions for the periods presented:

	For the period from January 1, 2009 to October 26, 2009	For the period from October 27, 2009 to December 31, 2009	For the year ended December 31, 2010	For the year ended December 31, 2011
	(Predecessor) RMB	(Successor) RMB	(Successor) RMB	(Successor) RMB	(Successor) US$
Revenue from exclusive technical support services on feature phone games provided to:
Kuailefeng	—	101	5,939	4,661	740

	—	101	5,939	4,661	740

        The Group entered into an exclusive technical support services agreement with Kuailefeng on October 9, 2009, pursuant to which Kuailefeng agreed to engage the Group as its exclusive provider of technical platform and technical support, maintenance and other services for an annual service fee based on a prescribed percentage of Kuailefeng's revenue. The exclusive technical support services agreement has a term of 50 years and can be terminated by the Group at any time.

	For the period from January 1, 2009 to October 26, 2009	For the period from October 27, 2009 to December 31, 2009	For the year ended December 31, 2010	For the year ended December 31, 2011
	(Predecessor) RMB	(Successor) RMB	(Successor) RMB	(Successor) RMB	(Successor) US$
Revenue from exclusive reseller right on feature phone games provided to:
Kuailefeng	—	17,424	22,488	1,424	226

	—	17,424	22,488	1,424	226

        The Group entered into two separate agent agreements with Kuailefeng in December 2009 and January 2010, pursuant to which the Group granted Kuailefeng the right to operate and sell in-game premium features of certain feature phone games of the Group in exchange for a fee of RMB17,424, RMB22,488 and RMB1,424 (US$226) for the period from October 27, 2009 to December 31, 2009 and

CHINA MOBILE GAMES AND ENTERTAINMENT GROUP LIMITED AND PREDECESSOR

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of Renminbi ("RMB"), U.S. Dollars ("US$") and Hong Kong Dollars ("HK$"),
except for number of shares and per share data)

17. RELATED PARTY TRANSACTIONS (Continued)

the years ended December 31, 2010 and 2011, respectively. The 2009 and 2010 agreements have a term of 1 month and 2 years, respectively.

	For the period from January 1, 2009 to October 26, 2009	For the period from October 27, 2009 to December 31, 2009	For the year ended December 31, 2010	For the year ended December 31, 2011
	(Predecessor) RMB	(Successor) RMB	(Successor) RMB	(Successor) RMB	(Successor) US$
Feature phone games revenue from related mobile phone service providers:
Shenzhen Provider	—	—	18,264	3,352	533
Huazhongtianxun	—	—	11,132	2,072	329
Changshi Jiaren	—	—	54	—	—
Shidai Xunda	—	—	2,475	2,243	356

	—	—	31,925	7,667	1,218

        The Group entered into agreements with Shenzhen Provider, Huazhongtianxun, Changshi Jiaren and Shidai Xunda for billing and collection services as mobile phone service providers in the sale of in-game premium features of feature phone games. The agreements were made in the Group's ordinary course of business and based on terms identical to those with unrelated mobile phone service providers.

	For the period from January 1, 2009 to October 26, 2009	For the period from October 27, 2009 to December 31, 2009	For the year ended December 31, 2010	For the year ended December 31, 2011
	(Predecessor) RMB	(Successor) RMB	(Successor) RMB	(Successor) RMB	(Successor) US$
Temporary funding provided by:
Kuailefeng	—	220	—	—	—
VODone	—	—	1,231	4,551	723

	—	220	1,231	4,551	723

        The temporary funding from VODone and Kuailefeng was unsecured, interest-free and repayable on demand. The proceeds of the temporary funding from Kuailefeng were injected into Dragon Joyce as working capital. The proceeds of the temporary funding from VODone were injected into OWX Beijing as working capital and were used for payment of expenses relating to the initial public offering for the years ended December 31, 2010 and 2011, respectively.

CHINA MOBILE GAMES AND ENTERTAINMENT GROUP LIMITED AND PREDECESSOR

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of Renminbi ("RMB"), U.S. Dollars ("US$") and Hong Kong Dollars ("HK$"),
except for number of shares and per share data)

17. RELATED PARTY TRANSACTIONS (Continued)

	For the period from January 1, 2009 to October 26, 2009	For the period from October 27, 2009 to December 31, 2009	For the year ended December 31, 2010	For the year ended December 31, 2011
	(Predecessor) RMB	(Successor) RMB	(Successor) RMB	(Successor) RMB	(Successor) US$
Revenue from mobile phone contents installation service provided to:
Kuailefeng	—	—	298	—	—

        The Group entered into a contract with Kuailefeng in 2010, pursuant to which Kuailefeng agreed to engage the Group to provide mobile phone contents installation service in December 2010 for a service fee of RMB298.

	For the period from January 1, 2009 to October 26, 2009	For the period from October 27, 2009 to December 31, 2009	For the year ended December 31, 2010	For the year ended December 31, 2011
	(Predecessor) RMB	(Successor) RMB	(Successor) RMB	(Successor) RMB	(Successor) US$
Raw materials purchased on behalf by:
Bright Way	—	—	3,553	116	18

Raw materials purchased from:
Bright Way	—	—	1,454	658	105

        During the years ended December 31, 2010 and 2011, Bright Way purchased raw materials amounted to RMB3,553 and RMB116 (US$18), respectively, on behalf of the Group for its handset design products.

        During the years ended December 31, 2010 and 2011, the Group purchased raw materials amounted to RMB 1,454 and RMB658 (US$105), respectively, from Bright Way.

CHINA MOBILE GAMES AND ENTERTAINMENT GROUP LIMITED AND PREDECESSOR

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of Renminbi ("RMB"), U.S. Dollars ("US$") and Hong Kong Dollars ("HK$"),
except for number of shares and per share data)

17. RELATED PARTY TRANSACTIONS (Continued)

	For the period from January 1, 2009 to October 26, 2009	For the period from October 27, 2009 to December 31, 2009	For the year ended December 31, 2010	For the year ended December 31 2011
	(Predecessor) RMB	(Successor) RMB	(Successor) RMB	(Successor) RMB	(Successor) US$
Share-based compensation expenses incurred on behalf by:
VODone	—	1,708	2,741	—	—
Dragon Joyce	—	—	1,970	610	97
OWX Holding	—	—	2,142	(787)	(126)

	—	1,708	6,853	(177)	(29)

        During the period from October 27, 2009 to December 31, 2009 and the year ended December 31, 2010, VODone granted share options to certain non-employee directors of the Group. Compensation costs of RMB1,708 and RMB2,741, were recognized with a corresponding credit to additional paid-in-capital as shareholders' contribution for the period from October 27, 2009 to December 31, 2009 and the year ended December 31, 2010, respectively. During the year ended December 31, 2011, VODone did not grant share options to any employees or non-employees directors of the Group.

        During the year ended December 31, 2010, Dragon Joyce and OWX Holding granted share options to certain non-employee directors of the Group. Compensation costs of RMB4,112 were recognized with a corresponding credit to additional paid-in-capital as shareholders' contribution for the year ended December 31, 2010. During the year ended December 31, 2011, a reversal of

CHINA MOBILE GAMES AND ENTERTAINMENT GROUP LIMITED AND PREDECESSOR

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of Renminbi ("RMB"), U.S. Dollars ("US$") and Hong Kong Dollars ("HK$"),
except for number of shares and per share data)

17. RELATED PARTY TRANSACTIONS (Continued)

compensation costs of RMB177 (US$28) was recognized with a corresponding debit to additional paid-in capital as reduction of shareholders' contribution (Note 16(b)).

	For the period from January 1, 2009 to October 26, 2009	For the period from October 27, 2009 to December 31, 2009	For the year ended December 31, 2010	For the year ended December 31 2011
	(Predecessor) RMB	(Successor) RMB	(Successor) RMB	(Successor) RMB	(Successor) US$
Acquisition consideration paid on behalf by:
VODone	—	216,435	275,879	—	—

Acquisition-related costs paid on behalf by:
VODone	—	756	910	—	—

Deemed dividend to:
VODone	—	—	—	30,278	4,808

        During the period from October 27, 2009 to December 31, 2009, VODone paid purchase considerations of RMB216,435 on behalf of the Group for the acquisition of the 70% equity interests in the Dragon Joyce Group. During the year ended December 31, 2010, VODone paid purchase considerations of RMB77,463 and RMB198,416 on behalf of the Group for the acquisitions of the operating assets of Bright Way and Tastech, and the 70% equity interests in 3GUU BVI, respectively. These amounts paid on behalf by VODone are recognized in additional paid-in-capital as a shareholder's contribution.

        During the period from October 27, 2009 to December 31, 2009 and the year ended December 31, 2010, VODone paid acquisition-related costs of RMB756 and RMB910, respectively, on behalf of the Company. These amounts paid on behalf by VODone are recognized in additional paid-in-capital as a shareholder's contribution.

CHINA MOBILE GAMES AND ENTERTAINMENT GROUP LIMITED AND PREDECESSOR

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of Renminbi ("RMB"), U.S. Dollars ("US$") and Hong Kong Dollars ("HK$"),
except for number of shares and per share data)

17. RELATED PARTY TRANSACTIONS (Continued)

(c)    The Group had the following related party balances as of December 31, 2009, 2010 and 2011:

	As of December 31,
	2009	2010	2011	2011
	(Successor) RMB	(Successor) RMB	(Successor) RMB	(Successor) US$
Amounts due from related parties:
Kuailefeng	12,619	4,382	1,347	214
Bright Way	—	3,298	—	—
VODone	—	1	—	—
King Reach Limited	3	3	—	—
Greatfaith Group Limited	1	1	—	—
Shenzhen Provider	—	4,921	—	—
Huazhongtianxun	—	2,677	—	—
Changshi Jiaren	—	57	—	—
Mr. Wang Yongchao	—		2	—
Shidaixunda	—	2,612	—	—

Total	12,623	17,952	1,349	214

Amounts due to related parties:
VODone	—	1,041	6,490	1,031
Kuailefeng	220	—	—	—
Bright Way	—	5,007	52	8

Total	220	6,048	6,542	1,039

        All balances with related parties as of December 31, 2009, 2010 and 2011 were unsecured, non-interest bearing and repayable on demand.

18. EMPLOYEE DEFINED CONTRIBUTION PLAN

        Full time employees of the Company's subsidiaries and VIE in the PRC participate in a government mandated defined contribution plan, pursuant to which certain pension benefits, medical care, employee housing fund and other welfare benefits are provided to employees. Full time employees of the Predecessor participate in the same government mandated defined contribution plan. Chinese labor regulations require that the PRC subsidiaries and VIE of the Group make contributions to the government for these benefits based on a specific percentage of the employees' salaries up to a maximum of three times the average annual salary for the city in which the subsidiary operates for the prior year. The Company's subsidiaries and VIEs have no legal obligation for the benefits beyond the contributions made. The total amounts for such employee benefits, which were expensed as incurred, were RMB725, RMB48, RMB1,583 and RMB4,961 (US$788) for the period from January 1, 2009 to October 26, 2009 (Predecessor), the period from October 27, 2009 to December 31, 2009 (Successor) and the years ended December 31, 2010 (Successor) and 2011 (Successor), respectively.

CHINA MOBILE GAMES AND ENTERTAINMENT GROUP LIMITED AND PREDECESSOR

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of Renminbi ("RMB"), U.S. Dollars ("US$") and Hong Kong Dollars ("HK$"),
except for number of shares and per share data)

19. COMMITMENTS AND CONTINGENCIES

(a)    Operating lease commitments

        As of December 31, 2011, the Group had minimum lease payments under non-cancelable operating leases with initial terms in excess of one year as follows:

	RMB	US$
2012	3,614	574
2013	2,931	465
2014	2,737	435
2015	2,507	398
2016	343	54

	12,132	1,926

        The Group's lease arrangements have no renewal options, rent escalation clauses, restrictions or contingent rents and are all conducted with third parties.

(b)    Variable interest entity structure

        In the opinion of management, (i) the ownership structure of the Company and its VIE is in compliance with existing PRC laws and regulations; (ii) the contractual arrangements with the VIE and its shareholder are valid and binding, and will not result in any violation of PRC laws or regulations currently in effect; and (iii) the Group's business operations are in compliance with existing PRC laws and regulations in all material respects.

        However, there are substantial uncertainties regarding the interpretation and application of current and future PRC laws and regulations. Accordingly, the Company cannot be assured that PRC regulatory authorities will not ultimately take a contrary view to its opinion. If the current ownership structure of the Group and its contractual arrangements with its VIE are found to be in violation of any existing or future PRC laws and regulations, the Group may be required to restructure its ownership structure and operations in the PRC to comply with the changing and new PRC laws and regulations. Further, should the ownership structure of the Group under the current VIE arrangement is challenged by the PRC authorities while the foreign investment restrictions over the telecommunications sector remain effective, the Group would need to restructure its ownership structure. In that case, the Group may still be able to (i) develop mobile games in China and own the copyright for those mobile games; (ii) grant to the VIE, or any other Chinese company that possesses the necessary regulatory licences, copyright licences to operate the Company's games in China and collect royalties from the VIE or such other Chinese company; (iii) use the Group's technology, expertise and experience to provide technological services and support to the VIE in exchange for service fees; and (iv) require the registered shareholders of the VIE to pledge their equity interests in the VIE in favor of the Group to secure the VIE's performance under these agreements. However, following such a restructuring, the Group would not be able to adopt or rely on the VIE arrangements and thus, would not be able to exercise effective control over the VIE. Such a loss of control could materially and adversely affect the Group's business, financial condition, results of operations and ability to consolidate the VIE. In the opinion of management, the likelihood of loss in respect of the

CHINA MOBILE GAMES AND ENTERTAINMENT GROUP LIMITED AND PREDECESSOR

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of Renminbi ("RMB"), U.S. Dollars ("US$") and Hong Kong Dollars ("HK$"),
except for number of shares and per share data)

19. COMMITMENTS AND CONTINGENCIES (Continued)

Group's current ownership structure or the contractual arrangements with its VIE is remote based on current facts and circumstances.

        In addition, the registered shareholders of the VIE are the Company's officers or employees. If conflicts of interest arise between these shareholders' duties to the Company and the VIE, these shareholders may not act in the Company's best interests and conflicts of interest may not be resolved in the Company's favor. In addition, these shareholders may breach or cause the VIE to breach or refuse to renew its existing contractual arrangements that allow the Company to exercise effective control over it and to receive economic benefits from it. If certain shareholders of the VIE do not comply with their fiduciary duties to the Company as its designated directors, or if the Company cannot resolve any conflicts of interest or disputes between the Company and such shareholders or any future beneficial owners of the VIE, the Company would have to rely on legal proceedings to remedy the situation, which could result in disruption of the Company's business and substantial uncertainty as to the outcome of any such legal proceedings. Further, these remedies may not always be effective, particularly in light of uncertainties in the PRC legal system. For example, the Company may have to resort to administrative and court proceedings to enforce the legal protection that the Company enjoys either by law or contract. Since PRC administrative and court authorities have significant discretion in interpreting and implementing statutory and contractual terms, it may be more difficult to evaluate the outcome of administrative and court proceedings and the level of legal protection the Company enjoys than in more developed legal systems. These uncertainties may impede the Company's ability to enforce the contracts it has entered into with the VIE and its shareholders and the Group's ability to consolidate the VIE. To more efficiently manage the relationship between the Company and the VIE, the Company is in the process of transferring all of the equity interests in the VIE to Dr. Lijun Zhang, our chairman, and entering into contractual arrangements with Dr. Lijun Zhang and the VIE.

(c)    Income taxes

        As of December 31, 2011, the Group has recognized RMB27,844 (US$4,421) accrual for unrecognized tax benefits (Note 15). The final outcome of the tax uncertainty is dependent upon various matters including tax examinations, interpretation of tax laws or expiration of statutes of limitation. However, due to the uncertainties associated with the status of examinations, including the protocols of finalizing audits by the relevant tax authorities, there is a high degree of uncertainty regarding the future cash outflows associated with these tax uncertainties. As of December 31, 2011, the Group classified the accrual for unrecognized tax benefits as a non-current liability.

20. SEGMENT REPORTING

        In accordance with ASC 280, the Group's chief operating decision maker has been identified as the chief executive officer, who reviews operating results of the business when making decisions about allocating resources and assessing performance for the Group. Prior to January 1, 2010, the Group consisted of only one segment relating to feature phone games. On October 11, 2010, the handset design segment was added with the acquisitions of the operating assets of Bright Way and Tastech; and on December 31, 2010, the smartphone game segment was added with the acquisition of 70% equity interest in the 3GUU Group (Note 4). The accounting policies used in its segment reporting are the

CHINA MOBILE GAMES AND ENTERTAINMENT GROUP LIMITED AND PREDECESSOR

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of Renminbi ("RMB"), U.S. Dollars ("US$") and Hong Kong Dollars ("HK$"),
except for number of shares and per share data)

20. SEGMENT REPORTING (Continued)

same as those used in the preparation of the Group's consolidated financial statements. The Group does not allocate any assets to its feature phone games, smartphone games and handset design businesses as management does not use this information to measure the performance of the reportable segments. As substantially all of the Group's long-lived assets and revenues are in and derived from the PRC, geographical segments are not presented.

        The Predecessor's segment information for the period from January 1, 2009 to October 26, 2009 is as follows:

	Feature phone games	Unallocated	Total
	RMB	RMB	RMB
Net revenues	67,240	—	67,240
Cost of revenues	(31,921)	—	(31,921)

Gross profit	35,319	—	35,319
General and administrative expenses	(2,536)	—	(2,536)
Research and development expenses	(4,438)	—	(4,438)
Interest income	25	—	25

Income before income taxes	28,370	—	28,370
Income tax expenses	(6,597)	—	(6,597)

Net income	21,773	—	21,773

Total assets	315,356	—	315,356

Total liabilities	15,923	—	15,923

Capital expenditure	375	—	375

Depreciation and amortization expenses	138	—	138

CHINA MOBILE GAMES AND ENTERTAINMENT GROUP LIMITED AND PREDECESSOR

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of Renminbi ("RMB"), U.S. Dollars ("US$") and Hong Kong Dollars ("HK$"),
except for number of shares and per share data)

20. SEGMENT REPORTING (Continued)

        The Group's segment information as of December 31, 2009 and for the period from October 27, 2009 to December 31, 2009 (Successor) is as follows:

	Feature phone games	Unallocated	Total
	RMB	RMB	RMB
Net revenues	17,525	—	17,525
Cost of revenues	(5,108)	—	(5,108)

Gross profit	12,417	—	12,417
General and administrative expenses	(2,556)	—	(2,556)
Research and development expenses	(226)	—	(226)
Changes in fair value of contingently returnable consideration assets	—	(948)	(948)

Income before income taxes	9,635	(948)	8,687
Income tax benefits	638	—	638

Net income	10,273	(948)	9,325

Total assets	330,098	—	330,098

Total liabilities	18,877	—	18,877

Capital expenditure	128	—	128

Depreciation and amortization expenses	2,505	—	2,505

CHINA MOBILE GAMES AND ENTERTAINMENT GROUP LIMITED AND PREDECESSOR

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of Renminbi ("RMB"), U.S. Dollars ("US$") and Hong Kong Dollars ("HK$"),
except for number of shares and per share data)

20. SEGMENT REPORTING (Continued)

        The Group's segment information as of and for year ended December 31, 2010 (Successor) is as follows:

	Feature phone games	Smartphone games	Handset design	Unallocated	Total
	RMB	RMB	RMB	RMB	RMB
Net revenues	110,071	—	15,340	—	125,411
Cost of revenues	(32,827)	—	(10,083)	—	(42,910)

Gross profit	77,244	—	5,257	—	82,501
Selling expenses	(952)	—	—	—	(952)
General and administrative expenses	(9,001)	—	(2,816)	—	(11,817)
Research and development expenses	(8,377)	—	—	—	(8,377)
Interest income	70	—	—	—	70
Changes in fair value of contingently returnable consideration assets	—	—	—	(2,065)	(2,065)

Income before income taxes	58,984	—	2,441	(2,065)	59,360
Income tax expenses	(16,866)	—	(1,781)	—	(18,647)

Net income	42,118	—	660	(2,065)	40,713

Total assets	396,440	335,094	122,110	—	853,644

Total liabilities	39,563	67,265	12,840	—	119,668

Capital expenditure	341	—	—	—	341

Depreciation and amortization expense	10,136	8	573	—	10,717

CHINA MOBILE GAMES AND ENTERTAINMENT GROUP LIMITED AND PREDECESSOR

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of Renminbi ("RMB"), U.S. Dollars ("US$") and Hong Kong Dollars ("HK$"),
except for number of shares and per share data)

20. SEGMENT REPORTING (Continued)

        The Group's segment information as of and for the year ended December 31, 2011 (Successor) is as follows:

	Feature phone games		Smartphone games		Handset design		Unallocated		Total
	RMB	USD	RMB	USD	RMB	USD	RMB	USD	RMB	USD
Net revenues	142,426	22,616	62,368	9,904	38,694	6,144	—	—	243,488	38,664
Cost of revenues	(61,337)	(9,740)	(17,974)	(2,854)	(29,037)	(4,611)	—	—	(108,348)	(17,205)

Gross profit	81,089	12,876	44,394	7,050	9,657	1,533	—	—	135,140	21,459
Selling expenses	(659)	(105)	(6,618)	(1,051)	(284)	(45)	—	—	(7,561)	(1,201)
General and administrative expenses	(4,505)	(715)	(2,817)	(447)	(2,653)	(421)	(6,288)	(999)	(16,263)	(2,582)
Research and development expenses	(17,489)	(2,777)	(7,077)	(1,124)	—	—	—	—	(24,566)	(3,901)
Interest income	396	63	525	83	6	1	—	—	927	147
Other income	—	—	293	47	—	—	—	—	293	47
Changes in fair value of contingently returnable consideration assets	—	—	—	—	—	—	39,446	6,264	39,446	6,264

Income before income taxes	58,832	9,342	28,700	4,558	6,726	1,068	33,158	5,265	127,416	20,233
Income tax expenses	(4,644)	(738)	42,142	6,692	(1,571)	(249)	—	—	35,927	5,705

Net income	54,188	8,604	70,842	11,250	5,155	819	33,158	5,265	163,343	25,938

Total assets	454,572	72,183	371,294	58,959	116,831	18,552	7,733	1,228	950,430	150,922

Total liabilities	45,480	7,222	29,704	4,717	8,557	1,359	70,511	11,196	154,252	24,494

Capital expenditure	3,595	571	12,824	2,036	174	28	—	—	16,593	2,635

Depreciation and amortization expense	10,759	1,708	8,102	1,287	2,409	383	—	—	21,270	3,378

CHINA MOBILE GAMES AND ENTERTAINMENT GROUP LIMITED AND PREDECESSOR

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of Renminbi ("RMB"), U.S. Dollars ("US$") and Hong Kong Dollars ("HK$"),
except for number of shares and per share data)

21. EARNINGS PER SHARE

        Basic and diluted earnings per share for the period from October 27, 2009 to December 31, 2009, the years ended December 31, 2010 and 2011 are calculated as follows:

	For the period from October 27, 2009 to December 31 2009	For the year ended December 31, 2010	For the year ended December 31, 2011
	RMB	RMB	RMB	US$
	(Successor)	(Successor)	(Successor)	(Successor)
Numerator for basic and diluted earnings per share:
Numerator for basic earnings per share—Net income attributable to ordinary shareholders	6,527	28,498	151,506	24,058
Net adjustment for dilutive effect of subsidiary issued share-based options	—	—	(30)	(5)
Numerator for diluted earnings per share	6,527	28,498	151,476	24,053
Denominator for basic and diluted earnings per share:
Weighted average number of ordinary shares outstanding	212,500,000	212,500,000	244,594,415	244,594,415
Basic earnings per share	0.03	0.13	0.62	0.10
Diluted earnings per share	0.03	0.13	0.62	0.10

        For the period from October 27, 2009 to December 31, 2009 and the year ended December 31, 2010, the Group did not have any securities outstanding which could potentially dilute basic earnings per share. For the year ended December 31, 2011, the share options granted by 3GUU BVI are included in the computation of diluted earnings per share; whereas the RSUs granted by the Company are excluded from the computation of diluted earnings per share, as the attached performance condition has not been met as of December 31, 2011.

22. SUBSEQUENT EVENTS

        In accordance with ASC topic 855 ("ASC 855"), Subsequent Events, the Group evaluated subsequent events through April 13, 2012, which was the date that the consolidated financial statements were filed with the Securities and Exchange Commission on Form F-1.

(a)    Option granted to employees of the Company or employees of VODone

        On February 6, 2012, the Company granted options under the 2011 Share Option Scheme to purchase 23,404,120 and 2,431,592 ordinary shares of the Company to its employees and employees of VODone, respectively, at an exercise price of US$0.605 per share with a contractual life of five years. Twenty-five percent of the share options are vested and exercisable by each grantee on the first anniversary of the date of grant. The remaining 75% of the share options are vested and exercisable by each grantee in 12 equal quarterly tranches beginning one calendar quarter after the first anniversary of the date of grant. Since VODone, the ultimate holding company of the Company, is a publicly listed

CHINA MOBILE GAMES AND ENTERTAINMENT GROUP LIMITED AND PREDECESSOR

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of Renminbi ("RMB"), U.S. Dollars ("US$") and Hong Kong Dollars ("HK$"),
except for number of shares and per share data)

22. SUBSEQUENT EVENTS (Continued)

company on the Main Board of the HK Stock Exchange, it or its subsidiary is prohibited to grant share options with exercise price lower than the new issue price of shares on listing unless otherwise approved or waived by the HK Stock Exchange. Any share option granted by the Company during the period commencing six months before the first confidential filing date on Form F-1, or its equivalent for listing on the HK Stock Exchange or an overseas stock exchange, up to the listing date are subject to the above requirement. Except for any waivers that may be granted by the HK Stock Exchange, the exercise price of any share option granted during such period shall be adjusted to a price not lower than the new issue price as the Company's board of directors may deem appropriate. In the event that the listing shall not take place, the above exercise price of US$0.605 remains unchanged.

(b)    Issuance of restricted shares

        On February 6, 2012, the Company's board of directors approved the issuance of 639,000 restricted shares to certain senior management and directors at a subscription price of US$0.001 per share. Twenty-five percent of the restricted shares are vested upon each of: (i) the consummation of the IPO of the securities of the Company on an internationally recognized stock exchange (the "IPO Date"); (ii) the first anniversary of the IPO Date; (iii) the second anniversary of the IPO Date; and (iv) the third anniversary of the IPO Date. If the IPO is not consummated by December 31, 2014, the Company is required to repurchase all of the restricted shares at a purchase price of US$0.001 per share. Unless otherwise agreed by the Company and the grantees, the unvested restricted shares shall be subject to repurchase in the event of the termination of service.

(c)    Establishment of subsidiaries

        On February 14, 2012, the Company established four wholly-owned subsidiaries in the BVI, namely HYD Holding Limited, OWX Group Limited, OWX Development Limited and 3GUU Holding Limited, to act as intermediate holding companies for the Dragon Joyce Group, the OWX Group and the 3GUU Group.

(d)    Share purchase agreement

        On March 21, 2012, the Company entered into a share purchase agreement with Core Tech Resources Inc. ("Core Tech") and PVG Venture Capital Partners (Wuxi) ("PVG") to issue 15,450,144 and 11,035,817 ordinary shares (the "Investor Shares") at a consideration of US$7 million and US$5 million, respectively. In the event that (i) the IPO is consummated on or prior to the first anniversary of the consummation of the sale and issuance of the Investor Shares and the market capitalization of the IPO is below US$300,000 or (ii) the IPO has not been consummated on or prior to the first anniversary of the consummation of the sale and issuance of the Investor Shares ("Put Exercise Event"), Core Tech and PVG (collectively the "Investors") shall have the option, jointly and not severally, to require the Company to purchase all but not less than all of the Investor Shares held by the Investors by providing a notice to the Company within twenty days of the occurrence of the Put Exercise Event. Market capitalization was defined as the price per share of the ordinary shares of the Company first offered and sold on the IPO, multiplied by the total number of issued and outstanding ordinary shares immediately following the closing of the IPO.

CHINA MOBILE GAMES AND ENTERTAINMENT GROUP LIMITED AND PREDECESSOR

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of Renminbi ("RMB"), U.S. Dollars ("US$") and Hong Kong Dollars ("HK$"),
except for number of shares and per share data)

23. PARENT COMPANY ONLY CONDENSED FINANCIAL INFORMATION

        Under PRC laws and regulations, the Company's PRC subsidiaries and VIE are restricted in their ability to transfer certain of their net assets to the Company in the form of dividend payments, loans or advances. The amounts restricted include paid-in capital and statutory reserves of the Company's PRC subsidiaries and the net assets of the VIE, as determined pursuant to PRC generally accepted accounting principles, totaling RMB44,808 (US$7,115) as of December 31, 2011. The following is the condensed financial information of the Company on a parent-company only basis:

Condensed balance sheets

	As of December 31,
	2009	2010	2011	2011
	RMB	RMB	RMB	US$
ASSETS
Current assets:
Cash and cash equivalents	—	—	42	7
Dividends receivable	—	—	63,000	10,004
Prepayments and other current assets	—	—	5,722	909

Total current assets	—	—	68,764	10,920

Non-current assets:
Investments in subsidiaries and a VIE	225,426	537,488	795,913	126,385
Deferred initial public offering costs	—	—	2,010	319

Total non-current assets	225,426	537,488	797,923	126,704

TOTAL ASSETS	225,426	537,488	866,687	137,624

Accrued expenses and other current liabilities	—	—	2,010	319
Dividends payable	—	—	63,000	10,004
Amount due to a related party	—	—	5,499	873

TOTAL LIABILITIES	—	—	70,509	11,196

Shareholders' Equity:
Ordinary shares (US$0.001 par value, 1,000,000,000 shares authorized; 212,500,000 share issued and outstanding as of December 31, 2009 and 2010, 302,729,550 shares issued and outstanding as of December 31, 2011)	1,434	1,434	1,937	308
Additional paid-in capital	217,465	501,107	709,815	112,714
Retained earnings	6,527	35,025	84,853	13,474
Accumulated other comprehensive loss	—	(78)	(427)	(68)

Total shareholders' equity	225,426	537,488	796,178	126,428

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	225,426	537,488	866,687	137,624

CHINA MOBILE GAMES AND ENTERTAINMENT GROUP LIMITED AND PREDECESSOR

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of Renminbi ("RMB"), U.S. Dollars ("US$") and Hong Kong Dollars ("HK$"),
except for number of shares and per share data)

23. PARENT COMPANY ONLY CONDENSED FINANCIAL INFORMATION (Continued)

Condensed statements of income

	For the period from October 27, 2009 to December 31, 2009	For the year ended December 31, 2010	For the year ended December 31, 2011
	RMB	RMB	RMB	US$
Net revenues	—	—	—
Cost of revenues	—	—	—

Gross profit	—	—	—

General and administrative expenses	(1,708)	(2,741)	(5,296)	(841)

Total operating expenses	(1,708)	(2,741)	(5,296)	(841)

Operating loss	(1,708)	(2,741)	(5,296)	(841)
Changes in fair value of contingently returnable consideration assets	(948)	(2,065)	39,446	6,264
Equity in profits of subsidiaries and a VIE	9,183	33,304	117,356	18,635

Net income	6,527	28,498	151,506	24,058

Condensed statements of cash flows

	For the period from October 27, 2009 to December 31, 2009	For the year ended December 31, 2010	For the year ended December 31, 2011
	RMB	RMB	RMB	US$
Net cash provided by operating activities	—	—	—	—

Net cash provided by investing activities	—	—	8,400	1,334

Net cash used in financing activities	—	—	(8,358)	(1,327)

(a)    Basis of presentation

        In the parent-company only financial statements, the Company's investment in subsidiaries and VIE is stated at cost plus equity in undistributed earnings of subsidiaries and VIE since inception. The parent-company only condensed financial statements should be read in conjunction with the Company's consolidated financial statements.

        For the presentation of the parent-company only condensed financial information, the Company records its investment in subsidiaries and VIE, which it effectively controls through contractual agreements, under the equity method of accounting as prescribed in ASC topic 323 ("ASC 323"), Investments—Equity Method and Joint Ventures. Such investment is presented as "Investment in subsidiaries and VIE" in the balance sheets and share of the subsidiaries' and VIE's profits is presented as "Equity in profits of subsidiaries and VIE" in the statements of income.

CHINA MOBILE GAMES AND ENTERTAINMENT GROUP LIMITED AND PREDECESSOR

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of Renminbi ("RMB"), U.S. Dollars ("US$") and Hong Kong Dollars ("HK$"),
except for number of shares and per share data)

23. PARENT COMPANY ONLY CONDENSED FINANCIAL INFORMATION (Continued)

        Certain information and footnote disclosures normally included in financial statements prepared in accordance with U.S. GAAP have been condensed or omitted in the parent-company only financial statements.

(b)    Commitments

        The Company does not have any significant commitments or long-term obligations as of December 31, 2009, 2010 and 2011.

CHINA MOBILE GAMES AND ENTERTAINMENT GROUP LIMITED

UNAUDITED INTERIM CONDENSED CONSOLIDATED BALANCE SHEET

(Amounts in thousands of Renminbi ("RMB") and U.S. Dollars ("US$"))

		As of December 31,	As of March 31,
	Notes	2011	2012	2012
		RMB	RMB	US$
ASSETS
Current assets:
Cash and cash equivalents		187,237	133,925	21,266
Accounts receivable	4	56,121	54,695	8,685
Inventories	5	2,103	1,566	249
Prepayments and other current assets	6	24,966	36,715	5,833
Amounts due from related parties	16	1,349	14	2
Deferred tax assets		1,491	1,530	243

Total current assets		273,267	228,445	36,278

Non-current assets:
Property and equipment, net	7	5,435	5,329	846
Goodwill	8	598,358	598,358	95,015
Intangible assets, net	9	70,101	66,226	10,516
Deferred initial public offering costs	10	2,010	2,147	341
Deferred tax assets		916	1,786	284
Other non-current assets		343	343	54

Total non-current assets		677,163	674,189	107,056

TOTAL ASSETS		950,430	902,634	143,334

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable		9,150	10,474	1,663
Accrued expenses and other current liabilities	11	17,577	13,119	2,083
Deferred revenue		3,894	6,150	977
Income tax payable		11,115	3,875	616
Dividends payable		63,000	—	—
Amounts due to related parties	16	6,542	9,467	1,504

Total current liabilities		111,278	43,085	6,843

Non-current liabilities:
Unrecognized tax benefits	14	27,844	28,269	4,489
Deferred tax liabilities		12,580	11,846	1,881
Other non-current liabilities		2,550	2,550	405

Total non-current liabilities		42,974	42,665	6,775

Total liabilities		154,252	85,750	13,618

Commitments and contingencies	18
Shareholders' equity:
Ordinary shares (US$0.001 par value, 1,000,000,000 shares authorized; 302,729,550 shares issued and outstanding as of December 31, 2011 and March 31, 2012)	12	1,937	1,937	308
Additional paid-in capital		709,815	714,016	113,381
Retained earnings		84,853	101,365	16,096
Accumulated other comprehensive loss		(427)	(434)	(69)

Total shareholders' equity		796,178	816,884	129,716

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY		950,430	902,634	143,334

The accompanying notes are an integral part of the consolidated financial statements.

CHINA MOBILE GAMES AND ENTERTAINMENT GROUP LIMITED

UNAUDITED INTERIM CONDENSED CONSOLIDATED STATEMENTS OF
COMPREHENSIVE INCOME

(Amounts in thousands of Renminbi ("RMB") and U.S. Dollars ("US$"), except for number of shares and per share data)

		For the three months ended March 31,
	Notes	2011	2012	2012
		RMB	RMB	US$
Net revenues (a)
Feature phone games		37,210	35,437	5,627
Smartphone games		11,755	16,095	2,556
Handset design		8,718	2,801	445

Total net revenues		57,683	54,333	8,628

Cost of revenues (b)
Feature phone games		(13,734)	(17,873)	(2,838)
Smartphone games		(4,004)	(3,678)	(584)
Handset design		(4,660)	(2,780)	(441)

Total cost of revenues		(22,398)	(24,331)	(3,863)

Gross profit		35,285	30,002	4,765
Operating expenses:
Selling expenses		(1,186)	(2,160)	(343)
General and administrative expenses		(3,974)	(5,907)	(938)
Research and development expenses		(3,935)	(8,597)	(1,365)

Total operating expenses		(9,095)	(16,664)	(2,646)

Operating income		26,190	13,338	2,119
Interest income		136	292	46
Other income		18	113	18
Changes in fair value of contingently returnable consideration assets		(760)	7,131	1,132

Income before income taxes and noncontrolling interests		25,584	20,874	3,315
Income tax expenses	14	(8,682)	(2,053)	(326)

Net income		16,902	18,821	2,989

Net income attributable to noncontrolling interests		5,071	—	—
Net income attributable to China Mobile Games and Entertainment Group Limited's ordinary shareholders		11,831	18,821	2,989

Other comprehensive loss:
Foreign currency translation adjustment		(129)	(7)	(1)

Total other comprehensive loss		(129)	(7)	(1)

Comprehensive income		16,773	18,814	2,988

Comprehensive income attributable to noncontrolling interests		5,032	—	—
Comprehensive income attributable to China Mobile Games and Entertainment Group Limited's ordinary shareholders		11,741	18,814	2,988

Earnings per share:
Basic earnings per share	20	0.06	0.06	0.01
Diluted earnings per share	20	0.06	0.06	0.01
Weighted average number of ordinary shares outstanding in computing:
Basic earnings per share	20	212,500,000	302,729,550	302,729,550
Diluted earnings per share	20	212,500,000	302,729,550	302,729,550
(a) Net revenues from related parties Feature phone games	16	10,245	—	—

(b) Cost of revenues to related parties Handset design	16	617	—	—

The accompanying notes are an integral part of the consolidated financial statements.

CHINA MOBILE GAMES AND ENTERTAINMENT GROUP LIMITED

UNAUDITED INTERIM CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Amounts in thousands of Renminbi ("RMB") and U.S. Dollars ("US$"))

	For the three months ended March 31,
	2011	2012	2012
	RMB	RMB	US$
Cash flows from operating activities:
Net income	16,902	18,821	2,989
Adjustments to reconcile net income to net cash generated from operating activities:
Depreciation of property and equipment	231	620	98
Amortization of intangible assets	4,563	5,784	919
Loss on disposal of an intangible asset	—	75	12
Share-based compensation expenses	1,284	1,892	300
Changes in fair value of contingently returnable consideration assets	760	(7,131)	(1,132)
Deferred income tax expense (benefit)	926	(1,643)	(261)
Changes in operating assets and liabilities:
Accounts receivable	(15,488)	1,426	226
Prepayments and other current assets	(473)	(4,505)	(715)
Inventories	(388)	537	85
Amounts due from related parties	300	1,335	212
Accounts payable	(3,011)	1,324	210
Amounts due to related parties	(3,224)	2,788	443
Income tax payable	6,237	(7,240)	(1,149)
Deferred revenue	2,743	2,256	358
Accrued expenses and other current liabilities	1,305	(4,258)	(677)
Unrecognized tax benefits	19	312	50

Net cash provided by operating activities	12,686	12,393	1,968

Cash flows from investing activities:
Acquisition of property and equipment	(1,750)	(514)	(82)
Acquisition of intangible assets	(270)	(2,184)	(347)

Net cash used in investing activities	(2,020)	(2,698)	(429)

Cash flows from financing activities:
Dividends paid	—	(63,000)	(10,004)

Net cash used in financing activities	—	(63,000)	(10,004)

Exchange rate effect on cash and cash equivalents	(129)	(7)	(1)
Net increase (decrease) in cash and cash equivalents	10,537	(53,312)	(8,466)
Cash and cash equivalents, beginning of the period	104,038	187,237	29,732

Cash and cash equivalents, end of the period	114,575	133,925	21,266

The accompanying notes are an integral part of the consolidated financial statements.

CHINA MOBILE GAMES AND ENTERTAINMENT GROUP LIMITED

UNAUDITED INTERIM CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY

(Amounts in thousands of Renminbi ("RMB") and U.S. Dollars ("US$"), except for number of shares)

	Total China Mobile Games and Entertainment Group Limited's equity
	Number of shares	Ordinary shares	Additional paid-in capital	Retained earnings	Accumulated other comprehensive loss	Noncontrolling interests	Total shareholders' equity
		RMB	RMB	RMB	RMB	RMB	RMB
Balance as of January 1, 2011	212,500,000	1,434	501,107	35,025	(78)	196,488	733,976
Net income for the period	—	—	—	11,831	—	5,071	16,902
Other comprehensive loss	—	—	—	—	(88)	(41)	(129)
Share-based compensation expenses	—	—	572	—	—	—	572

Balance as of March 31, 2011	212,500,000	1,434	501,679	46,856	(166)	201,518	751,321

Balance as of January 1, 2012	302,729,550	1,937	709,815	84,853	(427)	—	796,178

Net income for the period	—	—	—	18,821	—	—	18,821
Other comprehensive loss	—	—	—	—	(7)	—	(7)
Share-based compensation expenses	—	—	1,892	—	—	—	1,892
Deemed dividend to VODone (Note 15)	—	—	2,309	(2,309)	—	—	—

Balance as of March 31, 2012	302,729,550	1,937	714,016	101,365	(434)	—	816,884

Balance as of March 31, 2012 in US$	302,729,550	308	113,381	16,096	(69)	—	129,716

The accompanying notes are an integral part of the consolidated financial statements.

CHINA MOBILE GAMES AND ENTERTAINMENT GROUP LIMITED

NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in thousands of Renminbi ("RMB") and U.S. Dollars ("US$"), except for number of shares and per share data)

1. ORGANIZATION AND BASIS OF PRESENTATION

        The accompanying unaudited interim condensed consolidated financial statements of China Mobile Games and Entertainment Group Limited (the "Company"), its subsidiaries and a variable interest entity ("VIE"), collectively referred to as the "Group", were prepared on a basis substantially consistent with the Group's audited financial statements for the year ended December 31, 2011. These unaudited interim condensed consolidated financial statements have been prepared in accordance with U.S. generally accepted accounting principles ("U.S. GAAP") for interim financial information. Accordingly, these unaudited interim condensed consolidated financial statements do not include all of the information and disclosures required by U.S. GAAP for annual financial statements.

        In the opinion of management, the accompanying unaudited interim condensed consolidated financial statements contain all normal and recurring adjustments necessary for a fair presentation of the Group's consolidated financial position at March 31, 2012, and the Group's consolidated results of operations, cash flows and changes in shareholders' equity for the three months ended March 31, 2011 and 2012. The results of operations for the three months ended March 31, 2012 are not necessarily indicative of results to be expected for the full year. The consolidated balance sheet as of December 31, 2011 was derived from the audited consolidated financial statements at that date but does not include all of the disclosures required by U.S. GAAP for complete financial statements. These unaudited interim condensed consolidated financial statements and notes thereto should be read in conjunction with the Group's audited consolidated financial statements and related notes for the period from October 27, 2009 to December 31, 2009 and the years ended December 31, 2010 and 2011.

        The Group is principally engaged in the development, operation and sale of feature phone and smartphone games as well as the provision of handset design products and services. The Company does not conduct any substantive operations on its own but instead conducts its primary business operations through its subsidiaries and a VIE, which are all located in the People's Republic of China (the "PRC"). The Company's principal geographic market is in the PRC. The Company's feature phone games, handset design and smartphone games businesses were acquired through three separate transactions (the "Acquired Businesses") completed by VODone Limited ("VODone") and its subsidiaries: (i) the acquisition of 70% equity interest in Dragon Joyce Limited ("Dragon Joyce") and its subsidiaries on October 27, 2009 by VODone, (ii) the acquisitions of operating assets of Bright Way Technology (Hong Kong) Limited ("Bright Way") and Shenzhen Tastech Electronic Co. Ltd. ("Tastech") on October 11, 2010 by two subsidiaries of OWX Holding Co. Ltd. ("OWX Holding"), a 70% owned subsidiary of VODone, and (iii) the acquisition of 70% equity interest in 3GUU Mobile Entertainment Industrial Co. Ltd. ("3GUU BVI") and its subsidiaries on December 31, 2010 by Action King Limited ("Action King"), a wholly-owned subsidiary of VODone. The Acquired Businesses were operated by VODone from their respective acquisition date to the date of the Group's reorganization on August 23, 2011 (the "Reorganization").

Reorganization transactions

        In preparation for its planned initial public offering ("IPO"), the following transactions were undertaken to reorganize the legal structure of the Group. On August 23, 2011, pursuant to a series of share swap agreements, the Company issued (i) 106,500,000 new ordinary shares to Dragon Joyce to

CHINA MOBILE GAMES AND ENTERTAINMENT GROUP LIMITED

NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of Renminbi ("RMB") and U.S. Dollars ("US$"), except for number of shares and per share data)

1. ORGANIZATION AND BASIS OF PRESENTATION (Continued)

acquire Dragon Joyce's equity interest in its subsidiaries (the "Dragon Joyce Group"); (ii) 43,500,000 new ordinary shares to OWX Holding to acquire OWX Holding's equity interest in its subsidiaries (the "OWX Group"); (iii) 59,999,000 new ordinary shares to Action King to acquire Action King's equity interests in 3GUU BVI and its subsidiaries (the "3GUU Group"); and (iv) 90,000,000 new ordinary shares to the noncontrolling interest holders of Dragon Joyce, OWX Holding and 3GUU BVI to acquire their equity interests in the Dragon Joyce Group, the OWX Group and the 3GUU Group, respectively. As a result of the Reorganization, the Company effectively acquired 70% and 30% of the equity interests in each of the Dragon Joyce Group, the OWX Group and the 3GUU Group from VODone and the noncontrolling interest holders, respectively. After the Reorganization, (i) Dragon Joyce, OWX Holding and Action King became wholly-owned subsidiaries of VODone and collectively own 70.2% of the equity interest in the Company whilst the former noncontrolling interest holders collectively own the remaining 29.8% equity interest of the Company; and (ii) the Dragon Joyce Group, the OWX Group and the 3GUU Group became wholly-owned subsidiaries of the Company. Dragon Joyce, OWX Holding and Action King were investment holding companies and had no operations since inception.

        Prior to the Reorganization, the Company, the Dragon Joyce Group, the OWX Group and the 3GUU Group had the same controlling shareholder in VODone. In substance, existing sister operating entities, the Dragon Joyce Group, the OWX Group and the 3GUU Group, have been reorganized as subsidiaries of the Company and the transaction was accounted for as a legal reorganization of entities under common control, in a manner similar to a pooling-of-interest. Accordingly, the assets and liabilities of the parties to the Reorganization have been stated at their historical amounts in the accompanying unaudited interim condensed consolidated financial statements.

        The Company accounted for the purchase of the remaining 30% equity interest of the Dragon Joyce Group, the OWX Group and the 3GUU Group from the noncontrolling interest holders on August 23, 2011 as an equity transaction in accordance with Accounting Standards Codification ("ASC") topic 810 ("ASC 810"), Consolidation. The difference between the consideration paid by the Company to the noncontrolling interest holders and the carrying amount of the noncontrolling interest in the Dragon Joyce Group, the OWX Group and the 3GUU Group was recognized in additional paid-in capital.

VIE arrangement

        Prior to being acquired by VODone on December 31, 2010, Guangzhou Yitongtianxia Software Development Co., Ltd. ("Yitongtianxia"), a wholly-owned subsidiary of 3GUU BVI, entered into a series of contractual arrangements ("VIE Arrangement") with Guangzhou Yingzheng Information Technology Co., Ltd. ("Yingzheng") and its shareholders on October 28, 2009, whereby Yitongtianxia obtained effective control over Yingzheng through (i) the ability to exercise all the rights of Yingzheng's shareholders pursuant to the exclusive call option agreement, the equity pledge agreement and the agreement for voting proxies, (ii) the rights to absorb substantially all of the economic residual benefits pursuant to the exclusive technology services and market promotion agreement, the technology services agreement and two supplementary agreements and (iii) the obligation to fund all of the

CHINA MOBILE GAMES AND ENTERTAINMENT GROUP LIMITED

NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of Renminbi ("RMB") and U.S. Dollars ("US$"), except for number of shares and per share data)

1. ORGANIZATION AND BASIS OF PRESENTATION (Continued)

expected losses of Yingzheng pursuant to the loan agreement and a supplementary agreement. As a result, Yitongtianxia has been determined to be the primary beneficiary of Yingzheng. Accordingly, in accordance with SEC Regulation SX-3A-02 and ASC 810, the Company, through Yitongtianxia, has consolidated the operating results of Yingzheng from the date of acquisition of Yitongtianxia on December 31, 2010. As more fully described below, 3GUU BVI replaced Yitongtianxia as the primary beneficiary of Yingzheng on December 16, 2011. The reason for entering into the VIE Arrangement is to comply with PRC laws and regulations that (i) prohibit direct foreign control in companies involved in Internet content provision and telecommunication businesses and (ii) restrict an offshore company controlled or established by a PRC enterprise or natural person to acquire its PRC affiliates.

        The significant terms of the VIE Arrangement are listed below:

Exclusive call option agreement

        Pursuant to the exclusive call option agreement among Yitongtianxia, Yingzheng and its shareholders, Yitongtianxia and its shareholders irrevocably granted Yitongtianxia, or its designated persons, an exclusive option to purchase, when and to the extent permitted under PRC law, part of or the entire equity interests of Yingzheng. The exercise price is the minimum price permitted by PRC law. The exclusive option agreement will remain effective until the exclusive option is exercised to purchase the entire equity interest of Yingzheng.

Equity pledge agreement

        Pursuant to the equity pledge agreement between Yitongtianxia and Yingzheng's shareholders, Yingzheng's shareholders have pledged their entire equity interest in Yingzheng to Yitongtianxia to guarantee the performance of Yingzheng's obligations under the exclusive technology services and market promotion agreement. If Yingzheng breaches its contractual obligations under the exclusive technology services and market promotion agreement, Yitongtianxia, as pledgee, will be entitled to certain rights, including the right to sell the pledged equity interest. Yingzheng's shareholders agreed not to transfer, sell, pledge, dispose of or otherwise create any new encumbrance on their equity interest in Yingzheng without the prior consent of Yitongtianxia. Unless Yitongtianxia terminates the agreement, the equity pledge agreement will remain effective until (i) Yingzheng fulfills all the obligations prescribed in the exclusive call option agreement, the exclusive technology services and market promotion agreement, the agreement for voting proxies and the loan agreement or (ii) Yitongtianxia acquires the entire equity interest of Yingzheng.

Exclusive technology services and market promotion agreement

        Pursuant to the exclusive technology services and market promotion agreement between Yitongtianxia and Yingzheng, Yitongtianxia has the exclusive and irrevocable right to provide to Yingzheng various technology and market promotion services related to the mobile phone games business. In return, Yingzheng is required to pay Yitongtianxia a service fee in an amount as determined at the sole discretion of Yitongtianxia. Unless Yitongtianxia terminates the agreement, the exclusive technology services and market promotion agreement will remain effective until the

CHINA MOBILE GAMES AND ENTERTAINMENT GROUP LIMITED

NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of Renminbi ("RMB") and U.S. Dollars ("US$"), except for number of shares and per share data)

1. ORGANIZATION AND BASIS OF PRESENTATION (Continued)

dissolution of Yitongtianxia in accordance with the applicable PRC laws. Business taxes relating to technology services and market promotion fees charged by Yitongtianxia are recorded as cost of revenues in the consolidated statements of comprehensive income.

Technology services agreement

        Pursuant to the technology services agreement dated August 6, 2010 between Yitongtianxia and Yingzheng and the supplementary agreement dated January 6, 2011, Yitongtianxia agreed to provide Yingzheng with technology support and market promotion services related to Yingzheng's smartphone games business. Yingzheng agreed to distribute 40% of its income generated from the game products developed under the technology services agreement, after deducting taxes and expenses, to Yitongtianxia on a monthly basis from August 6, 2010 to August 5, 2013. Upon expiration, the technology services agreement will be automatically renewed unless Yitongtianxia, in its sole discretion, disagrees.

Agreement for voting proxies

        Pursuant to the agreement for voting proxies among Yitongtianxia, Yingzheng and its shareholders, Yingzheng's shareholders irrevocably assign their full voting rights in Yingzheng to Yitongtianxia. Yingzheng's shareholders entrusted Yitongtianxia their rights to attend shareholders' meetings and to vote on their behalf on all of the matters that require shareholders' approval. Unless Yitongtianxia terminates the agreement, the agreement for voting proxies will remain effective in the same effective period as the exclusive call option agreement, the equity pledge agreement, the exclusive technology services and market promotion agreement and the loan agreement. On December 16, 2011, Yitongtianxia re-assigned the rights underlying the agreement for voting proxies to 3GUU BVI as more fully described below.

Loan agreement

        Pursuant to the loan agreement between Yitongtianxia and Yingzheng's shareholders, Yitongtianxia extended loans of an aggregate principal amount of RMB20,000 to Yingzheng's shareholders to enable them to pay the registered capital of Yingzheng. Yingzheng's shareholders will repay the loans by transferring their legal ownership in Yingzheng to Yitongtianxia when permitted by PRC law. The loan agreement is effective for 10 years and will automatically extend for another 10 years unless Yitongtianxia, in its sole discretion, disagrees. As of December 31, 2011 and March 31, 2012, Yingzheng's shareholders have not drawn down any loans from Yitongtianxia.

Supplementary agreements

        On December 30, 2010, Yitongtianxia entered into a supplementary agreement with Yingzheng and its shareholders to determine the calculation of management fee to be paid to Yitongtianxia. Pursuant to this supplementary agreement, Yingzheng has agreed to pay an annual management fee to Yitongtianxia based on annual revenue of Yingzheng minus actual operating costs, other costs of

CHINA MOBILE GAMES AND ENTERTAINMENT GROUP LIMITED

NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of Renminbi ("RMB") and U.S. Dollars ("US$"), except for number of shares and per share data)

1. ORGANIZATION AND BASIS OF PRESENTATION (Continued)

Yingzheng, which include fees paid under the technology services agreement, and taxes paid by Yingzheng.

        On August 23, 2011, Yitongtianxia entered into a supplementary agreement with Yingzheng and its shareholders to memorialize certain terms previously agreed amongst Yitongtianxia, Yingzheng and its shareholders. While this supplementary agreement was signed in 2011, the terms, intent and substance of all the agreements above remained unchanged. Pursuant to the supplementary agreement: (i) before Yitongtianxia can legally exercise the option to acquire Yingzheng, Yingzheng's shareholders cannot declare any dividends or distribute any residual profits without the consent of Yitongtianxia; (ii) any funds, including but not limited to dividends distributed out of Yingzheng's residual profits, received by Yingzheng's shareholders or any persons designated by Yingzheng's shareholders, shall be remitted in full to Yitongtianxia; (iii) the consideration received by Yingzheng's shareholders upon the exercise of the exclusive call option agreement by Yitongtianxia must be immediately remitted to Yitongtianxia or any persons designated by Yitongtianxia; (iv) Yitongtianxia is obligated to provide continuous financial support to Yingzheng for operations; and (v) Yitongtianxia has the unilateral right to change the service fee amount under the exclusive technology services and market promotion agreement. The obligation to provide continuous financial support to Yingzheng for operations by Yitongtianxia was agreed to be terminated by both parties on August 23, 2011.

        On December 16, 2011, 3GUU BVI agreed to provide unlimited financial support to Yingzheng for its operations. In addition, pursuant to a power of attorney agreement entered into between Yitongtianxia and 3GUU BVI, Yitongtianxia re-assigned the rights to attend Yingzheng shareholders' meetings and to vote on all of the matters in Yingzheng that require shareholders' approval irrevocably entrusted to it by shareholders of Yingzheng to 3GUU BVI. 3GUU BVI and Yitongtianxia, as a group of related parties, have held all of the variable interests of Yingzheng since December 16, 2011. 3GUU BVI has been determined to be most closely associated with Yingzheng within the group of related parties, as 3GUU BVI has the power to direct the activities of Yingzheng pursuant to the power of attorney agreement and the obligation to absorb the expected losses of Yingzheng through the unlimited financial support. As a result, Yitongtianxia ceased to be and 3GUU BVI became the primary beneficiary of Yingzheng on December 16, 2011.

CHINA MOBILE GAMES AND ENTERTAINMENT GROUP LIMITED

NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of Renminbi ("RMB") and U.S. Dollars ("US$"), except for number of shares and per share data)

1. ORGANIZATION AND BASIS OF PRESENTATION (Continued)

        The carrying amounts and classifications of the assets and liabilities of Yingzheng are as follows:

	As of December 31,	As of March 31,
	2011	2012	2012
	RMB	RMB	US$
ASSETS
Current assets:
Cash and cash equivalents	27,272	30,973	4,918
Accounts receivable	10,292	8,448	1,341
Prepayments and other current assets	718	3,326	528
Deferred tax assets	1,076	1,076	171

Total current assets	39,358	43,823	6,958

Non-current assets:
Property and equipment, net	2,861	2,675	425
Intangible assets, net	13,425	13,029	2,069
Deferred tax assets	896	896	142

Total non-current assets	17,182	16,600	2,636

Total assets	56,540	60,423	9,594

LIABILITIES
Current liabilities:
Accounts payable	1,332	1,380	219
Accrued expenses and other current liabilities	5,020	4,875	774
Income tax payable	237	184	29
Deferred revenue	876	1,214	193

Total current liabilities	7,465	7,653	1,215

Non-current liabilities:
Unrecognized tax benefits	4,315	4,315	685
Other non-current liabilities	2,150	2,150	341

Total non-current liabilities	6,465	6,465	1,026

Total liabilities	13,930	14,118	2,241

CHINA MOBILE GAMES AND ENTERTAINMENT GROUP LIMITED

NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of Renminbi ("RMB") and U.S. Dollars ("US$"), except for number of shares and per share data)

1. ORGANIZATION AND BASIS OF PRESENTATION (Continued)

        The financial performance and cash flows of Yingzheng are as follows:

	For three months ended March 31,
	2011	2012
	RMB	RMB	US$
Net revenues	12,632	11,377	1,807

Net income	6,404	3,697	587

Net cash provided by operating activities	72	5,942	944

Net cash used in investing activities	(893)	(2,241)	(356)

Net cash provided by financing activities	—	—	—

        As of March 31, 2012, there was no pledge or collateralization of the assets of Yingzheng and the Company has not provided any financial support that it was not previously contractually required to provide to Yingzheng. There were no asset of Yingzheng that can only be used to settle its obligations. Creditors of Yingzheng have no recourse to the general credit of 3GUU BVI, which is the primary beneficiary of Yingzheng.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

        The accounting policies used for the preparation of the unaudited interim condensed consolidated financial statements as of March 31, 2012 and for the three months ended March 31, 2011 and 2012 are consistent with those set out in the consolidated financial statements as of December 31, 2009, 2010 and 2011 and for the period from October 27, 2009 to December 31, 2010 and the years ended December 31, 2010 and 2011.

Use of estimates

        The preparation of the unaudited interim condensed consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosures of contingent assets and liabilities at the balance sheet dates and the reported amounts of revenues and expenses during the reporting periods. Significant estimates and assumptions reflected in the unaudited interim condensed consolidated financial statements include, but are not limited to, revenue recognition, allowance for doubtful accounts, provision for inventory obsolescence, estimates of useful life for property and equipment and intangible assets, valuation allowance for deferred tax assets, allocation of purchase price, uncertain tax positions, share-based compensation and consolidation of variable interest entity. Actual results could differ significantly from those estimates.

CHINA MOBILE GAMES AND ENTERTAINMENT GROUP LIMITED

NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of Renminbi ("RMB") and U.S. Dollars ("US$"), except for number of shares and per share data)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Convenience translation

        Amounts in US$ are presented for the convenience of the reader and are translated at the noon buying rate of US$1.00 to RMB6.2975 on March 31, 2012 in the City of New York for cable transfers of RMB as certified for customs purposes by the Federal Reserve Bank of New York. No representation is made that the RMB amounts could have been, or could be, converted into US$ at such rate.

Fair value of financial instruments

        Financial instruments of the Group primarily include cash and cash equivalents, accounts receivable, amounts due from related parties, contingently returnable consideration assets, accounts payable and amounts due to related parties. As of December 31, 2011 and March 31, 2012, the carrying values of these financial instruments, other than the contingently returnable consideration assets, approximated their fair values due to the short-term maturity of these instruments. The contingently returnable consideration assets were recorded at fair value as determined on the respective days of business acquisition and subsequently adjusted to the fair value at each reporting date. The Group determined the fair values of the contingently returnable consideration assets with the assistance of an independent valuation firm.

        The Company applies ASC topic 820 ("ASC 820"), Fair Value Measurements and Disclosures, in measuring fair value. In accordance with ASC 820, the Group measures the fair value of the contingently returnable consideration assets using an income approach based on inputs that are unobservable in the market.

        Assets measured at fair value on a recurring basis as of March 31, 2012 are summarized below:

	Quoted price in active markets for identical assets (Level 1)	Significant other observable inputs (Level 2)	Significant unobservable inputs (Level 3)
	RMB	RMB	RMB	US$
Contingently returnable consideration assets	—	—	24,069	3,822

        The fair value of the contingently returnable consideration assets as of March 31, 2012 was estimated using the Black-Scholes option pricing model with the following assumptions:

March 31, 2012
Expected volatility rate	45.3%
Income before tax of the OWX Group for 2012	14,600
Income before tax of the 3GUU Group for 2012	56,100
Income before tax of the 3GUU Group for 2013	79,400

        Generally, an increase in the expected volatility rate utilized in the fair value measurement of the contingently returnable consideration assets will result in a positive fair value adjustment and an

CHINA MOBILE GAMES AND ENTERTAINMENT GROUP LIMITED

NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of Renminbi ("RMB") and U.S. Dollars ("US$"), except for number of shares and per share data)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

increase in the fair value measurement. Conversely, a decrease in the expected volatility rate will result in a negative fair value adjustment and a decrease in the fair value measurement. An increase in the income before tax utilized in the fair value measurement of the contingently returnable consideration assets will result in a negative fair value adjustment and a decrease in the fair value measurement. Conversely, a decrease in the income before tax will result in a positive fair value adjustment and an increase in the fair value measurement.

        The following table presents a reconciliation of the assets measured at fair value on a recurring basis using significant unobservable inputs (Level 3) for the three months ended March 31, 2012.

Contingently returnable consideration assets
(Unaudited) RMB
Balance as of January 1, 2012	16,938
Recognized during the period	—
Realized or unrealized gain	7,131

Balance as of March 31, 2012	24,069

Balance as of March 31, 2012 in US$	3,822

The amount of total gain for the three months ended March 31, 2012 included in earnings	7,131

        Realized and unrealized gain for the three months ended March 31, 2012 was recorded as "Changes in fair value of contingently returnable consideration assets" in the unaudited interim condensed consolidated statements of comprehensive income.

Revenue Recognition

(i)
Business taxes and surcharges

        The Group is subject to business taxes and surcharges levied on services provided in the PRC. Business taxes and surcharges for the three months ended March 31, 2011 and 2012 were RMB2,712 and RMB3,349 (US$532), respectively. In accordance with ASC Subtopic 605-45 ("ASC605-45"), Revenue Recognition: Principle Agent Considerations, the Group recognized revenues net of all such business taxes and surcharges.

Research and development

        Research and development expenses include payroll, employee benefits and other headcount related expenses associated with product development. Research and development expense for the three months ended March 31, 2011 and 2012 were RMB3,935 and RMB8,597 (US$1,365), respectively.

CHINA MOBILE GAMES AND ENTERTAINMENT GROUP LIMITED

NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of Renminbi ("RMB") and U.S. Dollars ("US$"), except for number of shares and per share data)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Leases

        In accordance with ASC topic 840 ("ASC 840"), Leases, leases are classified at the inception date as either a capital lease or an operating lease. A capital lease is accounted for as if there was an acquisition of an asset and an incurrence of an obligation at the inception of the lease. All other leases are accounted for as operating leases wherein rental payments are expensed on a straight-line basis over their lease term. The Group had no capital leases for any of the periods presented. The Group leases certain office facilities under non-cancelable operating leases and recorded total rental expenses of RMB676 and RMB1,235 (US$196) for three months ended March 31, 2011 and 2012, respectively.

Share based compensation

        In accordance with ASC topic 718 ("ASC 718"), Compensation—Stock Compensation, the Company determines whether a share option or a restricted share unit ("RSU") should be classified as and accounted for as a liability award or an equity award. All grants of share options or RSUs to employees classified as equity awards are measured at the grant date based on the fair value of the awards and are recognized as an expense, net of estimated forfeitures, over the requisite service period, which is generally the vesting period. All grants of share options or RSUs to employees classified as liability awards are remeasured at the end of each reporting period until the date of settlement with an adjustment for fair value recorded to the current period expenses in order to properly reflect the cumulative expense based on the current fair value of the vested options or RSUs. The Group has elected to recognize share-based compensation on share-based awards with service condition on a straight-line method over the requisite service period. For share-based awards with performance or market condition, compensation cost is recognized only if it is probable that the performance or market condition will be achieved. The Group recognizes share-based compensation on share-based awards with performance or market condition using the accelerated method if the awards are subject to graded vesting.

3. CONCENTRATION OF RISKS

Concentration of customers

        Approximately 19.7% and 17.3% of total net revenues were derived from one customer, namely Jiang Su Mobile Communications Co., Ltd., for the three months ended March 31, 2011 and 2012, respectively.

        Approximately 17.8% and nil of total net revenues were derived from related parties for the three months ended March 31, 2011 and 2012, respectively (Note 16).

CHINA MOBILE GAMES AND ENTERTAINMENT GROUP LIMITED

NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of Renminbi ("RMB") and U.S. Dollars ("US$"), except for number of shares and per share data)

Concentration of suppliers

        Approximately 47.8% and 52.4% of the Group's cost of revenues attributable to feature phone games were paid to Ouyinhua Information Consulting Co., Ltd. ("Ouyinhua") for the pre-installation of mobile phone games services provided to the Dragon Joyce Group for the three months ended March 31, 2011 and 2012, respectively.

        Approximately 27.2% and 21.4% of the Group's raw materials were purchased from two suppliers, namely Xiang Hai Electronic Co., Ltd. and Shenzhen Linkconn Electronics Co., Ltd., respectively, for the three months ended March 31, 2011. Approximately 20.6% and 18.3% of the Group's raw materials were purchased from Shi Jian Electronic Co., Ltd. and Xiang Hai Electronic Co., Ltd. for the three months ended March 31, 2012. Failure to develop or maintain the relationships with these suppliers or Ouyinhua may affect the Group's ability to manufacture its products or may decrease the number of handsets pre-installed with the Group's feature phone games. Any disruption in the supply of raw materials or the provision of pre-installation services to the Group may adversely affect the Group's business, financial condition and results of operations.

4. ACCOUNTS RECEIVABLE

        Accounts receivable and the related allowance for doubtful accounts are summarized as follows:

	As of December 31, 2011	As of March 31, 2012	As of March 31, 2012
	RMB	RMB	US$
Accounts receivable	56,121	54,695	8,685
Less: Allowance for doubtful accounts	—	—	—

Accounts receivable, net	56,121	54,695	8,685

        The Group does not offer extended payment terms and all accounts receivable are non-interesting bearing. The Group offers credit terms ranging from three to nine months to customers with long-term relationship and good credit history. No allowance for doubtful accounts was recognized as of December 31, 2011 and March 31, 2012.

5. INVENTORIES

        Inventories are summarized as follows:

	As of December 31, 2011	As of March 31, 2012	As of March 31, 2012
	RMB	RMB	US$
Raw materials	2,103	1,566	249

        No inventory obsolescence provision was recognized as of December 31, 2011 and March 31, 2012.

CHINA MOBILE GAMES AND ENTERTAINMENT GROUP LIMITED

NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of Renminbi ("RMB") and U.S. Dollars ("US$"), except for number of shares and per share data)

6. PREPAYMENTS AND OTHER CURRENT ASSETS

        Prepayments and other current assets consist of the following:

	As of December 31, 2011	As of March 31, 2012	As of March 31, 2012
	RMB	RMB	US$
Contingently returnable consideration assets	16,938	24,069	3,822
Indemnification assets from a business acquisition	4,009	4,122	654
Deposits for office leases	213	171	27
Advances to employees	386	316	50
Prepaid expenses	3,171	6,866	1,090
Others	249	1,171	190

Total	24,966	36,715	5,833

7. PROPERTY AND EQUIPMENT, NET

        Property and equipment and the related accumulated depreciation are summarized as follows:

	As of December 31, 2011	As of March 31, 2012	As of March 31, 2012
	RMB	RMB	US$
Office equipment	5,515	6,029	957
Motor vehicles	88	88	14
Leasehold improvement	1,585	1,585	252

Property and equipment, cost	7,188	7,702	1,223
Less: Accumulated depreciation	(1,753)	(2,373)	(377)

Property and equipment, net	5,435	5,329	846

        Depreciation expenses were RMB231 and RMB620 (US$98) for the three months ended March 31, 2011 and 2012, respectively.

        Depreciation expenses have been reported in the following accounts:

	For the three months ended March 31, 2011	For the three months ended March 31, 2012
	RMB	RMB	US$
General and administrative expenses	113	363	57
Research and development expenses	118	257	41

Total	231	620	98

CHINA MOBILE GAMES AND ENTERTAINMENT GROUP LIMITED

NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of Renminbi ("RMB") and U.S. Dollars ("US$"), except for number of shares and per share data)

8. GOODWILL

        Goodwill of RMB598,358 (US$95,015) as of December 31, 2011 and March 31, 2012 represents the excess of the purchase price over the estimated fair value of the net tangible and identifiable intangible assets acquired relating to the acquisitions of (i) Dragon Joyce on October 27, 2009; (ii) operating assets of Bright Way and Tastech on October 11, 2010; and (iii) 3GUU BVI on December 31, 2010. Goodwill is not deductible for tax purposes and is not amortized but tested for impairment at least annually.

9. INTANGIBLE ASSETS, NET

        Intangible assets and the related accumulated amortization are summarized as follows:

	As of December 31, 2011	As of March 31, 2012	As of March 31, 2012
	RMB	RMB	US$
Cost:
Computer software	1,581	1,291	205
Mobile games and platforms	56,429	58,143	9,233
Acquired customer relationship	42,939	42,938	6,818
Mobile game product development costs	1,817	2,278	362

	102,766	104,650	16,618

Accumulated amortization:
Computer software	(201)	(251)	(40)
Mobile games and platforms	(20,524)	(24,465)	(3,885)
Acquired customer relationship	(11,506)	(13,038)	(2,070)
Mobile game product development costs	(434)	(670)	(107)

	(32,665)	(38,424)	(6,102)

Total	70,101	66,226	10,516

        Amortization expenses, which were recorded in cost of revenues, were RMB4,563 and RMB5,784 (US$919) for the three months ended March 31, 2011 and 2012, respectively.

        The estimated annual amortization expenses for the five fiscal years succeeding March 31, 2012 are as follows:

	RMB	US$
April 1, 2012 to December 31, 2012	16,496	2,619
2013	16,865	2,678
2014	13,695	2,175
2015	11,597	1,842
2016	5,651	897

Total	64,304	10,211

CHINA MOBILE GAMES AND ENTERTAINMENT GROUP LIMITED

NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of Renminbi ("RMB") and U.S. Dollars ("US$"), except for number of shares and per share data)

10. DEFERRED INITIAL PUBLIC OFFERING COSTS

        Direct costs incurred by the Company attributable to its initial public offering of ordinary shares in the United States have been deferred and will be charged against the gross proceeds received from such offering. Such costs include legal and other professional fees related to the offering.

11. ACCRUED EXPENSES AND OTHER CURRENT LIABILITIES

        Accrued expenses and other current liabilities consist of the following:

	As of December 31, 2011	As of March 31, 2012	As of March 31, 2012
	RMB	RMB	US$
Advances from customers	564	302	48
Accrued payroll and welfare payable	10,053	9,562	1,519
Business tax and other taxes payable	3,802	2,477	394
Accrued initial public offering costs	2,010	—	—
Others	1,148	778	122

Total	17,577	13,119	2,083

        Advances from customers represent cash payments received from customers in advance of the delivery of handset design products and services. The advances are applied towards the purchase price and recognized as revenue when the conditions for revenue recognition have been met. Advances from customers are non-interest bearing and refundable if the Group fails to perform.

12. SHARE CAPITAL

        On January 20, 2011, the Company issued one share of ordinary share with par value of US$1.00 to VODone in connection with the incorporation of the Company.

        On August 22, 2011, the Company restructured its share capital to increase the authorized capital to 1,000,000 ordinary shares with a per share par value of US$1.00 from 50,000 ordinary shares with a per share par value of US$1.00. In addition, on August 22, 2011, each of the existing issued and authorized ordinary shares of US$1.00 per share each was divided into 1,000 ordinary shares of US$0.001 per share each.

        On August 23, 2011, the Company effected a 2,500,000 ordinary shares rights offering to its existing shareholder, VODone, for a subscription price of US$0.001 per ordinary share. Since the ordinary shares were issued for nominal consideration, the offering contains a bonus element, measured as the difference between the subscription price of US$0.001 per share and the fair value of the shares subscribed of US$0.62 per share. The bonus element is accounted for similar to a stock dividend, using a method to adjust for the fair value of the theoretical ex-rights in accordance with ASC topic 260 ("ASC 260"), Earnings Per Share. In addition, as more fully described in Note 1, pursuant to a legal reorganization of entities under common control on August 23, 2011, the Company issued 209,999,000 new ordinary shares to Dragon Joyce, OWX Holding and Action King to acquire their equity interests in the Dragon Joyce Group, the OWX Group and the 3GUU Group, respectively.

CHINA MOBILE GAMES AND ENTERTAINMENT GROUP LIMITED

NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of Renminbi ("RMB") and U.S. Dollars ("US$"), except for number of shares and per share data)

12. SHARE CAPITAL (Continued)

        All ordinary share and per share information are adjusted retroactively for the above described change in share capital and ordinary shares rights offering, for all periods presented. As of December 31, 2011 and March 31 2012, 1,000,000,000 ordinary shares were authorized and 302,729,550 ordinary shares were issued and outstanding.

        On December 8, 2011, the Company's board of directors declared cash dividend of RMB71,400 to certain shareholders of the Group based on the undistributed retained earnings of the Dragon Joyce Group and the OWX Group and their respective shareholding in these entities at the time of the Reorganization. As of December 31, 2011, RMB63,000 (US$10,004) of the declared dividends remained unpaid. The remaining balance was fully paid on February 9, 2012. The payment of dividends in the future will be contingent upon the Group's revenues and earnings, if any, capital requirements and general financial condition. The payment of dividends will be subject to the discretion of the Company's board of directors and subject to the requirements of Cayman Islands' laws.

13. RESTRICTED NET ASSETS

        As a result of the PRC laws and regulations that require annual appropriations of 10% of after-tax income to be set aside prior to payment of dividends as general reserve fund, the Company's PRC subsidiaries and VIE are restricted in their ability to transfer a portion of their net assets in the form of dividend payments, loans or advances to the Company. The amounts restricted include paid-in capital and statutory reserve funds of the Company's PRC subsidiaries and the net assets of the VIE, as determined pursuant to PRC generally accepted accounting principles, totaling RMB41,834 (US$6,643) as of March 31, 2012.

14. INCOME TAXES

        The Group's effective tax rate was 34% and 10% for the three months ended March 31, 2011 and 2012, respectively. The decrease in the effective tax rate for the three months ended March 31, 2012 primarily reflected the impact of the preferential tax treatment received by Huiyou as a new software development enterprise, which is entitled to enjoy tax exemption from 2012 to 2013 and a 50% reduced EIT rate of 12.5% from 2014 to 2016. The aggregate amount and per share effect of the tax holidays and preferential tax rates obtained by Huiyou were RMB2,644 and RMB0.01 per share, respectively, for the three months ended March 31, 2012.

        As of December 31, 2011 and March 31, 2012, the Group recorded unrecognized tax benefits of RMB28,014 and RMB28,439 (US$4,516), respectively, of which RMB170 and RMB170 (US$27) are presented on a net basis against the deferred tax assets related to tax loss carryforwards on the face of the consolidated balance sheet. The Group has no additional unrecognized tax benefits relating to uncertain tax positions except for accrual for interest and penalties related to tax positions taken in prior years of RMB425 (US$67) for the three months ended March 31, 2012. The Group does not expect its unrecognized tax benefits will increase significantly within the next 12 months.

15. SHARE-BASED PAYMENTS

(a)
Options granted to employees of the Group and VODone

CHINA MOBILE GAMES AND ENTERTAINMENT GROUP LIMITED

NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of Renminbi ("RMB") and U.S. Dollars ("US$"), except for number of shares and per share data)

15. SHARE-BASED PAYMENTS (Continued)

        On February 6, 2012, the Company granted options under the 2011 Share Option Scheme to purchase 23,404,120 and 2,431,592 ordinary shares of the Company to its employees and employees of VODone, respectively, at an exercise price of US$0.605 per share. These share options have a contractual life of five years. Pursuant to the share options agreement, (i) 25% of the share options are vested and exercisable by each grantee on the first anniversary of the date of grant; and (ii) the remaining 75% of the share options are vested and exercisable by each grantee in 12 equal quarterly tranches beginning one calendar quarter after the first anniversary of the date of grant. Since VODone, the ultimate holding company of the Company, is a publicly listed company on the Main Board of the Stock Exchange of Hong Kong Limited (the "HK Stock Exchange"), it or its subsidiary is prohibited to grant share options with exercise price lower than the new issue price of shares on listing unless otherwise approved or waived by the HK Stock Exchange. Any share option granted by the Company during the period commencing six months before the first confidential filing date on Form F-1, or its equivalent for listing on the HK Stock Exchange or an overseas stock exchange, up to the listing date are subject to the above requirement. Except for any waivers that may be granted by the HK Stock Exchange, the exercise price of any share option granted during such period shall be adjusted to a price not lower than the new issue price as the Company's board of directors may deem appropriate. The exercise price of the share options shall be adjusted to the price of the listing if the price of the listing exceeds $0.605 per share, whereas the exercise price of the share options shall remain unchanged if the price of the listing is less than $0.605 per share or a listing does not take place.

        In accordance with ASC 718, the accounting grant date for these share options was February 6, 2012, as the Company and the grantees reached a mutual understanding of the key terms and conditions of the awards when the grantees began to be adversely affected by subsequent changes in the price of the Company's ordinary shares. The share options granted to the Group's employees are classified as equity awards which are measured based on the grant date fair value. As a market condition in which the exercise price varies with the price of the Company's ordinary shares is attached to the share options, the market condition was considered in the estimate of their grant-date fair value. The fair value of each of the share options granted by the Company was RMB0.95 at the grant date. Compensation cost for these awards with a market condition granted to employees of the Group amounting to RMB22,230 (USD3,530) is recognized ratably for each vesting tranche, using the accelerated attribution method, over the requisite service period regardless of whether the market condition is satisfied. The total fair value of share options granted to employees of the Group vested during the three months ended March 31, 2012 was RMB1,892 (US$300).

        ASC 718 does not apply to awards granted by an entity to employees of its controlling parent company. As a result, ASC 718 is not applicable to the share options granted by the Company to employees of VODone on February 6, 2012. However, since VODone, as the controlling parent of the Company, can always direct the Company to grant share-based awards to its employees, the Company measured the fair value of the shares options granted to employees of VODone at the grant date and recognized that amount as a dividend to VODone without regard to whether the options are subject to vesting provisions. While this is not consistent with the measurement model for share-based awards granted to nonemployees described in ASC topic 505-50 ("ASC 505-50"), Equity-Equity-Based Payments to Non-Employees, the Company considered the departure from ASC 505-50 was not unreasonable

CHINA MOBILE GAMES AND ENTERTAINMENT GROUP LIMITED

NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of Renminbi ("RMB") and U.S. Dollars ("US$"), except for number of shares and per share data)

15. SHARE-BASED PAYMENTS (Continued)

given that the grant of share options to employees of VODone was a capital transaction rather than compensation. Accordingly, the grant-date fair value of the share options granted to employees of VODone amounting to RMB2,309 (US$367) was recorded as a one-time deemed dividend distribution to shareholder during the three months ended March 31, 2012.

        The following table summarizes the share options granted to the Group's employees during the three months ended March 31, 2012:

Options granted to employees	Number of shares	Weighted-average exercise price per share	Weighted-average grant-date fair value per share	Weighted-average remaining contractual term	Aggregate intrinsic value
		RMB	RMB	Years	RMB
Outstanding, January 1, 2012	—
Granted	23,404,120	3.81	0.95	4.85
Exercised	—

Outstanding, March 31, 2012	23,404,120	3.81	0.95	4.85	—

Vested at March 31, 2012	—
Exercisable at March 31, 2012	—

        The following table summarizes the share options granted to the employees of VODone during the three months ended March 31, 2012:

Options granted to employees	Number of shares	Weighted-average exercise price per share	Weighted-average grant-date fair value per share	Weighted-average remaining contractual term	Aggregate intrinsic value
		RMB	RMB	Years	RMB
Outstanding, January 1, 2012	—
Granted	2,431,592	3.81	0.95	4.85
Exercised	—

Outstanding, March 31, 2012	2,431,592	3.81	0.95	4.85	—

Vested at March 31, 2012	—
Exercisable at March 31, 2012	—

        The aggregate intrinsic value is calculated as the difference between the exercise prices of the underlying awards and the fair value of the Company's ordinary shares as of March 31, 2012, for those awards that have an exercise price below the fair value of the Company's ordinary shares.

        As of March 31, 2012, total unrecognized share-based compensation cost of RMB20,338 (USD3,230), net of estimated forfeitures, is expected to be recognized over a weighted-average period of 2.07 years. Total unrecognized compensation cost may be adjusted for future changes in estimated forfeitures. To the extent the actual forfeiture rate is different from original estimate, actual share-based compensation costs related to these awards may be different from expectation.

CHINA MOBILE GAMES AND ENTERTAINMENT GROUP LIMITED

NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of Renminbi ("RMB") and U.S. Dollars ("US$"), except for number of shares and per share data)

15. SHARE-BASED PAYMENTS (Continued)

        The grant date fair value of the equity awards granted employees of the Group and VODone was estimated using the Monte Carlo simulation model with the following assumptions:

February 6, 2012
Risk-free interest rate	0.75%
Dividend yield	2.00%
Expected volatility rate	51.64%
Weighted-average expected life	5.00
Estimated forfeiture rate	—
Fair value of the Company's ordinary shares	3.25
(b)
Restricted share units

        On March 16, 2012, the Company granted 639,000 RSUs, with a performance condition of an IPO attached, to certain senior management and directors at a subscription price of US$0.001 per share. The transferability of the 639,000 RSUs is restricted. Pursuant to the RSU subscription agreement, 25% of the RSUs shall vest and become transferable upon each of: (i) the consummation of the IPO of the securities of the Company on an internationally recognized stock exchange (the "IPO Date"); (ii) the first anniversary of the IPO Date; (iii) the second anniversary of the IPO Date; and (iv) the third anniversary of the IPO Date. If the IPO is not consummated by December 31, 2014, the Company is required to repurchase all of the restricted shares at a purchase price of US$0.001 per share. There is a service condition in addition to the performance condition attached to the vesting of the RSUs, as the unvested restricted shares shall be subject to repurchase in the event of the termination of service unless otherwise agreed by the Company and the grantees.

        The RSUs are classified as equity awards which are measured based on the grant date fair value of RMB3.35 (US$0.53) per share. Since a performance condition of an IPO is attached with the vesting of the RSUs, share based compensation cost will not be recorded before the performance condition of an IPO is met. Accordingly, no compensation expense was recognized for the three months ended March 31, 2012.

        The following table summarizes the RSUs granted by Company during the three months ended March 31, 2012:

RSUs granted by the Company	Outstanding RSUs	Weighted Average Grant Date Fair Value
		RMB
Unvested, January 1, 2012	1,220,000	4,856
Granted	639,000	2,130
Vested	—	—
Forfeited	—	—

Unvested, March 31, 2012	1,859,000	6,986

CHINA MOBILE GAMES AND ENTERTAINMENT GROUP LIMITED

NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of Renminbi ("RMB") and U.S. Dollars ("US$"), except for number of shares and per share data)

15. SHARE-BASED PAYMENTS (Continued)

        As of March 31, 2012, the unrecognized compensation expenses for the RSUs were RMB6,986 (US$1,109).

(c)
Determining fair value of awards

        The Company, with the assistance of an independent valuation firm, estimated the grant-date fair value of the options granted to its employees and the employees of VODone using the Monte Carlo simulation model. The Monte Carlo simulation model requires the input of highly subjective assumptions, including the expected stock price volatility, risk-free interest rate, dividend yield, weighted-average expected life of the options and expected employee forfeiture rate. The Company uses historical data and future expectations to estimate forfeiture rate. For expected volatility of the options, the Company has made reference to the historical volatilities of several comparable companies. The risk-free rate for periods within the contractual life of the options is based on the US Treasury Bonds and other market information at the time of grant. The estimated fair value of the ordinary shares, at the option grant date, was determined with assistance from an independent valuation firm.

        The Company estimated the grant-date fair value of the RSUs based on the fair value of the Company's ordinary shares, which was determined to be the sum of the fair value of Dragon Joyce, OWX Holding and 3GUU BVI. The Company determined the fair value of the Dragon Joyce, OWX Holding and 3GUU BVI equity interests at the measurement date with the assistance of an independent valuation firm using a generally accepted valuation methodology, which incorporates certain assumptions including the financial results and growth trends of Dragon Joyce, OWX Holding and 3GUU BVI. The expected share option life was estimated based on the resulting output of the binomial option pricing model. The option awards are not transferable and the grantees have a limited amount of time subsequent to their termination of employment or service to exercise the options. These post-vesting restrictions are considered in the binomial option pricing model as a suboptimal exercise factor.

        Total share-based compensation expense of awards granted to the Group's employees and directors was recorded in "General and administrative expenses" in the consolidated statements of comprehensive income.

CHINA MOBILE GAMES AND ENTERTAINMENT GROUP LIMITED

NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of Renminbi ("RMB") and U.S. Dollars ("US$"), except for number of shares and per share data)

16. RELATED PARTY TRANSACTIONS

(a)
Related parties

Name of related parties	Relationship with the Group
VODone	The ultimate holding company
Dragon Joyce	An immediate holding company
OWX Holding	An immediate holding company
Action King	An immediate holding company
Kuailefeng	A company controlled by management of Dragon Joyce
Bright Way	A company controlled by management of OWX Holding
King Reach Limited	A noncontrolling shareholder of the Group before August 23, 2011 and a shareholder of the Company since August 23, 2011
Greatfaith Group Limited	A noncontrolling shareholder of the Group before August 23, 2011 and a shareholder of the Company since August 23, 2011
Shenzhen Provider Technology Co., Ltd. ("Shenzhen Provider")	A company controlled by a director of the Company, which ceased to be a related party on July 11, 2011
Shenzhen Huazhongtianxun Technology Co., Ltd. ("Huazhongtianxun")	A company controlled by a director of the Company, which ceased to be a related party on April 12, 2011
Beijing Shidaixunda Technology Co., Ltd. ("Shidaixunda")	A company controlled by a director of the Company, which ceased to be a related party on April 12, 2011
Mr. Wang Yongchao	A director of 3GUU BVI
(b)
The Group had the following related party transactions for the periods presented:

	For the three months ended March 31, 2011	For the three months ended March 31, 2012
	RMB	RMB	US$
Revenue from exclusive technical support services on feature phone games provided to:
Kuailefeng	2,450	—	—

	2,450	—	—

        The Group entered into an exclusive technical support services agreement with Kuailefeng on October 9, 2009, pursuant to which Kuailefeng agreed to engage the Group as its exclusive provider of technical platform and technical support, maintenance and other services for an annual service fee

CHINA MOBILE GAMES AND ENTERTAINMENT GROUP LIMITED

NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of Renminbi ("RMB") and U.S. Dollars ("US$"), except for number of shares and per share data)

16. RELATED PARTY TRANSACTIONS (Continued)

based on a prescribed percentage of Kuailefeng's revenue. The exclusive technical support services agreement was terminated by the Group at the end of 2011.

	For the three months ended March 31, 2011	For the three months ended March 31, 2012
	RMB	RMB	US$
Revenue from exclusive reseller right on feature phone games provided to:
Kuailefeng	1,414	—	—

	1,414	—	—

        The Group entered into an agent agreement with Kuailefeng in January 2010, pursuant to which the Group granted Kuailefeng the right to operate and sell in-game premium features of certain feature phone games of the Group in exchange for a fixed fee of RMB1,414 for the three months ended March 31, 2011. The agent agreement was terminated by the Group at the end of 2011.

	For the three months ended March 31, 2011	For the three months ended March 31, 2012
	RMB	RMB	US$
Feature phone games revenue from related mobile phone service providers:
Shenzhen Provider	2,066	—	—
Huazhongtianxun	2,072	—	—
Shidaixunda	2,243	—	—

	6,381	—	—

        The Group entered into agreements with Shenzhen Provider, Huazhongtianxun and Shidai Xunda for billing and collection services as mobile phone service providers in the sale of in-game premium features of feature phone games. The agreements were made in the Group's ordinary course of business and based on terms identical to those with unrelated mobile phone service providers.

	For the three months ended March 31, 2011	For the three months ended March 31, 2012
	RMB	RMB	US$
Temporary funding provided by:
VODone	—	2,997	476

CHINA MOBILE GAMES AND ENTERTAINMENT GROUP LIMITED

NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of Renminbi ("RMB") and U.S. Dollars ("US$"), except for number of shares and per share data)

16. RELATED PARTY TRANSACTIONS (Continued)

        The temporary funding from VODone was unsecured, interest-free and repayable on demand. The proceeds of the temporary funding from VODone were used for payment of expenses relating to the initial public offering for the three months ended March 31, 2012.

	For the three months ended March 31, 2011	For the three months ended March 31, 2012
	RMB	RMB	US$
Raw materials purchased on behalf by:
Bright Way	116	—	—

Raw materials purchased from:
Bright Way	501	—	—

        During the three months ended March 31, 2011 and 2012, Bright Way purchased raw materials amounting to RMB116 and nil, respectively, on behalf of the Group for its handset design products.

        During the three months ended March 31, 2011 and 2012, the Group purchased raw materials amounting to RMB501 and nil, respectively, from Bright Way.

	For the three months ended March 31, 2011	For the three months ended March 31, 2012
	RMB	RMB	US$
Share-based compensation expenses incurred on behalf by:
Dragon Joyce	277	—	—
OWX Holding	295	—	—

Total	572	—	—

        During the three months ended March 31, 2011, Dragon Joyce and OWX Holding granted share options to certain non-employee directors of the Group. Compensation costs of RMB572 were recognized with a corresponding credit to additional paid-in-capital as shareholders' contribution for the three months ended March 31, 2011.

CHINA MOBILE GAMES AND ENTERTAINMENT GROUP LIMITED

NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of Renminbi ("RMB") and U.S. Dollars ("US$"), except for number of shares and per share data)

16. RELATED PARTY TRANSACTIONS (Continued)

(c)
The Group had the following related party balances as of December 31, 2011 and March 31, 2012:

	As of December 31, 2011	As of March 31, 2012
	RMB	RMB	US$
Amounts due from related parties:
Kuailefeng	1,347	—	—
Mr. Wang Yongchao	2	14	2

Total	1,349	14	2

Amounts due to related parties:
VODone	6,490	9,467	1,504
Bright Way	52	—	—

Total	6,542	9,467	1,504

        All balances with related parties as of December 31, 2011 and March 31, 2012 were unsecured, non-interest bearing and repayable on demand.

17. EMPLOYEE DEFINED CONTRIBUTION PLAN

        Full time employees of the Company's subsidiaries and VIE in the PRC participate in a government mandated defined contribution plan, pursuant to which certain pension benefits, medical care, employee housing fund and other welfare benefits are provided to employees. Chinese labor regulations require that the PRC subsidiaries and VIE of the Group make contributions to the government for these benefits based on a specific percentage of the employees' salaries up to a maximum of three times the average annual salary for the city in which the subsidiary operates for the prior year. The Company's subsidiaries and VIE have no legal obligation for the benefits beyond the contributions made. The total amounts for such employee benefits, which were expensed as incurred, were RMB1,276 and RMB1,863 (US$296) for the three months ended March 31, 2011 and 2012, respectively.

CHINA MOBILE GAMES AND ENTERTAINMENT GROUP LIMITED

NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of Renminbi ("RMB") and U.S. Dollars ("US$"), except for number of shares and per share data)

18. COMMITMENTS AND CONTINGENCIES

(a)
Operating lease commitments

    As of March 31, 2012, the Group had minimum lease payments under non-cancelable operating leases with initial terms in excess of one year as follows:

	RMB	US$
April 1, 2012 to December 31, 2012	2,499	397
2013	2,932	466
2014	2,737	435
2015	2,507	398
2016	514	82

Total	11,189	1,778

        The Group's lease arrangements have no renewal options, rent escalation clauses, restrictions or contingent rents and are all conducted with third parties.

(b)
Variable interest entity structure

        In the opinion of management, (i) the ownership structure of the Company and its VIE is in compliance with existing PRC laws and regulations; (ii) the contractual arrangements with the VIE and its shareholder are valid and binding, and will not result in any violation of PRC laws or regulations currently in effect; and (iii) the Group's business operations are in compliance with existing PRC laws and regulations in all material respects.

        However, there are substantial uncertainties regarding the interpretation and application of current and future PRC laws and regulations. Accordingly, the Company cannot be assured that PRC regulatory authorities will not ultimately take a contrary view to its opinion. If the current ownership structure of the Group and its contractual arrangements with its VIE are found to be in violation of any existing or future PRC laws and regulations, the Group may be required to restructure its ownership structure and operations in the PRC to comply with the changing and new PRC laws and regulations. Further, should the ownership structure of the Group under the current VIE arrangement is challenged by the PRC authorities while the foreign investment restrictions over the telecommunications sector remain effective, the Group would need to restructure its ownership structure. In that case, the Group may still be able to (i) develop mobile games in China and own the copyright for those mobile games; (ii) grant to the VIE, or any other Chinese company that possesses the necessary regulatory licences, copyright licences to operate the Company's games in China and collect royalties from the VIE or such other Chinese company; (iii) use the Group's technology, expertise and experience to provide technological services and support to the VIE in exchange for service fees; and (iv) require the registered shareholders of the VIE to pledge their equity interests in the VIE in favor of the Group to secure the VIE's performance under these agreements. However, following such a restructuring, the Group would not be able to adopt or rely on the VIE arrangements and thus, would not be able to exercise effective control over the VIE. Such a loss of control could materially and adversely affect the Group's business, financial condition, results of operations and

CHINA MOBILE GAMES AND ENTERTAINMENT GROUP LIMITED

NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of Renminbi ("RMB") and U.S. Dollars ("US$"), except for number of shares and per share data)

18. COMMITMENTS AND CONTINGENCIES (Continued)

ability to consolidate the VIE. In the opinion of management, the likelihood of loss in respect of the Group's current ownership structure or the contractual arrangements with its VIE is remote based on current facts and circumstances.

        In addition, the registered shareholders of the VIE are the Company's officers or employees. If conflicts of interest arise between these shareholders' duties to the Company and the VIE, these shareholders may not act in the Company's best interests and conflicts of interest may not be resolved in the Company's favor. In addition, these shareholders may breach or cause the VIE to breach or refuse to renew its existing contractual arrangements that allow the Company to exercise effective control over it and to receive economic benefits from it. If certain shareholders of the VIE do not comply with their fiduciary duties to the Company as its designated directors, or if the Company cannot resolve any conflicts of interest or disputes between the Company and such shareholders or any future beneficial owners of the VIE, the Company would have to rely on legal proceedings to remedy the situation, which could result in disruption of the Company's business and substantial uncertainty as to the outcome of any such legal proceedings. Further, these remedies may not always be effective, particularly in light of uncertainties in the PRC legal system. For example, the Company may have to resort to administrative and court proceedings to enforce the legal protection that the Company enjoys either by law or contract. Since PRC administrative and court authorities have significant discretion in interpreting and implementing statutory and contractual terms, it may be more difficult to evaluate the outcome of administrative and court proceedings and the level of legal protection the Company enjoys than in more developed legal systems. These uncertainties may impede the Company's ability to enforce the contracts it has entered into with the VIE and its shareholders and the Group's ability to consolidate the VIE. To more efficiently manage the relationship between the Company and the VIE, the Company is in the process of transferring all of the equity interests in the VIE to Dr. Lijun Zhang, our chairman, and entering into contractual arrangements with Dr. Lijun Zhang and the VIE.

(c)
Income taxes

        As of March 31, 2012, the Group has recognized RMB28,269 (US$4,489) accrual for unrecognized tax benefits. The final outcome of the tax uncertainty is dependent upon various matters including tax examinations, interpretation of tax laws or expiration of statutes of limitation. However, due to the uncertainties associated with the status of examinations, including the protocols of finalizing audits by the relevant tax authorities, there is a high degree of uncertainty regarding the future cash outflows associated with these tax uncertainties. As of March 31, 2012, the Group classified the accrual for unrecognized tax benefits as a non-current liability.

CHINA MOBILE GAMES AND ENTERTAINMENT GROUP LIMITED

NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of Renminbi ("RMB") and U.S. Dollars ("US$"), except for number of shares and per share data)

19. SEGMENT REPORTING

        The Group's segment information as of and for the three months ended March 31, 2011 is as follows:

	Feature phone games	Smartphone games	Handset design	Unallocated	Total
	RMB	RMB	RMB	RMB	RMB
Net revenues	37,210	11,755	8,718	—	57,683
Cost of revenues	(13,734)	(4,004)	(4,660)	—	(22,398)

Gross profit	23,476	7,751	4,058	—	35,285
Selling expenses	—	(1,166)	(20)	—	(1,186)
General and administrative expenses	(1,435)	(1,523)	(1,016)	—	(3,974)
Research and development expenses	(2,922)	(1,013)	—	—	(3,935)
Interest income	64	72	—	—	136
Other income	—	18	—	—	18
Changes in fair value of contingently returnable consideration assets	—	—	—	(760)	(760)

Income before income taxes	19,183	4,139	3,022	(760)	25,584
Income tax expenses	(5,176)	(2,433)	(1,073)	—	(8,682)

Net income	14,007	1,706	1,949	(760)	16,902

Total assets	416,002	292,058	121,796	—	829,856

Total liabilities	46,486	22,094	9,955	—	78,535

Capital expenditure	1,108	842	70	—	2,020

Depreciation and amortization expense	2,542	1,659	593	—	4,794

CHINA MOBILE GAMES AND ENTERTAINMENT GROUP LIMITED

NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of Renminbi ("RMB") and U.S. Dollars ("US$"), except for number of shares and per share data)

19. SEGMENT REPORTING (Continued)

        The Group's segment information as of and for the three months ended March 31, 2012 is as follows:

	Feature phone games		Smartphone games		Handset design		Unallocated		Total
	RMB	US$	RMB	US$	RMB	US$	RMB	US$	RMB	US$
Net revenues	35,437	5,627	16,095	2,556	2,801	445	—	—	54,333	8,628
Cost of revenues	(17,873)	(2,838)	(3,678)	(584)	(2,780)	(441)	—	—	(24,331)	(3,863)

Gross profit	17,564	2,789	12,417	1,972	21	4	—	—	30,002	4,765
Selling expenses	—	—	(2,199)	(349)	39	6	—	—	(2,160)	(343)
General and administrative expenses	(1,190)	(189)	(934)	(148)	(1,040)	(165)	(2,743)	(436)	(5,907)	(938)
Research and development expenses	(5,963)	(947)	(2,634)	(418)	—	—	—	—	(8,597)	(1,365)
Interest income	107	17	182	28	3	1	—	—	292	46
Other income	—	—	113	18	—	—	—	—	113	18
Changes in fair value of contingently returnable consideration assets	—	—	—	—	—	—	7,131	1,132	7,131	1,132

Income (loss) before income taxes	10,518	1,670	6,945	1,103	(977)	(154)	4,388	696	20,874	3,315
Income tax expenses	(1,275)	(202)	(830)	(132)	52	8	—	—	(2,053)	(326)

Net income (loss)	9,243	1,468	6,115	971	(925)	(146)	4,388	696	18,821	2,989

Total assets	389,803	61,899	388,426	61,680	122,238	19,411	2,167	344	902,634	143,334

Total liabilities	39,750	6,313	32,368	5,140	5,157	819	8,475	1,346	85,750	13,618

Capital expenditure	430	69	2,268	360	—	—	—	—	2,698	429

Depreciation and amortization expense	2,773	441	2,987	474	644	102	—	—	6,404	1,017

CHINA MOBILE GAMES AND ENTERTAINMENT GROUP LIMITED

NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of Renminbi ("RMB") and U.S. Dollars ("US$"), except for number of shares and per share data)

20. EARNINGS PER SHARE

        Basic and diluted earnings per share for the three months ended March 31, 2011 and 2012 are calculated as follows:

	For the three months ended March 31, 2011	For the three months ended March 31, 2012
	RMB	RMB	US$
Numerator for basic and diluted earnings per share:
Numerator for basic earnings per share—Net income attributable to ordinary shareholders	11,831	18,821	2,989
Net adjustment for dilutive effect of subsidiary issued share-based options	(5)	—	—

Numerator for diluted earnings per share	11,826	18,821	2,989

Denominator for basic and diluted earnings per share:
Weighted average number of ordinary shares outstanding used in calculating basic earnings per share	212,500,000	302,729,550	302,729,550

Dilutive effect of convertible securities:
Share-based awards	—	—	—
Weighted average number of ordinary shares outstanding used in calculating dilutive earnings per share	212,500,000	302,729,550	302,729,550

Basic earnings per share	0.06	0.06	0.01

Diluted earnings per share	0.06	0.06	0.01

        For the three months ended March 31, 2012, (i) all of the share options granted by the Company were excluded in the computation of diluted earnings per share because their effects would have been anti-dilutive and (ii) the RSUs granted were excluded from the computation of diluted earnings per share, as the attached performance condition has not been met as of March 31, 2012.

21. SUBSEQUENT EVENTS

        In accordance with ASC topic 855 ("ASC 855"), Subsequent Events, the Group evaluated subsequent events through May 31, 2012, which was the date that the unaudited interim condensed consolidated financial statements were filed with the Securities and Exchange Commission on Form F-1.

Issuance of contingently redeemable ordinary shares

        On March 21, 2012, the Company entered into a share purchase agreement with Core Tech Resources Inc. and PVG Venture Capital Partners (Wuxi) (collectively, the "Investors") to issue 15,450,144 and 11,035,817 contingently redeemable ordinary shares (the "Investor Shares") at RMB2.85 (US$0.45) per share for a total consideration of RMB44,083 (US$7,000) and RMB31,488 (US$5,000),

CHINA MOBILE GAMES AND ENTERTAINMENT GROUP LIMITED

NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of Renminbi ("RMB") and U.S. Dollars ("US$"), except for number of shares and per share data)

21. SUBSEQUENT EVENTS (Continued)

respectively. In the event that (i) the IPO is consummated on or prior to the first anniversary of the consummation of the sale and issuance of the Investor Shares and the market capitalization of the IPO is below US$300,000 or (ii) the IPO has not been consummated on or prior to the first anniversary of the consummation of the sale and issuance of the Investor Shares ("Put Exercise Event"), the Investors shall have the option, jointly and not severally, to require the Company to purchase all but not less than all of the Investor Shares held by the Investors by providing a notice to the Company within twenty days of the occurrence of the Put Exercise Event. Market capitalization was defined as the price per share of the ordinary shares of the Company first offered and sold on the IPO, multiplied by the total number of issued and outstanding ordinary shares immediately following the closing of the IPO. The consideration was received from the Investors and 26,485,961 contingently redeemable ordinary shares were issued on May 14, 2012.

Tax holiday granted to Yitongtianxia

        In April 2012, Yitongtianxia obtained the "new software development enterprise" tax status, with retroactive effect to 2011. As a result, Yitongtianxia was entitled to tax exemption from 2011 to 2012 and a 50% reduced EIT rate of 12.5% from 2013 to 2015.

Report of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders of
Bright Way Technology (Hong Kong) Limited and
Shenzhen Tastech Electronic Co., Ltd.

        We have audited the accompanying combined balance sheet of Bright Way Technology (Hong Kong) Limited and Shenzhen Tastech Electronic Co., Ltd. (together, the "Group") as of December 31, 2009, and the related statements of income and comprehensive income, and cash flows for the year end December 31, 2009 and the period from January 1, 2010 to October 10, 2010. These financial statements are the responsibility of the Group's management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Group's internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Group's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the combined financial statements referred to above present fairly, in all material respects, the combined financial position of Bright Way Technology (Hong Kong) Limited and Shenzhen Tastech Electronic Co., Ltd. at December 31, 2009 and the combined results of their operations and their cash flows for the year end December 31, 2009 and the period from January 1, 2010 to October 10, 2010, in conformity with U.S. generally accepted accounting principles.

/s/ Ernst & Young Hua Ming
Guangzhou, the People's Republic of China
August 25, 2011

BRIGHT WAY TECHNOLOGY (HONG KONG) LIMITED AND
SHENZHEN TASTECH ELECTRONIC CO., LTD.

COMBINED BALANCE SHEET

(Amounts in thousands of Renminbi ("RMB"))

	Notes	As of December 31, 2009
		RMB
ASSETS
Current assets
Cash and cash equivalents		3,006
Accounts receivable	4	1,492
Prepayments and other current assets	5	5,629
Inventories	6	3,238
Deferred tax assets	9	490

Total current assets		13,855

Non-current assets
Property and equipment, net	7	148

Total non-current assets		148

Total assets		14,003

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
Accounts payable		1,286
Accrued expenses and other current liabilities	8	6,851
Income tax payable		35

Total current liabilities		8,172

Non-current liabilities
Unrecognized tax benefits	9	18,816

Total non-current liabilities		18,816

Total liabilities		26,988

Commitments and contingencies	11
Shareholders' deficit
Combined paid-in capital		1,009
Accumulated deficit		(13,994)

Total shareholders' deficit		(12,985)

Total liabilities and shareholders' deficit		14,003

The accompanying notes are an integral part of the financial statements.

BRIGHT WAY TECHNOLOGY (HONG KONG) LIMITED AND
SHENZHEN TASTECH ELECTRONIC CO., LTD.

COMBINED STATEMENTS OF INCOME AND COMPREHENSEIVE INCOME

(Amounts in thousands of Renminbi ("RMB"))

	Notes	For the year ended December 31, 2009	For the period from January 1, 2010 to October 10, 2010
		RMB	RMB
Revenues		60,765	82,587
Cost of revenues		(44,685)	(66,032)

Gross profit		16,080	16,555
Operating expenses
Selling expenses		(21)	(32)
General and administrative expenses		(3,541)	(2,077)

Total operating expenses		(3,562)	(2,109)

Operating income		12,518	14,446

Interest income		13	20

Income before income taxes		12,531	14,466
Income tax expenses	9	(6,230)	(5,159)

Net income and comprehensive income		6,301	9,307

The accompanying notes are an integral part of the financial statements.

BRIGHT WAY TECHNOLOGY (HONG KONG) LIMITED AND
SHENZHEN TASTECH ELECTRONIC CO., LTD.

COMBINED STATEMENTS OF CASH FLOWS

(Amounts in thousands of Renminbi ("RMB"))

	For the year ended December 31, 2009	For the period from January 1, 2010 to October 10, 2010
	RMB	RMB
Cash flows from operating activities:
Net income	6,301	9,307
Adjustments to reconcile net income to net cash generated from operating activities:
Depreciation of property and equipment	133	92
Loss on disposal of property and equipment	—	7
Allowance for doubtful accounts	—	260
Deferred tax benefit	(167)	(55)
Changes in operating assets and liabilities:
Accounts receivable	(1,492)	(6,296)
Prepayments and other current assets	(5,588)	(8,423)
Inventories	(3,235)	(1,094)
Amounts due from a related party	—	(107)
Accounts payable	1,286	401
Income tax payable	(84)	1,330
Unrecognized tax benefits	6,236	3,835
Accrued expenses and other current liabilities	3,364	939

Net cash provided by operating activities	6,754	196

Cash flows from investing activities:
Acquisition of property and equipment	(150)	(140)

Net cash used in investing activities	(150)	(140)

Cash flows from financing activities:
Payment of dividends	(6,000)	(250)
Issuance of ordinary shares	9	—

Net cash used in financing activities	(5,991)	(250)

Net increase (decrease) in cash and cash equivalents	613	(194)
Cash and cash equivalents at the beginning of year/period	2,393	3,006

Cash and cash equivalents at the end of year/period	3,006	2,812

The accompanying notes are an integral part of the financial statements.

BRIGHT WAY TECHNOLOGY (HONG KONG) LIMITED AND
SHENZHEN TASTECH ELECTRONIC CO., LTD.

COMBINED STATEMENTS OF CHANGES IN SHAREHOLDERS' DEFICIT

(Amounts in thousands of Renminbi ("RMB"))

	Combined paid-in capital	Accumulated deficit	Total shareholders' deficit
Balance as of January 1, 2009	1,000	(14,295)	(13,295)
Comprehensive income:
Net income	—	6,301	6,301
Additional paid-in capital upon the incorporation of Bright Way	9	—	9
Dividends to shareholders	—	(6,000)	(6,000)

Balance as of December 31, 2009	1,009	(13,994)	(12,985)

Comprehensive income:
Net income	—	9,307	9,307
Dividends to shareholders	—	(250)	(250)

Balance as of October 10, 2010	1,009	(4,937)	(3,928)

The accompanying notes are an integral part of the financial statements.

BRIGHT WAY TECHNOLOGY (HONG KONG) LIMITED AND
SHENZHEN TASTECH ELECTRONIC CO., LTD.

NOTES TO THE COMBINED FINANCIAL STATEMENTS

(Amounts in thousands of Renminbi ("RMB") and Hong Kong Dollar ("HK$"))

1. ORGANIZATION AND BASIS OF PRESENTATION

        Bright Way Technology (Hong Kong) Limited ("Bright Way") was incorporated on March 25, 2009 as a limited liability company in Hong Kong with share capital of RMB9 (HK$10). Mr. Zhenning Hu owns 100% of the equity interest in Bright Way since its inception.

        Shenzhen Tastech Electronic Co., Ltd. ("Tastech") was incorporated on March 27, 2007 as a limited liability company in the People's Republic of China (the "PRC") with registered capital of RMB1,000. Mr. Zhenning Hu and Mr. Yixun Kuang have owned 41% and 59% of the equity interest in Tastech, respectively, since January 9, 2008.

        On October 11, 2010, VODone Limited ("VODone"), through its wholly-owned subsidiaries, acquired substantially all of the operating assets of Bright Way and Tastech for an aggregate purchase consideration of RMB20,000 cash and 28,694,372 ordinary shares of VODone. These combined financial statements include the accounts of Bright Way and Tastech (together, the "Group"), as both entities were under common management for the periods presented.

        The Group is principally engaged in the provision of handset design products and services.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of presentation

        The financial statements of the Group have been prepared in accordance with United States generally accepted accounting principles ("U.S. GAAP"). All intercompany accounts and transactions have been eliminated in combination.

Use of estimates

        The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosures of contingent assets and liabilities at the balance sheet date and the reported amounts of revenues and expenses during the reporting periods. Significant estimates and assumptions reflected in the Group's financial statements include, but are not limited to, revenue recognition, allowance for doubtful accounts, provision for inventory obsolescence, estimates of useful lives of property and equipment, realization of deferred tax assets and unrecognized tax benefits. Actual results could significantly differ from those estimates.

Foreign currency

        Based on the criteria of ASC topic 830 ("ASC 830"), Foreign Currency Matters, the Group determined its functional currency to be the RMB. Each entity in the Group maintains its financial records in its own functional currency. The Group uses the RMB as its reporting currency. Transactions denominated in foreign currencies are measured at the exchange rates prevailing on the transaction dates. Monetary assets and liabilities denominated in foreign currencies are remeasured at the exchange rates prevailing at the balance sheet date. Exchange gains and losses are included in the combined statements of income and comprehensive income. Non-monetary items that are measured in terms of historical cost in foreign currency are remeasured using the exchange rates at the dates of the initial transactions.

BRIGHT WAY TECHNOLOGY (HONG KONG) LIMITED AND
SHENZHEN TASTECH ELECTRONIC CO., LTD.

NOTES TO THE COMBINED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of Renminbi ("RMB") and Hong Kong Dollar ("HK$"))

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Cash and cash equivalents

        Cash and cash equivalents include cash on hand and short-term deposits with original maturity of three months or less at the date of purchase. Cash and cash equivalents are unrestricted as to withdrawal and use.

Accounts receivable and allowance for doubtful accounts

        Accounts receivable are carried at net realizable value. In general, collateral is not required and interest is not charged on accounts receivable. An allowance for doubtful accounts is recorded when collection of the full amount is no longer probable. In evaluating the collectability of receivable balances, the Group considers specific evidence including the age of the balance, the customers' payment history, its current credit-worthiness and current economic trends. Accounts receivable balances are written off after all collection efforts have ceased.

Inventories

        Inventories consist of raw materials that are used for the provision of handset design products and services and are stated at the lower of cost or market value. Costs of raw materials are based on purchase costs and are determined by the weighted average method.

Property and equipment

        Property and equipment are stated at cost less accumulated depreciation and are depreciated using the straight-line method over the estimated useful lives of the assets as follows:

Office equipment	3 - 5 years
Motor vehicles	4 years

        Repair and maintenance costs are charged to expense as incurred, whereas the costs of renewals and betterment that extend the useful lives of property and equipment are capitalized as additions to the related assets. Retirements, sales and disposals of assets are recorded by removing the cost and accumulated depreciation with any resulting gain or loss reflected in the combined statements of income and comprehensive income.

Impairment of long-lived Assets

        The Group evaluates its long-lived assets for impairment whenever events or changes in circumstances, such as a significant adverse change to market conditions that will impact the future use of the assets, indicate that the carrying amount of an asset may not be fully recoverable in accordance with ASC topic 360 ("ASC 360"), Property, Plant and Equipment. When these events occur, the Group evaluates the recoverability of long-lived assets by comparing the carrying amount of the assets to future undiscounted cash flows expected to result from the use of the assets and their eventual disposition. If the sum of the expected undiscounted cash flows is less than the carrying amount of the assets, the Group recognizes an impairment loss based on the excess of the carrying amount of the assets over their fair value. Fair value is generally determined by discounting the cash flows expected to

BRIGHT WAY TECHNOLOGY (HONG KONG) LIMITED AND
SHENZHEN TASTECH ELECTRONIC CO., LTD.

NOTES TO THE COMBINED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of Renminbi ("RMB") and Hong Kong Dollar ("HK$"))

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

be generated by the assets, when the market prices are not readily available. No impairment of long-lived assets was recognized for any of the periods presented.

Fair value of financial instruments

        The Group's financial instruments include cash and cash equivalents, accounts receivable and accounts payable. The carrying values of these financial instruments approximate their fair values due to their short-term maturity.

        The Group applies ASC topic 820 ("ASC 820"), Fair Value Measurements and Disclosures, in measuring fair value. ASC 820 defines fair value, establishes a framework for measuring fair value and required disclosures to be provided on fair value measurements.

        ASC 820 establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value as follows:

Level 1—	Observable inputs that reflect quoted prices (unadjusted) for identical assets or liabilities in active markets.
Level 2—	Include other inputs that are directly or indirectly observable in the marketplace.
Level 3—	Unobservable inputs which are supported by little or no market activity.

        ASC 820 describes three main approaches to measuring the fair value of assets and liabilities: (1) market approach; (2) income approach and (3) cost approach. The market approach uses prices and other relevant information generated from market transactions involving identical or comparable assets or liabilities. The income approach uses valuation techniques to convert future amounts to a single present value amount. The measurement is based on the value indicated by current market expectations about those future amounts. The cost approach is based on the amount that would currently be required to replace an asset.

        The Group had no financial instruments measured at fair value on a recurring or non-recurring basis during any of the periods presented.

Revenue recognition

        Revenues of the Group are derived from the provision of handset design products and services. For each of the significant sources of revenue stated below, revenue is recognized only when the following four criteria are met: (i) persuasive evidence of an arrangement exists; (ii) the goods have been delivered or the services have been rendered; (iii) the price or fees are fixed or determinable; and (iv) collectability is reasonably assured.

        The Group generates handset design revenues from the provision of comprehensive handset design solutions to mobile phone manufacturers and mobile phone content providers.

        Handset design solutions include (a) operating system software and hardware design with one-year post-contract customer support ("PCS") service; (b) printed circuit board with operating system software and optional assembly service; and (c) mobile phone contents installation service. Operating

BRIGHT WAY TECHNOLOGY (HONG KONG) LIMITED AND
SHENZHEN TASTECH ELECTRONIC CO., LTD.

NOTES TO THE COMBINED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of Renminbi ("RMB") and Hong Kong Dollar ("HK$"))

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

system software designs with PCS services are provided to mobile phone manufacturers for either a fixed fee or a variable fee based on the units of production by the mobile phone manufacturers at a prescribed unit price. Printed circuit boards with operating system software are sold to mobile phone manufacturers for a fixed unit price. Mobile phone contents installation services are rendered to mobile phone content providers for a prescribed percentage of the mobile phone content providers' net profits.

        In assessing its arrangements with multiple deliverables and arrangements that include software elements for the periods presented, the Group adopted Accounting Standards Update ("ASU") No. 2009-13 ("ASU 2009-13"), Revenue Recognition—Multiple-Deliverable Revenue Arrangements, and ASU No. 2009-14 ("ASU 2009-14"), Certain Revenue Arrangements that Include Software Elements, on a retrospective basis. In accordance with ASU 2009-13, the total arrangement consideration is allocated to each unit of accounting based on its relative selling price which is determined based on the entity's best estimate of the selling price for that deliverable when vendor-specific evidence and third party evidence of selling price do not exist. In accordance with ASU 2009-14, software contained on the tangible product which is essential to the tangible product's functionality is excluded from the scope of software accounting guidance in ASC subtopic 985-605 ("ASC 985-605"), Software: Revenue Recognition. The Group believes retrospective adoption provides the most comparable and useful financial information for financial statement users, is more consistent with the information the Group's management uses to evaluate its business, and better reflects the underlying economic performance of the Group. The early adoption of ASU 2009-13 and ASU 2009-14 did not have a significant impact on the Group's financial position or results of operations.

(a)    Operating system software and hardware design with PCS service

        The Group and the mobile phone manufacturers sign an agreement containing the significant terms of the provision of operating system software and hardware design with PCS service to evidence that an arrangement exists. The Group recognizes handset design revenues derived from operating system software and hardware design and PCS service concurrently in accordance with ASC 985-605, as (i) the PCS fee is included with the initial arrangement fee for operating system software and hardware design; (ii) the PCS is for one year or less; (iii) the PCS costs is estimated to be insignificant and (iv) unspecified upgrades or enhancements offered during PCS arrangements historically have been and are expected to be minimal and infrequent. Therefore, delivery of operating system software and hardware design with PCS service occurs upon receipt and acceptance of the operating system software and hardware design by the mobile phone manufacturers. The Group performs credit assessment on the mobile phone manufacturers prior to signing the agreements to ensure collectability is reasonably assured. Accordingly, revenues from the provision of operating system software and hardware design and PCS service are recognized upon (i) the mobile phone manufacturers accepting the handset design solutions if the arrangement is based on a fixed fee or (ii) the mobile phone manufactures accepting the handset design solutions and confirming their monthly units of production to the Group if the arrangement is based on a variable fee derived from the units of production by the mobile phone manufacturers at a prescribed unit price. For the year ended December 31, 2009 and the period from January 1, 2010 to October 10, 2010, revenues generated from operating system software and hardware design with PCS service were nil and RMB3,503, respectively.

BRIGHT WAY TECHNOLOGY (HONG KONG) LIMITED AND
SHENZHEN TASTECH ELECTRONIC CO., LTD.

NOTES TO THE COMBINED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of Renminbi ("RMB") and Hong Kong Dollar ("HK$"))

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

(b)    Printed circuit board with operating system software and optional assembly service

        Printed circuit boards with operating system software and optional assembly services are multiple element arrangements comprising printed circuit boards, assembly services and operating system software specifically designed for the printed circuit boards. Since the operating system software is essential to the functionality of the printed circuit board, the transaction is outside the scope of software accounting guidance in ASC 985-605 in accordance with ASU 2009-14. Accordingly, the Group accounted for the sale of printed circuit boards with operating system software and optional assembly service as a multiple deliverables arrangement in accordance with ASU 2009-13. Each of the printed circuit board, operating system software and assembly service represents a separate unit of accounting.

        The Group and the mobile phone manufacturers sign an agreement containing the significant terms of the sale of printed circuit board with operating system software to evidence that an arrangement exists. The agreement also stipulates whether the mobile phone manufacturers engage the Group to perform assembly service on the printed circuit board. The Group delivers the assembled printed circuit boards together with the operating system software installed to mobile phone manufacturers if the Group is engaged to perform assembly service; whereas the Group normally delivers the operating system software prior to the printed circuit board to the mobile phone manufacturers if the Group is not engaged to perform assembly service. Therefore, delivery of printed circuit boards with operating system software and optional assembly services occurs upon receipt and acceptance of all deliverables by the mobile phone manufacturers. The Group performs credit assessment on the mobile phone manufacturers prior to signing the agreements to ensure collectability is reasonably assured. The purchase price is fixed because the unit price is stipulated in the signed sales agreement and no concessions such as discounts, rebates, refunds or other price changes are provided subsequently. However, the mobile phone manufacturers only pay the agreed purchase price upon receipt of all of the deliverables in the arrangement. The Group outsources the assembly of printed circuit boards and installation of operating system software to original equipment manufacturers ("OEM") and pays manufacturing fees, which are recognized as cost of revenues, based on a prescribed fixed fee per unit manufactured.

        In accordance with ASU 2009-13 and ASC subtopic 605-25 ("ASC 605-25"), Revenue Recognition: Multiple-Element Arrangements, the amount allocable to the delivered units or units of accounting is limited to the amount that is not contingent upon the delivery of additional items or meeting other specified performance conditions. Since the amount allocable to the operating system software is contingent upon the delivery of printed circuit board and the related assembly service, if any, revenues from the sale of printed circuit board with operating system software and optional assembly service are recognized only upon delivery of the final deliverable. For the year ended December 31, 2009 and the period from January 1, 2010 to October 10, 2010, revenues generated from printed circuit board with operating system software and optional assembly service were RMB50,464 and RMB72,505, respectively.

(c)    Mobile phone contents installation service

        Mobile phone contents installation service does not require significant production, modification or customization of the mobile phone contents received from the mobile phone content providers.

BRIGHT WAY TECHNOLOGY (HONG KONG) LIMITED AND
SHENZHEN TASTECH ELECTRONIC CO., LTD.

NOTES TO THE COMBINED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of Renminbi ("RMB") and Hong Kong Dollar ("HK$"))

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Persuasive evidence of the arrangement is documented in a contract signed by the mobile phone content providers and the Group. Delivery of mobile phone contents installation service occurs when the mobile phone contents are installed on the mobile device circuit boards by the OEM. The mobile phone contents installation service fees are fixed and non-refundable once the mobile phone continent providers confirm their monthly net profits to the Group. Collectability is considered reasonably assured as the Group deals with only reputable mobile phone content providers and performs thorough credit assessment on the mobile phone content providers prior to entering into a business relationship with them. Historically, the Group has not experienced any significant defaults for payment. Accordingly, the Group recognizes revenues from mobile phone contents installation services when the services are delivered and the fees are fixed upon receipt of the monthly net profits confirmations from mobile phone content providers. For the year ended December 31, 2009 and the period from January 1, 2010 to October 10, 2010, revenues generated from mobile phone contents installation service were RMB10,301 and RMB6,579, respectively.

(d)    Business taxes and surcharges

        The Group is subject to business taxes and surcharges levied on services provided in the PRC. Business taxes and surcharges for the year ended December 31, 2009 and the period from January 1, 2010 to October 10, 2010 were RMB554 and RMB353, respectively. In accordance with ASC subtopic 605-45 ("ASC 605-45"), Revenue Recognition: Principal Agent Considerations, the Group recognized revenues net of all such business taxes and surcharges.

Cost of revenues

        Cost of revenue primarily consists of purchase costs of printed circuit boards and manufacturing fees paid to OEMs for the assembly of printed circuit boards and mobile phone contents installation service. These costs are expensed as incurred except for the portion that is based on a prescribed percentage of the Group's revenues, which are recorded as cost of revenues upon revenue recognition by the Group when billing confirmations are received as more fully described above. In addition, cost of revenues includes staff salaries, utilities and operating expenses directly related to the provision of handset design products and services.

Income taxes

        The Group follows the liability method of accounting for income taxes in accordance with ASC topic 740 ("ASC 740"), Income Taxes. Under this method, deferred tax assets and liabilities are determined based on the difference between the financial reporting and tax bases of assets and liabilities, net operating loss carryforwards, and credits using enacted tax rates that will be in effect in the period in which the differences are expected to reverse. The Group records a valuation allowance to offset deferred tax assets if based on the weight of available evidence, it is more-likely-than-not that some portion, or all, of the deferred tax assets will not be realized.

        The Group applies ASC 740 to account for uncertainty in income taxes. ASC 740 provides the accounting for uncertainty in income taxes by prescribing the recognition threshold a tax position is required to meet before being recognized in the financial statements. The Group's estimated liability for unrecognized tax benefits and the related interest and penalties are periodically assessed for

BRIGHT WAY TECHNOLOGY (HONG KONG) LIMITED AND
SHENZHEN TASTECH ELECTRONIC CO., LTD.

NOTES TO THE COMBINED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of Renminbi ("RMB") and Hong Kong Dollar ("HK$"))

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

adequacy and may be affected by changing interpretations of laws, rulings by tax authorities, changes and/or developments with respect to tax audits, and expiration of the statute of limitations. In future periods, changes in facts, circumstances, and new information may require the Group to adjust the recognition and measurement estimates with regard to individual tax positions. Changes in recognition and measurement estimates are recognized in the period in which the changes occur. The Group has elected to classify interest and penalties related to unrecognized tax benefits, if and when required, as part of income tax expense in the combined statements of income and comprehensive income.

Segment reporting

        In accordance with ASC topic 280 ("ASC 280"), Segment Reporting, the Group operates and manages its business as a single operating and reportable segment. As the Group's long-term assets and revenues are substantially all located in and derived from the PRC, no geographic segments are presented.

Leases

        In accordance with ASC topic 840 ("ASC 840"), Leases, leases are classified at the inception date as either a capital lease or an operating lease. For the lessee, a lease is a capital lease if any of the following conditions exists: (a) ownership is transferred to the lessee by the end of the lease term, (b) there is a bargain purchase option, (c) the lease term is at least 75% of the property's estimated remaining economic life, or (d) the present value of the minimum lease payments at the beginning of the lease term is 90% or more of the fair value of the leased property to the lessor at the inception date. A capital lease is accounted for as if there was an acquisition of an asset and an incurrence of an obligation at the inception of the lease. All other leases are accounted for as operating leases wherein rental payments are expensed on a straight-line basis over their lease term. The Group leases certain office facilities under non-cancelable operating leases and recorded total rental expenses of RMB231 and RMB244 for the year ended December 31, 2009 and the period from January 1, 2010 to October 10, 2010, respectively. The Group had no capital lease for any of the periods presented.

Comprehensive income

        Comprehensive income is defined as the changes in equity of the Group during a period from transactions and other events and circumstances excluding transactions resulting from investments by owners and distributions to owners. Among other disclosures, ASC topic 220 ("ASC 220"), Comprehensive Income, requires that all items that are required to be recognized under current accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. For each of the periods presented, the Group's comprehensive income is equivalent to its net income.

Recent accounting pronouncements

        In January 2010, the Financial Accounting Standards Board ("FASB") issued Accounting Standard Update ("ASU") No. 2010-06 ("ASU 2010-06"), Fair Value Measurements and Disclosures: Improving Disclosures about Fair Value Measurements. ASU 2010-06 amends ASC 820 to require a number of additional disclosures regarding (i) the different classes of assets and liabilities measured at fair value,

BRIGHT WAY TECHNOLOGY (HONG KONG) LIMITED AND
SHENZHEN TASTECH ELECTRONIC CO., LTD.

NOTES TO THE COMBINED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of Renminbi ("RMB") and Hong Kong Dollar ("HK$"))

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

(ii) the valuation and input techniques used, (iii) the activity in Level 3 fair value measurements, and (iv) the transfers among Levels 1, 2 and 3. The requirements for new disclosures and clarifications of existing disclosures are effective for interim and annual reporting periods beginning after December 15, 2009, except for the disclosures about Level 3 activity of purchases, sales, issuances and settlements in the roll forward of activity in Level 3 fair value measurements, which will be effective for fiscal years beginning after December 15, 2010, and for interim periods within those fiscal years. The Group does not expect the adoption of ASU 2010-06 on the disclosures about Level 3 activity of purchases, sales, issuances and settlements in the roll forward of activity in Level 3 fair value measurements will have a significant effect on its financial statements.

        In May 2011, the FASB issued ASU No. 2011-04 ("ASU 2011-04"), Fair Value Measurement: Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRS. ASU 2011-04 clarifies the application of existing fair value measurement and disclosure requirements, changes certain fair value measurement principles and requires additional disclosures about fair value measurements. ASU 2011-04 is effective on a prospective basis for financial statements issued for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2011. The Group does not expect the adoption of ASU 2011-04 will have a significant effect on its consolidated financial statements.

3. CONCENTRATION OF RISKS

Concentration of credit risk

        Assets that potentially subject the Group to significant concentration of credit risk primarily consist of cash and cash equivalents, accounts receivable and amounts due from employees (Note 5). As of December 31, 2009, substantially all of the Group's cash and cash equivalents were deposited in financial institutions located in PRC, which management believes are of high credit quality.

        Accounts receivable are typically unsecured and mainly derived from revenue earned from customers in the PRC, which are exposed to credit risk. The risk is mitigated by credit evaluations the Group performs on its customers and its ongoing monitoring process of outstanding balances. The Group maintains reserves for estimated credit losses, which have generally been within its expectations.

        Amounts due from employees represent sales proceeds of the Group, collected by the Group's employees on behalf of the Group. The balances are unsecured, interest-free and repayable on demand. The Group employs several measures to ensure that the employees' personal bank accounts are under the Group's control, for example, keeping a record of the account numbers, passwords, online login information and monitoring the account activities constantly.

BRIGHT WAY TECHNOLOGY (HONG KONG) LIMITED AND
SHENZHEN TASTECH ELECTRONIC CO., LTD.

NOTES TO THE COMBINED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of Renminbi ("RMB") and Hong Kong Dollar ("HK$"))

3. CONCENTRATION OF RISKS (Continued)

Concentration of customers

        The Group currently generates a substantial portion of its revenue from a limited number of customers. Approximately 27%, 24% and 13% of total revenues were derived from three individual customers, namely Shenzhen Hong Kong Karasnn Co., Ltd., Shenzhen Hongdaxun Technology Co., Ltd., and Shenzhen Baichengyi Electon Co., Ltd., respectively, for the period from January 1, 2010 to October 10, 2010. Approximately 44% and 15% of total revenues were derived from two individual customers, namely Shenzhen Hong Kong Karasnn Co., Ltd. and Shenzhen Hongdaxun Technology Co., Ltd., respectively, for the year ended December 31, 2009.

Concentration of suppliers

        A significant portion of the Group's raw materials are obtained from its largest supplier, who accounted for 14% of the Group's total raw material purchases for the year ended December 31, 2009. For the period from January 1, 2010 to October 10, 2010, none of the suppliers contributed more than 10% of the Group's total raw material purchases on an individual basis. Failure to develop or maintain the relationships with these suppliers may affect the Group's ability to manufacture its products. Any disruption in the supply of the raw materials to the Group may adversely affect the Group's business, financial condition and results of operations.

Current vulnerability due to certain other concentrations

        The Group's operations may be adversely affected by significant political, economic and social uncertainties in the PRC. Although the PRC government has been pursuing economic reform policies for more than 30 years, no assurance can be given that the PRC government will continue to pursue such policies or that such policies may not be significantly altered, especially in the event of a change in leadership, social or political disruption or unforeseen circumstances affecting the PRC's political, economic and social conditions. There is also no guarantee that the PRC government's pursuit of economic reforms will be consistent or effective.

Currency convertibility risk

        The Group transacts the majority of its business in RMB, which is not freely convertible into foreign currencies. On January 1, 1994, the PRC government abolished the dual rate system and introduced a single rate of exchange as quoted daily by the People's Bank of China (the "PBOC"). However, the unification of the exchange rates does not imply that the RMB may be readily convertible into United States dollars or other foreign currencies. All foreign exchange transactions continue to take place either through the PBOC or other banks authorized to buy and sell foreign currencies at the exchange rates quoted by the PBOC. Approval of foreign currency payments by the PBOC or other institutions requires submitting a payment application form together with suppliers' invoices, shipping documents and signed contracts. Additionally, the value of the RMB is subject to changes in central government policies and international economic and political developments affecting supply and demand in the PRC foreign exchange trading system market.

BRIGHT WAY TECHNOLOGY (HONG KONG) LIMITED AND
SHENZHEN TASTECH ELECTRONIC CO., LTD.

NOTES TO THE COMBINED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of Renminbi ("RMB") and Hong Kong Dollar ("HK$"))

3. CONCENTRATION OF RISKS (Continued)

Foreign currency exchange rate risk

        From July 21, 2005, the RMB is permitted to fluctuate within a narrow and managed band against a basket of certain foreign currencies. The appreciation of the RMB against the US$ was approximately 0.1% and 3% for the year ended December 31, 2009 and the period from January 1, 2010 to October 10, 2010, respectively. On June 19, 2010, the People's Bank of China announced the end of the RMB's de facto peg to the US$, a policy which was instituted in late 2008 in the face of the global financial crisis, to further reform the RMB exchange rate regime and to enhance the RMB exchange rate flexibility. The exchange rate floating bands will remain the same as previously announced in the inter-bank foreign exchange market. While the international reaction to the appreciation of the RMB has generally been positive, there remains significant international pressure on the PRC government to adopt an even more flexible currency policy, which could result in a further and potentially more significant appreciation of the RMB against the US$.

4. ACCOUNTS RECEIVABLE

        Accounts receivable and the related allowance for doubtful accounts are summarized as follows:

As of December 31, 2009
RMB
Accounts receivable	1,492
Less: Allowance for doubtful accounts	—

Accounts receivable, net	1,492

        The Group does not offer extended payment terms and all of the accounts receivable are non-interest bearing. As of December 31, 2009, all of the accounts receivable were due from third party customers and were within their credit terms.

5. PREPAYMENTS AND OTHER CURRENT ASSETS

        Prepayments and other current assets consist of the following:

As of December 31, 2009
RMB
Deposits	38
Amounts due from employees	5,438
Advances to suppliers	48
Others receivable	105

Total	5,629

BRIGHT WAY TECHNOLOGY (HONG KONG) LIMITED AND
SHENZHEN TASTECH ELECTRONIC CO., LTD.

NOTES TO THE COMBINED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of Renminbi ("RMB") and Hong Kong Dollar ("HK$"))

6. INVENTORIES

        Inventories are summarized as follows:

As of December 31, 2009
RMB
Raw materials	3,238

        No inventory obsolescence provision was recognized as of December 31, 2009.

7. PROPERTY AND EQUIPMENT, NET

        Property and equipment and the related accumulated depreciation are summarized as follows:

As of December 31, 2009
RMB
Office equipment	276
Motor vehicles	269

Property and equipment, cost	545

Less: Accumulated depreciation	(397)

Property and equipment, net	148

        For the year ended December 31, 2009 and the period from January 1, 2010 to October 10, 2010, depreciation expenses of RMB133 and RMB92, respectively, were recorded in general and administrative expenses.

8. ACCRUED EXPENSES AND OTHER CURRENT LIABILITIES

        Accrued expenses and other current liabilities consist of the following:

As of December 31, 2009
RMB
Advances from customers	803
Accrued payroll and welfare payable	1,113
Business tax and other taxes payable	4,935

Total	6,851

        Advances from customers represent cash payments received from customers in advance of the delivery of handset design products and services. The advances are applied towards the purchase price and recognized as revenue when the conditions for revenue recognition have been met. Advances from customers are non-interest bearing and refundable if the Group fails to perform.

BRIGHT WAY TECHNOLOGY (HONG KONG) LIMITED AND
SHENZHEN TASTECH ELECTRONIC CO., LTD.

NOTES TO THE COMBINED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of Renminbi ("RMB") and Hong Kong Dollar ("HK$"))

9. INCOME TAXES

Hong Kong

        Bright Way is subject to Hong Kong corporate income tax at a rate of 16.5% on the assessable profits arising in Hong Kong.

China

        Pursuant to the PRC Corporate Income Tax Law (the "CIT Law") and relevant implementation regulations that became effective on January 1, 2008, enterprises located in the PRC are generally subject to enterprise income taxes ("EIT") at a unified statutory tax rate of 25%, unless preferential tax status is granted by the tax authorities to allow the entities to be subject to a reduced income tax rate.

        Under the CIT Law, dividends paid by PRC enterprises out of profits earned after December 31, 2007 to non-PRC tax resident investors are subject to PRC withholding tax of 10%. A lower withholding tax rate may be applied based on applicable tax treaty with certain countries.

        The current and deferred components of the income tax (benefit) expense appearing in the combined statements of income and comprehensive income are as follows:

	For the year ended December 31, 2009	For the period from January 1, 2010 to October 10, 2010
	RMB	RMB
Current tax expense	6,397	5,214
Deferred tax benefit	(167)	(55)

	6,230	5,159

        A reconciliation of income taxes of the Group computed at the respective statutory tax rate of Bright Way and Tastech to the effective income tax provision is as follows:

	For the year ended December 31, 2009	For the period from January 1, 2010 to October 10, 2010
	RMB	RMB
Income before income taxes	12,531	14,466

Income tax expenses computed at the respective statutory tax rate	2,464	2,647
Nondeductible expenses	266	115
Preferential tax rate	(572)	(352)
Current/deferred rate differential	(53)	(45)
Interest and penalties on unrecognized tax benefits	4,125	2,794

Total	6,230	5,159

BRIGHT WAY TECHNOLOGY (HONG KONG) LIMITED AND
SHENZHEN TASTECH ELECTRONIC CO., LTD.

NOTES TO THE COMBINED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of Renminbi ("RMB") and Hong Kong Dollar ("HK$"))

9. INCOME TAXES (Continued)

Deferred taxes

        Deferred taxes reflect the tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The components of deferred taxes for the Group are as follows:

As of December 31, 2009
RMB
Deferred tax assets, current portion:
Accrual expenses	221
Business taxes	269

Deferred tax assets, current portion, net	490

Unrecognized tax benefits

        The Group recorded unrecognized tax benefits of RMB18,822 and RMB22,652, as of December 31, 2009 and October 10, 2010, respectively, of which RMB6 and nil are presented on a net basis against the deferred tax assets related to tax loss carryforwards on the face of the combined balance sheet. The unrecognized tax benefits recognized by the Group were mainly caused by under reporting of taxable income in tax filings. For the year ended December 31, 2009 and the period from January 1, 2010 to October 10, 2010, RMB18,822 and RMB22,652, respectively, would impact the effective tax rate, if recognized. It is possible that the amount of unrecognized tax benefits will change in the next twelve months, pending factors including changes in the amount of the PRC and Hong Kong statutory taxable income due to the application and interpretation of the PRC and Hong Kong tax laws. However, an estimate of the range of the possible change cannot be made at this time.

        A roll-forward of accrued unrecognized tax benefits, excluding interest and penalties, is as follows:

	For the year ended December 31, 2009	For the period from January 1, 2010 to October 10, 2010
	RMB	RMB
Balance at the beginning of the year/period	3,116	5,233
Increases related to tax positions taken in the current year/period	2,117	1,093
Decreases due to settlement	—	(58)

Balance at the end of the year/period	5,233	6,268

        For the year ended December 31, 2009 and the period from January 1, 2010 to October 10, 2010, the Group recorded income tax expenses for interest and penalties related to its uncertain tax benefits of RMB4,125 and RMB2,794, respectively. As of December 31, 2009, the Group classified the unrecognized tax benefits as non-current liabilities.

BRIGHT WAY TECHNOLOGY (HONG KONG) LIMITED AND
SHENZHEN TASTECH ELECTRONIC CO., LTD.

NOTES TO THE COMBINED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of Renminbi ("RMB") and Hong Kong Dollar ("HK$"))

10. RELATED PARTY TRANSACTIONS

        The principal related parties with which the Group had transactions during the periods presented are as follows:

Name of related parties	Relationship with the Group
Shenzhen Zhongtwokechuang Technology Co., Ltd. ("Zhongtuo")	A company controlled by management of Tastech
Yixun Kuang	A director and shareholder of Tastech

        The Group had the following related party transactions for the year ended December 31, 2009 and the period from January 1, 2010 to October 10, 2010:

	For the year ended December 31, 2009	For the period from January 1 to October 10, 2010
	RMB	RMB
Office rental deposit paid on behalf of the Group by:
Zhongtuo	—	107

Sale proceeds collected on behalf of the Group by:
Yixun Kuang	7,401	—

Repayment of sales proceeds collected on behalf of the Group by:
Yixun Kuang	7,401	—

        The Group did not have any related party balances as of December 31, 2009.

11. COMMITMENTS AND CONTINGENCIES

(a)    Operating lease commitments

        As of December 31, 2009, the Group had minimum lease payments under non-cancelable operating leases with initial terms in excess of one year as follows:

RMB
2010	226
2011 and hereafter	—

226

        The Group's lease arrangements do not contain renewal options, rent escalation clauses, restrictions or contingent rents and are all conducted with third parties.

BRIGHT WAY TECHNOLOGY (HONG KONG) LIMITED AND
SHENZHEN TASTECH ELECTRONIC CO., LTD.

NOTES TO THE COMBINED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of Renminbi ("RMB") and Hong Kong Dollar ("HK$"))

11. COMMITMENTS AND CONTINGENCIES (Continued)

(b)    Income taxes

        As of December 31, 2009, the Group recognized RMB5,233 accrual for unrecognized tax benefits (Note 9). The final outcome of the tax uncertainty is dependent upon various matters including tax examinations, interpretation of tax laws or expiration of statutes of limitation. However, due to the uncertainties associated with the status of examinations, including the protocols of finalizing audits by the relevant tax authorities, there is a high degree of uncertainty regarding the future cash outflows associated with these tax uncertainties. The Group classified the accrual for unrecognized tax benefits as non-current liabilities.

12. EMPLOYEE DEFINED CONTRIBUTION PLAN

        Full time employees of the Group in the PRC participate in a government mandated defined contribution plan, pursuant to which certain pension benefits, medical care, employee housing fund and other welfare benefits are provided to employees. Chinese labor regulations require that the Group make contributions to the government for these benefits based on certain percentages of the employees' salaries up to a maximum of three times the average annual salary for the city in which the Group operates for the prior year. The Group has no legal obligation for the benefits beyond the contributions made. The total amounts for such employee benefits, which were expensed as incurred, were RMB367 and RMB367 for the year ended December 31, 2009 and the period from January 1, 2010 to October 10, 2010, respectively.

13. SUBSEQUENT EVENTS

        In accordance with ASC topic 855 ("ASC 855"), Subsequent Events, the Group evaluated subsequent events through August 25, 2011, which was the date that the consolidated financial statements were filed with the Securities and Exchange Commission on Form F-1. There were no significant subsequent events occurred between October 10, 2010 and August 25, 2011.

Report of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders of
3GUU Mobile Entertainment Industrial Co., Ltd.

        We have audited the accompanying consolidated balance sheet of 3GUU Mobile Entertainment Industrial Co., Ltd. (the "Company") as of December 31, 2009, and the related consolidated statements of operations, changes in shareholders' equity (deficit) and cash flows for the years ended December 31, 2009 and 2010. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company's internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of 3GUU Mobile Entertainment Industrial Co., Ltd. as of December 31, 2009 and the consolidated results of its operations and its cash flows for the years ended December 31, 2009 and 2010, in conformity with U.S. generally accepted accounting principles.

/s/ Ernst & Young Hua Ming
Guangzhou, the People's Republic of China
August 25, 2011

3GUU MOBILE ENTERTAINMENT INDUSTRIAL CO., LTD.

CONSOLIDATED BALANCE SHEET

(Amounts in thousands of Renminbi ("RMB") and U.S. dollars ("US$"), except for number of shares)

	Notes	As of December 31, 2009
		RMB
ASSETS
Current assets
Cash and cash equivalents		27,782
Accounts receivable	4	1,678
Prepayments and other current assets	5	1,657
Deferred tax assets	11	427

Total current assets		31,544

Non-current assets
Property and equipment, net	6	1,704
Intangible assets, net	7	946
Deferred tax assets	11	500

Total non-current assets		3,150

TOTAL ASSETS		34,694

LIABILITIES AND SHAREHOLDERS' DEFICIT
Current liabilities
Accounts payable		1,623
Accrued expenses and other current liabilities	8	2,823
Income tax payable		91
Deferred revenue		3,166
Derivative financial liabilities	2	23,748

Total current liabilities		31,451

Non-current liabilities
Other non-current liabilities	9	2,638

Total non-current liabilities		2,638

Total liabilities		34,089

Commitments and contingencies	13
Convertible redeemable preferred shares
Series A (par value US$0.01; 1,849,315 shares authorized, issued and outstanding as of December 31, 2009)	10	61,457
Shareholders' deficit
Ordinary shares (par value US$0.01; 5,000,000 shares authorized, issued and outstanding as of December 31, 2009)		341
Receivables from issuance of ordinary shares		(328)
Additional paid-in capital		24,071
Accumulated deficit		(84,967)
Accumulated other comprehensive income		31

Total shareholders' deficit		(60,852)

TOTAL LIABILITIES AND SHAREHOLDERS' DEFICIT		34,694

The accompanying notes are an integral part of the consolidated financial statements.

3GUU MOBILE ENTERTAINMENT INDUSTRIAL CO., LTD.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Amounts in thousands of Renminbi ("RMB"))

	Notes	For the year ended December 31, 2009	For the year ended December 31, 2010
		RMB	RMB
Net revenues		17,775	63,989
Cost of revenues		(8,430)	(30,536)

Gross profit		9,345	33,453
Operating expenses:
Selling and marketing expenses		(4,274)	(7,365)
General and administrative expenses		(4,497)	(6,523)

Total operating expenses		(8,771)	(13,888)

Operating income		574	19,565
Interest income		10	176
Other income, net		266	1,112
Changes in fair value of derivative financial liabilities	2	(17,364)	1,711

(Loss) income before income taxes		(16,514)	22,564
Income tax expenses	11	(60)	(7,491)

Net (loss) income		(16,574)	15,073

Less:
Changes in redemption value of Series A convertible redeemable preferred shares		(61,457)	—

Net (loss) income attributable to ordinary shareholders		(78,031)	15,073

The accompanying notes are an integral part of the consolidated financial statements.

3GUU MOBILE ENTERTAINMENT INDUSTRIAL CO., LTD.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Amounts in thousands of Renminbi ("RMB"))

	For the year ended December 31, 2009	For the year ended December 31, 2010
	RMB	RMB
Cash flows from operating activities:
Net (loss) income	(16,574)	15,073
Adjustments to reconcile net (loss) income to net cash generated from operating activities:
Depreciation of property and equipment	826	1,075
Amortization of intangible assets	1,321	1,784
Allowance for doubtful accounts	41	—
Loss on disposal of property and equipment	—	13
Deferred tax (benefit) expense	(472)	4,184
Changes in fair value of derivative financial liabilities	17,364	(1,711)
Changes in operating assets and liabilities:
Accounts receivable	(1,533)	(18,543)
Prepayments and other current assets	(715)	1,285
Accounts payable	1,319	3,966
Accrued expenses and other current liabilities	1,482	1,317
Income tax payable	91	43
Deferred revenue	3,166	(33)
Other non-current liabilities	2,442	3,078

Net cash provided by operating activities	8,758	11,531

Cash flows from investing activities:
Acquisition of property and equipment	(560)	(642)
Acquisition of intangible assets	(1,312)	(11,674)

Net cash used in investing activities	(1,872)	(12,316)

Cash flows from financing activities:
Proceeds from issuance of ordinary shares	13	—
Proceeds from issuance of Series A convertible redeemable preferred shares	20,486	—

Net cash provided by financing activities	20,499	—

Net increase (decrease) in cash and cash equivalents	27,385	(785)
Cash and cash equivalents, beginning of the year	397	27,782

Cash and cash equivalents, end of the year	27,782	26,997

Supplemental disclosure of cash flows information:
Income tax paid	186	—

The accompanying notes are an integral part of the consolidated financial statements.

3GUU MOBILE ENTERTAINMENT INDUSTRIAL CO., LTD.

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY (DEFICIT)

(Amounts in thousands of Renminbi ("RMB"), except for number of shares)

	Number of ordinary shares	Ordinary shares	Receivables from issuance of ordinary shares	Additional paid-in capital	Accumulated other comprehensive income	Accumulated deficit	Total shareholders' equity (deficit)
		RMB		RMB	RMB	RMB	RMB
Balance as of January 1, 2009	5,000,000	341	(328)	9,987	—	(6,936)	3,064
Comprehensive loss:
Net loss	—	—	—	—	—	(16,574)	(16,574)
Foreign currency translation adjustment	—	—	—	—	31	—	31

Total comprehensive loss							(16,543)
Changes in redemption value of Series A convertible redeemable preferred shares	—	—	—	—	—	(61,457)	(61,457)
Beneficial conversion feature of Series A convertible redeemable preferred shares	—	—	—	14,071	—	—	14,071
Additional paid-in capital upon establishment of the Company	—	—	—	13	—	—	13

Balance as of December 31, 2009	5,000,000	341	(328)	24,071	31	(84,967)	(60,852)

Comprehensive income:
Net income	—	—	—	—	—	15,073	15,073
Foreign currency translation adjustments	—	—	—	—	2,563	—	2,563

Total comprehensive income							17,636
Issuance of ordinary shares upon conversion of Series A convertible redeemable preferred shares	1,849,315	127	—	80,803	—	—	80,930

Balance as of December 31, 2010	6,849,315	468	(328)	104,874	2,594	(69,894)	37,714

The accompanying notes are an integral part of the consolidated financial statements.

3GUU MOBILE ENTERTAINMENT INDUSTRIAL CO., LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in thousands of Renminbi ("RMB") and U.S. Dollars ("US$"), except for number of shares)

1. ORGANIZATION AND BASIS OF PRESENTATION

        3GUU Mobile Entertainment Industrial Co., Ltd. (the "Company") was incorporated as an exempted limited liability company in the British Virgin Islands (the "BVI") on July 2, 2009. Mr. Yongchao Wang ("Mr. Wang"), who owns 76% of the equity interest in the Company, is the Company's ultimate controlling shareholder. The Company does not conduct any substantive operations on its own but instead conducts its primary business operations through its subsidiaries and a variable interest entity ("VIE"), which are located in Hong Kong and the People's Republic of China (the "PRC"). The Company, its subsidiaries and the variable interest entity are hereinafter collectively referred to as the "Group". The Group is principally engaged in the development, operation and sale of mobile games on smartphones in the PRC.

        The Group was acquired by Action King Limited ("Action King"), a wholly-owned subsidiary of VODone Limited ("VODone"), on December 31, 2010. Prior to being acquired by VODone, the Company's subsidiaries considered of the following entities:

Company	Date of establishment	Place of establishment	Percentage of ownership by the Company	Principal activities
3GUU Mobile Entertainment Co. Limited ("3GUU HK")	July 6, 2009	Hong Kong	100%	Investment holding
Guangzhou Yitongtianxia Software Development Co., Ltd. ("Yitongtianxia")	October 20, 2009	The PRC	100%	Development operation and sale of mobile phone game

        In addition, the Company consolidated the following VIE:

Company	Date of establishment	Place of establishment	Percentage of ownership by the Company	Principal activities
Guangzhou Yingzheng Information Technology Co., Ltd. ("Yingzheng")	April 8, 2004	The PRC	—	Development, operation and sale of mobile game

        As more fully described below, the Company, through a series of transactions which are accounted for as a reorganization of entities under common control in a manner similar to a pooling of interest, became the ultimate parent entity of its wholly-owned subsidiaries and VIE on October 28, 2009 (the "Reorganization"). Accordingly, these consolidated financial statements reflect the historical operations of the Group as if the current organization structure had existed since January 1, 2009.

3GUU MOBILE ENTERTAINMENT INDUSTRIAL CO., LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of Renminbi ("RMB") and U.S. Dollars ("US$"), except for number of shares)

1. ORGANIZATION AND BASIS OF PRESENTATION (Continued)

Reorganization transactions

        Prior to the Reorganization, the Group's operations were conducted through Yingzheng, an entity incorporated under the Company Law of the PRC on April 8, 2004. Yingzheng has been controlled by Mr. Wang since June 12, 2007. The following transactions were undertaken to reorganize the legal structure of the Group. The Company incorporated 3GUU HK on July 6, 2009. 3GUU HK has been a wholly-owned subsidiary of the Company since its inception. Yitongtianxia was incorporated by 3GUU HK in the PRC as a wholly foreign-owned enterprise on October 20, 2009. Yitongtianxia was formed to render exclusive technology and market promotion services to Yingzheng.

        To comply with PRC law and regulations that (i) prohibit direct foreign control in companies involved in internet content provision and telecommunication businesses and (ii) restrict an offshore company controlled or established by a PRC enterprise or natural person to acquire its PRC affiliates, Yitongtianxia entered into a series of contractual arrangements ("VIE Arrangements") with Yingzheng and its shareholders, on October 28, 2009, whereby Yitongtianxia obtained effective control over Yingzheng through (i) the ability to exercise all the rights of Yingzheng's shareholders pursuant to the exclusive call option agreement, the equity pledge agreement and the agreement for voting proxies, (ii) the rights to absorb substantially all of the economic residual benefits pursuant to the exclusive technology services and market promotion agreement, the technology services agreement and two supplementary agreements and (iii) the obligation to fund all of the expected losses of the Yingzheng pursuant to the loan agreement and a supplementary agreement. As a result, Yitongtianxia has been determined to be the primary beneficiary of Yingzheng. In accordance with SEC Regulation SX-3A-02 and Accounting Standards Codification ("ASC") topic 810 ("ASC 810"), Consolidation, the Company, through Yitongtianxia, consolidates the operating results of Yingzheng. Since the VIE Arrangements were entered into between entities under common control, the transaction has been accounted for at historical cost and as if it took place on January 1, 2009 in a manner similar to a pooling-of-interest.

VIE Arrangements

        The significant terms of the VIE Arrangements are listed below:

Exclusive call option agreement

        Pursuant to the exclusive call option agreement among Yitongtianxia, Yingzheng and its shareholders, Yitongtianxia and its shareholders irrevocably granted Yitongtianxia , or its designated persons, an exclusive option to purchase, when and to the extent permitted under PRC law, part of or the entire equity interests in Yingzheng. The exercise price is the minimum price permitted by PRC law. The exclusive call option agreement will remain effective until terminated as agreed upon by the parties thereto.

Equity pledge agreement

        Pursuant to the equity pledge agreement between Yitongtianxia and Yingzheng's shareholders, Yingzheng's shareholders have pledged their entire equity interest in Yingzheng to Yitongtianxia to

3GUU MOBILE ENTERTAINMENT INDUSTRIAL CO., LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of Renminbi ("RMB") and U.S. Dollars ("US$"), except for number of shares)

1. ORGANIZATION AND BASIS OF PRESENTATION (Continued)

guarantee the performance of Yingzheng's obligations under the exclusive technology services and market promotion agreement. If Yingzheng breaches its contractual obligations under the exclusive technology services and market promotion agreement, Yitongtianxia, as pledgee, will be entitled to certain rights, including the right to sell the pledged equity interest. Yingzheng's shareholders agreed not to transfer, sell, pledge, dispose of or otherwise create any new encumbrance on their equity interest in Yingzheng without the prior consent of Yitongtianxia. The equity pledge agreement will remain effective until terminated as agreed upon by the parties thereto.

Exclusive technology services and market promotion agreement

        Pursuant to the exclusive technology services and market promotion agreement between Yitongtianxia and Yingzheng, Yitongtianxia has the exclusive and irrevocable right to provide to Yingzheng various technology and market promotion services related to the mobile phone games business. In return, Yingzheng is required to pay Yitongtianxia a service fee in an amount as determined at the sole discretion of Yitongtianxia. The exclusive technology services and market promotion agreement will remain effective until terminated as agreed upon by the parties thereto. Business taxes relating to management, technology services and market promotion fees charged by Yitongtianxia are recorded as cost of revenues in the consolidated statements of operations.

Technology Services Agreement

        Pursuant to the technology services agreement dated August 6, 2010 between Yitongtianxia and Yingzheng and the supplementary agreement dated January 6, 2011, Yitongtianxia agreed to provide Yingzheng with technology support and and market promotion services related to Yingzheng's smartphone games business. Yingzheng agreed to distribute 40% of its income generated from the game products developed under the technology services agreement, after deducting taxes and expenses, to Yitongtianxia on a monthly basis from August 6, 2010 to August 5, 2013, with automatic renewal provisions.

Agreement for voting proxies

        Pursuant to the agreement for voting proxies among Yitongtianxia, Yingzheng and its shareholders, Yingzheng's shareholders irrevocably assign their full voting rights in Yingzheng to Yitongtianxia. Yingzheng's shareholders entrusted Yitongtianxia their rights to attend shareholders' meetings and to vote on their behalf on all of the matters that require shareholders' approval. The agreement for voting proxies will remain effective until terminated as agreed upon by the parties thereto.

3GUU MOBILE ENTERTAINMENT INDUSTRIAL CO., LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of Renminbi ("RMB") and U.S. Dollars ("US$"), except for number of shares)

1. ORGANIZATION AND BASIS OF PRESENTATION (Continued)

Loan agreement

        Pursuant to the loan agreement between Yitongtianxia and Yingzheng's shareholders, Yitongtianxia extended loans of an aggregate principal amount of RMB20,000 to Yingzheng's shareholders to enable them to pay the registered capital of Yingzheng. Yingzheng's shareholders will repay the loans by transferring their legal ownership in Yingzheng to Yitongtianxia when permitted by PRC law. The loan agreement is effective for 10 years and will automatically extend for another 10 years as agreed upon by the parties thereto. As of December 31, 2010, Yingzheng's shareholders have not drawn down any loans from Yitongtianxia.

Supplementary agreements

        On December 30, 2010, Yitongtianxia entered into a supplementary agreement with Yingzheng and its shareholders to determine the calculation of management fee to be paid to Yitongtianxia. Pursuant to this supplementary agreement, Yingzheng has agreed to pay an annual management fee to Yitongtianxia based on annual revenue of Yingzheng minus actual operating costs, other costs of Yingzheng, which include fees paid under the technology services agreement, and taxes paid by Yingzheng.

        On August 23, 2011, Yitongtianxia entered into a supplementary agreement with Yingzheng and its shareholders to memorialize certain terms previously agreed amongst Yitongtianxia, Yingzheng and its shareholders. While this supplementary agreement was signed in 2011, the terms, intent and substance of all the agreements above remained unchanged. Pursuant to the supplementary agreement: (i) before Yitongtianxia can legally exercise the option to acquire Yingzheng, Yingzheng's shareholders cannot declare any dividends or distribute any residual profits without the consent of Yitongtianxia; (ii) any funds, including but not limited to dividends distributed out of Yingzheng's residual profits, received by Yingzheng's shareholders or any persons designated by Yingzheng's shareholders, shall be remitted in full to Yitongtianxia; (iii) the consideration received by Yingzheng's shareholders upon the exercise of the exclusive call option agreement by Yitongtianxia must be immediately remitted to Yitongtianxia or any persons designated by Yitongtianxia; (iv) Yitongtianxia is obligated to provide continuous financial support to Yingzheng for operations; and (v) Yitongtianxia has the unilateral right to change the service fee amount under the exclusive technology services and market promotion agreement. The obligation to provide continuous financial support to Yingzheng for operations by Yitongtianxia was agreed to be terminated by both parties on August 23, 2011.

3GUU MOBILE ENTERTAINMENT INDUSTRIAL CO., LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of Renminbi ("RMB") and U.S. Dollars ("US$"), except for number of shares)

1. ORGANIZATION AND BASIS OF PRESENTATION (Continued)

        The carrying amounts and classifications of the assets and liabilities of Yingzheng are as follows:

As of December 31, 2009
RMB
ASSETS
Current assets:
Cash and cash equivalents	7,359
Accounts receivable	1,678
Prepayments and other current assets	1,449
Deferred tax assets	415

Total current assets	10,901

Non-current assets:
Property and equipment, net	1,539
Intangible assets, net	946
Deferred tax assets	500

Total non-current assets	2,985

Total assets	13,886

LIABILITIES
Current liabilities:
Accounts payable	1,607
Accrued expenses and other current liabilities	2,814
Income tax payable	91
Deferred revenue	3,166

Total current liabilities	7,678

Non-current liabilities:
Other non-current liabilities	2,638

Total non-current liabilities	2,638

Total liabilities	10,316

3GUU MOBILE ENTERTAINMENT INDUSTRIAL CO., LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of Renminbi ("RMB") and U.S. Dollars ("US$"), except for number of shares)

1. ORGANIZATION AND BASIS OF PRESENTATION (Continued)

        The financial performance and cash flows of Yingzheng are as follows:

	For the year ended December 31, 2009	For the year ended December 31, 2010
	RMB	RMB
Net revenues	17,775	57,156
Net income	857	17,078
Net cash provided by operating activities	6,220	21,344
Net cash provided by (used in) investing activities	742	(11,876)
Net cash provided by financing activities	—	—

        As of December 31, 2009, there was no pledge or collateralization of the assets of Yingzheng and the Company has not provided any financial support that it was not previously contractually required to provide to Yingzheng. There were no assets of Yingzheng that can only be used to settle its obligations. Creditors of Yingzheng have no recourse to the general credit of Yitongtianxia, which is the primary beneficiary of Yingzheng.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of presentation

        The accompanying consolidated financial statements have been prepared in accordance with United States generally accepted accounting principles ("U.S. GAAP").

Principles of consolidation

        The consolidated financial statements of the Group include the financial statements of the Company, its subsidiaries and a VIE, for which a subsidiary of the Company is the primary beneficiary. The results of the subsidiaries are consolidated from the date on which the Group obtained control and are continued to be consolidated until the date that such control ceases. A controlling financial interest is typically determined when the Company holds a majority of the voting equity interest in an entity. However, if the Company demonstrates its ability to control the entities through the power to direct the activities of the entity that most significantly impact the entity's economic performance and the obligation to absorb losses of the entities that could potentially be significant to the entity or the rights receive benefits from the entity that could potentially be significant to the entity, then the entity is consolidated.

        All significant intercompany balances and transactions among the Company, its subsidiaries and VIE have been eliminated upon consolidation.

3GUU MOBILE ENTERTAINMENT INDUSTRIAL CO., LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of Renminbi ("RMB") and U.S. Dollars ("US$"), except for number of shares)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Use of estimates

        The preparation of consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosures of contingent assets and liabilities at the balance sheet dates and the reported amounts of revenues and expenses during the reporting periods. Significant estimates and assumptions reflected in the Group's financial statements include, but are not limited to, revenue recognition, useful lives of property and equipment, intangible assets, realization of deferred tax assets, share-based compensation expenses and uncertain income tax positions. Actual results could materially differ from those estimates.

Foreign currency

        Based on the criteria of ASC topic 830 ("ASC 830"), Foreign Currency Matters, the Company determined its functional currency to be the United States Dollars ("US$"). 3GUU HK determined its functional currency to be the US$. The Company's subsidiary and VIE located in the PRC determined their functional currency to be the RMB. The Company uses the RMB as its reporting currency.

        Each entity in the Group maintains its financial records in its own functional currency. Transactions denominated in foreign currencies are measured at the exchange rates prevailing on the transaction dates. Monetary assets and liabilities denominated in foreign currencies are remeasured at the exchange rates prevailing at the balance sheet date. Exchange gains and losses are including the consolidated statements of income and comprehensive income. Non-monetary items that are measured in terms of historical cost in foreign currency are remeasured using the exchanges rates at the dates of the initial transactions.

        The assets and liabilities of the Company's subsidiaries located outside of the PRC are translated into RMB at the exchange rates prevailing at the balance sheet date. The consolidated statements of operations of these entities are translated into RMB at the weighted average exchange rates for the year. The resulting translation gains (losses) are recorded in accumulated other comprehensive income as a component of shareholders' equity.

        For the purpose of the consolidated statements of cash flows, cash flows of Company's subsidiaries located outside of the PRC are translated into RMB at the exchange rates prevailing on the dates of the cash flows. Frequently recurring cash flows of these entities which arise throughout the year are translated into RMB at the weighted average exchange rates for the year.

Cash and cash equivalents

        Cash and cash equivalents include cash on hand and short-term deposits with original maturity of three months or less at the date of purchase. Cash and cash equivalents are unrestricted as to withdrawal and use.

3GUU MOBILE ENTERTAINMENT INDUSTRIAL CO., LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of Renminbi ("RMB") and U.S. Dollars ("US$"), except for number of shares)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Accounts receivable and allowance for doubtful accounts

        Accounts receivable are carried at net realizable value. In general, collateral is not required and interest is not charged on accounts receivable. An allowance for doubtful accounts is recorded when collection of the full amount is no longer probable. In evaluating the collectability of receivable balances, the Group considers specific evidence including the aging of the receivable, the customer's payment history, its current credit-worthiness and current economic trends. Accounts receivable are written off after all collection efforts have ceased.

Property and equipment, net

        Property and equipment are stated at cost less accumulated depreciation and are depreciated using the straight-line method over the estimated useful lives of the assets as follows:

Office equipment	3 - 5 years

        Repair and maintenance costs are charged to expense as incurred, whereas the cost of renewals and betterment that extend the useful lives of property and equipment are capitalized as additions to the related assets. Retirements, sales and disposals of assets are recorded by removing the cost and accumulated depreciation with any resulting gain or loss reflected in the consolidated statements of operations.

Intangible assets, net

        Intangible assets, including computer software, mobile games and platforms, and capitalized mobile game product development costs, are carried at cost less accumulated amortization. Intangible assets with a finite useful life are amortized using the straight-line method over the estimated economic lives of the intangible assets as follows:

Computer software	5 years
Mobile games and platforms	1 - 5 years
Mobile game product development costs	3 years

        The Group recognizes costs to develop its mobile game products in accordance with ASC topic 985 ("ASC 985"), Software. Mobile game product development costs consist primarily of payroll, depreciation and other overhead expenses incurred by the Group to develop, maintain, monitor and manage the Group's mobile gaming products. Costs incurred for the development of mobile game products prior to the establishment of technological feasibility are expensed when incurred and are included in product development expenses. Once an online game product has reached technological feasibility, all subsequent mobile game product development costs are capitalized until the product is available for marketing. Technological feasibility is evaluated on a product-by-product basis, but typically encompasses both technical design and game design documentation and only occurs when the mobile games have a proven ability to operate in a mobile game environment. The amount of online game development costs qualifying for capitalization as intangible assets was amortized over the estimated life of the corresponding mobile games, which is determined to be three years.

3GUU MOBILE ENTERTAINMENT INDUSTRIAL CO., LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of Renminbi ("RMB") and U.S. Dollars ("US$"), except for number of shares)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Impairment of long-lived assets

        The Group evaluates its long-lived assets, including property and equipment and intangible assets with finite lives, for impairment whenever events or changes in circumstances, such as a significant adverse change to market conditions that will impact the future use of the assets, indicate that the carrying amount of an asset may not be fully recoverable in accordance with ASC topic 360 ("ASC 360"), Property, Plant and Equipment. When these events occur, the Group evaluates the recoverability of long-lived assets by comparing the carrying amount of the assets to the future undiscounted cash flows expected to result from the use of the assets and their eventual disposition. If the sum of the expected undiscounted cash flows is less than the carrying amount of the assets, the Group recognizes an impairment loss based on the excess of the carrying amount of the asset group over its fair value. Fair value is generally determined by discounting the cash flows expected to be generated by the assets, when the market prices are not readily available. No impairment of long-lived assets was recognized for any of the periods presented.

Fair value of financial instruments

        The Group's financial instruments include cash and cash equivalents, accounts receivable, accounts payable, amounts due from related parties, amounts due to related parties, convertible redeemable preferred shares and the related derivative financial liabilities. The carrying values of these financial instruments, other than the convertible redeemable preferred shares and the related derivative financial liabilities, approximate their fair values due to their short-term maturities. The convertible redeemable preferred shares were initially recorded at issue price net of issuance costs. The Company recognizes changes in the redemption value immediately as they occur and adjusts the carrying value of the convertible redeemable preferred shares to equal the redemption value at the end of each reporting period (Note 10). The derivative financial liabilities were recorded at fair value as determined on the issuance date and subsequently adjusted to the fair value at each reporting date (Note 10). The Group determined the fair values of the convertible redeemable preferred shares and the related derivative financial liabilities with the assistance of an independent third party valuation firm.

        The Group applies ASC topic 820 ("ASC 820"), Fair Value Measurements and Disclosures, in measuring fair value. ASC 820 defines fair value, establishes a framework for measuring fair value and requires disclosures to be provided on fair value measurement.

        ASC 820 establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value as follows:

Level 1—	Observable inputs that reflect quoted prices (unadjusted) for identical assets or liabilities in active markets.
Level 2—	Include other inputs that are directly or indirectly observable in the marketplace.
Level 3—	Unobservable inputs which are supported by little or no market activity.

        ASC 820 describes three main approaches to measuring the fair value of assets and liabilities: (1) market approach; (2) income approach and (3) cost approach. The market approach uses prices

3GUU MOBILE ENTERTAINMENT INDUSTRIAL CO., LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of Renminbi ("RMB") and U.S. Dollars ("US$"), except for number of shares)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

and other relevant information generated from market transactions involving identical or comparable assets or liabilities. The income approach uses valuation techniques to convert future amounts to a single present value amount. The measurement is based on the value indicated by current market expectations about those future amounts. The cost approach is based on the amount that would currently be required to replace an asset.

        In accordance with ASC 820, the Group measures the fair value of the derivative financial liabilities using an income approach based on inputs that are unobservable in the market.

        Liabilities measured at fair value on a recurring basis as of December 31, 2009 are summarized below:

	Quoted price in active markets for identical assets (Level 1)	Significant other observable inputs (Level 2)	Significant unobservable inputs (Level 3)
	RMB	RMB	RMB
Derivative financial liabilities	—	—	23,748

        The following table presents a reconciliation of the liabilities measured at fair value on a recurring basis using significant unobservable inputs (Level 3) for the years ended December 31, 2009 and 2010.

Derivatives financial liabilities
RMB
Balance as of January 1, 2009	—
Recognized during the year	6,384
Realized or unrealized loss	17,364

Balance as of December 31, 2009	23,748

Recognized during the year	—
Realized or unrealized gain	(1,711)
Reclassified to additional paid-in capital upon conversion of the Series A convertible redeemable preferred shares	(21,321)
Foreign currency translation adjustment	(716)

Balance as of December 31, 2010	—

The amount of total loss for the year ended December 31, 2009 included in earnings	(17,364)

The amount of total gain for the year ended December 31, 2010 included in earnings	1,711

        Realized and unrealized gain (loss) for the years ended December 31, 2009 and 2010 was recorded as "Changes in fair value of derivative financial liabilities" in the consolidated statements of operations.

3GUU MOBILE ENTERTAINMENT INDUSTRIAL CO., LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of Renminbi ("RMB") and U.S. Dollars ("US$"), except for number of shares)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Revenue recognition

        Revenues of the Group are derived from the development, operation and sale of in-game premium feature of mobile games on smartphones. For each of the significant sources of revenue stated below, revenue is recognized only when the following four criteria are met: (i) persuasive evidence of an arrangement exists; (ii) the service has been rendered; (iii) the fees are fixed or determinable; (iv) collectability is reasonably assured.

        The Group generates smartphone games revenues from the sale of in-game premium features of self-developed mobile social games as well as from the sale of self-developed and purchased single-player games on smartphones. The Group operates mobile social games and single player games under a free-to-play model and a subscription-based model, respectively.

(a)    Mobile social games

        Under the free-to-play model for mobile social games, mobile phone game players can download mobile phone games, obtain game accounts and play the basic functions of the mobile games free of charge but may purchase game points for in-game premium features to enhance their game-playing experience. The purchased in-game premium features can be freely traded amongst game players within the applicable game as long as consumption of the items has not commenced. Mobile phone game players can purchase game points by either charging their account with mobile network operators directly or buying prepaid cards issued by mobile network operators. The prepaid cards can be converted into a pre-specified number of game points for consumption. Upon delivery of game points purchased directly from mobile network operators or converted from prepaid cards to mobile phone game players, the Group initially classifies these amounts as deferred revenue. For purposes of determining when the service has been provided to the mobile phone game players, the Group has determined that an implied obligation exists to the mobile phone game players who purchased game points to provide an enhanced game-playing experience through the consumption or trading of purchased in-game premium features over the estimated life of the mobile phone game players.

        The Group contracts with mobile network operators and third-party payment platforms for billing, collection and transmission services offered to mobile phone game players who have purchased game points. The Group also contracts with mobile application and software websites to distribute its mobile social games by providing platforms for mobile phone game players to download such games. The mobile network operators and third-party payment platforms are entitled to profit sharing based on a prescribed percentage of the gross proceeds collected from the mobile phone game players. Since the Group does not have a direct contractual relationship with the mobile phone game players, the net proceeds after deducting the amounts shared by the mobile network operators and the third-party payment platforms represent the amount of revenue to be recognized by the Group.

        The Group has information generated from its internal system on the number of game points sold each month to estimate the amount of collectable net proceeds and to recognize mobile social games revenues. Differences between its estimates and the actual amounts confirmed by the mobile network operators and the third-party payment platforms have historically been insignificant. Generally, within 30 days after the end of each month, the Group receives billing confirmations from each of the mobile

3GUU MOBILE ENTERTAINMENT INDUSTRIAL CO., LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of Renminbi ("RMB") and U.S. Dollars ("US$"), except for number of shares)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

network operators and third-party payment platforms confirming the amount of net proceeds to be received by the Group. The Group pays service fees to the mobile application and software websites.

        Collectability is considered reasonably assured as the Group deals with only reputable mobile network operators and third-party payment platforms and performs thorough credit assessment on the mobile network operators and the third-party payment platforms prior to entering into a business relationship with them. Historically, the Group has not experienced any significant defaults for payment.

        Based on the above, the Group recognizes the estimated net proceeds to be received from the mobile network operators and the third-party payment platforms for the sale of game points of the mobile social games, using data generated from its internal system, as deferred revenue upon delivery of game points to mobile phone game players. Deferred revenue is recognized as smartphone games revenue ratably over the estimated average playing period of the paying mobile phone game players of three months. As the mobile social games are under a free-to-play model and revenue is only generated from paying mobile phone game players when they purchase game points for in-game premium features, the Company focuses solely on the play period of paying mobile phone game players when estimating the period over which revenue is being recognized. The Group determines the estimated average playing period of paying mobile phone game players, which is the time period between the paying mobile phone game players' first purchase and last log in, for each significant game based on historical player usage patterns and game playing behavior. The Group's internal system tracks each of the paying mobile phone game players' purchase and log in history for each significant game to generate data to estimate the average playing period for the Group's population of paying mobile phone game players. Future usage patterns may differ from the historical usage patterns on which the Group's revenue recognition policy is based. The Group monitors the operational statistics and usage patterns of its online game and modifies the expected life span when materially different. The difference between the estimated proceeds and the actual amount confirmed by the mobile network operators and third-party payment platforms is recognized in the consolidated statements of operations when billing confirmations are received by the Group and all revenue recognition criteria are met.

        Game points can be purchased at a discount if mobile phone game players purchase the game points with prepaid cards issued by mobile network operators or during promotional activities organized by the Group. The Group accounts for such discounts in accordance with ASC subtopic 605-50 ("ASC 605-50"), Revenue Recognition: Customer Payments and Incentives. Such discounts are initially accounted for as a reduction of deferred revenue. As a result, deferred revenue includes the value of both discounted and undiscounted game points, which are subsequently recognized as revenue on a weighted average basis when the Group provides future services to enhance mobile phone game players' playing experience.

(b)    Single-player game

        Under the subscription-based model for single-player games, mobile phone game players can either subscribe to a monthly plan to download a fixed number of single-player games from mobile network operators for a fixed subscription fee per month or download each single-player game based on a fixed price per game.

3GUU MOBILE ENTERTAINMENT INDUSTRIAL CO., LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of Renminbi ("RMB") and U.S. Dollars ("US$"), except for number of shares)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

        The Group contracts with mobile network operators for billing, collection and transmission services offered to mobile phone game players who have purchased single-player games. In addition, the Group purchases games from third-party game developers. The mobile network operators are entitled to profit sharing based on a prescribed percentage of the gross proceeds collected from their mobile phone game players. Since the Group does not have a direct contractual relationship with the mobile phone game players, the net proceeds after deducting the amounts shared by the mobile network operators represent the amount of revenue to be recognized by the Group. The Group has information generated from its internal system on the number of monthly plan subscriptions and single-player games downloaded each month to estimate the amount of collectable net proceeds and to recognize single-player games revenues. Differences between its estimates and the actual amounts confirmed by the mobile network operators have historically been insignificant. Generally, within 30 days after the end of each month, the Group receives billing confirmations from each of the mobile network operators confirming the amount of net proceeds to be received by the Group. The Group pays content fees to third-party game developers, which are recognized as cost of revenues, based on a prescribed percentage of the net proceeds confirmed by the mobile network operators.

        Based on the above, the Group recognizes single-player smartphone games revenues when the goods are delivered based on download of games by mobile phone game players or at the end of the subscription period. The difference between the estimated proceeds and the actual amounts confirmed by the mobile network operators is recognized in the consolidated statements of operations when billing confirmations are received by the Group.

        The Group determines whether to record single-player smartphone games revenues using the gross or net method of reporting in accordance with ASC subtopic 605-45 ("ASC 605-45"), Revenue Recognition: Principal Agent Considerations. Determining whether revenue should be reported gross or net is based on an assessment of various factors, the primary factors being whether the Group is acting as the principal in offering services to the customer or whether the Group is acting as an agent in the transaction. The Group has determined that it is acting as the principal in offering services as the Group (i) is the primary obligor in the arrangement; (ii) has latitude in establishing the selling price; (iii) has discretion in suppliers selection; and (iv) has involvement in the determination of product specifications. Therefore, the Group has the primary responsibility of fulfillment and acceptability of the single-player games and recognizes the net proceeds to be received from the mobile network operators as smartphone games revenue on a gross basis. The amounts attributable to third-party game developers in the form of content fees are recognized as cost of revenues.

(c)    Business taxes and surcharges

        The Group is subject to business taxes and surcharges levied on services provided in the PRC. Business taxes and surcharges for the years ended December 31, 2009 and 2010 were RMB805 and RMB2,333, respectively. In accordance with ASC 605-45, the Group recognized revenues net of all such business taxes and surcharges.

3GUU MOBILE ENTERTAINMENT INDUSTRIAL CO., LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of Renminbi ("RMB") and U.S. Dollars ("US$"), except for number of shares)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Cost of revenues

        Cost of revenues are expensed as incurred, which primarily consists of service fees paid to mobile application and software websites for the distribution of the Group's mobile social games and single player games by providing platforms for mobile phone game players to download such games, and content fees paid to third-party game developers for the development of the Group's single-player games designed for smartphones.

        In addition, cost of revenues includes staff salaries, network infrastructure fee, utilities, amortization of intangible assets and capitalized software development costs, operating expenses directly related to the development, operation and sale of mobile phone games, and the 5% business tax for technology services and market promotion fees charged by Yitongtianxia to its VIE.

Advertising expenses

        Advertising expenses are expensed when incurred and are included in selling and marketing expenses in the consolidated statements of operations. Advertising expenses were RMB970 and RMB3,626 for the years ended December 31, 2009 and 2010, respectively.

Research and Development

        Research and development expenses include payroll, employee benefits and other headcount-related expenses associated with product development. Research and development expenses, which are included in general and administrative expenses in the consolidated statements of operations, amounted to RMB2,384 and RMB2,500 for the years ended December 31, 2009 and 2010, respectively.

Leases

        In accordance with ASC topic 840 ("ASC 840"), Leases, leases are classified at the inception date as either a capital lease or an operating lease. For the lessee, a lease is a capital lease if any of the following conditions exists: (a) ownership is transferred to the lessee by the end of the lease term, (b) there is a bargain purchase option, (c) the lease term is at least 75% of the property's estimated remaining economic life or (d) the present value of the minimum lease payments at the beginning of the lease term is 90% or more of the fair value of the leased property to the lessor at the inception date. A capital lease is accounted for as if there was an acquisition of an asset and an incurrence of an obligation at the inception of the lease. All other leases are accounted for as operating leases wherein rental payments are expensed on a straight-line basis over their lease term. The Group had no capital leases for any of the periods presented. The Group leases certain office facilities under non-cancelable operating leases and recorded total rental expenses of RMB725 and RMB1,324 for the years ended December 31, 2009 and 2010, respectively.

Income taxes

        The Group follows the liability method of accounting for income taxes in accordance with ASC topic 740 ("ASC 740"), Income Taxes. Under this method, deferred tax assets and liabilities are determined based on the difference between the financial reporting and tax bases of assets and

3GUU MOBILE ENTERTAINMENT INDUSTRIAL CO., LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of Renminbi ("RMB") and U.S. Dollars ("US$"), except for number of shares)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

liabilities, net operating loss carryforwards, and credits using enacted tax rates that will be in effect in the period in which the differences are expected to reverse. The Group records a valuation allowance to offset deferred tax assets if based on the weight of available evidence, it is more-likely-than-not that some portion, or all, of the deferred tax assets will not be realized.

        The Group applies ASC 740 to account for uncertainty in income taxes. ASC 740 provides the accounting for uncertainty in income taxes by prescribing the recognition threshold a tax position is required to meet before being recognized in the financial statements. The Group's estimated liability for unrecognized tax benefits and the related interest and penalties are periodically assessed for adequacy and may be affected by changing interpretations of laws, rulings by tax authorities, changes and/or developments with respect to tax audits, and expiration of the statute of limitations. In future periods, changes in facts, circumstances, and new information may require the Group to adjust the recognition and measurement estimates with regard to individual tax positions. Changes in recognition and measurement estimates are recognized in the period in which the changes occur. The Group has elected to classify interest and penalties related to unrecognized tax benefits, if and when required, as part of income tax expense in the consolidated statements of operations.

Comprehensive income

        Comprehensive income is defined as the changes in equity of the Group during a period from transactions and other events and circumstances excluding transactions resulting from investments by owners and distributions to owners. Among other disclosures, ASC 220, Comprehensive Income, requires that all items that are required to be recognized under current accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. For each of the periods presented, the Group's comprehensive income includes net income and cumulative foreign currency translation adjustments and is presented in the consolidated statements of changes in shareholders' equity (deficit).

Government grants

        Government grants are recognized where there is reasonable assurance that the grant will be received and all attaching conditions will be complied with. When the grant relates to an expense item, it is recognized in the consolidated statements of income and comprehensive income over the period necessary to match the grant on a systematic basis to the costs that it is intended to compensate. Where the grant relates to an asset, it is recognized as deferred income and released to the consolidated statements of income and comprehensive income in proportion to the depreciation of the related assets. During the year ended December 31, 2010, the Group received a government grant of RMB2,000 for the development of mobile network game platforms from a PRC municipal government authority. As of December 31, 2010, the RMB2,000 government grant was classified as other non-current liabilities, as the Group did not expect all considerations attached to the government grant will be complied with during the succeeding twelve-month period from the balance sheet date.

3GUU MOBILE ENTERTAINMENT INDUSTRIAL CO., LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of Renminbi ("RMB") and U.S. Dollars ("US$"), except for number of shares)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Segment reporting

        In accordance with ASC topic 280 ("ASC 280"), Segment Reporting, the Company operates and manages its business as a single segment. As the Company's long-term assets and revenues are substantially all located in and derived from the PRC, no geographic segments are presented.

Recent accounting pronouncements

        In January 2010, the Financial Accounting Standards Board ("FASB") issued Accounting Standard Update ("ASU") No. 2010-06 ("ASU 2010-06"), Fair Value Measurements and Disclosures: Improving Disclosures about Fair Value Measurements. ASU 2010-06 amends ASC 820 to require a number of additional disclosures regarding (i) the different classes of assets and liabilities measured at fair value, (ii) the valuation and input techniques used, (iii) the activity in Level 3 fair value measurements, and (iv) the transfers among Levels 1, 2 and 3. The requirements for new disclosures and clarifications of existing disclosures are effective for interim and annual reporting periods beginning after December 15, 2009, except for the disclosures about Level 3 activity of purchases, sales, issuances and settlements in the roll forward of activity in Level 3 fair value measurements, which will be effective for fiscal years beginning after December 15, 2010, and for interim periods within those fiscal years. The Group does not expect the adoption of ASU 2010-06 on the disclosures about Level 3 activity of purchases, sales, issuances and settlements in the roll forward of activity in Level 3 fair value measurements will have a significant effect on its financial statements.

        In May 2011, the FASB issued ASU No. 2011-04 ("ASU 2011-04"), Fair Value Measurement: Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRS. ASU 2011-04 clarifies the application of existing fair value measurement and disclosure requirements, changes certain fair value measurement principles and requires additional disclosures about fair value measurements. ASU 2011-04 is effective on a prospective basis for financial statements issued for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2011. The Group does not expect the adoption of ASU 2011-04 will have a significant effect on its consolidated financial statements.

3. CONCENTRATION OF RISKS

Concentration of credit risk

        Assets that potentially subject the Group to significant concentration of credit risk primarily consist of cash and cash equivalents and accounts receivable. As of December 31, 2009, substantially all of the Group's cash and cash equivalents were deposited in financial institutions located in the PRC and Hong Kong, which management believes are of high credit quality.

        Accounts receivable are typically unsecured and derived from revenue earned from customers in the PRC and Hong Kong, which are exposed to credit risk. The risk is mitigated by credit evaluations the Group performs on its customers and its ongoing monitoring process of outstanding balances. The Group maintains reserves for estimated credit losses, which have generally been within its expectations.

3GUU MOBILE ENTERTAINMENT INDUSTRIAL CO., LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of Renminbi ("RMB") and U.S. Dollars ("US$"), except for number of shares)

3. CONCENTRATION OF RISKS (Continued)

Concentration of customers

        The Group currently generates a substantial portion of its net revenues from a limited number of customers. Approximately 98% of total net revenues for the year ended December 31, 2009 were derived from one individual customer, namely China Mobile Communication Group (Jiangsu Branch). Approximately 87% of total net revenues for the year ended December 31, 2010 were derived from one individual customer, namely China Mobile Communication Group (Jiangsu Branch). Due to the Group's dependence on a limited number of customers, any negative events or deterioration in financial strength with the customers or deterioration of relationship with the customers, may cause material loss to the Group and have a material adverse effect on the Group's financial condition and results of operations.

Current vulnerability due to certain other concentrations

        The Group's operations may be adversely affected by significant political, economic and social uncertainties in the PRC. Although the PRC government has been pursuing economic reform policies for more than 30 years, no assurance can be given that the PRC government will continue to pursue such policies or that such policies may not be significantly altered, especially in the event of a change in leadership, social or political disruption or unforeseen circumstances affecting the PRC's political, economic and social conditions. There is also no guarantee that the PRC government's pursuit of economic reforms will be consistent or effective.

Currency convertibility risk

        The Group transacts the majority of its business in RMB, which is not freely convertible into foreign currencies. On January 1, 1994, the PRC government abolished the dual rate system and introduced a single rate of exchange as quoted daily by the People's Bank of China (the "PBOC"). However, the unification of the exchange rates does not imply that the RMB may be readily convertible into United States dollars or other foreign currencies. All foreign exchange transactions continue to take place either through the PBOC or other banks authorized to buy and sell foreign currencies at the exchange rates quoted by the PBOC. Approval of foreign currency payments by the PBOC or other institutions requires submitting a payment application form together with suppliers' invoices, shipping documents and signed contracts. Additionally, the value of the RMB is subject to changes in central government policies and international economic and political developments affecting supply and demand in the PRC foreign exchange trading system market.

Foreign currency exchange rate risk

        From July 21, 2005, the RMB is permitted to fluctuate within a narrow and managed band against a basket of certain foreign currencies. The appreciation of the RMB against US$ was approximately 0.1% and 3% for the years ended December 31, 2009 and 2010, respectively. On June 19, 2010, the People's Bank of China announced the end of the RMB's de facto peg to US$, a policy which was instituted in late 2008 in the face of the global financial crisis, to further reform the RMB exchange

3GUU MOBILE ENTERTAINMENT INDUSTRIAL CO., LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of Renminbi ("RMB") and U.S. Dollars ("US$"), except for number of shares)

3. CONCENTRATION OF RISKS (Continued)

rate regime and to enhance the RMB exchange rate flexibility. The exchange rate floating bands will remain the same as previously announced in the inter-bank foreign exchange market. While the international reaction to the appreciation of the RMB has generally been positive, there remains significant international pressure on the PRC government to adopt an even more flexible currency policy, which could result in a further and potentially more significant appreciation of the RMB against the US$.

Other business risk

        The PRC laws and regulations require that an entity should obtain an Internet Publishing License and an Online Culture Operation License from the relevant PRC government authorities in order to operate in online mobile game business. One of the Company's subsidiaries, Huiyou, has historically operated in the development of online mobile games without obtaining the required licenses from the relevant PRC government authorities. The developed online mobile games were licensed to Yingzheng, the VIE, which operated the online mobile games in its own name and paid commissions to Huiyou in return. The relevant PRC governmental authorities may deem the activities of Huiyou to be the operation of online games without obtaining the required licenses, which may subject the Group to penalties, and require the Group to make costly changes to its business model and materially disrupt its business. However, management believes that Huiyou's current business model does not violate applicable PRC laws and regulations.

4. ACCOUNTS RECEIVABLE

        Accounts receivable and the related allowance for doubtful accounts are summarized as follows:

As of December 31, 2009
RMB
Accounts receivable	1,678
Less: Allowance for doubtful accounts	—

Accounts receivable, net	1,678

        Movement in allowance for doubtful accounts:

For the year ended December 31, 2009
RMB
Balance at beginning of year	—
Additional provisions	41
Write-offs	(41)

Balance at end of year	—

3GUU MOBILE ENTERTAINMENT INDUSTRIAL CO., LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of Renminbi ("RMB") and U.S. Dollars ("US$"), except for number of shares)

4. ACCOUNTS RECEIVABLE (Continued)

        The Group does not offer extended payment terms and all of the accounts receivable are non-interest bearing. As of December 31, 2009, all of the accounts receivable were due from third party customers and were within their credit terms.

5. PREPAYMENTS AND OTHER CURRENT ASSETS

        Prepayments and other current assets consist of the following:

As of December 31, 2009
RMB
Prepaid expenses	1,265
Advances to employees	374
Rental deposits	6
Others	12

Total	1,657

6. PROPERTY AND EQUIPMENT, NET

        Property and equipment and its related accumulated depreciation are summarized as follows:

As of December 31, 2009
RMB
Property and equipment, cost
Office equipment	4,426
Less: Accumulated depreciation	(2,722)

Property and equipment, net	1,704

        Depreciation expenses, which were recorded in general and administrative expenses, were RMB826 and RMB1,075 for the years ended December 31, 2009 and 2010, respectively.

3GUU MOBILE ENTERTAINMENT INDUSTRIAL CO., LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of Renminbi ("RMB") and U.S. Dollars ("US$"), except for number of shares)

7. INTANGIBLE ASSETS, NET

        Intangible assets and the related accumulated amortization are summarized as follows:

As of December 31, 2009
RMB
Cost:
Computer software	22
Purchased mobile games and platforms	2,265
Mobile game product development costs	397

2,684
Accumulated amortization:
Computer software	(10)
Purchased mobile games and platforms	(1,601)
Mobile game product development costs	(127)

(1,738)
Total	946

        Amortization expenses for the years ended December 31, 2009 and 2010 were RMB1,321 and RMB1,784, respectively. Amortization expenses have been reported in the following accounts:

	For the year ended December 31, 2009	For the year ended December 31, 2010
	RMB	RMB
Cost of revenues	1,313	1,780
General and administrative expenses	8	4

Total	1,321	1,784

        For the year ended December 31, 2010, the Group acquired mobile games and platforms amounted to RMB11,436 and recognized amortization expenses of RMB1,678. The estimated annual amortization expenses for each of the five succeeding fiscal years are as follows:

RMB
2011	5,910
2012	4,718
2013	168
2014	117
2015	7

Total	10,920

3GUU MOBILE ENTERTAINMENT INDUSTRIAL CO., LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of Renminbi ("RMB") and U.S. Dollars ("US$"), except for number of shares)

8. ACCRUED EXPENSES AND OTHER CURRENT LIABILITIES

        Accrued expenses and other current liabilities consist of the following:

As of December 31, 2009
RMB
Accrued payroll and welfare payable	2,132
Business tax and other taxes payables	314
Others	377

Total	2,823

9. OTHER NON-CURRENT LIABILITIES

As of December 31, 2009
RMB
Government grant	2,000
Unrecognized tax benefits and related interest and penalties	638

Total	2,638

10. CONVERTIBLE REDEEMABLE PREFERRED SHARES

        On October 28, 2009, the Company issued 1,849,315 Series A convertible redeemable preferred shares ("Series A Preferred Shares"), representing 27% of the equity interest of the Company on a fully-diluted basis, for an aggregate purchase price of RMB20,486 (US$3,000), or US$1.6222 per share.

        On December 31, 2010, all Series A Preferred Shares were converted into ordinary shares of the Company.

        The significant terms of the Series A Preferred Shares are summarized below.

Conversion rights

        The holders of the Series A Preferred Shares shall have conversion rights as follow:

  •
  Optional conversion:    Each Series A Preferred Share shall be convertible at the option of the holder, at any time after the date of issuance of such share, into ordinary shares as determined by dividing the issuance price by the applicable conversion price. The initial Series A Preferred Share conversion price is the original issuance price, subject to conversion price adjustments specified in the Series A Preferred Shares agreement.

  •
  Automatic conversion:    All of the Series A Preferred Share shall automatically be converted into ordinary shares at the then effective Series A Preferred Shares conversion price upon the closing of a qualified initial public offering (the "Qualified IPO"), as defined in the Series A Preferred Shares agreement.

3GUU MOBILE ENTERTAINMENT INDUSTRIAL CO., LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of Renminbi ("RMB") and U.S. Dollars ("US$"), except for number of shares)

10. CONVERTIBLE REDEEMABLE PREFERRED SHARES (Continued)

Dividends

        Pursuant to the Series A Preferred Shares agreement, no dividends shall be paid on any other class of shares of the Company, unless and until a dividend in like amount is paid in full on each Series A Preferred Share on an if-converted basis. In addition, the holders of the Series A Preferred Shares shall be entitled to receive any non-cash dividends declared by the Company's board of directors on an if-converted basis.

        If the Qualified IPO has not occurred before October 28, 2013, the holders of Series A Preferred Shares shall have the right to receive a cumulative dividend in preference to any dividend on the ordinary shares or any other class or series of shares at the rate of 6% of the subscription price per annum calculated from the closing date on October 28, 2009 (the "Contingent Dividend Right").

Voting rights

        The holder of each Series A Preferred Share shall be entitled to the number of votes equal to the number of shares of ordinary shares into which such Series A Preferred Share could be converted based on the then applicable conversion rate and having voting rights and powers equal to the voting rights and powers of the ordinary shares.

Liquidation preference

        In the event of any liquidation, dissolution or winding up of the Company or any deemed liquidation event as defined in the Series A Preferred Shares agreement, the holders of the Series A Preferred Shares are entitled to receive, prior to any distribution of assets to other equity holders, up to a total amount of 150% of the original issuance price (the "Liquidation Preference Amount"). After the Liquidation Preference Amount has been paid, the remaining assets are distributed among all classes of stockholders on an if-converted basis.

Redemption

        Pursuant to the Series A Preferred Shares agreement, Series A Preferred Shares are subject to redemption as follows:

  •
  At any time after October 28, 2014, upon written election by the holders of Series A Preferred Shares, the Company is obligated to redeem such holders' Series A Preferred Shares in cash by paying the redemption price equal to 300% of the issuance price of the Series A Preferred Shares plus all accrued or declared but unpaid dividends on such shares prior to the redemption date.

  •
  If any indemnified event as defined in the Series A Preferred Shares agreement occurs, upon written election by the holders of Series A Preferred Shares, the Company is obligated to redeem such holders' Series A Preferred Shares in cash by paying the redemption price calculated in accordance with a predetermined formula plus all accrued or declared but unpaid dividends on such shares prior to the redemption date.

3GUU MOBILE ENTERTAINMENT INDUSTRIAL CO., LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of Renminbi ("RMB") and U.S. Dollars ("US$"), except for number of shares)

10. CONVERTIBLE REDEEMABLE PREFERRED SHARES (Continued)

Business revenue and net income covenants

        If the consolidated results of the Company fail to reach any of the business targets stipulated in the Series A Preferred Shares agreement, the holders of the Series A Preferred Share have the rights to receive a compensation (the "Business Target Non-Achievement Compensation") by requesting (i) the Company to pay the Business Target Non-Achievement Compensation, as calculated in accordance with a predetermined formula through dividend distribution, (ii) the founders of the Company to pay the Business Target Non-Achievement Compensation in cash, or (iii) the Company to issue new Series A Preferred Shares with a fair value equal to the amount of the Business Target Non-Achievement Compensation (the "Covenant Right").

Accounting for Series A Preferred Shares

        The Series A Preferred Shares have been classified as mezzanine equity as they can be redeemed at the option of the holders on or after an agreed upon date.

        The initial carrying value of the Series A Preferred Shares is the issuance price of the preferred shares at the date of issuance. The holders of the Series A Preferred Shares have the ability to convert the instrument into the Company's ordinary shares. The Company evaluated the embedded conversion option in the Series A Preferred Shares to determine if there were any embedded derivatives requiring bifurcation and to determine if there were any beneficial conversion features. The conversion option of the preferred shares does not qualify for bifurcation accounting because the conversion option is clearly and closely related to the host instrument and the underlying ordinary shares are not publicly traded nor readily convertible into cash.

        Beneficial conversion features exist when the conversion price of the convertible redeemable preferred shares is lower than the fair value of the ordinary shares at the commitment date. When a beneficial conversion feature exists as of the commitment date, its intrinsic value is bifurcated from the carrying value of the preferred shares as a contribution to additional paid-in capital. The resulting discount to the convertible redeemable preferred shares is then accreted to the redemption value using the effective interest method as a deemed dividend through retained earnings. The Company determined the fair value of ordinary shares with the assistance of an independent third party valuation firm.

        On October 28, 2009, the most favorable conversion price used to measure the beneficial conversion feature for the Series A Preferred Shares was US$1.62. A beneficial conversion feature of RMB14,071 (US$2,065) was recognized through a credit to additional paid-in capital because the fair value per ordinary share at the commitment date was US$2.74, which was more than the most favorable conversion price.

        After the beneficial conversion features was bifurcated from the initial carrying value of the Series A Preferred shares upon issuance, the remaining proceeds from issuance from the carrying value of the preferred shares. It is from these proceeds that any embedded derivative is bifurcated. The Covenant Right and the Contingent Dividend Right met the definition of a derivative in accordance with ASC topic 815 ("ASC 815"), Derivatives and Hedging. Accordingly, the Covenant Right and the

3GUU MOBILE ENTERTAINMENT INDUSTRIAL CO., LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of Renminbi ("RMB") and U.S. Dollars ("US$"), except for number of shares)

10. CONVERTIBLE REDEEMABLE PREFERRED SHARES (Continued)

Contingent Dividend Right were bifurcated from the carrying value of the Series A Preferred Shares on the issuance date as a compound derivative liability with a fair value of RMB6,384 (US$935).

        The carrying value of the Series A Preferred Shares was nil on October 28, 2009 after the recognition of the beneficial conversion feature and the bifurcation of the compound derivative liability. The discount of RMB14,071 (US$2,065) resulting from the accounting for the beneficial conversion option was fully amortized on the date of issuance of October 28, 2009, which is the earliest conversion date, as the Series A Preferred Shares do not have a stated redemption date. The changes in fair value of the derivative liabilities are recognized through the statements of operations. An expense of RMB17,364 and an income of RMB1,711 resulted from the change in fair value of the derivative liabilities was recognized in the statements of operations for the years ended December 31, 2009 and 2010, respectively. The Company determined the fair value of the derivative liabilities with the assistance of an independent third-party valuation firm.

        The Company concluded that the Series A Preferred Shares were not redeemable at December 31, 2009, but it was probable that the Series A Preferred Shares will become redeemable. The Group chose to recognize changes in the redemption value immediately as they occur and adjust the carrying value of the Series A Preferred Shares to equal the redemption value at the end of each reporting period. An accretion charge of RMB61,457 (US$9,000) was recorded as a reduction of income available to ordinary shareholders for the year ended December 31, 2009.

        As of December 31, 2009, no dividends were declared by the Company on the Series A Preferred Shares.

        The carrying value of the Series A Preferred Shares as of December 31, 2009 is as follows:

RMB
Balance as of January 1, 2009	—
Add: Issuance of preferred shares	20,486
Less: Beneficial conversion feature	(14,071)
Less: Compound derivative liability	(6,384)
Add: Changes in redemption value	61,457
Foreign currency translation adjustment	(31)

Balance as of December 31, 2009	61,457

        Upon conversion of the Series A Preferred Shares into ordinary shares, the carrying amounts of the Series A Preferred Shares and the compound derivative liability were reclassified into equity.

3GUU MOBILE ENTERTAINMENT INDUSTRIAL CO., LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of Renminbi ("RMB") and U.S. Dollars ("US$"), except for number of shares)

11. INCOME TAXES

British Virgin Islands

        Under the current laws of the British Virgin Islands, the Company is not subject to tax on income or capital gains. In addition, upon payments of dividends by the Company to its shareholders, no British Virgin Islands withholding tax will be imposed.

Hong Kong

        3GUU HK is subject to Hong Kong corporate income tax at a rate of 16.5% on the assessable profits arising in Hong Kong. In addition, upon payments of dividends by 3GUU HK to its shareholders, no Hong Kong withholding tax will be imposed.

China

        Pursuant to the PRC Corporate Income Tax Law (the "CIT Law") and relevant implementation regulations that became effective on January 1, 2008, the Company's subsidiaries and VIE located in the PRC are generally subject to enterprise income taxes ("EIT") at a unified statutory tax rate of 25%, unless preferential tax status is granted by the tax authorities to allow the entities to be subject to a reduced income tax rate.

        An entity recognized as a qualified new software development enterprise is entitled to enjoy tax exemption for two years and 50% EIT rate reduction for the subsequent three years. In accordance with Guofa 2007 circular No. 39, an entity with a preferential tax rate prior to January 1, 2008 will continue to enjoy its remaining tax holiday granted prior to the effectiveness of the CIT Law. In May 2007, Yingzheng obtained the new software development enterprise status. Thus, Yingzheng is entitled to enjoy tax exemption from 2006 to 2007 and a 50% reduced EIT rate of 12.5% from 2008 to 2010.

        The CIT Law treats enterprises established outside of the PRC with "effective management and control" located in the PRC as PRC resident enterprises for tax purposes. The term "effective management and control" is generally defined as exercising management and control over the business, personnel, accounting, properties, etc. of an enterprise. The Company and its subsidiary located in jurisdictions outside of the PRC, if considered a PRC resident enterprise for tax purposes, would be subject to the PRC enterprise income tax at the rate of 25% on their worldwide income commencing on January 1, 2008. As of December 31, 2009, the Company has not accrued for PRC tax on such basis as the Group's non-PRC entities had zero assessable profits in the PRC for the period after January 1, 2008. The Group will continue to monitor the tax status with regards to the PRC tax resident enterprise regulation of its non-PRC entities.

        Under the CIT Law, dividends paid by PRC enterprises out of profits earned after December 31, 2007 to non-PRC tax resident investors are subject to PRC withholding tax of 10%. A lower withholding tax rate may be applied based on applicable tax treaty with certain countries.

        The tax years 2005 through 2010 for the PRC subsidiary and VIE remain open to examination by the tax authorities as of December 31, 2010.

3GUU MOBILE ENTERTAINMENT INDUSTRIAL CO., LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of Renminbi ("RMB") and U.S. Dollars ("US$"), except for number of shares)

11. INCOME TAXES (Continued)

        (Loss) Income before income taxes consists of:

	For the year ended December 31, 2009	For the year ended December 31, 2010
	RMB	RMB
BVI	(17,365)	1,711
Hong Kong	(48)	—
PRC	899	20,853

Total	(16,514)	22,564

        The current and deferred components of the income tax expense appearing in the consolidated statements of operations are as follows:

	For the year ended December 31, 2009	For the year ended December 31, 2010
	RMB	RMB
Current tax expense	532	3,307
Deferred tax (benefit) expense	(472)	4,184

Income tax expense	60	7,491

        The reconciliation of income taxes computed at the PRC statutory tax rate of 25% to the effective income tax provision is as follows:

	For the year ended December 31, 2009	For the year ended December 31, 2010
	RMB	RMB
(Loss) income before income taxes	(16,514)	22,564

Income tax (benefit) expenses computed at the PRC statutory tax rate of 25%	(4,129)	5,641
Foreign tax rate differential	4,346	(428)
Nondeductible expenses	223	65
Nontaxable income	—	(4,616)
Tax holiday	(226)	(176)
Investment basis difference in VIE	—	4,399
Current/deferred rate differential	(330)	(53)
Unrecognized tax benefits	—	1,594
Interest and penalties on unrecognized tax benefits	176	1,065

Income tax provision	60	7,491

3GUU MOBILE ENTERTAINMENT INDUSTRIAL CO., LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of Renminbi ("RMB") and U.S. Dollars ("US$"), except for number of shares)

11. INCOME TAXES (Continued)

        Deferred taxes reflect the tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The components of deferred taxes are as follows:

As of December 31, 2009
RMB
Deferred tax assets, current portion:
Accrual expenses	416
Net operating loss carry forwards	11
Less: Valuation allowance	—

Deferred tax assets, current portion, net	427

Deferred tax assets, non-current portion:
Net operating losses carry forwards	500
Less: Valuation allowance	—

Deferred tax assets, non-current portion, net	500

        As of December 31, 2009, the Group had net operating losses of RMB61 which can be carried forward to offset future net profit for income tax purposes. The net operating losses carry-forwards as of December 31, 2009 will expire in year 2014 if not utilized.

        Aggregate undistributed earnings of the Group's subsidiary located in the PRC that are available for distribution to the non-PRC tax resident parent company at December 31, 2009 are considered to be indefinitely reinvested under ASC subtopic 740-30 ("ASC 740-30"), Income Taxes: Other Considerations or Special Areas. Accordingly, the amount of unrecognized deferred tax liabilities for temporary differences related to investments in PRC subsidiary is not determined because such a determination is not practical.

        For the year ended December 31, 2009, the Group has unrecognized tax benefits of RMB638. The unrecognized tax benefits recognized by the Company were mainly caused by the accounting error for under reporting of profits and error made in tax adjustments in tax filing. For the year ended December 31, 2009, unrecognized tax benefits of RMB638 would impact the effective tax rate, if recognized. It is possible that the amount of unrecognized tax benefits will change in the next twelve months, pending factors including changes in the amount of the PRC statutory taxable income due to the application and interpretation of the PRC tax law. However, an estimate of the range of the possible change cannot be made at this time.

3GUU MOBILE ENTERTAINMENT INDUSTRIAL CO., LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of Renminbi ("RMB") and U.S. Dollars ("US$"), except for number of shares)

11. INCOME TAXES (Continued)

        A roll-forward of accrued unrecognized tax benefits, excluding interest and penalties, is as follows:

For the year ended December 31, 2009
RMB
Balance at the beginning of year	135
Additions related to tax positions taken in the current year	266

Balance at the end of year	401

        During the years ended December 31, 2009 and 2010, the Group recorded income tax expenses for interest and penalties related to its unrecognized tax benefits of RMB176 and RMB1,065, respectively. Accrued interest and penalties related to unrecognized tax benefits were RMB237 as of December 31, 2009.

12. EMPLOYEE DEFINED CONTRIBUTION PLAN

        Full time employees of the Company's subsidiary and VIE in the PRC participate in a government mandated defined contribution plan, pursuant to which certain pension benefits, medical care, employee housing fund and other welfare benefits are provided to employees. Chinese labor regulations require that the PRC subsidiaries of the Group make contributions to the government for these benefits based on certain percentages of the employees' salaries up to maximum of three times the average annual salary for the city in which the subsidiaries operate for the prior year. The Company's subsidiary and VIE have no legal obligation for the benefits beyond the contributions made. The total amount of such employee benefits, which were expensed as incurred, were RMB907 and RMB1,039 for the years ended December 31, 2009 and 2010, respectively.

13. COMMITMENTS AND CONTINGENCIES

(a)    Operating lease commitments

        As of December 31, 2010, the Group had minimum lease payments under non-cancelable operating leases with initial terms in excess of one year as follows:

RMB
2011	724
2012	555
2013	555
2014	555
2015	370
Thereafter	—

2,759

        The Company's lease arrangements do not contain renewal options, rent escalation clauses, restrictions or contingent rents and are all conducted with third parties, and binding, and will not result

3GUU MOBILE ENTERTAINMENT INDUSTRIAL CO., LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of Renminbi ("RMB") and U.S. Dollars ("US$"), except for number of shares)

13. COMMITMENTS AND CONTINGENCIES (Continued)

in any violation of PRC laws or regulations currently in effect; and (iii) the Group's business operations are in compliance with existing PRC laws and regulations in all material respects.

        However, there are substantial uncertainties regarding the interpretation and application of current and future PRC laws and regulations. Accordingly, the Company cannot be assured that PRC regulatory authorities will not ultimately take a contrary view to its opinion. If the current ownership structure of the Company and its contractual arrangements with Yingzheng are found to be in violation of any existing or future PRC laws and regulations, the Company may be required to restructure its ownership structure and operations in the PRC to comply with the changing and new PRC laws and regulations. In the opinion of management, the likelihood of loss in respect of the Company's current ownership structure or the contractual arrangements with Yingzheng is remote based on current facts and circumstances.

(b)    Variable interest entity structure

        In the opinion of management, (i) the ownership structure of the Company and its VIE is in compliance with existing PRC laws and regulations; (ii) the contractual arrangements with the VIE and its shareholder are valid and binding, and will not result in any violation of PRC laws or regulations currently in effect; and (iii) the Group's business operations are in compliance with existing PRC laws and regulations in all material respects.

        However, there are substantial uncertainties regarding the interpretation and application of current and future PRC laws and regulations. Accordingly, the Company cannot be assured that PRC regulatory authorities will not ultimately take a contrary view to its opinion. If the current ownership structure of the Group and its contractual arrangements with its VIE are found to be in violation of any existing or future PRC laws and regulations, the Group may be required to restructure its ownership structure and operations in the PRC to comply with the changing and new PRC laws and regulations. In the opinion of management, the likelihood of loss in respect of the Group's current ownership structure or the contractual arrangements with its VIE is remote based on current facts and circumstances.

        In addition, the registered shareholders of the VIE are the Company's officers or employees. If conflicts of interest arise between these shareholders' duties to the Company and the VIE, these shareholders may not act in the Company's best interests and conflicts of interest may not be resolved in the Company's favor. In addition, these shareholders may breach or cause the VIE to breach or refuse to renew its existing contractual arrangements that allow the Company to exercise effective control over it and to receive economic benefits from it. If certain shareholders of Yingzheng do not comply with their fiduciary duties to the Company as its designated directors, or if the Company cannot resolve any conflicts of interest or disputes between the Company and such shareholders or any future beneficial owners of the VIE, the Company would have to rely on legal proceedings to remedy the situation, which could result in disruption of the Company's business and substantial uncertainty as to the outcome of any such legal proceedings. Further, these remedies may not always be effective, particularly in light of uncertainties in the PRC legal system. For example, the Company may have to resort to administrative and court proceedings to enforce the legal protection that the Company enjoys either by law or contract. Since PRC administrative and court authorities have significant discretion in

3GUU MOBILE ENTERTAINMENT INDUSTRIAL CO., LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Amounts in thousands of Renminbi ("RMB") and U.S. Dollars ("US$"), except for number of shares)

13. COMMITMENTS AND CONTINGENCIES (Continued)

interpreting and implementing statutory and contractual terms, it may be more difficult to evaluate the outcome of administrative and court proceedings and the level of legal protection the Company enjoys than in more developed legal systems. These uncertainties may impede the Company's ability to enforce the contracts it has entered into with the VIE and its shareholders.

(c)    Income taxes

        As of December 31, 2009 the Company has recognized RMB401 accrual for unrecognized tax benefits (Note 11). The final outcome of the tax uncertainty is dependent upon various matters including tax examinations, interpretation of tax laws or expiration of statutes of limitation. However, due to the uncertainties associated with the status of examinations, including the protocols of finalizing audits by the relevant tax authorities, there is a high degree of uncertainty regarding the future cash outflows associated with these tax uncertainties. As of December 31, 2009, the Group classified the accrual for unrecognized tax benefits as a non-current liability.

14. SUBSEQUENT EVENTS

        In accordance with ASC topic 855 ("ASC 855"), Subsequent Events, the Group evaluated subsequent events through August 25, 2011, which was the date that the consolidated financial statements were issued and filed with the Securities and Exchange Commission on Form F-1.

(a)    3GUU BVI options

        On January 3, 2011, 3GUU BVI granted options to purchase 0.610% of the equity interest in 3GUU BVI to certain non-employee director of the 3GUU Group at an exercise price of RMB1,708. These options are vested immediately and have a contractual life of two years.

笑傲江湖
XiaoAo
JiangHu
网游
CMGE
中国手游娱乐集团
China Mobile Games and Entertainment Group

China Mobile Games and Entertainment Group Limited

                        , 2012

        Through and including                        , 2012 (the 25th day after the date of this prospectus), all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 6.    Indemnification of Directors and Officers.

        Cayman Islands law does not limit the extent to which a company's articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as provisions that indemnify against civil fraud or the consequences of committing a crime. Our amended and restated memorandum and articles of association provide for indemnification of officers and directors for losses, damages, costs and expenses incurred or sustained by them in connection with the execution or discharge of their duties, powers, authorities or discretions as directors or officers of our company, to the fullest extent permissible under the Cayman Companies Law.

        Pursuant to the indemnification agreements the form of which was filed as Exhibit 10.2 to this registration statement, we have agreed to indemnify our directors and officers against certain liabilities and expenses incurred by such persons in connection with claims made by reason of their being directors or officers.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7.    Recent Sales of Unregistered Securities.

        During the past three years, we have issued and sold the securities listed below (including options to acquire our ordinary shares) without registering the securities under the Securities Act. None of these transactions involved any underwriting discounts or commissions or any public offering. As a foreign issuer without substantial U.S. market interest in our securities, we issued our ordinary shares through private placements outside the United States to non-U.S. persons and without any directed selling efforts in the United States and otherwise in compliance with all applicable conditions of Regulation S. Accordingly, we believe that each of the issuances below was exempt from registration under the Securities Act in reliance on Regulation S under the Securities Act. In addition we believe that the issuance of restricted shares below was also exempt from registration under the Securities Act in reliance on Rule 701, which allows an issuer that is not at the time of grant subject to the reporting requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934 and is not an investment company to make grants of securities pursuant to a written compensatory benefit plan or contract relating to compensation.

Purchaser	Date of Sale or Issuance	Number of Securities	Consideration	Underwriting Discount and Commission
VODone Limited	February 26, 2011	1,000 ordinary share	Nominal consideration	N/A
	August 23, 2011	2,500,000 ordinary shares	US$2,500	N/A
Dragon Joyce Limited	August 23, 2011	106,500,000 ordinary shares	N/A(1)	N/A
King Reach Limited	August 23, 2011	38,000,000 ordinary shares	N/A(2)	N/A
Greatfaith Group Limited	August 23, 2011	7,600,000 ordinary shares	N/A(3)	N/A
OWX Holding Co. Ltd.	August 23, 2011	43,500,000 ordinary shares	N/A(4)	N/A
Realphone Technology Co., Ltd	August 23, 2011	18,600,000 ordinary shares	N/A(5)	N/A
Action King Limited	August 23, 2011	59,999,000 ordinary shares	N/A(6)	N/A
Trilogic Investments Limited	August 23, 2011	25,800,000 ordinary shares	N/A(7)	N/A
Employees	August 24, 2011	1,220,000 restricted shares	US$1,200(8)	N/A
	March 16, 2012	639,000 restricted shares	US$639(9)	N/A
Core Tech Resources Inc.	May 11, 2012	15,450,144 ordinary shares	US$7,000,000	N/A
PVG Venture Capital Partners (Wuxi), Limited Partnership	May 11, 2012	11,035,817 ordinary shares	US$5,000,000	N/A

(1)
Representing purchase price for our 100% equity interests in each of Beauty Wave Limited and China Wave Group Limited pursuant to the swap agreement dated August 23, 2011.

(2)
Representing purchase price for VODone's acquisition of 25% equity interests in Dragon Joyce Limited pursuant to the swap agreement dated August 23, 2011.

(3)
Representing purchase price for VODone's acquisition of 5% equity interests in Dragon Joyce Limited pursuant to the swap agreement dated August 23, 2011.

(4)
Representing purchase price for our 100% equity interests in OWX Hong Kong Limited pursuant to the swap agreement dated August 23, 2011.

(5)
Representing purchase price for VODone's acquisition of 30% equity interests in OWX Holding Co. Ltd. pursuant to the swap agreement dated August 23, 2011.

(6)
Representing purchase price for our 70.0% equity interests in 3GUU Mobile Industrial Co., Ltd. pursuant to the swap agreement dated August 23, 2011.

(7)
Representing purchase price for our 30% equity interests in 3GUU Mobile Industrial Co., Ltd. pursuant to the swap agreement dated August 23, 2011.

(8)
Representing purchase price for the restricted shares we issued to our directors and officers on August 24, 2011.

(9)
Representing purchase price for the restricted shares we issued to our directors and officers on March 16, 2012.

Item 8.   Exhibits and Financial Statement Schedules.

(a)
Exhibits

        See Exhibit Index beginning on pages II-6 of this registration statement.

(b)
Financial Statement Schedules

        Schedules have been omitted because the information required to be set forth therein is not applicable or is shown in the consolidated financial statements or the notes thereto.

Item 9.    Undertakings.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in

Item 6, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

        The undersigned registrant hereby undertakes that:

          (1)   For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant under Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          (2)   For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Guangzhou, China, on                        , 2012.

China Mobile Games and Entertainment Group Limited
By:
	Name:	Ken Jian Xiao
	Title:	Chief Executive Officer

POWER OF ATTORNEY

        Each person whose signature appears below constitutes and appoints each of                        and                         as attorneys-in-fact with full power of substitution, for him or her in any and all capacities, to do any and all acts and all things and to execute any and all instruments which said attorney and agent may deem necessary or desirable to enable the registrant to comply with the Securities Act of 1933, as amended, (the "Securities Act"), and any rules, regulations and requirements of the Securities and Exchange Commission thereunder, in connection with the registration under the Securities Act of Class A ordinary shares of the registrant (the "Shares"), including, without limitation, the power and authority to sign the name of each of the undersigned in the capacities indicated below to the registration statement on Form F-1, or the Registration Statement, to be filed with the Securities and Exchange Commission with respect to such Shares, to any and all amendments or supplements to such Registration Statement, whether such amendments or supplements are filed before or after the effective date of such Registration Statement, to any related Registration Statement filed pursuant to Rule 462(b) under the Securities Act, and to any and all instruments or documents filed as part of or in connection with such Registration Statement or any and all amendments thereto, whether such amendments are filed before or after the effective date of such Registration Statement; and each of the undersigned hereby ratifies and confirms all that such attorney and agent shall do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities indicated on                        , 2012.

Signature	Title

Name: Lijun Zhang	Chairman of the board
Name: Hendrick Sin	Vice-chairman of the board
Name: Yongchao Wong	Vice-chairman of the board
Name: Ken Jian Xiao	Director and Chief Executive Officer (Principal executive officer)
Name: Ken Fei Fu Chang	Director and Chief Financial Officer (Principal financial and accounting officer)
Name: Chen-Wen Tarn	Director
Authorized U.S. Representative
Name:
Title:

China Mobile Games and Entertainment Group Limited

EXHIBIT INDEX

Exhibit Number		Description of Document
3.1		Amended and Restated Memorandum and Articles of Association of the Registrant, as currently in effect

3.2		Form of Amended and Restated Memorandum and Articles of Association of the Registrant (effective upon the closing of this distribution)

4.1	*	Registrant's Specimen American Depositary Receipt (included in Exhibit 4.3)

4.2	*	Registrant's Specimen Certificate for ordinary shares

4.3	*	Form of Deposit Agreement, among the Registrant, the depositary and holder of the American Depositary Receipts

5.1		Form of Opinion of Maples and Calder regarding the validity of the ordinary shares being registered and certain Cayman Islands tax matters

8.1		Form of Opinion of Maples and Calder regarding certain Cayman Islands tax matters (included in Exhibit 5.1)

8.2		Form of Opinion of Kirkland & Ellis International LLP regarding certain U.S. federal income tax matters

8.3		Form of Opinion of Guantao Law Firm regarding certain PRC tax matters

8.4		Form of Opinion of Appleby (Bermuda) Limited regarding certain Bermuda tax matters

8.5		Form of Opinion of Alex Ho & Co regarding certain Hong Kong tax matters

10.1		Form of Employment Agreement

10.2	**	Form of Indemnification Agreement

10.3	**	English translation of Share Purchase Agreement among King Reach Limited, Greatfaith Group Limited, Allstrong Investments Limited and VODone Limited dated October 9, 2009

10.4	**	English translation of Supplementary Agreement to Share Purchase Agreement among King Reach Limited, Greatfaith Group Limited, Allstrong Investments Limited and VODone Limited dated October 21, 2009

10.5	**	English translation of Shareholders Agreement among Dragon Joyce Limited, King Reach Limited, Greatfaith Group Limited, Allstrong Investments Limited and VODone Limited dated October 9, 2009

10.6	**	English translation of Equity Pledge Agreement among King Reach Limited, Greatfaith Group Limited, Allstrong Investments Limited, VODone Limited and Dragon Joyce Limited dated October 9, 2009

10.7	**	English translation of Supplementary Agreement to Equity Pledge Agreement among King Reach Limited, Greatfaith Group Limited, Allstrong Investments Limited, VODone Limited and Dragon Joyce Limited dated October 21, 2009

10.8	**	English translation of Asset Purchase Agreement among OWX Hong Kong Limited, Bright Way Technology (Hong Kong) Limited, Yixun Kuang and Zhenning Hu dated September 30, 2010

Exhibit Number		Description of Document
10.9	**	English translation of Equity Pledge Agreement among Yixun Kuang, Zhenning Hu and VODone Limited dated September 30, 2010

10.10	**	English translation of Supplementary Agreement to Equity Pledge Agreement among Yixun Kuang, Zhenning Hu and VODone Limited dated October 11, 2010

10.11	**	English translation of Shareholders Agreement among Yixun Kuang, Zhenning Hu, VODone Limited and OWX Holding Co. Ltd. dated October 11, 2010

10.12	**	English translation of Assignment Agreement among OWX Hong Kong Limited, OWX Holding Co., Ltd., VODone Limited, Bright Way Technology (Hong Kong) Limited, Yixun Kuang and Zhenning Hu dated October 11, 2010

10.13	**	English translation of Asset Purchase Agreement among OWX (Beijing) Technology Co., Ltd. and Shenzhen Tastech Electronics Co., Ltd. dated September 30, 2010

10.14	**	English translation of Share Purchase Agreement among Trilogic Investments Limited, CMHJ Technology Fund II, L.P., Natixis Ventech China AB, Action King Limited, 3GUU Mobile Entertainment Industrial Co., Ltd., Yongchao Wang, Feng Zheng, De Liang and VODone Limited dated December 29, 2010

10.15	**	English translation of Shareholders Agreement among Yongchao Wang, Trilogic Investments Limited, Action King Limited and 3GUU Mobile Entertainment Industrial Co., Ltd. dated December 31, 2010

10.16	**	Share Pledge Agreement among Trilogic Investments Limited, CMHJ Technology Fund II, L.P., Natixis Ventech China AB and Yongchao Wang dated December 31, 2010

10.17	**	English translation of Technology Services Agreement between Guangzhou Yitongtianxia Software Development Co., Ltd. and Guangzhou Yingzheng Information Technology Co., Ltd. dated August 6, 2010

10.18	**	English translation of Supplementary Agreement to Technology Services Agreement between Guangzhou Yitongtianxia Software Development Co., Ltd. and Guangzhou Yingzheng Information Technology Co., Ltd. dated December 30, 2011

10.19	**	English translation of Exclusive Technology Services and Market Promotion Services Agreement between Guangzhou Yitongtianxia Software Development Co., Ltd. and Guangzhou Yingzheng Information Technology Co., Ltd. dated October 28, 2009

10.20	**	English translation of Supplementary Agreement between Guangzhou Yitongtianxia Software Development Co., Ltd. and Guangzhou Yingzheng Information Technology Co., Ltd. dated January 6, 2011

10.21	**	English translation of Agreement for Voting Proxies among Yongchao Wang, Haiyan Shi, De Liang, Feng Zheng, Guangzhou Yitongtianxia Software Development Co., Ltd. and Guangzhou Yingzheng Information Technology Co., Ltd. dated October 28, 2009

10.22	**	English translation of Supplementary Agreement among Yongchao Wang, De Liang, Feng Zheng, Guangzhou Yitongtianxia Software Development Co., Ltd. and Guangzhou Yingzheng Information Technology Co., Ltd. dated December 30, 2010

10.23	**	English translation of Option Agreement among Guangzhou Yitongtianxia Software Development Co., Ltd., Yongchao Wang, Haiyan Shi, De Liang and Feng Zheng dated October 28, 2009

Exhibit Number		Description of Document
10.24	**	English translation of Loan Agreement among Guangzhou Yitongtianxia Software Development Co., Ltd., Yongchao Wang, Haiyan Shi, De Liang and Feng Zheng dated October 28, 2009

10.25	**	English translation of Supplementary Agreement to Loan Agreement among Guangzhou Yitongtianxia Software Development Co., Ltd., Yongchao Wang, De Liang and Feng Zheng dated December 30, 2011

10.26	**	English translation of Letter of Undertaking by Yongchao Wang to Action King Limited dated December 30, 2010

10.27	**	English translation of Supplementary Agreement between Guangzhou Yitongtianxia Software Development Co., Ltd., Guangzhou Yingzheng Information Technology Co., Ltd., Yongchao Wang, De Liang and Feng Zheng dated August 23, 2011

10.28	**	English translation of Equity Pledge Agreement between Yongchao Wang, Haiyan Shi, De Liang, Feng Zheng, Guangzhou Yitongtianxia Software Development Co., Ltd. and Guangzhou Yingzheng Information Technology Co., Ltd. dated October 28, 2009

10.29	**	English translation of Supplementary Agreement between 3GUU Mobile Entertainment Industrial Co., Ltd. and Guangzhou Yingzheng Information Technology Co., Ltd. dated December 16, 2011

10.30	**	English translation of Agreement on Issues regarding Shareholder Voting Proxy among Guangzhou Yingzheng Information Technology Co., Ltd., Guangzhou Titongtianxia Software Development Co., Ltd., 3GUU Mobile Entertainment Industrial Co., Ltd., Yongchao Wang, Feng Zheng and De Liang dated December 16, 2011

10.31	**	English translation of Asset Purchase Agreement between Huiyou Digital (Shenzhen) Co., Ltd. and Shenzhen Kuailefeng Software Development Co., Ltd. dated October 9, 2009

10.32	**	English translation of Exclusive Business Cooperation Agreement between Huiyou Digital (Shenzhen) Co., Ltd. and Shenzhen Kuailefeng Software Development Co., Ltd. dated October 9, 2009

10.33	**	English translation of Cooperation Agreement, as amended, for Mobile Phone Game Product Preinstalling Technology (Profit Sharing Mode) between Shenzhen Ouyinhua Information Consulting Co., Ltd. and Huiyou Digital (Shenzhen) Co., Ltd. dated August 23, 2011

10.34	**	English translation of Cooperation Agreement between Huiyou Digital (Shenzhen) Ltd. and Guangzhou Yingzheng Information Technology Co., Ltd. dated August 22, 2011

10.35	**	Share Swap Agreement among King Reach Limited, Greatfaith Group Limited, VODone Limited and China Mobile Games and Entertainment Group Limited dated August 23, 2011

10.36	**	Share Mortgage Agreement and Amendment Deed among King Reach Limited, Greatfaith Group Limited, Allstrong Investments Limited, and VODone Limited dated August 23, 2011 relating to the Share Purchase Agreement made by and entered between King Reach Limited, Great Faith Group Limited, All Strong Investments Limited, and VODone Limited dated October 9, 2009

10.37	**	Share Swap Agreement among Dragon Joyce Limited and China Mobile Games and Entertainment Group Limited dated August 23, 2011

Exhibit Number		Description of Document
10.38	**	Deed of Release among King Reach Limited, Greatfaith Group Limited, Allstrong Investments Limited, VODone Limited and Dragon Joyce Limited dated August 23, 2011 in connection with the Share Pledge dated October 9, 2009 and as amended by the Supplemental Share Pledge dated October 21, 2009 made by and entered between King Reach Limited, Greatfaith Group Limited, Allstrong Investments Limited, VODone Limited and Dragon Joyce Limited

10.39	**	Share Swap Agreement among OWX Holding Co. Ltd. and China Mobile Games and Entertainment Group Limited dated August 23, 2011

10.40	**	Share Swap Agreement among Realphone Technology Co., Ltd., VODone Limited and China Mobile Games and Entertainment Group Limited dated August 23, 2011

10.41	**	Share Mortgage Agreement among Realphone Technology Co., Ltd and VODone Limited dated August 23, 2011

10.42	**	Amendment Deed among OWX Holding Co. Ltd, Bright Way Technology (Hong Kong) Limited, Realphone Technology Co., Ltd and OWX Hong Kong Limited dated August 23, 2011 relating to the Asset Purchase Agreement dated September 30, 2010 made by and entered among OWX Hong Kong Limited, Bright Way Technology (Hong Kong) Limited, Yixun Kuang and Zhenning Hu as amended by the deed of novation dated October 11, 2010 and the second deed of novation dated December 20, 2010

10.43	**	Deed of Release between Realphone Technology Co., Ltd and VODone Limited dated August 23, 2011 in connection with the Share Pledge dated September 30, 2011 made by and between Yixun Kuang and Zhenning Hu as amended by the supplemental agreement dated October 11, 2010 and the deed of novation dated December 20, 2010

10.44	**	Share Swap Agreement between Action King Limited, Trilogic Investments Limited, China Mobile Games and Entertainment Group Limited and VODone Limited dated August 23, 2011

10.45	**	Share Mortgage Agreement among Trilogic Investments Limited and VODone Limited dated August 23, 2011

10.46	**	Amendment Deed among Trilogic Investments Limited, CMHJ Technology Fund II, L.P., Natixis Ventech China AB, Action King Limited, 3GUU Mobile Entertainment Industrial Co., Ltd, Yongchao Wang, Feng Zheng, De Liang and VODone Limited dated August 23, 2011 relating to the Share Purchase Agreement dated December 29, 2010 made and entered between Trilogic Investments Limited, CMHJ Technology Fund II, L.P., Natixis Ventech China AB, Action King Limited, 3GUU Mobile Entertainment Industrial Co., Ltd, Yongchao Wang, Feng Zheng, De Liang and VODone Limited

10.47	**	Share Option Scheme

10.48	*	Form of Amended and Restated Subscription Agreement between China Mobile Games and Entertainment Group Limited and directors or executive officers

10.49		2012 Share Incentive Plan

10.50	**	Non-compete Agreement between China Mobile Games and Entertainment Group Limited and VODone Limited dated October 21, 2011

10.51	*	Amendment to Non-compete Agreement between China Mobile Games and Entertainment Group Limited and VODone Limited dated , 2012

Exhibit Number		Description of Document
10.52	**	Administrative Services Agreement between VODone Limited and China Mobile Games and Entertainment Group Limited dated October 21, 2011

10.53	**	English translation of Cooperation Agreement Regarding China Mobile Game Business between China Mobile Group, Jiangsu Co. Ltd. and Guangzhou Yingzheng Information Technology Co., Ltd. dated July 19, 2010

10.54	**	English translation of SP Cooperation Agreement Regarding China Mobile Cellphone Game Business between China Mobile Group, Jiangsu Co. Ltd. and Guangzhou Yingzheng Information Technology Co., Ltd. dated October 16, 2010

10.55	**	English translation of SP Cooperation Agreement Regarding China Mobile Cellphone Game Business between China Mobile Group, Jiangsu Co. Ltd. and Guangzhou Yingzheng Information Technology Co., Ltd. dated December 20, 2011

10.56	**	Share Purchase Agreement among VODone Limited, China Mobile Games and Entertainment Group Limited, Core Tech Resources Inc., MediaTek Inc. and PVG Venture Capital Partners (Wuxi), Limited Partnership dated March 21, 2012

10.57	*	Amendment to Share Purchase Agreement among VODone Limited, China Mobile Games and Entertainment Group Limited, Core Tech Resources Inc., MediaTek Inc. and PVG Venture Capital Partners (Wuxi), Limited Partnership date , 2012

21.1	**	Subsidiaries of the Registrant

23.1	*	Consent of Ernst & Young Hua Ming, an independent registered public accounting firm

23.2		Form of Consent of Maples and Calder (included in Exhibit 5.1)

23.3		Form of Consent of Kirkland & Ellis International LLP (included in Exhibit 8.2)

23.4		Form of Consent of Guantao Law Firm (included in Exhibit 8.3)

23.5		Form of Consent of Appleby (Bermuda) Limited (included in Exhibit 8.4)

23.6		Form of Consent of Alex Ho & Co (included in Exhibit 8.5)

24.1		Powers of Attorney (included on signature page)

99.1		Code of Business Conduct and Ethics of the Registrant

99.2		Opinion of Guantao Law Firm regarding certain PRC matters

99.3		Consent of Analysys International

*
To be filed by amendment.

**
Previously filed.

Exhibit 3.1

Company No.: 251102

AMENDED AND RESTATED

MEMORANDUM

AND

ARTICLES OF ASSOCIATION

OF

China Mobile Games and Entertainment Group Limited

中國手遊娛樂集團有限公司

(adopted by special resolution passed on 11 May 2012)

Incorporated on the 20th day of January 2011

INCORPORATED IN THE CAYMAN ISLANDS

THE COMPANIES LAW (2011 Revision)

Company Limited by Shares

AMENDED AND RESTATED

MEMORANDUM OF ASSOCIATION

OF

China Mobile Games and Entertainment Group Limited

中國手遊娛樂集團有限公司

(adopted by special resolution passed on 11 May 2012)

1.                   The name of the Company is China Mobile Games and Entertainment Group Limited 中國手遊娛樂集團有限公司.

2.                   The Registered Office of the Company shall be at the offices of Maples Corporate Services Limited, Po Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands or at such other place as the Directors may from time to time decide.

3.                   The objects for which the Company is established are unrestricted and shall include, but without limitation, the following:

(a)              (i)                           To carry on the business of an investment company and to act as promoters and entrepreneurs and to carry on business as financiers, capitalists, concessionaires, merchants, brokers, traders, dealers, agents, importers and exporters and to undertake and carry on and execute all kinds of investment, financial, commercial, mercantile, trading and other operations.

(ii)                        To carry on whether as principals, agents or otherwise howsoever the business of realtors, developers, consultants, estate agents or managers, builders, contractors, engineers, manufacturers, dealers in or vendors of all types of property including services.

(b)              To exercise and enforce all rights and powers conferred by or incidental to the ownership of any shares, stock, obligations or other securities including without prejudice to the generality of the foregoing all such powers of veto or control as may be conferred by virtue of the holding by the Company of some special proportion of the issued or nominal amount thereof, to provide managerial and other executive, supervisory and consultant services for or in relation to any company in which the Company is interested upon such terms as may be thought fit.

(c)               To purchase or otherwise acquire, to sell, exchange, surrender, lease, mortgage, charge, convert, turn to account, dispose of and deal with real and personal property and rights of all kinds and, in particular, mortgages, debentures, produce, concessions, options, contracts, patents, annuities, licences, stocks, shares, bonds, policies, book debts, business concerns, undertakings, claims, privileges and choses in action of all kinds.

(d)              To subscribe for, conditionally or unconditionally, to underwrite, issue on commission or otherwise, take, hold, deal in and convert stocks, shares and securities of all kinds and to enter into partnership or into any arrangement for sharing profits, reciprocal concessions or cooperation with any person or company and to promote and aid in promoting, to constitute, form or organise any company, syndicate or partnership of any kind, for the purpose of acquiring and undertaking any property and liabilities of the Company or of advancing, directly or indirectly, the objects of the Company or for any other purpose which the Company may think expedient.

(e)               To stand surety for or to guarantee, support or secure the performance of all or any of the obligations of any person, firm or company whether or not related or affiliated to the Company in any manner and whether by personal covenant or by mortgage, charge or lien upon the whole or any part of the undertaking, property and assets of the Company, both present and future, including its uncalled capital or by any such method and whether or not the Company shall receive valuable consideration thereof.

(f)                To engage in or carry on any other lawful trade, business or enterprise which may at any time appear to the Directors of the Company capable of being conveniently carried on in conjunction with any of the aforementioned businesses or activities or which may appear to the Directors or the Company likely to be profitable to the Company.

In the interpretation of this Memorandum of Association in general and of this Clause 3 in particular no object, business or power specified or mentioned shall be limited or restricted by reference to or inference from any other object, business or power, or the name of the Company, or by the juxtaposition of two or more objects, businesses or powers and that, in the event of any ambiguity in this clause or else were in this Memorandum of Association, the same shall be resolved by such interpretation and construction as will widen and enlarge and not restrict the objects, businesses and powers of and exercisable by the Company.

4.                   Except as prohibited or limited by the Companies Law (2011 Revision), the Company shall have full power and authority to carry out any object and shall have and be capable of from time to time and at all times exercising any and all of the powers at any time or from time to time exercisable by a natural person or body corporate in doing in any part of the world whether as principal, agent, contractor or otherwise whatever may be considered by it necessary for the attainment of its objects and whatever else may be considered by it as incidental or conducive thereto or consequential thereon, including, but without in any way restricting the generality of the foregoing, the power to make any alterations or amendments to this Memorandum of Association and the Articles of Association of the Company considered necessary or convenient in the manner set out in the Articles of Association of the Company, and the power to do any of the following acts or things, viz: to pay all expenses of and incidental to the promotion, formation and incorporation of the Company; to register the Company to do business in any other jurisdiction; to sell, lease or dispose of any property of the Company; to draw, make, accept, endorse, discount, execute and issue promissory notes, debentures, bills of exchange, bills of lading, warrants and other negotiable or transferable instruments; to lend money or other assets and to act as guarantors; to borrow or raise money on the security of the undertaking or on all or any of the assets of the Company including uncalled capital or without security; to invest monies of the Company in such manner as the Directors determine; to promote other companies; to sell the undertaking of the Company for cash or any other consideration; to distribute assets in specie to Members of the Company; to make charitable or benevolent donations; to pay pensions or gratuities or provide other benefits in cash or kind to Directors, officers, employees, past or present and their families; to purchase Directors and officers liability insurance and to carry on any trade or business and generally to do all acts and things which, in the opinion of the Company or the Directors, may be conveniently or profitably or usefully acquired and dealt with, carried on, executed or done by the Company in connection with the business aforesaid PROVIDED THAT the Company shall only carry on the businesses for which a licence is required under the laws of the Cayman Islands when so licensed under the terms of such laws.

5.                   The liability of each Member is limited to the amount from time to time unpaid on such Member’s shares.

6.                   The share capital of the Company is US$1,000,000.00 divided into 1,000,000,000 shares of a nominal or par value of US$0.001 each with power for the Company insofar as is permitted by law, to redeem or purchase any of its shares and to increase or reduce the said capital subject to the provisions of the Companies Law (2011 Revision) and the Articles of Association and to issue any part of its capital, whether original, redeemed or increased with or without any preference, priority or special privilege or subject to any postponement of rights or to any conditions or restrictions and so that unless the conditions of issue shall otherwise expressly declare every issue of shares whether declared to be preference or otherwise shall be subject to the powers hereinbefore contained PROVIDED ALWAYS that, notwithstanding any provision to the contrary contained in this Memorandum of Association, the Company shall have no power to issue bearer shares, warrants, coupons or certificates.

7.                   If the Company is registered as exempted, its operations will be carried on subject to the provisions of Section 174 of the Companies Law (2011 Revision) and, subject to the provisions of the Companies Law (2011 Revision) and the Articles of Association, it shall have the power to register by way of continuation as a body corporate limited by shares under the laws of any jurisdiction outside the Cayman Islands and to be deregistered in the Cayman Islands.

THE COMPANIES LAW (2011 Revision)

Company Limited by Shares

AMENDED AND RESTATED

ARTICLES OF ASSOCIATION

OF

China Mobile Games and Entertainment Group Limited

中國手遊娛樂集團有限公司

(adopted by special resolution passed on 11 May 2012)

1.                   In these Articles Table A in the Schedule to the Statute does not apply and, unless there be something in the subject or context inconsistent therewith,

“Articles”	means the Articles as originally framed or as from time to time altered by Special Resolution.

“Auditors”	means the persons for the time being performing the duties of auditors of the company.

“Company”	means the above named Company.

“Core Tech”	means Core Tech Resources Inc., a company incorporated under the laws of the British Virgin Islands.

“debenture”	means debenture stock, mortgages, bonds and any other such securities of the Company whether constituting a charge on the assets of the Company or not.

“Directors”	means the directors for the time being of the Company.

“dividend”	includes bonus.

“Initial Purchase Price”	means US$0.45307

“Member”	shall bear the meaning as ascribed to it in the Statute.

“month”	means calendar month.

“paid-up”	means paid-up and/or credited as paid-up.

“PVG”	means PVG Venture Capital Partners (Wuxi), Limited Partnership, a company organized under the laws of the People’s Republic of China.

“registered office”	means the registered office for the time being of the Company.

“Seal”	means the common seal of the Company and includes every duplicate seal.

“Secretary”	includes an Assistant Secretary and any person appointed to perform the duties of Secretary of the Company.

“share”	includes a fraction of a share.

“Special
Resolution”	has the same meaning as in the Statute and includes a resolution approved in writing as described therein.

“Statute”	means the Companies Law of the Cayman Islands as amended and every statutory modification or re-enactment thereof for the time being in force.

“written” and	include all modes of representing or reproducing words in visible form.
“in writing”

Words importing the singular number only include the plural number and vice versa.

Words importing the masculine gender only include the feminine gender.

Words importing persons only include corporations.

2.                   The business of the Company may be commenced as soon after incorporation as the Directors shall see fit, notwithstanding that part only of the shares may have been allotted.

3.                   The Directors may pay, out of the capital or any other monies of the Company, all expenses incurred in or about the formation and establishment of the Company including the expenses of registration.

CERTIFICATES FOR SHARES

4.                   Certificates representing shares of the Company shall be in such form as shall be determined by the Directors. Such certificates may be under Seal. All certificates for shares shall be consecutively numbered or otherwise identified and shall specify the shares to which they relate. The name and address of the person to whom the shares represented thereby are issued, with the number of shares and date of issue, shall be entered in the register of Members of the Company. All certificates surrendered to the Company for transfer shall be cancelled and no new certificate shall be issued until the former certificate for a like number of shares shall have been surrendered and cancelled. The Directors may authorise certificates to be issued with the seal and authorised signature(s) affixed by some method or system of mechanical process.

5.                   Notwithstanding Article 4 of these Articles, if a share certificate be defaced, lost or destroyed, it may be renewed on payment of a fee of one dollar (US$l.00) or such less sum and on such terms (if any) as to evidence and indemnity and the payment of the expenses incurred by the Company in investigating evidence, as the Directors may prescribe.

ISSUE OF SHARES

6.                   Subject to the provisions, if any, in that behalf in the Memorandum of Association and to any direction that may be given by the Company in general meeting and without prejudice to any special rights previously conferred on the holders of existing shares, the Directors may allot, issue, grant options over or otherwise dispose of shares of the Company (including fractions of a share) with or without preferred, deferred or other special rights or restrictions, whether in regard to dividend, voting, return of capital or otherwise and to such persons, at such times and on such other terms as they think proper PROVIDED ALWAYS that, notwithstanding any provision to the contrary contained in these Articles of Association, the Company shall be precluded from issuing bearer shares, warrants, coupons or certificates.

7.                   The Company shall maintain a register of its Members and every person whose name is entered as a Member in the register of Members shall be entitled without payment to receive within two months after allotment or lodgement of transfer (or within such other period as the conditions of issue shall provide) one certificate for all his shares or several certificates each for one or more of his shares upon payment of fifty cents (US$0.50) for every certificate after the first or such less sum as the Directors shall from time to time determine provided that in respect of a share or shares held jointly by several persons the Company shall not be bound to issue more than one certificate and delivery of a certificate for a share to one of the several joint holders shall be sufficient delivery to all such holders.

TRANSFER OF SHARES

8.                   The instrument of transfer of any share shall be in writing and shall be executed by or on behalf of the transferor and the transferor shall be deemed to remain the holder of a share until the name of the transferee is entered in the register in respect thereof.

9.                   The Directors may in their absolute discretion decline to register any transfer of shares without assigning any reason therefor. If the Directors refuse to register a transfer they shall notify the transferee within two months of such refusal.

10.            The registration of transfers may be suspended at such time and for such periods as the Directors may from time to time determine, provided always that such registration shall not be suspended for more than 45 days in any year.

REDEEMABLE SHARES

11.            (a)              Subject to the provisions of the Statute and the Memorandum of Association, shares may be issued on the terms that they are, or at the option of the Company or the holder are, to be redeemed on such terms and in such manner as the Company, before the issue of the shares, may by Special Resolution determine.

(b)              Subject to the provisions of the Statute and the Memorandum of Association, the Company may purchase its own shares (including fractions of a share), including any redeemable shares, provided that the manner of purchase has first been authorised by the Company in general meeting and may make payment therefor in any manner authorised by the Statute, including out of capital.

VARIATION OF RIGHTS OF SHARES

12.            If at any time the share capital of the Company is divided into different classes of shares, the rights attached to any class (unless otherwise provided by the terms of issue of the shares of that class) may, whether or not the Company is being wound up, be varied with the consent in writing of the holders of three-fourths of the issued shares of that class, or with the sanction of a Special Resolution passed at a general meeting of the holders of the shares of that class.

The provisions of these Articles relating to general meetings shall apply to every such general meeting of the holders of one class of shares except that the necessary quorum shall be one person holding or representing by proxy at least one-third of the issued shares of the class and that any holder of shares of the class present in person or by proxy may demand a poll.

13.            The rights conferred upon the holders of the shares of any class issued with preferred or other rights shall not, unless otherwise expressly provided by the terms of issue of the shares of that class, be deemed to be varied by the creation or issue of further shares ranking pari passu therewith.

COMMISSION ON SALE OF SHARES

14.            The Company may in so far as the Statute from time to time permits pay a commission to any person in consideration of his subscribing or agreeing to subscribe whether absolutely or conditionally for any shares of the Company. Such commissions may be satisfied by the payment of cash or the lodgement of fully or partly paid-up shares or partly in one way and partly in the other. The Company may also on any issue of shares pay such brokerage as may be lawful.

NON-RECOGNITION OF TRUSTS

15.            No person shall be recognised by the Company as holding any share upon any trust and the Company shall not be bound by or be compelled in any way to recognise (even when having notice thereof) any equitable, contingent, future, or partial interest in any share, or any interest in any fractional part of a share, or (except only as is otherwise provided by these Articles or the Statute) any other rights in respect of any share except an absolute right to the entirety thereof in the registered holder.

LIEN ON SHARES

16.            The Company shall have a first and paramount lien and charge on all shares (whether fully paid-up or not) registered in the name of a Member (whether solely or jointly with others) for all debts, liabilities or engagements to or with the Company (whether presently payable or not) by such Member or his estate, either alone or jointly with any other person, whether a Member or not, but the Directors may at any time declare any share to be wholly or in part exempt from the provisions of this Article. The registration of a transfer of any such share shall operate as a waiver of the Company’s lien (if any) thereon. The Company’s lien (if any) on a share shall extend to all dividends or other monies payable in respect thereof.

17.            The Company may sell, in such manner as the Directors think fit, any shares on which the Company has a lien, but no sale shall be made unless a sum in respect of which the lien exists is presently payable, nor until the expiration of fourteen days after a notice in writing stating and demanding payment of such part of the amount in respect of which the lien exists as is presently payable, has been given to the registered holder or holders for the time being of the share, or the person, of which the Company has notice, entitled thereto by reason of his death or bankruptcy.

18.            To give effect to any such sale the Directors may authorise some person to transfer the shares sold to the purchaser thereof. The purchaser shall be registered as the holder of the shares comprised in any such transfer, and he shall not be bound to see to the application of the purchase money, nor shall his title to the shares be affected by any irregularity or invalidity in the proceedings in reference to the sale.

19.            The proceeds of such sale shall be received by the Company and applied in payment of such part of the amount in respect of which the lien exists as is presently payable and the residue, if any, shall (subject to a like lien for sums not presently payable as existed upon the shares before the sale) be paid to the person entitled to the shares at the date of the sale.

CALL ON SHARES

20.            (a)              The Directors may from time to time make calls upon the Members in respect of any monies unpaid on their shares (whether on account of the nominal value of the shares or by way of premium or otherwise) and not by the conditions of allotment thereof made payable at fixed terms, provided that no call shall be payable at less than one month from the date fixed for the payment of the last preceding call, and each Member shall (subject to receiving at least fourteen days notice specifying the time or times of payment) pay to the Company at the time or times so specified the amount called on the shares. A call may be revoked or postponed as the Directors may determine. A call may be made payable by installments.

(b)              A call shall be deemed to have been made at the time when the resolution of the Directors authorizing such call was passed.

(c)               The joint holders of a share shall be jointly and severally liable to pay all calls in respect thereof.

21.            If a sum called in respect of a share is not paid before or on a day appointed for payment thereof, the persons from whom the sum is due shall pay interest on the sum from the day appointed for payment thereof to the time of actual payment at such rate not exceeding ten per cent per annum as the Directors may determine, but the Directors shall be at liberty to waive payment of such interest either wholly or in part.

22.            Any sum which by the terms of issue of a share becomes payable on allotment or at any fixed date, whether on account of the nominal value of the share or by way of premium or otherwise, shall for the purposes of these Articles be deemed to be a call duly made, notified and payable on the date on which by the terms of issue the same becomes payable, and in the case of non-payment all the relevant provisions of these Articles as to payment of interest forfeiture or otherwise shall apply as if such sum had become payable by virtue of a call duly made and notified.

23.            The Directors may, on the issue of shares, differentiate between the holders as to the amount of calls or interest to be paid and the times of payment.

24.            (a)              The Directors may, if they think fit, receive from any Member willing to advance the same, all or any part of the monies uncalled and unpaid upon any shares held by him, and upon all or any of the monies so advanced may (until the same would but for such advances, become payable) pay interest at such rate not exceeding (unless the Company in general meeting shall otherwise direct) seven per cent per annum, as may be agreed upon between the Directors and the Member paying such sum in advance.

(b)              No such sum paid in advance of calls shall entitle the Member paying such sum to any portion of a dividend declared in respect of any period prior to the date upon which such sum would, but for such payment, become presently payable.

FORFEITURE OF SHARES

25.           (a)               If a Member fails to pay any call or instalment of a call or to make any payment required by the terms of issue on the day appointed for payment thereof, the Directors may, at any time thereafter during such time as any part of the call, instalment or payment remains unpaid, give notice requiring payment of so much of the call, instalment or payment as is unpaid, together with any interest which may have accrued and all expenses that have been incurred by the Company by reason of such non-payment. Such notice shall name a day (not earlier than the expiration of fourteen days from the date of giving of the notice) on or before which the payment required by the notice is to be made, and shall state that, in the event of non-payment at or before the time appointed the shares in respect of which such notice was given will be liable to be forfeited.

(b)              If the requirements of any such notice as aforesaid are not complied with, any share in respect of which the notice has been given may at any time thereafter, before the payment required by the notice has been made, be forfeited by a resolution of the Directors to that effect. Such forfeiture shall include all dividends declared in respect of the forfeited share and not actually paid before the forfeiture.

(c)               A forfeited share may be sold or otherwise disposed of on such terms and in such manner as the Directors think fit and at any time before a sale or disposition the forfeiture may be cancelled on such terms as the Directors think fit.

26.            A person whose shares have been forfeited shall cease to be a Member in respect of the forfeited hares, but shall, notwithstanding, remain liable to pay to the Company all monies which, at the date of forfeiture were payable by him to the Company in respect of the shares together with interest thereon, but his liability shall cease if and when the Company shall have received payment in full of all monies whenever payable in respect of the shares.

27.            A certificate in writing under the hand of one Director or the Secretary of the Company that a share in the Company has been duly forfeited on a date stated in the declaration shall be conclusive evidence of the fact therein stated as against all persons claiming to be entitled to the share. The Company may receive the consideration given for the share on any sale or disposition thereof and may execute a transfer of the share in favour of the person to whom the share is sold or disposed of and he shall thereupon be registered as the holder of the share and shall not be bound to see to the application of the purchase money, if any, nor shall his title to the share be affected by any irregularity or invalidity in the proceedings in reference to the forfeiture, sale or disposal of the share.

28.            The provisions of these Articles as to forfeiture shall apply in the case of non-payment of any sum which, by the terms of issue of a share, becomes payable at a fixed time, whether on account of the nominal value of the share or by way of premium as if the same had been payable by virtue of a call duly made and notified.

REGISTRATION OF EMPOWERING INSTRUMENTS

29.            The Company shall be entitled to charge a fee not exceeding one dollar (US$l.00) on the registration of every probate, letters of administration, certificate of death or marriage, power of attorney, notice in lieu of distringas, or other instrument.

TRANSMISSION OF SHARES

30.            In case of the death of a Member, the survivor or survivors where the deceased was a joint holder, and the legal personal representatives of the deceased where he was a sole holder, shall be the only persons recognised by the Company as having any title to his interest in the shares, but nothing herein ontained shall release the estate of any such deceased holder from any liability in respect of any shares which had been held by him solely or jointly with other persons.

31.            (a)              Any person becoming entitled to a share in consequence of the death or bankruptcy or liquidation or dissolution of a Member (or in any other way than by transfer) may, upon such evidence being produced as may from time to time be required by the Directors and subject as hereinafter provided, elect either to be registered himself as holder of the share or to make such transfer of the share to such other person nominated by him as the deceased or bankrupt person could have made and to have such person registered as the transferee thereof, but the Directors shall, in either case, have the same right to decline or suspend registration as they would have had in the case of a transfer of the share by that Member before his death or bankruptcy as the case may be.

(b)              If the person so becoming entitled shall elect to be registered himself as holder he shall deliver or send to the Company a notice in writing signed by him stating that he so elects.

32.            A person becoming entitled to a share by reason of the death or bankruptcy or liquidation or dissolution of the holder (or in any other case than by transfer) shall be entitled to the same dividends and other advantages to which he would be entitled if he were the registered holder of the share, except that he shall not, before being registered as a Member in respect of the share, be entitled in respect of it to exercise any right conferred by membership in relation to meetings of the Company PROVIDED HOWEVER that the Directors may at any time give notice requiring any such person to elect either to be registered himself or to transfer the share and if the notice is not complied with within ninety days the Directors may thereafter withhold payment of all dividends, bonuses or other monies payable in respect of the share until the requirements of the notice have been complied with.

AMENDMENT OF MEMORANDUM OF ASSOCIATION, CHANGE OF LOCATION OF

REGISTERED OFFICE & ALTERATION OF CAPITAL

33.            (a)              Subject to and in so far as permitted by the provisions of the Statute, the Company may from time to time by ordinary resolution alter or amend its Memorandum of Association otherwise than with respect to its name and objects and may, without restricting the generality of the foregoing:

(i)                 increase the share capital by such sum to be divided into shares of such amount or without nominal or par value as the resolution shall prescribe and with such rights, priorities and privileges annexed thereto, as the Company in general meeting may determine.

(ii)              consolidate and divide all or any of its share capital into shares of larger amount than its existing shares;

(iii)           by subdivision of its existing shares or any of them divide the whole or any part of its share capital into shares of smaller amount than is fixed by the Memorandum of Association or into shares without nominal or par value;

(iv)          cancel any shares which at the date of the passing of the resolution have not been taken or agreed to be taken by any person.

(b)              All new shares created hereunder shall be subject to the same provisions with reference to the payment of calls, liens, transfer, transmission, forfeiture and otherwise as the shares in the original share capital.

(c)               Subject to the provisions of the Statute, the Company may by Special Resolution change its name or alter its objects.

(d)              Without prejudice to Article 11 hereof and subject to the provisions of the Statute, the Company may by Special Resolution reduce its share capital and any capital redemption reserve fund.

(e)               Subject to the provisions of the Statute, the Company may by resolution of the Directors change the location of its registered office.

CLOSING REGISTER OF MEMBERS OR FIXING RECORD DATE

34.            For the purpose of determining Members entitled to notice of or to vote at any meeting of Members or any adjournment thereof, or Members entitled to receive payment of any dividend, or in order to make a determination of Members for any other proper purpose, the Directors of the Company may provide that the register of Members shall be closed for transfers for a stated period but not to exceed in any case 40 days. If the register of Members shall be so closed for the purpose of determining Members entitled to notice of or to vote at a meeting of Members such register shall be so closed for at least ten days immediately preceding such meeting and the record date for such determination shall be the date of the closure of the register of Members.

35.            In lieu of or apart from closing the register of Members, the Directors may fix in advance a date as the record date for any such determination of Members entitled to notice of or to vote at a meeting of the Members and for the purpose of determining the Members entitled to receive payment of any dividend the Directors may, at or within 90 days prior to the date of declaration of such dividend fix a subsequent date as the record date for such determination.

36.            If the register of Members is not so closed and no record date is fixed for the determination of Members entitled to notice of or to vote at a meeting of Members or Members entitled to receive payment of a dividend, the date on which notice of the meeting is mailed or the date on which the resolution of the Directors declaring such dividend is adopted, as the case may be, shall be the record date for such determination of Members. When a determination of Members entitled to vote at any meeting of Members has been made as provided in this section, such determination shall apply to any adjournment thereof.

GENERAL MEETING

37.            (a)              Subject to paragraph (c) hereof, the Company shall within one year of its incorporation and in each year of its existence thereafter hold a general meeting as its annual general meeting and shall specify the meeting as such in the notices calling it. The annual general meeting shall be held at such time and place as the Directors shall appoint and if no other time and place is prescribed by them, it shall be held at the registered office on the second Wednesday in December of each year at ten o’clock in the morning.

(b)              At these meetings the report of the Directors (if any) shall be presented.

(c)               If the Company is exempted as defined in the Statute it may but shall not be obliged to hold an annual general meeting.

38.           (a)               The Directors may whenever they think fit, and they shall on the requisition of Members of the Companyholding at the date of the deposit of the requisition not less than one-tenth of such of the paid-

up capital of the Company as at the date of the deposit carries the right of voting at general meetings of the Company, proceed to convene a general meeting of the Company.

(b)              The requisition must state the objects of the meeting and must be signed by the requisitionists and deposited at the registered office of the Company and may consist of several documents in like form each signed by one or more requisitionists.

(c)               If the Directors do not within 21 days from the date of the deposit of the requisition duly proceed to convene a general meeting, the requisitionists, or any of them representing more than one-half of the total voting rights of all of them, may themselves convene a general meeting, but any meeting so convened shall not be held after the expiration of three months after the expiration of the said 21 days.

(d)              A general meeting convened as aforesaid by requisitionists shall be convened in the same manner as nearly as possible as that in which general meetings are to be convened by Directors.

NOTICE OF GENERAL MEETINGS

39.            At least five days notice shall be given of an annual general meeting or any other general meeting. Every notice shall be exclusive of the day on which it is given or deemed to be given and of the day for which it is given and shall specify the place, the day and the hour of the meeting and the general nature of the business and shall be given in manner hereinafter mentioned or in such other manner if any as may be prescribed by the Company PROVIDED that a general meeting of the Company shall, whether or not the notice specified in this regulation has been given and whether or not the provisions of Article 38 have been complied with, be deemed to have been duly convened if it is so agreed:

(a)              in the case of a general meeting called as an annual general meeting by all the Members entitled to attend and vote thereat or their proxies; and

(b)              in the case of any other general meeting by a majority in number of the Members having a right to attend and vote at the meeting, being a majority together holding not less than 75 per cent in nominal value or in the case of shares without nominal or par value 75 per cent of the shares in issue, or their proxies.

40.            The accidental omission to give notice of a general meeting to, or the non-receipt of notice of a meeting by any person entitled to receive notice shall not invalidate the proceedings of that meeting.

PROCEEDINGS AT GENERAL MEETINGS

41.            No business shall be transacted at any general meeting unless a quorum of Members is present at the time when the meeting proceeds to business; two Members present in person or by proxy shall be a quorum provided always that if the Company has one Member of record the quorum shall be that one Member present in person or by proxy.

42.            A resolution (including a Special Resolution) in writing (in one or more counterparts) signed by all Members for the time being entitled to receive notice of and to attend and vote at general meetings (or being corporations by their duly authorised representatives) shall be as valid and effective as if the same had been passed at a general meeting of the Company duly convened and held.

43.            If within half an hour from the time appointed for the meeting a quorum is not present, the meeting, if convened upon the requisition of Members, shall be dissolved and in any other case it shall stand adjourned to the same day in the next week at the same time and place or to such other time or such other place as the Directors may determine and if at the adjourned meeting a quorum is not present within half an hour from the time appointed for the meeting the Members present shall be a quorum.\

44.            The Chairman, if any, of the Board of Directors shall preside as Chairman at every general meeting of the Company, or if there is no such Chairman, or if he shall not be present within fifteen minutes after the time appointed for the holding of the meeting, or is unwilling to act, the Directors present shall elect one of their number to be Chairman of the meeting.

45.            If at any general meeting no Director is willing to act as Chairman or if no Director is present within fifteen minutes after the time appointed for holding the meeting, the Members present shall choose one of their number to be Chairman of the meeting.

46.            The Chairman may, with the consent of any general meeting duly constituted hereunder, and shall if so directed by the meeting, adjourn the meeting from time to time and from place to place, but no business shall be transacted at any adjourned meeting other than the business left unfinished at the meeting from which the adjournment took place. When a general meeting is adjourned for 30 days or more, notice of the adjourned meeting shall be given as in the case of an original meeting; save as aforesaid it shall not be necessary to give any notice of an adjournment or of the business to be transacted at an adjourned general meeting.

47.            At any general meeting a resolution put to the vote of the meeting shall be decided on a show of hands unless a poll is, before or on the declaration of the result of the show of hands, demanded by the Chairman or any other Member present in person or by proxy.

48.            Unless a poll be so demanded a declaration by the Chairman that a resolution has on a show of hands been carried, or carried unanimously, or by a particular majority, or lost, and an entry to that effect in the Company’s Minute Book containing the Minutes of the proceedings of the meeting shall be conclusive evidence of that fact without proof of the number or proportion of the votes recorded in favour of or against such resolution.

49.            The demand for a poll may be withdrawn.

50.            Except as provided in Article 52, if a poll is duly demanded it shall be taken in such manner as the Chairman directs and the result of the poll shall be deemed to be the resolution of the general meeting at which the poll was demanded.

51.            In the case of an equality of votes, whether on a show of hands or on a poll, the Chairman of the general meeting at which the show of hands takes place or at which the poll is demanded, shall be entitled to a second or casting vote.

52.            A poll demanded on the election of a Chairman or on a question of adjournment shall be taken forthwith. A poll demanded on any other question shall be taken at such time as the Chairman of the general meeting directs and any business other than that upon which a poll has been demanded or is contingent thereon may be proceeded with pending the taking of the poll.

VOTES OF MEMBERS

53.            Subject to any rights or restrictions for the time being attached to any class or classes of shares, on a show of hands every Member of record present in person or by proxy at a general meeting shall have one vote and on a poll every Member of record present in person or by proxy shall have one vote for each share registered in his name in the register of Members.

54.            In the case of joint holders of record the vote of the senior who tenders a vote, whether in person or by proxy, shall be accepted to the exclusion of the votes of the other joint holders, and for this purpose seniority shall be determined by the order in which the names stand in the register of Members.

55.            A Member of unsound mind, or in respect of whom an order has been made by any court, having jurisdiction in lunacy, may vote, whether on a show of hands or on a poll, by his committee, receiver, curator bonis, or other person in the nature of a committee, receiver or curator bonis appointed by that court, and any such committee, receiver, curator bonis or other persons may vote by proxy.

56.            No Member shall be entitled to vote at any general meeting unless he is registered as a shareholder of the Company on the record date for such meeting nor unless all calls or other sums presently payable by him in respect of shares in the Company have been paid.

57.            No objection shall be raised to the qualification of any voter except at the general meeting or adjourned general meeting at which the vote objected to is given or tendered and every vote not disallowed at such general meeting shall be valid for all purposes. Any such objection made in due time shall be referred to the Chairman of the general meeting whose decision shall be final and conclusive.

58.            On a poll or on a show of hands votes may be given either personally or by proxy.

PROXIES

59.            The instrument appointing a proxy shall be in writing and shall be executed under the hand of the appointor or of his attorney duly authorised in writing, or, if the appointor is a corporation under the hand of an officer or attorney duly authorised in that behalf. A proxy need not be a Member of the Company.

60.            The instrument appointing a proxy shall be deposited at the registered office of the Company or at such other place as is specified for that purpose in the notice convening the meeting no later than the time for holding the meeting, or adjourned meeting provided that the Chairman of the Meeting may at his discretion direct that an instrument of proxy shall be deemed to have been duly deposited upon receipt of telex, cable or telecopy confirmation from the appointor that the instrument of proxy duly signed is in the course of transmission to the Company.

61.            The instrument appointing a proxy may be in any usual or common form and may be expressed to be for a particular meeting or any adjournment thereof or generally until revoked. An instrument appointing a proxy shall be deemed to include the power to demand or join or concur in demanding a poll.

62.            A vote given in accordance with the terms of an instrument of proxy shall be valid notwithstanding the previous death or insanity of the principal or revocation of the proxy or of the authority under which the proxy was executed, or the transfer of the share in respect of which the proxy is given provided that no intimation in writing of such death, insanity, revocation or transfer as aforesaid shall have been received by the Company at the registered office before the commencement of the general meeting, or adjourned meeting at which it is sought to use the proxy.

63.            Any corporation which is a Member of record of the Company may in accordance with its Articles or in the absence of such provision by resolution of its Directors or other governing body authorise such person as it thinks fit to act as its representative at any meeting of the Company or of any class of Members of the Company, and the person so authorised shall be entitled to exercise the same powers on behalf of the corporation which he represents as the corporation could exercise if it were an individual Member of record of the Company.

64.            Shares of its own capital belonging to the Company or held by it in a fiduciary capacity shall not be voted, directly or indirectly, at any meeting and shall not be counted in determining the total number of outstanding shares at any given time.

DIRECTORS

65.            There shall be a Board of Directors consisting of not less than one or more than twelve persons (exclusive of alternate Directors) PROVIDED HOWEVER that the Company may from time to time by ordinary resolution increase or reduce the limits in the number of Directors. The first Directors of the Company shall be determined in writing by, or appointed by a resolution of, the subscribers of the Memorandum of Association or a majority of them.

66.            The remuneration to be paid to the Directors shall be such remuneration as the Directors shall determine. Such remuneration shall be deemed to accrue from day to day. The Directors shall also be entitled to be paid their travelling, hotel and other expenses properly incurred by them in going to, attending and returning from meetings of the Directors, or any committee of the Directors, or general meetings of the Company, or otherwise in connection with the business of the Company, or to receive a fixed allowance in respect thereof as may be determined by the Directors from time to time, or a combination partly of one such method and partly the other.

67.            The Directors may by resolution award special remuneration to any Director of the Company undertaking any special work or services for, or undertaking any special mission on behalf of, the Company other than his ordinary routine work as a Director. Any fees paid to a Director who is also counsel or solicitor to the Company, or otherwise serves it in a professional capacity shall be in addition to his remuneration as a Director.

68.            A Director or alternate Director may hold any other office or place of profit under the Company (other than the office of Auditor) in conjunction with his office of Director for such period and on such terms as to remuneration and otherwise as the Directors may determine.

69.            A Director or alternate Director may act by himself or his firm in a professional capacity for the Company and he or his firm shall be entitled to remuneration for professional services as if he were not a Director or alternate Director.

70.            A shareholding qualification for Directors may be fixed by the Company in general meeting, but unless and until so fixed no qualification shall be required.

71.            A Director or alternate Director of the Company may be or become a director or other officer of or otherwise interested in any company promoted by the Company or in which the Company may be interested as shareholder or otherwise and no such Director or alternate Director shall be accountable to the Company for any remuneration or other benefits received by him as a director or officer of, or from his interest in, such other company.

72.            No person shall be disqualified from the office of Director or alternate Director or prevented by such office from contracting with the Company, either as vendor, purchaser or otherwise, nor shall any such contract or any contract or transaction entered into by or on behalf of the Company in which any Director or alternate Director shall be in any way interested be or be liable to be avoided, nor shall any Director or alternate Director so contracting or being so interested be liable to account to the Company for any profit realised by any such contract or transaction by reason of such Director holding office or of the fiduciary relation thereby established. A Director (or his alternate Director in his absence) shall be at liberty to vote in respect of any contract or transaction in which he is so interested as aforesaid PROVIDED HOWEVER that the nature of the interest of any Director or alternate Director in any such contract or transaction shall be disclosed by him or the alternate Director appointed by him at or prior to its consideration and any vote thereon.

73.            A general notice that a Director or alternate Director is a shareholder of any specified firm or company and is to be regarded as interested in any transaction with such firm or company shall be sufficient disclosure under Article 72 and after such general notice it shall not be necessary to give special notice relating to any particular transaction.

ALTERNATE DIRECTORS

74.            Subject to the exception contained in Article 82, a Director who expects to be unable to attend Directors’ Meetings because of absence, illness or otherwise may appoint any person to be an alternate Director to act in his stead and such appointee whilst he holds office as an alternate Director shall, in the event of absence therefrom of his appointor, be entitled to attend meetings of the Directors and to vote thereat and to do, in the place and stead of his appointor, any other act or thing which his appointor is permitted or required to do by virtue of his being a Director as if the alternate Director were the appointor, other than appointment of an alternate to himself, and he shall ipso facto vacate office if and when his appointor ceases to be a Director or removes the appointee from office. Any appointment or removal under this Article shall be effected by notice in writing under the hand of the Director making the same.

POWERS AND DUTIES OF DIRECTORS

75.            The business of the Company shall be managed by the Directors (or a sole Director if only one is appointed) who may pay all expenses incurred in promoting, registering and setting up the Company, and may exercise all such powers of the Company as are not, from time to time by the Statute, or by these Articles, or such regulations, being not inconsistent with the aforesaid, as may be prescribed by the Company in general meeting required to be exercised by the Company in general meeting PROVIDED HOWEVER that no regulations made by the Company in general meeting shall invalidate any prior act of the Directors which would have been valid if that regulation had not been made.

76.            The Directors may from time to time and at any time by powers of attorney appoint any company, firm, person or body of persons, whether nominated directly or indirectly by the Directors, to be the attorney or attorneys of the Company for such purpose and with such powers, authorities and discretions (not exceeding those vested in or exercisable by the Directors under these Articles) and for such period and subject to such conditions as they may think fit, and any such powers of attorney may contain such provisions for the protection and convenience of persons dealing with any such attorneys as the Directors may think fit and may also authorise any such attorney to delegate all or any of the powers, authorities and discretions vested in him.

77.            All cheques, promissory notes, drafts, bills of exchange and other negotiable instruments and all receipts for monies paid to the Company shall be signed, drawn, accepted, endorsed or otherwise executed as the case may be in such manner as the Directors shall from time to time by resolution determine.

78.            The Directors shall cause minutes to be made in books provided for the purpose:

(a)              of all appointments of officers made by the Directors;

(b)              of the names of the Directors (including those represented thereat by an alternate or by proxy) present at each meeting of the Directors and of any committee of the Directors;

(c)               of all resolutions and proceedings at all meetings of the Company and of the Directors and of committees of Directors.

79.            The Directors on behalf of the Company may pay a gratuity or pension or allowance on retirement to any Director who has held any other salaried office or place of profit with the Company or to his widow or dependants and may make contributions to any fund and pay premiums for the purchase or provision of any such gratuity, pension or allowance.

80.            The Directors may exercise all the powers of the Company to borrow money and to mortgage or charge its undertaking, property and uncalled capital or any part thereof and to issue debentures, debenture stock and other securities whether outright or as security for any debt, liability or obligation of the Company or of any third party.

MANAGEMENT

81.            (a)              The Directors may from time to time provide for the management of the affairs of the Company in such manner as they shall think fit and the provisions contained in the three next following paragraphs shall be without prejudice to the general powers conferred by this paragraph.

(b)              The Directors from time to time and at any time may establish any committees, local boards or agencies for managing any of the affairs of the Company and may appoint any persons to be members of such committees or local boards or any managers or agents and may fix their remuneration.

(c)               The Directors from time to time and at any time may delegate to any such committee, local board, manager or agent any of the powers, authorities and discretions for the time being vested in the Directors and may authorise the members for the time being of any such local board, or any of them to fill up any vacancies therein and to act notwithstanding vacancies and any such appointment or delegation may be made on such terms and subject to such conditions as the Directors may think fit and the Directors may at any time remove any person so appointed and may annul or vary any such delegation, but no person dealing in good faith and without notice of any such annulment or variation shall be affected thereby.

(d)              Any such delegates as aforesaid may be authorised by the Directors to subdelegate all or any of the powers, authorities, and discretions for the time being vested in them.

MANAGING DIRECTORS

82.            The Directors may, from time to time, appoint one or more of their body (but not an alternate Director) to the office of Managing Director for such term and at such remuneration (whether by way of salary, or commission, or participation in profits, or partly in one way and partly in another) as they may think fit but his appointment shall be subject to determination ipso facto if he ceases from any cause to be a Director and no alternate Director appointed by him can act in his stead as a Director or Managing Director.

83.            The Directors may entrust to and confer upon a Managing Director any of the powers exercisable by them upon such terms and conditions and with such restrictions as they may think fit and either collaterally with or to the exclusion of their own powers and may from time to time revoke, withdraw, alter or vary all or any of such powers.

PROCEEDINGS OF DIRECTORS

84.            Except as otherwise provided by these Articles, the Directors shall meet together for the despatch of business, convening, adjourning and otherwise regulating their meetings as they think fit. Questions arising at any meeting shall be decided by a majority of votes of the Directors and alternate Directors present at a meeting at which there is a quorum, the vote of an alternate Director not being counted if his appointor be present at such meeting. In case of an equality of votes, the Chairman shall have a second or casting vote.

85.            A Director or alternate Director may, and the Secretary on the requisition of a Director or alternate Director shall, at any time summon a meeting of the Directors by at least two days notice in writing to every Director and alternate Director which notice shall set forth the general nature of the business to be considered unless notice is waived by all the Directors (or their alternates) either at, before or after the meeting is held and PROVIDED FURTHER if notice is given in person, by cable, telex or telecopy the same shall be deemed to have been given on the day it is delivered to the Directors or transmitting organisation as the case may be. The provisions of Article 40 shall apply mutatis mutandis with respect to notices of meetings of Directors.

86.            The quorum necessary for the transaction of the business of the Directors may be fixed by the Directors and unless so fixed shall be two, a Director and his appointed alternate Director being considered only one person for this purpose, PROVIDED ALWAYS that if there shall at any time be only a sole Director the quorum shall be one. For the purposes of this Article an alternate Director or proxy appointed by a Director shall be counted in a quorum at a meeting at which the Director appointing him is not present.

87.            The continuing Directors may act notwithstanding any vacancy in their body, but if and so long as their number is reduced below the number fixed by or pursuant to these Articles as the necessary quorum of Directors the continuing Directors or Director may act for the purpose of increasing the number of Directors to that number, or of summoning a general meeting of the Company, but for no other purpose.

88.            The Directors may elect a Chairman of their Board and determine the period for which he is to hold office; but if no such Chairman is elected, or if at any meeting the Chairman is not present within five minutes after the time appointed for holding the same, the Directors present may choose one of their number to be Chairman of the meeting.

89.            The Directors may delegate any of their powers to committees consisting of such member or members of the Board of Directors (including Alternate Directors in the absence of their appointors) as they think fit; any committee so formed shall in the exercise of the powers so delegated conform to any regulations that may be imposed on it by the Directors.

90.            A committee may meet and adjourn as it thinks proper. Questions arising at any meeting shall be determined by a majority of votes of the members present, and in the case of an equality of votes the Chairman shall have a second or casting vote.

91.            All acts done by any meeting of the Directors or of a committee of Directors (including any person acting as an alternate Director) shall, notwithstanding that it be afterwards discovered that there was some defect in the appointment of any Director or alternate Director, or that they or any of them were disqualified, be as valid as if every such person had been duly appointed and qualified to be a Director or alternate Director as the case may be.

92.            Members of the Board of Directors or of any committee thereof may participate in a meeting of the Board or of such committee by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other and participation in a meeting pursuant to this provision shall constitute presence in person at such meeting. A resolution in writing (in one or more counterparts), signed by all the Directors for the time being or all the members of a committee of Directors (an alternate Director being entitled to sign such resolution on behalf of his appointor) shall be as valid and effectual as if it had been passed at a meeting of the Directors or committee as the case may be duly convened and held.

93.            (a)              A Director may be represented at any meetings of the Board of Directors by a proxy appointed by him in which event the presence or vote of the proxy shall for all purposes be deemed to be that of the Director.

(b)              The provisions of Articles 59-62 shall mutatis mutandis apply to the appointment of proxies by Directors.

VACATION OF OFFICE OF DIRECTOR

94.            The office of a Director shall be vacated:

(a)              if he gives notice in writing to the Company that he resigns the office of Director;

(b)              if he absents himself (without being represented by proxy or an alternate Director appointed by him) from three consecutive meetings of the Board of Directors without special leave of absence from the Directors, and they pass a resolution that he has by reason of such absence vacated office;

(c)               if he dies, becomes bankrupt or makes any arrangement or composition with his creditors generally;

(d)              if he is found a lunatic or becomes of unsound mind.

APPOINTMENT AND REMOVAL OF DIRECTORS

95.            The Company may by ordinary resolution appoint any person to be a Director and may in like manner remove any Director and may in like manner appoint another person in his stead.

96.            The Directors shall have power at any time and from time to time to appoint any person to be a Director, either to fill a casual vacancy or as an addition to the existing Directors but so that the total amount of Directors (exclusive of alternate Directors) shall not at any time exceed the number fixed in accordance with these Articles.

PRESUMPTION OF ASSENT

97.            A Director of the Company who is present at a meeting of the Board of Directors at which action on any Company matter is taken shall be presumed to have assented to the action taken unless his dissent shall be entered in the Minutes of the meeting or unless he shall file his written dissent from such action with the person acting as the Secretary of the meeting before the adjournment thereof or shall forward such dissent by registered mail to such person immediately after the adjournment of the meeting. Such right to dissent shall not apply to a Director who voted in favour of such action.

SEAL

98.            (a)              The Company may, if the Directors so determine, have a Seal which shall, subject to paragraph (c) hereof, only be used by the authority of the Directors or of a committee of the Directors authorised by the Directors in that behalf and every instrument to which the Seal has been affixed shall be signed by one person who shall be either a Director or the Secretary or Secretary-Treasurer or some person appointed by the Directors for the purpose.

(b)              The Company may have for use in any place or places outside the Cayman Islands a duplicate Seal or Seals each of which shall be a facsimile of the Common Seal of the Company and, if the Directors so determine, with the addition on its face of the name of every place where it is to be used.

(c)               A Director, Secretary or other officer or representative or attorney may without further authority of the Directors affix the Seal of the Company over his signature alone to any document of the Company required to be authenticated by him under Seal or to be filed with the Registrar of Companies in the Cayman Islands or elsewhere wheresoever.

OFFICERS

99.            The Company may have a President, a Secretary or Secretary-Treasurer appointed by the Directors who may also from time to time appoint such other officers as they consider necessary, all for such terms, at such remuneration and to perform such duties, and subject to such provisions as to disqualification and removal as the Directors from time to time prescribe.

DIVIDENDS, DISTRIBUTIONS AND RESERVE

100.     Subject to the Statute, the Directors may from time to time declare dividends (including interim dividends) and distributions on shares of the Company outstanding and authorise payment of the same out of the funds of the Company lawfully available therefore.

101.     The Directors may, before declaring any dividends or distributions, set aside such sums as they think proper as a reserve or reserves which shall at the discretion of the Directors, be applicable for any purpose of the

Company and pending such application may, at the like discretion, be employed in the business of the Company.

102.     No dividend or distribution shall be payable except out of the profits of the Company, realised or unrealised, or out of the share premium account or as otherwise permitted by the Statute.

103.     Subject to the rights of persons, if any, entitled to shares with special rights as to dividends or distributions, if dividends or distributions are to be declared on a class of shares they shall be declared and paid according to the amounts paid or credited as paid on the shares of such class outstanding on the record date for such dividend or distribution as determined in accordance with these Articles but no amount paid or credited as paid on a share in advance of calls shall be treated for the purpose of this Article as paid on the share.

104.     The Directors may deduct from any dividend or distribution payable to any Member all sums of money (if any) presently payable by him to the Company on account of calls or otherwise.

105.     The Directors may declare that any dividend or distribution be paid wholly or partly by the distribution of specific assets and in particular of paid up shares, debentures, or debenture stock of any other company or in any one or more of such ways and where any difficulty arises in regard to such distribution, the Directors may settle the same as they think expedient and in particular may issue fractional certificates and fix the value for distribution of such specific assets or any part thereof and may determine that cash payments shall be made to any Members upon the footing of the value so fixed in order to adjust the rights of all Members and may vest any such specific assets in trustees as may seem expedient to the Directors.

106.     Any dividend, distribution, interest or other monies payable in cash in respect of shares may be paid by cheque or warrant sent through the post directed to the registered address of the holder or, in the case of joint holders, to the holder who is first named on the register of Members or to such person and to such address as such holder or joint holders may in writing direct. Every such cheque or warrant shall be made payable to the order of the person to whom it is sent. Any one of two or more joint holders may give effectual receipts for any dividends, bonuses, or other monies payable in respect of the share held by them as joint holders.

107.     No dividend or distribution shall bear interest against the Company.

CAPITALISATION

108.     The Company may upon the recommendation of the Directors by ordinary resolution authorise the Directors to capitalise any sum standing to the credit of any of the Company’s reserve accounts (including share premium account and capital redemption reserve fund) or any sum standing to the credit of profit and loss account or otherwise available for distribution and to appropriate such sum to Members in the proportions in which such sum would have been divisible amongst them had the same been a distribution of profits by way of dividend and to apply such sum on their behalf in paying up in full unissued shares for allotment and distribution credited as fully paid up to and amongst them in the proportion aforesaid. In such event the Directors shall do all acts and things required to give effect to such capitalisation, with full power to the Directors to make such provisions as they think fit for the case of shares becoming distributable in fractions (including provisions whereby the benefit of fractional entitlements accrue to the Company rather than to the Members concerned). The Directors may authorise any person to enter on behalf of all of the Members interested into an agreement with the Company providing for such capitalisation and matters incidental thereto and any agreement made under such authority shall be effective and binding on all concerned.

BOOKS OF ACCOUNT

109.     The Directors shall cause proper books of account to be kept with respect to:

(a)              all sums of money received and expended by the Company and the matters in respect of which the receipt or expenditure takes place;

(b)              all sales and purchases of goods by the Company;

(c)               the assets and liabilities of the Company.

Proper books shall not be deemed to be kept if there are not kept such books of account as are necessary to give a true and fair view of the state of the Company’s affairs and to explain its transactions.

110.     The Directors shall from time to time determine whether and to what extent and at what times and places and under what conditions or regulations the accounts and books of the Company or any of them shall be open to the inspection of Members not being Directors and no Member (not being a Director) shall have any right of inspecting any account or book or document of the Company except as conferred by Statute or authorised by the Directors or by the Company in general meeting.

111.     The Directors may from time to time cause to be prepared and to be laid before the Company in general meeting profit and loss accounts, balance sheets, group accounts (if any) and such other reports and accounts as may be required by law.

AUDIT

112.     The Company may at any annual general meeting appoint an Auditor or Auditors of the Company who shall hold office until the next annual general meeting and may fix his or their remuneration.

113.     The Directors may before the first annual general meeting appoint an Auditor or Auditors of the Company who shall hold office until the first annual general meeting unless previously removed by an ordinary resolution of the Members in general meeting in which case the Members at that meeting may appoint Auditors. The Directors may fill any casual vacancy in the office of Auditor but while any such vacancy continues the surviving or continuing Auditor or Auditors, if any, may act. The remuneration of any Auditor appointed by the Directors under this Article may be fixed by the Directors.

114.     Every Auditor of the Company shall have a right of access at all times to the books and accounts and vouchers of the Company and shall be entitled to require from the Directors and Officers of the Company such information and explanation as may be necessary for the performance of the duties of the auditors.

115.     Auditors shall at the next annual general meeting following their appointment and at any other time during their term of office, upon request of the Directors or any general meeting of the Members, make a report on the accounts of the Company in general meeting during their tenure of office.

NOTICES

116.     Notices shall be in writing and may be given by the Company to any Member either personally or by sending it by post, cable, telex or telecopy to him or to his address as shown in the register of Members, such notice, if mailed, to be forwarded airmail if the address be outside the Cayman Islands.

117.     (a)              Where a notice is sent by post, service of the notice shall be deemed to be effected by properly addressing, pre-paying and posting a letter containing the notice, and to have been effected at the expiration of 60 hours after the letter containing the same is posted as aforesaid.

(b)              Where a notice is sent by cable, telex, telecopy or electronic message, service of the notice shall be deemed to be effected by properly addressing, and sending such notice through a transmitting organisation and to have been effected on the day the same is sent as aforesaid.

118.     A notice may be given by the Company to the joint holders of record of a share by giving the notice to the joint holder first named on the register of Members in respect of the share.

119.     A notice may be given by the Company to the person or persons which the Company has been advised are entitled to a share or shares in consequence of the death or bankruptcy of a Member by sending it through the post as aforesaid in a pre-paid letter addressed to them by name, or by the title of representatives of the deceased, or trustee of the bankrupt, or by any like description at the address supplied for that purpose by the persons claiming to be so entitled, or at the option of the Company by giving the notice in any manner in which the same might have been given if the death or bankruptcy had not occurred.

120.     Notice of every general meeting shall be given in any manner hereinbefore authorised to:

(a)              every person shown as a Member in the register of Members as of the record date for such meeting except that in the case of joint holders the notice shall be sufficient if given to the joint holder first named in the register of Members.

(b)              every person upon whom the ownership of a share devolves by reason of his being a legal personal representative or a trustee in bankruptcy of a Member of record where the Member of record but for his death or bankruptcy would be entitled to receive notice of the meeting; and No other person shall be entitled to receive notices of general meetings.

WINDING UP

121.     If the Company shall be wound up the liquidator may, with the sanction of a Special Resolution of the Company and any other sanction required by the Statute, divide amongst the Members in specie or kind the whole or any part of the assets of the Company (whether they shall consist of property of the same kind or not) and may for such purpose set such value as he deems fair upon any property to be divided as aforesaid and may determine how such division shall be carried out as between the Members or different classes of Members. The liquidator may with the like sanction, vest the whole or any part of such assets in trustees upon such trusts for the benefit of the contributories as the liquidator, with the like sanction, shall think fit, but so that no Member shall be compelled to accept any shares or other securities whereon there is any liability.

122.     If the Company shall be wound up the liquidator shall apply the assets of the Company in satisfaction of creditors’ claims in such manner and order as such liquidator thinks fit.  The assets available for distribution among the Members shall be distributed in the following order:

(a)              for so long as they hold shares, Core Tech and PVG shall be entitled to receive, prior and in preference to any distribution of the surplus assets of the Company to the other Members, an amount equal to one hundred per cent. (100%) of the Initial Purchase Price per share then held by them.  If the assets available for distribution among the Members is insufficient to permit the payment to Core Tech and PVG of the full amount due under this Article 122(a), then the entire assets of the Company available for distribution among the Members shall, subject to the Statute, be distributed ratably among Core Tech and PVG in proportion to the number of shares held by each of them;

(b)              after the distribution required by Article 122(a), all of the remaining assets of the Company available for distribution among the Members, if any, shall be distributed ratably to the Members (including, without limitations, Core Tech and PVG, for so long as they hold shares) in proportion to the capital paid up, or which ought to have been paid up, at the commencement of the winding up on the shares held by them respectively.”

INDEMNITY

123.     The Directors and officers for the time being of the Company and any trustee for the time being acting in relation to any of the affairs of the Company and their heirs, executors, administrators and personal representatives respectively shall be indemnified out of the assets of the Company from and against all actions, proceedings, costs, charges, losses, damages and expenses which they or any of them shall or may incur or sustain by reason of any act done or omitted in or about the execution of their duty in their respective offices or trusts, except such (if any) as they shall incur or sustain by or through their own willful neglect or default respectively and no such Director, officer or trustee shall be answerable for the acts, receipts, neglects or defaults of any other Director, officer or trustee or for joining in any receipt for the sake of conformity or for the solvency or honesty of any banker or other persons with whom any monies or effects belonging to the Company may be lodged or deposited for safe custody or for any insufficiency of any security upon which any monies of the Company may be invested or for any other loss or damage due to any such cause as aforesaid or which may happen in or about the execution of his office or trust unless the same shall happen through the wilful neglect or default of such Director, Officer or trustee.

FINANCIAL YEAR

124.     Unless the Directors otherwise prescribe, the financial year of the Company shall end on 31st December in each year and, following the year of incorporation, shall begin on 1st January in each year.

AMENDMENTS OF ARTICLES

125.     Subject to the Statute, the Company may at any time and from time to time by Special Resolution alter or amend these Articles in whole or in part.

TRANSFER BY WAY OF CONTINUATION

126.     If the Company is exempted as defined in the Statute, it shall, subject to the provisions of the Statute and with the approval of a Special Resolution, have the power to register by way of continuation as a body corporate under the laws of any jurisdiction outside the Cayman Islands and to be deregistered in the Cayman Islands.

Exhibit 3.2

THE COMPANIES LAW (2011 REVISION)

OF THE CAYMAN ISLANDS

COMPANY LIMITED BY SHARES

SECOND AMENDED AND RESTATED

MEMORANDUM AND ARTICLES OF ASSOCIATION

OF

CHINA MOBILE GAMES AND ENTERTAINMENT GROUP LIMITED

中國手遊娛樂集團有限公司

(adopted by a Special Resolution on [•] 2012 and effective immediately upon the completion of the Company’s listing of Class A Ordinary Shares represented by American Depositary Shares )

THE COMPANIES LAW (2011 REVISION)

OF THE CAYMAN ISLANDS

COMPANY LIMITED BY SHARES

SECOND AMENDED AND RESTATED

MEMORANDUM OF ASSOCIATION

OF

CHINA MOBILE GAMES AND ENTERTAINMENT GROUP LIMITED

中國手遊娛樂集團有限公司

(adopted by a Special Resolution on [•] 2012 and effective immediately upon the completion of the Company’s listing of Class A Ordinary Shares represented by American Depositary Shares) Class A

1                                        The name of the Company is China Mobile Games and Entertainment Group Limited中國手遊娛樂集團有限公司

2                                         The Registered Office of the Company shall be at the offices of Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands, or at such other place within the Cayman Islands as the Directors may decide.

3                                         The objects for which the Company is established are unrestricted and the Company shall have full power and authority to carry out any object not prohibited by the laws of the Cayman Islands.

4                                         The liability of each Member is limited to the amount unpaid on such Member’s shares.

5                                         The authorised share capital of the Company is US$1,000,000 divided into 750,000,000 Class A Ordinary Shares each of a nominal or par value of US$0.001 and 250,000,000 Class B Ordinary Shares each of a nominal or par value of US$0.001.  The Company has the power to redeem or purchase any of its shares and to subdivide or consolidate, increase or reduce the said capital subject to the provisions of the Companies Law (2011 Revision) and the Articles of Association and to issue all or any part of its capital, whether original, redeemed, increased or reduced with or without any preference, priority or special privilege or subject to any postponement of rights or to any conditions or restrictions and so that unless the conditions of issue shall otherwise expressly declare every issue of shares whether declared to be preference or otherwise shall be subject to the powers hereinbefore provided.

6                                         The Company has the power to register by way of continuation as a body corporate limited by shares under the laws of any jurisdiction outside the Cayman Islands and to be deregistered in the Cayman Islands.

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7                                         Terms that are not defined in this Second Amended and Restated Memorandum of Association bear the same meaning as those given in the Second Amended and Restated Articles of Association of the Company.

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THE COMPANIES LAW (2011 REVISION)

OF THE CAYMAN ISLANDS

COMPANY LIMITED BY SHARES

SECOND AMENDED AND RESTATED

ARTICLES OF ASSOCIATION

OF

CHINA MOBILE GAMES AND ENTERTAINMENT GROUP LIMITED

中國手遊娛樂集團有限公司

(adopted by a Special Resolution on [•], 2012 and effective immediately upon the completion of the Company’s listing of Class A Ordinary Shares represented by American Depositary Shares)

INTERPRETATION

1                                         In these Articles, Table A in the First Schedule to the Companies Law does not apply and, unless there is something in the subject or context inconsistent therewith, the defined terms shall have the meanings assigned to them as follows:

“ADS”	means an American depositary share representing Class A Ordinary Shares;

“Affiliate”

means (i) in the case of a natural person or an entity controlled by a natural person, such person’s parents, grandparents, parents-in-law, grandparents-in-law, spouse, sibling, sibling-in-law, children, grandchildren, cousin, nephew, niece, uncle or aunt, a trust for the benefit of any of the foregoing (including such person himself/herself), a company, partnership or any natural person or entity wholly or jointly owned by any of the foregoing, (ii) in the case of an entity, a partnership, a corporation or any natural person or entity which directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such entity. The term “control” shall mean the ownership, directly or indirectly, of shares possessing more than fifty percent (50%) of the voting power of the corporation, or the partnership or other entity (other than, in the case of corporation, share having such power only by reason of the happening of a contingency), or having the power to control the management or elect a majority of members to the board of directors or equivalent decision-making body of such corporation, partnership or other entity;

“Articles”	means these articles of association of the Company, as from time to time supplemented, altered, added to or substituted;

“Board”	means the board of directors of the Company for the time being;

“business day”	means a day (excluding Saturdays or Sundays), on which banks in Hong Kong, Beijing and New York are open for general banking business throughout their normal business hours;

“Chairman”	shall bear the meaning as ascribed to it in Article 86(c);

“Class A Ordinary Share”	means a class A ordinary share each of a nominal or par value of US$0.001 in the authorized share capital of the Company;

“Class B Ordinary Share”	means a class B ordinary share each of a nominal or par value of US$0.001 in the authorized share capital of the Company;

“Commission”	means Securities and Exchange Commission of the United States of America or any other federal agency for the time being administering the Securities Act;

“Companies Law”

means the Companies Law (2011 Revision) of the Cayman Islands and any statutory amendment or re-enactment thereof. Where any provision of the Companies Law is referred to, the reference is to that provision as amended by any law for the time being in force;

“Company”	means China Mobile Games and Entertainment Group Limited中國手遊娛樂集團有限公司, a Cayman Islands exempted company limited by shares;

“Company’s Website”	means the website of the Company, the address or domain name of which has been notified to Members;

“Designated Stock Exchange”	means the NASDAQ Stock Market, the New York Stock Exchange or any other internationally recognized stock exchange where the Company’s securities are traded;

“Directors”	means the directors of the Company for the time being, or as the case may be, the Directors assembled as a Board or as a committee thereof;

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“electronic” or “electronically”

has the meaning given to it in the Electronic Transactions Law (2003 Revision) of the Cayman Islands and any amendment thereto or re-enactments thereof for the time being in force and includes every other law incorporated therewith or substituted therefor;

“electronic communication”

means electronic posting to the Company’s Website, transmission to any number, address or internet website or other electronic delivery methods as otherwise decided and approved by not less than two-thirds of the vote of the Board;

“in writing”

includes writing, printing, lithograph, photograph, type-writing and every other mode of representing words or figures in a legible and non-transitory form and, only where used in connection with a notice served by the Company on Members or other persons entitled to receive notices hereunder, shall also include a record maintained in an electronic medium which is accessible in visible form so as to be useable for subsequent reference;

“Member”	has the meaning given to it in the Companies Law;

“Memorandum of Association”	means the Memorandum of Association of the Company, as amended and re-stated from time to time;

“month”	means calendar month;

“Ordinary Resolution”	means a resolution:

(a)

passed by a simple majority of votes cast by such Members as, being entitled to do so, vote in person or, in the case of any Member being an organization, by its duly authorized representative or, where proxies are allowed, by proxy at a general meeting of the Company; or

(b)

approved in writing by all of the Members entitled to vote at a general meeting of the Company in one or more instruments each signed by one or more of the Members and the effective date of the resolution so adopted shall be the date on which the instrument, or the last of such instruments if more than one, is executed;

“Ordinary Shares”	means the Class A Ordinary Shares and Class B Ordinary Shares, collectively;

“paid up”	means paid up as to the par value and any premium payable in respect of the issue of any shares and includes credited as paid up;

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“Register of Members”	means the register to be kept by the Company in accordance with the Companies Law;

“Seal”	means the common seal of the Company, including every duplicate seal;

“Securities Act”

means the Securities Act of 1933 of the United States of America, as amended, or any similar federal statute and the rules and regulations of the Commission thereunder, all as the same shall be in effect at the time;

“share”	means any share in the capital of the Company and includes a fraction of a share;

“signed”

includes a signature or representation of a signature affixed by mechanical means or an electronic symbol or process attached to or logically associated with an electronic communication and executed or adopted by a person with the intent to sign the electronic communication;

“Special Resolution”	means a resolution:

(a)

passed by a majority of at least two-thirds of such Members as, being entitled to do so, vote in person or, in the case of any Member being an organization, by its duly authorized representative or, where proxies are allowed, by proxy at a general meeting of the Company, of which notice specifying the intention to propose the resolution as a special resolution has been duly given; or

(b)

approved in writing by all of the Members entitled to vote at a general meeting of the Company in one or more instruments each signed by one or more of the Members and the effective date of the resolutions so adopted shall be the date on which the instrument, or the last of such instruments if more than one, is executed;

“Statutes”	means the Companies Law and other laws and regulations of the Cayman Islands for the time being in force concerning companies and affecting the Company;

“Treasury Share”	means a share held in the name of the Company as a treasury share in accordance with the Companies Law; and

“year”	means calendar year.

2                                         In these Articles, save where the context requires otherwise:

(a)                                 words importing the singular number shall include the plural number and vice versa;

(b)                                 words importing the masculine gender shall include the feminine gender;

(c)                                  words importing persons include corporations as well as any other legal or natural person;

(d)                                 “written” and “in writing” include all modes of representing or reproducing words in visible form, including in the form of an Electronic Record;

(e)                                  “may” shall be construed as permissive and “shall” shall be construed as imperative;

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(f)                                   a reference to a dollar or dollars (or $) is a reference to dollars of the United States;

(g)                                  references to provisions of any law or regulation shall be construed as references to those provisions as amended, modified, re-enacted or replaced from time to time;

(h)                                 any phrase introduced by the terms “including,” “include,” “in particular” or any similar expression shall be construed as illustrative and shall not limit the sense of the words preceding those terms;

(i)                                     the term “and/or” is used herein to mean both “and” as well as “or”. The use of “and/or” in certain contexts in no respects qualifies or modifies the use of the terms “and” or “or” in others. The term “or” shall not be interpreted to be exclusive and the term “and” shall not be interpreted to require the conjunctive (in each case, unless the context otherwise requires);

(j)                                    headings are inserted for reference only and shall be ignored in construing the Articles; and

(k)                                 Sections 8 (Delivery) and 19 (Compliance with a requirement for a signature) of the Electronic Transactions Law (2003 Revision) shall not apply.

3                                         Subject to the last two preceding Articles, any words defined in the Companies Law shall, if not inconsistent with the subject or context, bear the same meaning in these Articles.

PRELIMINARY

4                                         The business of the Company may be conducted as the Directors see fit.

5                                         The registered office of the Company shall be at such address in the Cayman Islands as the Directors shall from time to time determine.  The Company may in addition establish and maintain such other offices and places of business and agencies in such places as the Directors may from time to time determine.

6                                         The Directors shall keep, or cause to be kept, the Register of Members at such place as the Directors may from time to time determine and, in the absence of any such determination, the Register of Members shall be kept at the registered office.

ISSUE OF SHARES

7                                         Subject to applicable law, rules, regulations and the relevant provisions, if any, in the Memorandum of Association and these Articles, the Directors may, in their absolute discretion and without the approval of the Members, cause the Company to issue such amounts of additional shares (including, without limitation, preference shares) (whether in certificated form or non-certificated form), grant rights over existing shares or issue other securities in one or more series as they deem necessary and appropriate and determine designations, powers, preferences, privileges and other rights, including dividend rights, voting rights, conversion rights, terms of redemption and liquidation preferences, any or all of which may be greater than the powers and rights associated with the then outstanding shares, at such times and on such other terms as they think proper.  The Company shall not issue shares in bearer form.

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REGISTER OF MEMBERS AND SHARE CERTIFICATES

8                                         A share is deemed to be issued when the name of the holder is entered in the Register of Members. The Company shall maintain a Register of Members and every person whose name is entered as a Member in the Register of Members shall, without payment, be entitled to a certificate within two months after allotment and issue or the approval of an instrument of transfer (or within such other period as the conditions of issue shall provide) in the form determined by the Directors.  All certificates shall specify the share or shares held by that person, provided that in respect of a share or shares held jointly by several persons, the Company shall not be bound to issue more than one certificate, and delivery of a certificate for a share to one of the several joint holders shall be sufficient delivery to all. All certificates for shares shall be delivered personally or sent through the post addressed to the Member entitled thereto at the Member’s registered address as appearing in the Register of Members.

9                                         Every share certificate of the Company shall bear legends required under the applicable laws, including the Securities Act.

10                                  Any two or more certificates representing shares of any one class held by any Member may at the Member’s request be cancelled and a single new certificate for such shares issued in lieu of payment (if the Directors shall so require) of US$1.00 or such smaller sum as the Directors shall determine.

11                                  If a share certificate shall be damaged or defaced or alleged to have been lost, stolen or destroyed, a new certificate representing the same shares may be issued to the relevant Member upon request subject to delivery of the old certificate or (if alleged to have been lost, stolen or destroyed) compliance with such conditions as to evidence and indemnity and the payment of out-of-pocket expenses of the Company in connection with the request as the Directors may think fit.

12                                  In the event that shares are held jointly by several persons, any request may be made by any one of the joint holders and if so made shall be binding on all of the joint holders.

RIGHTS AND RESTRICTIONS ATTACHING TO ORDINARY SHARES

13                                  The rights and restrictions attaching to the Ordinary Shares are as follows:

(a)                                 Income

Holders of Ordinary Shares shall be entitled to such dividends as the Directors may in their absolute discretion lawfully declare from time to time.

(b)                                 Capital

Holders of Ordinary Shares shall be entitled to a return of capital on liquidation, dissolution or winding-up of the Company (other than on a conversion, redemption or purchase of shares, or an equity financing or series of financings that do not constitute the sale of all or substantially all of the shares of the Company).

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(c)                                  Attendance at General Meetings and Voting

Holders of Ordinary Shares have the right to receive notice of, attend, speak and vote at general meetings of the Company. Holders of Class A Ordinary Shares and Class B Ordinary Shares shall at all time vote together as one class on all matters submitted to a vote for Members’ consent.  Each Class A Ordinary Share shall be entitled to one (1) vote on all matters subject to the vote at general meetings of the Company, and each Class B Ordinary Share shall be entitled to five (5) votes on all matters subject to the vote at general meetings of the Company.

(d)                                 Conversion

(i)                                     Each Class B Ordinary Share is convertible into one (1) Class A Ordinary Share at any time by the holder thereof. In no event shall Class A Ordinary Shares be convertible into Class B Ordinary Shares.

(ii)                                  [If at any time VODone Limited and its Affiliates collectively own less than [•]% of the total number of the issued and outstanding Ordinary Shares, each issued and outstanding Class B Ordinary Share shall be automatically and immediately converted into one Class A Ordinary Share, and no Class B Ordinary Share shall be issued by the Company thereafter.]

(iii)                               Upon any sale, pledge, transfer, assignment or disposition of Class B Ordinary Shares by a holder thereof to any person or entity which is not an Affiliate of such holder, such Class B Ordinary Shares shall be automatically and immediately converted into an equal number of Class A Ordinary Shares; provided that, except as set forth in Article [13(d)(iv)] below, a change in the beneficial ownership of Class B Ordinary Shares from a holder of Class B Ordinary Shares to an Affiliate of such holder shall not cause a conversion under this Article [13d(iii)].

(iv)                              Within six months after a transfer by a holder of Class B Ordinary Shares to an Affiliate of such holder, if there is a change of the beneficial ownership of the Class B Ordinary Shares held by the Affiliate, such Class B Ordinary Shares shall be automatically and immediately converted into an equal number of Class A Ordinary Shares. For the avoidance of doubt, a transfer shall be effective upon the Company’s registration of such transfer in its register of Members. For purposes of Article [13(d)(iii)] and Article [13(d)(iv)], “beneficial ownership” shall have the meaning defined in Rule 13d-3 under the U.S. Securities Exchange Act of 1934, as amended and includes any person who directly or indirectly has either voting power over a security or investment power, including the power to dispose, or to direct the disposition, of a security.

TRANSFER OF SHARES

14                                  (a)                                 The instrument of transfer of any share shall be in writing and in such usual or common form or such other form as the Directors may in their discretion approve and be executed by or on behalf of the transferor and shall be accompanied by the certificate of the shares to which it relates and such other evidence as the Directors may reasonably require to show the right of the transferor to make the transfer.  The transferor shall be deemed to remain a holder of the share until the name of the transferee is entered in the Register of Members in respect thereof.

(b)                                 All instruments of transfer which are registered shall be retained by the Company, but any instrument of transfer which the Directors decline to register shall (except in any case of fraud) be returned to the person depositing the same.

(c)                                  The Directors may, in their absolute discretion, and without assigning any reason, refuse to register a transfer of any share which is not fully paid up or upon which the Company has a lien.

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(d)                                 The Directors may also decline to register any transfer of any share unless:

(i)                                     the instrument of transfer is lodged with the Company, accompanied by the certificate for the shares to which it relates and such other evidence as the Directors may reasonably require to show the right of the transferor to make the transfer;

(ii)                                  the instrument of transfer is in respect of only one class of shares;

(iii)                               the instrument of transfer is properly stamped, if required;

(iv)                              in the case of a transfer to joint holders, the number of joint holders to whom the share is to be transferred does not exceed four; or

(v)                                 the shares transferred are free of any lien in favour of the Company.

(e)                                  Save as specified in Article 14(c) and (d), the Directors may not refuse to register a transfer of shares made in compliance with these Articles. If the Directors refuse to register a transfer of any shares, they shall within two months after the date on which the transfer was lodged with the Company send to each of the transferor and transferee notice of the refusal.

15                                  The registration of transfers of shares may be suspended and the Register of Members closed at such times and for such periods as the Directors may, in their absolute discretion, from time to time determine, provided always that such registration shall not be suspended nor the Register of Members closed for more than 30 calendar days in any year.

REDEMPTION, PURCHASE AND SURRENDER OF OWN SHARES

16                                  Subject to the provisions of the Statutes and these Articles, the Company may:

(a)                                 issue shares on terms that they are to be redeemed or are liable to be redeemed at the option of the Member or the Company on such terms and in such manner as the Directors may, before the issue of the shares, determine;

(b)                                 purchase its own shares (including any redeemable shares) provided that the Members shall have approved the manner of purchase by ordinary resolution or the manner of purchase shall be in accordance with the following Articles 17 and 18; and

(c)                                  make a payment in respect of the redemption or purchase of its own shares in any manner permitted by the Statutes, including out of capital.

17                                  Purchase of shares which are represented by ADSs listed on a Designated Stock Exchange: the Company is authorized to purchase any shares which are represented by ADSs listed on a Designated Stock Exchange in accordance with the following manner of purchase:

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(a)                                 in the event that the Company purchases any ADSs, it shall also purchase the shares underlying such ADS in accordance with this Article;

(b)                                 the maximum number of shares that may be repurchased shall be equal to the number of issued and outstanding shares less one share; and

(c)                                  the repurchase of the ADSs and the underlying shares shall be at such time, at such price and on such other terms as determined and agreed by the Board of Directors in their sole discretion provided however that:

(i)                                     such repurchase transactions shall be in accordance with the relevant code, rules and regulations applicable to the listing of the ADSs on the Designated Stock Exchange;

(ii)                                  such repurchase transactions shall be in accordance with the Companies Law; and

(iii)                               at the time of the repurchase, the Company is able to pay its debts as they fall due in the ordinary course of its business.

18                                  Purchase of shares not represented by ADSs listed on a Designated Stock Exchange: the Company is authorized to purchase any shares not underlying ADSs listed on a Designated Stock Exchange in accordance with the following manner of purchase:

(a)                                 the Company shall serve a repurchase notice in a form approved by the Directors on the Member from whom the shares are to be repurchased at least two business days prior to the date specified in the notice as being the repurchase date;

(b)                                 the price for the shares being repurchased shall be such price as agreed between the Directors and the applicable Member;

(c)                                  the date of repurchase shall be the date specified in the repurchase notice; and

(d)                                 the repurchase shall be on such other terms as specified in the repurchase notice as determined and agreed by the Directors and the applicable Member in their sole discretion.

19                                  The purchase of any share shall not oblige the Company to purchase any other share other than as may be required pursuant to applicable law and any other contractual obligations of the Company.

20                                  The holder of the shares being purchased shall be bound to deliver to the Company the certificate(s) (if any) thereof for cancellation and thereupon the Company shall pay to him the purchase or redemption monies or consideration in respect thereof.

21                                  The Directors may accept the surrender for no consideration of any fully paid share.

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TREASURY SHARES

22                                  The Directors may, prior to the purchase, redemption or surrender of any share, determine that such share shall be held as a Treasury Share.

23                                  The Directors may determine to cancel a Treasury Share or transfer a Treasury Share on such terms as they think proper (including, without limitation, for nil consideration).

VARIATION OF RIGHTS ATTACHING TO SHARES

24                                  If at any time the share capital is divided into different classes of shares, the rights attaching to any class (unless otherwise provided by the terms of issue of the shares of that class) may, subject to these Articles, be varied or abrogated with the consent in writing of all the holders the issued shares of that class or with the sanction of a Special Resolution passed at a general meeting of the holders of the shares of that class.

25                                  The provisions of these Articles relating to general meetings shall apply to every such general meeting of the holders of one class of shares except that the necessary quorum shall be one person holding or representing by proxy at least one-third of the issued shares of the class and that any holder of shares of the class present in person or by proxy may demand a poll.

26                                  The rights conferred upon the holders of the shares of any class shall not, unless otherwise expressly provided by the terms of issue of the shares of that class, be deemed to be varied by the creation or issue of further shares ranking in priority to or pari passu therewith.

COMMISSION ON SALE OF SHARES

27                                  The Company may, in so far as the Statutes from time to time permit, pay a commission to any person in consideration of his subscribing or agreeing to subscribe whether absolutely or conditionally for any shares of the Company. Such commissions may be satisfied by the payment of cash or the lodgement of fully or partly paid-up shares or partly in one way and partly in the other. The Company may also on any issue of shares pay such brokerage as may be lawful.

NON-RECOGNITION OF TRUSTS

28                                  No person shall be recognized by the Company as holding any share upon any trust and the Company shall not be bound by or be compelled in any way to recognise (even when having notice thereof) any equitable, contingent, future, or partial interest in any share, or any interest in any fractional part of a share, or (except only as is otherwise provided by these Articles or the Statutes) any other rights in respect of any share except an absolute right to the entirety thereof in the registered holder.

LIEN ON SHARES

29                                  The Company shall have a first and paramount lien and charge on all shares (whether fully paid-up or not) registered in the name of a Member (whether solely or jointly with others) for all debts, liabilities or engagements to or with the Company (whether presently payable or not) by such Member or his estate, either alone or jointly with any other person, whether a Member or not, but the Directors may at any time declare any share to be wholly or in part exempt from the provisions of this Article. The registration of a transfer of any such share shall operate as a waiver of the Company’s lien (if any)

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                                                thereon.  The Company’s lien (if any) on a share shall extend to all dividends or other monies payable in respect thereof.

30                                 The Company may sell, in such manner as the Directors think fit, any shares on which the Company has a lien, but no sale shall be made unless some sum in respect of which the lien exists is presently payable nor until the expiration of 14 calendar days after a notice in writing, stating and demanding payment of such part of the amount in respect of which the lien exists as is presently payable, has been given to the registered holder for the time being of the share, or to the persons entitled thereto by reason of the death or bankruptcy of such registered holder.

31                                  To give effect to any such sale, the Directors may authorize any person to transfer the shares sold to, or in accordance with the direction of, the purchaser thereof.  The purchaser or his nominee shall be registered as the holder of the shares comprised in any such transfer and he shall not be bound to see to the application of the purchase money, nor shall his title to the shares be affected by any irregularity or invalidity in the sale or the exercise of the Company’s power of sale under these Articles.

32                                  The proceeds of the sale shall be received by the Company and applied in payment of such part of the amount in respect of which the lien exists as is presently payable, and the residue shall (subject to a like lien for sums not presently payable as existed upon the shares prior to the sale) be paid to the person entitled to the shares at the date of the sale.

CALLS ON SHARES

33                                  Subject to the terms of allotment, the Directors may from time to time make calls upon the Members in respect of any money unpaid on their shares, and each Member shall (subject to receiving at least 14 calendar days’ notice specifying the time or times of payment) pay to the Company at the time or times so specified the amount called on his shares.  A call shall be deemed to have been made at the time when the resolution of the Directors authorizing such call was passed.

34                                  The joint holders of a share shall be jointly and severally liable to pay calls in respect thereof.

35                                  If a sum called in respect of a share is not paid before or on the day appointed for payment thereof, the person from whom the sum is due shall pay interest upon the sum from the day appointed for the payment thereof to the time of the actual payment at such rate as the Directors may determine, but the Directors may waive payment of that interest wholly or in part.

36                                  An amount payable in respect of a share on allotment or at any fixed date, whether on account of the par value of the share or premium or otherwise, shall be deemed to be a call and if it is not paid, all the provisions of these Articles shall apply as if that amount had become due and payable by virtue of a call duly made and notified.

37                                  The Directors may make arrangements on the issue of shares for a difference between the Members, or the particular shares, in the amount of calls to be paid and in the times of payment.

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38                                  The Directors may, if they think fit, receive from any Member willing to advance the same all or any part of the moneys uncalled and unpaid upon any shares held by him, and upon all or any of the moneys so advanced may (until the same would otherwise become payable) pay interest at such rate as may be agreed upon between the Member paying the sum in advance and the Directors.  No such sum paid in advance of calls shall entitle the member paying such sum to any portion of a dividend declared in respect of any period prior to the date upon which such sum would, but for such payment, become presently payable.

FORFEITURE OF SHARES

39                                  If a Member fails to pay any call or instalment of a call on the day appointed for payment thereof, the Directors may, at any time thereafter during such time as any part of such call or instalment remains unpaid, serve a notice on him requiring payment of so much of the call or instalment as is unpaid, together with any interest which may have accrued.

40                                  The notice shall name a further day (not earlier than the expiration of 14 calendar days from the date of the notice) on or before which the payment required by the notice is to be made, and shall state that in the event of non-payment at or before the time appointed the shares in respect of which the call was made will be liable to be forfeited.

41                                  If the requirements of any such notice as aforesaid are not complied with, any share in respect of which the notice has been given may at any time thereafter, before the payment required by notice has been made, be forfeited by a resolution of the Directors to that effect.

42                                  A forfeited share may be sold, re-allotted or otherwise disposed of on such terms and in such manner as the Directors think fit, and at any time before a sale, re-allotment or disposition the forfeiture may be cancelled on such terms as the Directors think fit.

43                                  A person whose shares have been forfeited shall cease to be a Member in respect of the forfeited shares, but shall, notwithstanding the forfeiture, remain liable to pay to the Company all moneys which at the date of forfeiture were payable by him to the Company in respect of the shares, but his liability shall cease if and when the Company receives payment in full of all monies due and payable by him with respect to those shares.

44                                  A certificate in writing under the hand of a Director of the Company, and that a share in the Company has been duly forfeited on a date stated in the certificate shall be conclusive evidence of the facts therein stated as against all persons claiming to be entitled to the share.  The Company may receive the consideration, if any, given for the share or any sale or disposition thereof and may execute a transfer of the share in favour of the person to whom the share is sold or disposed of and he shall thereupon be registered as the holder of the share, and shall not be bound to see to the application of the purchase money, if any, nor shall his title to the share be affected by any irregularity or invalidity in the proceedings in reference to the forfeiture, sale or disposal of the share.

45                                  The provisions of these Articles as to forfeiture shall apply in the case of non-payment of any sum which by the terms of issue of a share becomes due and payable, whether on account of the par value of the share, or by way of premium, as if the same had been payable by virtue of a call duly made and notified.

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REGISTRATION OF EMPOWERING INSTRUMENTS

46                                  The Company shall be entitled to charge a fee not exceeding one dollar (US$1.00) on the registration of every probate, letters of administration, certificate of death or marriage, power of attorney, notice in lieu of distringas, or other instrument.

TRANSMISSION OF SHARES

47                                  The legal personal representative of a deceased sole holder of a share shall be the only person recognised by the Company as having any title to the share.  In the case of a share registered in the name of two or more holders, the survivors or survivor, or the legal personal representatives of the deceased survivor, shall be the only person recognised by the Company as having any title to the share.  The estate of a deceased Member is not thereby released from any liability in respect of any share, which had been jointly held by him.

48                                  Any person becoming entitled to a share in consequence of the death or bankruptcy or liquidation or dissolution of a Member (or in any other way than by transfer) shall upon such evidence being produced as may from time to time be properly required by the Directors, have the right either to be registered as a Member in respect of the share or, instead of being registered himself, to have some person nominated by him as the transferee.  If the person so becoming entitled shall elect to be registered himself as holder he shall deliver or send to the Company a notice in writing signed by him stating that he so elects.

49                                  A person becoming entitled to a share by reason of the death or bankruptcy or liquidation or dissolution of the holder shall be entitled to the same dividends and other advantages to which he would be entitled if he were the registered holder of the share, except that he shall not, before being registered as a Member in respect of the share, be entitled in respect of it to exercise any right conferred by membership in relation to meetings of the Company, provided, however, that the Directors may at any time give notice requiring any such person to elect either to be registered or to transfer the share, and if the notice is not complied with within 90 calendar days, the Directors may thereafter withhold payment of all dividends, bonuses or other monies payable in respect of the share until the requirements of the notice have been complied with.

ALTERATION OF CAPITAL

50                                  The Company may by Ordinary Resolution:

(a)                                 increase the share capital by such sum, to be divided into shares of such classes and amount, as the resolution shall prescribe;

(b)                                 consolidate and divide all or any of its share capital into shares of larger amount than its existing shares;

(c)                                  sub-divide its existing shares, or any of them into shares of a smaller amount provided that in the subdivision the proportion between the amount paid and the amount, if any, unpaid on each reduced share shall be the same as it was in case of the share from which the reduced share is derived; and

(d)                                 cancel any shares which, at the date of the passing of the resolution, have not been taken or agreed to be taken by any person and diminish the amount of its share capital by the amount of the shares so cancelled.

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51                                  The Company may by Special Resolution reduce its share capital and any capital redemption reserve in any manner authorized by law.

52                                  All new shares created hereunder shall be subject to the same provisions with reference to the payment of calls, liens, transfers, transmission, forfeiture and otherwise as the shares in the original share capital.

CLOSING REGISTER OF MEMBERS OR FIXING RECORD DATE

53                                  For the purpose of determining those Members that are entitled to receive notice of, attend or vote at any meeting of Members or any adjournment thereof, or those Members that are entitled to receive payment of any dividend, or in order to make a determination as to who is a Member for any other purpose, the Directors may provide that the Register of Members shall be closed for transfers for a stated period but not to exceed in any case 30 calendar days.

54                                  In lieu of or apart from closing the Register of Members, the Directors may fix in advance or arrears a date as the record date for any such determination of those Members that are entitled to receive notice of, attend or vote at a meeting of the Members or any adjournment thereof, or for the purpose of determining those Members that are entitled to receive payment of any dividend, or in order to make a determination as to who is a Member for any other purpose.

55                                  If the Register of Members is not so closed and no record date is fixed for the determination of those Members entitled to receive notice of, attend or vote at a meeting of Members or those Members that are entitled to receive payment of a dividend, the date on which notice of the meeting is posted or the date on which the resolution of the Directors declaring such dividend is adopted, as the case may be, shall be the record date for such determination of Members.  When a determination of those Members that are entitled to receive notice of, attend or vote at a meeting of Members has been made as provided in this section, such determination shall apply to any adjournment thereof.

GENERAL MEETINGS

56                                  All general meetings of the Company other than annual general meetings shall be called extraordinary general meetings.

57                                  (a)                                 The Company may hold an annual general meeting but shall not (unless required by the Companies Law) be obliged to hold an annual general meeting.

(b)                                 At these meetings the report of the Directors (if any) shall be presented.

58                                  (a)                                 The Directors may call general meetings, and they shall on a Members requisition forthwith proceed to convene an extraordinary general meeting of the Company.

(b)                                 A Members requisition is a requisition of Members of the Company holding at the date of deposit of the requisition not less than one-tenth in par value of the share

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                                                capital of the Company as at that date carries the right of voting at general meetings of the Company.

(c)                                  The requisition must state the objects of the meeting and must be signed by the requisitionists and deposited at the Company’s place of business, and may consist of several documents in like form each signed by one or more requisitionists.

(d)                                 If the Directors do not within 21 calendar days from the date of the deposit of the requisition duly proceed to convene a general meeting to be held within a further 21 calendar days, the requisitionists, or any of them representing more than one half of the total voting rights of all of them, may themselves convene a general meeting, but any meeting so convened shall not be held after the expiration of three months after the expiration of the second said 21 calendar days.

(e)                                  A general meeting convened as aforesaid by requisitionists shall be convened in the same manner as nearly as possible as that in which general meetings are to be convened by Directors.

NOTICE OF GENERAL MEETINGS

59                                  At least seven calendar days’ notice shall be given for any general meeting.  Every notice shall be exclusive of the day on which it is served or deemed to be served and of the day for which it is served and shall specify the place, the day and the hour of the meeting and the general nature of the business and shall be served in the manner hereinafter mentioned or in such other manner if any as may be prescribed by the Company, provided that a general meeting of the Company shall, whether or not the notice specified in this regulation has been served and whether or not the provisions of these Articles regarding general meetings have been complied with, be deemed to have been duly convened if it is so agreed:

(a)                                 in the case of an annual general meeting by all the Members (or their proxies) entitled to attend and vote thereat; and

(b)                                 in the case of an extraordinary general meeting by Members (or their proxies) having a right to attend and vote at the meeting and holding not less than seventy-five per cent (75%) in par value of the shares giving that right.

60                                  The accidental omission to give notice of a meeting to or the non-receipt of a notice of a meeting by any person entitled to receive notice shall not invalidate the proceedings at any meeting.

PROCEEDINGS AT GENERAL MEETINGS

61                                  No business shall be transacted at any general meeting unless a quorum of Members is present at the time when the meeting proceeds to business.  One or more members holding not less than an aggregate of one-third of all paid up voting share capital of the Company present in person or by proxy or, if a corporation or other non-natural person, by its duly authorized representative or proxy and entitled to vote shall be a quorum for all purposes.  A person may participate at a general meeting by conference telephone or other communication equipment by means of which all the persons participating in the meeting can communicate with each other.  Participation by a person in a general meeting in this manner is treated as presence in person at that meeting.

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62                                  If within half an hour from the time appointed for the meeting a quorum is not present, the meeting, if convened upon the requisition of Members, shall be dissolved.  In any other case it shall stand adjourned to the same day in the next week, at the same time and place, or to such other day, time and place as the Directors may determine, and if at the adjourned meeting a quorum is not present within half an hour from the time appointed for the meeting, the meeting shall be dissolved.

63                                  The Chairman of the Board of Directors shall preside as chairman at every general meeting of the Company.

64                                  If at any meeting the Chairman of the Board of Directors is not present within fifteen minutes after the time appointed for holding the meeting or is unwilling to act as chairman, the Members present shall choose a chairman of the meeting.

65                                  The chairman may with the consent of any meeting at which a quorum is present (and shall if so directed by the meeting) adjourn a meeting from time to time and from place to place, but no business shall be transacted at any adjourned meeting other than the business left unfinished at the meeting from which the adjournment took place. When a meeting is adjourned for 10 calendar days or more, not less than 7 calendar days’ notice of the adjourned meeting shall be given as in the case of an original meeting.  Save as aforesaid it shall not be necessary to give any notice of an adjournment or of the business to be transacted at an adjourned meeting.

66                                  At any general meeting a resolution put to the vote of the meeting shall be decided on a show of hands, unless a poll is (before or on the declaration of the result of the show of hands) demanded by the chairman or one or more Members present in person or by proxy entitled to vote and who together hold not less than 10 percent of all paid up voting share capital of the Company, and unless a poll is so demanded, a declaration by the chairman that a resolution has, on a show of hands, been carried, or carried unanimously, or by a particular majority, or lost, and an entry to that effect in the book of the proceedings of the Company, shall be conclusive evidence of the fact, without proof of the number or proportion of the votes recorded in favour of, or against, that resolution.

67                                  The demand for a poll may be withdrawn.

68                                  If a poll is duly demanded it shall be taken in such manner as the chairman directs, and the result of the poll shall be deemed to be the resolution of the meeting at which the poll was demanded.

69                                  A poll demanded on the election of a chairman or on a question of adjournment shall be taken forthwith.  A poll demanded on any other question shall be taken at such time as the chairman of the meeting directs.

70                                  In the case of an equality of votes, the chairman of the meeting shall be entitled to a second or casting vote.

VOTES OF MEMBERS

71                                  Subject to any rights and restrictions for the time being attached to any class or classes of shares, on a show of hands every Member who (being an individual) is present in person or by proxy or, if a corporation or other non-natural person, who is present by its duly authorised representative or proxy, at a general meeting of the Company shall have

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                                                one vote and, on a poll, shall have one vote for each share registered in his name in the Register of Members. If and to the extent allowed by the Statutes, Members may vote electronically.

72                                  In the case of joint holders, the vote of the senior holder who tenders a vote, whether in person or by proxy, shall be accepted to the exclusion of the votes of the other joint holders and for this purpose seniority shall be determined by the order in which the names of the holders stand in the Register of Members.

73                                  A Member of unsound mind, or in respect of whom an order has been made by any court having jurisdiction in lunacy, may vote, whether on a show of hands or on a poll, by his committee, or other person in the nature of a committee appointed by that court, and any such committee or other person may, on a poll, vote by proxy.

74                                  No person shall be entitled to vote at any general meeting or at any separate meeting of the holders of a class of shares unless he is registered as a Member on the record date for such meeting nor unless all calls or other sums presently payable by him in respect of shares in the Company have been paid.

75                                  No objection shall be raised to the qualification of any voter except at the general meeting or adjourned general meeting at which the vote objected to is given or tendered and every vote not disallowed at the meeting shall be valid.  Any objection made in due time shall be referred to the chairman whose decision shall be final and conclusive.

76                                  On a poll or on a show of hands, votes may be given either personally or by proxy.  A Member may appoint more than one proxy or the same proxy under one or more instruments to attend and vote at a meeting.  Where a Member appoints more than one proxy, the instrument of proxy shall state which proxy is entitled to vote on a show of hands.

77                                  A Member holding more than one share need not cast the votes in respect of his shares in the same way on any resolution and therefore may vote a share or some or all such shares either for or against a resolution and/or abstain from voting a share or some or all of the shares and, subject to the terms of the instrument appointing him, a proxy appointed under one or more instruments may vote a share or some or all of the shares in respect of which he is appointed either for or against a resolution and/or abstain from voting.

78                                  A resolution in writing signed (in one or more counterparts) by all the Members for the time being entitled to receive notice of and to attend and vote at general meetings (or, being corporations or other non-natural persons, signed by their duly authorised representatives) shall be as valid and effective as if the same had been passed at a general meeting of the Company duly convened and held.

PROXIES

79                                  Subject to Article 81, the instrument appointing a proxy shall be in writing under the hand of the appointor or of his attorney duly authorized in writing or, if the appointor is a corporation, either under seal or under the hand of an officer or attorney duly authorised.  A proxy need not be a Member of the Company.

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80                                  The instrument appointing a proxy shall be deposited at such place as is specified for that purpose in the notice convening the meeting, or in any instrument of proxy sent out by the Company, not less than 48 hours before the time for holding the meeting or adjourned meeting at which the person named in the instrument proposes to vote; or in the case of a poll taken more than 48 hours after it is demanded, be deposited as aforesaid after the poll has been demanded and not less than 24 hours before the time appointed for the taking of the poll; or where the poll is not taken forthwith but is taken not more than 48 hours after it was demanded be delivered at the meeting at which the poll was demanded to the chairman or to the secretary or to any director; provided that the Directors may in the notice convening the meeting, or in an instrument of proxy sent out by the Company, direct that the instrument appointing a proxy may be deposited (no later than the time for holding the meeting or adjourned meeting) at such place as is specified for that purpose in the notice convening the meeting, or in any instrument of proxy sent out by the Company.  The chairman may in any event at his discretion direct that an instrument of proxy shall be deemed to have been duly deposited.  An instrument of proxy that is not deposited in the manner permitted shall be invalid.

81                                  The instrument appointing a proxy may be in any usual or common form or such other form as the Directors may approve and may be expressed to be for a particular meeting or any adjournment thereof or generally until revoked. An instrument appointing a proxy shall be deemed to confer authority to demand or join in demanding a poll. If and to the extent allowed by the Statutes, Members may provide proxies electronically.

82                                  Votes given in accordance with the terms of an instrument of proxy shall be valid notwithstanding the previous death or insanity of the principal or revocation of the proxy or of the authority under which the proxy was executed, or the transfer of the share in respect of which the proxy is given unless notice in writing of such death, insanity, revocation or transfer was received by the Company at such place as is specified for that purpose in the notice convening the meeting, or in any instrument of proxy sent out by the Company, before the commencement of the general meeting or adjourned meeting at which the proxy is sought to be used.

CORPORATIONS ACTING BY REPRESENTATIVES AT MEETING

83                                  Any corporation or other non-natural person which is a Member or a Director may in accordance with its constitutional documents, or in the absence of such provision by resolution of its directors or other governing body, authorise such person as it thinks fit to act as its representative at any meeting of the Company or of any class of Members or of the Board of Directors or of a committee of the Board of Directors, and the person so authorised shall be entitled to exercise the same powers on behalf of the corporation which he represents as that corporation could exercise if it were an individual Member or Director.

CLEARING HOUSES

84                                  If a clearing house (or its nominee) is a Member, it may, by resolution of its directors or other governing body or by power of attorney, authorise such person or persons as it thinks fit to act as its representative or representatives at any general meeting of the Company or at any general meeting of any class of members of the Company provided that, if more than one person is so authorised, the authorisation shall specify the number and class of shares in respect of which each such person is so authorised.  A person so authorised pursuant to this provision shall be entitled to exercise the same powers on behalf of the clearing house (or its nominee) which he represents as that clearing house (or its nominee) could exercise if it were an individual Member of the Company holding the number and class of shares specified in such authorisation.

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SHARES THAT MAY NOT BE VOTED

85                                  Shares in the Company that are beneficially owned by the Company shall not be voted, directly or indirectly, at any meeting and shall not be counted in determining the total number of outstanding shares at any given time.

DIRECTORS

86                                  (a)                                 Unless otherwise determined by the Company in a general meeting, the number of Directors shall not be less than three Directors.  Notwithstanding the foregoing, so long as the Company’s American Depositary Shares representing Ordinary Shares are listed on the Designated stock Exchange, the Board composition shall comply with applicable rules of the Designated stock Exchange, including those relating to Independent Directors (as such term is defined under applicable rules of the Designated stock Exchange).

(b)                                 Each Director shall hold office until the expiration of his term and until his successor shall have been elected and qualified.

(c)                                  The Board of Directors shall have a Chairman of the Board of Directors elected and appointed by a majority of the Directors then in office.  The Directors may also elect one or more Vice Chairmans of the Board of Directors (the “Vice Chairman”).  The Chairman shall preside as chairman at every meeting of the Board of Directors.  To the extent the Chairman is not present at a meeting of the Board of Directors, the Vice Chairman, or in his absence, the attending Directors may choose one Director to be the chairman of the meeting.  The Chairman’s voting right as to the matters to be decided by the Board of Directors shall be the same as other Directors.

(d)                                 The Company may by Ordinary Resolution elect any person to be a Director either to fill a casual vacancy on the Board or as an addition to the existing Board.

(e)                                  The Directors by the affirmative vote of a simple majority of the remaining Directors present and voting at a Board meeting, or the sole remaining Director, shall have the power from time to time and at any time to appoint any person as a Director to fill a casual vacancy on the Board or as an addition to the existing Board, subject to the Company’s compliance with director nomination procedures required under applicable corporate governance rules of the Designated Stock Exchange, as long as the Company’s securities are traded on the Designated Stock Exchange.

(f)                                   Any Director appointed by the Directors to fill a casual vacancy or as an addition to the existing Board shall hold office until the next general meeting of Members after his appointment and be subject to re-election at such meeting.

87                                  The chairman may be removed from office by Special Resolution and any other Director may be removed from office by Special Resolution or by the Board at any time before the expiration of his term notwithstanding anything in these Articles or in any agreement between the Company and such Director (but without prejudice to any claim for damages under such agreement).

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88                                  The Directors may, from time to time, and except as required by applicable law or the listing rules of the Designated Stock Exchange, adopt, institute, amend, modify or revoke the corporate governance policies or initiatives, which shall be intended to set forth the policies of the Company and the Directors on various corporate governance related matters as the Board shall determine by resolution from time to time.

89                                  A Director shall not be required to hold any shares in the Company by way of qualification.  A Director who is not a Member of the Company shall nevertheless be entitled to receive notice of and to attend and speak at general meetings of the Company and of all classes of shares of the Company.

DIRECTORS’ FEES AND EXPENSES

90                                  The Directors may receive such remuneration as the Directors may from time to time determine. A Director may be entitled to be repaid all travelling, hotel and incidental expenses reasonably incurred or expected to be incurred by him in attending meetings of the Board or committees of the Board or general meetings or separate meetings of any class of shares or of debentures of the Company or otherwise in connection with the discharge of his duties as a Director.

91                                  Any Director who, by request, goes or resides abroad for any purpose of the Company or who performs services which in the opinion of the Board go beyond the ordinary duties of a Director may be paid such extra remuneration (whether by way of salary, commission, participation in profits or otherwise) as the Board may determine and such extra remuneration shall be in addition to or in substitution for any ordinary remuneration provided for by or pursuant to any other Articles.

ALTERNATE DIRECTOR

92                                  Any Director may in writing appoint another person to be his alternate to act in his place at any meeting of the Directors at which he is unable to be present.  Every such alternate shall be entitled to notice of meetings of the Directors and to attend and vote thereat as a Director when the person appointing him is not personally present and where he is a Director to have a separate vote on behalf of the Director he is representing in addition to his own vote.  A Director may at any time in writing revoke the appointment of an alternate appointed by him.  Such alternate directors shall be deemed for all purposes to be a director of the Company and shall not be deemed to be the agent of the Director appointing him.  An alternate Director shall cease to be an alternate Director if his appointor ceases to be a Director.  Any appointment or removal of an alternate Director shall be by notice to the Company signed by the Director making or revoking the appointment or in any other manner approved by the Directors.

93                                  Any Director may appoint any person, whether or not a Director, to be the proxy of that Director to attend and vote on his behalf, in accordance with instructions given by that Director or, in the absence of such instructions, at the discretion of the proxy, at a meeting or meetings of the Directors which that Director is unable to attend personally.  The instrument appointing the proxy shall be in writing under the hand of the appointing Director and shall be in any usual or common form or such other form as the Directors may approve, and must be lodged with the chairman of the meeting of the Directors at which such proxy is to be used, or first used, prior to the commencement of the meeting.

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POWERS AND DUTIES OF DIRECTORS

94                                  Subject to the provisions of the Companies Law, these Articles and to any resolutions made in a general meeting, the business of the Company shall be managed by the Directors, who may pay all expenses incurred in setting up and registering the Company and may exercise all powers of the Company.  No resolution made by the Company in a general meeting shall invalidate any prior act of the Directors that would have otherwise been valid.

95                                  Subject to these Articles, the Directors may from time to time appoint any person, whether or not a director of the Company, to hold such office in the Company as the Directors may think necessary for the administration of the Company, including without prejudice to the foregoing generality, the office of the Chief Executive Officer, President, one or more Vice Presidents, Chief Operating Officer, Chief Financial Officer, Manager or Controller, and for such term and at such remuneration (whether by way of salary or commission or participation in profits or partly in one way and partly in another), and with such powers and duties as the Directors may think fit.  The Directors may also appoint one or more of their number to the office of Managing Director upon like terms, but any such appointment shall ipso facto determine if any Managing Director ceases from any cause to be a Director, or if the Company by Ordinary Resolution resolves that his tenure of office be terminated.

96                                  The Directors may delegate any of their powers to any committee consisting of one or more Directors.  They may also delegate to any managing director or any Director holding any other executive office such of their powers as they consider desirable to be exercised by him provided that an alternate Director may not act as managing director and the appointment of a managing director shall be revoked forthwith if he ceases to be a Director.  Any such delegation may be made subject to any conditions the Directors may impose, and either collaterally with or to the exclusion of their own powers and may be revoked or altered.  Subject to any such conditions, the proceedings of a committee of Directors shall be governed by the Articles regulating the proceedings of Directors, so far as they are capable of applying.

97                                  The Directors may from time to time and at any time by power of attorney or otherwise appoint any company, firm, person or body of persons, whether nominated directly or indirectly by the Directors, to be the attorney or authorised signatory of the Company for such purposes and with such powers, authorities and discretions (not exceeding those vested in or exercisable by the Directors under these Articles) and for such period and subject to such conditions as they may think fit, and any such powers of attorney or other appointment may contain such provisions for the protection and convenience of persons dealing with any such attorneys or authorised signatories as the Directors may think fit, and may also authorise any such attorney or authorised signatory to delegate all or any of the powers, authorities and discretions vested in him.

98                                  The Directors may from time to time provide for the management of the affairs of the Company in such manner as they shall think fit and the provisions contained in the following paragraphs shall be without prejudice to the general powers conferred by this paragraph.

99                                 The Directors may establish any committees, local boards or agencies, or appoint any person to be a manager or agent, for managing the affairs of the Company and may appoint any person to be a member of such committees or local boards and may fix the remuneration of any of the aforesaid.  Any such appointment may be made subject to any conditions the Directors may impose, and either collaterally with or to the exclusion of their own powers and may be revoked or altered.  Subject to any such conditions, the

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                                               proceedings of any such committee, local board or agency shall be governed by the Articles regulating the proceedings of Directors, so far as they are capable of applying.

100                           The Directors may delegate to any such committee, local board, agency, manager or agent any of the powers, authorities and discretions for the time being vested in the Directors.  Any such delegation may be made subject to any conditions the Directors may impose, and either collaterally with or to the exclusion of their own powers and may be revoked or altered.

101                           Any such delegates as aforesaid may be authorised by the Directors to sub-delegate all or any of the powers, authorities, and discretions for the time being vested in them.

102                           The Directors may exercise all the powers of the Company to borrow money and to mortgage or charge its undertaking, property and uncalled capital or any part thereof, to issue debentures, debenture stock and other securities whenever money is borrowed or as security for any debt, liability or obligation of the Company or of any third party.

RETIREMENT OF DIRECTORS

103                           (a)                                 Notwithstanding any other provisions in the Articles, at each annual general meeting one-third of the Directors for the time being (or, if their number is not a multiple of three (3), the number nearest to but not greater than one-third) shall retire from office by rotation.

(b)                                 A retiring Director shall be eligible for re-election.  The Directors to retire by rotation shall include (so far as necessary to ascertain the number of directors to retire by rotation) any Director who wishes to retire and not to offer himself for re-election.  Any further Directors so to retire shall be those of the other Directors subject to retirement by rotation who have been longest in office since their last re-election or appointment and so that as between persons who became or were last re-elected Directors on the same day those to retire shall (unless they otherwise agree among themselves) be determined by lot.  Any Director appointed pursuant to Article 86(d) or 86(f) shall not be taken into account in determining which particular Directors or the number of Directors who are to retire by rotation.

(c)                                  No person other than a Director retiring at the meeting shall, unless recommended by the Directors for election, be eligible for election as a Director at any general meeting unless a Notice signed by a Member (other than the person to be proposed) duly qualified to attend and vote at the meeting for which such notice is given of his intention to propose such person for election and also a Notice signed by the person to be proposed of his willingness to be elected shall have been lodged at the head office or at the Registration Office provided that the minimum length of the period, during which such Notice(s) are given, shall be at least seven calendar days and that the period for lodgement of such Notice(s) shall commence no earlier than the day after the dispatch of the notice of the general meeting appointed for such election and end no later than seven calendar days prior to the date of such general meeting.

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DISQUALIFICATION OF DIRECTORS

104                           The office of Director shall be vacated, if the Director:

(a)                                 becomes bankrupt or makes any arrangement or composition with his creditors;

(b)                                 is found to be or becomes of unsound mind or dies;

(c)                                  resigns his office by notice in writing to the Company;

(d)                                 without special leave of absence from the Board, is absent from three consecutive meetings of the Board and the Board resolves that his office be vacated;

(e)                                  is prohibited by law from being a Director; or

(f)                                   ceases to be a Director by virtue of any provision of the Statutes or is removed from office pursuant to these Articles.

PROCEEDINGS OF DIRECTORS

105                           Subject to Article 86, the Directors may meet together (whether within or outside the Cayman Islands) for the dispatch of business, adjourn, and otherwise regulate their meetings and proceedings as they think fit.  Questions arising at any meeting of the Directors shall be decided by a majority of votes.  In case of an equality of votes the Chairman shall have a second or casting vote.  A Director may at any time summon a meeting of the Directors by at least three calendar days’ notice in writing to every other Director and alternate Director, which notice shall set forth the general nature of the business to be considered unless notice is waived by all the Directors (or their alternates) either at, before or after the meeting is held.

106                           A Director or Directors may participate in any meeting of the Board of Directors, or of any committee appointed by the Board of Directors of which such Director or Directors are members, by means of telephone or similar communication equipment by way of which all persons participating in such meeting can hear each other and such participation shall be deemed to constitute presence in person at the meeting.  Unless otherwise determined by the Directors the meeting shall be deemed to be held at the place where the chairman is at the start of the meeting.

107                           The quorum necessary for the transaction of the business of the Directors may be fixed by the Directors and unless so fixed shall be a majority of the Directors then in office.  A person who holds office as an alternate Director shall, if his appointor is not present, be counted in the quorum.  A Director who also acts as an alternate Director shall, if his appointor is not present, count twice towards the quorum.  A meeting of the Directors at which a quorum is present when the meeting proceeds to business shall be competent to exercise all powers and discretions for the time being exercisable by the Directors.

108                           A Director who is in any way, whether directly or indirectly, interested in a contract or proposed contract with the Company shall declare the nature of his interest at a meeting of the Directors.  A general notice given to the Directors by any Director to the effect that he is a member, shareholder, director, partner, officer or employee of any specified company or firm and is to be regarded as interested in any contract or transaction with that company or firm shall be deemed a sufficient declaration of interest for the purposes of voting on a resolution in respect to a contract or transaction in which he has an interest, and after such general notice it shall not be necessary to give special notice relating to any particular transaction.  A Director may vote in respect of any contract or

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                                                proposed contract or arrangement notwithstanding that he may be interested therein and if he does so his vote shall be counted and he may be counted in the quorum at any meeting of the Directors at which any such contract or proposed contract or arrangement shall come before the meeting for consideration.

109                           A Director may hold any other office or place of profit under the Company (other than the office of auditor) in conjunction with his office of Director for such period and on such terms (as to remuneration and otherwise) as the Directors may determine and no Director or intending Director shall be disqualified by his office from contracting with the Company either with regard to his tenure of any such other office or place of profit or as vendor, purchaser or otherwise, nor shall any such contract or arrangement entered into by or on behalf of the Company in which any Director or alternate Director is in any way interested be liable to be voided, nor shall any Director or alternate Director so contracting or being so interested be liable to account to the Company for any profit realized by any such contract or arrangement by reason of such Director holding that office or of the fiduciary relation thereby established.  A Director or alternate director, notwithstanding his interest, may be counted in the quorum present at any meeting whereat he or any other Director is appointed to hold any such office or place of profit under the Company or whereat the terms of any such appointment are arranged and he may vote on any such appointment or arrangement.

110                           Any Director or alternate Director may act by himself or his firm in a professional capacity for the Company, and he or his firm shall be entitled to remuneration for professional services as if he were not a Director or alternate Director; provided that nothing herein contained shall authorise a Director or alternate Director, or his firm, to act as auditor to the Company.

111                           The Directors shall cause minutes to be made in books or loose-leaf folders provided for the purpose of recording:

(a)                                 all appointments of officers made by the Directors;

(b)                                 the names of the Directors present at each meeting of the Directors and of any committee of the Directors; and

(c)                                  all resolutions and proceedings at all meetings of the Company, and of the Directors and of committees of Directors.

112                           When the chairman of a meeting of the Directors signs the minutes of such meeting the same shall be deemed to have been duly held notwithstanding that all the Directors have not actually come together or that there may have been a technical defect in the proceedings.

113                           A resolution in writing signed (in one or more counterparts) by all the Directors or all the members of a committee of Directors (an alternate Director being entitled to sign such a resolution on behalf of his appointor) shall be as valid and effectual as if it had been passed at a meeting of the Directors, or committee of the Directors as the case may be, duly called and constituted.

114                           The continuing Directors may act notwithstanding any vacancy in their body but if and so long as their number is reduced below the number fixed by or pursuant to these Articles

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                                                as the necessary quorum of Directors, the continuing Directors may act only to increase the number, or to summon a general meeting of the Company, but for no other purpose.

115                           The Chairman shall preside as chairman at every meeting of the Board of Directors.  To the extent that the Chairman is not present at any meeting within fifteen minutes after the time appointed for holding the same, the Directors present may choose one of their number to be chairman of the meeting.

116                           A committee appointed by the Directors may elect a chairman of its meetings.  If no such chairman is elected, or if at any meeting the chairman is not present within five minutes after the time appointed for holding the same, the committee members present may choose one of their number to be chairman of the meeting.

117                          A committee appointed by the Directors may meet and adjourn as it thinks proper.  Questions arising at any meeting shall be determined by a majority of votes of the committee members present and in case of an equality of votes the chairman shall have a second or casting vote.

118                           All acts done by any meeting of the Directors or of a committee of Directors, or by any person acting as a Director, shall notwithstanding that it be afterwards discovered that there was some defect in the appointment of any such Director or person acting as aforesaid, or that they or any of them were disqualified, be as valid as if every such person had been duly appointed and was qualified to be a Director.

PRESUMPTION OF ASSENT

119                           A Director of the Company who is present at a meeting of the Board of Directors at which action on any Company matter is taken shall be presumed to have assented to the action taken unless his dissent shall be entered in the minutes of the meeting or unless he shall file his written dissent from such action with the person acting as the chairman or secretary of the meeting before the adjournment thereof or shall forward such dissent by registered post to such person immediately after the adjournment of the meeting.  Such right to dissent shall not apply to a Director who voted in favour of such action.

DIVIDENDS, DISTRIBUTIONS AND RESERVE

120                           Subject to any rights and restrictions for the time being attached to any class or classes of shares and these Articles, the Directors may from time to time declare dividends and other distributions on shares in issue and authorise payment of the same out of the funds of the Company lawfully available therefor.

121                           Subject to any rights and restrictions for the time being attached to any class or classes of shares and these Articles, the Company by Ordinary Resolution may declare dividends or distributions, but no dividend or distribution shall exceed the amount recommended by the Directors.

122                           The Directors may, before recommending or declaring any dividend or distribution, set aside out of the funds legally available for distribution such sums as they think proper as a reserve or reserves which shall, at the discretion of the Directors, be applicable for meeting contingencies, or for equalising dividends or distributions, or for any other purpose to which those funds may be properly applied and pending such application may, at the like discretion, either be employed in the business of the Company or be

25

                                                invested in such investments (other than shares of the Company) as the Directors may from time to time think fit.

123                           Any dividend, distribution, interest or other monies payable in cash in respect of shares may be paid by wire transfer to the Member or by cheque sent to the registered address of the Member or person entitled thereto, or in the case of joint holders, to any one of such joint holders at his registered address or to such person and such address as the Member or person entitled, or such joint holders as the case may be, may direct.  Every such cheque shall be made payable to the order of the person to whom it is sent or to the order of such other person as the Member or person entitled, or such joint holders as the case may be, may direct.

124                           The Directors may declare that any dividend or distribution be paid wholly or partly by the distribution of specific assets and in particular of shares, debentures, or securities of any other company or in any one or more of such ways and where any difficulty arises in regard to such distribution, the Directors may settle the same as they think expedient and in particular may issue fractional shares and fix the value for distribution of such specific assets or any part thereof and may determine that cash payments shall be made to any Members upon the basis of the value so fixed in order to adjust the rights of all Members and may vest any such specific assets in trustees as may seem expedient to the Directors.

125                           No dividend or distribution shall be paid otherwise than out of profits or, subject to the restrictions of the Companies Law, the share premium account.

126                           Subject to the rights of persons, if any, entitled to shares with special rights as to dividends or distributions, all dividends or distributions shall be declared and paid according to the amounts paid or credited as fully paid on the shares, but if and so long as nothing is paid up on any of the shares in the Company, dividends or distributions may be declared and paid according to the amounts of the shares.  No amount paid on a share in advance of calls shall, while carrying interest, be treated for the purposes of this Article as paid on the share.

127                           The Directors may deduct from any dividend or distribution payable to any Member all sums of money (if any) then payable by him to the Company on account of calls or otherwise.

128                           If several persons are registered as joint holders of any share, any of them may give effectual receipts for any dividend, distribution or other moneys payable on or in respect of the share.

129                           No dividend or distribution shall bear interest against the Company.  Any dividend or distribution which cannot be paid to a Member and/or which remains unclaimed after six months from the date of declaration of such dividend or distribution may, in the discretion of the Directors, be paid into a separate account in the Company’s name, provided that the Company shall not be constituted as a trustee in respect of that account and the dividend or distribution shall remain as a debt due to the Member.  Any dividend or distribution which remains unclaimed after a period of six years from the date of declaration of such dividend or distribution shall be forfeited and shall revert to the Company.

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BOOK OF ACCOUNTS

130                           The Directors shall cause proper books of account to be kept with respect to all sums of money received and expended by the Company and the matters in respect of which the receipt or expenditure takes place, all sales and purchases of goods by the Company and the assets and liabilities of the Company.  Proper books shall not be deemed to be kept if there are not kept such books of account as are necessary to give a true and fair view of the state of the Company’s affairs and to explain its transactions.

131                           The books of account shall be kept at such place or places as the Directors think fit, and shall always be open to the inspection of the Directors.

132                           The Directors shall from time to time determine whether and to what extent and at what times and places and under what conditions or regulations the accounts and books of the Company or any of them shall be open to the inspection of Members not being Directors, and no Member (not being a Director) shall have any right of inspecting any account or book or document of the Company except as conferred by the Statutes or authorised by the Directors or by the Company by Ordinary Resolution.

133                           The accounts relating to the Company’s affairs shall be audited in such manner and with such financial year end as may be determined from time to time by the Company by Ordinary Resolution or failing any such determination by the Directors.

ANNUAL RETURNS AND FILINGS

134                          The Board shall make the requisite annual returns and any other requisite filings in accordance with the Companies Law.

AUDIT

135                           The Directors may appoint an auditor of the Company who shall hold office until removed from office by a resolution of the Directors and may fix his or their remuneration.

136                           Every auditor of the Company shall have a right of access at all times to the books and accounts and vouchers of the Company and shall be entitled to require from the Directors and officers of the Company such information and explanation as may be necessary for the performance of the duties of the auditors.

137                           Auditors shall, if so required by the Directors, make a report on the accounts of the Company during their tenure of office at the next annual general meeting following their appointment in the case of a company which is registered with the Registrar of Companies as an ordinary company, and at the next extraordinary general meeting following their appointment in the case of a company which is registered with the Registrar of Companies as an exempted company, and at any time during their term of office, upon request of the Directors or any general meeting of the Members.

THE SEAL

138                           The Company may, if the Directors so determine, have a Seal. The Seal shall only be used by the authority of the Directors or of a committee of the Directors authorised by the Directors.  Every instrument to which the Seal has been affixed shall be signed by at least one person who shall be either a Director or an officer or other person appointed by the Directors for the purpose.

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139                           The Company may have for use in any place or places outside the Cayman Islands a duplicate Seal or Seals each of which shall be a facsimile of the common Seal of the Company and, if the Directors so determine, with the addition on its face of the name of every place where it is to be used.

140                           A Director or officer, representative or attorney of the Company may without further authority of the Directors affix the Seal over his signature alone to any document of the Company required to be authenticated by him under seal or to be filed with the Registrar of Companies in the Cayman Islands or elsewhere wheresoever.

OFFICERS

141                           Subject to Article 95, the Company may have a Chief Executive Officer and a Chief Financial Officer appointed by the Directors.  The Directors may also from time to time appoint such other officers as they consider necessary, all for such terms, at such remuneration and to perform such duties, and subject to such provisions as to disqualification and removal as the Directors from time to time subscribe.

CAPITALISATION OF PROFITS

142                           The Directors may capitalize any sum standing to the credit of any of the Company’s reserve accounts (including share premium account and capital redemption reserve fund) or any sum standing to the credit of profit and loss account or otherwise available for distribution and to appropriate such sum to Members in the proportions in which such sum would have been divisible amongst them had the same been a distribution of profits by way of dividend and to apply such sum on their behalf in paying up in full unissued shares for allotment and distribution credited as fully paid-up to and amongst them in the proportion aforesaid.  In such event the Directors shall do all acts and things required to give effect to such capitalisation, with full power to the Directors to make such provisions as they think fit for the case of shares becoming distributable in fractions (including provisions whereby the benefit of fractional entitlements accrue to the Company rather than to the Members concerned).  The Directors may authorise any person to enter on behalf of all of the Members interested into an agreement with the Company providing for such capitalisation and matters incidental thereto and any agreement made under such authority shall be effective and binding on all concerned.

NOTICES

143                          Except as otherwise provided in these Articles, any notice or document may be served by the Company or by the person entitled to give notice to any Member either personally, by facsimile, or by sending it through the post in a prepaid letter or via a recognised courier service, fees prepaid, addressed to the Member at his address as appearing in the Register of Members or, to the extent permitted by all applicable laws and regulations, by electronic means by transmitting it to any electronic number or address or website supplied by the Member to the Company or by placing it on the Company’s Website.  In the case of joint holders of a share, all notices shall be given to that one of the joint holders whose name stands first in the Register of Members in respect of the joint holding, and notice so given shall be sufficient notice to all the joint holders.

144                           Notices posted to addresses outside the Cayman Islands shall be forwarded by prepaid airmail.

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145                           Any Member present, either personally or by proxy, at any meeting of the Company shall for all purposes be deemed to have received due notice of such meeting and, where requisite, of the purposes for which such meeting was convened.

146                           Any notice or other document, if served by (a) post, shall be deemed to have been served five calendar days after the time when the letter containing the same is posted and if served by courier, shall be deemed to have been served five calendar days after the time when the letter containing the same is delivered to the courier (in proving such service it shall be sufficient to prove that the letter containing the notice or document was properly addressed and duly posted or delivered to the courier), or (b) facsimile, shall be deemed to have been served upon confirmation of receipt, or (c) recognised delivery service, shall be deemed to have been served 48 hours after the time when the letter containing the same is delivered to the courier service and in proving such service it shall be sufficient to provide that the letter containing the notice or documents was properly addressed and duly posted or delivered to the courier, or (d) electronic means as provided herein shall be deemed to have been served and delivered on the day following that on which it is successfully transmitted or at such later time as may be prescribed by any applicable laws or regulations.

147                           Any notice or document delivered or sent to any Member in accordance with the terms of these Articles shall notwithstanding that such Member be then dead or bankrupt, and whether or not the Company has notice of his death or bankruptcy, be deemed to have been duly served in respect of any share registered in the name of such Member as sole or joint holder, unless his name shall at the time of the service of the notice or document, have been removed from the Register of Members as the holder of the share, and such service shall for all purposes be deemed a sufficient service of such notice or document on all persons interested (whether jointly with or as claiming through or under him) in the share.

148                           Notice of every general meeting shall be given to:

(a)                                 every person shown as a Member in the Register of Members on the record date for such meeting except in the case of joint holders the notice shall be sufficient if given to the joint holder first named in the Register of Members;

(b)                                 every person entitled to a share in consequence of the death or bankruptcy of a Member, who but for his death or bankruptcy would be entitled to receive notice of the meeting; and

(c)                                  each Director and Alternate Director.

No other person shall be entitled to receive notices of general meetings.

149                           Whenever notice is required to be given under any provision of these Articles, a written waiver, signed by the person entitled to notice, or a waiver by electronic transmission by the person entitled to notice, whether before or after the time stated therein, shall be deemed equivalent to notice.  Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends a meeting for the express purpose of objecting at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any meeting of the Members, Directors or members of a committee of directors need be specified in any written waiver of notice or any waiver by electronic transmission unless so required by these Articles.

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INFORMATION

150                           No Member shall be entitled to require discovery of any information in respect of any detail of the Company’s trading or any information which is or may be in the nature of a trade secret or secret process which may relate to the conduct of the business of the Company and which in the opinion of the Board would not be in the interests of the Members to communicate to the public.

151                           The Board shall be entitled to release or disclose any information in its possession, custody or control regarding the Company or its affairs to any of its members including, without limitation, information contained in the Register of Members and transfer books of the Company.

INDEMNITY

152                           To the fullest extent permissible under the Companies Law, every Director (including for the purposes of this Article any alternate Director appointed pursuant to the provisions of these Articles) or officer of the Company (including for the purposes of this Article former Directors and former officers)  shall be indemnified and secured harmless out of the assets and funds of the Company against all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by him in connection with the execution or discharge of his duties, powers, authorities or discretions as a Director or officer of the Company, including without prejudice to the generality of the foregoing, any costs, expenses, losses or liabilities incurred by him in defending (whether successfully or otherwise) any civil proceedings concerning the Company or its affairs in any court whether in the Cayman Islands or elsewhere.

153                           Expenses (including attorneys’ fees, costs and charges) incurred by a Director or officer of the Company in defending a proceeding shall be paid by the Company in advance of the final disposition of such proceeding upon receipt of an undertaking by or on behalf of the Director or officer to repay all amounts so advanced in the event that it shall ultimately be determined that such Director or officer is not entitled to be indemnified by the Company pursuant to Article 152.

154                           No such Director or officer of the Company shall be liable to the Company for any loss or damage in carrying out his functions unless that liability arises through the actual fraud or wilful default of such Director or officer.  References in this Article to actual fraud or wilful default mean a finding to such effect by a competent court in relation to the conduct of the relevant party.

FINANCIAL YEAR

155                           Unless the Directors otherwise prescribe, the financial year of the Company shall end on December 31 in each year and, following the year of incorporation, shall begin on January 1 in each year.

WINDING UP

156                           If the Company shall be wound up, and the assets available for distribution amongst the Members shall be insufficient to repay the whole of the share capital, such assets shall be distributed so that, as nearly as may be, the losses shall be borne by the Members in proportion to the par value of the shares held by them.  If in a winding up the assets available for distribution amongst the Members shall be more than sufficient to repay the

30

                                                whole of the share capital at the commencement of the winding up, the surplus shall be distributed amongst the Members in proportion to the par value of the shares held by them at the commencement of the winding up subject to a deduction from those shares in respect of which there are monies due, of all monies payable to the Company for unpaid calls or otherwise.  This Article is without prejudice to the rights of the holders of shares issued upon special terms and conditions.

157                           Subject to these Articles, if the Company shall be wound up, the liquidator may, with the sanction of an Ordinary Resolution of the Company, divide amongst the Members in specie or in kind the whole or any part of the assets of the Company (whether they shall consist of property of the same kind or not) and may for such purpose set such value as he deems fair upon any property to be divided as aforesaid and may determine how such division shall be carried out as between the Members or different classes of Members.  The liquidator may, with the like sanction, vest the whole or any part of such assets in trustees upon such trusts for the benefit of the Members as the liquidator, with the like sanction, shall think fit, but so that no Member shall be compelled to accept any asset upon which there is any liability.

AMENDMENT OF MEMORANDUM AND ARTICLES OF ASSOCIATION AND NAME OF COMPANY

158                           The Company may at any time and from time to time by Special Resolution alter or amend these Articles or the Memorandum of Association of the Company, in whole or in part, or change the name of the Company.

REGISTRATION BY WAY OF CONTINUATION

159                           The Company may by Special Resolution resolve to be registered by way of continuation in a jurisdiction outside the Cayman Islands or such other jurisdiction in which it is for the time being incorporated, registered or existing.  In furtherance of a resolution adopted pursuant to this Article, the Directors may cause an application to be made to the Registrar of Companies to deregister the Company in the Cayman Islands or such other jurisdiction in which it is for the time being incorporated, registered or existing and may cause all such further steps as they consider appropriate to be taken to effect the transfer by way of continuation of the Company.

31

Exhibit 5.1

Our ref           DLK\664902\4724197v1
Direct tel        +852 2971 3006

Email             derrick.kan@maplesandcalder.com

Subject to review and amendment

China Mobile Games and Entertainment Group Limited
Block A, 15/F Huajian Building

233 Tianfu Road, Tianhe District,

Guangzhou, PRC

[•] 2012

Dear Sirs

China Mobile Games and Entertainment Group Limited

We have acted as Cayman Islands legal advisers to China Mobile Games and Entertainment Group Limited (the “Company”) in connection with the Company’s registration statement on Form F-1, including all amendments or supplements thereto (the “Registration Statement”), originally filed with the Securities and Exchange Commission (the “Commission”) under the U.S. Securities Act of 1933, as amended, on August 26, 2011, relating to the distribution (the “Distribution”) of [•] American Depositary Shares (the “ADSs”) each representing [•] Class A Ordinary Shares of par value US$0.001 each in the Company (the “Shares”) to the shareholders of VODone Limited.

We are furnishing this opinion as Exhibit 5.1 to the Registration Statement.

1                                         Documents Reviewed

For the purposes of this opinion, we have reviewed only originals or copies of the following documents:

1.1                               The certificate of incorporation of the Company dated 20 January 2011.

1.2                               The memorandum and articles of association of the Company as registered on 20 January 2011 (the “Pre-Listing M&A”).

1.3                               The amended and restated memorandum and articles of association of the Company as conditionally adopted by a special resolution passed on [•] 2012 and effective immediately upon the completion of the Company’s listing of its ADSs representing Class A Ordinary Shares (the “Listing M&A”).

1.4                               The two sets of written resolutions of the board of directors of the Company dated 23 August 2011 and the written resolutions of the board of directors of the Company dated [•] 2012 (together, the “Directors’ Resolutions”);

1.5                               The written resolutions of the shareholders of the Company dated [•] 2012 (the “Shareholders’ Resolutions”).

1.6                               A certificate from a director of the Company addressed to this firm dated [•] 2012 (the “Director’s Certificate”).

1.7                               A certificate of good standing with respect to the Company issued by the Registrar of Companies in the Cayman Islands dated [•] 2012 (the “Certificate of Good Standing”).

1.8                               The Registration Statement.

2                                         Assumptions

The following opinions are given only as to, and based on, circumstances and matters of fact existing and known to us on the date of this opinion letter.  These opinions only relate to the laws of the Cayman Islands which are in force on the date of this opinion letter.  In giving the following opinions we have relied (without further verification) upon the completeness and accuracy of the Director’s Certificate and the Certificate of Good Standing.  We have also relied upon the following assumptions, which we have not independently verified:

2.1                               Copies of documents or drafts of documents provided to us are true and complete copies of, or in the final forms of, the originals.

2.2                               The genuineness of all signatures and seals.

2.3                               There is nothing under any law (other than the laws of the Cayman Islands) which would or might affect the opinions set out below.

3                                         Opinions

Based upon, and subject to, the foregoing assumptions, and having regard to such legal considerations as we deem relevant, we are of the opinion that:

3.1                               The Company has been duly incorporated as an exempted company with limited liability for an unlimited duration and is validly existing and in good standing under the laws of the Cayman Islands.

3.2                               Immediately upon the completion of the Company’s listing of its ADSs representing its Class A Ordinary Shares on the Nasdaq Global Market, the authorised share capital of the Company will be US$[•] divided into [•] Class A Ordinary Shares of a par value of US$0.001 each and [•] Class B Ordinary Shares of a par value of US$0.001 each.

3.3                               The transfer of the Shares pursuant to the Distribution has been duly authorised and such Shares have been legally issued and are allotted, fully paid and non-assessable (meaning that no further sums are payable by the holders of such Shares to the Company on such Shares).

3.4                               The statements under the caption “Taxation” in the prospectus forming part of the Registration Statement, to the extent that they constitute statements of Cayman Islands law, are accurate in all material respects and such statements constitute our opinion.

4                                        Qualifications

Except as specifically stated herein, we make no comment with respect to any representations and warranties which may be made by or with respect to the Company in any of the documents or instruments cited in this opinion or otherwise with respect to the commercial terms of the transactions the subject of this opinion.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our name under the headings “Enforceability of Civil Liabilities”, “Taxation” and “Legal Matters” and elsewhere in the prospectus included in the Registration Statement.  In giving such consent, we do not thereby admit that we come within the category of persons whose consent is

2

required under Section 7 of the U.S. Securities Act of 1933, as amended, or the Rules and Regulations of the Commission thereunder.

Yours faithfully

Maples and Calder

Encl

3

China Mobile Games and Entertainment Group Limited

Room 3006, Gloucester Tower
The Landmark, 11 Pedder Street
Central, Hong Kong

2012

To:                             Maples and Calder

53/F, The Center

99 Queen’s Road Central

Central, Hong Kong

Dear Sirs

China Mobile Games and Entertainment Group Limited (the “Company”)

I, the undersigned, being a director of the Company, am aware that you are being asked to provide an opinion letter (the “Opinion”) in relation to certain aspects of Cayman Islands law.  Unless otherwise defined herein, capitalised terms used in this certificate have the respective meanings given to them in the Opinion.  I hereby certify that:

1                                         The Pre-Listing M&A remain in full and effect and, except as amended by the Shareholders’ Resolutions adopting the Listing M&A, are otherwise unamended.

2                                         The Directors’ Resolutions were duly passed in the manner prescribed in the Pre-Listing M&A (including, without limitation, with respect to the disclosure of interests (if any) by directors of the Company) and have not been amended, varied or revoked in any respect.

3                                         The Shareholders’ Resolutions were passed in the manner prescribed in the Pre-Listing M&A and have not been amended, varied or revoked in any respect.

4                                         The authorised share capital of the Company is US$1,000,000 divided into (a) 1,000,000,000 Ordinary Shares of par value US$0.001 each.  The issued share capital of the Company is [•] Ordinary Shares, all of which have been issued and are fully paid up.

5                                         The shareholders of the Company (the “Shareholders”) have not restricted the powers of the directors of the Company in any way.  There is no contractual or other restriction (other than as arising under Cayman Islands law) binding on the Company restricting it from issuing and allotting the Shares.

6                                         The directors of the Company at the date of the Directors’ Resolutions passed on 23 August 2011 were as follows:

Zhang Lijun
Sin Hendrick

7                                         The directors of the Company at the date of the Directors’ Resolutions passed on [•] 2012 and at the date of this certificate were and are as follows:

Zhang Lijun

Sin Hendrick

Chen-Wen Tarn

8                                         Each director of the Company considers the transactions contemplated by the Registration Statement to be of commercial benefit to the Company and has acted in good faith in the best interests of the Company, and for a proper purpose of the Company in relation to the transactions the subject of the Opinion.

9                                         To the best of my knowledge and belief, having made due inquiry, the Company is not the subject of legal, arbitral, administrative or other proceedings in any jurisdiction that would have a material adverse effect on the business, properties, financial condition, results of operations or prospects of the Company.  Nor have the directors or Shareholders taken any

4

steps to have the Company struck off or placed in liquidation, nor have any steps been taken to wind up the Company.  Nor has any receiver been appointed over any of the Company’s property or assets.

I confirm that you may continue to rely on this Certificate as being true and correct on the day that you issue the Opinion unless I shall have previously notified you in writing personally to the contrary.

Signature:

Name:	[•]

Title:	Director

5

Exhibit 8.2

11th Floor, HSBC Building Shanghai IFC 8 Century Avenue, Pudong New District Shanghai 200120, P.R. China
Telephone: +8621 3857 6300 www.kirkland.com	Facsimile: +8621 3857 6301

[  ], 2012

China Mobile Games and Entertainment Group Limited

Block A, 15/F Huajian Building

233 Tianfu Road, Tianhe District,

Guangzhou, People’s Republic of China

Re:                             American Depositary Shares of China Mobile Games and Entertainment Group Limited (the “Company”)

Ladies and Gentlemen:

You have requested our opinion concerning the statements in the Registration Statement (as defined below) under the caption “Taxation—United States Federal Income Taxation” in connection with the listing on the date hereof of certain American Depositary Shares (“ADSs”), each of which represents [  ] Class A ordinary shares, par value  $[  ] per share, of the Company, pursuant to the registration statement on Form F-1 under the Securities Act of 1933, as amended (the “Act”), originally publicly filed by the Company with the Securities and Exchange Commission (the “Commission”) on [ ], 2012, including all amendments and supplements thereto (the “Registration Statement”).

This opinion is being furnished to you as Exhibit 8.2 to the Registration Statement.

In connection with rendering the opinion set forth below, we have examined and relied on originals or copies of the following:

(a)           the Registration Statement; and

Licensed foreign lawyers only

Chicago	Hong Kong	London	Los Angeles	Munich	NewYork	Palo Alto	San Francisco	Washington, D.C.

(b)           such other documents, certificates and records as we have deemed necessary or appropriate as a basis for the opinion set forth below.

Our opinion is conditioned on the initial and continuing accuracy of the facts, information and analyses set forth in such documents, certificates and records (as identified in clauses (a) and (b) of the immediately preceding paragraph). All capitalized terms used but not otherwise defined herein shall have the respective meanings set forth in the Registration Statement.

For purposes of our opinion, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed, electronic, or photostatic copies, and the authenticity of the originals of such latter documents. We have relied on a representation of the Company that such documents, certificates, and records are duly authorized, valid and enforceable.

In addition, we have relied on factual statements and representations of the officers and other representatives of the Company and others, and we have assumed that such statements and representations are and will continue to be correct without regard to any qualification as to knowledge or belief.

Our opinion is based on the United States Internal Revenue Code of 1986, as amended, United States Treasury regulations, judicial decisions, published positions of the United States Internal Revenue Service, and such other authorities as we have considered relevant, all as in effect as of the date of this opinion and all of which are subject to differing interpretations or change at any time (possibly with retroactive effect). A change in the authorities upon which our opinion is based could affect the conclusions expressed herein. There can be no assurance, moreover, that the opinion expressed herein will be accepted by the United States Internal Revenue Service or, if challenged, by a court.

Based upon and subject to the foregoing, we are of the opinion that, under current United States federal income tax law, although the discussion set forth in the Registration Statement under the heading “Taxation—United States Federal Income Taxation” does not purport to summarize all possible United States federal income tax considerations of the ownership and disposition of ADSs and the ordinary shares to United States Holders (as defined therein), such discussion constitutes, in all material respects, a fair and accurate summary of the United States federal income tax consequences of the ownership and disposition of the ADSs or ordinary shares that are anticipated to be material to United States Holders who hold the ADSs pursuant to the Registration Statement, subject to the qualifications set forth in such

2

discussion, and, to the extent that it sets forth any specific legal conclusion under United States federal income tax law, except as otherwise provided therein, it represents our opinion.

Except as set forth above, we express no other opinion. This opinion is furnished to you in connection with the listing of the ADSs. This opinion is expressed as of the date hereof, and we are under no obligation to supplement or revise our opinion to reflect any legal developments or factual matters arising subsequent to the date hereof.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, to the use of our name under the captions “Taxation” and “Legal Matters” in the prospectus included in the Registration Statement and to the discussion of this opinion in the prospectus included in the Registration Statement. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules or regulations of the Commission promulgated thereunder.

Sincerely,

Kirkland & Ellis International LLP

3

Exhibit 8.3

觀韜律師事務所(香港)	Suite 1002, 10/F, 3 Garden Road,

GUANTAO LAW FIRM (HONG KONG)	ICBC Tower, Central, Hong Kong

Tel: (852) 2878 1130

Fax: (852) 2878 1360

[•],
E-mail: guantaohk@guantao.com	http:// www.guantao.com	2012

To: China Mobile Games and Entertainment Group Limited

Block A, 15/F Huajian Building

233 Tianfu Road, Tianhe District

Guangzhou, PRC

Dear Sirs,

We are lawyers qualified to practice in the People’s Republic of China (the “PRC”, and for the purpose of this opinion only, the PRC does not include the Hong Kong Special Administrative Region, Macao Special Administrative Region and Taiwan) and issue opinions on the PRC laws.

We are acting as the PRC counsel to China Mobile Games and Entertainment Group Limited (the “Company”), a company incorporated under the laws of Cayman Islands in connection with (i) the Company’s registration statement on Form F-1, including all amendments or supplements thereto (the “Registration Statement”), filed with the Securities and Exchange Commission (the “SEC”) under the U.S. Securities Act of 1933, as amended, relating to the distribution of the Company’s American Depositary Shares (the “ADSs”) representing the Company’s ordinary shares of a par value US$ [•] per share (the “Shares”) to the shareholders of VODone Limited, and (ii) the listing of the Company’s ADSs on the Nasdaq Global Market.

We have examined the Registration Statement. In addition, we have examined, and have relied as to matters of fact upon, originals, or duplicates or certified or conformed copies, of such corporate records, agreements, documents and other instruments and such certificates or comparable documents of public officials and of officers and representatives of the Company, and have made such other and further

Resident Partners: Yan Pengpeng(Grace); Sun Dongying

Guantao Law Firm (Hong Kong) is a firm affiliated with Guantao Law Firm, a partnership registered in the People’s Republic of China.

Beijing · Chengdu · Dalian · Hong Kong · Jinan · Shanghai · Shenzhen · Tianjin · Xiamen · Xi’an

investigations, as we have deemed necessary or appropriate as a basis for the opinion hereinafter set forth. In such examination, we have assumed the accuracy of the factual matters described in the Registration Statement and that the Registration Statement and other documents will be executed by the parties in the forms provided to and reviewed by us. We have also assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, and the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies and authenticity of the originals of such latter documents.

Based upon the foregoing and subject to the qualifications, assumptions and limitations stated herein and in the Registration Statement, we are of the opinion that the statements set forth under the caption “Taxation-People’s Republic of China Taxation” insofar as they purport to constitute the statements of PRC enterprise income tax law and regulations, are accurate in all material respects and that such statements constitute our opinion.

We do not express any opinion herein concerning any law other than the enterprise income tax law of the PRC.

We hereby consent to the use of this opinion and any summarization of this opinion in, and filing of this opinion with the SEC as an exhibit to, the Registration Statement and to the use of our name under the captions “Risk Factors”, “Our Corporate History and Structure”, “Enforceability of Civil Liabilities”, “Taxation” and “Legal Matters” included in the registration statement on Form F-1, originally filed by China Mobile Games and Entertainment Group Limited on August 26, 2011 with the Securities and Exchange Commission under the Securities Act of 1933, as amended. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the regulations promulgated thereunder.

Yours faithfully,

Guantao Law Firm(Hong Kong)

2

Exhibit 8.4

Our ref: 008284.0007

[DATE]

Block A, 15/F Huajian Building

233 Tianfu Road, Tianhe District

Guangzhou, PRC

Dear Sirs,

Re:                             China Mobile Games and Entertainment Group Limited (the “Company”)

1.                                      This opinion as to Bermuda law is addressed to you in connection with the Company’s registration statement on Form F-1 (No. 333-                    ) filed with the Securities and Exchange Commission under the U.S. Securities Act of 1933 relating to the distribution of                      American Depositary Shares each representing                        Class A Ordinary Shares of par value US$0.001 each in the Company to the shareholders of VODone Limited (the “Registration Statement”).

2.                                      For the purposes of this opinion, we have examined and relied upon the Registration Statement.

3.                                      We have not made any investigation of, and express no opinion as to any law other than Bermuda law and none of the opinions expressed herein relates to compliance with or matters governed by the laws of any jurisdiction except Bermuda.  This opinion is limited to Bermuda law as applied by the Courts of Bermuda at the date hereof.

4.                                      We have assumed:

(a)                                 the conformity to original documents of all documents produced to us as copies and the authenticity of all original documents, which or copies of which have been submitted to us;

(b)                                 that the Registration Statement and other such documentation which was received by electronic means is complete, intact and in conformity with the transmission as sent; and

(c)                                  that there is nothing under any law (other than the laws of Bermuda) which would or might affect the opinions set out below.

5.                                      Based on the foregoing and subject to the reservations set out above and subject to any matter not disclosed to us, we are of the opinion that the statements in the Registration Statement under the section headed

“Bermuda Taxation” insofar as such statements constitute summaries of the legal matters, and only to the extent, governed by the laws of Bermuda, fairly and accurately present the information and summarises the matters referred to therein.

This opinion is addressed to you in connection with the filing of the Registration Statement with the United States Securities and Exchange Commission and is not to be made available to, or relied on by any other person or entity, or for any other purpose, without our prior written consent.  We consent to the filing of this opinion as an exhibit to the Registration Statement.  As Bermudan attorneys, however, we are not qualified to opine on matters of law of any jurisdiction other than Bermuda, accordingly we do not admit to being an expert within the meaning of the U.S. Securities Act of 1933 nor thereby admit that we come within the category of persons whose consent is required under section 7 of the U.S. Securities Act of 1933.

This opinion is addressed to you solely for your benefit and is neither to be transmitted to any other person, nor relied upon by any other person or for any other purpose nor quoted or referred to in any public document nor filed with any governmental agency or person, without our prior written consent, except as may be required by law or regulatory authority.  Further, this opinion speaks as of its date and is strictly limited to the matters stated herein and we assume no obligation to review or update this opinion if applicable law or the existing facts or circumstances should change.

This opinion is governed by and is to be construed in accordance with Bermuda law.  It is given on the basis that it will not give rise to any legal proceedings with respect thereto in any jurisdiction other than Bermuda.

Yours faithfully,

Appleby

Exhibit 8.5

[Under Alex Ho & Co’s Letterhead]

BY POST

[Date]

China Mobile Games and Entertainment Group Limited

Block A, 15/F Huajian Building

233 Tianfu Road, Tianhe District

Guangzhou, People’s Republic of China

Dear Sirs,

LEGAL OPINION ON CERTAIN HONG KONG TAX MATTERS

We refer to the proposed listing of the American depositary shares (the “ADSs”) of China Mobile Games and Entertainment Group Limited (the “Company”), a Cayman Islands company. We understand that VODone Limited, the Company’s major shareholder, proposes a distribution in specie (the “Distribution”) of a portion of its ADSs of the Company to the shareholders of VODone Limited and that the Company seeks a listing of the ADSs on the Nasdaq Global Market (the “Listing”). We have been asked to provide this legal opinion (the “Opinion”) with regard to the Hong Kong tax consequences relating to the purchasing, holding or selling of the ADSs by investors generally.

This Opinion is based on Hong Kong laws applicable as of the date of this Opinion and does not cover future laws or regulations or future interpretations or implementations of the current laws and regulations. We express no opinion on the laws of any other jurisdiction and have made no investigation into the laws of any other jurisdiction. This Opinion does not purport to address all possible tax consequences relating to the purchasing, holding or selling the ADSs, and does not take into account the specific circumstances of any particular investors, some of whom may be subject to special rules. Upon the basis of the foregoing and subject to the qualifications set out below, we set forth our opinion as at the date hereof.

Certain Hong Kong Tax Matters

Hong Kong profits tax generally

An investor will be subject to Hong Kong profits tax on income derived from the disposal of the ADSs only if both of the following conditions are satisfied:

(i)                                     the investor carries on a trade, profession or business in Hong Kong, and

(ii)                                  the gain arises in or is derived from Hong Kong.

Hong Kong does not tax gains of a capital nature. Thus, any capital gains derived from the disposal of the ADSs acquired for long term investment will not be taxable in Hong Kong.

The current normal profits tax rate applicable to corporations is 16.5% and the current normal profits tax rate applicable to individuals is 15%.

Purchase, holding and disposal of ADSs

Where the investor has no presence in Hong Kong and does not carry on any trade, profession or business in Hong Kong either directly or through an agent (meaning that the investor is not resident in Hong Kong), any gains derived by the investor from the disposal of the ADSs which are received from the Distribution or subsequently purchased would not be subject to Hong Kong profits tax.

Where the investor carries on a trade, profession or business in Hong Kong (meaning that the investor is resident in Hong Kong), one needs to consider whether the gains from the disposal of the ADSs is capital or revenue in nature, and whether it is Hong Kong or non-Hong Kong sourced.

There is no tax on capital gains in Hong Kong. If the investor is carrying on a trade, profession or business in Hong Kong but holds the ADSs for investment purposes, any gains derived from the disposal of the ADSs would not be subject to Hong Kong profits tax. The burden of proof will be on the investor that the gains are capital in nature.

If the investor is carrying on a trade, profession or business in Hong Kong and fails to prove that the profits derived from the disposal of the ADSs is capital in nature, the profits on disposal will be subject to Hong Kong profits tax if it is Hong Kong sourced. Trades of ADSs executed on the Nasdaq Global Market would generally be considered to be effected in the United States and therefore any profits on disposal would be considered to be non-Hong Kong sourced and hence not subject to Hong Kong tax. This general principle may not apply to the trading profits of certain investors due to the nature of their business (e.g. insurance companies) or the way their transaction is arranged (e.g. off exchange transactions).

Dividends received on ADSs

According to the current tax practice of the Hong Kong Inland Revenue Department, dividends paid by the Company on ADSs would not be subject to any Hong Kong tax, even if received by investors in Hong Kong.

Stamp duty

For transactions of stocks which are required to be registered in Hong Kong, stamp duty is charged at 0.2% on the higher of the consideration or the value of the stocks. A fixed duty of HK$5 will also be charged on the instrument of transfer (if any) relating to such transfer of stocks. In case of a company which is not incorporated in Hong Kong or does not keep its register of members in Hong Kong, any transfer of its stock is not subject to stamp duty in Hong Kong.

We understand that ADSs are separately constituted securities and they are constituted outside Hong Kong. Furthermore, no transfers of ADSs will be registered in Hong Kong. As the Company is not incorporated in Hong Kong, no stamp duty is payable on the purchase and sale of the ADSs so long as the Company does not keep its register of members in Hong Kong.

Qualifications

This Opinion addresses exclusively the matters stated herein and is not to be read as extending to any other documents or matters. We express no view with respect to any other matter and are under no obligation to advise you on any matters that may occur after the date of this Opinion which would render the views expressed herein no longer applicable. For the purposes of this Opinion, we have not examined or reviewed any contracts, instruments and other documents relating to the Company; nor have we made any other enquiries or investigations of the Company. Accordingly, this Opinion does not constitute a statement of the effect of Hong Kong tax laws on the Company’s legal, financial and taxation positions.

Benefit of Opinion

This Opinion is addressed to you solely for your own benefit and prepared solely for the purpose of inclusion in the prospectus in connection with the Listing, and is not to be transmitted or disclosed to or used or relied upon by any person or used or relied upon by you for any other purposes, except with our prior written consent.

Consent

We hereby consent to the use of this opinion in, and the filing of this opinion as an exhibit to, the registration statement for the Listing and to the use of our name under the caption “Taxation” in the prospectus included in the registration statement. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933 or the rules or regulations of the U.S. Securities and Exchange Commission promulgated thereunder.

Yours faithfully

Alex Ho & Co

Exhibit 10.1

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (the “Agreement”), is entered into as of [•] by and between China Mobile Games and Entertainment Group Limited, a company incorporated and existing under the laws of the Cayman Islands (the “Company”), and [•], an individual (the “Executive”).  The term “Company” as used herein with respect to all obligations of the Executive hereunder shall be deemed to include the Company and all of its direct or indirect parent companies, subsidiaries, affiliates, or subsidiaries or affiliates of its parent companies (collectively, the “Group”).

RECITALS

A.            The Company desires to employ the Executive and to assure itself of the services of the Executive during the term of Employment (as defined below).

B.            The Executive desires to be employed by the Company during the term of Employment and upon the terms and conditions of this Agreement.

AGREEMENT

The parties hereto agree as follows:

1.              POSITION

The Executive hereby accepts a position of [•] of the Company (the “Employment”).

2.              TERM

Subject to the terms and conditions of this Agreement, the Employment shall be on a permanent basis, commencing on [•] (the “Effective Date”), unless terminated earlier pursuant to the terms of this Agreement.

3.              PROBATION

No probationary period.

4.              DUTIES AND RESPONSIBILITIES

The Executive’s duties at the Company will include all jobs assigned by the Company’s Board of Directors (the “Board”) and/or the [Chief Executive Officer] of the Company.

The Executive shall devote all of his working time, attention and skills to the performance of his duties at the Company and shall faithfully and diligently serve the Company in accordance with this Agreement, the Memorandum and Articles of Association of the Company (the “Articles of Association”), and the guidelines, policies and procedures of the Company approved from time to time by the Board.

The Executive shall use his best efforts to perform his duties hereunder.  The Executive shall not hold any other employment, and shall not be concerned or interested in any business or entity that directly or indirectly competes with the Group (any such business or entity, a “Competitor”), provided that nothing in this clause shall preclude the Executive from holding shares or other securities of any Competitor that is listed on any securities exchange or recognized securities market anywhere, provided however, that the Executive shall notify the Company in writing prior to his obtaining a proposed interest in such shares or securities in a timely manner and with such details and particulars as the Company may reasonably require.  The Company shall have the right to require the Executive to resign from any board or similar body which he may then serve if the Board reasonably determines in writing that the Executive’s service on such board or body interferes with the effective discharge of the Executive’s duties and responsibilities to the Company or that any business related to such service is then in competition with any business of the Company or any of its subsidiaries or affiliates.

5.              NO BREACH OF CONTRACT

The Executive hereby represents to the Company that: (i) the execution and delivery of this Agreement by the Executive and the performance by the Executive of the Executive’s duties hereunder shall not constitute a breach of, or otherwise contravene, the terms of any other agreement or policy to which the Executive is a party or otherwise bound, except for agreements that are required to be entered into by and between the Executive and any member of the Group pursuant to applicable law of the jurisdiction where the Executive is based, if any; (ii) that the Executive has no information (including, without limitation, confidential information and trade secrets) relating to any other person or entity which would prevent, or be violated by, the Executive entering into this Agreement or carrying out his duties hereunder; (iii) that the Executive is not bound by any confidentiality, trade secret or similar agreement (other than this) with any other person or entity except for other member(s) of the Group, as the case may be.

6.              LOCATION

The Executive will be based in [China/Hong Kong] until both parties hereto agree to change otherwise. The Executive acknowledges that he/she may be required to travel from time to time in the course of performing his duties for the Company.

7.              COMPENSATION AND BENEFITS

(a)                                 Compensation and Benefits.  The Executive’s cash compensation and benefits (inclusive of the statutory welfare reserves that the Company is required to set aside for the Executive under applicable law) shall be provided by the Company pursuant to the terms set forth in Exhibit A hereto. The cash compensation may be paid by the Company, a subsidiary or affiliated entity or a combination thereof, as designated by the Company from time to time.

(b)                                 Equity Incentives.  The Executive will be entitled to receive equity incentives, from time to time, as determined by the Board.

8.              TERMINATION OF THE AGREEMENT

(a)                                 By the Company.  The Company may terminate the Employment for cause, at any time, without notice or remuneration, if the Executive (1) commits any serious or persistent breach or non-observance of the terms and conditions of your employment; (2) is convicted of a criminal offence other than one which in the opinion of the Board does not affect the executive’s position as an employee of the Company, bearing in mind the nature of your duties and the capacity in which the executive is employed; (3) willfully disobeys a lawful and reasonable order; (4) engages in serious or persistent misconducts being inconsistent with the due and faithful discharge of the Executive’s material duties; (5) is guilty of fraud or dishonesty; or (6) is habitually neglectful in his or her duties. The Company may terminate the Employment at any time with a [one]-month prior written notice to the Executive or by payment of one month salary in lieu of notice.

(b)                                 By the Executive.  The Executive may terminate the Employment at any time with a one-month prior written notice to the Company or by payment of one month’s salary in lieu of notice.  In addition, the Executive may resign prior to the expiration of the Agreement if such resignation or an alternative arrangement with respect to the Employment is approved by the Board.

(c)                                  Notice of Termination.  Any termination of the Executive’s employment under this Agreement shall be communicated by written notice of termination from the terminating party to the other party.  The notice of termination shall indicate the specific provision(s) of this Agreement relied upon in effecting the termination.

9.              CONFIDENTIALITY AND NONDISCLOSURE

(a)                                 Confidentiality and Non-disclosure. The Executive hereby agrees at all times during the term of his employment and after termination, to hold in the strictest confidence, and not to use, except for the benefit of the Group, or to disclose to any person, corporation or other entity without written consent of the Company, any Confidential Information. The Executive understands that “Confidential Information” means any proprietary or confidential information of the Group, its affiliates, their clients, customers or partners, and the Group’s licensors, including, without limitation, technical data, trade secrets, research and development information, product plans, services, customer lists and customers (including, but not limited to, customers of the Group on whom the Executive called or with whom the Executive became acquainted during the term of his employment), supplier lists and suppliers, software, developments, inventions, processes, formulas, technology, designs, drawings, engineering, hardware configuration information, personnel information, marketing, finances, information about the suppliers, joint ventures, licensors, licensees, distributors and other persons with whom the Group does business, information regarding the skills and compensation of other employees of the Group or other business information disclosed to the Executive by or obtained by the Executive from the Group, its affiliates, or their clients, customers or partners either directly or indirectly in writing, orally or by drawings or observation of parts or equipment, if specifically indicated to be confidential or reasonably expected to be confidential. Notwithstanding the foregoing, Confidential Information shall not include information that is generally available and known to the public through no fault of the Executive.

(b)                                Company Property.  The Executive understands that all documents (including computer records, facsimile and e-mail) and materials created, received or transmitted in connection with his work or using the facilities of the Group are property of the Group and subject to inspection by the Group, at any time. Upon termination of the Executive’s employment with the Company (or at any other time when requested by the Company), the Executive will promptly deliver to the Company all documents and materials of any nature pertaining to his work with the Company and will provide written certification of his compliance with this Agreement. Under no circumstances will the Executive have, following his termination, in his possession any property of the Group, or any documents or materials or copies thereof containing any Confidential Information.

(c)                                  Former Employer Information.  The Executive agrees that he has not and will not, during the term of his employment, (i) improperly use or disclose any proprietary information or trade secrets of any former employer or other person or entity with which the Executive has an agreement or duty to keep in confidence information acquired by Executive, if any, or (ii) bring into the premises of the Group any document or confidential or proprietary information belonging to such former employer, person or entity unless consented to in writing by such former employer, person or entity.  The Executive will indemnify the Group and hold it harmless from and against all claims, liabilities, damages and expenses, including reasonable attorneys’ fees and costs of suit, arising out of or in connection with any violation of the foregoing.

(d)                                 Third Party Information.  The Executive recognizes that the Group may have received, and in the future may receive, from third parties their confidential or proprietary information subject to a duty on the Group’s part to maintain the confidentiality of such information and to use it only for certain limited purposes.  The Executive agrees that the Executive owes the Group and such third parties, during the Executive’s employment by the Company and thereafter, a duty to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person or firm and to use it in a manner consistent with, and for the limited purposes permitted by, the Group’s agreement with such third party.

This Section 9 shall survive the termination of this Agreement for any reason.  In the event the Executive breaches this Section 9, the Company shall have right to seek remedies permissible under applicable law.

10.       INVENTIONS

(a)                                 Inventions Retained and Licensed.  The Executive hereby acknowledges and represents that, if in the course of his service for the Group, the Executive incorporates into a Group product, process or machine an invention, idea, improvement, design or discovery, whether or not patentable and whether or not reduced to practice, original work of authorship and trade secret made or conceived by or belonging to the Executive (whether made solely by the Executive or jointly with others) that was developed by the Executive prior to the Executive’s employment by the Company (a “Prior Invention”) owned by the Executive or in which he has an interest, (a) the Group is hereby granted and shall have a nonexclusive, royalty-free, irrevocable, perpetual, worldwide right and license (which may be freely transferred by the Group to any other person or entity) to make, have made, modify, use, sell, sublicense and otherwise distribute such Prior Invention as part of or in connection with such product, process or machine, and (b) he has all necessary rights, powers and authorization to use such Prior Invention in the manner it is used and such use will not infringe any right of any company, entity or person.  The Executive hereby agrees to indemnify the Group and hold it harmless from all claims, liabilities, damages and expenses, including reasonable legal fees and costs for resolving disputes arising out of or in connection with any violation or claimed violation of a third party’s rights resulting from any use, sub-licensing, modification, transfer or sale by the Group of such Prior Invention.

(b)                                 Disclosure and Assignment of Inventions.     The Executive understands that the Company engages in research and development and other activities in connection with its business and that, as an essential part of the Employment, the Executive is expected to make new contributions to and create inventions of value for the Company.

From and after the Effective Date, the Executive shall make full written disclosure in confidence to the Company all inventions, improvements, designs, original works of authorship, formulas, processes, compositions of matter, computer software programs, databases, mask works, concepts and trade secrets, whether or not patentable or registrable under patent, copyright, circuit layout design or similar laws in China or anywhere else in the world, which the Executive may solely or jointly conceive or develop or reduce to practice, or cause to be conceived or developed or reduced to practice, during the period of the Executive’s Employment at the Company (whether or not during business hours) that are either related to the scope of his Employment at the Company or make use, in any manner, of the resources of the Group (collectively, the “Inventions”).  The Executive hereby acknowledges that the Company or the Group shall be the sole owner of all rights, title and interest in the Inventions created hereunder. In the event the foregoing assignment of Inventions to the Company or the Group is ineffective for any reason, each member of the Group is hereby granted and shall have a royalty-free, sub-licensable, transferable, irrevocable, perpetual, worldwide license to make, have made, modify, use, and sell such Inventions as part of or in connection with any product, process or machine. Such exclusive license shall continue in effect for the maximum term as may now or hereafter be permissible under applicable law. Upon expiration, such license, without further consent or action on the Executive’s part, shall automatically be renewed for the maximum term as is then permissible under applicable law, unless, within the six-month period prior to such expiration, the Company and the Executive have agreed that such license will not be renewed. The Executive also hereby forever waives and agrees never to assert any and all rights he may have in or with respect to any Inventions even after termination of his employment with the Company. The Executive hereby further acknowledges that all Inventions created by him (solely or jointly with others) are, to the extent permitted by applicable law, “works made for hire” or “inventions made for hire,” as those terms are defined in the People’s Republic of China (“PRC”) Copyright Law, the PRC Patent Law and the Regulations on Computer Software Protection, respectively, and all titles, rights and interests in or to such Inventions are or shall be vested in the Company.

(c)                                  Patent and Copyright Registration.  The Executive agrees to assist the Company or its designees in every proper way to obtain for the Company and enforce patents, copyrights, mask work rights, trade secret rights, and other legal protection for the Inventions in any and all countries.  The Executive will execute any documents that the Company may reasonably request for use in obtaining or enforcing such patents, copyrights, mask work rights, trade secrets and other legal protections.  The Executive’s obligations under this paragraph will continue beyond the termination of the Employment with the Company, provided that the Company will reasonably compensate the Executive after such termination for time or expenses actually spent by the Executive at the Company’s request on such assistance.  The Executive appoints the Company and its duly authorized officers and agents as the Executive’s attorney-in-fact to execute documents on the Executive’s behalf for this purpose.

(d)                                 Remuneration.  The Executive hereby agrees that the remuneration received by the Executive pursuant to this Agreement with the Company includes any remuneration which the Executive may be entitled to under applicable PRC law for any “works made for hire,” “inventions made for hire” or other Inventions assigned to the Company pursuant to this Agreement.

(e)                                  Return of Confidential Material.  In the event of the Executive’s termination of employment with the Company for any reason whatsoever, the Executive agrees promptly to surrender and deliver to the Company all records, materials, equipment, drawings, documents and data of any nature pertaining to any confidential information or to his employment, and the Executive will not retain or take with him any tangible materials or electronically-stored data, containing or pertaining to any confidential information that Executive may produce, acquire or obtain access to during the course of his employment.

This Section 10 shall survive the termination of this Agreement for any reason.  In the event the Executive breaches this Section 10, the Company shall have right to seek remedies permissible under applicable law.

11.       CONFLICTING EMPLOYMENT

The Executive hereby agrees that, during the term of his employment with the Company, he will not engage in any other employment, occupation, consulting or other business activity related to the business in which the Group is now involved or becomes involved during the term of the Executive’s employment, nor will the Executive engage in any other activities that conflict with his obligations to the Company without the prior written consent of the Company.

12.       NON-COMPETITION AND NON-SOLICITATION

The Executive undertakes that for a period of one (1) year after he ceases to be employed by the Company or member of the Group, he will not, without the prior written consent of the Company:

(a)                                 in the territory of the PRC (for the purpose of this Section 12, the PRC shall include Hong Kong, Macau and Taiwan) (the “Territory”), either on his own account or through any of his affiliates, or in conjunction with or on behalf of any other person, carry on or be engaged, concerned or interested directly or indirectly whether as shareholder, director, employee, partner, agent or otherwise carry on any business in direct competition with the business of the Group;

(b)                                 either on his own account or through any of his affiliates or in conjunction with or on behalf of any other person, solicit or entice away or attempt to solicit or entice away from the Group, any person, firm, company or organization who is or shall at any time within one (1) year prior to such cessation have been a customer, client, representative or agent of the Group or in the habit of dealing with the Group;

(c)                                  either on his own account or through any of his affiliates or in conjunction with or on behalf of any other person, employ, solicit or entice away or attempt to employ, solicit or entice away from the Group any person who is or shall have been at the date of or within twelve (12) months prior to such cessation of employment an officer, manager, consultant or employee of any such the Group whether or not such person would commit a breach of contract by reason of leaving such employment; or

(d)                                 either on his own account or through any of his affiliates or in conjunction with or on behalf of any other person, in relation to any trade, business or company use any words hereafter used by the Group in its name or in the name of any of its products, services or their derivative terms, or the Chinese or English equivalent or any similar word in such a way as to be capable of or likely to be confused with the name of the Group or the product or services or any other products or services of the Group, and shall use all reasonable endeavors to procure that no such name shall be used by any of his affiliates or otherwise by any person with which he is connected.

Each and every obligation under Section 12 shall be treated as a separate obligation and shall be severally enforceable as such and in the event of any obligation or obligations being or becoming unenforceable in whole or in part, such part or parts which are unenforceable shall be deleted from such section and any such deletion shall not affect the enforceability of the remainder parts of such section.

The Executive agrees that in light of the circumstances, the restrictive covenants contained in Section 12 are reasonable and necessary for the protection of the Group, and further agrees that having regard to those circumstances the said covenants and are not excessive or unduly onerous upon the Executive.  However, it is recognized that restrictions of the nature in question may fail for technical reasons currently unforeseen and accordingly it is hereby agreed and declared that if any of such restrictions shall be adjudged to be void as going beyond what is reasonable, in light of the circumstances, for the protection of the Group, but would be valid if part of the wording thereof were deleted or the periods thereof reduced or the range of activities or area dealt with thereby reduced in scope, the said restriction shall apply with such modification as may be necessary to make it valid and effective.

This Section 12 shall survive the termination of this Agreement for any reason.  In the event the Executive breaches this Section 12, the Executive acknowledges that there will be no adequate remedy at law, and the Company shall be entitled to injunctive relief and/or a decree for specific performance, and such other relief as may be proper (including monetary damages if appropriate).  In any event, the Company shall have right to seek all remedies permissible under applicable law.

13.       WITHHOLDING TAXES

Notwithstanding anything else herein to the contrary, the Company may withhold (or cause there to be withheld, as the case may be) from any amounts otherwise due or payable under or pursuant to this Agreement such national, provincial, local or any other income, employment, or other taxes as may be required to be withheld pursuant to any applicable law or regulation.

14.       NOTIFICATION OF NEW EMPLOYER

In the event that the Executive leaves the employ of the Company or member of the Group, the Executive hereby grants consent to notification by the Company to his or her new employer about his or her rights and obligations under this Agreement.

15.       ASSIGNMENT

This Agreement is personal in its nature and neither of the parties hereto shall, without the consent of the other, assign or transfer this Agreement or any rights or obligations hereunder; provided, however, that (i) the Company may assign or transfer this Agreement or any rights or obligations hereunder to any member of the Group without such consent, and (ii) in the event of a merger, consolidation, or transfer or sale of all or substantially all of the assets of the company with or to any other individual(s) or entity, this Agreement shall, subject to the provisions hereof, be binding upon and inure to the benefit of such successor and such successor shall discharge and perform all the promises, covenants, duties, and obligations of the Company hereunder.

16.       SEVERABILITY

If any provision of this Agreement or the application thereof is held invalid, the invalidity shall not affect other provisions or applications of this Agreement which can be given effect without the invalid provisions or applications and to this end the provisions of this Agreement are declared to be severable.

17.       ENTIRE AGREEMENT

This Agreement constitutes the entire agreement and understanding between the Executive and the Company regarding the terms of the Employment and supersedes all prior or contemporaneous oral or written agreements concerning such subject matter.  The Executive acknowledges that he has not entered into this Agreement in reliance upon any representation, warranty or undertaking which is not set forth in this

Agreement.  Any amendment to this Agreement must be in writing and signed by the Executive and the Company.

18.       REPRESENTATIONS

The Executive hereby agrees to execute any proper oath or verify any proper document required to carry out the terms of this Agreement. The Executive hereby represents that the Executive’s performance of all the terms of this Agreement will not breach any agreement to keep in confidence proprietary information acquired by the Executive in confidence or in trust prior to his or her employment by the Company. The Executive has not entered into, and hereby agrees that he or she will not enter into, any oral or written agreement in conflict with this Section 18.

19.       GOVERNING LAW

This Agreement shall be governed by and construed in accordance with the law of New York.

20.       ARBITRATION

Any dispute arising out of, in connection with or relating to, this Agreement shall be resolved through arbitration pursuant to this Section 20. The arbitration shall be conducted in Hong Kong under the auspices of the Hong Kong International Arbitration Centre (the “Centre”) in accordance with the rules of the United Nations Commission of International Trade Law (“UNCITRAL Rules”) in effect at the time of the arbitration. There shall be one arbitrator. The award of the arbitration tribunal shall be final and binding upon the disputing parties, and any party may apply to a court of competent jurisdiction for enforcement of such award.

21.       AMENDMENT

This Agreement may not be amended, modified or changed (in whole or in part), except by a formal, definitive written agreement expressly referring to this Agreement, which agreement is executed by both of the parties hereto.

22.       WAIVER

Neither the failure nor any delay on the part of a party to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence.  No waiver shall be effective unless it is in writing and is signed by the party asserted to have granted such waiver.

23.       NOTICES

All notices, requests, demands and other communications required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given and made if (i) delivered by hand, (ii) otherwise delivered against receipt therefor, or

(iii) sent by a recognized courier with next-day or second-day delivery to the last known address of the other party.

24.       COUNTERPARTS

This Agreement may be executed in any number of counterparts, each of which shall be deemed an original as against any party whose signature appears thereon, and all of which together shall constitute one and the same instrument.  This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties reflected hereon as the signatories.  Photographic copies of such signed counterparts may be used in lieu of the originals for any purpose.

25.       NO INTERPRETATION AGAINST DRAFTER

Each party recognizes that this Agreement is a legally binding contract and acknowledges that he has had the opportunity to consult with legal counsel of choice.  In any construction of the terms of this Agreement, the same shall not be construed against either party on the basis of that party being the drafter of such terms.  The Executive agrees and acknowledges that he has read and understands this Agreement, is entering into it freely and voluntarily, and has been advised to seek counsel prior to entering into this Agreement and has ample opportunity to do so.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, this Agreement has been executed as of the date first written above.

China Mobile Games and Entertainment Group Limited

By:
Name:
Title:

Executive

Signature:
Name:

Signature Page to Employment Agreement

Exhibit A

Exhibit 10.49

CHINA MOBILE GAMES AND ENTERTAINMENT GROUP LIMITED
2012 SHARE INCENTIVE PLAN

ARTICLE 1.

PURPOSE

The purpose of the China Mobile Games and Entertainment Group Limited 2012 Share Incentive Plan (the “Plan”) is to promote the success and enhance the value of China Mobile Games and Entertainment Group Limited, a Cayman Islands company (the “Company”) by linking the personal interests of the members of the Board, Employees, and Consultants to those of Company shareholders and by providing such individuals with an incentive for outstanding performance to generate superior returns to Company shareholders.  The Plan is further intended to provide flexibility to the Company in its ability to motivate, attract, and retain the services of members of the Board, Employees, and Consultants upon whose judgment, interest, and special effort the successful conduct of the Company’s operation is largely dependent.

ARTICLE 2.

DEFINITIONS AND CONSTRUCTION

Wherever the following terms are used in the Plan they shall have the meanings specified below, unless the context clearly indicates otherwise.  The singular pronoun shall include the plural where the context so indicates.

2.1                               “Administrator” shall mean the entity that conducts the general administration of the Plan as provided in Article 9.  With reference to the duties of the Committee under the Plan which have been delegated to one or more persons pursuant to Section 9.6, or as to which the Board has assumed, the term “Administrator” shall refer to such person(s) unless the Committee or the Board has revoked such delegation or the Board has terminated the assumption of such duties.

2.2                               “Applicable Accounting Standards” shall mean International Financial Reporting Standards, Generally Accepted Accounting Principles in the United States, or such other accounting principles or standards as may apply to the Company’s financial statements under Applicable Laws.

2.3                               “Applicable Laws” means (i) the laws of the Cayman Islands as they relate to the Company and its Shares; (ii) the legal requirements relating to the Plan and the Awards under applicable provisions of the corporate, securities, tax and other laws, rules, regulations and government orders of any jurisdiction applicable to Awards granted to residents; and (iii) the rules of any applicable securities exchange, national market system or automated quotation system on which the Shares are listed, quoted or traded.

2.4                               “Article” means an article of this Plan.

2.5                               “Award” shall mean a Restricted Share award, a Restricted Share Unit award, a Dividend Equivalents award, a Deferred Share award, a Share Payment award or a Share Appreciation Right, which may be awarded or granted under the Plan (collectively, “Awards”).

2.6                               “Award Agreement” shall mean any written notice, agreement, terms and conditions, contract or other instrument or document evidencing an Award, including through electronic medium, which shall contain such terms and conditions with respect to an Award as the Administrator shall determine consistent with the Plan.

2.7                               “Board” shall mean the Board of Directors of the Company.

2.8                               “Code” shall mean the United States Internal Revenue Code of 1986, as amended from time to time.

2.9                               “Committee” shall mean the Compensation Committee of the Board, or another committee or subcommittee of the Board, appointed as provided in Section 9.1.

2.10                        “Company” shall mean China Mobile Games and Entertainment Group Limited, a Cayman Islands company.

2.11                        “Consultant” means any consultant or adviser if: (a) the consultant or adviser renders bona fide services to a Service Recipient; (b) the services rendered by the consultant or adviser are not in connection with the offer or sale of securities in a capital-raising transaction and do not directly or indirectly promote or maintain a market for the Company’s securities; and (c) the consultant or adviser is a natural person who has contracted directly with the Service Recipient to render such services.

2.12                        “Corporate Transaction” means any of the following transactions, provided, however, that the Committee shall determine under (f) and (g) whether multiple transactions are related, and its determination shall be final, binding and conclusive:

(a)                                 an amalgamation, arrangement, consolidation or scheme of arrangement in which the Company is not the surviving entity, except for a transaction the principal purpose of which is to change the jurisdiction in which the Company is incorporated or which following such transaction the holders of the Company’s voting securities immediately prior to such transaction own fifty percent (50%) or more of the surviving entity;

(b)                                 the direct or indirect acquisition by any person or related group of persons (other than an acquisition from or by the Company or by a Company-sponsored employee benefit plan or by a person that directly or indirectly controls, is controlled by, or is under common control with, the Company) of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of securities possessing more than fifty percent (50%) of the total combined voting power of the Company’s outstanding securities pursuant to a tender or exchange offer made directly to the Company’s shareholders which a majority of the Incumbent Board (as defined below) who are not affiliates or associates of the offeror under Rule 12b-2 promulgated under the Exchange Act do not recommend such shareholders accept, or

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(c)                                  the individuals who, as of the Effective Date, are members of the Board (the “Incumbent Board”), cease for any reason to constitute at least fifty percent (50%) of the Board; provided that if the election, or nomination for election by the Company’s shareholders, of any new member of the Board is approved by a vote of at least fifty percent (50%) of the Incumbent Board, such new member of the Board shall be considered as a member of the Incumbent Board.

(d)                                 the sale, transfer or other disposition of all or substantially all of the assets of the Company (other than to a Parent, Subsidiary or Related Entity);

(e)                                  the completion of a voluntary or insolvent liquidation or dissolution of the Company;

(f)                                   any reverse takeover, scheme of arrangement, or series of related transactions culminating in a reverse takeover or scheme of arrangement (including, but not limited to, a tender offer followed by a reverse takeover) in which the Company survives but (A) the Shares of the Company outstanding immediately prior to such transaction are converted or exchanged by virtue of the transaction into other property, whether in the form of securities, cash or otherwise, or (B) in which securities possessing more than fifty percent (50%) of the total combined voting power of the Company’s outstanding securities are transferred to a person or persons different from those who held such securities immediately prior to such transaction culminating in such takeover or scheme of arrangement, but excluding any such transaction or series of related transactions that the Committee determines shall not be a Corporate Transaction; or

(g)                                  acquisition in a single or series of related transactions by any person or related group of persons (other than the Company or by a Company-sponsored employee benefit plan) of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of securities possessing more than fifty percent (50%) of the total combined voting power of the Company’s outstanding securities but excluding any such transaction or series of related transactions that the Committee determines shall not be a Corporate Transaction.

2.13                        “Deferred Share” shall mean a right to receive Shares awarded under Section 6.3.

2.14                        “Director” shall mean a member of the Board, as constituted from time to time.

2.15                        “Dividend Equivalent” shall mean a right to receive the equivalent value (in cash or Shares) of dividends paid on Shares, awarded under Section 6.1.

2.16                        “Effective Date” shall have the meaning set forth in Section 10.1.

2.17                        “Eligible Individual” shall mean any person who is an Employee, a Consultant or a Non-Employee Director as determined by the Committee; provided, however, that Awards shall not be granted to Consultants or Non-Employee Directors who are resident of any country in the European Union, and any other country which pursuant to Applicable Laws does not allow grants to non-employees.

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2.18                        “Employee” means any person who is in the employ of a Service Recipient, subject to the control and direction of the Service Recipient as to both the work to be performed and the manner and method of performance.  The payment of a director’s fee by a Service Recipient shall not be sufficient to constitute “employment” by the Service Recipient.

2.19                        “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended from time to time.

2.20                        “Fair Market Value” means, as of any date, the value of Shares determined as follows:

(a)                                 If the Shares are listed on one or more established and regulated securities exchanges, national market systems or automated quotation system on which Shares are listed, quoted or traded, its Fair Market Value shall be the closing sales price for such shares (or the closing bid, if no sales were reported) as quoted on the principal exchange or system on which the Shares are listed (as determined by the Committee) on the date of determination (or, if no closing sales price or closing bid was reported on that date, as applicable, on the last trading date such closing sales price or closing bid was reported), as reported in The Wall Street Journal or such other source as the Committee deems reliable;

(b)                                 If the Shares are not listed on an established securities exchange, national market system or automated quotation system, but are regularly quoted by a recognized securities dealer, its Fair Market Value shall be the closing sales price for such shares as quoted by such securities dealer on the date of determination, but if selling prices are not reported, the Fair Market Value of a Share shall be the mean between the high bid and low asked prices for the Shares on the date of determination (or, if no such prices were reported on that date, on the last date such prices were reported), as reported in The Wall Street Journal or such other source as the Committee deems reliable; or

(c)                                  In the absence of an established market for the Shares of the type described in (a) and (b), above, the Fair Market Value thereof shall be determined by the Committee in good faith and in its discretion by reference to (i) the placing price of the latest private placement of the Shares and the development of the Company’s business operations and the general economic and market conditions since such latest private placement, (ii) other third party transactions involving the Shares and the development of the Company’s business operation and the general economic and market conditions since such sale, (iii) an independent valuation of the Shares, or (iv) such other methodologies or information as the Committee determines to be indicative of Fair Market Value, relevant.

2.21                        “Holder” shall mean a person who has been granted an Award.

2.22                        “Non-Employee Director” shall mean a Director of the Company who is not an Employee.

2.23                        “Parent” means any entity whether domestic or foreign, in an unbroken chain of entities ending with the Company, if each of the entities other the first entity in the unbroken chain beneficially owns, at the time of the determination, securities or interests representing

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more than fifty percent (50%) of the total combined voting power of all classes of securities or interests in one of the other entities in such chain.

2.24                        “Plan” shall mean this China Mobile Games and Entertainment Group Limited 2012 Share Incentive Plan, as it may be amended or restated from time to time.

2.25                        “Related Entity” means any business, corporation, partnership, limited liability company or other entity in which the Company, a Parent or Subsidiary of the Company holds a substantial economic interest, directly or indirectly, through ownership or contractual arrangements but which is not a Subsidiary and which the Board designates as a Related Entity for purposes of the Plan.

2.26                        “Restricted Share” shall mean Shares awarded under Article 5 that is subject to certain restrictions and may be subject to risk of forfeiture or repurchase.

2.27                        “Restricted Share Units” shall mean the right to receive Shares awarded under Section 6.4.

2.28                        “Securities Act” shall mean the Securities Act of 1933, as amended.

2.29                        “Service Recipient” means the Company, any Parent or Subsidiary of the Company and any Related Entity to which an Eligible Individual provides services as an Employee, Consultant or as a Director.

2.30                        “Share” means a Class A ordinary share of the Company, and such other securities of the Company that may be substituted for Shares pursuant to Article 11.

2.31                        “Share Appreciation Right” shall mean a share appreciation right granted under Article 7.

2.32                        “Share Payment” shall mean (a) a payment in the form of Shares, or (b) an option or other right to purchase Shares, as part of a bonus, deferred compensation or other arrangement, awarded under Section 6.2.

2.33                        “Subsidiary” means any entity (other than the Company), whether domestic or foreign, in an unbroken chain of entities beginning with the Company if each of the entities other than the last entity in the unbroken chain beneficially owns, at the time of the determination, securities or interests representing more than fifty percent (50%) of the total combined voting power of all classes of securities or interests in one of the other entities in such chain.

2.34                        “Substitute Award” shall mean an Award granted under the Plan upon the assumption of, or in substitution for, outstanding equity awards previously granted by a company or other entity in connection with a Corporate Transaction; provided, however, that in no event shall the term “Substitute Award” be construed to refer to an award made in connection with the cancellation and repricing of a Share Appreciation Right.

2.35                        “Termination of Service” shall mean,

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(a) As to a Consultant, the time when the engagement of a Holder as a Consultant to a Service Recipient is terminated for any reason, with or without cause, including, without limitation, by resignation, discharge, death or retirement, but excluding terminations where the Consultant simultaneously commences or remains in employment or service with the Company, any Subsidiary or any Related Entity.

(b) As to a Non-Employee Director, the time when a Holder who is a Non-Employee Director ceases to be a Director for any reason, including, without limitation, a termination by resignation, failure to be elected, death or retirement, but excluding terminations where the Holder simultaneously commences or remains in employment or service with the Company, any Subsidiary or any Related Entity.

(c) As to an Employee, the time when the employee-employer relationship between a Holder and the Service Recipient is terminated for any reason, including, without limitation, a termination by resignation, discharge, death, disability or retirement; but excluding terminations where the Holder simultaneously commences or remains in employment or service with the Company, any Subsidiary or any Related Entity.

The Administrator, in its sole discretion, shall determine the effect of all matters and questions relating to Terminations of Service, including, without limitation, the question of whether a Termination of Service resulted from a discharge for cause and all questions of whether particular leaves of absence constitute a Termination of Service.  For purposes of the Plan, a Holder’s employee-employer relationship or consultancy relations shall be deemed to be terminated in the event that the Subsidiary or Related Entity employing or contracting with such Holder ceases to remain a Subsidiary or Related Entity following any merger, sale of securities or other corporate transaction or event (including, without limitation, a spin-off).

2.36                        “Trading Date” means the date on which the ADSs representing the Shares are first listed on an established stock exchange or national market system.

ARTICLE 3.

SHARES SUBJECT TO THE PLAN

3.1                               Number of Shares.

(a)                                 Subject to Section 11.1 and Section 3.1(b), the aggregate number of Shares which may be issued or transferred pursuant to Awards under the Plan is [                        ],

(b)                                 To the extent that an Award terminates, expires, or lapses for any reason, or is settled in cash and not Shares, then any Shares subject to the Award shall again be available for the grant of an Award pursuant to the Plan.  Shares delivered by the Holder or withheld by the Company upon the exercise of any Award under the Plan, in payment of the exercise price thereof or tax withholding thereon, may again be optioned, granted or awarded hereunder, subject to the limitations of Section 3.1(a).  If any Shares forfeited by the Holder or repurchased

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by the Company at the same or lesser price than paid by the Holder so that the Shares are again returned to the Company, may again be optioned, granted or awarded hereunder, subject to the limitations of Section 3.1(a).  To the extent permitted by Applicable Laws, Shares issued in assumption of, or in substitution for, any outstanding awards of any entity acquired in any form of combination by the Company, any Parent, any Subsidiary or Related Entity shall not be counted against Shares available for grant pursuant to the Plan.  The payment of Dividend Equivalents in cash in conjunction with any outstanding Awards shall not be counted against the Shares available for issuance under the Plan.

3.2                               Share Distributed.  Any Shares distributed pursuant to an Award may consist, in whole or in part, of authorized and unissued Shares, treasury Shares (subject to Applicable Laws) or Shares purchased on the open market.  Additionally, in the discretion of the Committee, American Depository Shares in an amount equal to the number of Shares which otherwise would be distributed pursuant to an Award may be distributed in lieu of Shares in settlement of any Award.  If the number of Shares represented by an American Depository Share is other than on a one-to-one basis, the limitations of Section 3.1 shall be adjusted to reflect the distribution of American Depository Shares in lieu of Shares.

ARTICLE 4.

GRANTING OF AWARDS

4.1                               Participation.  The Administrator may, from time to time, select from among all Eligible Individuals, those to whom an Award shall be granted and shall determine the nature and amount of each Award, which shall not be inconsistent with the requirements of the Plan.  No Eligible Individual shall have any right to be granted an Award pursuant to the Plan.

4.2                               Award Agreement.  Each Award shall be evidenced by an Award Agreement.

4.3                               Jurisdictions.  Notwithstanding any provision of the Plan to the contrary, in order to comply with the laws in the jurisdictions in which the Service Recipients operate or have Eligible Individuals, or in order to comply with the requirements of any securities exchange, the Administrator, in its sole discretion, shall have the power and authority to: (a) determine which Subsidiaries and Related Entities shall be covered by the Plan; (b) determine which Eligible Individuals are eligible to participate in the Plan; (c) modify the terms and conditions of any Award granted to Eligible Individuals to comply with Applicable Laws; (d) establish subplans and modify exercise procedures and other terms and procedures, to the extent such actions may be necessary or advisable (any such subplans and/or modifications shall be attached to the Plan as appendices); provided, however, that no such subplans and/or modifications shall increase the share limitations contained in Section 3.1; and (e) take any action, before or after an Award is made, that it deems advisable to obtain approval or comply with any Applicable Laws including necessary local governmental regulatory exemptions or approvals or listing requirements of any such securities exchange.  Notwithstanding the foregoing, the Administrator may not take any actions hereunder, and no Awards shall be granted, that would violate the any Applicable Laws.

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4.4                               Stand-Alone and Tandem Awards.  Awards granted pursuant to the Plan may, in the sole discretion of the Administrator, be granted either alone, in addition to, or in tandem with, any other Award granted pursuant to the Plan.  Awards granted in addition to or in tandem with other Awards may be granted either at the same time as or at a different time from the grant of such other Awards.

ARTICLE 5.

AWARD OF RESTRICTED SHARES

5.1                               Award of Restricted Share.

(a)                                 The Administrator is authorized to grant Restricted Share to Eligible Individuals, and shall determine the amount of, and the terms and conditions, including the restrictions applicable to each award of Restricted Shares, which terms and conditions shall not be inconsistent with the Plan, and may impose such conditions on the issuance of such Restricted Share as it deems appropriate.

(b)                                 The Administrator shall establish the purchase price, if any, and form of payment for Restricted Shares; provided, however, that such purchase price shall be no less than the par value of the Shares to be purchased, unless otherwise permitted by Applicable Laws.  In all cases, legal consideration shall be required for each issuance of Restricted Shares.

5.2                               Rights as Shareholders.  Subject to Section 5.4, upon issuance of Restricted Shares, the Holder shall have, unless otherwise provided by the Administrator, all the rights of a shareholder with respect to said shares, subject to the restrictions in his or her Award Agreement, including the right to receive all dividends and other distributions paid or made with respect to the shares; provided, however, that, in the sole discretion of the Administrator, any extraordinary distributions with respect to the Shares shall be subject to the restrictions set forth in Section 5.3.

5.3                               Restrictions.  All Restricted Shares (including any shares received by Holders thereof with respect to Restricted Shares as a result of share dividends, share splits or any other form of recapitalization) shall, in the terms of each individual Award Agreement, be subject to such restrictions and vesting requirements as the Administrator shall provide.  Such restrictions may include, without limitation, restrictions concerning voting rights and transferability and such restrictions may lapse separately or in combination at such times and pursuant to such circumstances or based on such criteria as selected by the Administrator, including, without limitation, criteria based on the Holder’s duration of employment, directorship or consultancy with the Service Recipient, or other criteria selected by the Administrator.  By action taken after the Restricted Shares are issued, the Administrator may, on such terms and conditions as it may determine to be appropriate, accelerate the vesting of such Restricted Shares by removing any or all of the restrictions imposed by the terms of the Award Agreement.  Restricted Shares may not be sold or encumbered until all restrictions are terminated or expire.

5.4                               Repurchase or Forfeiture of Restricted Shares.  If no price was paid by the Holder for the Restricted Shares, upon a Termination of Service the Holder’s rights in unvested

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Restricted Shares then subject to restrictions shall lapse, and such Restricted Shares shall be surrendered to the Company and cancelled without consideration. If a purchase price was paid by the Holder for the Restricted Shares, upon a Termination of Service the Company shall have the right to repurchase from the Holder the unvested Restricted Shares then subject to restrictions at a cash price per share equal to the price paid by the Holder for such Restricted Shares or such other amount as may be specified in the Award Agreement The Administrator in its sole discretion may provide that in the event of certain events the Holder’s rights in unvested Restricted Shares shall not lapse, such Restricted Shares shall vest and shall be non-forfeitable, and if applicable, the Company shall not have a right of repurchase.

5.5                               Certificates for Restricted Share.  Restricted Shares granted pursuant to the Plan may be evidenced in such manner as the Administrator shall determine.  Certificates or book entries evidencing Restricted Shares must include an appropriate legend referring to the terms, conditions, and restrictions applicable to such Restricted Share, and the Company may, in it sole discretion, retain physical possession of any share certificate until such time as all applicable restrictions lapse.

ARTICLE 6.

AWARD OF DIVIDEND EQUIVALENTS, DEFERRED SHARES, SHARE PAYMENTS, RESTRICTED SHARE UNITS

6.1                               Dividend Equivalents. Dividend Equivalents may be granted by the Administrator based on dividends declared on the Shares, to be credited as of dividend payment dates during the period between the date an Award is granted to a Holder and the date such Award vests, is exercised, is distributed or expires, as determined by the Administrator.  Such Dividend Equivalents shall be converted to cash or additional Shares by such formula and at such time and subject to such limitations as may be determined by the Administrator.

6.2                               Share Payments.  The Administrator is authorized to make Share Payments to any Eligible Individual.  The number or value of shares of any Share Payment shall be determined by the Administrator and may be based upon any other criteria, including service to the Service Recipients, determined by the Administrator.  Share Payments may, but are not required to be made in lieu of base salary, bonus, fees or other cash compensation otherwise payable to such Eligible Individual.

6.3                               Deferred Share.  The Administrator is authorized to grant Deferred Share to any Eligible Individual.  The number of shares of Deferred Share shall be determined by the Administrator and may be based on any specific criteria, including service to the Service Recipients, as the Administrator determines, in each case on a specified date or dates or over any period or periods determined by the Administrator.  Shares underlying a Deferred Share award will not be issued until the Deferred Share award has vested, pursuant to a vesting schedule or other conditions or criteria set by the Administrator.  Unless otherwise provided by the Administrator, a Holder of Deferred Share shall have no rights as a Company shareholder with respect to such Deferred Share until such time as the Award has vested and the Shares underlying the Award has been issued to the Holder.

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6.4                               Restricted Share Units.  The Administrator is authorized to grant Restricted Share Units to any Eligible Individual. The number and terms and conditions of Restricted Share Units shall be determined by the Administrator.  The Administrator shall specify the date or dates on which the Restricted Share Units shall become fully vested and nonforfeitable, and may specify such conditions to vesting as it deems appropriate, including service to the Service Recipients, in each case on a specified date or dates or over any period or periods, as the Administrator determines,.  The Administrator shall specify, or permit the Holder to elect, the conditions and dates upon which the Shares underlying the Restricted Share Units which shall be issued, which dates shall not be earlier than the date as of which the Restricted Share Units vest and become nonforfeitable and which conditions and dates shall be subject to compliance with Section 409A of the Code, to the extent applicable to the Holder.  Restricted Share Units may be paid in cash, Shares or both, as Determined by the Administrator.  On the distribution dates, the Company shall issue to the Holder one unrestricted, fully transferable Shares (or the Fair Market Value of one such Share in cash) for each vested and nonforfeitable Restricted Share Unit.

6.5                               Term.  The term of a Performance Award, Dividend Equivalent award, Deferred Share award, Share Payment award and/or Restricted Share Unit award shall be set by the Administrator in its sole discretion.

6.6                               Exercise or Purchase Price.  The Administrator may establish the exercise or purchase price of a Performance Award, shares of Deferred Share, shares distributed as a Share Payment award or shares distributed pursuant to a Restricted Share Unit award; provided, however, that value of the consideration shall not be less than the par value of a share of Shares, unless otherwise permitted by Applicable Laws.

6.7                               Exercise upon Termination of Service.  A Performance Award, Dividend Equivalent award, Deferred Share award, Share Payment award and/or Restricted Share Unit award is exercisable or distributable only while the Holder is an Employee, Director or Consultant, as applicable.  The Administrator, however, in its sole discretion may provide that the Performance Award, Dividend Equivalent award, Deferred Share award, Share Payment award and/or Restricted Share Unit award may be exercised or distributed subsequent to a Termination of Service in certain events.

ARTICLE 7.

AWARD OF SHARE APPRECIATION RIGHTS

7.1                               Grant of Share Appreciation Rights.

(a)                                 The Administrator is authorized to grant Share Appreciation Rights to Eligible Individuals from time to time, in its sole discretion, on such terms and conditions as it may determine consistent with the Plan.  The term of any Share Appreciation Right granted under the Plan shall not exceed ten years.  Except as limited by the requirements of Section 409A or Section 422 of the Code and regulations and rulings thereunder, the Administrator may extend the term of any outstanding Share Appreciation Right, and may extend the time period during which vested Share Appreciation Rights may be exercised, in connection with any Termination

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of Service of the Holder, and may amend any other term or condition of such Share Appreciation Right relating to such a Termination of Service.

(b)                                 A Share Appreciation Right shall entitle the Holder (or other person entitled to exercise the Share Appreciation Right pursuant to the Plan) to exercise all or a specified portion of the Share Appreciation Right (to the extent then exercisable pursuant to its terms) and to receive from the Company an amount determined by multiplying the difference obtained by subtracting the exercise price per share of the Share Appreciation Right from the Share Value on the date of exercise of the Share Appreciation Right by the number of shares of Shares with respect to which the Share Appreciation Right shall have been exercised, subject to any limitations the Administrator may impose.

(c)                                  The exercise price per Share subject to an Share Appreciation Right shall be determined by the Administrator and set forth in the Award Agreement which may be a fixed or variable price related to the Fair Market Value of the Shares; provided, however, that no Share Appreciation Right may be granted to an individual subject to taxation in the United States at less than the Fair Market Value on the date of grant, without compliance with Section 409A of the Code, or the Holder’s consent.  The exercise price per Share subject to a Share Appreciation Right may be amended or adjusted in the absolute discretion of the Administrator, the determination of which shall be final, binding and conclusive.  For the avoidance of doubt, to the extent not prohibited by Applicable Laws (including any applicable securities exchange rule), a downward adjustment of the exercise prices of Share Appreciation Rights mentioned in the preceding sentence shall be effective without the approval of the Company’s shareholders or the approval of the affected Holders.

(d)                                 In the case of a Share Appreciation Right that is a Substitute Award, the price per share of the Shares subject to such Share Appreciation Right may be less than the Fair Market Value per share on the date of grant, provided, that the excess of: (a) the aggregate Fair Market Value (as of the date such Substitute Award is granted) of the Shares subject to the Substitute Award, over (b) the aggregate exercise price thereof does not exceed the excess of: (x) the aggregate fair market value (as of the time immediately preceding the transaction giving rise to the Substitute Award, such fair market value to be determined by the Administrator) of the shares of the predecessor entity that were subject to the grant assumed or substituted for by the Company, over (y) the aggregate exercise price of such shares.

7.2                               Share Appreciation Right Vesting.

(a)                                 The period during which the right to exercise, in whole or in part, a Share Appreciation Right vests in the Holder shall be set by the Administrator and the Administrator may determine that a Share Appreciation Right may not be exercised in whole or in part for a specified period after it is granted.  Such vesting may be based on service with the Service Recipients, or any other criteria selected by the Administrator.  At any time after grant of a Share Appreciation Right, the Administrator may, in its sole discretion and subject to whatever terms and conditions it selects, accelerate the period during which a Share Appreciation Right vests.

(b)                                 No portion of a Share Appreciation Right which is unexercisable at Termination of Service shall thereafter become exercisable, except as may be otherwise provided

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by the Administrator either in the Award Agreement or by action of the Administrator following the grant of the Share Appreciation Right.

7.3                               Manner of Exercise.  All or a portion of an exercisable Share Appreciation Right shall be deemed exercised upon delivery of all of the following to Administrator, or such other person or entity designated by the Administrator, or his, her or its office, as applicable:

(a)                                 A written or electronic notice complying with the applicable rules established by the Administrator stating that the Share Appreciation Right, or a portion thereof, is exercised.  The notice shall be signed by the Holder or other person then entitled to exercise the Share Appreciation Right or such portion of the Share Appreciation Right;

(b)                                 Such representations and documents as the Administrator, in its sole discretion, deems necessary or advisable to effect compliance with all applicable provisions of the Securities Act and any other federal, state or foreign securities laws or regulations.  The Administrator may, in its sole discretion, also take whatever additional actions it deems appropriate to effect such compliance; and

(c)                                  In the event that the Share Appreciation Right shall be exercised pursuant to this Section 7.3 by any person or persons other than the Holder, appropriate proof of the right of such person or persons to exercise the Share Appreciation Right, in the sole discretion of the Administrator.

7.4                               Payment.  Amounts payable upon exercise of a Share Appreciation Right shall be in cash, Shares (based on its Fair Market Value as of the date the Share Appreciation Right is exercised), or a combination of both, as determined by the Administrator.

ARTICLE 8.

ADDITIONAL TERMS OF AWARDS

8.1                               Payment.  The Administrator shall determine the methods by which payments by any Holder with respect to any Awards granted under the Plan shall be made, including, without limitation: (a) cash or check, (b) Shares (including, in the case of payment of the exercise price of an Award, Shares issuable pursuant to the exercise of the Award) or Shares held for such period of time as may be required by the Administrator in order to avoid adverse accounting consequences under Applicable Accounting Standards, in each case, having a Fair Market Value on the date of delivery equal to the aggregate payments required, (c) following the Trading Date, delivery of a notice that the Holder has placed a market sell order with a broker with respect to Shares then issuable upon exercise or vesting of an Award, and that the broker has been directed to pay a sufficient portion of the net proceeds of the sale to the Company in satisfaction of the aggregate payments required, provided, that payment of such proceeds is then made to the Company upon settlement of such sale, or (d) other form of legal consideration acceptable to the Administrator.  The Administrator shall also determine the methods by which Shares shall be delivered or deemed to be delivered to Holders. Notwithstanding any other provision of the Plan to the contrary, no Holder shall be permitted to make payment with respect to any Awards granted under the Plan to the extent prohibited by Applicable Law.

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8.2                               Tax Withholding.  No Shares shall be delivered under the Plan to any Holder until such Holder has made arrangements acceptable to the Administrator for the satisfaction of any income, employment, social welfare or other tax withholding obligations under Applicable Laws.  Each Service Recipient shall have the authority and the right to deduct or withhold, or require a Holder to remit to the applicable Service Recipient, an amount sufficient to satisfy federal, state, local and foreign taxes (including the Holder’s employment, social welfare or other tax obligations) required by Applicable Laws to be withheld with respect to any taxable event concerning a Holder arising as a result of the Plan.  The Administrator may in its sole discretion and in satisfaction of the foregoing requirement allow a Holder to elect to have the Company withhold Shares otherwise issuable under an Award (or allow the surrender of Shares). The number of Shares which may be so withheld or surrendered shall be limited to the number of Shares which have a Fair Market Value on the date of withholding or repurchase equal to the aggregate amount of such liabilities based on the minimum statutory withholding rates for tax purposes that are applicable to such taxable income. The Administrator shall determine the Fair Market Value of the Shares, consistent with Applicable Law, for tax withholding obligations due in connection with a broker-assisted cashless Share Appreciation Right exercise involving the sale of shares to pay the Share Appreciation Right exercise price or any tax withholding obligation.

8.3                               Transferability of Awards.

(a)                                 Except as otherwise provided in Section 8.3(b):

(i)                                     No Award under the Plan may be sold, pledged, assigned or transferred in any manner other than by will or the laws of descent and distribution or, subject to the consent of the Administrator, as required under applicable domestic relations laws, unless and until such Award has been exercised, or the shares underlying such Award have been issued, and all restrictions applicable to such shares have lapsed;

(ii)                                  No Award or interest or right therein shall be liable for the debts, contracts or engagements of the Holder or his successors in interest or shall be subject to disposition by transfer, alienation, anticipation, pledge, hypothecation, encumbrance, assignment or any other means whether such disposition be voluntary or involuntary or by operation of law by judgment, levy, attachment, garnishment or any other legal or equitable proceedings (including bankruptcy), and any attempted disposition thereof shall be null and void and of no effect, except to the extent that such disposition is permitted by paragraph (i) above; and

(iii)                               During the lifetime of the Holder, only the Holder may exercise an Award (or any portion thereof) granted to him under the Plan, unless it has been disposed of pursuant to applicable domestic relations law; after the death of the Holder, any exercisable portion of an Award may, prior to the time when such portion becomes unexercisable under the Plan or the applicable Award Agreement, be exercised by his personal representative or by any person empowered to do so under the deceased Holder’s will or under the then Applicable Laws of descent and distribution.

(b)                                 Notwithstanding Section 8.3(a), the Administrator, in its sole discretion, may determine to permit a Holder to transfer an Award other than an Incentive Option to certain

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persons or entities related to the Holder, including but not limited to members of the Holder’s family, charitable institutions, or trusts or other entities whose beneficiaries or beneficial owners are members of the Holder’s family and/or charitable institutions, or to such other persons or entities as may be expressly approved by the Committee, pursuant to such conditions and procedures as the Administrator may establish, including the following conditions: (i) an Award transferred shall not be assignable or transferable other than by will or the laws of descent and distribution; (ii) an Award transferred shall continue to be subject to all the terms and conditions of the Award as applicable to the original Holder (other than the ability to further transfer the Award); and (iii) the Holder and the permitted transferee shall execute any and all documents requested by the Administrator, including, without limitation documents to (A) confirm the status of the transferee as a permitted transferee, (B) satisfy any requirements for an exemption for the transfer under Applicable Laws and (C) evidence the transfer.

(c)                                  Notwithstanding Section 8.3(a), a Holder may, in the manner determined by the Administrator, designate a beneficiary to exercise the rights of the Holder and to receive any distribution with respect to any Award upon the Holder’s death. A beneficiary, legal guardian, legal representative, or other person claiming any rights pursuant to the Plan is subject to all terms and conditions of the Plan and any Award Agreement applicable to the Holder, except to the extent the Plan and Award Agreement otherwise provide, and to any additional restrictions deemed necessary or appropriate by the Administrator.  If the Holder is married and resides in a community property jurisdiction, a designation of a person other than the Holder’s spouse as his or her beneficiary with respect to more than 50% of the Holder’s interest in the Award shall not be effective without the prior written or electronic consent of the Holder’s spouse.  If no beneficiary has been designated or survives the Holder, payment shall be made to the person entitled thereto pursuant to the Holder’s will or the laws of descent and distribution.  Subject to the foregoing, a beneficiary designation may be changed or revoked by a Holder at any time provided the change or revocation is filed with the Administrator prior to the Holder’s death.

8.4                               Conditions to Issuance of Shares.

(a)                                 Notwithstanding anything herein to the contrary, the Company shall not be required to issue or deliver any certificates or make any book entries evidencing Shares pursuant to the exercise of any Award, unless and until the Board has determined, with advice of counsel, that the issuance of such Shares is in compliance with all Applicable Laws, and the Shares are covered by an effective registration statement or applicable exemption from registration.  In addition to the terms and conditions provided herein, the Board or Committee may require that a Holder make such reasonable covenants, agreements, and representations as the Board or Committee, in its discretion, deems advisable in order to comply with any such laws, regulations, or requirements.

(b)                                 All Share certificates delivered pursuant to the Plan and all Shares issued pursuant to book entry procedures are subject to any stop-transfer orders and other restrictions as the Administrator deems necessary or advisable to comply with all Applicable Laws, rules and regulations.  The Administrator may place legends on any Shares certificate or book entry to reference restrictions applicable to the Shares.

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(c)                                  The Administrator shall have the right to require any Holder to comply with any timing or other restrictions with respect to the settlement, distribution or exercise of any Award, including a window-period limitation, as may be imposed in the sole discretion of the Administrator.

(d)                                 No fractional Shares shall be issued and the Administrator shall determine, in its sole discretion, whether cash shall be given in lieu of fractional shares or whether such fractional shares shall be eliminated by rounding down.

(e)                                  Notwithstanding any other provision of the Plan, unless otherwise determined by the Administrator or required by Applicable Law, the Company shall not deliver to any Holder certificates evidencing Shares issued in connection with any Award and instead such Shares shall be recorded in the books of the Company (or, as applicable, the Administrator or the Company’s transfer agent).

8.5                               Forfeiture Provisions.  Pursuant to its general authority to determine the terms and conditions applicable to Awards under the Plan, the Administrator shall have the right to provide, in the terms of Awards made under the Plan, or to require a Holder to agree by separate written instrument, that: (a)(i) any proceeds, gains or other economic benefit actually or constructively received by the Holder upon any receipt or exercise of the Award, or upon the receipt or resale of any Shares underlying the Award, must be paid to the Company, and (ii) the Award shall terminate and any unexercised portion of the Award (whether or not vested) shall be forfeited, if (b)(i) a Termination of Service occurs prior to a specified date, or within a specified time period following receipt or exercise of the Award, or (ii) the Holder at any time, or during a specified time period, engages in any activity in competition with the Company, or which is inimical, contrary or harmful to the interests of the Company, as determined by the Administrator or (iii) the Holder incurs a Termination of Service for “cause” (as such term is defined in the sole discretion of the Administrator, or as set forth in a written agreement relating to such Award between the Company and the Holder).

8.6                               Applicable Currency.  Unless otherwise required by Applicable Law, or as determined in the discretion of the Administrator, all Awards shall be designated in U.S. dollars.  A Holder may be required to provide evidence that any currency used to pay the exercise price of any Award were acquired and taken out of the jurisdiction in which the Holder resides in accordance with Applicable Laws, including foreign exchange control laws and regulations.  In the event the exercise price for an Award is paid in another foreign currency, as permitted by the Administrator, the amount payable will be determined by conversion from U.S. dollars at the exchange rate as selected by the Administrator on the date of exercise.

ARTICLE 9.

ADMINISTRATION

9.1                               Administrator.  The Compensation Committee (or another committee or a subcommittee of the Board assuming the functions of the Committee under the Plan) shall administer the Plan (except as otherwise permitted herein) and shall consist of at least two or

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more Non-Employee Directors appointed by and holding office at the pleasure of the Board, each of whom shall comply with Applicable Laws.  Except as may otherwise be provided in any charter of the Committee, appointment of Committee members shall be effective upon acceptance of appointment.  Committee members may resign at any time by delivering written or electronic notice to the Board.  Vacancies in the Committee may only be filled by the Board.  Notwithstanding the foregoing, (a) the full Board, acting by a majority of its members in office, shall conduct the general administration of the Plan with respect to Awards granted to Non-Employee Directors and (b) the Board or Committee may delegate its authority hereunder to the extent permitted by Section 9.6.

9.2                               Duties and Powers of Committee.  It shall be the duty of the Committee to conduct the general administration of the Plan in accordance with its provisions.  The Committee shall have the power to interpret the Plan and the Award Agreement, and to adopt such rules for the administration, interpretation and application of the Plan as are not inconsistent therewith, to interpret, amend or revoke any such rules and to amend any Award Agreement provided that the rights or obligations of the Holder of the Award that is the subject of any such Award Agreement are not affected adversely by such amendment, unless the consent of the Holder is obtained or such amendment is otherwise permitted under Section 10.10.  Any such grant or award under the Plan need not be the same with respect to each Holder.  In its sole discretion, the Board may at any time and from time to time exercise any and all rights and duties of the Committee under the Plan except with respect to matters which under Applicable Law are required to be determined in the sole discretion of the Committee.

9.3                               Action by the Committee.  Unless otherwise established by the Board or in any charter of the Committee, a majority of the Committee shall constitute a quorum and the acts of a majority of the members present at any meeting at which a quorum is present, and acts approved in writing by all members of the Committee in lieu of a meeting, shall be deemed the acts of the Committee.  Each member of the Committee is entitled to, in good faith, rely or act upon any report or other information furnished to that member by any officer or other employee of a Service Recipient, the Company’s independent certified public accountants, or any executive compensation consultant or other professional retained by the Company to assist in the administration of the Plan.

9.4                               Authority of Administrator.  Subject to any specific designation in the Plan, the Administrator has the exclusive power, authority and sole discretion to:

(a)               Designate Eligible Individuals to receive Awards;

(b)               Determine the type or types of Awards to be granted to each Eligible Individual;

(c)                Determine the number of Awards to be granted and the number of Shares to which an Award will relate;

(d)               Determine the terms and conditions of any Award granted pursuant to the Plan, including, but not limited to, the exercise price, grant price, or purchase price, any reload provision, any restrictions or limitations on the Award, any schedule for vesting, lapse

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of forfeiture restrictions or restrictions on the exercisability of an Award, and accelerations or waivers thereof, and any provisions related to non-competition and recapture of gain on an Award, based in each case on such considerations as the Administrator in its sole discretion determines;

(e)                          Determine whether, to what extent, and pursuant to what circumstances an Award may be settled in, or the exercise price of an Award may be paid in cash, Shares, other Awards, or other property, or an Award may be canceled, forfeited, or surrendered;

(f)                           Prescribe the form of each Award Agreement, which need not be identical for each Holder;

(g)                          Decide all other matters that must be determined in connection with an Award;

(h)                         Establish, adopt, or revise any rules and regulations as it may deem necessary or advisable to administer the Plan;

(i)                             Interpret the terms of, and any matter arising pursuant to, the Plan or any Award Agreement; and

(j)                            Make all other decisions and determinations that may be required pursuant to the Plan or as the Administrator deems necessary or advisable to administer the Plan.

9.5                               Decisions Binding.  The Administrator’s interpretation of the Plan, any Awards granted pursuant to the Plan, any Award Agreement and all decisions and determinations by the Administrator with respect to the Plan are final, binding, and conclusive on all parties.

9.6                               Delegation of Authority.  To the extent permitted by Applicable Laws, the Board or Committee may from time to time delegate to a committee of one or more members of the Board or one or more officers of the Company the authority to grant or amend Awards or to take other administrative actions pursuant to Article 9; provided, however, that in no event shall an officer be delegated the authority to grant awards to, or amend awards held by, the following individuals:  (a) individuals who are subject to Section 16 of the Exchange Act, or (b) officers of the Company (or Directors) to whom authority to grant or amend Awards has been delegated hereunder.  Any delegation hereunder shall be subject to the restrictions and limits that the Board or Committee specifies at the time of such delegation, and the Board may at any time rescind the authority so delegated or appoint a new delegatee.  At all times, the delegatee appointed under this Section 9.6 shall serve in such capacity at the pleasure of the Board and the Committee.

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ARTICLE 10.

MISCELLANEOUS PROVISIONS

10.1                        Effective Date.  The Plan has been adopted and approved by the Board, subject to shareholder approval.  The Plan will be effective as of the date it is approved by the Company’s shareholders (the “Effective Date”).  The Plan will be deemed to be approved by the shareholders if it receives the affirmative vote of a majority (in excess of 50%) of the votes of the Shares entitled to vote and present at a meeting duly held in accordance with the applicable provisions of the Company’s Memorandum of Association and Articles of Association.  Awards may be granted or awarded prior to such shareholder approval, provided that such Awards shall not be exercisable, shall not vest and the restrictions thereon shall not lapse and no Shares shall be issued pursuant thereto prior to the Effective Date, and provided further that if such approval has not been obtained within twelve (12) months after adoption of the Plan by the Board, all Awards previously granted or awarded under the Plan shall thereupon be canceled and become null and void.

10.2                        Expiration Date.  The Plan will expire on, and no Award may be granted pursuant to the Plan after, the tenth anniversary of the Effective Date.  Any Awards that are outstanding on the tenth anniversary of the Effective Date shall remain in force according to the terms of the Plan and the applicable Award Agreement.

10.3                        Amendment, Suspension or Termination of the Plan.  Except as otherwise provided in this Section 10.3, at any time and from time to time, the Administrator may terminate, amend or modify the Plan; provided, however, that (a) to the extent necessary and desirable to comply with Applicable Laws the Company shall obtain shareholder approval of any Plan amendment in such a manner and to such a degree as required, and (b) shareholder approval is required for any amendment to the Plan that (i) increases the number of Shares available under the Plan (other than any adjustment as provided by Article 11), (ii) permits the Administrator to extend the term of the Plan or the exercise period for a Share Appreciation Right beyond ten years from the date of grant, or (iii) results in a material increase in benefits or a change in eligibility requirements.  Except as provided in the Plan or any Award Agreement, no amendment, suspension or termination of the Plan shall, without the consent of the Holder, impair any rights or obligations under any Award theretofore granted or awarded.

10.4                        No Shareholders Rights.  Except as otherwise provided herein, a Holder shall have none of the rights of a shareholder with respect to Shares covered by any Award until the Holder becomes the record owner of such Shares.

10.5                        Paperless Administration.  In the event that the Company establishes, for itself or using the services of a third party, an automated system for the documentation, granting or exercise of Awards, such as a system using an internet website or interactive voice response, then the paperless documentation, granting or exercise of Awards by a Holder may be permitted through the use of such an automated system.

10.6                        Effect of Plan upon Other Compensation Plans.  The adoption of the Plan shall not affect any other compensation or incentive plans in effect for a Service Recipient.  Nothing

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in the Plan shall be construed to limit the right of a Service Recipient; (a) to establish any other forms of incentives or compensation for Eligible Individuals, or (b) to grant or assume options or other rights or awards otherwise than under the Plan in connection with any proper corporate purpose including without limitation, the grant or assumption of options in connection with the acquisition by purchase, lease, merger, consolidation or otherwise, of the business, securities or assets of any corporation, partnership, limited liability company, firm or association.

10.7                        Compliance with Laws.  The Plan, the granting and vesting of Awards under the Plan and the issuance and delivery of Shares and the payment of money under the Plan or under Awards granted or awarded hereunder are subject to compliance with all Applicable Laws (including but not limited to securities law and margin requirements), and to such approvals by any listing, regulatory or governmental authority as may, in the opinion of counsel for the Company, be necessary or advisable in connection therewith.  Any securities delivered under the Plan shall be subject to such restrictions, and the person acquiring such securities shall, if requested by the Company, provide such assurances and representations to the Company as the Company may deem necessary or desirable to assure compliance with all applicable legal requirements.  To the extent permitted by Applicable Law, the Plan and Awards granted or awarded hereunder shall be deemed amended to the extent necessary to conform to such Applicable Laws.

10.8                        Titles and Headings, References to Sections of the Code or Exchange Act.  The titles and headings of the Sections in the Plan are for convenience of reference only and, in the event of any conflict, the text of the Plan, rather than such titles or headings, shall control. References to sections of the Code or the Exchange Act shall include any amendment or successor thereto.

10.9                        Governing Law.  The Plan and any agreements hereunder shall be administered, interpreted and enforced under the internal laws of the Cayman Islands without regard to conflicts of laws thereof.

10.10                 Section 409A.  To the extent that the Administrator determines that any Award granted under the Plan is subject to Section 409A of the Code, the Award Agreement evidencing such Award shall incorporate the terms and conditions required by Section 409A of the Code.  To the extent applicable, the Plan and Award Agreements shall be interpreted in accordance with Section 409A of the Code and Department of Treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the Effective Date.  Notwithstanding any provision of the Plan to the contrary, in the event that following the Effective Date the Administrator determines that any Award may be subject to Section 409A of the Code and related Department of Treasury guidance (including such Department of Treasury guidance as may be issued after the Effective Date), the Administrator may adopt such amendments to the Plan and the applicable Award Agreement or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, that the Administrator determines are necessary or appropriate to (a) exempt the Award from Section 409A of the Code and/or preserve the intended tax treatment of the benefits provided with respect to the Award, or (b) comply with the requirements of Section 409A of the Code and

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related Department of Treasury guidance and thereby avoid the application of any penalty taxes under such Section.

10.11                 No Rights to Awards.  No Eligible Individual or other person shall have any claim to be granted any Award pursuant to the Plan, and neither the Company nor the Administrator is obligated to treat Eligible Individuals, Holders or any other persons uniformly.

10.12                 No Right to Employment or Services.  Nothing in the Plan or any Award Agreement shall interfere with or limit in any way the right of the Service Recipient to terminate any Holder’s employment or services at any time, nor confer upon any Holder any right to continue in the employ or service of any Service Recipient.

10.13                 Unfunded Status of Awards.  The Plan is intended to be an “unfunded” plan for incentive compensation.  With respect to any payments not yet made to a Holder pursuant to an Award, nothing contained in the Plan or any Award Agreement shall give the Holder any rights that are greater than those of a general creditor of the Company, any Subsidiary or any Related Entity.

10.14                 Indemnification.  To the extent allowable pursuant to Applicable Laws, each member of the Committee or of the Board shall be indemnified and held harmless by the Company from any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by such member in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action or failure to act pursuant to the Plan and against and from any and all amounts paid by him or her in satisfaction of judgment in such action, suit, or proceeding against him or her; provided he or she gives the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf.  The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled pursuant to the Company’s Memorandum of Association or Articles of Association, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.

10.15                 Relationship to other Benefits.  No payment pursuant to the Plan shall be taken into account in determining any benefits under any pension, retirement, savings, profit sharing, group insurance, welfare or other benefit plan of any Service Recipient except to the extent otherwise expressly provided in writing in such other plan or an agreement thereunder.

10.16                 Expenses.  The expenses of administering the Plan shall be borne by the Service Recipients.

ARTICLE 11.

CHANGES IN CAPITAL STRUCTURE

11.1                                                            Adjustments.  In the event of any distribution, share split, combination or exchange of Shares, amalgamation, arrangement or consolidation, reorganization of the Company, including the Company becoming a subsidiary in a transaction not involving a

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Corporate Transaction, spin-off, recapitalization or other distribution (other than normal cash dividends) of Company assets to its shareholders, or any other change affecting the Shares or the share price of a Share, the Administrator shall make such proportionate and equitable adjustments, if any, to reflect such change with respect to (a) the aggregate number and type of shares that may be issued under the Plan (including, but not limited to, adjustments of the limitations in Section 3.1 and substitutions of shares in a parent or surviving company); (b) the terms and conditions of any outstanding Awards (including, without limitation, any applicable performance targets or criteria with respect thereto); and (c) the grant or exercise price per share for any outstanding Awards under the Plan.  The form and manner of any such adjustments shall be determined by the Administrator in its sole discretion.

11.2                                                            Corporate Transactions. Except as may otherwise be provided in any Award Agreement or any other written agreement entered into by and between the Company and a Holder, if a Corporate Transaction occurs and a Holder’s Awards are not converted, assumed, or replaced by a successor as provided in Section 11.3, such Awards shall become fully exercisable and all forfeiture restrictions on such Awards shall lapse. Upon, or in anticipation of, a Corporate Transaction, the Administrator may in its sole discretion provide for (a) any and all Awards outstanding hereunder to terminate at a specific time in the future and shall give each Holder the right to exercise such Awards during a period of time as the Administrator shall determine, (b) either the purchase of any Award for an amount of cash equal to the amount that could have been attained upon the exercise of such Award or realization of the Holder’s rights had such Award been currently exercisable or payable or fully vested (and, for the avoidance of doubt, if as of such date the Committee determines in good faith that no amount would have been attained upon the exercise of such Award or realization of the Holder’s rights, then such Award may be terminated by the Company without payment), or (c) the replacement of such Award with other rights or property selected by the Administrator in its sole discretion or the assumption of or substitution of such Award by the successor or surviving corporation, or a parent or subsidiary thereof, with appropriate adjustments as to the number and kind of Shares and prices.

11.3                                                            Assumption of Awards — Corporate Transactions.  In the event of a Corporate Transaction, each Award may be assumed by the successor entity or Parent thereof in connection with the Corporate Transaction.  Except as provided otherwise in an individual Award Agreement, an Award will be considered assumed if the Award either is (a) assumed by the successor entity or Parent thereof or replaced with a comparable Award (as determined by the Administrator) with respect to capital shares (or equivalent) of the successor entity or Parent thereof or (b) replaced with a cash incentive program of the successor entity which preserves the compensation element of such Award existing at the time of the Corporate Transaction and provides for subsequent payout in accordance with the same vesting schedule applicable to such Award.  If an Award is assumed in a Corporate Transaction, then such Award, the replacement award or the cash incentive program automatically shall become fully vested, exercisable and payable and be released from any restrictions on transfer and repurchase or forfeiture rights, immediately upon termination of the Holder’s employment or service with all Service Recipients within twelve (12) months of the Corporate Transaction without cause.

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11.4                                                            Outstanding Awards — Other Changes.  In the event of any other change in the capitalization of the Company or corporate change other than those specifically referred to in this Article 11, the Committee may, in its absolute discretion, make such adjustments in the number and class of shares subject to Awards outstanding on the date on which such change occurs and in the per share grant or exercise price of each Award as the Administrator may consider appropriate to prevent dilution or enlargement of rights.

11.5                                                            No Other Rights.  Except as expressly provided in the Plan, no Holder shall have any rights by reason of any subdivision or consolidation of shares of any class, the payment of any dividend, any increase or decrease in the number of shares of any class or any dissolution, liquidation, merger, or consolidation of the Company or any other corporation.  Except as expressly provided in the Plan or pursuant to action of the Administrator under the Plan, no issuance by the Company of shares of any class, or securities convertible into shares of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number of shares subject to an Award or the grant or exercise price of any Award.

*  *  *  *  *

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Exhibit 99.1

CODE OF BUSINESS CONDUCT AND ETHICS
of China Mobile Games and Entertainment Group Limited

INTRODUCTION

Purpose

This Code of Business Conduct and Ethics contains general guidelines for conducting the business of China Mobile Games and Entertainment Group Limited, a Cayman Islands company (the “Company”) consistent with the highest standards of business ethics. To the extent this Code requires a higher standard than required by commercial practice or applicable laws, rules or regulations, we adhere to these higher standards.

This Code applies to all of the directors, officers and employees of the Company and its subsidiaries (which, unless the context otherwise requires, are collectively referred to as the “Company” in this Code). We refer to all persons covered by this Code as “Company employees” or simply “employees.”  We also refer to our chief executive officer and our chief financial officer as our “principal financial officers.”

Seeking Help and Information

This Code is not intended to be a comprehensive rulebook and cannot address every situation that you may face. If you feel uncomfortable about a situation or have any doubts about whether it is consistent with the Company’s ethical standards, seek help. We encourage you to contact your supervisor for help first. If your supervisor cannot answer your question or if you do not feel comfortable contacting your supervisor, contact the Compliance Officer of the Company, who shall be a person appointed by the Board of Directors of the Company. [name of compliance officer] has initially been appointed by the Board of Directors of the Company as the Compliance Officer for the Company.  [name of compliance officer] can be reached at [phone number] and [e-mail address]. The Company will notify you if the Board of Directors appoints a different Compliance Officer. You may remain anonymous and will not be required to reveal your identity in your communication to the Company.

Reporting Violations of the Code

All employees have a duty to report any known or suspected violation of this Code, including any violation of the laws, rules, regulations or policies that apply to the Company. If you know of or suspect a violation of this Code, immediately report the conduct to your supervisor. Your supervisor will contact the Compliance Officer, who will work with you and your supervisor to investigate the matter. If you do not feel comfortable reporting the matter to your supervisor or you do not get a satisfactory response, you may contact the Compliance Officer directly. Employees making a report need not leave their name or other personal information and reasonable efforts will be used to conduct the investigation that follows from the report in a manner that protects the confidentiality and anonymity of the employee submitting the report. All reports of known or suspected violations of the law or this Code will be handled sensitively and with discretion. Your supervisor, the Compliance Officer and the Company will protect your confidentiality to the extent possible, consistent with law and the Company’s need to investigate your report.

It is the Company policy that any employee who violates this Code will be subject to appropriate discipline, which may include termination of employment. This determination will be based upon the facts and circumstances of each particular situation. An employee accused of violating this Code will be given an opportunity to present his or her version of the events at issue prior to any determination of appropriate discipline. Employees who violate the law or this Code may expose themselves to substantial civil damages, criminal fines and prison terms. The Company may also face substantial fines and penalties and many incur damage to its reputation and standing in the community. Your conduct as a representative of the Company, if it does not comply with the law or with this Code, can result in serious consequences for both you and the Company.

Policy Against Retaliation

The Company prohibits retaliation against an employee who, in good faith, seeks help or reports known or suspected violations. Any reprisal or retaliation against an employee because the employee, in good faith, sought help or filed a report will be subject to disciplinary action, including potential termination of employment.

Waivers of the Code

Waivers of this Code for employees may be made only by an executive officer of the Company. Any waiver of this Code for our directors, executive officers or other principal financial officers may be made only by our Board of Directors or the appropriate committee of our Board of Directors and will be disclosed to the public as required by law or the rules of the Nasdaq Global Market.

CONFLICTS OF INTEREST

Identifying Potential Conflicts of Interest

A conflict of interest can occur when an employee’s private interest interferes, or appears to interfere, with the interests of the Company as a whole. You should avoid any private interest that influences your ability to act in the interests of the Company or that makes it difficult to perform your work objectively and effectively.

Identifying potential conflicts of interest may not always be clear-cut. The following situations are examples of conflicts of interest:

•                  Outside Employment. No employee should be employed by, serve as a director of, or provide any services not in his or her capacity as a Company employee to a company that is a material customer, supplier or competitor of the Company.

•                  Improper Personal Benefits. No employee should obtain any material (as to him or her) personal benefits or favors because of his or her position with the Company. Please see “Gifts and Entertainment” below for additional guidelines in this area.

•                  Financial Interests. No employee should have a significant financial interest (ownership or otherwise) in any company that is a material customer, supplier or

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competitor of the Company. A “significant financial interest” means (i) ownership of greater than 1% of the equity of a material customer, supplier or competitor or (ii) an investment in a material customer, supplier or competitor that represents more than 5% of the total assets of the employee.

•                  Loans or Other Financial Transactions. No employee should obtain loans or guarantees of personal obligations from, or enter into any other personal financial transaction with, any company that is a material customer, supplier or competitor of the Company. This guideline does not prohibit arms-length transactions with banks, brokerage firms or other financial institutions.

•                  Service on Boards and Committees. No employee should serve on a board of directors or trustees or on a committee of any entity (whether profit or not-for-profit) whose interests reasonably would be expected to conflict with those of the Company.

•                  Actions of Family Members. The actions of family members outside the workplace may also give rise to the conflicts of interest described above because they may influence an employee’s objectivity in making decisions on behalf of the Company. For purposes of this Code, “family members” include your spouse or life-partner, brothers, sisters and parents, in-laws and children whether such relationships are by blood or adoption.

For purposes of this Code, a company is a “material” customer if that company has made payments to the Company in the past year in excess of US$100,000 or 10% of the customer’s gross revenues, whichever is greater. A company is a “material” supplier if that company has received payments from the Company in the past year in excess of US$100,000 or 10% of the supplier’s gross revenues, whichever is greater. A company is a “material” competitor if that company competes in the Company’s line of business and has annual gross revenues from such line of business in excess of US$500,000. If you are uncertain whether a particular company is a material customer, supplier or competitor, please contact the Compliance Officer for assistance.

Disclosure of Conflicts of Interest

The Company requires that employees disclose any situations that reasonably would be expected to give rise to a conflict of interest. If you suspect that you have a conflict of interest, or something that others could reasonably perceive as a conflict of interest, you must report it to your supervisor or the Compliance Officer. Your supervisor and the Compliance Officer will work with you to determine whether you have a conflict of interest and, if so, how best to address it. Although conflicts of interest are not automatically prohibited, they are not desirable and may only be waived as described in “Waivers of the Code” above.

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CORPORATE OPPORTUNITIES

As an employee of the Company, you have an obligation to advance the Company’s interests when the opportunity to do so arises. If you discover or are presented with a business opportunity through the use of corporate property, information or because of your position with the Company, you should first present the business opportunity to the Company before pursuing the opportunity in your individual capacity. No employee may use corporate property, information or his or her position with the Company for personal gain or should compete with the Company.

You should disclose to your supervisor the terms and conditions of each business opportunity covered by this Code that you wish to pursue. Your supervisor will contact the Compliance Officer and the appropriate management personnel to determine whether the Company wishes to pursue the business opportunity. If the Company waives its right to pursue the business opportunity, you may pursue the business opportunity on the same terms and conditions as originally proposed and consistent with the other ethical guidelines set forth in this Code.

Confidential Information and Company Property

Employees have access to a variety of confidential information while employed at the Company. Confidential information includes all non-public information that might be of use to competitors, or, if disclosed, harmful to the Company or its customers. Every employee has a duty to respect and safeguard the confidentiality of the Company’s information and the information of our suppliers and customers, except when disclosure is authorized or legally mandated. In addition, you must refrain from using any confidential information from any previous employment if, in doing so, you could reasonably be expected to breach your duty of confidentiality to your former employers. An employee’s obligation to protect confidential information continues after he or she leaves the Company. Unauthorized disclosure of confidential information could cause competitive harm to the Company or its customers and could result in legal liability to you and the Company.

Employees also have a duty to protect the Company’s intellectual property and other business assets. The intellectual property, business systems and the security of the Company property are critical to the Company.

Any questions or concerns regarding whether disclosure of Company information is legally mandated should be promptly referred to the Compliance Officer.

Safeguarding Confidential Information and Company Property

Care must be taken to safeguard and protect confidential information and Company property. Accordingly, the following measures should be adhered to:

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•                  The Company’s employees should conduct their business and social activities so as not to risk inadvertent disclosure of confidential information. For example, when not in use, confidential information should be secretly stored.  Also, review of confidential documents or discussion of confidential subjects in public places (e.g., airplanes, trains, taxis, buses, etc.) should be conducted so as to prevent overhearing or other access by unauthorized persons.

•                  Within the Company’s offices, confidential matters should not be discussed within hearing range of visitors or others not working on such matters.

•                  Confidential matters should not be discussed with other employees not working on such matters or with friends or relatives including those living in the same household as a Company employee.

•                  The Company’s employees are only to access, use and disclose confidential information that is necessary for them to have in the course of performing their duties. They are not to disclose confidential information to other employees or contractors at the Company unless it is necessary for those employees or contractors to have such confidential information in the course of their duties.

•                  The Company’s files, personal computers, networks, software, internet access, internet browser programs, emails, voice mails and other business equipment (e.g. desks and cabinets) and resources are provided for business use and they are the exclusive property of the Company. Misuse of such Company property is not tolerated.

COMPETITION AND FAIR DEALING

All employees are obligated to deal fairly with fellow employees and with the Company’s customers, suppliers and competitors. Employees should not take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts or any other unfair-dealing practice.

Relationships with Customers

Our business success depends upon our ability to foster lasting customer relationships. The Company is committed to dealing with customers fairly, honestly and with integrity. Specifically, you should keep the following guidelines in mind when dealing with customers:

•                  Information we supply to customers should be accurate and complete to the best of our knowledge. Employees should not deliberately misrepresent information to customers.

•                  Employees should not refuse to sell, service, or maintain products the Company has produced simply because a customer is buying products from another supplier.

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•                  Customer entertainment should not exceed reasonable and customary business practice. Employees should not provide entertainment or other benefits that could be viewed as an inducement to or a reward for customer purchase decisions. Please see “Gifts and Entertainment” below for additional guidelines in this area.

Relationships with Suppliers

The Company deals fairly and honestly with its suppliers. This means that our relationships with suppliers are based on price, quality, service and reputation, among other factors. Employees dealing with suppliers should carefully guard their objectivity. Specifically, no employee should accept or solicit any personal benefit from a supplier or potential supplier that might compromise, or appear to compromise, their objective assessment of the supplier’s products and prices. Employees can give or accept promotional items of nominal value or moderately scaled entertainment within the limits of responsible and customary business practice. Please see “Gifts and Entertainment” below for additional guidelines in this area.

Relationships with Competitors

The Company is committed to free and open competition in the marketplace. Employees should avoid actions that would be contrary to laws governing competitive practices in the marketplace, including antitrust laws. Such actions include misappropriation and/or misuse of a competitor’s confidential information or making false statements about the competitor’s business and business practices.

PROTECTION AND USE OF COMPANY ASSETS

Employees should protect the Company’s assets and ensure their efficient use for legitimate business purposes only. Theft, carelessness and waste have a direct impact on the Company’s profitability. The use of Company funds or assets, whether or not for personal gain, for any unlawful or improper purpose is prohibited.

To ensure the protection and proper use of the Company’s assets, each employee should:

•                  Exercise reasonable care to prevent theft, damage or misuse of Company property.

•                  Report the actual or suspected theft, damage or misuse of Company property to a supervisor.

•                  Use the Company’s telephone system, other electronic communication services, written materials and other property primarily for business-related purposes.

•                  Safeguard all electronic programs, data, communications and written materials from inadvertent access by others.

•                  Use Company property only for legitimate business purposes, as authorized in connection with your job responsibilities.

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Employees should be aware that Company property includes all data and communications transmitted or received to or by, or contained in, the Company’s electronic or telephonic systems. Company property also includes all written communications. Employees and other users of Company property should have no expectation of privacy with respect to these communications and data. To the extent permitted by law, the Company has the ability, and reserves the right, to monitor all electronic and telephonic communication. These communications may also be subject to disclosure to law enforcement or government officials.

GIFTS AND ENTERTAINMENT

The giving and receiving of gifts is a common business practice. Appropriate business gifts and entertainment are welcome courtesies designed to build relationships and understanding among business partners. However, gifts and entertainment should not compromise, or appear to compromise, your ability to make objective and fair business decisions.

It is your responsibility to use good judgment in this area. As a general rule, you may give or receive gifts or entertainment to or from customers or suppliers only if the gift or entertainment would not be viewed as an inducement to or reward for any particular business decision. All gifts and entertainment expenses should be properly accounted for on expense reports. The following specific examples may be helpful:

•                  Meals and Entertainment. You may occasionally accept or give meals, refreshments or other entertainment if:

•                  The items are of reasonable value;

•                  The purpose of the meeting or attendance at the event is business related; and

•                  The expenses would be paid by the Company as a reasonable business expense if not paid for by another party.

Entertainment of reasonable value may include food and tickets for sporting and cultural events if they are generally offered to other customers, suppliers or vendors.

•                  Advertising and Promotional Materials. You may occasionally accept or give advertising or promotional materials of nominal value.

•                  Personal Gifts. You may accept or give personal gifts of reasonable value that are related to recognized special occasions such as a graduation, promotion, new job, wedding, retirement or a holiday. A gift is also acceptable if it is based on a family or personal relationship and unrelated to the business involved between the individuals.

•                  Gifts Rewarding Service or Accomplishment. You may accept a gift from a civic, charitable or religious organization specifically related to your service or accomplishment.

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You must be particularly careful that gifts and entertainment are not construed as bribes, kickbacks or other improper payments. See “The Foreign Corrupt Practices Act” below for a more detailed discussion of our policies regarding giving or receiving gifts related to business transactions.

You should make every effort to refuse or return a gift that is beyond these permissible guidelines. If it would be inappropriate to refuse a gift or you are unable to return a gift, you should promptly report the gift to your supervisor. Your supervisor will bring the gift to the attention of the Compliance Officer, who may require you to donate the gift to an appropriate community organization. If you have any questions about whether it is permissible to accept a gift or something else of value, contact your supervisor or the Compliance Officer for additional guidance.

COMPANY RECORDS

Accurate and reliable records are crucial to our business. Our records are the basis of our earnings statements, financial reports and other disclosures to the public and guide our business decision-making and strategic planning. Company records include booking information, payroll, timecards, travel and expense reports, e-mails, accounting and financial data, measurement and performance records, electronic data files and all other records maintained in the ordinary course of our business.

All Company records must be complete, accurate and reliable in all material respects. Undisclosed or unrecorded funds, payments or receipts are inconsistent with our business practices and are prohibited. You are responsible for understanding and complying with our record keeping policy. Ask your supervisor if you have any questions.

ACCURACY OF FINANCIAL REPORTS AND OTHER PUBLIC COMMUNICATIONS

As a public company we are subject to various securities laws, regulations and reporting obligations. These laws, regulations and obligations and our policies require the disclosure of accurate and complete information regarding the Company’s business, financial condition and results of operations. Inaccurate, incomplete or untimely reporting will not be tolerated and can severely damage the Company and result in legal liability.

It is essential that the Company’s financial records, including all filings with the Securities and Exchange Commission (“SEC”) be accurate and timely. Accordingly, in addition to adhering to the conflict of interest policy and other policies and guidelines in this Code, the principal financial officers and other senior financial officers must take special care to exhibit integrity at all times and to instill this value within their organizations. In particular, these senior officers must ensure their conduct is honest and ethical that they abide by all public disclosure requirements by providing full, fair, accurate, timely and understandable disclosures, and that they comply with all other applicable laws and regulations. These financial officers must also understand and strictly comply with generally accepted accounting principles in the U.S. and all standards, laws and regulations for accounting and financial reporting of transactions, estimates and forecasts.

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In addition, U.S. federal securities law requires the Company to maintain proper internal books and records and to devise and maintain an adequate system of internal accounting controls. The SEC has supplemented the statutory requirements by adopting rules that prohibit (1) any person from falsifying records or accounts subject to the above requirements and (2) officers or directors from making any materially false, misleading, or incomplete statement to an accountant in connection with an audit or any filing with the SEC. These provisions reflect the SEC’s intent to discourage officers, directors, and other persons with access to the Company’s books and records from taking action that might result in the communication of materially misleading financial information to the investing public.

COMPLIANCE WITH LAWS AND REGULATIONS

Each employee has an obligation to comply with all laws, rules and regulations applicable to the Company’s operations. These include, without limitation, laws covering bribery and kickbacks, copyrights, trademarks and trade secrets, information privacy, insider trading, illegal political contributions, antitrust prohibitions, foreign corrupt practices, offering or receiving gratuities, environmental hazards, employment discrimination or harassment, occupational health and safety, false or misleading financial information or misuse of corporate assets. You are expected to understand and comply with all laws, rules and regulations that apply to your job position. If any doubt exists about whether a course of action is lawful, you should seek advice from your supervisor or the Compliance Officer.

COMPLIANCE WITH INSIDER TRADING LAWS

The Company has an insider trading policy, which may be obtained from the Compliance Officer. The following is a summary of some of the general principles relevant to insider trading, and should be read in conjunction with the aforementioned specific policy.

Company employees are prohibited from trading in shares or other securities of the Company while in possession of material, nonpublic information about the Company. In addition, Company employees are prohibited from recommending, “tipping” or suggesting that anyone else buy or sell shares or other securities of the Company on the basis of material, nonpublic information. Company employees who obtain material nonpublic information about another company in the course of their employment are prohibited from trading in shares or securities of the other company while in possession of such information or “tipping” others to trade on the basis of such information. Violation of insider trading laws can result in severe fines and criminal penalties, as well as disciplinary action by the Company, up to and including termination of employment.

Information is “non-public” if it has not been made generally available to the public by means of a press release or other means of widespread distribution. Information is “material” if a reasonable investor would consider it important in a decision to buy, hold or sell stock or other securities. As a rule of thumb, any information that would affect the value of stock or other securities should be considered material. Examples of information that is generally considered “material” include:

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•                  Financial results or forecasts, or any information that indicates the Company’s financial results may exceed or fall short of forecasts or expectations;

•                  Important new products or services;

•                  Pending or contemplated acquisitions or dispositions, including mergers, tender offers or joint venture proposals;

•                  Possible management changes or changes of control;

•                  Pending or contemplated public or private sales of debt or equity securities;

•                  Acquisition or loss of a significant customer or contract;

•                  Significant write-offs;

•                  Initiation or settlement of significant litigation; and

•                  Changes in the Company’s auditors or a notification from its auditors that the Company may no longer rely on the auditor’s report.

The laws against insider trading are specific and complex. Any questions about information you may possess or about any dealings you have had in the Company’s securities should be promptly brought to the attention of the Compliance Officer.

PUBLIC COMMUNICATIONS AND PREVENTION OF SELECTIVE DISCLOSURE

Public Communications Generally

The Company places a high value on its credibility and reputation in the community. What is written or said about the Company in the news media and investment community directly impacts our reputation, positively or negatively. Our policy is to provide timely, accurate and complete information in response to public requests (media, analysts, etc.), consistent with our obligations to maintain the confidentiality of competitive and proprietary information and to prevent selective disclosure of market-sensitive financial data. To ensure compliance with this policy, all news media or other public requests for information regarding the Company should be directed to the Company’s Investor Relations Department. The Investor Relations Department will work with you and the appropriate personnel to evaluate and coordinate a response to the request.

Prevention of Selective Disclosure

Preventing selective disclosure is necessary to comply with United States securities laws and to preserve the reputation and integrity of the Company as well as that of all persons affiliated with it. “Selective disclosure” occurs when any person provides potentially market-moving information to selected persons before the news is available to the investing public generally. Selective disclosure is a crime under United States law and the penalties for violating the law are severe.

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The following guidelines have been established to avoid improper selective disclosure. Every employee is required to follow these procedures:

•                  All contact by the Company with investment analysts, the press and/or members of the media shall be made through the chief executive officer, chief financial officer or persons designated by them (collectively, the “Media Contacts”).

•                  Other than the Media Contacts, no officer, director or employee shall provide any information regarding the Company or its business to any investment analyst or member of the press or media.

•                  All inquiries from third parties, such as industry analysts or members of the media, about the Company or its business should be directed to a Media Contact. All presentations to the investment community regarding the Company will be made by us under the direction of a Media Contact.

•                  Other than the Media Contacts, any employee who is asked a question regarding the Company or its business by a member of the press or media shall respond with “No comment” and forward the inquiry to a Media Contact.

These procedures do not apply to the routine process of making previously released information regarding the Company available upon inquiries made by investors, investment analysts and members of the media.

Please contact the Compliance Officer if you have any questions about the scope or application of the Company’s policies regarding selective disclosure.

THE FOREIGN CORRUPT PRACTICES ACT

Foreign Corrupt Practices Act

The Foreign Corrupt Practices Act (the “FCPA”) prohibits the Company and its employees and agents from offering or giving money or any other item of value to win or retain business or to influence any act or decision of any governmental official, political party, candidate for political office or official of a public international organization.  Stated more concisely, the FCPA prohibits the payment of bribes, kickbacks or other inducements to foreign officials. This prohibition also extends to payments to a sales representative or agent if there is reason to believe that the payment will be used indirectly for a prohibited payment to foreign officials. Violation of the FCPA is a crime that can result in severe fines and criminal penalties, as well as disciplinary action by the Company, up to and including termination of employment.

Certain small facilitation payments to foreign officials may be permissible under the FCPA if customary in the country or locality and intended to secure routine governmental action. Governmental action is “routine” if it is ordinarily and commonly performed by a foreign official and does not involve the exercise of discretion. For instance, “routine” functions would include setting up a telephone line or expediting a shipment through customs. To ensure legal compliance, all facilitation payments must receive prior written approval from the Compliance Officer and must be clearly and accurately reported as a business expense.

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ENVIRONMENT, HEALTH AND SAFETY

The Company is committed to providing a safe and healthy working environment for its employees and to avoiding adverse impact and injury to the environment and the communities in which we do business. Company employees must comply with all applicable environmental, health and safety laws, regulations and Company standards. It is your responsibility to understand and comply with the laws, regulations and policies that are relevant to your job. Failure to comply with environmental, health and safety laws and regulations can result in civil and criminal liability against you and the Company, as well as disciplinary action by the Company, up to and including termination of employment. You should contact the Compliance Officer if you have any questions about the laws, regulations and policies that apply to you.

Environment

All Company employees should strive to conserve resources and reduce waste and emissions through recycling and other energy conservation measures. You have a responsibility to promptly report any known or suspected violations of environmental laws or any events that may result in a discharge or emission of hazardous materials. Employees whose jobs involve manufacturing have a special responsibility to safeguard the environment. Such employees should be particularly alert to the storage, disposal and transportation of waste, and handling of toxic materials and emissions into the land, water or air.

Health and Safety

The Company is committed not only to complying with all relevant health and safety laws, but also to conducting business in a manner that protects the safety of its employees. All employees are required to comply with all applicable health and safety laws, regulations and policies relevant to their jobs. If you have a concern about unsafe conditions or tasks that present a risk of injury to you, please report these concerns immediately to your supervisor or the Human Resources Department.

EMPLOYMENT PRACTICES

The Company pursues fair employment practices in every aspect of its business. The following is intended to be a summary of our employment policies and procedures. Copies of our detailed policies are available from the Human Resources Department. Company employees must comply with all applicable labor and employment laws, including anti-discrimination laws and laws related to freedom of association, privacy and collective bargaining. It is your responsibility to understand and comply with the laws, regulations and policies that are relevant to your job. Failure to comply with labor and employment laws can result in civil and criminal liability against you and the Company, as well as disciplinary action by the Company, up to and including termination of employment. You should contact the Compliance Officer or the Human Resources Department if you have any questions about the laws, regulations and policies that apply to you.

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Harassment and Discrimination

The Company is committed to providing equal opportunity and fair treatment to all individuals on the basis of merit, without discrimination because of race, color, religion, national origin, gender (including pregnancy), sexual orientation, age, disability, veteran status or other characteristic protected by law. The Company prohibits harassment in any form, whether physical or verbal and whether committed by supervisors, non-supervisory personnel or non-employees. Harassment may include, but is not limited to, offensive sexual flirtations, unwanted sexual advances or propositions, verbal abuse, sexually or racially degrading words, or the display in the workplace of sexually suggestive objects or pictures.

If you have any complaints about discrimination or harassment, report such conduct to your supervisor or the Human Resources Department. All complaints will be treated with sensitivity and discretion. Your supervisor, the Human Resources Department and the Company will protect your confidentiality to the extent possible, consistent with law and the Company’s need to investigate your concern. Where our investigation uncovers harassment or discrimination, we will take prompt corrective action, which may include disciplinary action by the Company, up to and including, termination of employment. The Company strictly prohibits retaliation against an employee who, in good faith, files a compliant.

Any member of management who has reason to believe that an employee has been the victim of harassment or discrimination or who receives a report of alleged harassment or discrimination is required to report it to the Human Resources Department immediately.

CONCLUSION

This Code of Business Conduct and Ethics contains general guidelines for conducting the business of the Company consistent with the highest standards of business ethics. If you have any questions about these guidelines, please contact your supervisor or the Compliance Officer. We expect all Company employees to adhere to these standards.

This Code of Business Conduct and Ethics, as applied to the Company’s principal financial officers, shall be our “code of ethics” within the meaning of Section 406 of the Sarbanes-Oxley Act of 2002 and the rules promulgated thereunder.

This Code and the matters contained herein are neither a contract of employment nor a guarantee of continuing Company policy. We reserve the right to amend, supplement or discontinue this Code and the matters addressed herein, without prior notice, at any time.

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Exhibit 99.2

觀韜律師事務所(香港) GUANTAO LAW FIRM (HONG KONG)		Suite 1002, 10/F, 3 Garden Road, ICBC Tower, Central, Hong Kong Tel: (852) 2878 1130 Fax: (852) 2878 1360

E-mail: guantaohk@guantao.com	http:// www.guantao.com

[•], 2012

To:	China Mobile Games and Entertainment Group Limited
Block A, 15/F Huajian Building
233 Tianfu Road, Tianhe District
Guangzhou, PRC

Dear Sirs,

Re:	Legal Opinion on certain PRC Law Matters

We are lawyers qualified to practice in the People’s Republic of China (the “PRC”, and for the purpose of this opinion only, the PRC does not include the Hong Kong Special Administrative Region, Macao Special Administrative Region and Taiwan) and issue opinions on the PRC laws.

We are acting as the PRC counsel to China Mobile Games and Entertainment Group Limited (the “Company”), a company incorporated under the laws of Cayman Islands in connection with (i) the Company’s registration statement on Form F-1, including all amendments or supplements thereto (the “Registration Statement”), filed with the Securities and Exchange Commission (the “SEC”) under the U.S. Securities Act of 1933, as amended, relating to the distribution (the “Distribution”) of the Company’s American Depositary Shares (the “ADSs”) representing the Company’s ordinary shares of a par value US$ 0.001 per share (the “Shares”) to shareholders of VODone Limited, and (ii) the listing of the Company’s ADSs on the Nasdaq Global Market.

As used herein, (a) “PRC Law” means all applicable laws, regulations, rules, orders, decrees, guidelines, judicial interpretations and other legislations of the PRC in effect and available to the public on the date of this opinion; (b) “PRC Group Entities” means the entities listed in Appendix A hereto; (c) “Control Agreements” means the

Resident Partners: Yan Pengpeng(Grace); Sun Dongying

Guantao Law Firm (Hong Kong) is a firm affiliated with Guantao Law Firm, a partnership registered in the People’s Republic of China.

Beijing • Chengdu • Dalian • Hong Kong • Jinan Shanghai • Shenzhen • Tianjin • Xiamen • Xi’an

contracts and agreements set forth in Appendix B hereto; (d) “Governmental Authority” means any national, provincial or local governmental, regulatory or administrative authority, agency or commission in the PRC, or any court, tribunal or any other judicial or arbitral body in the PRC, or any body exercising, or entitled to exercise, any administrative, judicial, legislative, police, regulatory, or taxing authority or power of similar nature in the PRC; (e) “Restructuring Agreements” means the agreements set forth in Appendix C hereto; (f) “SAT Circular 82” means the Circular Regarding the Determination of Chinese-Controlled Offshore Incorporated Enterprises as PRC Tax Resident Enterprises on the Basis of De Facto Management Bodies issued by the State Administration of Taxation (“SAT”) on April 22, 2009 and taking retroactive effect as of January 1, 2008.

In so acting, we have examined the originals or copies certified or otherwise identified to our satisfaction, of documents provided to us by the Company and such other documents, corporate records, certificates issued by Governmental Authorities in the PRC and officers of the Company and other instruments as we have deemed necessary for the purposes of rendering this opinion.

In examination of the documents and for the purpose of giving this opinion, we have relied upon the following assumptions, which we have not independently verified: (i) all signatures, seals and chops are genuine and made or affixed with due authority; (ii) all documents submitted to us as originals are authentic and all documents submitted to us as copies are complete and conform to their authentic originals; (iii) none of the documents as they were presented to us  has been revoked, amended, varied or supplemented, without us being notified or made aware thereof. Where important facts were not independently established to us, we have relied upon certificates issued by Governmental Authorities and representatives of the Company with proper authority.

Based upon the foregoing examinations and assumptions and subject to the qualifications set forth herein, we are of the opinion that:

(i)                                  The ownership structure of the PRC Group Entities, as disclosed under the heading “Our Corporate History and Structure” of the prospectus included in the Registration Statement, is in compliance with applicable regulatory requirements set forth in the PRC Laws.

(ii)                               The Control Agreements are valid and legally binding on all the parties thereto and do not result in any violation of the applicable PRC Laws. The Control Agreements are not required by PRC Law to be registered in the PRC in order to be enforceable, save that the pledge contemplated by the Equity Pledge Agreement has been registered in the PRC as required by the PRC Law. The determination that the

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Company is the primary beneficiary and the consolidation of the financial results of the PRC Group Entities are each consistent with the restrictions placed on foreign ownership and investments in the PRC.

(iii)                            On August 8, 2006, the PRC Ministry of Commerce, the State Assets Supervision and Administration Commission, the State Administration for Taxation, the State Administration for Industry and Commerce, the China Securities Regulatory Commission (“CSRC”) and the State Administration of Foreign Exchange jointly promulgated the Regulations on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors (the “M&A Rules”). The M&A Rules require offshore special purpose vehicles formed for overseas listing purposes through acquisitions of PRC domestic companies and controlled by PRC companies or individuals to obtain the approval of the CSRC prior to publicly listing their securities on an overseas stock exchange. The Company is not a special purpose vehicle as defined in the M&A Rules; therefore the requirement of the M&A Rules is not applicable to the Company and the Company is not required to submit an application to CSRC for the approval of the Distribution and the listing and trading of the ADSs on the Nasdaq Global Market.

(iv)                           There are no approvals from the Government Authorities required by PRC Laws for the due execution and delivery of the Restructuring Agreements, or the due consummation of the transactions contemplated therein as disclosed under the heading “Our Corporate History and Structure — Our Reorganizations” of the prospectus included in the Registration Statement, since the Restructuring Agreements were executed and delivered and the transactions were undertaken outside the PRC by and among the entities incorporated and located outside the PRC.

(v)                              The SAT Circular 82, among other things, sets out the standards and procedures for recognizing the location of the “de facto management body” of an enterprise registered outside of the PRC and funded by Chinese enterprises as controlling investors (the “Chinese Funded Enterprise”). However, since the Company is not controlled by a PRC enterprise or a PRC enterprise group, it remains unclear whether the standards set out in the SAT Circular 82 will apply or be cited for reference when considering whether the “de facto management bodies” of the Company and its overseas subsidiaries are in the PRC or not. Furthermore, under SAT Circular 82, a Chinese Funded Enterprise shall be considered a resident enterprise if all of the following applies: (A) a Chinese Funded Enterprise’s major management department and personnel who are responsible for carrying out daily operations are located in the PRC; (B) the department or the personnel who have the right to decide or approve the Chinese Funded Enterprise’s financial and human resource matters are located in the PRC; (C) the major assets, account book, company seal and meeting minutes of the Chinese Funded Enterprise are located or stored in the PRC; and (D) the directors or management personnel holding no less than 50% voting rights of

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the Chinese Funded Enterprise habitually reside in the PRC. To the best of our knowledge after due inquiry, the Company and its overseas subsidiaries do not meet all of the conditions above.

This opinion is subject to the following qualifications:

(a)                     This opinion is limited to matters of the PRC Law in effect on the date of this opinion.

(b)                     We have not investigated and do not express or imply any opinion on accounting, auditing, or laws of any other jurisdiction.

(c)                      The opinion in paragraph (i) above is subject to uncertainties regarding the interpretation and application of the following PRC Laws:

1.                    The “Circular on Strengthening Administration of Foreign Invested Value-Added Telecommunications Business Operation” (the “MIIT Circular”) issued by the Ministry of Industry and Information Technology on July 13, 2006. The MIIT Circular emphasizes that a foreign investor planning to invest in the PRC value-added telecommunications sector must set up a foreign-invested enterprise and apply for the applicable telecommunications business operating license. Further, a domestic value-added telecommunications services provider cannot lease, transfer or sell any telecommunications business operating license to a foreign investor, or provide resources, sites, facilities or other conditions to a foreign investor for its illegal operation of a telecommunications business in the PRC. Due to a lack of interpretative materials from the regulators, it is currently unclear what impact the MIIT Circular will have on the Company or other companies that have adopted similar ownership structures.

2.                    The Notice Regarding the Consistent Implementation of the “Stipulations on Three Provisions of the State Council and the Relevant Interpretations of the State Commission Office for Public Sector Reform and the Further Strengthening of the Administration of Pre-examination and Approval of Internet Games and the Examination and Approval of Imported Internet Games” (the “GAPP Notice”) jointly published by the General Administration of Press and Publication (the “GAPP”), the National Copyright Administration and the National Office of Combating Pornography and Illegal Publications on September 28, 2009. The GAPP Notice prohibits foreign investors from participating in online game

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operating businesses through foreign-invested enterprises in the PRC, and from controlling and participating in such businesses of domestic companies indirectly through other forms of joint ventures or contractual or technical support arrangements. As no detailed interpretation of the GAPP Notice has been issued to date, it is not clear how the GAPP Notice will be implemented. Furthermore, as some other primary government regulators, such as the Ministry of Commerce, Ministry of Culture (MOC), and MIIT, did not join GAPP in issuing the GAPP Notice, the scope of the implementation and enforcement of the GAPP Notice remains uncertain.

This opinion is intended to be used in the context which is specifically referred to herein and each paragraph should be considered as a whole and no part should be extracted and referred to independently.

We hereby consent to the quotation or summarization of this opinion in, and the filing hereof, as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we come within the category of the persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the regulations promulgated thereunder.

This opinion is limited to the matters referred to herein and shall not be construed as extending to any other matter or document not referred to herein.

Yours faithfully,

Guantao Law Firm

5

Appendix A

PRC Group Entities

1.                  汇友数码（深圳）有限公司 (Huiyou Digital (Shenzhen) Co., Ltd.)

2.                  北京动感乐风信息技术有限公司 (Beijing Dongganlefeng Information Technology Co., Ltd.)

3.                  北京龙悦百富信息技术有限公司 (Beijing Longyuebaifu Information Technology Co., Ltd.)

4.                  深圳市豆玩网络科技有限公司 (Shenzhen Douwan Network Technology Co., Ltd.)

5.                  深圳市意科创汇科技有限公司 (Shenzhen Yikechuanghui Technology Co., Ltd.)

6.                  深圳市奇乐无限软件开发有限公司 (Shenzhen Qilewuxian Software Development Co., Ltd.)

7.                  一视华高（北京）科技有限公司 (OWX (Beijing) Technology Co., Ltd.)

8.                  深圳市中拓科创科技有限公司(Shenzhen Zhongtuokechuang Technology Co., Ltd.)

9.                  广州亿通天下软件开发有限公司(Guangzhou Yitongtianxia Software Development Co., Ltd.)

10.           广州盈正信息技术有限公司 (Guangzhou Yingzheng Information Technology Co., Ltd.)

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Appendix B

Control Agreements

1.                  Exclusive Technology Services and Market Promotion Services Agreement between Guangzhou Yitongtianxia Software Development Co., Ltd. and Guangzhou Yingzheng Information Technology Co., Ltd. dated October 28, 2009

2.                  Technology Services Agreement between Guangzhou Yitongtianxia Software Development Co., Ltd. and Guangzhou Yingzheng Information Technology Co., Ltd. dated August 6, 2010

3.                  Supplementary Agreement between Guangzhou Yitongtianxia Software Development Co., Ltd. and Guangzhou Yingzheng Information Technology Co., Ltd. dated January 6, 2011

4.                  Voting Proxy Agreement among Yongchao Wang, Haiyan Shi, De Liang, Feng Zheng, Guangzhou Yitongtianxia Software Development Co., Ltd. and Guangzhou Yingzheng Information Technology Co., Ltd. dated October 28, 2009

5.                  Supplementary Agreement among Yongchao Wang, De Liang, Feng Zheng, Guangzhou Yitongtianxia Software Development Co., Ltd. and Guangzhou Yingzheng Information Technology Co., Ltd. dated December 30, 2010

6.                  Option Agreement among Guangzhou Yitongtianxia Software Development Co., Ltd., Yongchao Wang, Haiyan Shi, De Liang and Feng Zheng dated October 28, 2009

7.                  Loan Agreement among Guangzhou Yitongtianxia Software Development Co., Ltd., Yongchao Wang, Haiyan Shi, De Liang and Feng Zheng dated October 28, 2009

8.                  Equity Pledge Agreement among Guangzhou Yitongtianxia Software Development Co., Ltd., Yongchao Wang, De Liang and Feng Zheng dated December 30, 2010

9.                  Letter of Undertaking by Yongchao Wang to Action King Limited dated December 30, 2010

10.           Cooperation Agreement between Huiyou Digital (Shenzhen) Co., Ltd. and Guangzhou Yingzheng Information Technology Co., Ltd. dated August 22, 2011

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11.           Supplemental Agreement between Guangzhou Yitongtianxia Software Development Co., Ltd., Guangzhou Yingzheng Information Technology Co., Ltd. and Yongchao Wang, De Liang and Feng Zheng, dated August 23, 2011

12.           Agreement for Voting Rights Proxy] among Guangzhou Yitongtianxia Software Development Co., Ltd., Guangzhou Yingzheng Information Technology Co., Ltd., 3GUU Mobile Entertainment Industrial Co., Ltd., Yongchao Wang, Feng Zheng and De Liang dated December 16, 2012

13.           Supplemental Agreement between 3GUU Mobile Entertainment Industrial Co., Ltd. and Guangzhou Yingzheng Information Technology Co., Ltd. dated December 16, 2012

14.           Supplemental Agreement for Loan Agreement among Guangzhou Yitongtianxia Software Development Co., Ltd., Yongchao Wang, Feng Zheng and De Liang dated December 30, 2012

15.           Supplemental Agreement for Technological Services between Guangzhou Yitongtianxia Software Development Co., Ltd. and Guangzhou Yingzheng Information Technology Co., Ltd. dated December 30, 2012

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Appendix C

Restructuring Agreements

1.                  Share Swap Agreement among King Reach Limited, Great Faith Group Limited, VODone Limited and China Mobile Games and Entertainment Group Limited dated August 23, 2011

2.                  Share Swap Agreement among Dragon Joyce Limited and China Mobile Games and Entertainment Group Limited dated August 23, 2011

3.                  Share Swap Agreement among OWX Holding Co. Ltd. and China Mobile Games and Entertainment Group Limited dated August 23, 2011

4.                  Share Swap Agreement among Realphone Technology Co., Ltd., VODone Limited and China Mobile Games and Entertainment Group Limited dated August 23, 2011

5.                  Share Swap Agreement among Action King Limited, Trilogic Investments Limited, China Mobile Games and Entertainment Group Limited and VODone Limited dated August 23, 2011

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Exhibit 99.3

Consent of Analysys International

July 16, 2012

China Mobile Games and Entertainment Group Limited

Block A, 15/F Huajian Building

233 Tianfu Road, Tianhe District,

Guangzhou

People’s Republic of China

Ladies and Gentlemen:

Analysys International hereby consents to references to its name in the registration statement on Form F-1 (together with any amendments thereto, the“ Registration Statement”) of China Mobile Games and Entertainment Group Limited (the “Company”) to be filed with the United States Securities and Exchange Commission (the ‘‘SEC”) under the Securities Act of 1933, as amended, and any other future filings with the SEC, including filings on Form 20-F or Form 6-K or other SEC filings (collectively, the “SEC Filings”).

Analysys International further consents to inclusion of information, data and statements from the report entitled “China Mobile Game Market Research Report” (the “Report”) and all supplements thereto in the Company’s Registration Statement and SEC Filings, and citation of the Report in the Company’s Registration Statement and SEC Filings.

Analysys International also hereby consents to the filing of this letter as an exhibit to the Registration Statement.

Yours faithfully
For and on behalf of
Analysys International

/s/ Kevin Tian

(affixed with common seal)

Name: Kevin Tian
Title: General Manager